As filed with the Securities and Exchange Commission on November 21, 2016

Registration No. 333-213862

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YATRA ONLINE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (Jurisdiction of Incorporation or Organization)	4700 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

1101-03, 11th Floor, Tower-B,

Unitech Cyber Park,

Sector 39, Gurgaon, Haryana 122002,

India

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen Schifrin, Esq. Secretary Terrapin 3 Acquisition Corporation c/o Terrapin Partners, LLC 1700 Broadway, 18th Floor New York, New York 10019 Tel: (212) 710-4100 Fax: (786) 513-0165	Jocelyn M. Arel, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570 1000 Fax: (617) 321-4344	Alan I. Annex, Esq. Joseph A. Herz, Esq. Jason Simon, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Tel: (212) 801-9200 Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Copy

The information in this proxy statement/prospectus is not complete and may be changed. Yatra may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED November 21, 2016

TERRAPIN 3 ACQUISITION CORPORATION

1700 Broadway, 18th Floor

New York, New York 10019

To the Stockholders of Terrapin 3 Acquisition Corporation:

You are cordially invited to attend the special meeting of the stockholders of Terrapin 3 Acquisition Corporation (“Terrapin 3”), which will be held at 10:00 a.m., Eastern time, on December 12, 2016, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166.

At the special meeting of stockholders, Terrapin 3’s stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve a business combination, which we refer to as the “Transaction,” by the approval and adoption of an amended and restated business combination agreement (as may be amended, the “Business Combination Agreement”) that Terrapin 3 has entered into with Yatra Online, Inc. (“Yatra”), and the approval and adoption of the First Merger described therein. Yatra is one of the fastest growing consumer travel platforms and online travel agencies in India, with more than four million customers. If Terrapin 3 stockholders approve the Business Combination Proposal and the parties consummate the Transaction: (i) the holders of Terrapin 3’s Class A common stock (“Terrapin Class A Common Stock”) issued and outstanding immediately prior to the effective time of the mergers contemplated by the Business Combination Agreement (the “Mergers”) (other than any redeemed shares), will receive one ordinary share of Yatra (“Ordinary Shares”) in exchange for each share of Terrapin Class A Common Stock held by them; (ii) the holders of Terrapin 3’s Class F common stock (“Terrapin Class F Common Stock”) issued and outstanding immediately prior to the effective time of the Mergers will retain such shares in Terrapin 3, and will also receive one Class F share of Yatra (“Class F Share”) for each share of Terrapin Class F Common Stock held by them, which will provide for voting rights only and no economic rights; and (iii) the holders of Yatra’s Ordinary Shares will have one registered Ordinary Share certificate substituted for each Ordinary Share certificate held by them immediately prior to the effective time of the second merger contemplated by the Business Combination Agreement. As a result of the Transaction, Terrapin 3 will become a partially owned subsidiary of Yatra, and all of the funds retained by Terrapin 3 will be available for use by Yatra. Commencing 11 months following the consummation of the Transaction, the holders of Terrapin Class F Common Stock will be entitled to exchange their shares of Terrapin Class F Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted.

In connection with the consummation of the Transaction, the Macquarie Sponsor (as defined herein) will enter into an amendment to the Forward Purchase Contract (as defined herein) previously entered into between it and Terrapin 3. Pursuant to the terms of the amendment, the Macquarie Sponsor will agree to purchase, immediately prior to the consummation of the Transaction, 2,000,000 shares of Terrapin Class A Common Stock and 2,000,000 warrants to purchase shares of Terrapin Class A Common Stock for an aggregate purchase price of $20.0 million. This purchase represents one-half of the number of shares of Terrapin Class A Common Stock and one-half of the number of warrants to purchase shares of Terrapin Class A Common Stock that the Macquarie Sponsor previously agreed to purchase pursuant to the Forward Purchase Contract. Pursuant to such amendment, the Macquarie Sponsor will also forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock under the Forward Purchase Contract.

Also in connection with the consummation of the Transaction, the holders of Terrapin Class F Common Stock will enter into the Forfeiture Agreement with Terrapin 3, pursuant to which, effective as of immediately prior to the consummation of the Transaction, such holders will forfeit one-half of the shares of Terrapin Class F Common Stock held by them immediately prior to the Mergers (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment (as defined herein), it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive).

It is anticipated that, upon completion of the Transaction, Terrapin 3’s existing stockholders, including the Sponsors (as defined herein), will own an ownership interest of approximately 41.6% of Yatra’s Ordinary Shares, and Yatra’s current shareholders will own an ownership interest of approximately 58.4% of Yatra’s Ordinary Shares. These relative percentages assume (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares (which exchanges are permitted commencing 11 months following the consummation of the Transaction). These percentages also do not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. If any of Terrapin 3’s existing public stockholders exercise their redemption rights, the percentage ownership of Terrapin 3’s existing stockholders will be lower. You should read “Summary—Consideration to be Received in the Transaction” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

In addition to being asked to approve the Business Combination Proposal, Terrapin 3 stockholders will also be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal. We refer to this proposal as the “Adjournment Proposal.”

Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Under the Business Combination Agreement, the closing of the Transaction is subject to a number of conditions, including (i) that Terrapin 3 stockholders approve the Business Combination Proposal and (ii) Terrapin 3 having, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million to be paid to Terrapin 3 by the Macquarie Sponsor pursuant to the terms of the Forward Purchase Contract Amendment). If any of the conditions to Yatra’s obligation to consummate the Transaction are not satisfied, then Yatra will not be required to consummate the Transaction.

The Terrapin Class A Common Stock and Terrapin 3’s units and warrants are currently listed on The NASDAQ Stock Market (“NASDAQ”) under the symbols “TRTL,” “TRTLU” and “TRTLW,” respectively. Yatra intends to apply to list its Ordinary Shares and warrants on NASDAQ under the symbols “YTRA” and “YTRAW,” respectively, in connection with the closing of the Transaction. We cannot assure you that Yatra’s Ordinary Shares or warrants will be approved for listing on NASDAQ.

Yatra is an “emerging growth company” under applicable United States federal securities laws and will be subject to reduced public company reporting requirements. Investing in Yatra’s securities involves a high degree of risk. See “Risk Factors” beginning on page 28 for a discussion of information that should be considered in connection with an investment in Yatra’s securities.

Pursuant to Terrapin 3’s amended and restated certificate of incorporation, Terrapin 3 is providing its public stockholders with the opportunity to redeem all or a portion of their shares of Terrapin Class A Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Terrapin 3’s trust account as of two business days prior to the consummation of the Transaction, including interest, less taxes payable, divided by the number of then outstanding shares of Terrapin Class A Common Stock that were sold as part of the units in Terrapin 3’s initial public offering (“IPO”), which are referred to collectively as public shares, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $99,398,744 on November 1, 2016 and estimated $0.00 in taxes payable, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares issued in the IPO. As of November 1, 2016, that would equal 2,127,500 public shares. Holders of Terrapin 3’s outstanding public warrants do not have redemption rights in connection with the Transaction. The holders of Terrapin Class F Common Stock have agreed to waive their redemption rights with respect to their shares of Terrapin F Common Stock and the private placement shares (as defined herein), and all shares of Terrapin Class F Common Stock will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the initial stockholders collectively own approximately 35% of Terrapin 3’s issued and outstanding shares of common stock (prior to the execution of the Forward Purchase Contract and Forfeiture Agreement).

Terrapin 3 is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully.

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Terrapin 3’s board of directors has approved the Business Combination Agreement and recommends that its stockholders vote FOR each of the proposals presented to its stockholders. When you consider the board recommendation of these proposals, you should keep in mind that Terrapin 3’s directors and officers have interests in the Transaction that may conflict with your interests as a stockholder. See the section entitled “Proposals to be Considered by Terrapin 3’s Stockholders: The Business Combination — Interests of Terrapin 3’s Directors and Executive Officers in the Transaction.”

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Terrapin 3’s common stock. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Terrapin 3’s common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. The boards of directors of Terrapin 3 and Yatra have already approved the Business Combination Agreement and the Transaction.

Terrapin 3 has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that Terrapin 3 has, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million to be paid to Terrapin 3 pursuant to the terms of the Forward Purchase Contract Amendment). If redemptions by Terrapin 3 public stockholders cause Terrapin 3 to be unable to meet this closing condition, then Yatra will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition. In the event that Yatra waives this condition, Terrapin 3 does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will Terrapin 3 redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Sponsors and Terrapin 3’s executive officers and independent directors have agreed to vote their shares of Terrapin Class F Common Stock and any other shares held by them in favor of the Business Combination Proposal.

Your vote is very important. If you are a holder of record, you must submit the enclosed proxy card. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the applicable special meeting(s) in person. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the effect of a vote against the Business Combination Proposal and no effect on the Adjournment Proposal. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

On behalf of the board of directors of Terrapin 3, I thank you for your support and we look forward to the successful completion of the Transaction.

Sincerely,

Nathan Leight
Chairman of the Board

                  , 2016

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated               , 2016 and is first being mailed to Terrapin 3 stockholders on or about               , 2016.

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TERRAPIN 3 ACQUISITION CORPORATION

1700 Broadway, 18th Floor

New York, New York 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 12, 2016

To the Stockholders of Terrapin 3 Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Terrapin 3 Acquisition Corporation, a Delaware corporation (“Terrapin 3”), will be held at 10:00 a.m., Eastern time, on December 12, 2016, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York, 10166, for the purpose of considering and acting upon the following proposals:

(1) The Business Combination Proposal— a proposal to approve the adoption of the Amended and Restated Business Combination Agreement, dated as of September 28, 2016 (as may be amended, the “Business Combination Agreement”), by and among Yatra Online, Inc. (“Yatra”), T3 Parent Corp., T3 Merger Sub Corp., Terrapin 3, MIHI LLC (solely for the purposes set forth therein) and Shareholder Representative Services LLC, and the First Merger described therein; and

(2) The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Terrapin 3’s board of directors has fixed the close of business on November 14, 2016, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only the holders of record of Terrapin 3 common stock on the record date are entitled to have their votes counted at the Terrapin 3 special meeting of stockholders and any adjournments or postponements thereof.

In order to complete the transactions contemplated by the Business Combination Agreement (the “Transaction”), at least a majority of the shares of Terrapin 3 common stock issued and outstanding as of the record date must be voted for the Business Combination Proposal. It is a condition to closing under the Business Combination Agreement, however, that Terrapin 3 has, in the aggregate, not less than $100.0 million of cash that is available for distribution to Yatra upon the consummation of the Transaction (including the $20.0 million to be paid to Terrapin 3 pursuant to the terms of the Forward Purchase Contract Amendment described herein). If redemptions by Terrapin 3 public stockholders result in this closing condition not being satisfied, then Yatra and Terrapin 3 will not be required to consummate the Transaction, although such condition may be waived by Yatra and Terrapin 3. The approval of the Adjournment Proposal, if necessary, will require the affirmative vote of at least a majority of the shares of Terrapin 3 common stock that are present in person or represented by proxy and entitled to vote at the special meeting.

Pursuant to the Forfeiture Agreement, the holders of Terrapin 3’s Class F common stock will forfeit one-half of the shares of Terrapin 3 Class F Common Stock (“Terrapin Class F Common Stock”) held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment described herein, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). As a result, those 2,159,375 shares will not participate in the Transaction. Those shares, however, will be outstanding on the record date for the special meeting of stockholders and the holders will be entitled to vote those shares on the Business Combination Proposal and the Adjournment Proposal.

Terrapin 3’s board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Terrapin 3 and its stockholders and recommends that its stockholders vote “FOR” each of the proposals. In considering the recommendation of Terrapin 3’s board of directors to vote “FOR” the Business Combination Proposal, you should be aware that Terrapin 3’s directors and executive officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder, as more fully described herein.

Whether or not you plan to attend the special meeting of stockholders, please submit your proxy by signing, dating and returning the enclosed proxy card(s) in the pre-addressed postage-paid envelope. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares, or if you wish to attend the special meeting and vote in person, you must obtain a “Legal Proxy” from your broker or bank. If you do not submit your proxy or vote in person at the special meeting, or if you hold your shares through a broker or bank and you do not instruct your broker how to vote your shares or obtain a proxy from your broker or bank to vote in person at the special meeting of stockholders, it will have the same effect as a vote against the Business Combination Proposal. A complete list of Terrapin 3 stockholders of record entitled to vote at the special meeting of stockholders will be available for ten days before the special meeting at the principal executive offices of Terrapin 3 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

If you have any questions about how to vote or direct a vote in respect of your shares, you may call your bank or broker or you may contact Morrow & Co., LLC at (800) 662-5200.

By Order of the Board of Directors,

Stephen Schifrin
Secretary

              , 2016

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Yatra (File No. 333-213862), constitutes a prospectus of Yatra under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Yatra Ordinary Shares to be issued to Terrapin 3 stockholders and Yatra shareholders, as well as the warrants to acquire Yatra Ordinary Shares to be issued to Terrapin 3 warrantholders and the Yatra Ordinary Shares underlying such warrants, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the special meeting of Terrapin 3 stockholders at which Terrapin 3 stockholders will be asked to consider and vote upon a proposal to approve the business combination by the approval and adoption of the Business Combination Agreement, among other matters.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “US$” and “U.S. dollar” each refer to the United States dollar; and

•	“Rs.” “INR” and “rupee” each refer to the Indian rupee, the official currency of the Republic of India.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Yatra’s audited financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.” Yatra refers in various places within this proxy statement/prospectus to adjusted operating profit (loss), adjusted net profit (loss) and adjusted diluted earnings (loss) per share, which are non-IFRS measures that are calculated as earnings before interest, tax and depreciation and amortization and more fully explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yatra—Certain Non-IFRS Measures.” The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Yatra’s consolidated financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Yatra relies on and refers to information and statistics regarding the markets in which it competes and other industry data. Yatra obtained this information and these statistics from third-party sources, including reports by market research firms, such as Phocuswright Inc. Yatra has supplemented this information where necessary with its own internal estimates and information obtained from discussions with Yatra customers, taking into account publicly available information about other industry participants and Yatra management’s best view as to information that is not publicly available.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms the “Company” and “Yatra” refer to Yatra Online, Inc., a Cayman Islands exempted company limited by shares, and the term “Terrapin 3” refers to Terrapin 3 Acquisition Corporation, a Delaware corporation.

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Terrapin 3 to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Amended and Restated Investment Banking Letter Agreement” means the amended and restated letter agreement, dated July 13, 2016, among Terrapin 3, Yatra and Macquarie Capital (USA) Inc.

“Amendment to Underwriting Agreement” means the letter agreement, dated July 13, 2016, between Terrapin 3 and Deutsche Bank.

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“broker non-vote” means the failure of a Terrapin 3 stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Amended and Restated Business Combination Agreement, dated as of September 28, 2016, as may be amended, by and among Yatra, Terrapin Parent, Terrapin Merger Sub, Terrapin 3, the Macquarie Sponsor (solely for the purposes set forth therein) and the Shareholders’ Representative.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the First Merger.

“Class F Shares” means the Class F shares, par value $0.0001 per share, of Yatra.

“Closing” means the closing of the Transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the India Companies Act, 2013 and the rules thereunder.

“Converted Warrants” means the warrants, issued by Terrapin 3, to acquire shares of Terrapin Class A Common Stock that are outstanding immediately prior to the Closing, as converted in the Mergers such that they represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing.

“Deutsche Bank” means Deutsche Bank Securities, Inc.

“DGCL” means the Delaware General Corporation Law.

“Exchange and Support Agreement” means the exchange and support agreement proposed to be entered into by and among Terrapin 3, Yatra and the initial stockholders pursuant to the terms of the Business Combination Agreement in connection with, and as a condition to the consummation of, the Transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Merger” means the merger of Terrapin Merger Sub with and into Terrapin 3, with Terrapin 3 surviving such merger as a partially owned subsidiary of Terrapin Parent.

“Forfeiture Agreement” means the forfeiture letter proposed to be entered into between Terrapin 3 and the initial stockholders pursuant to the terms of the Business Combination Agreement in connection with, and as a condition to the consummation of, the Transaction.

“Forward Purchase Contract” means the forward purchase contract, dated July 16, 2014, between Terrapin 3 and the Macquarie Sponsor.

“Forward Purchase Contract Amendment” means the amendment to the Forward Purchase Contract proposed to be entered into between Terrapin 3 and the Macquarie Sponsor pursuant to the terms of the Business Combination Agreement in connection with, and as a condition to the consummation of, the Transaction.

“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

“initial stockholders” means the holders of Terrapin Class F Common Stock.

“Investor Rights Agreement” means the investor rights agreement proposed to be entered into by and among Yatra, the Sponsors and certain other persons and entities which will hold Ordinary Shares upon the Closing pursuant to the terms of the Business Combination Agreement in connection with, and as a condition to the consummation of, the Transaction.

“IPO” means Terrapin 3’s initial public offering of units, consummated on July 22, 2014.

“Ladenburg Thalmann” means Ladenburg Thalmann & Co. Inc.

“Macquarie” means Macquarie Group Limited.

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“Macquarie Capital” means Macquarie Capital (USA) Inc., a subsidiary of Macquarie and an affiliate of the Macquarie Sponsor.

“Macquarie Corporate Holdings” means Macquarie Corporate Holdings Pty. Limited, a subsidiary of Macquarie, and an affiliate of the Macquarie Sponsor.

“Macquarie Sponsor” means MIHI LLC, a subsidiary of Macquarie.

“Mergers” means the First Merger and the Second Merger, collectively.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Yatra.

“Original Business Combination Agreement” means the Business Combination Agreement, dated as of July 13, 2016, by and among Yatra, Terrapin Parent, Terrapin Merger Sub, Terrapin 3, the Macquarie Sponsor (solely for the purposes set forth therein) and the Shareholders’ Representative.

“private placement shares” means the 2,000,000 shares of Terrapin Class A Common Stock to be included in the private placement units.

“private placement units” means the 2,000,000 units of Terrapin 3 that the Macquarie Sponsor will purchase pursuant to the Forward Purchase Contract, as amended by the Forward Purchase Contract Amendment.

“private placement warrants” means the warrants to purchase Terrapin Class A Common Stock purchased by the Sponsors in a private placement in connection with Terrapin 3’s IPO.

“Prospectus” means the prospectus included in the Registration Statement on Form F-4 (Registration No. 333-213862) filed with the U.S. Securities and Exchange Commission.

“public shares” means shares of Terrapin Class A Common Stock issued as part of the units sold in Terrapin 3’s IPO.

“public stockholders” means the holders of Terrapin Class A Common Stock.

“public warrants” means the warrants included in the units sold in Terrapin 3’s IPO, each of which is exercisable for one half of one share of Terrapin Class A Common Stock, in accordance with its terms.

“public warrantholders” means holders of the public warrants.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger, to occur immediately following the consummation of the First Merger, of Terrapin Parent with and into Yatra, with Yatra surviving such merger and Terrapin 3 becoming a partially owned subsidiary of Yatra.

“Shareholders’ Representative” means Shareholder Representative Services LLC.

“Sponsors” means the Macquarie Sponsor and the Terrapin Sponsors, collectively.

“Terrapin Merger Sub” means T3 Merger Sub Corp., a Delaware corporation.

“Terrapin Parent” means T3 Parent Corp., a Delaware corporation.

“Terrapin Class A Common Stock” means Terrapin 3’s Class A common stock, par value $0.0001 per share.

“Terrapin Class F Common Stock” means Terrapin 3’s Class F common stock, par value $0.0001 per share.

“Terrapin Common Stock” means the Terrapin Class A Common Stock and the Terrapin Class F Common Stock, collectively.

“Terrapin Sponsors” means Apple Orange LLC, Noyac Path LLC, Periscope, LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership, LLC, collectively.

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“Transaction” means the transactions contemplated by the Business Combination Agreement.

“trust account” means the trust account that holds a portion of the proceeds of Terrapin 3’s IPO and the concurrent sale of the private placement warrants to the Sponsors.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant Agreement” means the warrant agreement governing Terrapin 3’s outstanding warrants.

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meetings of stockholders, including with respect to the proposed Transaction. The following questions and answers may not include all the information that is important to Terrapin 3 stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q.	Why am I receiving this proxy statement/prospectus?

A.

Terrapin 3 has entered into the Business Combination Agreement with Yatra and the other parties thereto pursuant to which Terrapin 3 will become a partially owned subsidiary of Yatra. As a result of the Transaction: (i) the holders of all shares of Terrapin Class A Common Stock issued and outstanding immediately prior to the effective time of the Mergers (other than any redeemed shares) will receive one Ordinary Share of Yatra in exchange for each share of Terrapin Class A Common Stock held by them; (ii) the holders of all shares of Terrapin Class F Common Stock issued and outstanding immediately prior to the effective time of the Mergers (excluding any shares canceled pursuant to the Forfeiture Agreement) will retain such shares in Terrapin 3, and will also receive one Class F Share of Yatra for each share of Terrapin Class F Common Stock held by them, which will have voting rights but no economic rights; and (iii) the holders of Yatra’s Ordinary Shares will continue to hold one Ordinary Share for each Ordinary Share held by them immediately prior to the effective time of the Second Merger. Commencing 11 months following the consummation of the Transaction, the holders of Terrapin Class F Common Stock will be entitled to exchange their shares of Terrapin Class F Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted. See “Summary — Yatra Shares to be Issued in the Transaction” and “Unaudited Pro Forma Condensed Financial Information” for further information. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Terrapin 3 stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the First Merger described therein, as well as a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal.

The Terrapin Class A Common Stock and Terrapin 3’s units and warrants are currently listed on The NASDAQ Stock Market under the symbols “TRTL,” “TRTLU” and “TRTLW,” respectively. Yatra intends to apply to list its Ordinary Shares and warrants on NASDAQ under the symbols “YTRA” and “YTRAW,” respectively, in connection with the closing of the Transaction.

This proxy statement/prospectus and its annexes contain important information about the proposed Transaction and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Yatra with respect to the Ordinary Shares it will issue in the proposed Transaction and the Converted Warrants.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q.	What matters will stockholders consider at the special meeting?

A.	At the Terrapin 3 special meeting of stockholders, Terrapin 3 will ask stockholders to vote in favor of the following proposals:

• The Business Combination Proposal— a proposal to approve the adoption of the Business Combination Agreement and the First Merger described therein.

• The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal.

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Under the Forfeiture Agreement, the holders of Terrapin Class F Common Stock will forfeit one-half of the shares of Terrapin Class F Common Stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). As a result, those 2,159,375 shares will not participate in the Mergers. Those shares, however, will be outstanding on the record date for the special meeting of stockholders and the holders will be entitled to vote those shares on the Business Combination Proposal and the Adjournment Proposal. Terrapin 3’s initial stockholders have agreed to vote all of their shares of Terrapin Class F Common Stock and any public shares acquired by them in favor of the Business Combination Proposal. Terrapin 3’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

Q.	What percentage of Yatra will Terrapin 3’s stockholders own as a result of the Transaction?

A.	It is anticipated that, upon completion of the Transaction, Terrapin 3’s existing stockholders, including the Sponsors, will own an ownership interest of approximately 41.6% of Yatra’s Ordinary Shares, and Yatra’s current stockholders will own an ownership interest of approximately 58.4% of Yatra’s Ordinary Shares. These relative percentages assume (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares (which exchanges are permitted commencing 11 months following the consummation of the Transaction). These percentages also do not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. If any of Terrapin 3’s existing public stockholders exercise their redemption rights, the percentage ownership of Terrapin 3’s existing stockholders will be lower. You should read “Summary—Consideration to be Received in the Transaction” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q.	Are any of the proposals conditioned on one another?

A.	No. The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal is not approved, then Terrapin 3 will not consummate the Transaction. If Terrapin 3 does not consummate the Transaction and fails to complete an initial business combination by December 19, 2016, Terrapin 3 will be required to dissolve and liquidate.

Q.	What will happen upon the consummation of the Transaction?

A.	Upon the consummation of the Transaction, the two Mergers will occur as follows: (i) in the First Merger, Terrapin Merger Sub will merge with and into Terrapin 3, with Terrapin 3 surviving the First Merger as a partially owned subsidiary of Terrapin Parent; and (ii) in the Second Merger, immediately following the consummation of the First Merger, Terrapin Parent will merge with and into Yatra, with Yatra surviving the Second Merger. As a result of the Mergers, Terrapin 3 will become a partially owned subsidiary of Yatra. In the Mergers:

• Each share of Terrapin Class A Common Stock issued and outstanding immediately prior to the effective time of the Mergers (other than redeemed shares), will be automatically converted into one Ordinary Share;

• Each share of Terrapin Class F Common Stock issued and outstanding immediately prior to the effective time of the Mergers (excluding any shares canceled pursuant to the Forfeiture Agreement) will remain outstanding as a share of Terrapin Class F Common Stock, and each holder of Terrapin Class F Common Stock will also receive one Class F Share for each share of Terrapin Class F Common Stock held by such holder;

• Each of Terrapin 3’s outstanding warrants will, as a result of the Transaction, cease to represent a right to acquire shares of Terrapin Class A Common Stock and will instead represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Transaction; and

• Each of Yatra’s Ordinary Share certificates issued and outstanding immediately prior to the effective time of the Second Merger will be automatically deemed to be substituted by one Ordinary Share certificate registered pursuant to this proxy statement/prospectus.

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Q.	What are the terms of the Class F Shares?

A.	The Class F Shares will be voting shares only and have no economic rights. Each Class F Share shall have one vote on each matter voted upon by the shareholders of Yatra. Following the consummation of the Transaction, the holders of Terrapin Class F Common Stock will be entitled to exchange their shares of Terrapin Class F Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted. The purpose of issuing the Class F Shares is to allow the initial stockholders who are retaining their shares of Terrapin Class F Common Stock to vote on matters proposed to be voted on by holders of Ordinary Shares, as a single class.

Q.	Why is Terrapin 3 proposing the Business Combination Proposal?

A.

Terrapin 3 is a blank check company incorporated in December 2013 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Terrapin 3 consummated its IPO on July 22, 2014. Approximately $212.8 million of the proceeds of its IPO and the private placement of private placement warrants was placed in the trust account immediately following the IPO. In connection with a special meeting of Terrapin 3’s stockholders held on July 19, 2016, at which Terrapin 3’s stockholders approved a proposal to extend the date by which Terrapin 3 must complete a business combination to December 19, 2016, stockholders holding shares of Terrapin Class A Common Stock were permitted to exercise their right to redeem their shares for a pro rata portion of the trust account at a redemption price of $10.00 per share. Stockholders holding 11,336,888 shares of Terrapin Class A Common Stock elected to have their shares redeemed. As a result, as of November 1, 2016, approximately $99.4 million remains in the trust account. After giving effect to the $20.0 million of cash to be received pursuant to the Forward Purchase Contract, as amended by the Forward Purchase Contract Amendment, there would be approximately $119.4 million available to Terrapin 3 upon consummation of the Transaction (assuming no redemptions). In accordance with Terrapin 3’s amended and restated certificate of incorporation, the funds in the trust account will be released upon the consummation of the Transaction. See the question entitled “What happens to the funds deposited in the trust account upon consummation of the Transaction?”

The Transaction constitutes the initial business combination of Terrapin 3. Therefore, under Terrapin 3’s amended and restated certificate of incorporation, it is providing all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of the Transaction.

Q.	How will the Terrapin Class F Common Stock be treated in the Transaction?

A.	In connection with, and as a condition to the consummation of, the Transaction, the initial stockholders will forfeit to Terrapin 3 one-half of the shares of Terrapin Class F Common Stock held by such holders, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). Following such forfeiture, the initial stockholders will hold, in the aggregate, 3,159,375 shares of Terrapin Class F Common Stock. Each of these shares of Terrapin Class F Common Stock will remain outstanding as a share of Terrapin Class F Common Stock following the Mergers, and each holder of Class F Common Stock will also receive in the Mergers one Class F Share for each share of Terrapin Class F Common Stock held by such holder. Commencing 11 months following the consummation of the Transaction, the holders of Terrapin Class F Common Stock will be entitled to exchange their shares of Terrapin Class F Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted.

Q.	Is the Transaction the first step in a “going-private” transaction?

A.	No, the Transaction is not intended to be the first step in a “going-private” transaction. Indeed, one of the primary purposes of the Transaction is to provide a platform for Yatra to access the U.S. public markets.

Q.	What conditions must be satisfied to complete the Transaction?

A.	There are a number of closing conditions in the Business Combination Agreement, including (i) that Terrapin 3 stockholders approve the Business Combination Proposal and (ii) Terrapin 3 having, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million of cash to be received pursuant to the Forward Purchase Contract, as amended by the Forward Purchase Contract Amendment). For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the section entitled “The Business Combination Agreement — Conditions to Complete the Transaction.”

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Q.	What happens if I sell my shares of Terrapin Class A Common Stock before the special meeting of stockholders?

A.	The record date for the special meeting of stockholders is earlier than the date that the Transaction is expected to be completed. If you transfer your shares of Terrapin Class A Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any Ordinary Shares following the closing of the Transaction because only Terrapin 3’s stockholders on the date of the Closing will be entitled to receive Ordinary Shares in connection with the Closing.

Q.	What vote is required to approve the proposals to be presented at the special meeting?

A.	The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Terrapin Common Stock. Accordingly, a Terrapin 3 stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or the failure of a Terrapin 3 stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the special meeting of stockholders. Accordingly, abstentions, broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

Q.	Do Yatra’s shareholders need to approve the transaction?

A.	Yes, it is a condition to the closing of the Transaction that Yatra’s shareholders approve and adopt: (a) the Business Combination Agreement; (b) the Second Merger; (c) Yatra’s Sixth Amended and Restated Memorandum and Articles of Association; (d) the issuance of the Yatra Ordinary Shares issuable in the Mergers to Terrapin 3’s stockholders; (e) the termination of the existing registration rights agreement and investor rights agreement, in each cash, among Yatra and its current shareholders; (f) the entry into the Investor Rights Agreement; and (g) the listing of Yatra’s Ordinary Shares on NASDAQ. Yatra will seek approval of the foregoing matters from its shareholders on or about the time of the special meeting of Terrapin 3’s stockholders.

Q.	What are the interests of Terrapin 3’s directors and executive officers in the Transaction?

A.	When you consider the recommendation of Terrapin 3’s board of directors to vote in favor of the approval of the Business Combination Proposal, you should keep in mind that Terrapin 3’s directors and executive officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include:

• Terrapin 3’s amended and restated certificate of incorporation, as amended, provides that if Terrapin 3 does not complete an initial business combination by December 19, 2016, Terrapin 3 will be required to dissolve and liquidate. In the event of a dissolution:

• the 5,318,750 shares of Terrapin Class F Common Stock included as part of the units that Terrapin 3’s initial stockholders purchased prior to Terrapin 3’s IPO for an aggregate purchase price of approximately $25,000 would become worthless, as the initial stockholders have waived any right to redemption with respect to their shares. Such shares had an estimated aggregate market value of $53,666,187.50, based upon the closing price of the Terrapin Class A Common Stock of $10.09 on NASDAQ on November 14, 2016, the record date for the special meeting of stockholders; and

• all of the 12,000,000 private placement warrants purchased by the Sponsors at a price of $0.50 per warrant for an aggregate purchase price of $6,000,000 would expire and become worthless. Such warrants had an aggregate market value of $6,360,000, based upon the closing bid price of the Terrapin 3 warrants of $0.53 on NASDAQ on November 14, 2016, the record date for the special meeting of stockholders.

• The Sponsors have the right to designate three individuals to be nominated for election to serve as directors of Yatra upon the Closing, and to re-designate those directors (or designate replacement directors) following the Closing.

• If Terrapin 3 dissolves and liquidates prior to the consummation of an initial business combination, Messrs. Leight, Arora and Barudin will be jointly and severally liable to Terrapin 3, and the Macquarie Sponsor has agreed to indemnify such individuals for 50% of any such liability, if and to the extent any claims by a vendor for services rendered or products sold to Terrapin 3, or a prospective target business with which Terrapin3 has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below $10.00 per public share or, other than due to the failure to obtain such waiver, such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and fund working capital requirements, and subject to certain exceptions.

• Terrapin 3’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Terrapin 3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated.

• The current directors and officers of Terrapin 3 have the right to continued indemnification, and to receive the benefit of directors’ and officers’ liability insurance, after the Transaction.

• Mr. Rob Redmond is affiliated with the Macquarie Sponsor and is the Macquarie Sponsor’s designee on Terrapin 3’s board of directors. Mr. Redmond recused himself from the discussion and vote regarding the Transaction in light of investments in Yatra by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor.

• Messrs. Nathan Leight (Chairman of Terrapin 3’s board of directors) and Guy Barudin (Terrapin 3’s chief financial officer) are affiliated with, and own interests in, certain of the Terrapin Sponsors. Each of the Terrapin Sponsors holds Terrapin Class F Common Stock and is considered an initial stockholder.

• Each of Terrapin 3’s independent directors, Messrs. Jonathan Kagan, George Brokaw and Victor Mendelson, holds shares of Terrapin Class F Common Stock and are considered initial stockholders.

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Q.	How will Terrapin 3’s initial stockholders vote?

A.	Terrapin 3’s initial stockholders purchased shares of Terrapin Class F Common Stock prior to Terrapin 3’s IPO, and beneficially own an aggregate of approximately 35% of the outstanding shares of Terrapin Common Stock as of the date of this proxy statement/prospectus. Terrapin 3’s initial stockholders have agreed to vote all of their shares of Terrapin Class F Common Stock and any public shares acquired by them in favor of the Business Combination Proposal. As of the date hereof, none of the initial stockholders have acquired any shares of Terrapin Common Stock since the date of Terrapin 3’s IPO.

Under the Forfeiture Agreement, the holders of Terrapin Class F Common Stock will forfeit one-half of the shares of Terrapin Class F Common Stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). As a result, those 2,159,375 shares will not participate in the Mergers. Those shares, however, will be outstanding on the record date for the special meeting of stockholders and the holders will be entitled to vote those shares on the Business Combination Proposal and the Adjournment Proposal.

In addition, each of the Sponsors has advised Terrapin 3 that it intends to vote all of his or its Terrapin Common Stock in favor of the Adjournment Proposal.

Q.	Do I have redemption rights in connection with the Transaction?

A.	Yes. If you are a holder of public shares, you may redeem your public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. The holders of Terrapin Class F Common Stock have agreed to waive their redemption rights with respect to their shares of Terrapin Class F Common Stock and the private placement shares (as defined herein), and the shares of Terrapin Class F Common Stock will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the initial stockholders collectively own approximately 35% of Terrapin 3’s issued and outstanding shares of common stock. For illustrative purposes, based on funds in the trust account of approximately $99.4 million on November 1, 2016 and estimated $0.00 in taxes payable, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Additionally, shares properly tendered for redemption will only be redeemed if the Transaction is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account, including interest income (net of taxes payable and any amounts released to Terrapin 3 to fund working capital requirements, and less up to $50,000 of interest to pay dissolution expenses) in connection with the liquidation of the trust account.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.	No. You may exercise your redemption rights whether you vote your shares for or against the Business Combination Proposal. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding Ordinary Shares with a less liquid trading market, fewer shareholders, and Yatra with less cash and potentially the inability to meet the listing standards of NASDAQ.

It is a condition to closing under the Business Combination Agreement, however, that Terrapin 3 has, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million to be paid to Terrapin 3 pursuant to the terms of the Forward Purchase Contract Amendment). If redemptions by Terrapin 3 public stockholders cause Terrapin 3 to be unable to meet this closing condition, then Yatra will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition.

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Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on December 8, 2016 (two business days before the special meeting): (i) submit a written request to Terrapin 3’s transfer agent that Terrapin 3 redeem your public shares for cash; and (ii) deliver your stock to Terrapin 3’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of the transfer agent, Continental Stock Transfer & Trust Company, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Terrapin 3’s consent, until the vote is taken with respect to the Transaction. If you delivered your shares for redemption to Terrapin 3’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.	What are the federal income tax consequences of exercising my redemption rights?

A.	Terrapin 3 stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Terrapin Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Terrapin Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. See the section entitled “Material U.S. Federal Income Tax Consequences — Redemption of Terrapin Common Stock.”

Q.	Will holders of Terrapin Common Stock or Warrants be taxed on the Ordinary Shares received in the Transaction?

A.	In general, a U.S. holder of shares of Terrapin Common Stock or warrants, as applicable, should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the receipt of the Ordinary Shares, and (2) the U.S. holder’s adjusted tax basis in such Terrapin Common Stock or warrants, as applicable. See the section entitled “Material U.S. Federal Income Tax Consequences, Receipt of Yatra Ordinary Shares by Holders of Shares of Terrapin Common Stock or Warrants.”

Q.	If I am a Terrapin 3 warrantholder, can I exercise redemption rights with respect to my warrants?

A.	No. There are no redemption rights with respect to Terrapin 3’s warrants.

Q.	What if I object to the proposed Transaction? Do I have appraisal or dissenters’ rights?

A.	No. There are no appraisal rights available to holders of Terrapin Common Stock in connection with the Transaction.

Q.	What happens to the funds deposited in the trust account upon consummation of the Transaction?

A.	If the Transaction is consummated, the funds held in the trust account will be released to pay (i) Terrapin 3 stockholders who properly exercise their redemption rights and (ii) approximately $3.7 million relating to deferred underwriting compensation to the underwriters of Terrapin 3’s IPO and all fees, costs and expenses (including legal fees, accounting fees, printer fees and other professional fees) incurred by Terrapin 3 in connection with the Transaction. The remaining funds in the trust account will be delivered by the trustee to Terrapin 3, which upon the Closing will be a partially owned subsidiary of Yatra, and available for use by Yatra as described in this proxy statement/prospectus.

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Q.	What happens if the Business Combination Agreement is terminated or the Transaction is otherwise not consummated?

A.

There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement – Termination of the Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Terrapin 3 is unable to complete the Transaction or another business combination transaction by December 19, 2016, Terrapin 3’s amended and restated certificate of incorporation provides that it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the shares of Terrapin Class A Common Stock in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest income (net of taxes payable and any amounts released to Terrapin 3 to fund working capital requirements, and less up to $50,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of Terrapin 3 in accordance with applicable law, dissolve and liquidate, subject in each case to Terrapin 3’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Q.	When do you expect Terrapin 3 and Yatra to complete the proposed business combination?

A.	It is currently anticipated that the Transaction will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Transaction have been satisfied or waived. However, Terrapin 3 or Yatra may terminate the Business Combination Agreement in certain circumstances even if stockholders previously have approved the Business Combination Proposal. For a description of the conditions to the completion of the Transaction, see the section entitled “The Business Combination Agreement – Conditions to Complete the Transaction.”

Q.	Is the Macquarie Sponsor completing its obligations under the Forward Purchase Contract?

A.	In connection with the forfeiture of one-half of the shares of Terrapin Class F Common Stock pursuant to the Forfeiture Agreement and in light of the size of the Transaction, Terrapin 3 requested, and the Macquarie Sponsor agreed, that the size of the Forward Purchase Contract be reduced from $40.0 million to $20.0 million. Terrapin 3 believed that if additional equity funding was needed to complete the Transaction it could be obtained on terms more favorable to Terrapin 3 than the Forward Purchase Contract.

Q.	Did Terrapin 3’s board of directors obtain a fairness opinion in connection with its approval of the Business Combination Agreement?

A.	Yes. In connection with the Original Business Combination Agreement, Terrapin 3’s board of directors received a written opinion, dated July 13, 2016, from Ladenburg Thalmann (i) as to the fairness to Terrapin 3, from a financial point of view, of the value retained by the shareholders of Yatra and (ii) that the fair market value of Yatra equals or exceeds 80% of the amount held in the trust account (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account), in each case as of the date of such opinion. The full text of Ladenburg Thalmann’s written opinion, dated July 13, 2016, is attached to this proxy statement/prospectus as Annex B. Holders of Terrapin Common Stock are encouraged to read Ladenburg Thalmann’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Ladenburg Thalmann. Ladenburg Thalmann’s opinion was provided for the benefit of Terrapin 3’s board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of (i) the Retained Value in the Mergers from a financial point of view and (ii) whether the fair market value of Yatra equals or exceeds 80% of the amount held in the trust account, and did not address any other aspect of the Transaction. The opinion did not address the relative merits of the Transaction as compared to other transactions that might be available with respect to Terrapin 3 or Terrapin 3’s underlying business decision to effect the Transaction. The opinion does not constitute a recommendation to any Terrapin 3 stockholder as to how to vote or act with respect to the Transaction. Because the economics of the Transaction were not changed for Terrapin 3 by the Business Combination Agreement, Terrapin 3’s board of directors did not ask for an update to the fairness opinion.

Q.	What do I need to do now?

A.	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Transaction will affect you as a stockholder. You should then submit your proxy as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares or warrants, as applicable through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.	If you were a holder of record of Terrapin Common Stock on November 14, 2016, the record date for the special meeting of stockholders, you may vote in person at the special meeting of stockholders or you may have your shares voted by proxy by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you are a registered stockholder as of the record date, and you have already submitted a proxy card, you do not need to do anything unless you wish to change your vote. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

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Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.	No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage paid envelope. Your vote is important. Terrapin 3 encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on the Business Combination Proposal or the Adjournment Proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders, and will have the same effect as a vote “AGAINST” the Business Combination Proposal and a vote “AGAINST” the Adjournment Proposal. However, in no event will a “broker non-vote” that has the effect of voting against the Business Combination Proposal also have the effect of exercising your redemption rights for a pro rata portion of the trust account, and therefore no shares as to which a “broker non-vote” occurs will be redeemed in connection with the proposed Transaction.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote by sending a later-dated, signed proxy card to Morrow & Co., LLC, at 470 West Avenue, Stamford, CT 06902 prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Morrow & Co., LLC, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum of stockholders is necessary to hold a valid meeting of Terrapin 3’s stockholders at which action can be taken. A quorum will be present if at least a majority of the outstanding shares of Terrapin Common Stock are represented by stockholders present at the meeting in person or by proxy. On the record date for the special meeting of Terrapin 3 stockholders, there were 9,938,112 shares of Class A Common Stock and 5,318,750 shares of Terrapin Class F Common Stock.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy, or the presiding officer of the special meeting of stockholders, may authorize adjournment of the special meeting to another date.

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Q.	What happens to Terrapin 3 warrants I hold if I vote my shares of Terrapin Class A Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.	Properly exercising your redemption rights as a Terrapin 3 stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If Terrapin 3 and Yatra complete the Transaction, all of your warrants will become Converted Warrants as described in this proxy statement/prospectus. If Terrapin 3 and Yatra do not complete the Transaction you will continue to hold your warrants, and if Terrapin 3 does not otherwise consummate an initial business combination by December 19, 2016, Terrapin 3 will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

Terrapin 3 will pay the cost of soliciting proxies for the special meeting. Terrapin 3 has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. Terrapin 3 is paying its proxy solicitor a fixed fee of $24,000 for solicitation services. This amount excludes a $6.50 solicitation fee per telephone call, should such calls be deemed necessary by Terrapin 3. Terrapin 3 will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Terrapin 3 also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Terrapin Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Terrapin Common Stock and in obtaining voting instructions from those owners. Terrapin 3’s directors and officers may solicit proxies in person by telephone or fax, each without receiving any additional compensation for his or her services. They will not be paid any additional amounts for soliciting proxies.

Terrapin 3 has engaged Deutsche Bank to serve as its capital market advisors in connection with the Transaction, for no additional consideration. In such capacity, Deutsche Bank may also solicit proxies from Terrapin 3’s stockholders. Deutsche Bank acted as underwriter in the Terrapin 3’s IPO and, upon completion of the Transaction, Deutsche Bank will be entitled to receive deferred underwriting commissions of approximately $3.7 million (after giving effect to the Amendment to Underwriting Agreement). If the Transaction is not consummated and Terrapin 3 is required to be dissolved and liquidated, Deutsche Bank will not receive any of these funds and the funds will be returned to Terrapin 3’s public stockholders upon its liquidation.

Q.	Who can help answer my questions?

A.

If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact Terrapin 3’s proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: TRTL.info@morrowco.com

You may also contact Terrapin 3 at:

Terrapin 3 Acquisition Corporation

1700 Broadway, 18th Floor

New York, New York 10019

Attn: Secretary

Tel: (212) 710-4100

You may also obtain additional information about Terrapin 3 from documents filed with the SEC, by following the instructions in “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Terrapin 3’s transfer agent prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

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SUMMARY

The following summary highlights material information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus (including the annexes) and other documents which are referred to in this proxy statement/prospectus in order to fully understand the transaction. See “Where You Can Find More Information” beginning on page 186. Most items in this summary include a page reference directing you to a more complete description of those items. The basis of presentation of financial information of Yatra in this proxy statement/prospectus is under IFRS as issued by IASB, while the basis of presentation of financial information of Terrapin 3 is under U.S. GAAP.

Parties to the Transaction

Terrapin 3

Terrapin 3 is a blank check company incorporated in December 2013 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Terrapin 3’s securities are trading on the NASDAQ Stock Market under the symbols “TRTLU,” “TRTL” and “TRTLW.” At the Closing, outstanding shares of Terrapin Class A Common Stock will be automatically converted into the same number of Ordinary Shares and warrants to purchase Terrapin Class A Common Stock will cease to represent the right to acquire Terrapin Class A Common Stock and will instead represent the right to acquire the same number of Ordinary Shares at the same exercise price and on the same terms as in effect immediately prior to the closing of the Transaction. Yatra intends to apply to list its Ordinary Shares and warrants on NASDAQ under the symbols “YTRA” and “YTRAW,” respectively, in connection with the closing of the Transaction.

Yatra

Yatra is an exempted company incorporated in the Cayman Islands with limited liability and is a leading online travel brand in India. Through its website, www.yatra.com, its mobile applications, or apps, and its other associated platforms, leisure and business travelers can explore, research, compare prices and book a wide range of services catering to their travel needs. Yatra’s services include domestic and international air ticketing, hotel bookings, homestays, holiday packages, bus ticketing, rail ticketing, activities and ancillary services in its consumer-direct and corporate travel services businesses.

The Transaction (Page 74)

Pursuant to the terms of the Business Combination Agreement, Terrapin 3 will become a partially owned subsidiary of Yatra. For more information about the Transaction see the section entitled "The Business Combination Agreement" beginning on page 74. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

The following diagram depicts the organizational structure of Yatra and its subsidiaries immediately prior to the consummation of the Transaction.

* The charts below reflect the material subsidiaries of Yatra Online, Inc. before and after the Transaction.

** Capital18 Fincap Private Limited holds 1.54% and Pandara Trust Scheme I holds 0.61% of Yatra Online Private Limited.

The following diagram depicts the organizational structure of Yatra and its subsidiaries immediately after the consummation of the Transaction.

* Terrapin 3 Founder Stockholders also hold Class F voting shares in Yatra and an exchange right to acquire Yatra Ordinary Shares.

** Capital18 Fincap Private Limited holds 1.54% and Pandara Trust Scheme I holds 0.61% of Yatra Online Private Limited.

Consideration to be Received in the Transaction (Page 74)

Pursuant to the Mergers, each share of Terrapin Class A Common Stock issued and outstanding immediately prior to the effective time of the Mergers (other than any redeemed shares), will be automatically converted into one Ordinary Share.

Pursuant to the Forfeiture Agreement, the holders of Terrapin Class F Common Stock will forfeit one-half of the shares of Terrapin Class F Common Stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forefeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). Following such forfeiture, 3,159,375 million shares of Terrapin Class F Common Stock will remain outstanding. Each share of Terrapin Class F Common Stock issued and outstanding immediately prior to the effective time of the Mergers will remain outstanding as a share of Terrapin Class F Common Stock, and, pursuant to the Mergers, each holder of Terrapin Class F Common Stock will also receive one Class F Share for each share of Terrapin Class F Common Stock held by such holder. The Class F Shares will be voting shares only and have no economic rights. Commencing eleven months following the consummation of the Transaction, the holders of Terrapin Class F Common Stock will be entitled to exchange their shares of Terrapin Class F Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted.

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Each of Terrapin 3’s outstanding warrants will, as a result of the Transaction, cease to represent a right to acquire shares of Terrapin Class A Common Stock and will instead represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Transaction.

Each of Yatra’s Ordinary Share certificates issued and outstanding immediately prior to the effective time of the Second Merger will be automatically deemed to be substituted by one Ordinary Share certificate registered pursuant to this proxy statement/prospectus.

Ownership of Yatra Ordinary Shares Upon Completion of the Transaction (Page 75)

It is anticipated that, upon completion of the Transaction, Terrapin 3’s existing stockholders, including the Sponsors, will own an ownership interest of approximately 41.6% of Yatra’s Ordinary Shares, and Yatra’s current shareholders will own an ownership interest of approximately 58.4% of Yatra’s Ordinary Shares. These relative percentages assume (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares (which exchanges are permitted commencing 11 months following the consummation of the Transaction). These percentages also do not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. If any of Terrapin 3’s existing public stockholders exercise their redemption rights, the percentage ownership of Terrapin 3’s existing stockholders will be lower. You should read “Summary—Consideration to be Received in the Transaction” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates two different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of the holders of Terrapin 3 Class A Common Stock exercise their redemption rights; and (2) minimum cash, in which Terrapin 3 has, in the aggregate, not less than $100.0 million of cash available for distribution upon the consummation of the Transaction, satisfying the condition to closing under the Business Combination Agreement (including the $20.0 million to be paid by Macquarie pursuant to the terms of the Forward Purchase Contract Amendment):

	No redemptions(5)(6)		Minimum cash(5)(7)
Macquarie Forward Purchase Shares	2,000,000		2,000,000
Terrapin 3 Class F Shares(1)	3,159,375		3,159,375
Terrapin 3 Public Shareholders	9,938,112		8,000,000
Terrapin 3 Total	15,097,487		13,159,375
Post-Reverse Split Shares to Yatra’s existing shareholders(2)(3)	21,943,066	(8)	21,943,066
Total(4)	37,040,553		35,102,441

(1)	After giving effect to the exchange of all outstanding Class F Ordinary Shares for Ordinary Shares and the Forfeiture Agreement following the consummation of the Transaction.
(2)	Does not include: (a) employee issued and outstanding options to purchase an aggregate of 873,724 post-reverse split Yatra Ordinary Shares at a weighted average exercise price of $3.81 per share; (b) warrants to purchase an aggregate of 46,459 post-reverse split Yatra Ordinary Shares held by Macquarie Corporate Holdings Pty Limited at an exercise price of $26.91 per share or warrants to purchase an aggregate of 43,366 post-reverse split Yatra Ordinary Shares held by Silicon Valley Bank at a weighted average exercise price of $7.49 per share; (c) 277 post-reverse split Yatra Ordinary Shares allocated but not yet issued to Matrix India Entertainment Consultants Private Limited; (d) 1,567 post-reverse split Yatra Ordinary Shares allocated but not yet issued to Salman Khan; or (e) the repurchase of certain Yatra Ordinary Shares pursuant to the repurchase agreement.
(3)	Includes 569,781 Yatra Ordinary Shares issuable upon swap of ordinary shares of Yatra Online Private Limited held by Capital18 Fincap Private Limited.
(4)	Includes 172,635 Yatra Ordinary Shares issuable upon swap of ordinary shares of Yatra Online Private Limited held by Pandara Trust Scheme I.
(5)	Excludes 35,275,000 Converted Warrants.
(6)	Excludes 2,193,811 restricted stock units.
(7)	Excludes 2,000,000 restricted stock units.
(8)	After giving effect to adjustments to the number of Yatra Ordinary Shares held by each Yatra shareholder as reflected in Yatra’s registry of members as a result of the letter agreement entered into among Yatra and each of its shareholders, pursuant to which the holders of Yatra’s preference shares agreed to convert their preference shares into Yatra Ordinary Shares effective immediately prior to the commencement of trading of Yatra’s Ordinary Shares on NASDAQ and each Yatra shareholder agreed that upon such conversion the issued share capital of Yatra, as shown on Yatra’s register of members, would be restated as specified on Exhibit A thereto. Yatra and its shareholders also agreed pursuant to such letter to effect a reverse 5.4240926-for-1 split of Yatra’s Ordinary Shares after giving effect to such conversion.

Redemption Rights (Page 57)

Pursuant to Terrapin 3’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed for cash at the applicable redemption price per share calculated in accordance with Terrapin 3’s amended and restated certificate of incorporation. As of November 1, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Terrapin Class A Common Stock for cash and will no longer own shares of Terrapin Class A Common Stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Terrapin 3’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of Terrapin 3 Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

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Yatra Share Capital (Page 171)

Immediately after the consummation of the Transaction, Yatra’s affairs will be governed by its Sixth Amended and Restated Memorandum and Articles of Association (its “Articles”), the Cayman Islands Companies Law (2016 Revision) (the “Companies Law”), and other applicable laws of the Cayman Islands and any rules or regulations made thereunder.

As of immediately after the consummation of the Business Combination Yatra’s authorized share capital shall be 523,159,375, consisting of 500,000,000 Ordinary Shares of a par value of $0.0001 each, 10,000,000 Class A Non-Voting Shares of a par value $0.0001 each, 3,159,375 Class F Shares of a par value of $0.0001 each and 10,000,000 preference shares of a par value of $0.0001 each.

Management After the Transaction (Page 164)

Immediately following the closing of this transaction, Yatra’s Board of Directors will consist of eight directors, to serve terms which expire in three separate years in a manner similar to a “staggered” board under Delaware law. The TRTL Sponsors will have the right to designate a third individual to serve as a director following the closing of the Transaction. Directors are elected to serve three-year terms, except that the current terms of Murlidhara Kadaba and Amit Bapna will expire at the annual shareholders’ meeting in 2017, the current terms of Promod Haque and Sanjay Arora will expire at the annual shareholders’ meeting in 2018, and the current terms of Sudhir Sethi, Dhruv Shringi and Nathan Leight will expire at the annual shareholders’ meeting in 2019. A director may be re-elected to serve for an unlimited number of terms. As a result of the staggered terms, not all of Yatra’s directors will be elected in any given year.

The Business Combination Agreement provides that, upon the consummation of the Mergers, Yatra’s Board of Directors will be comprised of no more than eight directors, at least a majority of whom will qualify as independent directors under the rules promulgated by NASDAQ. Yatra’s Board of Directors will be divided into three classes. Certain of Yatra’s shareholders, MIHI LLC, Apple Orange LLC, Noyac Path LLC, Periscope, LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership, LLC, or, collectively, the TRTL Sponsors, will have the right to designate three individuals to be nominated for election to serve as directors, one in each of the three classes. Yatra will have the right to designate five individuals to be nominated for election to serve as directors, which individuals will also be in each of the three classes.

Accounting Treatment (Page 84)

The transaction will be accounted for under the acquisition method of accounting in accordance with IFRS 3, Business Combinations (“IFRS 3”). The Transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholders of Yatra immediately prior to the Transaction will have effective control of Yatra Corporation, the post-combination company, through its approximately 58.4% ownership interest in the combined entity, its selection of a majority of the board of directors and its designation of all of the senior executive positions. Such percentage assumes (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares (which exchanges are permitted commencing 11 months following the consummation of the Transaction). Such percentage also does not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. For accounting purposes, Yatra will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Yatra (i.e., a capital transaction involving the issuance of stock by Yatra and payment of cash consideration for the issuance of stock of Yatra).

Appraisal Rights (Page 175)

There are no appraisal rights available to holders of Terrapin Common Stock in connection with the Transaction.

Terrapin 3’s Board of Directors’ Reasons for Approval of the Transaction (Page 63)

In approving the Transaction, and in light of investments in Yatra by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor, Terrapin 3’s board of directors determined that it was advisable to obtain a fairness opinion in connection with the Transaction. That fairness opinion was provided by Ladenburg Thalmann and was presented to Terrapin 3’s board of directors prior to the board’s final decision. Terrapin 3’s board of directors also obtained information regarding legal and structural factors involved in the Transaction from Terrapin 3’s advisors, including Greenberg Traurig, LLP.

Before reaching its decision, Terrapin 3’s board of directors reviewed the results of management’s due diligence, which included:

•	Research on comparable companies and transactions within the Indian online travel market;

•	Extensive meetings and calls with Yatra’s management team regarding operations and projections;

•	Call notes from interviews with experts with respect to the Indian online travel market;

•	Research on the Indian online travel market, including historical growth trends, market share information and market size projections;

•	Review of Yatra’s material contracts, intellectual property matters and labor matters and financial, tax, legal and accounting due diligence;

•	Financial and valuation analysis; and

•	Financial models provided by Yatra’s management team.

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The Terrapin 3 board of directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, the Terrapin 3 board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Terrapin 3’s board of directors may have given different weight to different factors.

The factors considered by Terrapin 3’s board of directors include, but are not limited to, the following:

•	Competitive position. Yatra is one of the fastest growing online travel agencies (“OTA”) in India with approximately 4.3 million customers and the largest Indian hotel inventory with more than 61,000 hotels in its network. In addition, Yatra targets business to consumer and business to business travel channels;

•	Experienced and Proven Management Team. Yatra’s management team has extensive experience in the travel industry and has successfully grown Yatra into a leading provider of online travel services in India. It is expected that the current management team will continue to manage the post-Transaction company;

•	Positive Financial Performance and Forecasts. Yatra’s management reports that from fiscal year 2014 through fiscal year 2016, its gross bookings value and revenue less service cost (in Indian rupees) has experienced compound annual growth rates of 21% and 24%, respectively. In addition, Yatra’s management projects compound annual growth rates of gross bookings and revenue less service cost of 30% and 35%, respectively, from fiscal year 2016 to 2018. Yatra’s operating metrics as reflected in their financial statements and models demonstrate strong growth in revenue, margins and transactions processed, resulting in the unaudited forecasts presented to the Board, provided by Yatra’s management (assuming constant 67 Indian rupees per U.S. dollar):

Forecast Yatra Summary Consolidated Income Statement (unaudited)
(millions)	FY 2016	FY 2017E	FY 2018E	FY 2019E	FY 2020E
Group Gross Bookings	$922.2	$1,156.7	$1,558.9	$2,024.5	$2,251.6
Group Revenue Less Service Cost	63.9	83.9	120.4	158.4	203.4

•	Online Travel Platform Offered to Broad Range of End-Users. Yatra has a wide range of current and planned service offerings to cater to the needs of its target markets. In its business to business and business to consumer model, Yatra has utilized web-based and mobile applications to attract customers. Yatra’s management reports that its mobile app has more than six million downloads;

•	High-Growth Market with Spending on Travel Growing Faster than the Overall Economy. Statistics and forecasts show that India has one of the fastest growing economies in the world. Spending on leisure goods and services in India has increased faster than the overall economy, indicating that Indian households are allocating increasing proportions of their incomes to leisure, including travel;

•	Market Acceptance of Technology. The adoption by consumers of Internet and smartphone technology in India indicates increasing numbers of consumers are using online and mobile platforms to make purchases, including booking travel;

•	Capital Structure. The projected capital structure of Yatra after closing the proposed transaction would include a large amount of cash available for investment in marketing and technology development;

•	Alliance of Interests. Yatra’s current shareholders are comprised of well-regarded venture capital and private equity investors with extensive experience in technology and emerging markets, including India. Yatra’s current shareholders will retain substantial continuing equity ownership in order to participate in the future growth of the post-Transaction company, which aligns their interests with those of Terrapin 3’s stockholders;

•	Attractive Entry Valuation. The implied purchase multiple of Yatra of 1.9x estimated revenue for 2017 compares favorably to the valuations of similar public companies, the mean of which is 4.0x estimated revenue for 2017; and

•	Fairness Opinion. The opinion by Ladenburg Thalmann that: (i) the Retained Value under the Original Business Combination Agreement is fair, from a financial point of view, to Terrapin 3; and (ii) the fair market value of Yatra equals or exceeds 80% of the amount held by Terrapin 3 in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account).

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The Terrapin 3 board of directors also considered potentially negative factors associated with the Transaction, including but not limited to the following:

•	Macroeconomic Risks. Uncertainty in macroeconomic trends and forecasts, particularly as related to currency exchange rates, and how currency fluctuations might affect financial results reported in U.S. dollars;

•	Competition. Yatra’s size relative to larger competitors may put it at a financial disadvantage along with the number of other competitors in the Indian online travel market and ability of one or more of those competitors to obtain access to greater financial resources than those available to Yatra;

•	Execution Risk. There is a risk that Yatra will not be able to continue executing on its business plan as elsewhere described in this document; and

•	Risk of Stockholder Vote against Business Combination Proposal or Stockholders’ Exercise of Redemption Rights. Some of Terrapin 3’s stockholders may vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the cash available in the trust account to an amount that together with the amounts available to Terrapin 3 under the Forward Purchase Contract Amendment and advances from its Sponsors, is below the minimum required to consummate the Transaction.

The Terrapin 3 board of directors concluded that the potentially negative factors associated with the Transaction were outweighed by the potential benefits of the Transaction. The board also noted that the Terrapin 3 stockholders would have a substantial economic interest in the combined company. The board noted the findings of the fairness opinion, which provided analysis of the Transaction valuation relative to similar publicly-traded companies, and expressed the opinion that the valuation was greater than 80% of the amount of assets held in the trust account. In addition, the Terrapin 3 board of directors did not consider as a factor the interests of Terrapin 3’s directors and officers in the Transaction, including the amounts such persons would hold, forfeit or be liable for if a business combination was not consummated by December 19, 2016. However, Terrapin 3’s board of directors was fully aware of such consequences.

Yatra’s Board of Directors’ Reasons for Approval of the Transaction (Page 70)

In reaching its decision to approve the Business Combination Agreement and the Transaction, the Yatra board of directors consulted with Yatra’s management and reviewed various financial data and evaluation materials. The summary set forth below briefly describes the primary reasons, factors and information taken into account by the Yatra board of directors in reaching its conclusion. The Yatra board of directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors. The explanation of Yatra’s reasons for approving the Transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The Yatra board of directors considered the following potentially positive factors, among others, in connection with its review and analysis of the Transaction, including:

•	the belief that Yatra will be able to use the cash expected to be received upon consummation of the Transaction to expand further its position in the Indian market and strengthen its leadership position in the markets for online travel services;

•	Yatra’s business, financial condition, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of Yatra’s business and the industry in which it competes, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led Yatra’s board of directors to conclude that the Transaction presented an opportunity for its shareholders to realize greater value than the value likely to be realized by shareholders in the event Yatra did not pursue the Transaction;

•	the review by Yatra’s board of directors of possible alternatives to the Transaction, including (i) not seeking alternative sources of financing, (ii) seeking alternative sources of financing from financial investors, particularly venture capital or private equity firms, or from lenders; and (iii) sale of its entire business to a strategic buyer, a financial sponsor or private equity firm; the timing and likelihood of actually achieving additional value from these alternatives, as well as the risks and uncertainties associated with such alternatives, and the assessment of Yatra’s board of directors that the Transaction was in the long-term best interest of Yatra and its shareholders, taking into account risks of execution as well as business, competitive, industry and market risk;

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•	the totality of the terms of the Business Combination Agreement (including the representations, warranties, covenants and agreements of each party, the closing conditions and the termination provisions) and the related agreements;

•	the fact that the Business Combination Agreement and the transactions contemplated thereby were the product of extensive arms’ length negotiations between representatives of Yatra and representatives of Terrapin 3, with each company being assisted by outside legal counsel;

•	the potential positive impact of the public announcement of the Transaction on Yatra’s customers and employees and Yatra’s ability to attract and retain key management, marketing, technical, administrative and other personnel; and

•	the fact that Yatra expects to become a publicly listed company with associated benefits of a public currency.

The Yatra board of directors also considered a number of potentially negative factors in its deliberations concerning the Transaction, including:

•	the risk that the potential benefits sought in the Transaction might not be fully realized, including the risk that Yatra will not successfully manage and deploy the cash expected to be received upon consummation of the Transaction;

•	the risk that the financial results of Yatra will not meet expectations given the current economic climate;

•	the risk that the Transaction might not be completed in a timely manner or at all, including the risk that Terrapin 3’s public stockholders do not vote in favor of the Transaction or exercise redemption rights with respect to a large number of shares of Terrapin Class A Common Stock;

•	the risk that compliance with rules and requirements applicable to public companies, including fulfilling Yatra’s obligations as a foreign private issuer after the Transaction, will be expensive and time consuming;

•	the limitations imposed on the conduct of Yatra’s business prior to the completion of the Transaction;

•	the risk that the Transaction will result in the diversion of management and employee attention, or have an adverse effect on suppliers, customers and business relationships;

•	the substantial costs to be incurred in connection with the Transaction, including equity dilution on account of the issuance of shares to Terrapin 3’s stockholders, banker’s expenses, costs of preparing and filing this proxy statement/prospectus and other transaction expenses arising from the Transaction; and

•	the other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

The foregoing information and factors considered by the Yatra board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Yatra board of directors.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Yatra board of directors did not find it useful, and did not attempt, to quantify or rank these factors. In considering the factors described above, individual members of the Yatra board of directors may have given different weight to different factors. The Yatra board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the Business Combination Agreement and the Transaction.

Quorum and Vote Required for Stockholder Proposals (Page 56)

A quorum of stockholders is necessary to hold a valid meeting of Terrapin 3 stockholders at which action can be taken. A quorum will be present at the Terrapin 3 stockholders meeting if at least a majority of the outstanding shares of Terrapin Common Stock are represented by stockholders present at the meeting or by proxy. On the record date for the special meeting of Terrapin 3 stockholders, there were 15,256,862 shares of Terrapin Common Stock outstanding and entitled to vote.

The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the shares of Terrapin Common Stock outstanding as of the record date. The approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Terrapin Common Stock represented in person or by proxy and entitled to vote on the proposal at the special meeting of stockholders.

Yatra Shareholders Approvals

In addition, Yatra’s shareholders must approve and adopt: (a) the Business Combination Agreement; (b) the Second Merger; (c) Yatra’s Sixth Amended and Restated Memorandum and Articles of Association; (d) the issuance of the Yatra Ordinary Shares issuable in the Mergers to Terrapin 3’s stockholders; (e) the termination of the existing registration rights agreement and investor rights agreement, in each cash, among Yatra and its current shareholders; (f) the entry into the Investor Rights Agreement; and (g) the listing of Yatra’s Ordinary Shares on NASDAQ. Yatra will seek approval of the foregoing matters from its shareholders on or about the time of the special meeting of Terrapin 3’s stockholders.

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Recommendation to Terrapin 3 Stockholders (Page 73)

Terrapin 3’s board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Terrapin 3 and its stockholders and recommends that its stockholders vote “FOR” each of the proposals.

In considering the recommendation of Terrapin 3’s board of directors to vote “FOR” the Business Combination Proposal, you should be aware that Terrapin 3’s directors and executive officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder, as more fully described below. See “Proposals to Be Considered by Terrapin 3’s Stockholders—The Business Combination—Interests of Terrapin 3’s Directors and Executive Officer in the Business Combination.”

Risk Factors (Page 28)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF YATRA

The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yatra” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Yatra’s consolidated financial statements are prepared and presented in accordance with IFRS as issued by the IASB. Yatra’s historical results do not necessarily indicate results expected for any future period.

The selected consolidated statement of profit or loss and other comprehensive loss data for fiscal years 2015 and 2016 and the selected consolidated statement of financial position data as of March 31, 2015 and 2016 have been derived from Yatra’s audited consolidated financial statements included elsewhere in this document. The selected interim condensed consolidated statement of comprehensive income and loss data for quarter ended June 30, 2015 and 2016 and the selected interim condensed consolidated statement of financial position data as at June 30, 2015 and 2016 are derived from our unaudited interim consolidated financial statements presented elsewhere in this document. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position and operating results for these periods. Results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

These are Yatra’s first consolidated financial statements. Prior to this transaction, Yatra had not prepared consolidated financial statements in accordance with IFRS. Yatra’s India-incorporated and Singapore-incorporated operating subsidiaries prepare financial statements in accordance with Indian Generally Accepted Accounting Principles, or Indian GAAP, and Singapore Financial Reporting Standards, or SFRS, respectively. Yatra has adopted IFRS as issued by the IASB with a transition date of April 1, 2014 and has prepared consolidated financial statements with effect from that date.

	Fiscal Year Ended March 31			Three months Ended June 30,
				Unaudited
Consolidated statement of profit or	2016	2016	2015	2016	2016	2015
loss and other comprehensive loss:	INR	USD	INR	INR	USD	INR
(Amount in thousands, except per share data and number of shares)
Revenue:
Air Ticketing	2,876,909	43,373	2,331,028	847,462	12,564	651,215
Hotels and Packages	5,217,799	78,664	4,007,138	1,715,824	25,438	1,682,801
Other services	29,235	441	14,525	9,484	141	6,836
Other revenue	214,524	3,234	175,003	47,448	703	38,241
Total revenue	8,338,467	125,712	6,527,694	2,620,218	38,846	2,379,093
Other income	40,679	613	53,293	6,124	91	3,440

Service cost	(4,201,167)	(63,337)	(3,155,432)	(1,424,769)	(21,123)	(1,419,716)
Personnel expenses	(1,513,147)	(22,812)	(1,154,171)	(370,641)	(5,495)	(355,511)
Marketing and sales promotion expenses	(1,687,431)	(25,440)	(1,468,431)	(330,607)	(4,901)	(302,859)
Other operating expenses	(1,948,615)	(29,378)	(1,579,477)	(490,914)	(7,278)	(423,249)
Depreciation and amortization	(233,703)	(3,523)	(208,939)	(65,300)	(968)	(56,474)
Results from operations	(1,204,917)	(18,165)	(985,463)	(55,889)	(828)	(175,276)
Share of loss of joint venture	(11,802)	(178)	(11,005)	(2,569)	(38)	(2,895)
Finance income	95,072	1,433	93,559	25,526	378	21,276
Finance costs	(115,140)	(1,736)	(87,578)	(34,163)	(506)	(27,718)
Loss before income taxes	(1,236,787)	(18,646)	(990,487)	(67,095)	(994)	(184,613)
Income tax (expense) / credits	(6,515)	(98)	42,720	(13,870)	(206)	(1,688)
Loss for the period	(1,243,302)	(18,744)	(947,767)	(80,965)	(1,200)	(186,301)
Loss attributable to:
Owners of the Company	(1,218,824)	(18,375)	(936,504)	(79,049)	(1,172)	(184,717)
Non-controlling interest	(24,478)	(369)	(11,263)	(1,916)	(28)	(1,584)
Loss for the period	(1,243,302)	(18,744)	(947,767)	(80,965)	(1,200)	(186,301)
Loss per share (in INR)

Basic	(26.43)	(0.40)	(21.3)	(1.70)	(0.03)	(4.09)
Diluted	(26.43)	(0.40)	(21.3)	(1.70)	(0.03)	(4.09)
Weighted average number of ordinary shares outstanding used in computing basic/diluted EPS*	46,108,273		43,965,977	46,577,773		45,213,885

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*Includes ordinary equity shares and preference shares that will be issued upon the conversion of a mandatorily convertible preference shares (Series A to F) are included in the calculation of weighted average basic earnings per share. Loss attributable to shareholders is allocated equally for each class of share (Ordinary and Preference Share Series A to F).

For calculation of diluted EPS, since the exercise price of certain Share Warrants is greater than fair market value, they are assumed out of money and considered not to be exercisable as on balance sheet date. These potential ordinary shares are not considered for calculation of dilutive impact of earning per share.

The following table sets forth a summary of Yatra’s consolidated statement of financial position as of 2015 and 2016:

	As of March 31,			Unaudited
Consolidated Statement of Financial Position Data:	2016	2016	2015	June 30, 2016	June 30, 2016
	INR	USD	INR	INR	USD
	(in thousands)
Trade and other receivables	1,513,307	22,815	1,537,691	1,678,470	24,884
Term deposits	1,024,890	15,451	777,405	1,032,041	15,301
Cash and cash equivalents	389,664	5,875	234,474	312,003	4,626
Total assets	5,354,027	80,718	4,680,673	5,537,247	82,092

Total equity attributable to equity holders of the company	429,472	6,475	728,206	328,257	4,866
Borrowings	469,433	7,077	235,985	467,208	6,927
Trade and other payables	2,266,144	34,165	2,350,338	2,605,126	38,622
Total liabilities	4,912,969	74,069	3,945,715	5,199,451	77,085
Total equity (deficit) and liabilities	5,354,027	80,718	4,680,673	5,537,247	82,092

Other Data:

The following table sets forth for the periods indicated, certain selected consolidated financial and other data(****):

	Fiscal Year Ended March 31		Three months Ended June 30,
			Unaudited
	2016	2015	2016	2015
	(in thousands except percentages)		(in thousands except percentages)
Quantitative details
Air Passenger Count	5,526	4,207	1,633	1,350
Hotel room nights	1,139	944	275	237
Holiday packages passengers traveled	130	100	48	41
(Amounts in INR)
Gross Bookings (**)
Air Ticketing	49,268,781	40,438,326	13,801,614	12,206,851
Hotels & Holiday Packages	9,614,004	7,368,475	2,896,461	2,561,368
Others	614,406	464,745	197,394	115,384

Revenue Less Service Cost(*)
Air Ticketing	2,876,909	2,331,028	847,462	651,215
Hotels & Holiday Packages	1,016,632	851,706	291,055	263,085

Net Revenue Margin %(***)
Air Ticketing	5.8%	5.8%	6.1%	5.3%
Hotels & Holiday Packages	10.6%	11.6%	10.0%	10.3%
Combined Net Revenue Margin for Air Ticketing and Hotels & Holiday Packages	6.6%	6.7%	6.8%	6.2%

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* As certain parts of Yatra’s revenue are recognized on a “net” basis and other parts of Yatra’s revenue are recognized on a “gross” basis, Yatra evaluates its financial performance based on Revenue Less Service Cost, which is a non-IFRS measure. Yatra believes that Revenue Less Service Cost provides investors with useful supplemental information about the financial performance of Yatra’s business and more accurately reflects the value addition of the travel services that Yatra provides to its customers. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Yatra’s consolidated financial results prepared in accordance with IFRS as issued by the IASB. Yatra’s Revenue Less Service Cost may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation. The following table reconciles Yatra’s revenue, which is an IFRS measure, to Revenue Less Service Cost, which is a non-IFRS measure:

	Air ticketing		Hotels and packages		Others (including other income)		Total
	Fiscal Year Ended March 31,
	2016	2015	2016	2015	2016	2015	2016	2015
	(In INR thousands)
Revenue	2,876,909	2,331,028	5,217,799	4,007,138	284,438	242,821	8,379,146	6,580,987
Service cost			(4,201,167)	(3,155,432)			(4,201,167)	(3,155,432)
Revenue Less Service Cost	2,876,909	2,331,028	1,016,632	851,706	284,438	242,821	4,177,979	3,425,555

	Air ticketing		Hotels and packages		Others (including other income)		Total
	Unaudited		Unaudited		Unaudited		Unaudited
	Three months Ended June 30,		Three months Ended June 30,		Three months Ended June 30,		Three months Ended June 30,
Amount in INR thousands except %	2016	2015	2016	2015	2016	2015	2016	2015
Revenue	847,462	651,215	1,715,824	1,682,801	63,056	48,518	2,626,342	2,382,534
Service cost	-		(1,424,769)	(1,419,716)			(1,424,769)	(1,419,716)
Revenue less service cost	847,462	651,215	291,055	263,085	63,056	48,518	1,201,573	962,818

**Gross bookings represent the total amount paid by our customers for the travel services and products booked through us, including fees and other charges, and are net of cancellations and refunds.

***Net Revenue Margins are defined as Revenue Less Service Cost as a percentage of Gross Bookings.

The operating data is on a gross basis.

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SELECTED HISTORICAL FINANCIAL DATA OF TERRAPIN 3

The following table sets forth selected historical financial information derived from Terrapin 3’s (i) audited financial statements included elsewhere in this proxy statement/prospectus for the periods ended December 31, 2015 and 2014, and (ii) unaudited financial statements included elsewhere in this proxy statement/prospectus for the period ended September 30, 2016. You should read the following summary financial information in conjunction with the section entitled "Information About Terrapin 3 – Management’s Discussion and Analysis of Financial Condition and Results of Operations" and Terrapin 3's financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. Since Terrapin 3 has not had any significant operations to date, only balance sheet data are presented.

Balance Sheet Data:	As of September 30, 2016 (unaudited)(1)	As of December 31, 2015	As of December 31, 2014

Cash	$139,616	$496,021	$1,004,609
Cash and Investments held in Trust Account	$99,398,744	$212,751,267	$212,757,574
Total Assets	$99,560,630	$213,299,061	$213,838,334
Class A common stock subject to possible redemption; 8,798,016, 20,064,603 and 20,119,067 shares (at redemption value of $10.00 per share) at June 30, 2016, December 31, 2015, and December 31, 2014, respectively	$8,937,019	$200,646,033	$201,190,670
Total stockholders’ equity	$5,000,005	$5,000,005	$5,000,004

(1)	In connection with Terrapin 3’s special meeting held on July 19, 2016, Stockholders holding shares of Terrapin Class A Common Stock were permitted to exercise their right to redeem their shares for a pro rata portion of the trust account at a redemption price of $10.00 per share. Stockholders holding 11,336,888 shares of Terrapin Class A Common Stock elected to have their shares redeemed. As a result of such redemptions, as of November 1, 2016, a total of approximately $99.4 million remains in Terrapin 3’s trust account and a total of 9,938,112 shares of Terrapin Class A Common Stock remain outstanding.

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statement of operations information for quarter ended June 30, 2016 was derived from Yatra’s unaudited interim condensed consolidated statement of profit or loss and other comprehensive loss for the three months ended June 30, 2016 and Terrapin 3’s unaudited income statement for the period ended June 30, 2016. The unaudited pro forma condensed combined statement of operations for year ended March 31, 2016 was derived from Yatra’s audited consolidated statement of operations for the year ended March 31, 2016 and Terrapin 3’s unaudited income statement for the year ended March 31, 2016. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2016 and quarter ended June 30, 2016 give pro forma effect to the Transaction as if it had occurred on April 1, 2015. The information below should be read in conjunction with the historical consolidated financial statements of Yatra and related notes and the historical financial statements of Terrapin 3 and related notes, which are included elsewhere in this proxy statement/prospectus.

The financial statements of Yatra have been prepared in accordance with IFRS as issued by the IASB. The unaudited financial statements of Terrapin 3 have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The pro forma financial information has been prepared in accordance with the measurement principles of IFRS. No adjustments were required in Terrapin 3’s financial statements to convert from GAAP to IFRS for purposes of this combined unaudited pro forma financial information.

These pro forma financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Transaction and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma financial statements have been prepared using two different assumed levels of redemptions of Terrapin 3 common stock as follows: (1) No Redemptions, which assumes that none of the Terrapin 3 stockholders exercise their redemption rights; and (2) Minimum Cash, in which Terrapin 3 has, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million to be paid by Macquarie pursuant to the terms of the forward purchase contract amendment, excluding transaction expenses).

	As of June 30, 2016
	No Redemption	Minimum Cash
Balance Sheet Data (amount in INR thousands):
Total assets	11,205,177	10,943,763
Total liabilities	4,545,450	4,545,450
Stockholders’ equity	6,659,727	6,398,313

	For the year ended March 31, 2016		For the quarter ended June 30, 2016
	No Redemption	Minimum Cash	No Redemption	Minimum Cash
Income Statement Data (amount in INR thousands):
Total revenue	8,338,467	8,338,467	2,620,218	2,620,218
Results from operations	(2,036,061)	(1,969,930)	(283,650)	(266,838)
Total comprehensive income (Loss)	(2,050,255)	(1,984,124)	(314,843)	(298,031)
Basic earnings/(loss) per share (INR)	(63.40)	(62.20)	(8.85)	(8.44)

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EXCHANGE RATES

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the Indian rupee. This information is provided solely for your convenience, and Terrapin and Yatra do not represent that Indian rupees have been converted into U.S. dollars at these rates or at any other rate. These rates may differ from the rates used by Yatra in the preparation of its consolidated financial statements or other financial information appearing in this proxy statement/prospectus.

The data provided in the following tables are expressed in Indian rupees per U.S. dollar and are based on the noon buying rate in The City of New York for cable transfers of Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York.

On July 12, 2016, the last trading day before Yatra and Terrapin announced the execution of the Original Business Combination Agreement, the exchange rate between the U.S. dollar and the Indian rupee expressed in Indian rupees per U.S. dollar was $1.00 = Rs. 67.05. On July 13, 2016, the day of the public disclosure of the Transaction, the exchange rate between the U.S. dollar and the Indian rupee expressed in Indian rupees per U.S. dollar was $1.00 = Rs. 66.99. On November 10, 2016, the most recent practicable day prior to the date of this proxy statement/prospectus, the exchange rate between the U.S. dollar and the Indian rupee expressed in Indian rupees per U.S. dollar was $1.00 = Rs. 66.86.

	High	Low	Average(1)	Period End
	(Indian rupees per U.S. dollar)
Annual Data (Year Ended March 31)
2011	47.49	43.90	45.49	44.54
2012	53.71	44.00	47.81	50.89
2013	57.13	50.64	54.36	54.52
2014	68.80	53.65	60.35	60.00
2015	63.67	58.30	61.34	62.31
2016	68.84	61.99	65.58	66.25

	High	Low	Average(1)	Period End
	(Indian rupees per U.S. dollar)
Interim Data (Six Months Ended September 16, 2016)	67.92	66.05	66.83	67.10

(1)	The average rates for the interim and annual periods were calculated by taking the simple average of the exchange rates on the last business day of each month during the relevant period.

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	High	Low
	(Indian rupees per U.S. dollar)
Recent Monthly Data
September 2015	66.70	65.50
October 2015	65.57	64.70
November 2015	66.86	65.46
December 2015	67.10	66.00
January 2016	68.08	66.49
February 2016	68.84	67.57
March 2016	67.75	66.25
April 2016	66.70	66.05
May 2016	67.59	66.36
June 2016	67.92	66.51
July 2016	67.49	66.77
August 2016	67.18	66.63
September 2016	66.28	67.10
October 2016(1)	66.49	66.94

1 Exchange rates as published by the Federal Reserve Bank.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Yatra and Terrapin 3 and may include statements for the period following the consummation of the business combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Terrapin 3 and Yatra, as applicable, and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Terrapin 3 and the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against Yatra, Terrapin 3 and others following announcement of the Business Combination Agreement and transactions contemplated therein;

•	the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain Terrapin 3 stockholder approval;

•	the risk that the proposed Transaction disrupts current plans and operations of Yatra as a result of the announcement and consummation of the transactions contemplated by the Business Combination Agreement;

•	the ability to recognize the anticipated benefits of the combination of Yatra and Terrapin 3;

•	costs related to the proposed Transaction;

•	the limited liquidity and trading of Terrapin 3’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that Yatra and/or Terrapin 3 may be adversely affected by other economic, business, and/or competitive factors;

•	financial performance;

•	operational risk;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Yatra’s resources;

•	fluctuations in exchange rates between the Indian rupee and the United States dollar; and

•	the risks that the Closing of the Transaction is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Terrapin 3 and Yatra prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the business combination or other matters addressed in this proxy statement/prospectus and attributable to Yatra or Terrapin 3 or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Yatra and Terrapin 3 undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the Business Combination Proposal.

Yatra has a history of operating losses.

Yatra has a history of losses and may continue to incur operating and net losses for the foreseeable future. Yatra’s loss for fiscal 2016 was INR 1,243.3 million as compared to a loss of INR 947.8 million in fiscal 2015, and Yatra has experienced losses for all prior periods. If Yatra’s revenues grow slower than anticipated, or if operating expenses exceed expectations, then Yatra may not be able to achieve profitability in the near future or at all, which may depress the price of its Ordinary Shares.

The Indian travel industry is highly competitive, and Yatra may not be able to effectively compete in the future.

The Indian travel industry is highly competitive. Yatra’s success depends upon its ability to compete effectively against numerous established and emerging competitors, including other OTAs, traditional offline travel companies, travel research companies, search engines and meta-search companies, both in India and abroad, such as Cleartrip Pvt. Ltd., Expedia Southeast Asia Pte. Ltd., Travelocity India Pvt. Ltd., MakeMyTrip (India) Pvt. Ltd., Ibibo Group Pvt. Ltd., Booking.com B.V., and Agoda Company Pte. Ltd. Yatra’s competitors may have significantly greater financial, marketing, personnel and other resources than Yatra has. Factors affecting Yatra’s competitive success include price, availability of travel products, ability to package travel products across multiple suppliers, brand recognition, customer service and customer care, fees charged to customers, ease of use, accessibility, reliability and innovation. If Yatra is not able to compete effectively against its competitors, its business and results of operations may be adversely affected. In October 2016, MakeMyTrip and Ibibo Group agreed to pursue a transaction that will combine the two businesses under MakeMyTrip. The transaction is expected to close by the end of December 2016 and is subject to approval by MakeMyTrip shareholders and regulatory approvals. To the extent this merger enhances MakeMyTrip's ability to compete with Yatra, in particular in India, which is Yatra’s, MakeMyTrip’s and Ibibo Group’s largest market, Yatra’s market share, business and results of operations could be adversely affected.

Large, established Internet search engines with a global presence and meta-search companies who can aggregate travel search results compete against Yatra for customers. Certain of Yatra’s competitors have launched brand marketing campaigns to increase their visibility with customers. Some of Yatra’s competitors have significantly greater financial, marketing, personnel and other resources than Yatra does and certain of Yatra’s competitors have a longer history of established businesses and reputations in the Indian travel market (particularly in the hotels and packages business) as compared with Yatra. Some meta-search sites, including TripAdvisor and Kayak, offer users the ability to make reservations directly on their websites, which may reduce the amount of traffic and transactions available to Yatra through referrals from these sites. If additional meta-search sites begin to offer the ability to make reservations directly, that will further affect Yatra’s ability to generate traffic to its sites. From time to time, Yatra may be required to reduce service fees and net revenue margins in order to compete effectively and maintain or gain market share.

Yatra may also face increased competition from new entrants in its industry. The travel industry is extremely dynamic and new channels of distribution in the travel industry may negatively affect Yatra’s market share. Additional sources of competition include large companies that offer online travel services as one part of their business model, such as Amazon.com, Inc. and Alibaba Group Holding Ltd., as well as “daily deal” websites, such as Groupon, Inc.’s Getaways, or peer-to-peer inventory sources, such as Airbnb Inc., HomeAway.com, Inc. and Oravel Stays Pvt. Ltd., which provide home and apartment rentals as an alternative to hotel rooms. The growth of peer-to-peer inventory sources could affect the demand for Yatra’s services in facilitating reservations at hotels. Yatra cannot assure you that it will be able to successfully compete against existing or new competitors in its existing lines of business as well as new lines of business into which Yatra may venture. If Yatra is not able to compete effectively, its business and results of operations may be adversely affected.

In addition, many airlines, hotels, car rental companies and tour operators have call centers and have established their own travel distribution websites and mobile applications. Suppliers may offer advantages for customers to book directly, such as member-only fares, bonus miles or loyalty points, which could make their offerings more attractive to customers. Some low-cost airlines distribute their online supply exclusively through their own websites and other airlines have stopped providing inventory to certain online channels and attempt to drive customers to book directly on their websites by eliminating or limiting sales of certain airline tickets through third-party distributors. Additionally, airline suppliers are increasingly promoting hotel supply on their websites in connection with airline tickets. If Yatra is unable to compete effectively with travel supplier-related channels or other competitors, its business and results of operations may be adversely affected.

Yatra also faces increasing competition from search engines like Google, Bing and Yahoo!. Search engines have grown in popularity and may offer comprehensive travel planning or shopping capabilities, which may drive more traffic directly to the websites of suppliers or competitors. Google has increased its focus on appealing to travel customers through its launches of Google Places, Google Flights and Google Hotel Price Ads. Google’s efforts around these products, as well as possible future developments, may change or undermine Yatra’s ability to obtain prominent placement in paid or unpaid search results at a reasonable cost or at all.

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There can be no assurance that Yatra will be able to compete successfully against any current and future competitors or on emerging platforms, or provide differentiated products and services to its customer base. Increasing competition from current and emerging competitors, the introduction of new technologies and the continued expansion of existing technologies, such as meta-search and other search engine technologies, may force Yatra to make changes to its business models, which could affect Yatra’s financial condition and results of operations. Increased competition has resulted in and may continue to result in reduced margins, as well as loss of customers, transactions and brand recognition.

Declines or disruptions in the Indian economy in general and travel industry in particular could adversely affect Yatra’s business and financial performance.

Substantially all of Yatra’s operations are located in India and therefore its financial performance and growth are necessarily dependent on economic conditions prevalent in India. The Indian economy may be materially and adversely affected by political instability or regional conflicts, a general rise in interest rates, inflation, and adverse economic conditions occurring elsewhere in the world, such as a slowdown in economic growth in China, the repercussions from the June 2016 United Kingdom referendum to withdraw from the European Union and other matters. While the Indian economy has grown significantly in recent years, it has experienced economic slowdowns in the past. The Indian economy could be adversely impacted by inflationary pressures, any increase or volatility in oil prices, currency depreciation, the poor performance of its large agricultural and manufacturing sectors, trade deficits and other factors. India also faces major challenges in sustaining its growth, which include the need for substantial infrastructure development and improving access to healthcare and education.

In the past, economic slowdowns in the Indian economy may have harmed the travel industry as customers have less disposable income for their travels, especially holiday travel. Any continued or future slowdown in the Indian economy could have a material adverse effect on the demand for the travel products Yatra sells and, as a result, on Yatra’s financial condition and results of operations. Yatra does nearly all of its business with a wide variety of travel-related companies based in India, including airlines, large hotel chains and others. Yatra is exposed to risks associated with these Indian businesses, including bankruptcies, restructurings, consolidations and alliances of its partners, the credit worthiness of these partners, and the possible obligation to make payments to its partners. For example, the Indian airline industry in recent years has experienced significant losses and has undergone bankruptcies, restructurings, consolidations and other similar events. Future bankruptcies and increasing consolidation could create challenges for Yatra’s relationships with airlines including by reducing the profitability of its airline ticketing business.

If the growth in the Indian travel industry or the Indian economy as a whole cannot be sustained or otherwise slows down significantly, Yatra’s business and results of operations could be adversely affected.

The travel industry is particularly sensitive to safety concerns, and terrorist attacks, regional conflicts, health concerns, natural calamities or other catastrophic events could have a negative impact on the Indian travel industry and cause Yatra’s business to suffer.

The travel industry is particularly sensitive to safety concerns, and Yatra’s business has in the past declined and may in the future decline after incidents, such as those described below, that cause travelers to be concerned about their safety. Decreased travel expenditures could reduce the demand for Yatra’s services, thereby causing a reduction in revenue.

India has experienced terror attacks in the past, including the coordinated attacks in 2008 in multiple locations in Mumbai, and may experience similar attacks in the future. In recent years, hotels, airlines, airports and cruises have been the targets of terrorist attacks, including in the Gulf of Aden, India, Spain, Egypt, Russia, Turkey, Sri Lanka, France and Belgium. As many terrorist attacks tend to be focused on tourists or tourist destinations, such acts, even those outside of India or other neighboring countries, may result in a decline in the travel industry and adversely impact Yatra’s business and prospects.

In addition, South Asia has, from time to time, experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. There have also been incidents in and near India such as troop mobilizations along the border. Such military activity or other adverse social and political events in India in the future could adversely affect the Indian economy by disrupting communications and making travel more difficult. Resulting political tensions could create a greater perception that investments in Indian companies involve a high degree of risk and could have an adverse impact on Yatra’s business and the price of its Ordinary Shares. Furthermore, if India were to become engaged in armed hostilities, Yatra might not be able to continue its operations. The occurrence of any of these events may result in a loss of business confidence and have an adverse effect on Yatra’s business and results of operations.

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The outbreak of severe illnesses, such as the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, malaria, H1N1 influenza virus, avian flu and the Zika virus, could materially affect the travel industry, reduce Yatra’s revenues and adversely impact travel behavior, particularly if they were to persist for an extended period.

India has experienced natural calamities such as earthquakes, tsunamis, floods and drought in past years. For example, in September 2014, the state of Jammu and Kashmir in northern India, a popular tourism destination, experienced widespread floods and landslides, and in April 2015, an earthquake occurred in the Federal Democratic Republic of Nepal with aftershocks and landslides subsequently affecting the country. The extent and severity of these natural disasters determines their impact on the Indian economy. Substantially all of Yatra’s operations and employees are located in India and there can be no assurance that Yatra will not be affected by natural disasters in the future. Furthermore, if any of these natural disasters occur in tourist destinations in India, travel to and within India could be adversely affected, which could have an adverse impact on Yatra’s business and results of operations.

The occurrence of any of these events could result in changes to customers’ travel plans and related costs and lost revenue for Yatra, as well as the risk of a prolonged and substantial decrease in travel volume, any of which could have a material adverse effect on Yatra’s business, financial condition and results of operations.

Yatra’s business and financial results are subject to fluctuations in currency exchange rates.

Given the nature of Yatra’s business, any fluctuation in the value of the Indian rupee against the U.S. dollar will affect customers’ travel behavior and, therefore, will have an impact on Yatra’s results of operations. For example, in fiscal 2016, the drop in the average value of the Indian rupee as compared to the U.S. dollar adversely impacted the Indian travel industry as it made outbound travel for Indian consumers more expensive. In addition, Yatra’s exposure to foreign currency risk also arises in respect of its non-Indian rupee-denominated trade and other receivables, trade and other payables, and cash and cash equivalents. Yatra currently does not have any hedging agreements or similar arrangements with any counter-party to cover its exposure to any fluctuations in foreign exchange rates.

Yatra has not previously operated as a public company, and fulfilling its obligations as a U.S. reporting company after the Transaction may be expensive and time consuming.

As a U.S. reporting company, Yatra will incur significant legal, accounting and other expenses. For example, Yatra has not previously been required to prepare or file periodic and other reports with the SEC or to comply with the other requirements of United States federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act of 2002. Yatra has not previously been required to establish and maintain disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with securities registered in the United States. Compliance with reporting and corporate governance obligations from which foreign private issuers are not exempt may require members of Yatra’s management and its finance and accounting staff to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled and may increase Yatra’s legal, insurance and financial compliance costs. Yatra cannot predict or estimate the amount of additional costs it may incur or the timing of such costs. In addition, if Yatra fails to comply with any significant rule or requirement associated with being a public company, such failure could result in the loss of investor confidence and could harm its reputation and cause the market price of Yatra’s Ordinary Shares to decline.

Yatra’s business depends on its relationships with a broad range of travel suppliers, and any adverse changes in these relationships, or Yatra’s inability to enter into new relationships, could negatively affect Yatra’s business and results of operations.

Yatra relies significantly on its relationships with airlines, hotels, railways, bus lines, activity vendors, global distribution system, or GDS, service providers and other travel suppliers to enable it to offer its customers comprehensive access to travel services and products. Adverse changes in any of Yatra’s relationships with travel suppliers, or the inability to enter into new relationships with travel suppliers, could reduce the amount of inventory that Yatra is able to offer. Yatra’s arrangements with travel suppliers are not typically subject to long-term commitments and may not remain in effect on current or similar terms, and the net impact of future pricing options may adversely impact Yatra’s revenue. Travel suppliers are increasingly focused on driving online demand to their own websites and may cease to supply Yatra with the same level of access to travel inventory in the future.

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A significant change in Yatra’s relationships with its major suppliers for a sustained period of time, including an inability by any travel supplier to fulfill their payment obligation to Yatra in a timely manner or a supplier’s complete withdrawal of inventory, could have a material adverse effect on Yatra’s business, financial condition or results of operations. Furthermore, no assurance can be given that Yatra’s travel suppliers will not further reduce or eliminate fees or commissions or attempt to charge it for content, terminate its contracts, make their products or services unavailable to Yatra as part of exclusive arrangements with Yatra’s competitors or default on or dispute their payment or other obligations towards Yatra, any of which could reduce Yatra’s revenue and net revenue margins or may require Yatra to initiate legal or arbitration proceedings to enforce their contractual payment obligations, which may adversely affect Yatra’s business and results of operations.

Any disruption or adverse change in third parties on which Yatra relies may have a material adverse effect on Yatra’s business.

Yatra currently relies on a variety of third parties to operate its business, including third-party computer systems, software and service providers, including the computerized reservation systems of accommodations, payment processors, call center services, airlines and third-party service providers such as the GDS as well as Yatra’s distribution partners, to make reservations and confirmations, issue air, rail and bus tickets, book hotel rooms, arrange for car services, make deliveries, interact with customers and receive payments.

These third parties are subject to general business risks, including system downtime, hacker attack, fraudulent access, natural disaster, human error or other causes leading to unexpected business interruptions. Any interruption in these or other third party services or deterioration in their performance could impair the quality of Yatra’s service. For example, technical glitches in third party systems may result in the information provided by Yatra to its customers, such the availability of hotel rooms on a central reservations system of a hotel supplier, to not be accurate, and Yatra may incur monetary and/or reputational loss as a result. Furthermore, if Yatra’s arrangements with any of these third parties are suspended, terminated or no longer available on commercially acceptable terms, Yatra may not be able to find an alternate source of support on a timely basis and on commercially reasonable terms, or at all.

As Yatra increases the number of third-party services available through its platform, it may not be able to adequately monitor or assure the quality of these services, and increases in customer dissatisfaction may adversely impact Yatra’s business.

Yatra has recently launched a “Marketplace Platform” that enables it to sell its own inventory and the inventory of third party vendors to provide travelers a wider selection of products and services on a single platform. This platform allows third party suppliers or travel services to manage and sell products and services on Yatra.com directly to consumers. Yatra may not be able to adequately monitor these third party vendors to ensure that they provide high-quality travel products and services to Yatra’s customers on a consistent basis. Certain travel service providers may lack adequate quality control for their travel products and customer service. Similarly, Yatra cannot ensure that every travel service provider has obtained, and duly maintained, all of the licenses and permits required for it to provide travel products to consumers. If Yatra’s travelers are dissatisfied with the travel products and services provided by third party vendors they find through Yatra’s Marketplace, they may reduce their use of, or completely forgo, Yatra’s Marketplace as well as its core platform, including its mobile apps. Increases in customer dissatisfaction with third party vendors could damage Yatra’s brand, reduce its traffic and materially and adversely affect Yatra’s business and results of operations.

Yatra depends on a small number of airline suppliers in India for a significant percentage of its air ticketing revenue.

Yatra’s growth strategy is heavily dependent on the continued expansion of its air ticketing business and its airline supplier relationships. Yatra currently provide its customers with access to nine domestic airlines as well as over 275 international airlines; however, a substantial portion of Yatra’s air ticketing revenue is represented by five domestic airlines. Yatra’s dependence on a limited number of domestic airlines means that a reduction or elimination in base commissions and incentive payments by one or more of these airlines could have a material adverse effect on Yatra’s revenue. Furthermore, Yatra’s reliance on these Indian airlines exposes it to the risks associated with the domestic airline industry, such as rising fuel costs, high taxes, currency depreciation and liquidity constraints. In addition, Yatra’s reliance on these airlines increases their bargaining power in price and contract negotiations, and further consolidation of domestic airline suppliers may exacerbate these trends. If one or all of these domestic airlines exert significant price and margin pressure on Yatra, it could materially and adversely affect its business, financial condition and results of operations.

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Any failure to maintain the quality of Yatra’s brand and reputation could have a material adverse effect on Yatra’s business.

Yatra has invested considerable time and resources in developing and promoting its “Yatra” brand. Yatra expects to continue to spend on maintaining the high quality of its brand in order to compete against a large and growing number of competitors. Yatra also believes that the strength of its brand is one of its key assets that will allow it to expand into new geographies, such as Tier 2 and Tier 3 cities in India, where its brand is not as well known. These efforts may not be successful and, even if Yatra is successful in its branding efforts, such efforts may not be cost-effective. If Yatra is unable to maintain or enhance consumer awareness of its brands or generate demand in a cost-effective manner, it could have a material adverse effect on Yatra’s business and financial performance.

In addition, Yatra receives significant media coverage in India and other geographic markets. Unfavorable publicity regarding, for example, Yatra’s practices relating to privacy and data protection, product changes, competitive pressures, the accuracy of user-generated content, product quality, litigation or regulatory activity, could adversely affect Yatra’s reputation with its users and advertisers. Such potential negative publicity also could have an adverse effect on the size, engagement and loyalty of Yatra’s user base and result in decreased revenue, which could adversely affect Yatra’s business and results of operations.

Yatra relies on assumptions and estimates to calculate certain of its key metrics, and real or perceived inaccuracies in such metrics may harm Yatra’s reputation and negatively affect its business.

Yatra believes that certain metrics are key to its business, including travel expenditures, customers, repeat customers, total transaction volume, customer traffic, monthly visitors, app downloads, travel agents and bookings. As the industry in which Yatra operates continues to evolve and as its business continues to evolve, so too might the metrics by which Yatra evaluates its business. While these numbers are based on what Yatra believes to be reasonable estimates, Yatra’s internal tools have a number of limitations and Yatra’s methodologies for tracking these metrics may change over time. For example, a single person may have multiple accounts or browse the Internet on multiple browsers or devices, some users may restrict Yatra’s ability to accurately identify them across visits, some mobile applications automatically contact Yatra’s servers for regular updates with no user action, and Yatra is not always able to capture user information on all of its platforms. As such, the calculations of Yatra’s traffic and monthly visitors may not accurately reflect the number of people actually visiting its platforms. Also, if the internal tools Yatra uses to track these metrics under-count or over-count performance or contain algorithm or other technical errors, the data Yatra generates and/or reports may not be accurate. In addition, historically, certain metrics were calculated by independent third parties, and have not been verified by Yatra. Yatra calculates metrics using internal tools, which are not independently verified by a third party. In addition, Yatra continues to improve upon its tools and methodologies to capture data and believes that its current metrics are more accurate; however, the improvement of these tools and methodologies could cause inconsistencies between current data and previously reported data, which could confuse investors or lead to questions about the integrity of the data.

The roll-out of new features and improvements may not meet Yatra’s expectations.

Yatra is constantly working to improve its websites and mobile applications and roll-out new features to improve its user experience, attract new users, expand its market reach and develop new sources of revenue. However, there is no guarantee that these initiatives will ultimately be successful and, if not, Yatra’s business and results of operations may be materially adversely affected. For example, Yatra launched its eCash program to reward customers for repeat purchases. Customers accumulate eCash points on travel booked through Yatra, and these points work as a currency that can be redeemed by customers during future bookings. This program may not have the positive impact on total transaction volume and customer retention that Yatra anticipates. For example, Yatra currently expects that customers who book business travel through its corporate platform will receive the eCash points associated with that travel. However, if the eCash is held by the employer rather than the employee, the impact of this initiative may not be as significant as expected. With any new product roll out, there may be other challenges and setbacks that Yatra does not anticipate. Yatra’s failure to address these challenges and effectively manage the roll out of new features could negatively impact its reputation, business and results of operations.

The online homestay market is rapidly evolving and if Yatra fails to compete successfully, its business and results of operations may suffer.

Yatra recently added homestays through its Yatra and Travelguru websites. The online homestay market is a rapidly evolving market. Since Yatra began offering such services, there have been and continue to be significant business, marketing and regulatory developments. Operating in new and relatively untested markets requires significant management attention and financial resources. Yatra cannot provide any assurance that its efforts to expand in this market will be successful, and the investment and additional resources required to establish operations and manage growth may not produce the desired financial results.

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Yatra may not be successful in pursuing strategic partnerships and acquisitions, and future partnerships and acquisitions may not bring Yatra anticipated benefits.

Part of Yatra’s growth strategy is the pursuit of strategic partnerships and acquisitions. There can be no assurance that Yatra will succeed in implementing this strategy as it is subject to many factors which are beyond its control, including Yatra’s ability to identify, attract and successfully execute suitable acquisition opportunities and partnerships. This strategy may also subject Yatra to uncertainties and risks, including acquisition and financing costs, potential ongoing and unforeseen or hidden liabilities, diversion of management resources and the costs of integrating acquired businesses. Yatra could face difficulties integrating the technology of acquired businesses with its existing technology, and employees of the acquired business into various departments and ranks in Yatra, and it could take substantial time and effort to integrate the business processes being used in the acquired businesses with Yatra’s existing business processes. Moreover, there is no assurance that such partnerships or acquisitions will achieve Yatra’s intended objectives or enhance its business. Any such failure could negatively impact Yatra’s ability to compete in the travel industry and have a material adverse effect on Yatra’s business or results of operations.

As Yatra increases its sales efforts toward larger corporate customers, its sales cycle, customer support efforts and collection efforts may become more time-consuming and expensive.

In recent years, Yatra has increased its sales efforts toward larger corporate customers, including leading organizations from around India. As Yatra increase its sales efforts targeted to large corporate customers, its expects to face greater costs, longer sales cycles and less predictability in completing some of our sales. A prospective corporate customer’s decision to use Yatra’s travel services may be an enterprise-wide decision and, if so, these sales would require Yatra to provide greater education to the prospective customer. Consequently, these customers may require Yatra to devote greater sales, implementation and customer support resources. In addition, Yatra typically extends credit periods to its corporate and retail customers. Yatra may experience difficulty collecting payment fully and in a timely manner on its outstanding accounts receivable from its corporate travel service customers. As a result, Yatra may face a greater risk of non-payment of its accounts receivable and, as its corporate travel business grows in scale, Yatra may need to make increased provisions for doubtful accounts. Yatra cannot provide any assurance that it will be able to increase its corporate customer base and its sales efforts to obtain such customers may become time consuming, costly and harmful to Yatra’s business and results of operations.

Yatra’s failure to raise additional capital or generate cash flows necessary to expand its operations and invest in new technologies in the future could reduce Yatra’s ability to compete successfully and harm its results of operations.

Yatra believes that its existing cash and cash equivalents will be sufficient to meet its anticipated cash requirements for at least the next 12 months. However, Yatra may need to raise additional funds, and Yatra may not be able to obtain additional debt or equity financing on favorable terms, if at all. If Yatra raises additional equity financing, its shareholders may experience significant dilution of their ownership interests and the value of Yatra’s Ordinary Shares could decline. If Yatra engages in debt financing, it may be required to accept terms that restrict its ability to incur additional indebtedness, force it to maintain specified liquidity or other ratios or restrict its ability to pay dividends or make acquisitions. In addition, the availability of funds depends in significant measure on capital markets and liquidity factors over which Yatra exerts no control. In light of periodic uncertainty in the capital and credit markets, Yatra can provide no assurance that sufficient financing will be available on desirable terms or at all to fund investments, acquisitions, stock repurchases, dividends, debt refinancing or other corporate needs, or that Yatra’s counterparties in any such financings would honor their contractual commitments. If Yatra needs additional capital and cannot raise it on acceptable terms, or at all, Yatra may not be able to execute on its growth strategy, which could reduce its ability to compete successfully and harm its business and results of operations.

Yatra could be negatively affected by changes in Internet search engine algorithms and dynamics, or search engine disintermediation.

Yatra relies heavily on Internet search engines, such as Google and Yahoo! India, to generate traffic to its websites, principally through the purchase of travel-related keywords. Search engines, including Google, frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to Yatra’s websites can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results, causing Yatra’s websites to place lower in search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of Yatra’s websites or those of its partners, or if competitive dynamics impact the cost or effectiveness of Yatra’s search engine optimization (“SEO”) or search engine monetization (“SEM”) in a negative manner, Yatra’s business and financial performance would be adversely affected, potentially to a material extent. Furthermore, Yatra’s failure to successfully manage its SEO and SEM strategies could result in a substantial decrease in traffic to its websites, as well as increased costs if Yatra were to replace free traffic with paid traffic. In addition, to the extent that Google, Yahoo! India or other leading search or metasearch engines in India disrupt the businesses of OTAs or travel content providers by offering comprehensive travel planning or shopping capabilities, or refer those leads to suppliers directly, or to other favored partners, there could be a material adverse impact on Yatra’s business. To the extent these actions have a negative effect on Yatra’s search traffic, whether on desktop, tablet or mobile devices, Yatra’s business and results of operations could be adversely affected.

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Any inability or failure to adapt to technological developments, the evolving competitive landscape or industry trends could harm Yatra’s business and competitiveness.

Yatra depends upon the use of sophisticated information technology and systems. Yatra’s competitiveness and future results depend on its ability to maintain and make timely and cost-effective enhancements, upgrades and additions to its products, services, technologies and systems in response to new technological developments, industry standards and trends and customer demands. Adapting to new technological and marketplace developments may require substantial expenditures and lead time and Yatra cannot guarantee that projected benefits will actually materialize. Yatra may experience difficulties that could delay or prevent the successful development, marketing and implementation of enhancements, upgrades and additions. Moreover, Yatra may fail to maintain, upgrade or introduce new products, services, technologies and systems as quickly as its competitors or in a cost-effective manner. In addition, the travel industry is marked by continuous innovation and the development of new products, services and technologies. As a result, in order to maintain its competitiveness, Yatra must continue to invest significant resources to continually improve the speed, accuracy and comprehensiveness of its travel offerings. Changes to Yatra’s technology platforms or increases in its investments in technology could adversely affect its results of operations. If Yatra faces material delays in adapting to technological developments, its customers may forego the use of its services in favor of those of Yatra’s competitors. Any of these events could have a material adverse effect on Yatra’s business and results of operations.

Yatra’s success depends on maintaining the integrity of its systems and infrastructure, which may suffer from failures, capacity constraints, business interruptions and forces outside of Yatra’s control.

Yatra’s business relies significantly on computer systems to facilitate and process transactions and has experienced rapid growth in consumer traffic to its websites and through its mobile apps. However, Yatra may not be able to maintain and improve the efficiency, reliability and integrity of its systems. Unexpected increases in the volume of Yatra’s business could exceed system capacity, resulting in service interruptions, outages and delays. Such constraints can also lead to the deterioration of Yatra’s services or impair its ability to process transactions. System interruptions may prevent Yatra from efficiently providing services to customers, travel suppliers or other third parties, which could cause damage to its reputation and result in it losing customers and revenues or cause it to incur litigation costs and liabilities. Although Yatra contractually limits its liability for damages, Yatra cannot guarantee that it will not be subject to lawsuits or other claims for compensation from its customers in connection with such outages for which it may not be indemnified or compensated.

Yatra’s systems may also be susceptible to external damage or disruption. Yatra’s systems could be damaged or disrupted by power, hardware, software or telecommunication failures, human errors, natural events including floods, hurricanes, fires, winter storms, earthquakes and tornadoes, terrorism, break-ins, hostilities, war or similar events. Computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions affecting the Internet, telecommunication services or Yatra’s systems could cause service interruptions or the loss of critical data, and could prevent Yatra from providing timely services. Failure to efficiently provide services to customers or other third parties could cause damage to Yatra’s reputation and result in the loss of customers and revenues, significant recovery costs or litigation and liabilities. Moreover, such risks might increase as Yatra expands its business and as the tools and techniques involved become more sophisticated. Disasters affecting Yatra’s facilities, systems or personnel might be expensive to remedy and could significantly diminish Yatra’s reputation and its brands, and Yatra may not have adequate insurance to cover such costs.

Yatra is exposed to risks associated with the payments business, including online security and credit card fraud.

The secure transmission of confidential information over the Internet is essential in maintaining customer and supplier confidence in Yatra. Security breaches, whether instigated internally or externally on Yatra’s system or other Internet-based systems, could significantly harm Yatra’s business. Yatra currently requires customers to guarantee their transactions with their credit cards online. Yatra relies on licensed encryption and authentication technology to effect secure transmission of confidential customer information, including credit card numbers, over the Internet. However, advances in technology or other developments could result in a compromise or breach of the technology that Yatra uses to protect customer and transaction data. Yatra incurs substantial expense to protect against and remedy security breaches and their consequences. However, Yatra’s security measures may not prevent security breaches and Yatra may be unsuccessful in or incur additional costs in connection with implementing a remediation plan to address these potential exposures.

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Yatra also has agreements with banks and certain companies that process customer credit card transactions for the facilitation of customer bookings of travel services from Yatra. If any of these third parties experience business interruptions or otherwise are unable to provide the services Yatra needs, or if they increase the fees associated with those services, Yatra will be adversely impacted. In addition, the online payment gateway for certain of Yatra’s sales made through its mobile platform and through international credit and debit cards are secured by the respective card’s security features and Yatra may be liable for credit card acceptance on its websites. Yatra may also be subject to other payment disputes with its customers for such sales. If Yatra is unable to combat the use of fraudulent credit cards, its revenue from such sales would be susceptible to demands from the relevant banks and credit card processing companies, and Yatra’s results of operations and financial condition could be adversely affected.

Yatra’s processing, storage, use and disclosure of customer data of its customers or visitors to its website could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, differing views of personal privacy rights or data security breaches.

In the processing of Yatra’s customer transactions, Yatra receives and stores a large volume of customer information. Such information is increasingly subject to legislation and regulations in various jurisdictions and governments are increasingly acting to protect the privacy and security of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Yatra could be adversely affected if legislation or regulations are expanded or amended to require changes in Yatra’s business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Yatra’s business. As privacy and data protection become more sensitive issues in India, Yatra may also become exposed to potential liabilities. For example, under the Indian Information Technology Act, 2000, as amended, Yatra is subject to civil liability for wrongful loss or gain arising from any negligence by Yatra in implementing and maintaining reasonable security practices and procedures with respect to sensitive personal data or information on its computer systems, networks, databases and software. India has also implemented privacy laws, including the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011, which impose limitations and restrictions on the collection, use and disclosure of personal information. Any liability Yatra may incur for violation of such laws and regulations and related costs of compliance and other burdens may adversely affect Yatra’s business and results of operations.

Yatra cannot guarantee that its security measures will prevent data breaches. Companies that handle such information have also been subject to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of personally identifiable information. Security breaches could damage Yatra’s reputation, cause interruptions in its operations, expose it to a risk of loss or litigation and possible liability, and could also cause customers and potential customers to lose confidence in the security of Yatra’s transactions, which would have a negative effect on the demand for Yatra’s services and products. Moreover, public perception concerning security and privacy on the Internet could adversely affect customers’ willingness to use Yatra’s websites or mobile applications. A publicized breach of security in India or in other countries in which Yatra has operations, even if it only affects other companies conducting business over the Internet, could inhibit the growth of the Internet as a means of conducting commercial transactions, and, therefore, Yatra’s business.

These and other privacy and security developments that are difficult to anticipate could adversely affect Yatra’s business, financial condition and results of operations.

Intellectual property rights are important to Yatra’s business and Yatra cannot be sure that its intellectual property is protected from copying or use by others, and Yatra may be subject to third party claims for intellectual property rights infringement.

Yatra’s intellectual property rights are important to its business. Yatra relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property. Yatra’s websites and mobile applications rely on content and in-house customizations and enhancements of third-party technology, much of which is not subject to intellectual property protection. Yatra protects its logo, brand name, websites’ domain names and, to a more limited extent, its content by relying on copyrights, trademarks, trade secret laws and confidentiality agreements. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use Yatra’s content, techniques and technology without its authorization or to develop similar technology. While Yatra’s domain names cannot be copied, another party could create an alternative domain name resembling Yatra’s that could be passed off as Yatra’s domain name.

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Yatra’s efforts to protect its intellectual property may not be adequate. Unauthorized parties may infringe upon or misappropriate Yatra’s services or proprietary information. In addition, the global nature of the Internet makes it difficult to control the ultimate destination of Yatra’s services. The misappropriation or duplication of Yatra’s intellectual property could disrupt its ongoing business, distract its management and employees, reduce its revenues and increase its expenses. In the future, litigation may be necessary to enforce Yatra’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

Yatra could be subject to intellectual property infringement claims as the number of its competitors grows and the content and functionality of its websites or other service offerings overlap with competitive offerings. As competition in Yatra’s industry increases and the functionality of technology offerings further overlaps, such claims and counterclaims could increase. There can be no assurance that Yatra does not or will not inadvertently infringe on the intellectual property rights of third parties. Yatra’s defenses against these claims, even if not meritorious, could be expensive and divert management’s attention from operating its business. If Yatra becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial award as damage and forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. Yatra may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms or at all.

Yatra’s quarterly results may fluctuate for a variety of reasons and may not fully reflect the underlying performance of its business.

Yatra’s quarterly operating results may vary significantly in the future, and period-to-period comparisons of its operating results may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Yatra’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of Yatra’s control and, as a result, may not fully reflect the underlying performance of its business. For example, Yatra tends to experience higher revenue from its hotels and packages business in the second and fourth calendar quarters of each year, which coincide with the summer holiday travel season and the year-end holiday travel season for its customers in India and other markets. In Yatra’s air ticketing business, it may have higher revenues in a particular quarter arising out of periodic discounted sales of tickets by its suppliers. Other factors that may cause fluctuations in Yatra’s quarterly financial results include, but are not limited to:

•	foreign exchange rates;

•	Yatra’s ability to attract new customers and cross-sell to existing customers;

•	the amount and timing of operating expenses related to the maintenance and expansion of Yatra’s business, operations and infrastructure;

•	general economic, industry and market conditions;

•	changes in Yatra’s pricing policies or those of Yatra’s competitors and suppliers;

•	the timing and success of new services and service introductions by Yatra and its competitors or any other change in the competitive dynamics of the Indian travel industry, including consolidation among competitors, customers or strategic partners.

Fluctuations in quarterly results may negatively impact the value of Yatra’s Ordinary Shares and make quarter-to-quarter comparisons of Yatra’s results less meaningful.

Yatra may need to make additional investments in the event of any slowdowns or disruptions in ongoing efforts to upgrade Internet infrastructure in India.

The majority of Yatra’s bookings are made through its Indian website and mobile offerings. According to the IAMAI’s forecasts, India is projected to have 236 million mobile Internet users by 2016 and 314 million by 2017. There can be no assurance that Internet penetration in India will increase in the future, as slowdowns or disruptions in upgrading efforts for infrastructure in India could reduce the rate of increase in the use of the Internet. As such, Yatra may need to make additional investments in alternative distribution channels. Further, any slowdown or negative deviation in the anticipated increase in Internet penetration in India may adversely affect Yatra’s business and results of operations.

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Yatra’s large shareholders exercise significant influence over Yatra and may have interests that are different from those of Yatra’s other shareholders.

Upon the consummation of the Transaction it is expected that Norwest Venture Partners, the Macquarie Sponsor, Valiant Capital Partners, the Terrapin Sponsors and certain of their affiliated entities will beneficially own approximately 60% of the issued and outstanding shares of Yatra. By virtue of such significant shareholdings, these shareholders have the ability to exercise significant influence over Yatra and its affairs and business, including the election of directors, the timing and payment of dividends, the adoption and amendments to Yatra’s Memorandum and Articles of Association, the approval of a merger or sale of substantially all of Yatra’s assets and the approval of most other actions requiring the approval of Yatra’s shareholders. The interests of these shareholders may be different from or conflict with the interests of Yatra’s other shareholders and their influence may result in the delay or prevention of a change of management or control of Yatra, even if such a transaction may be beneficial to Yatra’s other shareholders.

The loss of one or more of Yatra’s key personnel could harm Yatra’s business.

Yatra’s future success depends upon the continued contributions of its senior corporate management and other key employees. In particular, the contributions of Dhruv Shringi, Yatra’s Chief Executive Officer, and Alok Vaish, Yatra’s Chief Financial Officer, are critical to Yatra’s overall management. Yatra has entered into employment agreements with these individuals as well as other members of senior management, which contain non-compete provisions that extend for 18 months following the termination of such executive officer’s employment. However, if Yatra cannot retain the services of these individuals, the loss of one or more of Yatra’s key personnel could seriously harm Yatra’s business.

Yatra’s ability to attract, train and retain qualified employees is critical to its business and results of operations.

Yatra’s business and future success depends, to a significant extent, on its ability to attract and train new employees and to retain and motivate its existing employees. Competition remains intense for well-qualified employees in certain aspects of Yatra’s business, including software engineers, developers, product management and development personnel with expertise in the online travel or search industry. Yatra’s industry is characterized by high demand and intense competition for talent. Yatra may be required to increase its levels of employee compensation more rapidly than in the past to remain competitive in attracting the quality of employees that its business requires. If Yatra does not succeed in attracting well-qualified employees or retaining or motivating existing employees, its business and results of operations could be adversely affected.

Inaccurate information from suppliers of hotel room inventory may lead to customer complaints.

Yatra’s customers that purchase hotel room inventory online through Yatra’s websites may rely on the description of the accommodation presented on such websites to ascertain the quality of amenities and services provided at the relevant accommodation. Yatra receives information utilized in the accommodation description on its websites directly from the accommodation provider. To the extent that the information presented on Yatra’s websites does not reflect the actual quality of amenities and services at the accommodation, Yatra may face customer complaints that may have an adverse effect on its reputation and the likelihood of repeat customers, which in turn may adversely affect Yatra’s business and results of operations.

Yatra may fail to realize all of the anticipated benefits of the Transaction.

The success of the Transaction will depend, in part, on Yatra’s ability to realize the anticipated benefits from the availability of the cash currently in Terrapin 3’s trust account to Yatra following the completion of the Transaction. To realize these anticipated benefits, Yatra must successfully manage and apply Terrapin 3’s cash, including for the purposes set forth in “Use of Proceeds.”

Subsequent to the completion of the Transaction, Yatra may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Terrapin 3 conducted due diligence on Yatra, there can be no assurance that this diligence revealed all material issues that may be present in Yatra’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Yatra’s control will not later arise. As a result of these factors, Yatra may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Yatra’s liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about Yatra or its securities. In addition, charges of this nature may cause Yatra to violate net worth or other covenants to which it may become subject as a result of obtaining post-Transaction debt financing. Accordingly, Yatra securityholders could suffer a reduction in the value of their securities. Such securityholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Yatra’s or Terrapin 3’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

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The Internal Revenue Service may not agree to treat Yatra as a foreign corporation for U.S. federal income tax purposes.

Although Yatra is incorporated in the Cayman Islands, the Internal Revenue Service (“IRS”) may assert that it should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation. Because Yatra is a Cayman Islands incorporated entity, it would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

For Yatra to be treated as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, immediately after the Mergers, either (i) the former stockholders of Terrapin 3 must own (within the meaning of Section 7874 of the Code) less than 80% (by both vote and value) of the Ordinary Shares of Yatra by reason of holding shares in Terrapin 3 immediately prior to the Mergers, or (ii) Yatra must have substantial business activities in the Cayman Islands (taking into account the activities of expanded affiliated group of Yatra).

Based on the rules for determining share ownership under Section 7874 of the Code, it is expected that the shareholders of Terrapin 3 should be treated as owning less than 80% of Yatra Ordinary Shares after the Mergers and that, therefore, Yatra should be treated as a foreign corporation for U.S. federal income tax purposes, although no assurances can be given in this regard. If Yatra were to be treated as a U.S. corporation, income it earned would become subject to U.S. taxation, and the gross amount of any dividend payments to its non-U.S. shareholders could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

For further discussion of the application of Section 7874 of the Code to the Mergers, see “U.S. Federal Income Tax Consequences of the Mergers to Yatra.”

Future changes to the tax laws under which we should be treated as a foreign corporation for U.S. federal income tax purposes and changes in other tax laws relating to multinational corporations could adversely affect us.

Under current law, as noted above, Yatra should be treated as a foreign corporation for U.S. federal income tax purposes. Changes to Section 7874 of the Code or the U.S. Treasury regulations promulgated thereunder or future IRS guidance could affect Yatra's status as a foreign corporation for U.S. federal income tax purposes, and any such changes or future IRS guidance could have prospective or retroactive application. Any of these changes to such laws or regulations, or future IRS guidance, could adversely affect Yatra.

If Yatra was treated as a passive foreign investment company for U.S. federal income tax purposes, U.S. investors in the Ordinary Shares of Yatra could be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, a foreign corporation is classified as a passive foreign investment company, or PFIC, for any taxable year if either (i) 75% or more of its gross income for such taxable year is "passive income" (as defined for such purposes) or (ii) 50% or more of the value of the assets held by such corporation (based on an average of the quarterly values of the assets) during such taxable year is attributable to assets that produce passive income or that are held for the production of passive income.

As discussed in "U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of Yatra, Passive Foreign Investment Company Status," it is not expected that Yatra will be a PFIC for the current taxable year, and it is not anticipated that Yatra will become a PFIC in the foreseeable future; however, no assurances can be offered in this regard. The tests for determining PFIC status are applied annually after the close of the taxable year. It is difficult to accurately predict future income and assets relevant to this determination and no ruling from the IRS or opinion of counsel has been or will be sought with respect to PFIC status. Whether Yatra is a PFIC will depend on the particular facts and circumstances (such as the valuation of assets, including goodwill and other intangible assets) and may also be affected by differing interpretations of the PFIC rules. Accordingly, there can be no assurance that Yatra is not a PFIC, or will not become a PFIC in the future.

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The expansion of Yatra’s business to new geographic markets may expose Yatra to additional risks.

Yatra’s comprehensive travel-related offerings are customized to the Indian travel market. If in the future Yatra determines to significantly expand outside of India, it will need to adjust its services and business model to the unique circumstances of those new geographic markets in order to succeed, including building new supplier relationships and customer preferences. Adapting Yatra’s practices and models effectively to the supplier and customer preferences in new markets could be difficult and costly and could divert management and personnel resources. Yatra cannot assure you that it will be able to efficiently or effectively manage the growth of its operations in new markets.

In addition, Yatra may expose itself to new risks that may not exist in its Indian operations, including:

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	differences in consumer preferences in such markets;

•	increased risk to and limits on its ability to enforce its intellectual property rights;

•	competition from providers of travel services in such foreign countries;

•	restrictions on the repatriation of earnings from such foreign countries, including withholding taxes imposed by certain foreign jurisdictions; and

•	currency exchange rate fluctuations.

If Yatra chooses to enter new markets and is not able to effectively mitigate or eliminate these risks, its results of operations could be adversely affected.

Risks Related to Yatra’s Operations in India

Changing laws, rules and regulations and legal uncertainties in India, including adverse application of corporate and tax laws, may adversely affect Yatra’s business and financial performance.

The regulatory and policy environment in which Yatra operates is evolving and subject to change. Such changes, including the instances briefly mentioned below, may adversely affect Yatra’s business, financial condition, results of operations and prospects, to the extent that it is unable to suitably respond to and comply with such changes in applicable law and policy.

The Companies Act contains significant changes to Indian company law, including in relation to the issue of capital by companies, related party transactions, corporate governance, audit matters, shareholder class actions and restrictions on the number of layers of subsidiaries. Moreover, companies exceeding certain net worth, revenue or profit thresholds are required to spend at least 2.0% of average net profits from the immediately preceding three financial years on corporate social responsibility projects, failing which an explanation is required to be provided in such companies’ annual reports. In addition, such companies are required to disclose their corporate social responsibility policies and activities on their websites, if any. While the majority of the provisions of the Companies Act, 2013, are currently effective, certain provisions of the Companies Act, 1956, remain in effect. The timeline for implementation of the remaining provisions of the Companies Act is unclear. Yatra may incur increased costs and other burdens relating to compliance with these new requirements, which may also require significant management time and other resources, and any failure to comply may adversely affect Yatra’s business and results of operations.

The Government of India has proposed a comprehensive national goods and services tax, or GST, regime that will combine taxes and levies by the central and state governments into a unified rate structure. Given that the provisions related to the GST law are still under evolutionary phase and the Indian government is still in the process of finalizing the tax structure under the GST regime, Yatra is unable to provide any assurance as to the tax regime following implementation of the GST. Any such future amendments may affect the overall tax efficiency of any company operating in India, and may result in significant additional taxes becoming payable.

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Place of effective management of Yatra as per Indian Income Tax laws

Per the IT Act persons resident in India are subject to taxation on their global income. Persons not resident in India are subject to taxes only on income received, accruing or arising in India or deemed to have been received, accrued or arisen in India.

Per the IT Act, a company is said to be a resident in India if it is incorporated in India or if the control and management of its affairs is situated wholly in India. Individuals and companies that do not fulfill the above criteria are treated as non-residents for purposes of the IT Act. The Finance Act, 2015, amended this definition and brought in the concept of Place of Effective Management, or PoEM, whereby a company would be considered a resident in India if its place of effective management in that year is in India. Thus, a foreign company will be resident in India if its PoEM in that year is in India. The definition of PoEM has been explained to mean a place where key management and commercial decisions that are necessary for the conduct of the business of an entity as a whole, are in substance made. PoEM is an internationally recognized concept and finds mention in several tax treaties.

The Finance Act, 2016, has deferred the applicability of PoEM as a test of residency from Financial Year 2017-18 onwards.

The Central Board of Direct Taxes, or CBDT, has issued draft guiding principles, or Draft Guidelines, which seek to provide guidance on determination of PoEM for determining residence in India of foreign companies. It is to be noted that these guidelines are still in draft form and are subject to change based on public feedback. The Draft Guidelines lay emphasis on the fact that the concept of PoEM is one of substance over form and its determination is fact driven. An entity may have more than one place of management, however, it can only have one PoEM at any point in time. Determination of PoEM needs to be done on a year on year basis, and process of such determination would primarily be based on whether the company is engaged in ‘active business outside India’. In a scenario where the PoEM of a company is determined to be in India, then such company would be deemed to an Indian tax resident and accordingly subject to taxes on its global income.

The provisions of IT Act provides for the taxation of persons resident in India on their global income and persons not resident in India on income received, accruing or arising in India or deemed to have been received, accrued or arisen in India.

General Anti Avoidance Rule

General Anti Avoidance Rules, or GAAR, which were to come into effect from April 1, 2015, have been deferred for two years to April 1, 2017. GAAR will come into force from April 1, 2017, and give tax authorities a wide range of powers while determining tax consequences of an arrangement, which is held to be an imperssible avoidance arrangement as defined in the IT Act.

The tax consequences of the GAAR provisions being applied to an arrangement could result in denial of tax benefits, or tax treaty benefits, amongst other consequences. In the absence of any precedents on the subject, the application of these provisions is uncertain. If the GAAR provisions are made applicable to Yatra, it may have an adverse tax impact on Yatra.

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The impact of any or all of the above changes to Indian legislation on Yatra’s business cannot be fully determined at this time. Additionally, Yatra’s business and financial performance could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new, laws, rules and regulations applicable to Yatra and its business, including those relating to the Internet and e-commerce, consumer protection and privacy. Such unfavorable changes could decrease demand for Yatra’s services and products, increase costs and/or subject Yatra to additional liabilities. For example, there may continue to be an increasing number of laws and regulations pertaining to the Internet and e-commerce, which may relate to liability for information retrieved from or transmitted over the Internet or mobile networks, user privacy, taxation and the quality of services provided through the Internet. Furthermore, the growth and development of e-commerce may result in more stringent consumer protection laws that may impose additional burdens on Internet businesses generally. Any such changes could have an adverse effect on Yatra’s business and financial performance.

The application of various Indian and international sales, use, occupancy, value-added and other tax laws, rules and regulations to Yatra’s services and products is subject to interpretation by the applicable taxing authorities.

Many of the statutes and regulations that impose these taxes were established before the growth of the Internet, mobile networks and e-commerce. If such tax laws, rules and regulations are amended, new adverse laws, rules or regulations are adopted or current laws are interpreted adversely to Yatra’s interests, particularly with respect to occupancy or value-added or other taxes, the results could increase Yatra’s tax payments (prospectively or retrospectively) and/or subject Yatra to penalties and, if Yatra passes on such costs to its customers, decrease the demand for its services and products. As a result, any such changes or interpretations could have an adverse effect on Yatra’s business and financial performance. In recent years, Yatra has received notices from the Indian tax regulatory authority for a demand of service tax on certain matters, some of which relate to the travel industry in India and involve complex interpretation of law. Yatra has also received notices and various assessment orders from the Indian income tax authorities, to which Yatra has responded. There can be no assurance what view the Indian tax authorities will take.

Restrictions on foreign investment in India may prevent Yatra from making future acquisitions or investments in India and may require Yatra to make changes to its business, which may adversely affect its results of operations, financial condition and financial performance.

India regulates ownership of Indian companies by foreigners, although some restrictions on foreign investment have been relaxed. These regulations and restrictions may apply to acquisitions by Yatra or its affiliates, including Yatra India and affiliates which are not resident in India, of shares in Indian companies or the provision of funding by Yatra or any other entity to Indian companies within Yatra’s group. For example, under its consolidated foreign direct investment policy, or FDI policy, the Government of India has set out additional requirements for foreign investments in India, including requirements with respect to downstream investments by Indian companies, owned or controlled by foreign entities, and the transfer of ownership or control of Indian companies in sectors with caps on foreign investment from resident Indian persons or entities to foreigners. These requirements, which currently include restrictions on pricing, valuations of shares and sources of funding for such investments and may in certain cases include prior notice to or approval of the Government of India, may adversely affect Yatra’s ability to make investments in India, including through Yatra India. Further, India’s Foreign Exchange Management Act, 1999, as amended, and the rules and regulations promulgated thereunder, or FEMA, restrict Yatra from lending to or borrowing from its Indian subsidiary. There can be no assurance that Yatra will be able to obtain any required approvals for future acquisitions or investments in India, or that Yatra will be able to obtain such approvals on satisfactory terms. Further, the Government of India has recently made and may continue to make revisions to the FDI Policy on e-commerce in India (including in relation to business model and permitted services). Such changes may require Yatra to make changes to its business in order to comply with Indian law.

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A substantial portion of Yatra’s business and operations are located in India and Yatra is subject to regulatory, economic, social and political uncertainties in India.

A substantial portion of Yatra’s business and most of its employees are located in India, and as a result, Yatra’s financial performance and the market price of its Ordinary Shares will be affected by changes in government policies impacting exchange rates and controls, interest rates, taxes, policies to regulate inflation and other regulations impacting Indian businesses and the Indian economy as a whole. The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and Yatra cannot assure you that such liberalization policies will continue. The rate of economic liberalization could change, and specific laws and policies affecting travel service companies, foreign investments, currency exchange rates and other matters affecting investments in India could change as well. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could adversely affect business and economic conditions in India generally and Yatra’s business and results of operations.

Yatra’s business and activities are regulated by the Competition Act, 2002.

The Competition Act, 2002, as amended, or the Competition Act, regulates practices that could have an appreciable adverse effect on competition in India. Under the Competition Act, any arrangement, understanding or action, whether formal or informal, which causes or is likely to cause an appreciable adverse effect on competition in India is void and may result in substantial penalties and compensation to be paid to persons shown to have suffered losses. Any agreement among competitors which directly or indirectly determines purchase or sale prices, results in bid rigging or collusive bidding, limits or controls production, supply, markets, technical development, investment or the provision of services, or shares the market or source of production or provision of services in any manner, including by way of allocation of geographical area or types of goods or services or number of customers in the market, is presumed to have an appreciable adverse effect on competition. Further, the Competition Act prohibits the abuse of a dominant position by any enterprise either directly or indirectly, including by way of unfair or discriminatory pricing or conditions in the sale of goods or services, using a dominant position in one relevant market to enter into, or protect, another relevant market, and denial of market access, and such practices are subject to substantial penalties and may also be subject to compensation for losses and orders to divide the enterprise. Further, the Competition Commission of India has extraterritorial powers and can investigate any agreements, abusive conduct or combination occurring outside India if such agreement, conduct or combination has an appreciable adverse effect on competition in India.

If Yatra or any member of its group, including Yatra India, are affected, directly or indirectly, by the application or interpretation of any provision of the Competition Act or any proceedings initiated by the Competition Commission of India or any other relevant authority (or any other claim by any other party under the Competition Act) or any adverse publicity that may be generated due to scrutiny or prosecution under the Competition Act, including by way of financial penalties, Yatra’s business, financial performance and reputation may be materially and adversely affected.

Acquisitions, mergers and amalgamations which exceed certain revenue and asset thresholds require prior approval by the Competition Commission of India. Any such acquisitions, mergers or amalgamations which have an appreciable adverse effect on competition in India are prohibited and void. There can be no assurance that Yatra will be able to obtain approval for such future transactions on satisfactory terms, or at all.

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Risks Related to Yatra’s Ordinary Shares

Yatra is a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

Yatra’s corporate affairs are governed by its fifth amended and restated memorandum and articles of association (and, following the Closing, will be governed by its sixth amended and restated articles of association), the Cayman Islands Companies Law (2016 Revision), as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by noncontrolling shareholders and the fiduciary responsibilities of Yatra’s directors to Yatra under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of Yatra’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws from the United States and may provide significantly less protection to investors. In addition, some U.S. states, such as Delaware, have different bodies of corporate law than the Cayman Islands.

Yatra has been advised by its Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Yatra judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Yatra predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganisation plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarised above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts' discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. Yatra understands that the Cayman Islands Court's decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

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You will have limited ability to bring an action against Yatra or against Yatra’s directors and officers, or to enforce a judgment against Yatra or them, because Yatra is incorporated in the Cayman Islands, because Yatra conducts a majority of its operations in India and because a majority of Yatra’s directors and officers reside outside the United States.

Yatra is incorporated in the Cayman Islands and conducts its operations in India. All of Yatra’s assets are located outside the United States. A majority of Yatra’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Yatra or against these individuals in the Cayman Islands or in India in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of India could render you unable to enforce a judgment against Yatra’s assets or the assets of Yatra’s directors and officers.

Shareholders of Cayman Islands exempted companies such as Yatra have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Yatra’s directors have discretion under Cayman Islands law to determine whether or not, and under what conditions, Yatra corporate records could be inspected by Yatra’s shareholders, but are not obliged to make them available to Yatra’s shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

As a “foreign private issuer” under the rules and regulations of the SEC, Yatra is permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Yatra is, and will be after the consummation of the Transaction, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Yatra is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Yatra currently prepares its financial statements in accordance with IFRS. Yatra will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. Yatra is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Yatra’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Yatra’s securities. Accordingly, after the Transaction, if you continue to hold Yatra’s securities, you may receive less or different information about Yatra than you currently receive about Terrapin 3.

In addition, as a “foreign private issuer” whose Ordinary Shares will be listed on the NASDAQ, Yatra is permitted to, and will, follow certain home country corporate governance practices in lieu of certain Nasdaq Global Market requirements. A foreign private issuer must disclose in its Annual Reports filed with the Securities and Exchange Commission, or the SEC, each NASDAQ requirement with which it does not comply followed by a description of its applicable home country practice. As an exempted company incorporated in the Cayman Islands and listed on the NASDAQ, Yatra currently intends to follow its home country practice with respect to the composition of its board of directors and nominations committee and executive sessions. Unlike the requirements of the NASDAQ, the corporate governance practice and requirements in the Cayman Islands do not require Yatra to have a majority of its board of directors to be independent; do not require Yatra to establish a nominations committee; and do not require Yatra to hold regular executive sessions where only independent directors shall be present. Such Cayman Islands home country practices may afford less protection to holders of Yatra’s Ordinary Shares.

Yatra could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Yatra’s outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Yatra’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Yatra’s assets are located in the United States; or (iii) Yatra’s business is administered principally in the United States. If Yatra loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Yatra would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Yatra’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

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Yatra is an emerging growth company within the meaning of the Securities Act, and if Yatra takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

Yatra is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, Yatra’s stockholders may not have access to certain information they may deem important. Yatra could be an emerging growth company for up to five years, although circumstances could cause Yatra to lose that status earlier, including if the market value of Yatra’s Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case Yatra would no longer be an emerging growth company as of the following December 31. Yatra cannot predict whether investors will find its securities less attractive because it will rely on these exemptions. If some investors find Yatra’s securities less attractive as a result of its reliance on these exemptions, the trading prices of Yatra’s securities may be lower than they otherwise would be, there may be a less active trading market for Yatra’s securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Yatra has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Yatra, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Yatra’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

An active or liquid trading market for Yatra’s Ordinary Shares may not be maintained and the trading price for Yatra’s Ordinary Shares may fluctuate significantly.

An active, liquid trading market for Yatra’s Ordinary Shares may not be maintained in the long term and Yatra cannot be certain that any trading market for its Ordinary Shares will be sustained or that the present price will correspond to the future price at which Yatra’s Ordinary Shares will trade. Loss of liquidity could increase the price volatility of Yatra’s Ordinary Shares.

Any additional issuance of Ordinary Shares would dilute the positions of existing investors in the Ordinary Shares and could adversely affect the market price of Yatra’s Ordinary Shares. Yatra cannot assure you that its Ordinary Shares will not decline below their prevailing market price. You may be unable to sell your Ordinary Shares at a price that is attractive to you.

The sale or availability for sale of substantial amounts of Yatra’s Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of Yatra’s Ordinary Shares in the public market, or the perception that such sales could occur, could adversely affect the market price of Yatra’s Ordinary Shares and could materially impair Yatra’s future ability to raise capital through offerings of its Ordinary Shares.

Upon the consummation of the Transaction, Yatra will have 37,040,553 Ordinary Shares issued and outstanding. See “Summary—Consideration to be Received in the Transaction”. Subject to applicable restrictions and limitations under Rule 144 of the US Securities Act of 1933, or the Securities Act, all of Yatra’s shares outstanding are expected to be eligible for sale in the public market. If these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of Yatra’s Ordinary Shares could decline. Yatra cannot predict what effect, if any, market sales of Ordinary Shares held by its significant shareholders or any other shareholder or the availability of these Ordinary Shares for future sale will have on the market price of its Ordinary Shares.

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Future issuances of any equity securities may dilute the interests of Yatra’s shareholders and decrease the trading price of Yatra’s Ordinary Shares.

Any future issuance of equity securities could dilute the interests of Yatra’s shareholders and could substantially decrease the trading price of Yatra’s Ordinary Shares. Yatra may issue equity or equity-linked securities in connection with the Transaction or in the future, including pursuant to a private investment in public equity, or PIPE, or other offering of equity securities, for a number of reasons, including to finance Yatra’s operations and business strategy (including in connection with acquisitions and other transactions), to adjust Yatra’s ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

Yatra will have to rely principally on dividends and other distributions on equity paid by Yatra’s operating subsidiaries and limitations on their ability to pay dividends to Yatra could adversely impact shareholders’ ability to receive dividends on Yatra’s Ordinary Shares.

Dividends and other distributions on equity paid by Yatra’s operating subsidiaries will be Yatra’s principal source for cash in order for Yatra to be able to pay any dividends and other cash distributions to its shareholders. As of the date hereof, Yatra India or any other subsidiary has not paid any cash dividends on its equity shares. If Yatra’s operating subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to Yatra. As Yatra’s key operating subsidiary is established in India, it is also subject to certain limitations with respect to dividend payments issued by its Indian subsidiary.

Warrants will become exercisable for Yatra’s Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to Yatra’s shareholders.

If the Transaction is completed, outstanding warrants to purchase an aggregate of 17,637,500 Yatra’s Ordinary Shares will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Transaction, and will expire at 5:00 p.m., New York time, five years after the completion of the Transaction or earlier upon redemption or liquidation. The exercise price of these warrants will be $5.75 per half-share, or approximately $202,831,250 in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through "cashless" exercise. To the extent such warrants are exercised, additional shares of Yatra’s Ordinary Shares will be issued, which will result in dilution to the holders of Yatra’s Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Yatra’s Ordinary Shares.

If, following the Transaction, securities or industry analysts do not publish or cease publishing research or reports about Yatra, its business, or its market, or if they change their recommendations regarding Yatra’s Ordinary Shares adversely, the price and trading volume of the Ordinary Shares could decline.

The trading market for Yatra’s Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about Yatra, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Yatra. If no securities or industry analysts commence coverage of Yatra, its share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Yatra change their recommendation regarding Yatra’s shares adversely, or provide more favorable relative recommendations about Yatra’s competitors, the price of Yatra’s Ordinary Shares would likely decline. If any analyst who may cover Yatra were to cease coverage of Yatra or fail to regularly publish reports on it, Yatra could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

If the Transaction’s benefits do not meet the expectations of investors or securities analysts, the market price of Yatra’s securities may decline.

If the benefits of the Transaction do not meet the expectations of investors or securities analysts, the market price of Yatra’s securities following the Closing of the Transaction may decline. Prior to the Closing, there has not been a public market for Yatra’s securities. Accordingly, the valuation ascribed to Yatra and the Terrapin Common Stock in the Transaction may not be indicative of the price that will prevail in the trading market following the Closing. If an active market for Yatra’s securities develops and continues, the trading price of Yatra’s securities following the Closing could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Yatra’s control. Any of the factors listed below could have a material adverse effect on your investment in Yatra’s securities and Yatra’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Yatra’s securities may not recover and may experience a further decline.

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Factors affecting the trading price of Yatra’s securities may include:

•	actual or anticipated fluctuations in Yatra’s periodic financial results or the financial results of companies perceived to be similar to Yatra;

•	changes in the market's expectations about Yatra’s operating results;

•	success of competitors;

•	Yatra’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Yatra or its industry in general;

•	operating and stock price performance of other companies that investors deem comparable to Yatra;

•	changes in laws and regulations affecting Yatra’s business;

•	Yatra’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving Yatra;

•	changes in Yatra’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Yatra’s Ordinary Shares available for public sale;

•	any major change in Yatra’s board of directors or management;

•	sales of substantial amounts of Ordinary Shares by Yatra’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Yatra’s securities irrespective of its operating performance. The stock market in general, and NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Yatra’s securities, may not be predictable. A loss of investor confidence in the market for travel-related securities or the stocks of other companies which investors perceive to be similar to Yatra could depress Yatra’s stock price regardless of Yatra’s business, prospects, financial conditions or results of operations. A decline in the market price of Yatra’s securities also could adversely affect Yatra’s ability to issue additional securities and its ability to obtain additional financing in the future.

There is no guarantee that, if listed, Yatra’s Ordinary Shares will continue to qualify for listing on the exchange for any period of time, or that the Converted Warrants will qualify for listing at all, and the failure to have the Ordinary Shares or Converted Warrants listed for any reason may negatively affect the value of the Ordinary Shares and/or Converted Warrants, as applicable.

Yatra intends to seek to have its Ordinary Shares approved for listing on NASDAQ prior to consummation of the Transaction so that as soon as practicable following the closing of the Transaction, the Ordinary Shares can begin trading, and it is a mutual condition to closing of the Transaction that the Ordinary Shares be admitted to trading only subject to official notice of the issuance of the Ordinary Shares. While Yatra also intends to seek to have the Converted Warrants approved for listing on NASDAQ, it is not obligated to do so pursuant to the terms of the Business Combination Agreement, and the Converted Warrants may not qualify for listing on NASDAQ. There are no guarantees that, if listed, Yatra’s Ordinary Shares or the Converted Warrants will continue to qualify for listing on NASDAQ, and the Ordinary Shares and/or Converted Warrants may become subject to trading and other restrictions imposed by the exchange for failure to meet certain listing standards or the Ordinary Shares and/or Converted Warrants may be delisted by the exchange. If the Ordinary Shares and/or Converted Warrants do not qualify for listing upon consummation of the Transaction or are ever in the future delisted, the holders could face significant consequences, including:

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•	a limited availability for market quotations for Yatra’s securities;

•	reduced liquidity with respect to Yatra’s securities;

•	a determination that Yatra’s securities are a “penny stock,” which will require brokers trading in those securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for those securities;

•	limited amount of news and analyst coverage for Yatra in the United States; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of Yatra's total outstanding shares will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Yatra's Ordinary Shares to drop significantly, even if Yatra's business is doing well.

Sales of a substantial number of shares of Yatra's Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Yatra's Ordinary Shares. After the Transaction, the Sponsors subject to certain restrictions on the assignability of their shares will hold approximately 14.8% of Yatra's Ordinary Shares. While the Sponsors have agreed not to transfer, assign or sell any of their shares of Terrapin Class F Common Stock or private placement shares until one year after the Closing (except in certain circumstances), these shares may be sold after the expiration of the lock-up. Pursuant to the terms of the Investor Rights Agreement, Yatra will be obligated to file, after it becomes eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by the Investors of Ordinary Shares issuable in connection with the Transaction. As restrictions on resale end, the market price of Yatra's Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. See the section entitled “Certain Agreements Related to the Transaction — The Investors Rights Agreement” for additional information.

Risks Related to Terrapin 3 and the Transaction

Terrapin 3’s directors and executive officers either directly or beneficially own shares of Terrapin Common Stock and Terrapin 3 warrants and have obligations and interests in the Transaction that are different from, or in addition to, Terrapin 3’s public stockholders. If the Transaction is not approved, the securities held by Terrapin 3’s directors and executive officers will likely become worthless.

In light of the amount of consideration paid by Terrapin 3’s initial stockholders for their Terrapin 3 securities, the initial stockholders, including Terrapin 3’s directors and executive officers, will likely significantly benefit from the consummation of the Transaction, even if the Transaction causes the market price of Terrapin 3’s securities to significantly decline. Furthermore, the $6.0 million purchase price of the 12,000,000 private placement warrants will be included in the working capital that is distributed to Terrapin 3’s public stockholders in the event of Terrapin 3’s dissolution and liquidation if Terrapin 3 fails to consummate an initial business combination by December 19, 2016. These factors may influence the Terrapin 3’s directors and executive officers in promoting the Transaction and/or soliciting proxies for the approval and adoption of the Business Combination Proposal. The Terrapin Common Stock and Terrapin 3 warrants held by Terrapin 3’s directors and executive officers (and/or their affiliated entities) had an aggregate market value (without taking into account any discount that may be attributed to such securities due to their restricted nature or any exercise limitations of the private placement warrants) of $60 million based on the closing sale prices of $10.09 and $0.53, respectively, on NASDAQ on the record date. The shares of Terrapin Class F Common Stock are subject to lock-up agreements, and the initial stockholders have waived any rights to receive any liquidation proceeds that may be distributed upon Terrapin 3’s liquidation in respect of their shares of Terrapin Class F Common Stock. Therefore, if the Business Combination Proposal is not approved by Terrapin 3’s stockholders, and Terrapin 3 is subsequently required to commence proceedings to dissolve and liquidate, shares of Terrapin Class F Common Stock and private placement warrants held directly or beneficially by Terrapin 3’s directors and executive officers will be worthless.

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In addition, in considering the recommendation of Terrapin 3’s board of directors elsewhere in this proxy statement/prospectus to vote “FOR” the Business Combination Proposal, you should be aware that: (i) the Sponsors have the right to designate three individuals to be nominated for election to serve as directors of Yatra upon the Closing, and to re-designate those directors (or designate replacement directors) following the Closing; (ii) Terrapin 3’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Terrapin 3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated; and (iii) the current directors and officers of Terrapin 3 have the right to continued indemnification, and to receive the benefit of directors’ and officers’ liability insurance, after the Transaction.

In addition, if Terrapin 3 dissolves and liquidates prior to the consummation of an initial business combination, Messrs. Leight, Arora and Barudin will be jointly and severally liable to Terrapin 3, and the Macquarie Sponsor has agreed to indemnify such individuals for 50% of any such liability, if and to the extent any claims by a vendor for services rendered or products sold to Terrapin 3, or a prospective target business with which Terrapin3 has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below $10.00 per public share or, other than due to the failure to obtain such waiver, such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and fund working capital requirements, and subject to certain exceptions.

The personal and financial interests of Terrapin 3’s directors may have influenced their decision as members of Terrapin 3’s board of directors to approve and adopt the Business Combination Agreement. In considering the recommendations of Terrapin 3’s board of directors to vote “FOR” the adoption of the Business Combination Proposal, you should consider these interests. Additionally, the exercise of the directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the stockholders’ best interest.

Terrapin 3’s initial stockholders have agreed to vote in favor of the Transaction, regardless of how its public stockholders vote.

Unlike many other blank check companies in which the initial stockholders agree to vote their shares of Terrapin Class F Common Stock in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Terrapin 3’s initial stockholders have agreed to vote their shares of Terrapin Class F Common Stock, as well as any public shares purchased during or after Terrapin 3’s IPO, in favor of its initial business combination. Terrapin 3’s initial stockholders own approximately 35% of the outstanding shares of Terrapin Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case in certain other blank check companies if Terrapin 3’s initial stockholders agreed to vote their shares of Terrapin Class F Common Stock in accordance with the majority of the votes cast by Terrapin 3’s public stockholders.

Terrapin 3 may not be able to complete its initial business combination by December 19, 2016, in which case it would cease all operations except for the purpose of winding up and it would redeem its public shares and liquidate.

If Terrapin 3 has not completed its initial business combination by December 19, 2016, its amended and restated certificate of incorporation provides that it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest income (net of taxes payable and any amounts released to Terrapin 3 to fund working capital requirements, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Terrapin 3’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to Terrapin 3’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of liquidation, there will be no distribution with respect to Terrapin 3’s outstanding warrants. Accordingly, the warrants will expire worthless.

For illustrative purposes, based on funds in the trust account of approximately $99.4 million on November 1, 2016 and estimated $0.00 in taxes payable, the estimated per share redemption price would have been approximately $10.00.

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In connection with the stockholder vote to approve the Business Combination Proposal, Terrapin 3’s sponsors, directors, executive officers, advisors and their affiliates may elect to purchase shares from public stockholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of Yatra’s common stock following the Closing.

In connection with the stockholder vote to approve the Business Combination Proposal, Terrapin 3’s sponsors, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Terrapin 3 shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Terrapin 3’s sponsors, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Transaction and thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal or to satisfy the closing condition in the Business Combination Agreement that requires Terrapin 3 to have at least $100 million of cash at the Closing, where it appears that such requirement would otherwise not be met. This may result in the completion of the Transaction that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of Terrapin Class A Common Stock and the number of beneficial holders of Terrapin 3’s securities, and thus the public “float” of Yatra’s Ordinary Shares and the number of beneficial holders of Yatra’s securities immediately after the Closing, may be reduced, possibly making it difficult for Yatra to obtain or maintain the listing of the Ordinary Shares on NASDAQ.

If a Terrapin 3 public stockholder fails to comply with the procedures for tendering its shares in connection with the Transaction, such shares may not be redeemed.

This proxy statement/prospectus describes the various procedures that must be complied with in order for a holder of Terrapin Class A Common Stock to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

Terrapin 3’s securityholders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate their investment, therefore, Terrapin 3’s securityholders may be forced to sell their public shares or warrants, potentially at a loss.

Terrapin 3’s public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of the Closing of the Transaction, and then only in connection with those shares of Terrapin Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described in this proxy statement/prospectus, and the redemption of Terrapin 3’s public shares if Terrapin 3 is unable to complete an initial business combination by December 19, 2016, subject to applicable law and as further described in this proxy statement/prospectus. In addition, if Terrapin 3’s plan to redeem its public shares if it is unable to complete an initial business combination by December 19, 2016 is not completed for any reason, compliance with Delaware law may require that Terrapin 3 submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the trust account. In that case, public stockholders may be forced to wait beyond December 19, 2016 before they receive funds from the trust account. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate their investment, Terrapin 3’s securityholders may be forced to sell their public shares or warrants, potentially at a loss.

Because the market price of Yatra’s Ordinary Shares and the Converted Warrants will fluctuate and because there is currently no trading market for the Ordinary Shares or the Converted Warrants, Terrapin 3 securityholders cannot be sure of the value of the consideration they will receive when the Transaction is completed, and the value may be less than what respective securityholders originally paid for their shares of Terrapin Common Stock or Terrapin warrants.

If the Transaction is completed, each public stockholder will receive one Yatra Ordinary Share for each share of Terrapin Class A Common Stock for which the holder did not validly exercise redemption rights, and each outstanding warrant to purchase shares of Terrapin Class A Common Stock will be converted into a warrant to purchase the same number of Yatra Ordinary Shares. The value of Yatra’s Ordinary Shares and the Converted Warrants may vary significantly from the closing price of the Terrapin Class A Common Stock or Terrapin’s warrants on the date the Transaction was announced, on the date the parties entered into the Business Combination Agreement, on the date that this proxy statement/prospectus was mailed to Terrapin 3’s stockholders or on the date of the special meeting of Terrapin 3’s stockholders, or thereafter. No trading market for Yatra’s Ordinary Shares or the Converted Warrants currently exists and, therefore, Terrapin 3’s securityholders cannot be sure of the price at which the Ordinary Shares or Converted Warrants will trade if the Transaction is completed. Therefore, the value of the Yatra Ordinary Shares and/or the Converted Warrants that Terrapin 3’s securityholders receive in the Transaction may be lower than what Terrapin 3’s securityholders originally paid for their corresponding securities of Terrapin 3 prior to the Transaction.

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The ability of Terrapin 3’s public stockholders to exercise redemption rights with respect to a large number of shares of Terrapin Class A Common Stock could increase the probability that the Transaction will be unsuccessful and that Terrapin 3’s stockholders will have to wait for liquidation in order to redeem their stock.

Since the Business Combination Agreement requires that Terrapin 3 have, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million of cash to be received pursuant to the Forward Purchase Contract, as amended by the Forward Purchase Contract Amendment), the probability that the Transaction will be unsuccessful is increased if a large number of Terrapin 3’s public shares are tendered for redemption. If the Transaction is unsuccessful, Terrapin 3’s public stockholders will not receive their pro rata portion of the trust account until the trust account is liquidated. If Terrapin 3’s public stockholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time, the Terrapin Class A Common Stock may trade at a discount to the pro rata per share amount in the trust account. In either situation, Terrapin 3’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Terrapin 3 is liquidated or Terrapin 3’s stockholders are able to sell their stock in the open market.

If a Terrapin 3 public stockholder chooses to redeem his, her or its shares, he, she or it may not exercise his, her or its redemption rights to cause the redemption of his, her or its shares of Terrapin Class A Common Stock for a pro rata portion of the trust account, including any interest earned thereon, less franchise and income taxes payable, until the date that is two business days prior to the date of the special meeting of Terrapin 3’s stockholders.

Stockholders holding shares of Terrapin Class A Common Stock issued in Terrapin 3’s IPO, whether or not they vote against the Business Combination Proposal, may elect to redeem all or a portion of their shares of Terrapin Class A Common Stock upon the completion of the Transaction for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the remaining proceeds of Terrapin 3’s IPO as of two business days prior to the Closing, including interest, less taxes payable, upon the Closing. Any stockholder who seeks to exercise this redemption right must, with respect to the portion of shares he or she wishes to redeem, prior to 5:00 p.m. Eastern time on December 8, 2016 (two business days before the special meeting), (i) submit a written request to Terrapin 3’s transfer agent that Terrapin 3 redeem such public shares for cash, and (ii) deliver their stock to Terrapin 3’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, Terrapin 3’s transfer agent, is listed on page 13.

If an individual stockholder or a “group” of stockholders are deemed to hold in excess of 10% of Terrapin Class A Common Stock, that individual or group will lose the ability to redeem all such shares in excess of 10% of Terrapin Class A Common Stock.

Terrapin 3’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the public shares (the “Excess Shares”). As of November 1, 2016, that would equal 2,127,500 public shares issued in Terrapin 3’s IPO. However, stockholders are not restricted from voting all of their shares (including Excess Shares) for or against the Transaction. The inability to redeem the Excess Shares will reduce the influence of Terrapin 3’s public stockholders over Terrapin 3’s ability to complete the Transaction, and such stockholders could suffer a material loss on their investment in Terrapin 3 if they sell their Excess Shares in open market transactions. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if Terrapin 3 completes the Transaction. As a result, such stockholders would continue to hold that number of shares exceeding 10% and, in order to dispose of such shares, would be required to sell their Yatra Ordinary Shares received in the Transaction in open market transactions, potentially at a loss.

Terrapin 3 expects to incur significant costs associated with the Transaction, whether or not the Transaction is completed, and if such costs reduce Terrapin 3’s available cash at Closing below a specified amount, Yatra may not be obligated to consummate the Transaction.

Whether or not the Transaction is completed, Terrapin 3 expects to incur significant costs associated with the Transaction, including due diligence, legal, accounting and other expenses associated with structuring, negotiating and documenting the Transaction. If the parties do not consummate the Transaction, and if time permits Terrapin 3 to seek an alternative business combination, then the costs Terrapin 3 will have incurred with respect to the Transaction will reduce the amount of cash otherwise available to complete an alternative business combination. Terrapin 3 estimates that it will incur significant transaction costs associated with the Transaction of approximately $10 million. In addition, if the combination of deferred underwriting fees and commissions and Terrapin 3’s transaction expenses, together with redemptions of public shares in connection with the Transaction, then Terrapin 3 may not be able to meet the closing condition contained in the Business Combination Agreement that Terrapin 3 have, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million of cash to be received pursuant to the Forward Purchase Contract, as amended by the Forward Purchase Contract Amendment), and Yatra will not be obligated to consummate the Transaction.

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Securityholders may decide to sell the Terrapin Class A Common Stock or the public warrants prior to the Closing, or Yatra’s Ordinary Shares or the Converted Warrants after the Closing, which could cause a decline in their market prices.

Some holders of Terrapin 3’s securities may be disinclined to own securities in a company that is not a U.S. company. This or other factors could result in the sale of shares of Terrapin Class A Common Stock or of public warrants prior to the parties consummating the Transaction (in addition to exercises by Terrapin 3’s stockholders of their redemption rights) or the sale of Yatra’s Ordinary Shares or the Converted Warrants after completion of the Transaction. In addition, the market price of Terrapin 3’s and Yatra’s securities may be adversely affected by arbitrage activities occurring prior to completion of the Transaction. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of Terrapin 3’s securities before the Transaction is completed, and Yatra’s securities after the completion of the Transaction.

Public stockholders at the time of the Transaction who purchased their Terrapin 3 units in Terrapin 3’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.

Terrapin 3’s public stockholders may allege that some aspects of the Transaction are inconsistent with the disclosure contained in the prospectus issued by Terrapin 3 in connection with the offer and sale in its IPO of units consisting of common stock and warrants, including the structure of the proposed Transaction (including that Terrapin 3 itself is not acquiring voting securities of Yatra). Consequently, a Terrapin 3 stockholder who purchased shares in the IPO (excluding the initial stockholders) and still holds them at the time of the Transaction and who does not seek to exercise redemption rights might seek rescission of the purchase of the units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders bring successful rescission claims against Terrapin 3, it may not have sufficient funds following the consummation of the Transaction to pay such claims, or if claims are successfully brought against Yatra following the consummation of the Transaction, Yatra’s results of operations could be adversely affected and, in any event, Yatra may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

If Yatra or third parties bring claims against Terrapin 3, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Terrapin 3’s placing of funds in the trust account may not protect those funds from third party claims against it. Although Yatra has agreed and Terrapin 3 has sought to have all vendors, service providers, prospective target businesses or other entities with which it does business agree to waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Terrapin 3’s public stockholders, such parties may not execute such agreements, or, even if they execute such agreements, may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Terrapin 3’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Terrapin 3’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if Terrapin 3’s management believes that such third party’s engagement would be significantly more beneficial to Terrapin 3 than any other alternative.

Examples of possible instances where Terrapin 3 may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Terrapin 3’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Terrapin 3’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims that they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Terrapin 3 and will not seek recourse against the trust account for any reason. Upon redemption of its shares, if Terrapin 3 is unable to complete the Transaction with Yatra within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Transaction, Terrapin 3 will be required to provide for payment of claims of creditors that were not waived that may be brought against Terrapin 3 within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share currently held in the trust account, due to claims of such creditors. Messrs. Leight, Arora and Barudin have agreed that they will be jointly and severally liable to Terrapin 3, and the Macquarie Sponsor has agreed to indemnify such individuals for 50% of any such liability, if and to the extent any claims by a vendor for services rendered or products sold to Terrapin 3, or a prospective target business with which Terrapin 3 has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account, in each case less the amount of interest which may be withdrawn to pay taxes or fund Terrapin 3’s working capital requirements taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Terrapin 3’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Leight, Arora and Barudin will not be responsible to the extent of any liability for such third party claims. However, Terrapin 3 has not asked Leight, Arora or Barudin to reserve for such indemnification obligations, and Terrapin 3 cannot assure you that Messrs. Leight, Arora and Barudin would be able to satisfy those obligations. None of Terrapin 3’s other officers or directors will indemnify Terrapin 3 for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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Terrapin 3’s directors may decide not to enforce the indemnification obligations of Messrs. Leight, Arora and Barudin, resulting in a reduction in the amount of funds in the trust account available for distribution to Terrapin 3’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of $10.00 per share or such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes or for working capital purposes, and Messrs. Leight, Arora and Barudin assert that they are unable to satisfy their joint and several obligations or that they have no indemnification obligations related to a particular claim, Terrapin 3’s independent directors would determine whether to take legal action against Messrs. Leight, Arora and Barudin to enforce their indemnification obligations. While Terrapin 3 currently expects that its independent directors would take legal action on Terrapin 3’s behalf against Messrs. Leight, Arora and Barudin to enforce their joint and several indemnification obligations to Terrapin 3, it is possible that Terrapin 3’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Terrapin 3’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Terrapin 3’s public stockholders may be reduced below $10.00 per share.

If Terrapin 3 is forced to liquidate, its stockholders may be held liable for claims by third parties against it to the extent of distributions received by them.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the trust account distributed to Terrapin 3’s public stockholders upon the redemption of 100% of its public shares in the event it does not consummate an initial business combination by December 19, 2016 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, Terrapin 3 intends to redeem its public shares as soon as reasonably possible following December 19, 2016 in the event it does not consummate an initial business combination and, therefore, it does not intend to comply with those procedures.

Because Terrapin 3 will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time, that will provide for the payment of all existing and pending claims or claims that may be potentially brought against Terrapin 3 within the ten years following dissolution. However, because Terrapin 3 is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses, the only likely claims to arise would be from vendors (such as lawyers, investment bankers, and consultants) or prospective target businesses. If Terrapin 3’s plan of distribution complies with Section 281(b) of the DGCL, any liability of its stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurance that Terrapin 3 will properly assess all claims that may be potentially brought against it. As such, Terrapin 3’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the trust account distributed to Terrapin 3’s public stockholders upon the redemption of 100% of its public shares in the event it does not consummate an initial business combination within the required timeframe is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

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If Terrapin 3 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by Terrapin 3’s stockholders. Furthermore, because Terrapin 3 intends to distribute the proceeds held in the trust account to its public stockholders promptly after December 19, 2016 in the event it does not consummate an initial business combination, this may be viewed or interpreted as giving preference to its stockholders over any potential creditors with respect to access to or distributions from Terrapin 3’s assets. Furthermore, Terrapin 3’s board of directors may be viewed as having breached its fiduciary duties to Terrapin 3’s creditors and/or may have acted in bad faith, thereby exposing itself and Terrapin 3 to claims of punitive damages, by paying its stockholders from the trust account prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against Terrapin 3 for these reasons.

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THE SPECIAL MEETING OF TERRAPIN 3 STOCKHOLDERS

The Terrapin 3 Special Meetings

Terrapin 3 is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders in connection with the Business Combination Proposal and the Adjournment Proposal.

Date, Time and Place of Special Meeting

The special meeting of stockholders will be held at 10:00 a.m., Eastern time, on December 12, 2016, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York, 10166, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and acting upon the Business Combination Proposal and the Adjournment Proposal.

Purpose of the Special Meeting

At the Terrapin 3 special meeting of stockholders, Terrapin 3 will ask the Terrapin 3 stockholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve the adoption of the Business Combination Agreement and the First Merger.

•	The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal.

Recommendation of Terrapin 3 Board of Directors

Terrapin 3’s board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Terrapin 3 and its stockholders and recommends that its stockholders vote “FOR” each of the proposals.

In considering the recommendation of Terrapin 3’s board of directors to vote “FOR” the Business Combination Proposal, you should be aware that Terrapin 3’s directors and executive officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder, as more fully described below. See “Proposals to Be Considered by Terrapin 3’s Stockholders—The Business Combination—Interests of Terrapin 3’s Directors and Executive Officer in the Business Combination.”

Record Date and Voting

The record date for the special meeting is November 14, 2016. Record holders of Terrapin Common Stock at the close of business on the record date are entitled to notice of and to vote at the special meeting of stockholders. On the record date, there were 15,256,862 shares of Terrapin Common Stock outstanding. Each share of Terrapin Common Stock is entitled to one vote at the special meeting of stockholders. The holders of Terrapin Common Stock acquired in Terrapin 3’s IPO or afterwards (other than the initial stockholders as described below) are free to vote their shares in their discretion.

Under the Forfeiture Agreement, the holders of Terrapin Class F Common Stock will forfeit one-half of the shares of Terrapin Class F Common Stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forefeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). As a result, those 2,159,375 shares will not participate in the Mergers. Those shares, however, will be outstanding on the record date for the special meeting of stockholders and the holders will be entitled to vote those shares on the Business Combination Proposal and the Adjournment Proposal.

Terrapin 3’s initial stockholders have agreed to vote all of their shares of Terrapin Class F Common Stock and any public shares acquired by them in favor of the Business Combination Proposal. Terrapin 3’s issued and outstanding warrants do not have voting rights at the special meeting of stockholders.

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Voting Your Shares

Each share of Terrapin Common Stock that you own in your name as of the record date entitles you to one vote. Your proxy card shows the number of shares of Terrapin Common Stock that you own. There are two ways to vote your Terrapin Common Stock at the special meeting of stockholders:

•	you can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by Terrapin 3’s board, “FOR” the approval of the Business Combination Proposal and the Adjournment Proposal; or

•	you can attend the special meeting and vote in person. Terrapin 3 will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Terrapin 3 can be sure that the broker, bank or nominee has not already voted your shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares, you may call Terrapin’s proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and brokers: (203) 658-9400

Email: TRTL.info@morrowco.com

Quorum and Vote Required for Stockholder Proposals

A quorum of stockholders is necessary to hold a valid meeting of Terrapin 3 stockholders at which action can be taken. A quorum will be present at the Terrapin 3 stockholders meeting if at least a majority of the outstanding shares of Terrapin Common Stock are represented by stockholders present at the meeting or by proxy. On the record date for the special meeting of Terrapin 3 stockholders, there were 15,256,862 shares of Terrapin Common Stock outstanding and entitled to vote.

The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the shares of Terrapin Common Stock outstanding as of the record date. The approval of the Adjournment Proposal requires the affirmative vote of at least a majority of the shares of Terrapin Common Stock represented in person or by proxy and entitled to vote on the proposal at the special meeting of stockholders.

Yatra Shareholders Approvals

In addition, Yatra’s shareholders must approve and adopt: (a) the Business Combination Agreement; (b) the Second Merger; (c) Yatra’s Sixth Amended and Restated Memorandum and Articles of Association; (d) the issuance of the Yatra Ordinary Shares issuable in the Mergers to Terrapin 3’s stockholders; (e) the termination of the existing registration rights agreement and investor rights agreement, in each cash, among Yatra and its current shareholders; (f) the entry into the Investor Rights Agreement; and (g) the listing of Yatra’s Ordinary Shares on NASDAQ. Yatra will seek approval of the foregoing matters from its shareholders on or about the time of the special meeting of Terrapin 3’s stockholders.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Terrapin 3 stockholders. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and “AGAINST” the Adjournment Proposal. A broker non-vote will have the effect of a vote “AGAINST” the Business Combination Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow & Co., LLC, Terrapin 3’s proxy solicitor, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902.

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Redemption Rights

Pursuant to Terrapin 3’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. If demand is properly made and the Transaction is consummated, these shares, immediately prior to the Transaction, will cease to be outstanding and will represent only the right to receive a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $99.4 million on November 1, 2016 and estimated $0.00 in taxes payable, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of warrants in connection with the Transaction.

In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on December 8, 2016 (two business days before the special meeting), both:

•	Submit a request in writing that Terrapin 3 redeem your public shares for cash to Continental Stock Transfer & Trust Company, Terrapin 3’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

and

•	Deliver your public shares either physically or electronically through DTC to the transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Terrapin 3’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Terrapin 3 does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Terrapin 3’s consent, until the vote is taken with respect to the Transaction. If you delivered your shares for redemption to Terrapin 3’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Terrapin 3 has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that Terrapin 3 has, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million to be paid to Terrapin 3 pursuant to the terms of the Forward Purchase Contract Amendment). If redemptions by Terrapin 3 public stockholders cause Terrapin 3 to be unable to meet this closing condition, then Yatra will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition. In the event that Yatra waives this condition, Terrapin 3 does not intend to seek additional stockholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will Terrapin 3 redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Prior to exercising redemption rights, stockholders should verify the market price of Terrapin Common Stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. No assurance can be made that you will be able to sell your shares of Terrapin Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Terrapin Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Terrapin Common Stock will cease to be outstanding immediately prior to the Transaction and will only represent the right to receive the per-share redemption price. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

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If the Transaction is not approved and Terrapin 3 does not consummate an initial business combination by December 19, 2016, Terrapin 3 will be required to dissolve and liquidate and its warrants will expire worthless.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available for Terrapin 3 stockholders in connection with the Transaction.

Solicitation of Proxies

Terrapin 3 will pay the cost of soliciting proxies for the special meeting. Terrapin 3 has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting. Terrapin 3 is paying its proxy solicitor a fixed fee of $24,000 for solicitation services. This amount excludes a $6.50 solicitation fee per telephone call, should such calls be deemed necessary by Terrapin 3. Terrapin 3 will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Terrapin 3 also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Terrapin Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Terrapin Common Stock and in obtaining voting instructions from those owners. Terrapin 3’s directors and officers may solicit proxies in person by telephone or fax, each without receiving any additional compensation for his or her services. They will not be paid any additional amounts for soliciting proxies.

Terrapin 3 has engaged Deutsche Bank to serve as its capital market advisors in connection with the Transaction, for no additional consideration. In such capacity, Deutsche Bank may also solicit proxies from Terrapin 3’s stockholders. Deutsche Bank acted as underwriter in the Terrapin 3’s IPO and, upon completion of the Transaction, Deutsche Bank will be entitled to receive deferred underwriting commissions of approximately $3.7 million (after giving effect to the Amendment to Underwriting Agreement). If the Transaction is not consummated and Terrapin 3 is required to be dissolved and liquidated, Deutsche Bank will not receive any of these funds and the funds will be returned to Terrapin 3’s public stockholders upon its liquidation.

Stock Ownership

As of the record date, Terrapin’s initial stockholders beneficially own an aggregate of 35% of the outstanding shares of Terrapin Common Stock. Terrapin 3’s initial stockholders have agreed to vote all of their shares of Terrapin Class F Common Stock and any public shares acquired by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, none of the initial stockholders have acquired any shares of Terrapin Common Stock since the date of Terrapin 3’s IPO.

Under the Forfeiture Agreement, the holders of Terrapin Class F Common Stock will forfeit one-half of the shares of Terrapin Class F Common Stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forefeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). As a result, those 2,159,375 shares will not participate in the Mergers. Those shares, however, will be outstanding on the record date for the special meeting of stockholders and the holders will be entitled to vote those shares on the Business Combination Proposal and the Adjournment Proposal.

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PROPOSALS TO BE CONSIDERED BY TERRAPIN 3’S STOCKHOLDERS

THE BUSINESS COMBINATION PROPOSAL

Background of the Transaction

The terms of the Business Combination Agreement are the result of arm’s length negotiations between representatives of Terrapin 3 and Yatra. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

On July 22, 2014, Terrapin 3 consummated its IPO of 21,275,000 units, each unit consisting of one share of Terrapin Class A Common Stock and one warrant to purchase one-half of one share of Terrapin Class A Common Stock at an exercise price of $5.75 per half share ($11.50 per whole share), generating gross proceeds of $212,750,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO, Terrapin 3 completed the private placement of 12,000,000 private placement warrants, issued to Macquarie Sponsor, Apple Orange LLC, Noyac Path LLC and Periscope, LLC, generating gross proceeds of $6,000,000. A total of $212,750,000 from the net proceeds from the IPO and the private placement were placed in the trust account.

Simultaneously with the consummation of the IPO, the Macquarie Sponsor entered into a Forward Purchase Contract to purchase, in a private placement for gross proceeds of approximately $40,000,000 to occur concurrently with the consummation of Terrapin 3’s initial business combination, 4,000,000 of Terrapin 3’s units on substantially the same terms as the sale of units in the IPO at $10.00 per unit, and 1,000,000 shares of Terrapin Class F Common Stock on the same terms as the sale of shares of Terrapin Class F Common Stock to the Sponsors prior to the IPO.

The Forward Purchase Contract is subject to the following closing conditions:

•	the representations and warranties made by Terrapin 3 in the Forward Purchase Contract are true and correct in all material respects;

•	all covenants, agreements and conditions contained in the Forward Purchase Contract have been performed by Terrapin 3;

•	Terrapin 3 has obtained all blue sky law permits and qualifications required by any state for the offer and sale of the private placement units; and

•	The Macquarie Sponsor has provided its consent to the business combination, which it can withhold for any reason.

The Macquarie Sponsor has the right to designate a director to Terrapin 3’s board of directors. The Macquarie Sponsor’s designee on Terrapin 3’s board of directors is Mr. Redmond.

In connection with the forfeiture of one-half of the shares of Terrapin Class F Common Stock pursuant to the Forfeiture Agreement and in light of the size of the Transaction, Terrapin 3 requested, and the Macquarie Sponsor agreed, that the size of the Forward Purchase Contract be reduced from $40.0 million to $20.0 million. Terrapin 3 believed that if additional equity funding was needed to complete the Transaction it could be obtained on terms more favorable to Terrapin 3 than the Forward Purchase Contract.

After the IPO, Terrapin 3's officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination.

Representatives of Terrapin 3 were contacted by numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other members of the financial, entertainment, media and technology communities. Terrapin 3's officers and directors and their affiliates also brought to its attention target business candidates.

During this search process, Terrapin 3 reviewed more than 250 acquisition opportunities in a wide variety of industries and entered into 73 non-disclosure agreements. Terrapin 3 entered into extended discussions with more than 30 potential target businesses or their representatives. Terrapin 3 ultimately determined to abandon each of its other potential acquisition opportunities either because (i) the target pursued an alternative transaction or strategy, or (ii) Terrapin 3 concluded that the target business would not be a suitable acquisition for Terrapin 3.

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On or about May 2, 2016, representatives from the Macquarie Sponsor presented Yatra as a potential target for a business combination with Terrapin 3. The Macquarie Sponsor noted the potential growth opportunities of the Indian online travel market and Yatra’s desire to obtain growth capital. The representatives from the Macquarie Sponsor presenting Yatra to Terrapin 3 were familiar with Yatra, in part, due to certain minority equity investments representing approximately 1.5% of the current outstanding shares and debt of approximately $5.1 million held by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor, in Yatra as well as Macquarie Sponsor’s familiarity with the global travel sector. The Terrapin 3 working team expressed interest in the opportunity and began the process of obtaining a nondisclosure agreement in order to review nonpublic information from Yatra.

On May 11, 2016, representatives of Yatra forwarded a nondisclosure agreement to Terrapin 3 to facilitate the review by Terrapin 3 of non-public information. The parties negotiated changes in the proposed nondisclosure agreement and on May 12, 2016, Terrapin 3 executed the nondisclosure agreement and received preliminary company presentations from Yatra.

On May 13, 2016, Messrs. Nathan Leight, Chairman of Terrapin 3’s Board of Directors, Sanjay Arora, Chief Executive Officer, and Guy Barudin, Chief Financial Officer, held a conference call with representatives from the Macquarie Sponsor to review the materials prepared by Yatra and consider the merits of Yatra as a potential merger candidate for Terrapin 3. Considerations included Yatra’s rapid historic and projected growth, its potential attractiveness as a public company and the favorable demographic and economic trends in Yatra’s target markets. Discussions also included the likelihood that Terrapin 3 would need to reduce by half the number of shares of Terrapin Class F Common Stock in order to accommodate the valuation and capital structure needs of a transaction of the size of Yatra, which was at the low end of Terrapin 3’s stated target transaction size range.

On May 17, 2016, an introductory teleconference took place between Messrs. Leight and Arora and members of Terrapin 3 staff, representatives of the Macquarie Sponsor, Macquarie Corporate Holdings (in its capacity as an investor in Yatra) and executive officers of Yatra, Mr. Dhruv Shringi, Chief Executive Officer, and Mr. Alok Vaish, Chief Financial Officer. The parties discussed Yatra’s background and strategic prospects as well as the potential steps involved in a business combination with Terrapin 3.

Between May 18, 2016 and May 31, 2016, Terrapin 3 conducted research on the Indian online travel market, including reviewing financial models provided by Yatra, evaluating Yatra’s competitive positioning and assessing general economic and demographic trends in the Indian travel market. Terrapin 3 also continued to evaluate other potential transaction opportunities with particular emphasis on the relative merits of each as the best candidate for a business combination.

On May 31, 2016, Messrs. Leight, Arora, Barudin and other Terrapin 3 staff, along with representatives from the Macquarie Sponsor and Macquarie Corporate Holdings, conducted a review of Yatra’s historic and current business and its potential as a business combination candidate. This discussion included an assessment of Yatra’s shareholders, their potential priorities and the company’s historic consideration of liquidity alternatives.

On June 1, 2016, Messrs. Shringi and Vaish met via teleconference with Messrs. Leight, Arora and Barudin and other representatives from Terrapin 3, the Macquarie Sponsor and Macquarie Corporate Holdings to review Yatra’s financial and business models.

Throughout the month of June 2016, Terrapin 3 representatives continued to conduct due diligence on Yatra and to research Yatra’s markets and outlook. This research placed particular emphasis on Yatra’s relative strengths and risks when compared with other potential business combination candidates. This research included consultation with independent experts via teleconferences that included representatives of Terrapin 3 and the Macquarie Sponsor between June 25 and July 5, 2016. This research and evaluation continued through the execution of the Original Business Combination Agreement on July 13, 2016.

Between June 3, 2016 and June 8, 2016, several teleconferences were held between Messrs. Shringi and Vaish, Mr. Arora, and representatives of the Macquarie Sponsor and Macquarie Corporate Holdings to discuss the steps involved in a business combination with a special purpose acquisition company like Terrapin 3, to review Yatra’s strategic, marketing and operations plans, and to conduct more detailed reviews of Yatra’s financial models.

On June 9, 2016, Messrs. Shringi and Vaish introduced by teleconference Mr. Arora and representatives of the Macquarie Sponsor to Yatra’s major shareholders, including representatives of Norwest Venture Partners, and representatives of Valiant Capital Partners.

On June 9, 2016, counsel to Yatra, counsel to Terrapin 3 and counsel to Norwest Venture Partners, engaged in a conference call to discuss potential legal structures under which the potential business combination could be consummated and other related matters.

On June 10, 2016, Terrapin 3 filed a proxy statement with the SEC setting a special meeting of stockholders to request stockholder approval to, among things, extend the date by which Terrapin had to consummate a business combination (the “Extension”) for an additional 150 days, from July 22, 2016 to December 19, 2016, provided that Terrapin executed a definitive agreement for a business combination on or before July 22, 2016.

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On June 12, 2016, Terrapin 3 conducted a teleconference to introduce senior executives from Yatra to bankers at Deutsche Bank, including members of Deutsche Bank’s India and technology banking teams, for additional discussions about Yatra’s business and prospects. The discussions included a review the logistics of a potential business combination and the schedule and travel demands on Yatra’s management.

On June 13, 2016, Terrapin 3’s Board of Directors met by teleconference. The entire Board of Directors participated in the meeting. At this meeting, Mr. Leight and Mr. Arora updated the Board on Terrapin 3’s ongoing search for a business combination, including Yatra and other potential merger partners. The Board also considered a non-binding offer to be extended to a candidate other than Yatra. Messrs. Leight and Arora also briefed the board on the timetable and status of Terrapin 3’s efforts to obtain stockholder approval for an extension of the time Terrapin 3 would have to close a business combination beyond July 22, 2016 as required by its amended and restated certificate of incorporation.

On June 16, 2016, Deutsche Bank’s US and international teams debriefed Messrs. Leight, Arora and Barudin, other Terrapin 3 staff and representatives of the Macquarie Sponsor on the potential for a business combination with Yatra. This discussion included a review of relative valuations of similar companies and a comparison of Yatra’s sector to the industry sectors of other potential business combinations under consideration by Terrapin 3. Subsequently during that day, Terrapin 3 updated Deutsche Bank on discussions with Yatra management.

On June 17, 2016, Terrapin 3 sent to representatives of Macquarie Corporate Holdings by email an initial, non-exclusive, non-binding proposal outlining terms and conditions for a business combination between Yatra and Terrapin 3. This proposal was subsequently presented to Yatra’s management.

Between June 18, 2016 and June 22, 2016, Yatra’s shareholders and directors conducted a series of telephone calls and telephonic meetings and consultations with their advisors to discuss the terms of the proposed business combination. Messrs. Shringi and Vaish were designated to lead negotiations on behalf of Yatra.

On June 22, 2016, Messrs. Shringi and Arora and representatives of Norwest and Valiant discussed via teleconference the details of the proposed business combination. Telephone conversations regarding various terms of the proposed transaction continued between the parties on June 23 and 24, 2016.

On June 23, 2016, counsel to Yatra and counsel to Terrapin 3 engaged in a conference call to discuss the proposed legal structure of the potential business combination and other related matters.

On June 25, 2016, Messrs. Shringi and Vaish held a teleconference with Messrs. Arora and Barudin along with Terrapin 3 and representatives of the Macquarie Sponsor and Macquarie Corporate Holdings to review due diligence materials and to address outstanding questions regarding Yatra’s financial plans and models and marketing plans.

On June 26, 2016, Mr. Arora sent by email to Mr. Shringi and representatives of Norwest and Valiant a revised proposal reflecting certain final changes to the terms of a proposed agreement between Terrapin 3 and Yatra.

On June 27, 2016, counsel to Yatra and counsel to Terrapin 3 engaged in a conference call to discuss the legal structure of the potential business combination and other related matters.

On June 30, 2016, Mr. Leight met in San Francisco with representatives of Norwest to discuss the potential transaction, including the various interests of Yatra’s different shareholders and how a transaction might be structured to meet the needs of all parties.

From June 30 to July 8, 2016, counsel for Yatra and Terrapin 3 exchanged drafts of the Original Business Combination Agreement and related documents and agreements and engaged in negotiations of such documents and agreements.

Between July 1 and July 8, 2016, Messrs. Arora and Shringi and their advisors had extensive discussions regarding the terms of a potential transaction including valuation, use of Terrapin 3’s funds from the trust account under various scenarios, and differing priorities among Yatra’s shareholders. Negotiations continued while the teams from all parties continued due diligence. During the course of these negotiations, Terrapin 3 continued to consider alternative business combinations with two companies operating in the natural resources and shipping industries, respectively.

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On July 8, 2016, Messrs. Arora, Shringi and their advisors exchanged emails to reflect the general agreement of the parties on valuation and structure, based on extensive discussions over the prior weeks.

Between July 9, 2016 and July 15, 2016, Mr. Robert Plotkin, Terrapin 3’s director of technology, traveled to India in order to conduct on-site due diligence at Yatra’s headquarters in Gurgaon, India and at the Company’s engineering and data center in Mumbai, India. Meetings were held with senior staff to review operational and technology plans, procedures, physical and data security measures, and overall strategy.

On July 11, 2016, Terrapin 3’s board of directors met via teleconference, with all board members present. The purpose of the meeting was to review the status of the discussions with Yatra and the latest drafts of the documents and agreements concerning the Yatra transaction, including the Original Business Combination Agreement and the Forfeiture Agreement, to review and discuss Yatra’s financial models and forecasts, and to discuss timing of the Transaction relative to the special meeting of stockholders to vote to extend the time by which Terrapin 3 must complete a business combination. During July 11, 2016 and 12, 2016, each member of Terrapin 3’s board of directors received copies of the draft Original Business Combination Agreement and related documents and agreements, including financial models and a draft fairness opinion from Ladenburg Thalmann. In light of investments in Yatra by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor, Mr. Redmond informed Mr. Leight and Mr. Arora that he would recuse himself from the discussion and vote regarding the business combination.

From July 11 to July 13, 2016, counsel to Yatra and Terrapin 3 continued to exchange drafts of, to negotiate and to finalize the Original Business Combination Agreement and related documents and agreements.

On July 13, 2016, Terrapin 3’s Board of Directors met via teleconference, with all board members present. Also present were representatives of Ladenburg Thalmann who had been retained to provide a fairness opinion regarding the proposed transaction with Yatra. Messrs. Leight and Arora presented the prospective transaction, its structure, and prospects. Also participating by invitation were Mr. Alan Annex and Mr. Philip Weingold of Greenberg Traurig, LLP, counsel to Terrapin 3, who presented additional information regarding transaction structure and tax implications of the proposed transaction. Representatives of Ladenburg Thalmann presented their fairness opinion. In light of investments in Yatra by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor, Mr. Redmond recused himself from the discussion and vote regarding the business combination. After considerable review and discussion, the Original Business Combination Agreement and related documents and agreements were unanimously approved by those directors participating in the vote, subject to final negotiations and modifications, and the board determined to recommend the approval of the Original Business Combination Agreement. The board also concluded that the fair market value of Yatra was equal to at least 80% of the funds held in the trust account.

The Original Business Combination Agreement and related documents and agreements were executed on July 13, 2016. Prior to the market open on July 14, 2015, Terrapin 3 issued a press release announcing the execution of the Original Business Combination Agreement and filed with the SEC a Current Report on Form 8-K announcing the execution of the agreement and discussing the key terms of Transaction in detail. During the morning of July 14, 2016, Mr. Leight conducted an investor conference call to announce the Transaction.

On July 18, 2016 the management teams of Terrapin 3 and Yatra held a teleconference to discuss potential integration plans and logistics related to the proposed business combination. During and subsequent to this teleconference, teams were established to begin the work needed to complete necessary documents prior to the closing of the business combination, including the preparation of IFRS-compliant financial reports.

On July 19, 2016, at a special meeting of Terrapin 3’s stockholders, Terrapin 3’s stockholders approved the Extension. In connection with such special meeting of stockholders, stockholders holding 11,336,888 shares of Terrapin Class A Common Stock exercised their right to have their shares redeemed at a redemption price of $10.00 per share, or $113,368,880 in the aggregate.

On July 25, 2016, Terrapin 3, Yatra, and their respective advisors began a series of teleconferences to discuss the need for any changes to the Original Business Combination Agreement and related agreements in light of the results of Terrapin 3’s special meeting of stockholders and the aggregate redemption of shares of Terrapin 3 in connection with the special meeting. At this time, Yatra and Terrapin 3 began the process of engaging consultants to assist with planning and implementation of the Original Business Combination Agreement.

Between July 25 and September 12, 2016 Terrapin 3, Yatra, and their respective advisors held a series of teleconferences to evaluate the need for any changes to the Original Business Combination Agreement and other related agreements that might be needed to reflect certain developments which occurred subsequent to the execution of the Original Business Combination Agreement arising from the level of redemptions by holders of Terrapin Class A Common Stock in connection with the special meeting of Terrapin 3’s stockholders on July 19, 2016 and the resulting impact on the ownership interests of Yatra’s shareholders.

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On September 28 and September 26, 2016, the respective boards of Yatra and Terrapin 3 approved the Business Combination Agreement. Since the changes to the Original Business Combination Agreement are not the result of and do not involve any change in the valuation and therefore did not impact the overall economics of the transaction for Terrapin 3, Terrapin 3’s Board of Directors determined that a new or revised fairness opinion from Ladenburg Thalmann was not necessary. On September 28, 2016, the parties executed the Business Combination Agreement.

Terrapin 3’s Board of Directors’ Reasons for Approval of the Transaction

On July 13, 2016, Terrapin 3’s board of directors approved the Original Business Combination Agreement and related documents and agreements, including establishing the form of the Forfeiture Agreement under which the Sponsors and certain members of Terrapin 3’s board of directors agreed to forfeit 50% of the shares of Terrapin Class F Common Stock previously allocated to them. On September 26, 2016, Terrapin 3’s board of directors approved the Business Combination Agreement and related documents and agreements. The board considered a variety of factors weighing positively and negatively in connection with the Transaction. The explanation of Terrapin 3’s reasons for approving the Transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In approving the Original Business Combination Agreement, and in light of investments in Yatra by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor, Terrapin 3’s board of directors determined that it was advisable to obtain a fairness opinion in connection with the Transaction. That fairness opinion was provided by Ladenburg Thalmann and was presented to Terrapin 3’s board of directors prior to the board’s final decision to approve the Original Business Combination Agreement. Terrapin 3’s board of directors also obtained information regarding legal and structural factors involved in the Transaction from Terrapin 3’s advisors, including Greenberg Traurig, LLP.

Before reaching its decision, Terrapin 3’s board of directors reviewed the results of management’s due diligence, which included:

•	Research on comparable companies and transactions within the Indian online travel market;

•	Extensive meetings and calls with Yatra’s management team regarding operations and projections;

•	Call notes from interviews with experts with respect to the Indian online travel market;

•	Research on the Indian online travel market, including historical growth trends, market share information and market size projections;

•	Review of Yatra’s material contracts, intellectual property matters and labor matters and financial, tax, legal and accounting due diligence;

•	Financial and valuation analysis; and

•	Financial models provided by Yatra’s management team.

The Terrapin 3 board of directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, the Terrapin 3 board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Terrapin 3’s board of directors may have given different weight to different factors.

The factors considered by Terrapin 3’s board of directors include, but are not limited to, the following:

•	Competitive position. Yatra is one of the fastest growing OTA in India with approximately 4.3 million customers and the largest Indian hotel inventory with more than 60,000 hotels in its network. In addition, Yatra targets business to consumer and business to business travel channels;

•	Experienced and Proven Management Team. Yatra’s management team has extensive experience in the travel industry and has successfully grown Yatra into a leading provider of online travel services in India. It is expected that the current management team will continue to manage the post-Transaction company;

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•	Positive Financial Performance and Forecasts. Yatra’s management reports that from fiscal year 2014 through fiscal year 2016, its gross bookings and revenue less service cost has experienced compound annual growth rates of 21% and 24%, respectively. In addition, Yatra’s management projects compound annual growth rates of gross bookings and revenue less service cost of 30% and 35%, respectively, from fiscal year 2016 to 2018. Yatra’s operating metrics as reflected in their financial statements and models demonstrate strong growth in revenue, margins and transactions processed, resulting in the unaudited forecasts presented to Terrapin 3’s board of directors, provided by Yatra’s management (assuming constant 67 Indian rupees per U.S. dollar):

Forecast Yatra Summary Consolidated Income Statement (unaudited)
(millions)	FY 2016	FY 2017E	FY 2018E	FY 2019E	FY 2020E
Group Gross Bookings	$922.2	$1,156.7	$1,558.9	$2,024.5	$2,251.6
Group Revenue Less Service Cost	63.9	83.9	120.4	158.4	203.4

•	Online Travel Platform Offered to Broad Range of End-Users. Yatra has a wide range of current and planned service offerings as compared to the needs of its target markets. In its business to business and business to consumer model, Yatra has utilized web-based and mobile applications to attract customers. Yatra’s management reports that its mobile app has more than six million downloads;

•	High-Growth Market with Spending on Travel Growing Faster than the Overall Economy. Statistics and forecasts show that India has one of the fastest growing economies in the world. Spending on leisure goods and services in India has increased faster than the overall economy, indicating that Indian households are allocating increasing proportions of their incomes to leisure, including travel;

•	Market Acceptance of Technology. The adoption by consumers of Internet and smartphone technology in India indicates increasing numbers of consumers are using online and mobile platforms to make purchases, including booking travel;

•	Capital Structure. The projected capital structure of Yatra after closing the proposed transaction would include a large amount of cash available for investment in marketing and technology development;

•	Alliance of Interests. Yatra’s current shareholders are comprised of well-regarded venture capital and private equity investors with extensive experience in technology and emerging markets, including India. Yatra’s current shareholders will retain substantial continuing equity ownership in order to participate in future growth of the post-Transaction company, which aligns their interests with those of Terrapin 3’s stockholders;

•	Attractive Entry Valuation. The implied purchase multiple of Yatra of 1.9x estimated revenue for 2017 compares favorably to the valuations of similar public companies, the mean of which is 4.0x estimated revenue for 2017; and

•	Fairness Opinion. The opinion by Ladenburg Thalmann that: (i) the Retained Value under the Original Business Combination Agreement is fair, from a financial point of view, to Terrapin 3; and (ii) the fair market value of Yatra equals or exceeds 80% of the amount held by Terrapin 3 in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account).

The Terrapin 3 board of directors also considered potentially negative factors associated with the Transaction, including but not limited to the following:

•	Macroeconomic Risks. Uncertainty in macroeconomic trends and forecasts, particularly as related to currency exchange rates, and how currency fluctuations might affect financial results reported in U.S. dollars;

•	Competition. Yatra’s size relative to a larger competitor may put it at a financial disadvantage along with the number of other competitors in the Indian online travel market and ability of one or more of those competitors to obtain access to greater financial resources than those available to Yatra;

•	Execution Risk. There is a risk that Yatra will not be able to continue executing on its business plan as elsewhere described in this document; and

•	Risk of Stockholder Vote against Business Combination Proposal or Stockholders’ Exercise of Redemption Rights. Some of Terrapin 3’s stockholders may vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the cash available in the trust account to an amount that together with the amounts available to Terrapin 3 under the Forward Purchase Contract Amendment and advances from its Sponsors, is below the minimum required to consummate the Transaction.

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The Terrapin 3 board of directors concluded that the potentially negative factors associated with the Transaction were outweighed by the potential benefits of the Transaction. The board also noted that the Terrapin 3 stockholders would have a substantial economic interest in the combined company. The board noted the findings of the fairness opinion, which provided analysis of the Transaction valuation relative to similar publicly-traded companies, and expressed the opinion that the valuation was greater than 80% of the amount of assets held in the trust account. In addition, the Terrapin 3 board of directors did not consider as a factor the interests of Terrapin 3’s directors and officers in the Transaction, including the amounts such persons would hold, forfeit or be liable for if a business combination was not consummated by December 19, 2016. However, Terrapin 3’s board of directors was fully aware of such consequences.

Opinion of Terrapin 3’s Financial Advisor

Ladenburg Thalmann & Co. Inc. was retained by Terrapin 3 to render an opinion to Terrapin 3’s board of directors regarding the matters described below or to advise Terrapin 3’s board of directors that it was unable to render such an opinion. Ladenburg Thalmann did not act as financial advisor to Terrapin 3’s board of directors in connection with the transactions contemplated by the Business Combination Agreement and its services were limited to the provision of the opinion described below. On July 13, 2016, Ladenburg Thalmann delivered its oral opinion to Terrapin 3’s board of directors, which was subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Ladenburg Thalmann, (i) an aggregate value of $218 million in the form of cash and Ordinary Shares of Yatra retained by the shareholders of Yatra, on a cash-free debt-free basis (the “Retained Value”), was fair, from a financial point of view, to Terrapin 3 and (ii) the fair market value of Yatra (measured by the enterprise values implied by the various financial analyses Ladenburg Thalmann conducted in connection with its opinion) equals or exceeds 80% of the amount held by Terrapin 3 in trust for the benefit of its public stockholders (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account).

Ladenburg Thalmann provided its opinion for the use and benefit of Terrapin 3’s board of directors in connection with its consideration of the Transaction. As described above, Ladenburg Thalmann’s opinion was only one of many factors taken into consideration by Terrapin 3’s board of directors in making its determination to recommend the approval of the Transaction and should not be viewed as determinative of the views of Terrapin 3’s board of directors or management with respect to the Transaction or the Retained Value. The terms of the Business Combination Agreement were determined through negotiations between Terrapin 3 and Yatra. The Business Combination Agreement and the Transaction were approved by Terrapin 3’s board of directors. Ladenburg Thalmann did not recommend to Terrapin 3’s board of directors any form or amount of consideration or that any specific form or amount of consideration to Terrapin 3 or its stockholders constituted the only appropriate consideration for the Transaction. The opinion of Ladenburg Thalmann described above was reviewed and approved by Ladenburg Thalmann’s fairness opinion committee. Ladenburg Thalmann has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this subheading “—Opinion of Terrapin 3’s Financial Advisor”

The full text of the written opinion of Ladenburg Thalmann, dated July 14, 2016, is attached as Annex B to this proxy statement and is incorporated in its entirety into this proxy statement by reference. The opinion describes important assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Ladenburg Thalmann in conducting its financial analyses and rendering its opinion, which are summarized in this section. The investment banking services and opinion of Ladenburg Thalmann were provided for the use and benefit of Terrapin 3’s board of directors in connection with its consideration of the Transaction. The opinion of Ladenburg Thalmann is limited to (i) the fairness, from a financial point of view, to Terrapin 3 of the Retained Value in the Transaction and (ii) whether the fair market value of Yatra (measured by the enterprise values implied by the various financial analyses Ladenburg Thalmann conducted in connection with its opinion) equals or exceeds 80% of the amount held by Terrapin 3 in trust for the benefit of its public stockholders (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account). The opinion of Ladenburg Thalmann does not address any other aspect of the Transaction or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the Business Combination Agreement or the Transaction. Ladenburg Thalmann also does not make any recommendation as to whether the stockholders of Terrapin 3 should exercise their right to have their shares redeemed. Ladenburg Thalmann did not address the merits of the underlying decision by Terrapin 3 to engage in the Transaction. The summary of Ladenburg Thalmann’s opinion contained in this section is qualified in its entirety by reference to the full text of the opinion.

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In connection with the preparation of its opinion, Ladenburg Thalmann examined, among other things:

•	a draft, dated July 13, 2016, of the Original Business Combination Agreement;

•	The audited consolidated financial statements of Yatra Online Private Limited, its subsidiaries and joint controlled entities comprising the consolidated balance sheet as of March 31, 2016, the consolidated statement of profit and loss and consolidated cash flow statement or the year then ended (under Indian GAAP) and a summary of significant polices and other explanatory information;

•	a presentation prepared by the senior management of Yatra and provided to Ladenburg Thalmann by the senior management of Terrapin 3 which provided an overview of Yatra, its internal financial projections, and its business as well as which discussed Yatra’s industry and competitive environment;

•	certain publicly available financial statements of the Company for the fiscal year ended December 30, 2015 and three months ended March 31, 2016;

•	certain internal business, operating and financial information and forecasts of Yatra prepared by senior management of Yatra and approved by Terrapin 3 for Ladenburg’s use (the “Forecasts”);

•	financial information (including the financial position and operating results) of Yatra compared with financial and trading information of certain publicly traded companies deemed relevant by Ladenburg Thalmann; and

•	certain other publicly available information regarding Yatra and its industry.

Ladenburg Thalmann also held discussions with members of the senior management of Terrapin 3 to discuss the foregoing, the past and current business operations and the financial condition and future prospects of Yatra. Ladenburg Thalmann considered such other matters deemed relevant by Ladenburg Thalmann to its inquiry and took into account such financial and investment banking procedures and considerations as Ladenburg Thalmann deemed relevant or appropriate.

In rendering its opinion, Ladenburg Thalmann assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with Ladenburg Thalmann for purposes of this opinion, including, without limitation, the Forecasts. Ladenburg Thalmann did not make or obtain an independent valuation or appraisal of the assets, liabilities (contingent or otherwise) or solvency of Terrapin 3 or Yatra. Ladenburg Thalmann was advised by the senior management of Terrapin 3 that the Forecasts and the other prospective financial information prepared for Ladenburg Thalmann’s use by the senior management of Terrapin 3 and examined by Ladenburg Thalmann were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Terrapin 3. In that regard, Ladenburg Thalmann assumed, with the consent of Terrapin 3, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of Terrapin 3 and Yatra are as set forth in the financial statements made available to Ladenburg Thalmann. Ladenburg Thalmann assumed, with the consent of Terrapin 3, that Yatra does not have any assets or liabilities (contingent or otherwise) that would be material to Ladenburg Thalmann’s review and analysis that are not reflected in the financial statements made available to Ladenburg Thalmann. Ladenburg Thalmann expressed no opinion with respect to the Forecasts or other prospective financial information or the estimates and judgments on which they are based.

Ladenburg Thalmann did not consider and expressed no opinion as to the amount or nature of any compensation to any of Yatra’s or Terrapin 3’s officers, directors or employees (or any class of such persons), whether such payments are made to persons holding such positions before or after the Transaction, relative to the Retained Value or otherwise. Ladenburg Thalmann did not consider and expressed no opinion as to the fairness of the Retained Value to the holders of any class of securities, creditors or constituencies of Terrapin 3. Ladenburg Thalmann was not requested to, nor did it, participate in the negotiation or structuring of the Transaction. Ladenburg Thalmann was not requested to, nor did it, seek alternative candidates for a transaction with Terrapin 3, nor was Ladenburg Thalmann requested to consider, and its opinion did not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Terrapin 3, including the liquidation of the trust, or the effect of any other transaction or business strategy in which Terrapin 3 might engage. Ladenburg Thalmann’s opinion was based upon economic, market, financial and other conditions as they existed on and could be evaluated as of, and other information disclosed to Ladenburg Thalmann as of, the date of the opinion. It should be understood that, although subsequent developments may have affected the opinion, Ladenburg Thalmann does not have any obligation to update, revise or reaffirm the opinion. Ladenburg Thalmann expressed no view with respect to the tax treatment that will be required to be applied to the Transaction, nor did the opinion address any legal, tax, regulatory or accounting matters, as to which Ladenburg Thalmann understood that Terrapin 3 had obtained such advice as it deemed necessary from qualified professionals. Ladenburg Thalmann relied as to all legal, tax and accounting matters on advice of Terrapin 3’s management and its third-party legal, tax and accounting advisors. Ladenburg Thalmann further assumed, with the consent of Terrapin 3, that any adjustment of the Retained Value pursuant to the Business Combination Agreement would not be material to the opinion. In rendering its opinion, Ladenburg Thalmann assumed that the final terms of the Business Combination Agreement and any ancillary agreements would not vary materially from those set forth in the latest drafts reviewed by Ladenburg Thalmann, that the transactions contemplated by the Business Combination Agreement would be consummated on the terms described in the Business Combination Agreement, without any waiver, modification or amendment of any material terms or conditions thereof, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without any adverse effect on Terrapin 3, its stockholders or Yatra or on the expected benefits of the Transaction. Ladenburg Thalmann expressed no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Retained Value to the extent expressly specified in the opinion), including, without limitation, the form or structure of the Transaction. Ladenburg Thalmann also expressed no view or opinion as to (i) the contractual terms of the Business Combination Agreement or the prospect that the conditions set forth therein will be met, including whether the criteria for the Contingent Dividend to become payable will be met or the fairness, from a financial point of view to Terrapin 3, of the payment of any Contingent Dividend, if, and to the extent, it becomes payable, or (ii) the terms or other aspects or implications of any other agreements or other arrangements entered into in connection with, or contemplated by, the Business Combination Agreement, including, without limitation, any stockholders’ agreement to be entered into by Terrapin 3 in connection with the transactions.

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For purposes of its analyses, Ladenburg Thalmann considered the Retained Value assuming the issuance of a number of shares of Terrapin Common Stock based upon the value per share of Terrapin Common Stock of $10, which Terrapin 3 advised Ladenburg Thalmann, and which Ladenburg Thalmann assumed with Terrapin 3’s consent, is the fair market value of such shares. Ladenburg Thalmann was advised by Terrapin 3, and Ladenburg Thalmann assumed with Terrapin 3’s consent, that the amount held by Terrapin 3 in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the amount held in trust) did not and would not exceed $212.75 million.

The following is a summary of the material financial analyses performed and material factors considered by Ladenburg Thalmann in connection with its opinion. Ladenburg Thalmann performed certain procedures, including each of the financial analyses described below, and reviewed with Terrapin 3’s board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Ladenburg Thalmann in this regard, it does set forth those considered by Ladenburg Thalmann to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Ladenburg Thalmann. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Ladenburg Thalmann, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Ladenburg Thalmann. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or misleading view of the financial analyses performed by Ladenburg Thalmann.

Selected Publicly Traded Companies Analysis. Ladenburg Thalmann reviewed and compared certain financial information relating to Yatra to corresponding financial information and multiples for seven publicly traded online travel service companies that Ladenburg Thalmann deemed relevant. The purpose of this analysis was to provide a comparison of the respective enterprise value to revenue multiples of certain companies that operate in similar businesses and industries or with similar financial or operating conditions as Yatra with the enterprise value to revenues multiples implied by the Retained Value.

Although none of the selected companies is identical or directly comparable to Yatra, Ladenburg Thalmann, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that Ladenburg Thalmann considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that, like Yatra, the other companies were companies that operated in the online travel agency industry and that Ladenburg Thalmann considered certain of such companies’ business models and financial profiles to be similar to the business model and financial profile of Yatra. While there may have been other companies that operate in similar industries to Yatra or have a similar line of business or similar financial or operating characteristics to Yatra, Ladenburg Thalmann did not specifically identify any other companies for this purpose.

Among the information Ladenburg Thalmann considered was Yatra’s revenues and forecasted revenues (as set forth below under “Certain Company Projected Financial Information”), provided by management of Terrapin 3 to Ladenburg Thalmann, in each case estimated for the calendar year 2016 through 2018. For each selected publicly traded company, Ladenburg Thalmann considered its enterprise value (defined as Terrapin 3’s market capitalization calculated on a fully-diluted basis as of July 12, 2016 plus preferred equity and total debt, less cash and cash equivalents) as a multiple of forecasted revenues for the calendar years ending December 31, 2016 through 2018. These trading multiples are commonly used by professionals in connection with financial analyses of companies that operate in the online travel services industry. The operating results and the corresponding trading multiples derived for each of the selected publicly traded companies were based on S&P Capital IQ, Factset Bloomberg, and SEC Filings as of July 12, 2016. Ladenburg Thalmann did not have access to internal forecasts for any of the selected publicly traded companies. The group of selected publicly traded companies reviewed is listed below and includes MakeMyTrip Limited, which conducts its business operations primarily in India:

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Selected Publicly Traded Companies

The Priceline Group Inc.

Ctrip.com International Ltd.

Expedia Inc.

TripAdvisor Inc.

Sabre Corporation

Qunar Cayman Islands

MakeMyTrip Limited

Ladenburg Thalmann then calculated the enterprise value of Yatra by multiplying Yatra’s forecasted revenues by multiples of enterprises value to revenues based on the range of enterprises value to revenues multiples for the selected publicly traded companies. Information regarding the trading multiples from Ladenburg Thalmann’s analysis of selected publicly traded companies is set forth in the following table:

Selected Publicly Traded Companies – Enterprise Value to Revenues Multiple Summary (on a calendar year basis) at the time Terrapin 3’s board considered Ladenburg Thalmann’s report were:

Selected Publicly Traded Company Trading Multiple
	Minimum	Mean	Median	Maximum
2016	2.0x	4.9x	5.0x	7.4x
2017	1.8x	4.0x	3.6x	5.7x
2018	1.6x	3.4x	2.8x	5.0x

Although Ladenburg Thalmann compared the enterprise value to revenues trading multiples for the selected publicly traded companies to those implied for Yatra, none of the selected publicly traded companies is identical or directly comparable to Yatra. Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Discounted Cash Flow Analysis. Ladenburg Thalmann utilized information included in the Forecasts to perform a discounted cash flow analysis of Yatra. A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company or asset by calculating the “present value” of estimated future cash flows of Terrapin 3 or asset. “Future cash flows” refers to projected unlevered free cash flows of the business. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors. For purposes of their analysis, Ladenburg Thalmann referred to certain forecasts provided to them at that time (the “Forecasts”) including the summary information below (in millions):

Forecasted Yatra Income Statement*
	TTM	2017E	2018E	2019E	2020E
Group TTV	$933.3	$1,156.7	$1,558.9	$2,024.5	$2,251.6
Group Net Revenue	63.9	83.9	120.4	158.4	203.4
EBITDA	$(15.6)	$(10.6)	$(3.0)	$7.5	$20.3

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Ladenburg Thalmann calculated the discounted cash flow value for Yatra as the sum of the net present value of (i) the projected unlevered, after tax future free cash flows of Yatra beginning with July 1, 2016 through and including fiscal year ending March 31, 2020, which Ladenburg Thalmann derived from the Forecasts, and (ii) the assumed value of Yatra at the end of such period (referred to as the “terminal value”). Ladenburg Thalmann calculated the assumed terminal value of Yatra assuming an enterprise value to revenue multiple of 2.5x and 3.0x. The enterprise value to revenue multiple of 2.5x was below both the mean and median multiples of the selected comparable publicly traded companies. To discount the projected free cash flows and assumed terminal value to present value, Ladenburg Thalmann used a discount rate of 10.4% representing the 20 year annualized return of the Russell 3000 Index (6.84%) multiplied by the average beta (1.52x) of the publicly traded comparable companies. As noted above, Ladenburg Thalmann aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present values of these items represented the enterprise value range of Yatra implied by the analysis and was largely derived from terminal value since the Forecasts projected negative cash flow. Ladenburg Thalmann then calculated the range of multiples implied by the range of enterprise values.

This discounted cash flow analysis indicated an implied enterprise value reference range of approximately $294.3 million to $358.2 million.

Valuation Summary. The comparable company analysis and the discounted cash flow analysis conducted by Ladenburg Thalmann valued Yatra’s existing business purely on a pre-merger basis and did not include the value of the assets in Terrapin 3 in arriving at its conclusions. The table below summarizes the enterprise values implied for Yatra using the methodologies employed by Ladenburg Thalmann. Using the multiples above, the range of implied enterprise values for both types of analysis, including the highlighted Mean and Median comparable company analysis multiples, were:

Yatra Valuation Summary (millions)
Comparable Company Analysis	2016E	2017E	2018E
Maximum of range	$583.3	$639.5	$740.6
Minimum of range	$160.3	$224.0	$236.6
Mean	$384.8	$450.1	$500.8
Median	$395.4	$400.9	$422.8

Discounted Cash Flow Analysis	Low	High
Analysis Implied Valuation	$294.3	$358.2

Satisfaction of the 80% Test. In connection with its opinion that the fair market value of Yatra (measured by the enterprise values implied by the various financial analyses Ladenburg Thalmann conducted in connection with its opinion) equals or exceeds 80% of the amount held by Terrapin 3 in trust for the benefit of its public stockholders (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account), Ladenburg Thalmann relied on the financial analyses it conducted in support of its fairness opinion and did not conduct any additional analyses. In rendering its opinion, Ladenburg Thalmann observed that the enterprise values of Yatra implied by the range of multiples resulting from its financial analyses in connection with its fairness opinion ranged from a low of approximately $160.3 million to a high of approximately $740.6 million. Ladenburg Thalmann noted that all figures within such range exceed 80% of the assumed maximum amount of assets in the trust account after giving effect to anticipated stockholder elections to exercise redemption rights at the July 19, 2016 Terrapin 3 stockholder meeting (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account). Ladenburg Thalmann did not separately conduct an evaluation of Yatra’s assets, historical performance or indebtedness in rendering its opinion that the fair market value of Yatra (measured by the enterprise values implied by the various financial analyses Ladenburg Thalmann conducted in connection with its opinion) equals or exceeds 80% of the amount held by Terrapin 3 in trust for the benefit of its public stockholders (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account).

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Miscellaneous. This summary is not a complete description of the analysis performed by Ladenburg Thalmann but describes the material elements of the analysis. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Ladenburg Thalmann to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Ladenburg Thalmann was carried out in order to provide a different perspective on the financial terms of the Merger and add to the total mix of information available. The analyses were prepared solely for the purpose of Ladenburg Thalmann providing its opinion to the board of directors of Terrapin 3 and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. In reaching its conclusion, Ladenburg Thalmann considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Ladenburg Thalmann did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Ladenburg Thalmann believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete or misleading view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Yatra or the Merger, respectively. In performing its analyses, Ladenburg Thalmann made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Ladenburg Thalmann are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Ladenburg Thalmann is a nationally recognized firm that has been engaged in the investment banking business since 1876. Ladenburg Thalmann continually undertakes the valuation of investment securities in connection with public offerings, private placements, and business combinations. In the ordinary course of business, Ladenburg Thalmann may from time to time trade the securities of Terrapin 3 or affiliates of Yatra for Ladenburg Thalmann’s own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.

Ladenburg Thalmann was engaged by Terrapin 3 to provide an opinion to Terrapin 3’s board of directors and will receive a portion of its fee as a result of the delivery of this opinion, which is not contingent upon the consummation of the Merger or any other transaction. Additionally, Ladenburg Thalmann has been retained to act as an advisor to Terrapin 3 to assist Terrapin 3 in completing the Merger. The fee payable to Ladenburg Thalmann for acting as an advisor will be received only upon closing of the Merger and, should the Merger not take place, Ladenburg Thalmann will not be entitled to the fee. Ladenburg Thalmann also in the past has provided, and in the future may provide, certain investment banking services to Terrapin 3, certain of Terrapin 3’s affiliation, and certain of Yatra’s affiliates, for which Ladenburg Thalmann may receive compensation. In addition, Terrapin 3 has agreed to reimburse expenses of Ladenburg Thalmann and indemnify Ladenburg Thalmann against certain liabilities arising out of its engagement.

The foregoing summary does not purport to be a complete description of the analyses performed by Ladenburg Thalmann in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Ladenburg Thalmann attached as Annex B to this proxy statement, which is incorporated in its entirety into this proxy statement by reference.

Yatra’s Board of Directors’ Reasons for Approval of the Transaction

In reaching its decision to approve the Business Combination Agreement and the Transaction, the Yatra board of directors consulted with Yatra’s management and reviewed various financial data and evaluation materials. The summary set forth below briefly describes the primary reasons, factors and information taken into account by the Yatra board of directors in reaching its conclusion. The Yatra board of directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors. The explanation of Yatra’s reasons for approving the Transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The Yatra board of directors considered the following potentially positive factors, among others, in connection with its review and analysis of the Transaction, including:

•	the belief that Yatra will be able to use the cash expected to be received upon consummation of the Transaction to expand further its position in the Indian market and strengthen its leadership position in the markets for online travel services;

•	Yatra’s business, financial condition, competitive position, business strategy, strategic options and prospects, as well as risks involved in achieving these prospects, the nature of Yatra’s business and the industry in which it competes, and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led Yatra’s board of directors to conclude that the Transaction presented an opportunity for its shareholders to realize greater value than the value likely to be realized by shareholders in the event Yatra did not pursue the Transaction;

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•	the review by Yatra’s board of directors of possible alternatives to the Transaction, including (i) not seeking alternative sources of financing, (ii) seeking alternative sources of financing from financial investors, particularly venture capital or private equity firms, or from lenders; and (iii) sale of its entire business to a strategic buyer, a financial sponsor or private equity firm; the timing and likelihood of actually achieving additional value from these alternatives, as well as the risks and uncertainties associated with such alternatives, and the assessment of Yatra’s board of directors that the Transaction was in the long-term best interest of Yatra and its shareholders, taking into account risks of execution as well as business, competitive, industry and market risk;

•	the totality of the terms of the Business Combination Agreement (including the representations, warranties, covenants and agreements of each party, the closing conditions and the termination provisions) and the related agreements;

•	the fact that the Business Combination Agreement and the transactions contemplated thereby were the product of extensive arms’ length negotiations between representatives of Yatra and representatives of Terrapin 3, with each company being assisted by outside legal counsel;

•	the potential positive impact of the public announcement of the Transaction on Yatra’s customers and employees and Yatra’s ability to attract and retain key management, marketing, technical, administrative and other personnel; and

•	the fact that Yatra expects to become a publicly listed company with associated benefits of a public currency.

The Yatra board of directors also considered a number of potentially negative factors in its deliberations concerning the Transaction, including:

•	the risk that the potential benefits sought in the Transaction might not be fully realized, including the risk that Yatra will not successfully manage and deploy the cash expected to be received upon consummation of the Transaction;

•	the risk that the financial results of Yatra will not meet expectations given the current economic climate;

•	the risk that the Transaction might not be completed in a timely manner or at all, including the risk that Terrapin 3’s public stockholders do not vote in favor of the Transaction or exercise redemption rights with respect to a large number of shares of Terrapin Class A Common Stock;

•	the risk that compliance with rules and requirements applicable to public companies, including fulfilling Yatra’s obligations as a foreign private issuer after the Transaction, will be expensive and time consuming;

•	the limitations imposed on the conduct of Yatra’s business prior to the completion of the Transaction;

•	the risk that the Transaction will result in the diversion of management and employee attention, or have an adverse effect on suppliers, customers and business relationships;

•	the substantial costs to be incurred in connection with the Transaction, including equity dilution on account of the issuance of shares to Terrapin 3’s stockholders, banker’s expenses, costs of preparing and filing this proxy statement/prospectus and other transaction expenses arising from the Transaction; and

•	the other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

The foregoing information and factors considered by the Yatra board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Yatra board of directors.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Yatra board of directors did not find it useful, and did not attempt, to quantify or rank these factors. In considering the factors described above, individual members of the Yatra board of directors may have given different weight to different factors. The Yatra board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the Business Combination Agreement and the Transaction.

Achieving Yatra’s objectives from the Transaction is subject to risks, some of which are discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

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Interests of Terrapin 3’s Directors and Executive Officer in the Business Combination

When you consider the recommendation of Terrapin 3’s board of directors to vote in favor of the approval of the Business Combination Proposal, you should keep in mind that Terrapin 3’s directors and executive officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	Terrapin 3’s amended and restated certificate of incorporation, as amended, provides that if Terrapin 3 does not complete an initial business combination by December 19, 2016, Terrapin 3 will be required to dissolve and liquidate. In the event of a dissolution:

•	the 5,318,750 shares of Terrapin Class F Common Stock included as part of the units that Terrapin 3’s initial stockholders purchased prior to Terrapin 3’s IPO for an aggregate purchase price of approximately $25,000 would become worthless, as the initial stockholders have waived any right to redemption with respect to their shares. Such shares had an estimated aggregate market value of $53,666,187.50, based upon the closing price of the Terrapin Class A Common Stock of $10.09 on NASDAQ on November 14, 2016, the record date for the special meeting of stockholders; and

•	all of the 12,000,000 private placement warrants purchased by the Sponsors at a price of $0.50 per warrant for an aggregate purchase price of $6,000,000 would expire and become worthless. Such warrants had an aggregate market value of $6,360,000, based upon the closing bid price of the Terrapin 3 warrants of $0.53 on NASDAQ on November 14, 2016, the record date for the special meeting of stockholders.

•	The Sponsors have the right to designate three individuals to be nominated for election to serve as directors of Yatra upon the Closing, and to re-designate those directors (or designate replacement directors) following the Closing.

•	If Terrapin 3 dissolves and liquidates prior to the consummation of an initial business combination, Messrs. Leight, Arora and Barudin will be jointly and severally liable to Terrapin 3, and the Macquarie Sponsor has agreed to indemnify such individuals for 50% of any such liability, if and to the extent any claims by a vendor for services rendered or products sold to Terrapin 3, or a prospective target business with which Terrapin3 has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below $10.00 per public share or, other than due to the failure to obtain such waiver, such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes and fund working capital requirements, and subject to certain exceptions.

•	Terrapin 3’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Terrapin 3’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated.

•	The current directors and officers of Terrapin 3 have the right to continued indemnification, and to receive the benefit of directors’ and officers’ liability insurance, after the Transaction.

•	Mr. Redmond is affiliated with the Macquarie Sponsor and is the Macquarie Sponsor’s designee on Terrapin 3’s board of directors. Mr. Redmond recused himself from the discussion and vote regarding the business combination in light of investments in Yatra by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor.

•	Messrs. Nathan Leight (Chairman of Terrapin 3’s board of directors) and Guy Barudin (Terrapin 3’s chief financial officer) are affiliated with, and own interests in, certain of the Terrapin Sponsors. Each of the Terrapin Sponsors holds Terrapin Class F Common Stock and is considered an initial stockholder.

•	Each of Terrapin 3’s independent directors, Messrs. Jonathan Kagan, George Brokaw and Victor Mendelson, holds shares of Terrapin Class F Common Stock and are considered initial stockholders.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available for Terrapin 3’s stockholders in connection with the Transaction.

Potential Actions by Terrapin 3 and Terrapin 3’s Sponsors to Secure the Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Transaction, Terrapin 3’s Sponsors, directors, executive officers, advisors or their affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Transaction for a per-share pro rata portion of the trust account. None of Terrapin 3’s Sponsors, directors, executive officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of Terrapin 3’s public shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Terrapin 3’s Sponsors, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Transaction or to satisfy the closing condition in the Business Combination Agreement that Terrapin 3 has, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million to be paid to Terrapin 3 pursuant to the terms of the Forward Purchase Contract Amendment).

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Regulatory Approvals Required for the Transaction

Yatra and Terrapin 3 are not aware of any regulatory approvals in either India or the United States required for the consummation of the Transaction.

Listing of Yatra’s Ordinary Shares

Approval of the listing on the NASDAQ of the Yatra Ordinary Shares to be issued in the Transaction, subject to official notice of issuance, is a condition to each party’s obligation to complete the Transaction.

Required Vote

The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the shares of Terrapin Common Stock outstanding as of the record date. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Recommendation with Respect to the Transaction

The board of directors of Terrapin 3 has determined that the Business Combination Agreement is advisable, fair to and in the best interests of Terrapin 3 and its stockholders and recommends that the stockholders vote or instruct that their vote be cast “FOR” the approval of the Business Combination Proposal.

TERRAPIN 3’S BOARD OF DIRECTORS RECOMMENDS THAT TERRAPIN 3’S STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF TERRAPIN 3’S BOARD OF DIRECTORS, YOU SHOULD KEEP IN MIND THAT TERRAPIN 3’S DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS IN THE TRANSACTION THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AS A STOCKHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

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THE BUSINESS COMBINATION AGREEMENT

The following summary describes certain material provisions of the Business Combination Agreement. This summary is qualified in its entirety by reference to the full text of the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. You are encouraged to carefully read the Business Combination Agreement in its entirety for a more complete understanding of the Transaction. The Business Combination Agreement is included to provide investors and security holders with information regarding the terms of the Business Combination Agreement. In particular, the assertions embodied in representations and warranties by the parties contained in the Business Combination Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also qualified, modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Yatra and Terrapin 3 do not believe that these schedules contain information that is material to an investment decision.

The Mergers

The Business Combination Agreement provides for two Mergers: (i) the First Merger, in which Terrapin Merger Sub will merge with and into Terrapin 3, with Terrapin 3 surviving the First Merger as a partially owned subsidiary of Terrapin Parent; and (ii) the Second Merger, immediately following the consummation of the First Merger, in which Terrapin Parent will merge with and into Yatra, with Yatra surviving the Second Merger. As a result of the Mergers, Terrapin 3 will become a partially owned subsidiary of Yatra.

The following diagram depicts the organizational structure of Yatra and its subsidiaries immediately after the consummation of the Transaction.

* Terrapin 3 Founder Stockholders also hold Class F voting shares in Yatra and an exchange right to acquire Yatra Ordinary Shares.

** Capital18 Fincap Private Limited holds 1.54% and Pandara Trust Scheme I holds 0.61% of Yatra Online Private Limited.

Effective Time and Completion of the Transaction

The First Merger is to become effective by the filing of a certificate of merger with the Delaware Secretary of State and shall be effective immediately upon such filing. Immediately following the First Merger, the Second Merger is to be consummated by filing the requisite merger documents with the Register of Companies in the Cayman Islands, and shall be effective upon the issuance of a certificate of merger by the Register of Companies.

The parties will hold a closing to verify that all closing conditions have been satisfied or waived immediately prior to the filing of the documents to effect the Mergers. Terrapin 3 and Yatra will complete the Transaction on a date and at a place within two business days after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Transaction (or on such other date as Terrapin and Yatra may mutually agree).

Terrapin 3 and Yatra currently expect to complete the Transaction shortly following the special meeting of Terrapin 3’s stockholders. However, any delay in satisfying any conditions to the Transaction could delay completion of the Transaction. If the First Merger is not consummated by December 19, 2016, either Terrapin 3 or Yatra may terminate the Business Combination Agreement.

Consideration to be Received in the Transaction

Pursuant to the Mergers, each share of Terrapin Class A Common Stock issued and outstanding immediately prior to the effective time of the Mergers (other than any redeemed shares), will be automatically converted into one Ordinary Share.

Pursuant to the Forfeiture Agreement, the holders of Terrapin Class F Common Stock will forfeit one-half of the shares of Terrapin Class F Common Stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forefeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). Following such forfeiture, 3,159,375 shares of Terrapin Class F Common Stock will remain outstanding. Each share of Terrapin Class F Common Stock issued and outstanding immediately prior to the effective time of the Mergers will remain outstanding as a share of Terrapin Class F Common Stock, and, pursuant to the Mergers, each holder of Terrapin Class F Common Stock will also receive one Class F Share for each share of Terrapin Class F Common Stock held by such holder. The Class F Shares will be voting shares only and have no economic rights. Commencing eleven months following the consummation of the Transaction, the holders of Terrapin Class F Common Stock will be entitled to exchange their shares of Terrapin Class F Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted.

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Ownership of Yatra Ordinary Shares Upon Completion of the Transaction

Each of Terrapin 3’s outstanding warrants will, as a result of the Transaction, cease to represent a right to acquire shares of Terrapin Class A Common Stock and will instead represent the right to acquire the same number of Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Transaction.

Each of Yatra’s Ordinary Share certificates issued and outstanding immediately prior to the effective time of the Second Merger will be automatically deemed to be substituted by one Ordinary Share certificate registered pursuant to this proxy statement/prospectus.

Each Ordinary Share issued and outstanding immediately prior to the effective time of the Mergers will ultimately receive a fraction of a Yatra Ordinary Share, which such fraction is calculated on the basis of a pre-closing enterprise value of Yatra equal to $218 million dollars as increased by the aggregate exercise price of all outstanding Yatra options and warrants and as increased by the amount of Yatra’s cash and decreased by the amount of Yatra’s indebtedness, in each case, as set forth on Yatra’s balance sheet dated June 30, 2016.

It is anticipated that, upon completion of the Transaction, Terrapin 3’s existing stockholders, including the Sponsors, will own an ownership interest of approximately 41.6% of Yatra’s Ordinary Shares, and Yatra’s current shareholders will own an ownership interest of approximately 58.4% of Yatra’s Ordinary Shares. These relative percentages assume (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares (which exchanges are permitted commencing 11 months following the consummation of the Transaction). These percentages also do not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. If any of Terrapin 3’s existing public stockholders exercise their redemption rights, the percentage ownership of Terrapin 3’s existing stockholders will be lower. You should read “Summary—Consideration to be Received in the Transaction” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates two different redemption scenarios based on the assumptions described above: (1) no redemptions, which assumes that none of the holders of Terrapin 3 Class A Common Stock exercise their redemption rights; and (2) minimum cash, in which Terrapin 3 has, in the aggregate, not less than $100.0 million of cash available for distribution upon the consummation of the Transaction, satisfying the condition to closing under the Business Combination Agreement (including the $20.0 million to be paid by Macquarie pursuant to the terms of the Forward Purchase Contract Amendment):

	No redemptions(5)(6)		Minimum cash(5)(7)
Macquarie Forward Purchase Shares	2,000,000		2,000,000
Terrapin 3 Class F Shares(1)	3,159,375		3,159,375
Terrapin 3 Public Shareholders	9,938,112		8,000,000
Terrapin 3 Total	15,097,487		13,159,375
Post-Reverse Split Shares to Yatra’s existing shareholders(2)(3)	21,943,066	(8)	21,943,066
Total(4)	37,040,553		35,102,441

(1)	After giving effect to the exchange of all outstanding Class F Ordinary Shares for Ordinary Shares and the Forfeiture Agreement following the consummation of the Transaction.
(2)	Does not include: (a) employee issued and outstanding options to purchase an aggregate of 873,724 post-reverse split Yatra Ordinary Shares at a weighted average exercise price of $3.81 per share; (b) warrants to purchase an aggregate of 46,459 post-reverse split Yatra Ordinary Shares held by Macquarie Corporate Holdings Pty Limited at an exercise price of $26.91 per share or warrants to purchase an aggregate of 43,366 post-reverse split Yatra Ordinary Shares held by Silicon Valley Bank at a weighted average exercise price of $7.49 per share; (c) 277 post-reverse split Yatra Ordinary Shares allocated but not yet issued to Matrix India Entertainment Consultants Private Limited; (d) 1,567 post-reverse split Yatra Ordinary Shares allocated but not yet issued to Salman Khan; or (e) the repurchase of certain Yatra Ordinary Shares pursuant to the repurchase agreement.
(3)	Includes 569,781 Yatra Ordinary Shares issuable upon swap of ordinary shares of Yatra Online Private Limited held by Capital18 Fincap Private Limited.
(4)	Includes 172,635 Yatra Ordinary Shares issuable upon swap of ordinary shares of Yatra Online Private Limited held by Pandara Trust Scheme I.
(5)	Excludes 35,275,000 Converted Warrants.
(6)	Excludes 2,193,811 restricted stock units.

(7)	Excludes 2,000,000 restricted stock units.

(8)	After giving effect to adjustments to the number of Yatra Ordinary Shares held by each Yatra shareholder as reflected in Yatra's registry of members as a result of the letter agreement entered into among Yatra and each of its shareholders, pursuant to which the holders of Yatra's preference shares agreed to convert their preference shares into Yatra Ordinary Shares effective immediately prior to the commencement of trading of Yatra's Ordinary Shares on NASDAQ and each Yatra shareholder agreed that upon such conversion the issued share capital of Yatra, as shown on Yatra's register of members, would be restated as specified on Exhibit A thereto. Yatra and its shareholders also agreed pursuant to such letter to effect a reverse 5.4240926-for-1 split of Yatra's Ordinary Shares after giving effect to such conversion.

Exchange of Certificates; Delivery of Consideration

As soon as reasonably practicable after the effective time of the First Merger, Yatra shall send, or will cause the registrar and transfer agent selected by Yatra to send, a letter of transmittal to each holder of record of Terrapin Common Stock as of the effective time for use in effecting the surrender of those certificates in exchange for the applicable consideration to be received by such holders in the Transaction and to each holder of record of Ordinary Shares for use in issuing fresh certificates to be received by such holders in the Transaction. Risk of loss and title to the Terrapin 3 certificates will remain with the holder until proper delivery of such certificates to the registrar and transfer agent. At or prior to the effective time of the First Merger, Yatra will deposit with the registrar and transfer agent, in trust for the benefit of (ii) the holders of shares of Terrapin Common Stock, certificates representing Ordinary Shares sufficient to be issued under the Business Combination Agreement, payable upon due surrender of the applicable Terrapin 3 stock certificates and (ii) the holders of Ordinary Shares, certificates representing Ordinary Shares issuable upon registration in Yatra’s register of members, in relation to the Ordinary Shares.

After the effective time of the Mergers, holders of certificates representing shares of Terrapin Class A Common Stock outstanding immediately prior to the effective time will have no rights with respect to such shares of Terrapin Class A Common Stock, except as otherwise provided in the Business Combination Agreement or by applicable law.

Any portion of the exchange fund that remains unclaimed by the holders of shares of Terrapin Common Stock or shares of Yatra’s share capital one year after the effective time of the Mergers will be returned to Yatra upon demand, and any such holder who has not exchanged its shares of Terrapin Common Stock or its Ordinary Shares for Ordinary Shares prior to that time will look only to Yatra for delivery of the Ordinary Shares. Yatra will not be liable to any holder of shares of Terrapin Common Stock or shares of Yatra’s share capital for any Ordinary Shares delivered to a public official pursuant to applicable abandoned property laws.

Yatra and the registrar and transfer agent will be entitled to deduct and withhold from any Ordinary Shares issuable pursuant to the Business Combination Agreement to any person such amounts as Yatra or the registrar and transfer agent is required to deduct and withhold with respect to the consideration under the Code or any provision of federal, state, local or foreign tax law.

In the event that any certificates representing Terrapin Class A Common Stock have been lost, stolen or destroyed, the registrar and transfer agent shall issue, upon the holder making an affidavit of that fact, the consideration and any dividends or distributions payable to the holder under the Business Combination Agreement; provided, however, that Yatra may require the owner of such lost, stolen or destroyed certificates to deliver an agreement of indemnification or a bond in such reasonable sum as Yatra may direct, as indemnity against any claim that may be made against Yatra or the registrar and transfer agent.

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Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Yatra and Terrapin 3 relating to their respective businesses. The accuracy of each party’s representations and warranties, subject to a material adverse effect standard, is a condition to completing the business combination. See “— Conditions to Complete the Transaction.”

Yatra and Terrapin 3 have qualified certain of the representations and warranties by a materiality or a material adverse effect standard. The business combination agreement defines “material adverse effect,” with respect to either party, generally as any event, circumstance, change or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to the business, results of operations or condition (financial or otherwise) of the applicable party and its subsidiaries taken as a whole or the ability of the applicable party to consummate the Transaction in accordance with the terms of the Business Combination Agreement. Notwithstanding the foregoing, in the case of Yatra, none of the following (or the effect of any of the following), alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect” on its business, results of operations or condition (financial or otherwise): (i) any change in applicable laws or GAAP or any interpretation thereof; (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) the announcement or the execution of the Business Combination Agreement, the pendency of the Mergers or the performance of the Business Combination Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; (iv) any change generally affecting the economy as a whole; (v) the compliance with the terms of the Business Combination Agreement or the taking of any action required or contemplated by the Business Combination Agreement or with the prior written consent of Terrapin 3; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Yatra operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (viii) any failure, in and of itself, of Yatra and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets provided, nothing shall prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect of Yatra (to the extent such change or effect is not otherwise excluded); (ix) circumstances, events, effects or changes generally affecting the industries or segments thereof in which Yatra operates (except for such events, circumstances, changes or effects that have a disproportionate effect on Yatra); (x) any matter or condition described in the schedules and exhibits to the Business Combination Agreement; or (xi) any announcement made or action taken by Terrapin 3 or its affiliates; provided, that any event, circumstance, change or effect referred to in clauses (vi) or (vii) shall be deemed to constitute or taken into account in determining whether a material adverse effect on Yatra has occurred to the extent such event, circumstance, change or effect has a disproportionate effect on Yatra or any of its subsidiaries.

Yatra and Terrapin 3 have made their respective representations and warranties solely for the benefit of the other party, and no other person should rely on such representations and warranties. In addition, such representations and warranties:

•	have been qualified by information that Yatra and Terrapin 3 set forth in disclosure schedules that the parties exchanged in connection with signing the Business Combination Agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the Business Combination Agreement;

•	in the case of Terrapin 3, have been qualified by information that Terrapin 3 set forth in the reports that it has filed with the SEC;

•	will not survive consummation of the Transaction;

•	may be intended not as statements of fact; and

•	are subject to the materiality and material adverse effect standards described in the Business Combination Agreement, which may differ from what may be viewed as material by you.

Each of Yatra and Terrapin 3 has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization or incorporation and qualification;

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•	capitalization;

•	authority relative to each party’s execution and delivery of the Business Combination Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Transaction;

•	governmental and third-party filings and consents necessary to complete the Transaction;

•	financial statements;

•	brokers’ fees the parties may have to pay in connection with the business combination;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	employee matters and benefit plans;

•	the absence of related party transactions; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus.

Terrapin 3 has also made representations and warranties about itself to Yatra as to:

•	the funds in Terrapin 3’s trust account;

•	Terrapin 3’s filings with the SEC;

•	Terrapin 3’s business activities;

•	title to assets;

•	the absence of indebtedness and liabilities; and

•	the listing of the Terrapin Class A Common Stock.

In addition, Yatra has made other representations and warranties about itself to Terrapin 3 as to:

•	Yatra’s subsidiaries;

•	the absence of undisclosed liabilities;

•	material contracts;

•	insurance;

•	real property and assets;

•	environmental matters;

•	the absence of certain changes;

•	intellectual property;

•	permits and licenses;

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•	compliance with anti-corruption and export control laws; and

•	the absence of U.S. operations.

Conduct of Business Pending Consummation of the Transaction

Each of Yatra, Terrapin 3, Terrapin Parent and Terrapin Merger Sub has undertaken customary covenants that place restrictions on it and its subsidiaries until the earlier of the Closing or the termination of the Business Combination Agreement. Each of them has agreed to, and in the case of Yatra to cause each of its subsidiaries to: (i) use its reasonable best efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects; (ii) prepare, in the ordinary course of business consistent with past practice, and timely fill all applicable tax returns and pay all taxes due; and (iii) use its reasonable best efforts to preserve, in all material respects, consistent with past practice, its business organizations intact (including, in the case of Yatra, its material assets and properties, the services of its current officers and key employees, and relations with customers, suppliers, licensors, licensees, distributors, governmental authorities and others having commercial/business dealings with it). Each of Yatra and Terrapin 3 (or, in some cases, Terrapin Parent and Terrapin Merger Sub) has further agreed that, with certain exceptions, it will not and will not allow any subsidiary to among other things, undertake the following actions without the other’s prior consent:

•	amend or otherwise change, or fail to comply with, its organizational or constitutional documents;

•	make any change in its authorized capital stock or share capital, as applicable, or other issued equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its equity interests or securities convertible into, or exercisable or exchangeable for, any of its equity interests or authorize any such action;

•	split, combine or reclassify any of its equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

•	declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof);

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

•	take any action that would be inconsistent with the consummation of the transactions contemplated by the Business Combination Agreement; or

•	authorize, agree or otherwise commit to take any of the actions prohibited by the preceding bullet points.

In addition, Terrapin 3 has agreed that, with certain exceptions, it will not undertake the following actions without Yatra’s prior consent:

•	issue or sell any shares of Terrapin Common Stock at a price less than $10.00 per share or purchase or redeem any shares of Terrapin Common Stock (except shares validly tendered for redemption) at a price greater than $10.00 per share;

•	authorize, incur or permit any expenses or other liabilities; or

•	authorize, agree or otherwise commit to take any of the actions prohibited by the preceding bullet points.

In addition, each of Terrapin Parent and Terrapin Merger Sub has agreed that, with certain exceptions, it will not, without Yatra’s prior consent, engage in any activities or business, or incur any liabilities, other than in connection with the Business Combination Agreement or the transactions contemplated thereby.

Yatra has also agreed that, with certain exceptions, it will not, and will not permit any of its subsidiaries to, without Terrapin 3’s prior consent:

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•	modify or amend in a manner materially adverse to Yatra or its subsidiaries, or terminate, or waive, release or assign any material rights or material claims under, any material contract, enter into any other contract that, if existing on the date of the Business Combination Agreement, would be a material contract, in each case, except in the ordinary course of business;

•	issue, incur, assume or guarantee any indebtedness, issue or sell any debt securities, or guarantee any debt securities of any Person other than (i) for extensions, renewals or refinancings (with new indebtedness in amounts not greater than the existing indebtedness being replaced plus the amount of fees and expenses incurred in connection with such extensions, renewals or refinancings) of existing indebtedness or (ii) inter-company indebtedness;

•	enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business;

•	make any loans, advances or capital contributions to, or investments in, any person or entity (other than wholly owned subsidiaries of Yatra), except advances to employees and directors for travel and business expenses in the ordinary course of business consistent with past practices;

•	make any material change in any method of accounting or accounting practice policy other than as required by applicable law or by a change in GAAP or similar principles in foreign jurisdictions; or

•	authorize, agree or otherwise commit to take any of the actions prohibited by the preceding bullet points.

The Business Combination Agreement also contains additional agreements of the parties, including the following:

•	Prior to the Closing, Yatra must cause its outstanding share capital, including its Ordinary Shares, options and warrants issued and outstanding prior to the Closing, to be as provided in the letter agreement.

•	Terrapin 3 and Yatra must use their respective reasonable best efforts to cause the Ordinary Shares issuable in the Second Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of the Business Combination Agreement, and in any event prior to the Closing.

•	Each of Yatra and Terrapin 3 has agreed not to solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any proposal for a competing transaction. Each has also agreed to immediately cease any existing discussions or negotiations with any parties conducted before entry into the Business Combination Agreement with respect to a competing transaction.

•	Terrapin 3 must, as soon as practicable, call and hold the meeting of its stockholders for the purpose of seeking approval of the Business Combination Proposal, and must use its reasonable best efforts to hold the stockholders’ meeting as soon as practicable after the date of the Business Combination Agreement.

•	Terrapin 3 must make appropriate arrangements to have the trustee distribute the proceeds of the trust account at the Closing to Terrapin 3 so that such funds shall be available to Terrapin 3 and to be used in accordance with the Business Combination Agreement.

•	The parties must use their respective reasonable best efforts to have the registration statement of which this proxy statement/prospectus is a part declared effective under the Securities Act.

•	For six years after the Closing, (i) Yatra must not, and must not permit Terrapin 3 to, amend, repeal or otherwise modify any provision in Terrapin 3’s organizational documents relating to exculpation or indemnification of managers, directors or officers and (ii) Yatra and Terrapin 3 must use their reasonable best efforts to maintain, if available, the current directors’ and officers’ liability insurance policies maintained by Terrapin 3 (or substantially equivalent policies) with respect to matters occurring prior to the Closing, provided that in no event shall they be required to expend more than an amount per year equal to 200% of the current annual premiums paid by Terrapin 3 for such insurance. In addition, following the Closing, Yatra and Terrapin 3 are required, to the fullest extent permitted by applicable Law, to: (i) indemnify and hold harmless current and former managers, directors and officers of Terrapin 3 against all attorneys’ fees, expenses, losses, claims, damages, judgments or amounts paid in settlement in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such person is or was a manager, director or officer of Terrapin 3 and arising out of acts or omissions occurring at or prior to the Closing; and (ii) advance to each such person all fees and expenses incurred in connection with any such claim, action, suit or proceeding, subject to such person’s undertaking to repay such advances if it is ultimately determined that such person is not entitled to such indemnification under applicable law.

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•	Yatra has agreed to waive any right to any amount held in the trust account, and not to make any claim against any funds in the trust account.

•	Yatra has agreed to cause all of the membership interests of Yatra USA, LLC to be assigned, transferred and conveyed to Terrapin 3 on January 1, 2017.

•	The parties have agreed to cause Yatra to establish a performance based bonus plan payable to the holders of Yatra options.

The Business Combination Agreement also contains mutual covenants relating to, among other things, the preparation of this proxy statement/prospectus, obtaining all necessary consents and approvals to consummate the Transaction, public announcements with respect to the Transaction and the tax treatment of the Mergers.

Board of Directors

The Business Combination Agreement provides that, upon the consummation of the Mergers, Yatra’s Board of Directors will be comprised of no more than eight directors, at least a majority of whom will qualify as independent directors under the rules promulgated by NASDAQ. Yatra’s Board of Directors will be divided into three classes. Certain of Yatra’s shareholders, MIHI LLC, Apple Orange LLC, Noyac Path LLC, Periscope, LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership, LLC, or, collectively, the TRTL Sponsors, will have the right to designate three individuals to be nominated for election to serve as directors, one in each of the three classes. Yatra will have the right to designate five individuals to be nominated for election to serve as directors, which individuals will also be in each of the three classes.

Conditions to Complete the Transaction

Consummation of the Transaction is subject to customary conditions, including receipt of any necessary governmental consents. Consummation of the Transaction is also subject to other conditions, which may be waived by Terrapin 3, Yatra and the Macquarie Sponsor, including:

•	the approval of Terrapin 3’s stockholders to adopt the Business Combination Agreement and the Mergers having been obtained;

•	the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC;

•	the Ordinary Shares issuable in the Mergers having been approved for listing on NASDAQ;

•	Terrapin 3 having, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction;

•

having obtained the approval of Yatra’s shareholders to approve and adopt (a) the Business Combination Agreement; (b) the Second Merger; (c) Yatra’s Sixth Amended and Restated Memorandum and Articles of Association; (d) the issuance of the Yatra Ordinary Shares issuable in the Mergers to Terrapin 3’s stockholders; (e) the termination of the existing registration rights agreement and investor rights agreement, in each cash, among Yatra and its current shareholders; (f) the entry into the Investor Rights Agreement; and (g) the listing of Yatra’s Ordinary Shares on NASDAQ;

•	Yatra having received an opinion from BMR Legal regarding the appropriate withholding under Indian law with respect to the Transaction and having made arrangements reasonably satisfactory to Yatra and the Macquarie Sponsor to comply with such opinion; and

•	the Warrant Agreement having been amended to provide for the terms of the Converted Warrants.

In addition, the obligation of Terrapin 3 to consummate the Transaction is subject to the satisfaction or waiver of several other conditions, including:

•	the accuracy of the representations and warranties of Yatra set forth in the Business Combination Agreement (except as would not have a material adverse effect on Yatra);

•	the performance by Yatra in all material respects of its covenants and agreements in the Business Combination Agreement;

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•	no material adverse effect, and no event or circumstance that would reasonably be expected to result in or cause a material adverse effect, with respect to Yatra shall have occurred; and

•	delivery by Yatra of executed counterparts of the various transaction agreements to which it is a party.

In addition, the obligation of Yatra to consummate the Transaction is subject to the satisfaction or waiver of several other conditions, including:

•	the accuracy of Terrapin 3’s representations and warranties set forth in the Business Combination Agreement (except as would not have a material adverse effect on Terrapin 3);

•	the performance by Terrapin 3 in all material respects of its covenants and agreements in the Business Combination Agreement;

•	Terrapin 3 having delivered to Yatra executed payoff letters for all Company indebtedness;

•	no material adverse effect, and no event or circumstance that would reasonably be expected to result in or cause a material adverse effect, with respect to Terrapin 3 shall have occurred, in each case, prior to the Closing; and

•	delivery by Terrapin 3 and the other parties thereto (other than Yatra) of executed counterparts of the various transaction agreements to which they are a party.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated at any time prior to the consummation of the Transaction by mutual consent of Terrapin 3 and Yatra. In addition, the Business Combination Agreement may be terminated:

•	by either Terrapin 3 or Yatra if: (i) the First Merger has not been consummated by December 19, 2016; or (ii) the Business Combination Agreement fails to receive approval from Terrapin 3’s stockholders at the stockholders’ meeting;

•	by Yatra, if Terrapin 3, Terrapin Parent or Terrapin Merger Sub is in breach of the Business Combination Agreement, and such breach is incapable of being cured or is not cured within 30 days of written notice to Terrapin 3; or

•	by Terrapin 3, if Yatra is in breach of the Business Combination Agreement, and such breach is incapable of being cured or is not cured within 30 days of written notice to Yatra.

Upon termination of the Business Combination Agreement, the Business Combination Agreement would become void and have no effect, without any liability to the parties thereto (other than liability for any intentional breach of the Agreement by a party occurring prior to the termination of the Business Combination Agreement).

Amendment of the Business Combination Agreement

The parties to the Business Combination Agreement may amend the Business Combination Agreement at any time. However, once the Yatra shareholders or Terrapin 3 stockholders have approved the Business Combination Agreement, the parties may not, without further shareholder approval, make any amendment to the consideration payable pursuant to the Business Combination Agreement.

Expenses

In general, all costs and expenses incurred in connection with the Business Combination Agreement and the Transaction will be paid by the party incurring such expenses.

Shareholders’ Representative

The Business Combination Agreement provides that the Yatra shareholders will be represented by the Shareholders’ Representative following the effective time of the Second Merger. The Shareholders’ Representative will act on behalf of the Yatra shareholders in connection with the Business Combination Agreement.

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CERTAIN AGREEMENTS RELATED TO THE TRANSACTION

Exchange and Support Agreement

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Terrapin 3, Yatra and the initial stockholders will enter into the Exchange and Support Agreement. Pursuant to the terms of the Exchange and Support Agreement, the initial stockholders will have the right to, from time to time, commencing on the date that is 11 months after the date of the Exchange and Support Agreement, exchange any or all of their shares of Terrapin Class F Common Stock for the same amount of Ordinary Shares. Upon any such exchange, a corresponding number of Class F Shares will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted. The right to make such exchange will expire on the fifth anniversary of the date of the Exchange and Support Agreement.

Investor Rights Agreement

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Yatra and certain persons and entities which will hold Ordinary Shares upon the consummation of the Transaction, including the Sponsors (collectively, the “Investors”), will enter into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, Yatra will be obligated to file, after it becomes eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by the Investors of Ordinary Shares issuable in connection with the Transaction. The Investor Rights Agreement will also provide the Investors with demand, “piggy-back” and Form F-3 registration rights, subject to certain minimum requirements and customary conditions.

The Investor Rights Agreement will also provide the Sponsors the right to nominate an individual for election to Yatra’s board of directors upon the resignation, removal, death or disability of any of the directors initially designated by the Sponsors pursuant to the terms of the Business Combination Agreement, as well as the right to re-nominate (i) any of such initial directors who are Class I or Class II directors two successive times and (ii) any of such initial directors who are Class III directors one time (or to designate a replacement for any such person). In addition, subject to applicable law and stock exchange rules, as long as any designee of the Sponsors is serving on Yatra’s board of directors, Yatra will cause at least one director nominated by the Sponsors to be appointed to each committee of Yatra’s board of directors. The Investor Rights Agreement also provides the Macquarie Sponsor with board observation rights for so long as it owns at least 5% of the outstanding Ordinary Shares.

Amendment to Forward Purchase Contract

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Terrapin 3 and the Macquarie Sponsor will enter into the Forward Purchase Contract Amendment to the Forward Purchase Contract. Pursuant to the terms of the Forward Purchase Contract Amendment, the Macquarie Sponsor will agree to purchase, immediately prior to the consummation of the Transaction, 2,000,000 shares of Terrapin Class A Common Stock and 2,000,000 warrants to purchase shares of Terrapin Class A Common Stock for an aggregate purchase price of $20.0 million. This purchase represents one-half of the number of the shares of Terrapin Class A Common Stock and the number of warrants to purchase shares of Terrapin Class A Common Stock that it agreed to purchase pursuant to the Forward Purchase Contract. The Macquarie Sponsor will also forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock under the Forward Purchase Contract.

Forfeiture Agreement

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Terrapin 3 and the initial stockholders will enter into the Forfeiture Agreement, pursuant to which such holders will forfeit to Terrapin 3 one-half of the shares of Terrapin Class F Common Stock held by such holders, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive).

Amended and Restated Investment Banking Letter Agreement

In connection with the execution of the Original Business Combination Agreement, Terrapin 3, Yatra and Macquarie Capital entered into the Amended and Restated Investment Banking Letter Agreement, which amends and restates the letter agreement, dated as of July 16, 2014, between Terrapin 3 and Macquarie Capital. Pursuant to the Amended and Restated Investment Banking Letter Agreement, Yatra has agreed, until July 16, 2017, to engage Macquarie Capital to act as investment banker on certain potential future transactions.

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Amendment to Underwriting Agreement

In connection with the execution of the Original Business Combination Agreement, Terrapin 3 and Deutsche Bank entered into the Amendment to Underwriting Agreement, which amends the Underwriting Agreement, dated July 16, 2014, between Deutsche Bank and Terrapin 3 to reduce by 50%, from $0.35 per Unit ($7,451,250 in the aggregate) to $0.175 per Unit ($3,725,625 in the aggregate), the deferred underwriting discount that becomes payable from the trust account upon the consummation of the Transaction.

Intellectual Property Assignment Agreement

In connection with the execution of the Business Combination Agreement, Terrapin 3 and Terrapin Partners, LLC entered into an Intellectual Property Assignment Agreement, pursuant to which Terrapin 3 will assign and convey to Terrapin Partners, LLC the name “Terrapin,” the trading symbol “TRTL” and all trademark rights embodied thereby upon the consummation of the Transaction.

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USE OF PROCEEDS

The total amount of cash to be made available to Yatra as a result of the consummation of the Business Combination will depend on, among other things, the total number of public shares of Terrapin 3 to be redeemed by its stockholders, as discussed under “The Special Meeting of Terrapin 3 Stockholders—Redemption Rights.”

Of the first $100 million of cash available to Yatra as a result of the consummation of the Business Combination, Yatra expects to use approximately $10 million to pay transaction expenses arising out of the Business Combination Agreement incurred by Terrapin 3 and $2.5 million to pay transaction expenses arising out of the Business Combination incurred by Yatra and $12.1 million (INR 801,580) to repay certain indebtedness and other payouts of Yatra, including the following: (i) an outstanding loan from Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor, amounting to INR 339,699 thousands as of March 31, 2016, which is due to be repaid on July 31, 2017; (ii) an outstanding loan from Innoven Capital India Private Limited (formerly SVB India Finance Private Limited) to Yatra India, amounting to INR 86,882 thousands as of March 31, 2016, that is due to be repaid on April 1 2017 and carries an interest of 14.40% p.a.; as well as a payment of INR 375,000 thousands required to be made pursuant the conversion of the warrants of Yatra India held by Bennett Coleman & Co. Ltd. The Macquarie Corporate Holdings loan carries interest in two parts, cash interest rate at 5% p.a. and PIK interest rate at 3.5% p.a., PIK interest rate is payable in kind through accretion to the aggregate outstanding principal amount of the loan; provided that, if the maturity date is extended beyond the first anniversary of the borrowing date, the PIK interest rate for each interest period starting after the first anniversary of the borrowing date shall increase to 5.0% per annum.

With respect to cash made available to Yatra as a result of the consummation of the Business Combination in excess of $100 million but less than $200 million, 80% of such additional cash will be used to repurchase a portion of the Yatra Ordinary Shares held by former Yatra preference shareholders in accordance with and in the proportions specified in the repurchase agreement and 20% of such additional cash will be retained by Yatra. Any cash made available to Yatra as a result of the consummation of the Business Combination in excess of $200 million will be retained by Yatra. Yatra will use any retained cash for its general corporate and business purposes.

ACCOUNTING TREATMENT

The transaction will be accounted for under the acquisition method of accounting in accordance with IFRS 3. The Transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Yatra immediately prior to the Transaction will have effective control of Yatra Corporation, the post-combination company, through its approximately 58.4% ownership interest in the combined entity, its selection of a majority of the board of directors and its designation of all of the senior executive positions. Such percentage assumes (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares. Such percentage also does not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. For accounting purposes, Yatra will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Yatra (i.e., a capital transaction involving the issuance of stock by Yatra and payment of cash consideration for the stock of Yatra).

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements (which we refer to as the pro forma financial statements) combine the adjusted historical financial statements of Terrapin 3 and the historical consolidated financial statements of Yatra to illustrate the effect of the Transaction.

After the Transaction, Yatra expects to maintain its fiscal year end of March 31, as opposed to conforming to the fiscal year end of Terrapin 3 of December 31.

The following pro forma financial statements give effect to the Transaction under the acquisition method of accounting in accordance with IFRS 3, Business Combinations (“IFRS 3”). The Transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholders of Yatra immediately prior to the Transaction will have effective control of Yatra, the post-combination company, through its approximately 58.4% ownership interest in the combined entity, its selection of a majority of the board of directors and its designation of all of the senior executive positions. Such percentage assumes (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares. Such percentage also does not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. For accounting purposes, Yatra will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Yatra (i.e., a capital transaction involving the issuance of stock of Yatra).

The historical consolidated financial information has been adjusted in these pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Transaction and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company.

The unaudited pro forma financial statements were based on and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma financial statements;

•	Terrapin 3’s audited financial statements for the year ended December 31, 2015 and the unaudited financial statements for the quarter ended June 30, 2016 and the notes relating thereto; and

•	Yatra’s audited consolidated financial statements for the year ended March 31, 2016 and notes relating thereto and the unaudited interim condensed financial statements for the quarter ended June 30, 2016 and the notes relating thereto included elsewhere in this proxy statement; and

•	The sections entitled “Yatra Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Terrapin 3 Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Terrapin 3 and Yatra, included elsewhere in this proxy statement.

The financial statements of Yatra have been prepared in accordance with IFRS as issued by the IASB and in its reporting currency of Indian rupees. The unaudited financial statements of Terrapin 3 have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) in its reporting currency of United States dollars.

The financial statements of Terrapin 3 have been translated into INR for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•	at the period end exchange rate as of June 30, 2016 of 1 USD to 67.45 INR for the statement of financial position

•	the average exchange rate for twelve-month period ended March 31, 2016 of 1 USD to 65.36 INR for the statement of operations for the period ending on that date

•	the average exchange rate for three-month period ended June 30, 2016 of 1 USD to 66.83 INR for the statement of operations for the period ending on that date.

No adjustment were required in Terrapin 3’s financial statements to convert from US GAAP to IFRS for purposes of this combined unaudited pro forma financial information.

These pro forma financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Transaction and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

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The pro forma financial statements have been prepared using two different levels of redemptions of Terrapin 3 common stock:

•	Assuming No Redemption (“No Redemptions”): This presentation assumes that no Terrapin 3 stockholders exercise their redemption rights. This assumption presumes Transaction Expenses of $10 million.
•	Assuming Minimum Cash Available (“Minimum Cash”): Terrapin 3 has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a condition to closing under the Business Combination Agreement, however, that Terrapin 3 has, in the aggregate, not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction (including the $20.0 million to be paid by Macquarie pursuant to the terms of the forward purchase contract amendment, excluding transaction expenses). If redemptions by Terrapin 3 public stockholders cause Terrapin 3 to be unable to meet this closing condition, then Yatra will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition. This presentation assumes that Terrapin 3 stockholders holding approximately 1.938 million shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.00 per share) of the funds in the trust account. This assumption presumes Transaction Expenses of $10.0 million.

Yatra intends, as part of the transaction and in subsequent periods, to make certain contingent payments that include:

•	Restricted Company Ordinary Shares, The Company’s management team will be granted 2 million to 3 million restricted Company Ordinary Shares (such amount to be determined on a straight-line basis based on whether the amount of Available Cash is between $100 million dollars and $200 million dollars), subject to a two (2) year repurchase right in favor of the Company such that the Company will be able to acquire any unvested shares for a nominal amount

•	Contingent dividend, performance bonus plan, and adjustments aggregating to $35 million, payable to Yatra’s shareholders and to holders of certain options, warrants, and swaps. These contingent dividend and performance bonus payments will be payable upon the achievement by Yatra of certain financial metrics in 2017 and 2018.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

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Unaudited Pro Forma Condensed Combined Statement of Financial Position

(1)	Unaudited Pro Forma Condensed Combined Statement of Financial Position

YATRA ONLINE, INC. AND TERRAPIN 3 ACQUISITION CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

(Amount in INR thousands, except per share data and number of shares)

			Pro Forma Adjustments		Pro Forma as adjusted	Pro Forma Adjustments		Pro Forma as adjusted
	Yatra	Terrapin 3	Assuming no redemptions		Assuming no redemption	Assuming maximum redemptions		Assuming maximum redemption
	June 30, 2016	June 30, 2016	Adjustment	Note		Adjustment	Note

Assets
Non-current assets
Property, plant and equipment	126,095	-			126,095			126,095
Intangible assets and goodwill	1,454,569	-			1,454,569			1,454,569
Investment in joint venture	-	-			-			-
Other financial assets	101,022	-			101,022			101,022
Other non financial assets	42,219	-			42,219			42,219
Deferred tax asset	35,833	-			35,833			35,833
Trust Account	-	14,350,325	(7,646,740)	1	-	(7,646,740)	1	-
			-			(1,307,248)	10
			(6,703,248)	2		(5,396,000)	9
			(337)	3		(337)	3
Total non current assets	1,759,738	14,350,325	(14,350,325)		1,759,738	(14,350,325)		1,759,738

Current assets
Inventories	16,838	-	-		16,838			16,838
Trade and other receivables	1,678,470	-	-		1,678,470			1,678,470
Prepayments and other assets	444,595	1,550	-		527,783	-		527,783
			81,772	15		81,772	15
			(134)	17		(134)	17
Income tax receivable	288,025	-	-		288,025			288,025
Other financial assets	1,037,578	-	-		1,037,578			1,037,578
Cash and cash equivalents	312,003	8,364	6,703,248	2	5,896,745	5,396,000	9	5,635,331
			337	3		337	3
			1,349,000	4		1,349,000	4
			(62,366)	17		(62,366)	17
			(674,500)	5		(674,500)	5
			(348,507)	14		(348,507)	14
			(345,000)	15		(345,000)	15
			(1,045,834)	16

Total current assets	3,777,509	9,914	5,658,016		9,445,439	5,396,602		9,184,025
Total assets	5,537,247	14,360,239	(8,692,309)		11,205,177	(8,953,723)		10,943,763

Equity and liabilities
Equity
Class F Common stock, $.0001 par value, 10,000,000 shares authorized; 5,318,750 shares issued and outstanding	-	67	(67)	6	-	(67)	6	-
Class A Common stock, $.0001 par value, 90,000,000 shares authorized;1,219,656 and 1,210,397 shares issued and outstanding (excluding 20,055,344 and 20,064,603 shares subject to possible redemption) at March 31, 2016 and December 31, 2015, respectively	-	-	(76)	1	-	(76)	1	-
	-	-	135	7		135	7
	-	-	13	4		13	4
			(72)	13		(72)	13
Additional paid-in-capital		432,152	(7,646,664)	1	-	(7,646,664)	1	-
			-			(1,307,248)	10
			1,348,987	4		1,348,987	4
			(171,930)	5		(171,930)	5
			67	6		67	6
			13,500,185	7		13,500,185	7
			(94,969)	8		(94,969)	8
			(7,367,828)	13		(6,060,580)	13
Share capital	27	-	779	12	1,260	779	12	1,250
			509	13		444	13
			(55)	16
Share premium	121,203	-	-		16,210,036	-		15,942,948
			6,178,985	12		6,178,985	12
			10,955,627	13		9,642,760	13
			(1,045,779)	16
Share capital	196	-	(196)	12	-	(196)	12	-
Share premium	6,179,568	-	(6,179,568)	12	-	(6,179,568)	12	-
Other capital reserve	178,417	-	145,869	21	324,286	145,869	21	324,286
Accumulated deficit	(6,108,538)	(94,970)	94,969	8	(10,267,713)	94,969	8	(10,262,029)
			(424,935)	11		(424,935)	11

			(3,588,236)	13		(3,582,552)	13

			(134)	17		(134)	17
			(145,869)	21		(145,869)	21
Foreign currency translation reserve	(42,616)	-	-		(42,616)	-		(42,616)
Total equity attributable to equity holders of the company	328,257	337,249	5,559,747		6,225,253	5,298,333		5,963,839
Total Non Controlling Interest	9,539	-	424,935	11	434,474	424,935	11	434,474
Total Equity	337,796	337,249	5,984,682		6,659,727	5,723,268		6,398,313

Non current liabilities
Borrowings	375,296	-	(348,507)	14	26,789	(348,507)	14	26,789
Trade and other payables	217,178	-	(217,178)	15	-	(217,178)	15	-
Employee benefits	48,791	-	-		48,791	-		48,791
Deferred revenue	621,748	-	-		621,748	-		621,748
Other financial liabilities	36,959	-	-		36,959	-		36,959

Other non financial liabilities	48,599	-	(46,050)	15	2,549	(46,050)	15	2,549

Deferred underwriting compensation	-	502,570	(502,570)	5	-	(502,570)	5	-
Total Non current liabilities	1,348,571	502,570	(1,114,305)		736,836	(1,114,305)		736,836

Current liabilities
Borrowings	91,912	-	(62,366)	17	29,546	(62,366)	17	29,546
Trade and other payables	2,387,948	20,100	-		2,408,048	-		2,408,048
Employee benefits	38,990	-	-		38,990	-		38,990
Deferred revenue	649,872	-	-		649,872	-		649,872
Other financial liabilities	129,203	-	-		129,203	-		129,203
Other current liabilities	552,955	-	-		552,955	-		552,955
Total current liabilities	3,850,880	20,100	(62,366)		3,808,614	(62,366)		3,808,614
Total liabilities	5,199,451	522,670	(1,176,671)		4,545,450	(1,176,671)		4,545,450

Class A Common stock, $.0001 par value, 90,000,000 shares authorized; 1,259,702 and 1,210,397 shares issued and outstanding (excluding 20,015,298 and 20,064,603 shares subject to possible redemption) at June 30, 2016 and December 31, 2015, respectively	-	13,500,320	(13,500,320)	7	-	(13,500,320)	7	-

Total equity and liabilities	5,537,247	14,360,239	(8,692,309)		11,205,177	(8,953,723)		10,943,763

The accompanying notes are an integral part of the financial statements

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(2)	Unaudited Pro Forma Condensed Combined Statement of Operations for the quarter ended June 30, 2016

YATRA ONLINE, INC. AND TERRAPIN 3 ACQUISITION CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(Amount in INR thousands, except per share data and number of shares)

			Assuming no redemptions			Assuming minimum cash
	Quarter ended	Quarter ended	Pro Forma Adjustments		Pro Forma as adjusted	Pro Forma Adjustments		Pro Forma as adjusted
	Yatra	Terrapin 3	Assuming no redemptions		Assuming no redemption	Assuming maximum redemptions		Assuming maximum redemption
	June 30, 2016	June 30, 2016
				Note			Note

Revenue:
Rendering of services	2,572,770	-	-		2,572,770	-		2,572,770
Other revenue	47,448	-	-		47,448	-		47,448
Total revenue	2,620,218	-	-		2,620,218	-		2,620,218
Other Income	6,124				6,124			6,124

Service cost	1,424,769	-	-		1,424,769	-		1,424,769
Personnel expenses	370,641	-	185,441	20	556,466	168,629	20	539,654
			384	21		384	21
Marketing and sales promotion expenses	330,607	-	9,545	22	340,152	9,545	22	340,152
General and administrative expenses	-	30,341	-		30,341	-		30,341
State franchise tax	-	3,007	-		3,007	-		3,007
Other operating expenses	490,914	-	(846)	19	489,957	(846)	19	489,957
			(111)	23		(111)	23
Depreciation and amortisation	65,300	-	-		65,300	-		65,300
Result from operations	(55,889)	(33,348)	(194,413)		(283,650)	(177,601)		(266,838)

Share of loss of joint venture	(2,569)	-	-		(2,569)	-		(2,569)
Finance income	25,526	-	-		25,526	-		25,526
Finance costs	(34,163)	-	7,375	19	(14,386)	7,375	19	(14,386)
			9,545	22		9,545	22
			2,857	23		2,857	23
Interest income	-	6,616	(6,616)	18	-	(6,616)	18	-
Loss before income taxes	(67,095)	(26,732)	(181,252)		(275,079)	(164,440)		(258,267)

Income tax credits (expense)	(13,870)	-	-		(13,870)	-		(13,870)
								-
Loss for the year	(80,965)	(26,732)	(181,252)		(288,949)	(164,440)		(272,137)

Other comprehensive loss
Items to be reclassified to profit or loss in subsequent periods (net of taxes)
Foreign currency translation differences	(19,964)	-	-		(19,964)	-		(19,964)
Items not to be reclassified to profit or loss in subsequent periods (net of taxes)
Remeasurement of defined benefit (asset) / liability	(5,930)	-	-		(5,930)	-		(5,930)
Other comprehensive loss for the year, net of taxes	(25,894)	-	-		(25,894)			(25,894)
Total comprehensive loss for the year, net of taxes	(106,859)	(26,732)	(181,252)		(314,843)	(164,440)		(298,031)

Loss attributable to :
Owners of the Company	(79,049)	(21,118)	(179,918)		(280,085)	(163,106)		(263,273)
Non-Controlling interest	(1,916)	(5,614)	(1,334)		(8,864)	(1,334)		(8,864)
Profit / Loss for the year	(80,965)	(26,732)	(181,252)		(288,949)	(164,440)		(272,137)

Total comprehensive income (Loss) attributable to :
Owners of the Company	(104,812)	(21,118)	(179,918)		(305,848)	(163,106)		(289,036)
Non-Controlling interest	(2,047)	(5,614)	(1,334)		(8,995)	(1,334)		(8,995)
Total Comprehensive income (Loss) for the year	(106,859)	(26,732)	(181,252)		(314,843)	(164,440)		(298,031)

Shares outstanding	46,108				31,643			31,201
Loss per share (in INR)
Basic	(1.70)				(8.85)			(8.44)
Diluted	(1.70)				(8.85)			(8.44)

The accompanying notes are an integral part of the financial statements

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(3)	Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 2016

YATRA ONLINE, INC. AND TERRAPIN 3 ACQUISITION CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(Amount in INR thousands, except per share data and number of shares)

			Assuming no redemptions			Assuming minimum cash
	Year ended	Four Quarters ended	Pro Forma Adjustments		Pro Forma as adjusted	Pro Forma Adjustments		Pro Forma as adjusted
	Yatra	Terrapin 3	Assuming no redemptions		Assuming no redemption	Assuming maximum redemptions		Assuming maximum redemption
	March 31, 2016	March 31, 2016
				Note			Note

Revenue:
Rendering of services	8,123,943	-	-		8,123,943	-		8,123,943
Other revenue	214,524	-	-		214,524	-		214,524
Total revenue	8,338,467	-	-		8,338,467	-		8,338,467
Other Income	40,679				40,679			40,679

Service cost	4,201,167	-	-		4,201,167	-		4,201,167
Personnel expenses	1,513,147	-	729,431	20	2,281,520	663,300	20	2,215,389
			38,942	21		38,942	21
Marketing and sales promotion expenses	1,687,431	-	25,347	22	1,712,778	25,347	22	1,712,778
General and administrative expenses	-	28,889	-		28,889	-		28,889
State franchise tax	-	11,765	-		11,765	-		11,765
Other operating expenses	1,948,615	-	(2,439)	19	1,945,385	(2,439)	19	1,945,385
			(791)	23		(791)	23
Depreciation and amortisation	233,703	-	-		233,703	-		233,703
Result from operations	(1,204,917)	(40,654)	(790,490)		(2,036,061)	(724,359)		(1,969,930)

Share of loss of joint venture	(11,802)	-	-		(11,802)	-		(11,802)
Finance income	95,072	-	-		95,072	-		95,072
Finance costs	(115,140)	-	-		(62,931)	-		(62,931)
			19,250	19		19,250	19
			22,826	22		22,826	22
			10,133	23		10,133	23
Interest income	-	6,471	(6,471)	18	-	(6,471)	18	-
Loss before income taxes	(1,236,787)	(34,183)	(744,752)		(2,015,722)	(678,621)		(1,949,591)

Income tax credits (expense)	(6,515)	-	-		(6,515)	-		(6,515)
								-
Loss for the year	(1,243,302)	(34,183)	(744,752)		(2,022,237)	(678,621)		(1,956,106)

Other comprehensive loss
Items to be reclassified to profit or loss in subsequent
periods (net of taxes)
Foreign currency translation expenses	(18,615)	-	-		(18,615)	-		(18,615)
Items not to be reclassified to profit or loss in subsequent periods (net of taxes)
Remeasurement of defined benefit (asset) / liability	(9,403)	-	-		(9,403)	-		(9,403)
Other comprehensive loss for the year, net of taxes	(28,018)	-	-		(28,018)			(28,018)
Total comprehensive loss for the year, net of taxes	(1,271,320)	(34,183)	(744,752)		(2,050,255)	(678,621)		(1,984,124)

Loss attributable to :
Owners of the Company	(1,218,824)	(27,005)	(742,737)		(1,988,566)	(676,606)		(1,922,435)
Non-Controlling interest	(24,478)	(7,178)	(2,015)		(33,671)	(2,015)		(33,671)
Profit / Loss for the year	(1,243,302)	(34,183)	(744,752)		(2,022,237)	(678,621)		(1,956,106)

Total comprehensive income (Loss) attributable to :
Owners of the Company	(1,246,632)	(27,005)	(742,737)		(2,016,373)	(676,606)		(1,950,242)
Non-Controlling interest	(24,688)	(7,178)	(2,015)		(33,882)	(2,015)		(33,882)
Total Comprehensive income (Loss) for the year	(1,271,320)	(34,183)	(744,752)		(2,050,255)	(678,621)		(1,984,124)

Shares outstanding	46,108				31,368			30,905
Loss per share (in INR)
Basic	(26.43)				(63.40)			(62.20)
Diluted	(26.43)				(63.40)			(62.20)

The accompanying notes are an integral part of the financial statements

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Description of Transaction

The Business Combination Agreement provides for two Mergers: (i) the First Merger, in which Terrapin Merger Sub will merge with and into Terrapin 3, with Terrapin 3 surviving the First Merger as a partially owned subsidiary of Terrapin Parent; and (ii) the Second Merger, immediately following the consummation of the First Merger, in which Terrapin Parent will merge with and into Yatra, with Yatra surviving the Second Merger. As a result of the Mergers, Terrapin 3 will become a partially owned subsidiary of Yatra.

Pursuant to the Mergers, each share of Terrapin Class A Common Stock issued and outstanding immediately prior to the effective time of the Mergers (other than any redeemed shares), will be automatically converted into one Ordinary Share. Pursuant to the Forfeiture Agreement, the holders of Terrapin Class F Common Stock will forfeit one-half of the shares of Terrapin Class F Common Stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive). Following such forfeiture, 3,159,375 shares of Terrapin Class F Common Stock will remain outstanding. Each share of Terrapin Class F Common Stock issued and outstanding immediately prior to the effective time of the Mergers will remain outstanding as a share of Terrapin Class F Common Stock, and, pursuant to the Mergers, each holder of Terrapin Class F Common Stock will also receive one Class F Share for each share of Terrapin Class F Common Stock held by such holder. The Class F Shares will be voting shares only and have no economic rights. Commencing eleven months following the consummation of the Transaction, the holders of Terrapin Class F Common Stock will be entitled to exchange their shares of Terrapin Class F Common Stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted.

Each Yatra Ordinary Share issued and outstanding immediately prior to the effective time of the Second Merger will be automatically deemed to be substituted by one Ordinary Share registered pursuant to this proxy statement/prospectus. Each Ordinary Share issued and outstanding immediately prior to the effective time of the Mergers will ultimately receive a fraction of a Yatra Ordinary Share, which such fraction is calculated on the basis of a pre-closing enterprise value of Yatra equal to $218 million as increased by the aggregate exercise price of all outstanding Yatra options and warrants and as increased by the amount of Yatra’s cash and decreased by the amount of Yatra’s indebtedness, in each case, as set forth on Yatra’s balance sheet dated June 30, 2016.

2.    Basis of Presentation

The Transaction will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the stockholder of Yatra immediately prior to the Transaction will have effective control of Yatra Corporation, the post-combination company, through its approximately 58.4% ownership interest in the combined entity, its selection of a majority of the board of directors and its designation of all of the senior executive positions. Such percentage assumes (i) that none of Terrapin 3’s existing public stockholders exercise their redemption rights, (ii) the issuance of all Ordinary Shares issuable upon the conversion of shares of Terrapin Class A Common Stock acquired pursuant to the Forward Purchase Contract, as amended, and (iii) that the holders of shares of Terrapin Class F Common Stock (or their transferees) exchange all outstanding shares of Terrapin Class F Common Stock for Ordinary Shares. Such percentage also does not include (i) any exercise or conversion of the Converted Warrants (as defined herein) and other warrants issued by Yatra, (ii) any Ordinary Shares issuable upon exercise of rights to swap ordinary shares of Yatra Online Private Limited for Ordinary Shares, (iii) options issued by Yatra, or (iv) certain shares allocated but not yet issued by Yatra. For accounting purposes, Yatra will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Yatra (i.e., a capital transaction involving the issuance of stock of Yatra). Accordingly, the consolidated assets, liabilities and results of operations of Yatra will become the historical financial statements of Yatra Corporation, and Terrapin 3’s assets, liabilities and results of operations will be consolidated with Yatra beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

After the Transaction, Yatra expects to maintain its fiscal year end of March 31, as opposed to conforming to the fiscal year end of Terrapin 3 of December 31; therefore, the financial information to be included in the Form 8-K to be filed by Terrapin 3 within four business days of completing the Transaction and in subsequent periodic reports may differ from the historical financial statements of Terrapin 3. Presentation of information for Terrapin 3 in the tables below represent consolidated information for Terrapin 3 and any subsidiaries or affiliates that may be formed for the purpose of consummating the transaction.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2016 was derived from Yatra’s unaudited interim condensed consolidated statement of financial position as of June 30, 2016 and Terrapin 3’s unaudited condensed balance sheet as of June 30, 2016. The unaudited pro forma condensed combined statement of financial position as of June 30, 2016 assumes that the Transaction was completed on June 30, 2016.

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The unaudited pro forma condensed combined statement of operations information for quarter ended June 30, 2016 was derived from Yatra’s unaudited interim condensed consolidated statement of profit or loss and other comprehensive loss for the three months ended June 30, 2016 and Terrapin 3’s unaudited income statement for the period ended June 30, 2016. The unaudited pro forma condensed combined statement of operations for year ended March 31, 2016 was derived from Yatra’s audited consolidated statement of operations for the year ended March 31, 2016 and Terrapin 3’s unaudited income statement for the year ended March 31, 2016.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2016 and quarter ended June 30, 2016 give pro forma effect to the Transaction as if it had occurred on April 1, 2015.

3.  Unaudited Pro Forma Condensed Combined Statement of Financial Position Adjustments

The pro forma adjustments to the Unaudited pro forma Condensed Combined Statement of Financial Position consist of the following (in thousand INR).

(1)	To reflect approximately 11.3 million shares redeemed by Terrapin 3 shareholders on July 22, 2016 in connection with a special meeting of shareholders to approve the extension of the period during which Terrapin and Yatra could consummate their business combination.

(2)	To reflect the transfer of approximately INR 6,703,248 from Terrapin 3’s trust account in accordance with the Business Combination Agreement.

(3)	To reflect the transfer to working capital of approximately INR 337 of interest income earned by investment in the Terrapin 3 trust, as permitted by Terrapin 3’s trust agreement for use on transaction research and due diligence assuming the transfer would have occurred prior to the pro forma March 31, 2016 closing of the transaction.

(4)	Represents the issuance of Terrapin Class A Common Stock to Macquarie in accordance with the Forward Purchase Agreement.

(5)	To reflect payment of incremental transaction expenses, giving effect to Terrapin 3 already having recognized deferred underwriting commission of INR 502,570.

(6)	To reflect reduction in equity due to the forfeiture of 50% of the total shares of Terrapin Class F Common Stock held by Terrapin founders prior to the transaction.

(7)	Elimination of Terrapin Common Stock subject to redemption as it was recorded on Terrapin 3’s financial statement as of June 30, 2016.

(8)	Adjustment to eliminate Terrapin 3’s accumulated deficit.

(9)	To reflect the transfer of INR 5,396,000 from Terrapin 3’s trust account in the Minimum Cash scenario. If the aggregate amount of cash available from Terrapin 3’s trust account, including cash available from Terrapin 3’s trust plus cash available from the Forward Purchase plus cash available from other sources or financings, is less than $100.0 million, Yatra may, at its option, terminate the transaction or waive that Minimum Cash condition and consummate the Transaction.

(10)	To reflect the pro forma number of shares redeemed by Terrapin 3 shareholders in the Minimum Cash scenario, assuming no additional capital is raised by Terrapin 3 or Yatra.

(11)	To reflect the non-controlling interest held by current holders of Terrapin Class F Common Stock of approximately 21% in a subsidiary of Yatra established as part of the Transaction. We currently estimate the capitalization of the subsidiary to be approximately $30 million and that holders of Terrapin Class F Common Stock will hold approximately $6.3 million or INR 424,935.

(12)	To reflect that immediately prior to the commencement of trading of Yatra's Ordinary Shares on NASDAQ, preference shares in Yatra Cayman will convert to Ordinary shares of Yatra after considering the reverse stock split on a 5.42 for one basis with respect to Yatra Ordinary Shares held by each Yatra shareholder as reflected in Yatra's registry of members as a result of the letter agreement entered into among Yatra and each of its shareholders, with fractional shares rounded to the nearest whole share after aggregating all fractional shares held by the applicable shareholder. Considering that the preference shares will be converted only at commencement of trading on NASDAQ, which is expected to be the last condition to closing the Transaction to be satisfied follow immediately thereafter by the Mergers, this transaction has been given affect to under this adjustment.

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(13)	To reflect the issuance of 11.938 million (in the No Redemptions scenario) and 10.000 million (in the Minimum Cash scenario) Yatra Ordinary Shares to the holders of Terrapin Class A Common Stock in exchange for their shares of Terrapin Class A Common Stock on a one-for-one basis and issuance of 3.159 million Yatra Class F shares having only voting rights to Terrapin Class F shareholders under both scenarios. In the No Redemptions scenario, Terrapin 3's net assets of INR 7,367,900 were combined with Yatra and the issuance of Yatra's Ordinary Shares was recorded at the fair value of INR 10,956,136 with the resulting difference amounting to INR 3,588,236, representing the listing expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Position. In the Minimum Cash scenario, Terrapin 3's net assets of INR 6,060,652 were combined with Yatra and the issuance of Yatra's Ordinary Shares was recorded at the fair value of INR 9,643,204 with resulting difference amounting to INR 3,582,552, representing the listing expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Financial Position. The expense has not been reflected in the Unaudited Pro Forma Combined Statement of Operations as being a non-recurring expense. The net assets for this purpose have been considered on the basis of pro forma financial statements of Terrapin 3 under the respective scenarios. The fair value of Yatra Ordinary Shares has been derived on the basis of per share value of Terrapin 3 as per its NASDAQ quoted price.

(14)	To reflect proceeds to be received by Yatra that are intended to be applied towards repayment of loans taken from Macquarie Corporation Holdings PTY Limited. The adjustment reflects repayment of such loans outstanding as on June 30, 2016 of INR 348,507.

(15)	To reflect proceeds to be received by Yatra that are intended to be applied toward repayment of amounts due to/ prepayments to Bennett Coleman and Company Limited. The adjustment reflects repayment of such dues of INR 263,228 and prepayments of INR 81,772.

(16)	To reflect the re-purchase of 1,550,488 Yatra Ordinary Shares in the No Redemptions scenario for amount representing 80% of the amounts greater than $100 million of cash available from the trust before transaction expenses but after including proceeds from the Forward Purchase.

(17)	To reflect proceeds to be received by Yatra that are intended to be applied towards repayment of loans from Innoven Capital India (formerly SVB India Finance). The adjustment reflects repayment of such loans outstanding as on June 30, 2016 of INR 62,366 and INR 134, respectively.

4.    Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(18)	To reflect the elimination of interest income from the Terrapin 3 trust account.

(19)	To reflect reversal of interest and related expenses of INR 21,689 for the year ended March 31, 2016 and INR 8,221 for the quarter ended June 30, 2016 arising due to repayment of a loan from Macquarie Corporation Holdings PTY Limited (refer to Note 14 above).

(20)	In accordance with Exhibit H - EMPLOYMENT AGREEMENT TERMS to the AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT attached hereto as Annex A, Yatra's management team will be granted two million to three million restricted Yatra Ordinary Shares (such number of shares to be determined on a straight-line basis based on whether the amount of Available Cash is between $100 million dollars and $200 million dollars). These restricted Yatra Ordinary Shares will be subject to a two year repurchase right in favor of Yatra such that Yatra will be able to acquire any unvested shares for a nominal amount. The adjustment reflects expense for one year for 2.199 million restricted company ordinary shares in the No Redemption scenario and 2.000 million restricted company ordinary shares in the Minimum Cash scenario valued at USD $10 per share being the fair value of Yatra Ordinary Shares. The total expense will be recognised over the two year vesting period and accordingly has been considered to have a continuing impact.

(21)	On consummation of the acquisition, Yatra will effect a reverse 5.4240926-for-1 split of Yatra's Ordinary Shares (Refer to pages 74-75). Consequent to this reverse split, to give effect of the reverse split on the employee share options, the ESOP plan will also be modified to decrease the number of shares to which such ESOP was entitled to and correspondingly increase the exercise price. The ESOPs are fair valued post this modification to give effect to these changes as well as the change in the underlying ordinary share value assumption to transaction price of USD 10 per share. The change in the fair valuation of ESOP from the grant date fair valuation, has been reflected as an additional expense for ESOPs remaining unvested as of the date of Pro Forma Condensed Combined Statement of Financial Position. The accelerated expense of INR 145,869 pertaining to ESOPs vested as of the date of Pro Forma Condensed Combined Balance Sheet has been recorded in the Pro Forma Condensed Combined Statement of Financial Position. This has not been adjusted in Pro Forma Condensed Combined Statement of Operations being deemed as not having a continuing impact.

(22)	To reflect the consequent impact of payments to Bennett Coleman and Company Limited (refer to note 15 above).

(23)	To reflect reversal of interest and related expenses of INR 10,924 for the year ended March 31, 2016 and INR 2,968 for the quarter ended June 30, 2016 arising due to repayment of a loan from Innoven Capital India (formerly SVB India Finance).

Further explanatory note

(A)	The Company has declared contingent dividend payable to Yatra shareholders and performance bonus payable to Yatra option holders, on consummation of the transaction, subject to Yatra's achievement of EBITDA/ Revenue targets for the calendar year ending December 31, 2017 and six months ending June 30, 2018. In accordance with the approval of Yatra’s board of directors and support agreement, contingent dividend amounting up to USD 35.0 million is payable only if EBITDA/ Revenue targets are met. The dividend to be paid is contingent on future performance of the Company and has not been recorded in the Unaudited Pro Forma Condensed Combined Statement of Financial Position. Also refer to details of the agreement under the section entitled "Certain Agreements to be Entered into Prior to the Business Combination Agreement" beginning on page 126.

5.    Pro forma Earnings per Share

a.	For the quarter ended June 30, 2016

Pro forma earnings per share for the quarter ended June 30, 2016 has been calculated based on the estimated average number of equity shares outstanding on a pro forma basis, as described below.

In the No Redemption scenario, post-Transaction, Yatra's shareholders will hold 19,704,438 shares (21,200,650 shares in minimum cash scenario) and Terrapin 3's shareholder will hold 11,938,112 (10,000,000 shares in the Minimum Cash scenario). These shares have been considered as the base and weighted average computed to derive the number of shares included in the table below. For the purpose of computing weighted average, shares to be issued to Terrapin 3's shareholders have been considered to be issued as at April 1, 2015.

All preference shares will be converted to Ordinary Shares as part of the Transaction and have therefore been considered for the purpose of computation of both basic and diluted pro forma EPS.

The pro forma weighted average number of shares outstanding for the year ended June 30, 2016 is 31,642,550 shares for the No Redemption scenario and 31,200,650 shares for the Minimum Cash scenario. No potentially dilutive shares were identified in the pro forma financial information.

The tables below present the share reconciliation and pro forma earnings per share (EPS) for No Redemptions and Minimum Cash scenarios. Basic and diluted EPS are same as no potential dilutive effects were identified.

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Yatra June 30, 2016 Pro forma share reconciliation	No Redemptions		Minimum Cash
	Common share equivalent	% ownership	Common share equivalent	% ownership
Weighted average shares of existing Yatra investors	19,704,438	62%	21,200,650	68%
Equivalent shares issued to Terrapin 3 shareholders	11,938,112	38%	10,000,000	32%
Shares outstanding of Yatra after the transaction – basic and diluted	31,642,550	100%	31,200,650	100%

Yatra June 30, 2016 pro forma EPS
Net loss attributable to Yatra (INR ‘000)	(280,085)		(263,273)
Weighted average shares outstanding	31,642,550		31,200,650
Basic loss per share (no dilution due to net loss) (INR per share)	(8.85)		(8.44)

b.	For the year ended March 31, 2016

Pro forma earnings per share for the year ended March 31, 2016 has been calculated based on the estimated average number of equity shares outstanding on a pro forma basis, as described below. The historical weighted average number of Yatra shares outstanding was 46,108,273, basic and diluted, for the year ended March 31, 2016. No potentially dilutive shares were identified in the historic financial information of Yatra or Terrapin 3, including warrants.

In the No Redemption scenario, post-Transaction, Yatra's shareholders will hold 19,704,438 shares (21,200,650 shares in minimum cash scenario) and Terrapin 3's shareholder will hold 11,938,112 (10,000,000 shares in the Minimum Cash scenario). These shares have been considered as the base and weighted average computed to derive the number of shares included in the table below. For the purpose of computing weighted average, shares to be issued to Terrapin 3's shareholders have been considered to be issued as at April 1, 2015.

All preference shares will be converted to Ordinary Shares as part of the Transaction and have therefore been considered for the purpose of computation of both basic and diluted pro forma EPS.

The pro forma weighted average number of shares outstanding for the year ended March 31, 2016 is 31,367,816 shares for the No Redemption scenario and 30,905,054 shares for the Minimum Cash scenario. No potentially dilutive shares were identified in the pro forma financial information.

The tables below present the share reconciliation and pro forma earnings per share (EPS) for No Redemptions and Minimum Cash scenarios. Basic and diluted EPS are same as no potential dilutive effects were identified.

Yatra March 31, 2016 Pro forma share reconciliation	No Redemptions		Minimum Cash
	Common share equivalent	% ownership	Common share equivalent	% ownership
Weighted average shares of existing Yatra investors	19,429,704	62%	20,905,054	68%
Equivalent shares issued to Terrapin 3 shareholders	11,938,112	38%	10,000,000	32%
Shares outstanding of Yatra after the transaction – basic and diluted	31,367,816	100%	30,905,054	100%

Yatra March 31, 2016 pro forma EPS
Net loss attributable to Yatra (INR ‘000)	(1,988,566)		(1,922,435)
Weighted average shares outstanding	31,367,816		30,905,054
Basic loss per share (no dilution due to net loss) (INR per share)	(63.40)		(62.20)

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of: (i) the Mergers to U.S. holders and non-U.S. holders of Terrapin Common Stock and (ii) the ownership and disposition of Yatra Ordinary Shares to U.S. holders and non-U.S. holders. This discussion is based on provisions of the Code, the Treasury regulations promulgated thereunder (whether final, temporary or proposed), administrative rulings of the IRS, judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion is for general purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to holders as a result of the Mergers or as a result of the ownership and disposition of shares of Yatra. This discussion does not address any transactions entered into prior to effective date of the Mergers (including the receipt of Ordinary Shares by holders of Yatra capital stock issued and outstanding immediately prior to the effective time of the Mergers, the declaration of the contingent dividend or the repurchase agreements). In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders, nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, it is not intended to be, and should not be construed as, tax advice. This discussion does not address any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith) or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S., tax laws. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Mergers or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This discussion is limited to U.S. federal income tax considerations relevant to (i) U.S. holders and non-U.S. holders that hold Terrapin Common Stock, and, after the closing of the Mergers, Yatra Ordinary Shares, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

• banks, thrifts, mutual funds or other financial institutions, underwriters, or insurance companies;

• traders in securities who elect to apply a mark-to-market method of accounting;

• real estate investment trusts and regulated investment companies;

• tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

• expatriates or former long-term residents of the United States;

• partnerships or other pass-through entities (or arrangements treated as such) or investors therein;

• dealers or traders in securities, commodities or currencies;

• grantor trusts;

• persons subject to the alternative minimum tax;

• U.S. persons whose "functional currency" is not the U.S. dollar;

• persons who received Terrapin Common Stock or Yatra capital stock through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

• persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Terrapin Common Stock or Yatra capital stock or, after the Mergers, the outstanding Yatra Ordinary Shares;

94

• the initial stockholders and their affiliates; or

• holders holding Terrapin Common Stock or Yatra capital stock, or, after the Mergers, Yatra Ordinary Shares, as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction," or other integrated investment or risk reduction transaction.

For the purposes of this discussion, the term "U.S. holder" means a beneficial owner of Terrapin Common Stock or, after the Mergers, Yatra Ordinary Shares, that is, for U.S. federal income tax purposes:

• an individual who is a citizen or resident of the United States;

• a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

• an estate the income of which is subject to U.S. federal income tax regardless of its source; or

• a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of Terrapin Common Stock or, after the Mergers, Yatra Ordinary Shares, that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Terrapin Common Stock or Yatra Ordinary Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the Mergers and the subsequent ownership and disposition of Yatra Ordinary Shares.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS OR THE OWNERSHIP AND DISPOSITION OF YATRA ORDINARY SHARES. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGERS AND THE OWNERSHIP AND DISPOSITION OF YATRA ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Mergers to Yatra and U.S. Holders of Terrapin Common Stock

Tax Residence of Yatra for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Yatra, which is incorporated under the laws of the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are relatively new and complex and there is limited guidance regarding their application.

Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation's "expanded affiliated group" does not have "substantial business activities" in the non-U.S. corporation's country of organization or incorporation and tax residence relative to the expanded affiliated group's worldwide activities; and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares) as determined for purposes of Section 7874 (this test is referred to as the "80% ownership test").

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For purposes of Section 7874, the first two conditions described above will be met with respect to the Mergers, because Yatra will acquire indirectly all of the assets of Terrapin 3 through the Mergers, and Yatra, including its "expanded affiliated group," is not expected to have "substantial business activities" in the Cayman Islands within the meaning of Section 7874 upon consummation of the Mergers. As a result, whether Section 7874 will apply to cause Yatra to be treated as a U.S. corporation for U.S. federal income tax purposes following the Mergers should depend on the satisfaction of the 80% ownership test.

Based on the terms of the Mergers, the rules for determining share ownership under Section 7874 and the Treasury regulations promulgated thereunder (including the Temporary Section 7874 Regulations) and based upon certain factual assumptions, Terrapin 3 and Yatra currently expect that the Section 7874 ownership percentage of the Terrapin 3 stockholders in Yatra should be less than 80% and accordingly Yatra is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the 80% ownership test has been satisfied must be finally determined at completion of the Mergers, by which time there could be adverse changes to the relevant facts and circumstances. Further, for purposes of determining the ownership percentage of former Terrapin 3 stockholders for purposes of Section 7874, former Terrapin 3 stockholders will be deemed to own an amount of Yatra Ordinary Shares in respect to certain redemptions by Terrapin 3 prior to the closing of the Mergers. In addition, as discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Many of these rules are contained in the Temporary Regulations under Section 7874 which have only recently been issued, and there is no guidance as to their application. Accordingly, there can be no assurance that the IRS would not assert that the 80% ownership test is met with respect to the Mergers and that accordingly Yatra should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court.

There has been discussion of additional changes to Section 7874. Any changes to the rules of Section 7874 or the Treasury regulations promulgated thereunder, or other changes of law, which could be made retroactively effective, could adversely affect Yatra's status as a non-U.S. corporation for U.S. federal income tax purposes.

If Yatra were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. shareholders could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that Yatra will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

Utilization of Terrapin 3's Tax Attributes

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These limitations will potentially apply if: (i) the non-U.S. corporation acquires, directly or indirectly, substantially all of the properties held, directly or indirectly, by the U.S. corporation (including through the direct or indirect acquisition of all of the outstanding shares of the U.S. corporation); (ii) after the acquisition, the non-U.S. corporation's "expanded affiliated group" does not have "substantial business" activities in the non-U.S. corporation's country of organization or incorporation and tax residence relative to the expanded affiliated group's worldwide activities (as determined under the Treasury regulations); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold less than 80% but at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares) (this test is referred to as the “60% ownership test”). If each of these conditions is met, then the taxable income of the U.S. corporation (and any U.S. person related to the U.S. corporation) for any given year, within a period beginning on the first date the U.S. corporation's properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation's properties were acquired, will be no less than that person's "inversion gain" for that taxable year. A person's inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain.

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Based on the terms of the Mergers, the rules for determining share ownership under Section 7874 and the Treasury regulations promulgated thereunder (including the Temporary Section 7874 Regulations) and based upon certain factual assumptions, Terrapin 3 and Yatra currently expect that the Section 7874 ownership percentage of the Terrapin 3 stockholders in Yatra should be less than 60% and accordingly the limitations and other rules described above are not expected to apply to Terrapin 3 after the Mergers. However, whether the 60% ownership test has been satisfied must be finally determined at consummation of the Mergers, by which time there could be changes to the relevant facts and circumstances or adverse rule changes. For example, a PIPE offering could adversely affect the 60% ownership test. In addition, as discussed above under "—Tax Residence of Yatra for U.S. Federal Income Tax Purposes," the rules for determining ownership under Section 7874 are complex, unclear and the subject of recent and ongoing regulatory change and there can be no assurance that the IRS would not assert that the 60% ownership test is met with respect to the Mergers and that accordingly the foregoing limitations and rules would apply or that such an assertion would not be sustained by a court.

If the IRS were to successfully assert that the 60% ownership test has been met, the ability of Terrapin 3 and its U.S. affiliates to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions may be limited. However, as a blank check company, whose assets are primarily comprised of cash and cash equivalents, it is not expected that Terrapin 3 will have a significant amount of inversion gain. Accordingly, even if the 60% ownership test were satisfied, the effect of the resulting limitations on the use of net operating losses and tax attributes would not be expected to be material.

Receipt of Yatra Ordinary Shares by Holders of Shares of Terrapin Common Stock or Warrants

Pursuant to the Mergers, holders of Terrapin Class A Common Stock and warrants will receive Yatra Ordinary Shares in exchange for their shares of Terrapin Class A Common Stock or warrants. The receipt of Yatra Ordinary Shares in the Mergers should be a taxable transaction for U.S. federal income tax purposes. As a result, a U.S. holder of shares of Terrapin Class A Common Stock or warrants, as applicable, should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the fair market value at the time of the receipt of Yatra Ordinary Shares, and (2) the U.S. holder’s adjusted tax basis in such Terrapin Class A Common Stock or warrants, as applicable. If a U.S. holder acquired different blocks of Terrapin Class A Common Stock or warrants at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of Terrapin Class A Common Stock or warrants, as applicable. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares or warrants is more than one year at the date of the Mergers. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to certain limitations. A U.S. holder should have a tax basis in Yatra Ordinary Shares received equal to their fair market value on the date of the Mergers, and the U.S. holder’s holding period with respect to Yatra Ordinary Shares should begin on the day after the date of the Mergers.

Redemption of Terrapin Class A Common Stock

In the event that a U.S. holder of Terrapin Class A Common Stock exercises such holder's right to have such holder's Terrapin Class A Common Stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Terrapin Class A Common Stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of Terrapin Class A Common Stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder's interest in Terrapin 3 or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Terrapin Class A Common Stock that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the public warrants. In order to meet the substantially disproportionate test, the percentage of Terrapin 3's outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Terrapin Class A Common Stock must, among other requirements, be less than 80% of the percentage of Terrapin' 3s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder's interest if either all the shares of Terrapin Class A Common Stock actually and constructively owned by the U.S. holder are redeemed or all the shares of Terrapin Class A Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Terrapin Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder's redemption results in a “meaningful reduction” of the U.S. holder's proportionate interest in Terrapin 3. Whether the redemption will result in a meaningful reduction in a U.S. holder's proportionate interest in Terrapin 3 will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

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If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Terrapin Class A Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder's tax basis in such holder's shares of Terrapin Class A Common Stock generally will equal the cost of such shares. A U.S. holder that purchased Terrapin 3 units would have been required to allocate the cost between the shares of Terrapin Class A common stock and the public warrants comprising the units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder's adjusted tax basis in such U.S. holder's Terrapin Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Terrapin Class A Common Stock. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Terrapin Class A Common Stock will be added to the U.S. holder's adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Ordinary Shares of Yatra

U.S. Holders

Distributions on Shares of Yatra

Subject to the discussion below under “—Passive Foreign Investment Company Status,” the gross amount of any distribution on Yatra Ordinary Shares that is made out of Yatra’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Yatra’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Yatra Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NASDAQ (which Yatra Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Yatra Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Yatra's status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Yatra will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company (a “PFIC”) for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Status.”

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Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Yatra may be treated as foreign taxes eligible for credit against a U.S. holder's U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Yatra Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Yatra Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Status,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Yatra Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder's adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Yatra Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Yatra Ordinary Shares generally will be treated as U.S. source gain or loss.

It is possible that India may impose an income tax upon sale of Yatra Ordinary Shares. Because gains generally will be treated as U.S. source gain, as a result of the U.S. foreign tax credit limitation, any Indian income tax imposed upon capital gains in respect of Yatra Ordinary Shares may not be currently creditable unless a U.S. Holder has other foreign source income for the year in the appropriate U.S. foreign tax credit limitation basket. U.S. Holders should consult their tax advisors regarding the application of Indian taxes to a disposition of Yatra Ordinary Shares and their ability to credit an Indian tax against their U.S. federal income tax liability.

Characterization of Yatra as a "Controlled Foreign Corporation" for U.S. Federal Income Tax Purposes

There is a possibility that Yatra will be classified as a "controlled foreign corporation," or CFC, for U.S. federal income tax purposes. Yatra will generally be classified as a CFC if more than 50% of our outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by "10% U.S. Shareholders." For this purpose, a "10% U.S. Shareholder" is any U.S. person that owns directly, indirectly or by attribution, 10% or more of the voting power of the outstanding Ordinary Shares of Yatra. If Yatra were to be classified as a CFC, a 10% U.S. Shareholder may be subject to U.S. federal income taxation at ordinary income tax rates on all or a portion of our undistributed earnings and profits attributable to certain categories of passive income and certain other income described in Subpart F of the Code, and may also be subject to U.S. federal income taxation at ordinary income tax rates on any gain realized on a sale of Ordinary Shares, to the extent of the current and accumulated earnings and profits of Yatra attributable to such shares. The CFC rules are complex and U.S. holders that are, or may be, 10% U.S. Shareholders are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances. It is not expected that Yatra will be classified as a CFC, and the remainder of this discussion assumes that Yatra we will not be classified as a CFC for U.S. federal income tax purposes but no assurances can be offered in this regard.

Passive Foreign Investment Company Status

The treatment of U.S. holders of the Ordinary Shares of Yatra could be materially different from that described above, if Yatra is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes.

A non-U.S. corporation, such as Yatra, will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules either: (i) 75% or more of its gross income for such taxable year is passive income, or (ii) 50% or more of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether Yatra is a PFIC is based upon the composition of the Yatra’s income and assets, (including, among others, corporations in which Yatra owns at least a 25% interest), and the nature of Yatra’s activities.

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Based on the projected composition of its income and assets, including goodwill, it is not expected that Yatra will be a PFIC for its taxable year that includes the date of the Mergers or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Yatra is expected to depend, in part, upon (a) the market value of the Ordinary Shares of Yatra, and (b) the composition of the assets and income of Yatra. A decrease in the market value of the Ordinary Shares of Yatra and/or an increase in cash or other passive assets (including as a result of the Mergers) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, the IRS may assert that, contrary to expectations, Yatra is a PFIC for the taxable year that includes the date of the Mergers or in a future year. Accordingly, there can no assurance that Yatra will not be a PFIC for its taxable year that includes the date of the Mergers or any future taxable year.

If Yatra is or becomes a PFIC during any year in which a U.S. holder holds Ordinary Shares, unless the U.S. holder makes a qualified electing fund (QEF) election or mark-to-market election with respect to the shares, as described below, a U.S. holder generally would be subject to additional taxes (including taxation at ordinary income rates and an interest charge) on any gain realized from a sale or other disposition of the Ordinary Shares and on any “excess distributions” received from Yatra, regardless of whether Yatra qualifies as a PFIC in the year in which such distribution is received or gain is realized. For this purpose, a pledge of the Ordinary Shares as security for a loan may be treated as a disposition. The U.S. holder would be treated as receiving an excess distribution in a taxable year to the extent that distributions on the shares during that year exceed 125% of the average amount of distributions received during the three preceding taxable years (or, if shorter, the U.S. holder’s holding period). To compute the tax on excess distributions or on any gain, (i) the excess distribution or gain would be allocated ratably over the U.S. holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the first taxable year for which Yatra was a PFIC would be taxed as ordinary income in the current year, and (iii) the amount allocated to other taxable years would be taxed at the highest applicable marginal rate in effect for each such year (i.e. at ordinary income tax rates) and an interest charge would be imposed to recover the deemed benefit from the deferred payment of the tax attributable to each such prior year.

If Yatra were to be treated as a PFIC, a U.S. holder may avoid the excess distribution rules described above by electing to treat Yatra (for the first taxable year in which the U.S. holder owns any shares) and any lower-tier PFIC (for the first taxable year in which the U.S. holder is treated as owning an equity interest in such lower-tier PFIC) as a QEF. If a U.S. holder makes an effective QEF election with respect to Yatra (and any lower-tier PFIC), the U.S. holder will be required to include in gross income each year, whether or not Yatra makes distributions, as capital gains, its pro rata share of Yatra’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of Yatra’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. holders can make a QEF election only if Yatra (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. Yatra will make commercially reasonable efforts to provide U.S. holders with this information if it determines that it is a PFIC.

As an alternative to making a QEF election, a U.S. holder may also be able to avoid some of the adverse U.S. tax consequences of PFIC status by making an election to mark the Ordinary Shares to market annually. A U.S. holder may elect to mark-to-market the Ordinary Shares only if they are “marketable stock.” The Ordinary Shares will be treated as “marketable stock” if they are regularly traded on a “qualified exchange.” The Ordinary Shares are expected to be listed on the NASDAQ, which should be a qualified exchange for this purpose. The Ordinary Shares will be treated as regularly traded in any calendar year in which more than a de minimis quantity of the Ordinary Shares are traded on at least 15 days during each calendar quarter. There can be no certainly that the Ordinary Shares will be sufficiently traded such as to be treated as regularly traded.

U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of the PFIC rules. If Yatra is treated as a PFIC, each U.S. holder generally will be required to file a separate annual information return with the IRS with respect to Yatra and any lower-tier PFICs.

Medicare surtax on net investment income

Non-corporate U.S. holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their “net investment income” (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Ordinary Shares of Yatra). Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of the Ordinary Shares.

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Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Yatra Ordinary Shares, subject to certain exceptions (including an exception for Yatra Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Yatra Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Yatra Ordinary Shares.

Non-U.S. Holders

In general, a non-U.S. holder of Yatra Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Yatra Ordinary Shares or any gain recognized on a sale or other disposition of Yatra Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Yatra Ordinary Shares) unless:

•	the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to cash received in redemption of Terrapin 3 stockholders, dividends received by U.S. holders of Yatra Ordinary Shares, and the proceeds received on the disposition of Yatra Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Terrapin Common Stock and Yatra capital stock and proceeds from the sale, exchange, redemption or other disposition of Yatra Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Terrapin Common Stock or warrants or their Yatra Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Yatra Ordinary Shares and proceeds from the sale of other disposition of Yatra Ordinary Shares receives in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

The preceding discussion is not tax advice. Each prospective investor should consult the prospective investor’s own tax advisor regarding the particular U.S. federal, state, and local and non-U.S. tax consequences of the Mergers or the ownership and disposiion of the Ordinary Shares of Yatra, including the consequences of any proposed change in applicable laws.

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MATERIAL INDIAN TAX CONSEQUENCES

The following is a general discussion of material Indian tax consequences of: (i) Merger of Terrapin with Yatra (ii) ownership and disposition of registered Yatra Ordinary Shares for investors who are not residents in India as per the (Indian) Income Tax Act, 1961, as amended (“IT Act”), or non-resident investors, who acquire the Yatra Ordinary Shares subsequent to their listing. This discussion is based on the provisions of the IT Act as are in force as of the date of this proxy statement/prospectus, and interpretations thereof as pronounced in judicial precedents and is subject to change.

Also, as mentioned above, the Indian tax consequences summarized below are from the perspective of investors who are non-residents in Indian per the provisions of IT Act. Investors who qualify as residents in India shall remain liable to Indian taxes in respect of their global income.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL INDIAN TAX CONSEQUENCES IN RELATION TO THE MERGER OF TERRAPIN INTO YATRA, OR THE OWNERSHIP AND DISPOSAL OF YATRA ORDINARY SHARES. FURTHER, THE DISCUSSION BELOW PROVIDES A SUMMARY OF THE TAX CONSEQUENCES UNDER THE IT ACT, AND INVESTORS MAY BE ENTITLED TO A MORE BENEFICAL TAX TREATMENT UNDER TAX TREATIES THAT INDIA MAY HAVE ENTERED INTO WITH COUNTRIES OF RESIDENCE OF INDIVIDUAL INVESTORS.

WHILST IT IS BELIEVED THAT THE DISCUSSION BELOW REPRESENTS A REASONABLE INTERPRETATION OF THE RELEVANT PROVISIONS OF THE IT ACT, THERE CAN BE NO ASSURANCE (ESPECIALLY IN VIEW OF FACTS SPECIFIC TO A PARTICULAR INVESTOR) THAT THE REVENUE AUTHORITIES MAY AGREE WITH SUCH INTERPRETATIONS.

INVESTORS SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS ON THE INDIAN TAX CONSEQUENCES OF THE MERGER, AND THE OWNERSHIP AND DISPOSAL OF YATRA ORDINARY SHARES UNDER INDIAN LAW INCLUDING SPECIFICALLY, CONSIDERING THE PROVISIONS OF TAX TREATY BETWEEN INDIA AND THEIR COUNTRY OF RESIDENCE.

Applicable India Tax provisions on merger of Terrapin with Yatra

Transfer of assets and liabilities of Terrapin to Yatra

Pursuant to the merger as contemplated in the Business Combination Agreement, all the property, rights, business, undertaking, goodwill, benefits and liabilities of Terrapin would vest in Yatra.

Since Terrapin does not hold any underlying Indian assets, it should be possible to take a view that the merger does not trigger any Indian tax consequences for Terrapin (please refer below for discussion on indirect transfer tax provisions as per the IT Act.)

Receipt of Yatra Ordinary Shares and warrants by stock holders of Terrapin

Pursuant to the merger as contemplated in the Business Combination Agreement, holders of Terrapin Class A common stake will receive Yatra Ordinary Shares.

Further, pursuant to the merger, Terrapin public holders of warrants would receive warrants of Yatra on the same contractual terms and conditions as were in effect immediately prior to the Business Combination. Since the issue of Yatra Ordinary Shares, and warrants to the holders of Terrapin Class A Shares, and warrant holders, respectively does not represent consideration for transfer of underlying Indian assets (because Terrapin does not hold such assets directly, or indirectly), it should be possible to take a view that the same should not trigger any Indian tax consequences for shareholders, or warrant holders of Terrapin (please refer to below).

Yatra’s Investors may be Subject to Indian Taxes on Income Arising through the Sale of Yatra’s Ordinary Shares

Amendments introduced in 2012 to the IT Act, provided that income arising directly or indirectly through the sale of a capital asset being any share or interest in a company incorporated outside of India, will be subject to tax in India, if such share or interest directly or indirectly derives its value substantially from assets located in India, irrespective of whether the seller of such shares has a residence, place of business, business connection, or any other presence in India (Explanation 5 to section 9(1)(i) of the IT Act). Through amendments introduced in 2015, it has been provided that a share or an interest in an entity is said to derive its value substantially from assets located in India when the following two conditions are satisfied: i) value of the assets located in India, owned directly or indirectly, by entity whose shares or interest are transferred exceeds INR 100 million and ii) value of assets located in India is at least 50% of the value of all assets owned by the entity whose shares or interest are subject matter of transfer. (Explanation 6 to section 9(1)(i)of the IT Act). The value of assets is computed on a fair value basis as per a specific method prescribed under Income tax Rules, 1962 (Rule 11UB). In case taxability is triggered under the aforesaid provisions, capital gains proportionate to fair value of Indian assets contributing in the value of the foreign entity whose shares are transferred are regarded as taxable in India. The manner of computing capital gains in such a scenario has been prescribed in Income tax Rules, 1962 (Rule 11UC).

As of date, it is expected that immediately after the business combination, shares and warrants of Yatra shall derive their value substantially from assets located in India, as defined under the IT Act. Hence, investors may be subject to Indian taxes on the income arising from transfer of Yatra’s Ordinary Shares/ warrants subject to the provisions of respective tax treaties that India has entered into with their country of residence. The income shall be taxable as capital gains, which shall be computed as per the provisions of the IT Act.

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However, the IT Act also contains an exemption with respect to alienation of shares by a transferor-investor, whose voting rights or share capital, either individually or along with its Associated Enterprises (as defined in the IT Act) at any time during 12-month period preceding the date of sale does not exceed five percent of the total voting rights or share capital in the company, provided such transferor-investor is not vested with rights of management or control in any other form.

Provisions Relating to Long Term Capital Gains and Short Term Capital Gains

Gains arising from transfer of capital asset is charged to tax under the head “Capital Gains”. A capital asset may either be a short-term or long-term capital asset, depending on the period of its holding.

Gains arising from short term capital asset is short term capital gain and gains arising from long term capital asset is long term capital gains.

Short term capital gains:

Shares which are not listed on a recognized stock exchange in India are regarded as short term capital assets, if such shares are held for not more than 2 years immediately preceding the date of transfer (section 2(42A) of the IT Act). Gains arising from transfer of short-term capital asset is taxed as short-term capital gain.

The rate of tax for short-term capital gain for a foreign company is 40% (plus applicable surcharge and cess) subject to the applicable tax treaty benefit.

For assessees other than foreign companies, the short term capital gain is taxable at applicable slab rates as prescribed for the financial year.

Long term capital gains:

Shares which are not listed on a recognized stock exchange in India are regarded as long term capital assets, if such shares are held for more than 2 years immediately preceding the date of transfer (section 2(29A) of the IT Act). Gains arising from transfer of long-term capital asset is long-term capital gain.

The rate of tax for long term capital gains as per section 112(1)(c)(iii) of the IT Act is 10% (plus applicable surcharge and cess) subject to the applicable tax treaty benefit.

Carry Forward and Set Off Capital Loss

The losses arising from a transfer of a capital asset in India can only be set off against capital gains and not against any other income in accordance with the Act.

A long-term capital loss may be set off only against a long-term capital gain. A short-term capital loss may be set off against a short-term capital gain or long-term capital gain (sections 74 of the IT Act).

To the extent that the losses are not absorbed in the year of transfer, they may be carried forward for a period of eight years immediately succeeding the year for which the loss was first computed and may be set off against the capital gains assessable for such subsequent years (section 74 of the IT Act).

In order to get the benefit of set-off of the capital losses in this manner, the non-resident investor must file appropriate and timely tax returns in India and undergo the usual assessment procedures.

Withholding Tax Obligation on the Purchaser of Yatra Securities

As per section 195 of the IT Act, every person making any payment to a non-resident, which is chargeable to tax in India is required to deduct tax at the appropriate rates at the time of payment or at the time of credit, whichever is earlier. Therefore, a payer would be required to deduct tax on payments at the rates in force in India or as per the applicable tax treaty, if the said sum is chargeable to tax in India.

Accordingly, any person responsible for making payment on purchase of Yatra Ordinary Shares/ warrants from an existing non-resident investor shall be liable to withhold taxes at source if the transferor is liable to Indian taxes on account of the transfer. It is pertinent to note that the payer has an obligation to withhold taxes only when the capital gains arising on transfer of Yatra Ordinary Share/ warrants is chargeable to tax in India. Further, in case benefit of Tax Treaty is taken by the non-resident transferor, then the Indian law prescribes documentation which the payer should maintain while withholding taxes.

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THE ADJOURNMENT PROPOSAL

Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Terrapin 3’s board of directors to adjourn the special meeting of stockholders to a later date or dates. The Adjournment Proposal will only be presented to stockholders if Terrapin 3 determines that there are not sufficient votes to approve the Business Combination Proposal at the special meeting of stockholders or that one or more closing conditions under the Business Combination Agreement will not be satisfied. In no event will Terrapin 3’s board of directors adjourn the special meeting of stockholders or consummate the Transaction beyond the date by which it may properly do so under its amended and restated certificate of incorporation, as amended, and Delaware law.

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved by Terrapin 3’s stockholders, Terrapin 3’s board of directors may not be able to adjourn the special meeting of stockholders to a later date, if Terrapin 3 determines that there are not sufficient votes to approve the Business Combination Proposal at the special meeting of stockholders or that one or more closing conditions under the Business Combination Agreement will not be satisfied.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Terrapin Common Stock as of the record date represented in person or by proxy at the special meeting of stockholders and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Adjournment Proposal.

Recommendation with Respect to the Adjournment Proposal

The board of directors of Terrapin 3 believes that is it in the best interests of Terrapin 3 that the stockholders approve the Adjournment Proposal.

TERRAPIN 3’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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INFORMATION ABOUT YATRA

Unless otherwise stated, references to “we,” “us” or “our” in this section refers to Yatra.

Certain of the information in this proxy statement/prospectus on the Indian market is from independent market research carried out by Phocuswright Inc. and other third party sources.

Industry Overview

India is one of the world’s largest economies, with a large middle class and a rapidly growing “online” consumer segment. Coupling that with rapid growth in smartphone penetration and more widespread Internet usage provides, what we believe is, a sizable, sustainable and exciting opportunity for growth in the Indian travel industry. According to Phocuswright, the growth of the online travel bookings industry is significantly outpacing the growth of the overall travel market in India, leading to a projected increase in the contribution of the online segment from 35% in 2015 to 41% in 2020, representing a compound annual growth rate, or CAGR, of 14.6%, in an overall travel market estimated to reach $42.4 billion in 2020.

Overview of the Indian Economy

According to the World Bank, India has the second largest population in the world, which is estimated to be over 1.3 billion as of 2015. India’s gross domestic product, or GDP, on a purchasing power parity basis, which is the sum value of all goods and services produced valued at prices prevailing in the United States, was $8.0 trillion in 2015, making it the third largest national economy in the world after China and the United States. India is expected to experience sustained GDP growth of 7.5% to 7.7% from 2016 to 2020, according to Phocuswright.

According to the CIA World Factbook, economic liberalization measures that began in the early 1990s have served to accelerate the country’s growth and have transformed Indian demographics through rising income levels and changing consumption patterns. Since 2011, India’s year-over-year GDP growth rate has ranged between 5.6% and 7.6%. As reported by The Economic Times in 2011, India’s middle class (defined as households with annual income of approximately between INR 340,000 to INR 1,700,000, or $5,200 to $26,000, assuming 67 INR per USD) is expected to grow by over three times, from 160 million people in 2011, to 267 million people by 2015-2016 and to 547 million people by 2025-2026. With a growing population, rising incomes and the creation of a large middle class, we believe the percentage of spending on discretionary items in India, including travel, will continue to increase.

Second Largest Population in the World (2015, m) Source: World Bank	Third Largest Global Economy (2015 GDP PPP, $T) Source: World Bank

Accelerating Indian GDP Growth (YoY growth rate) Source: World Bank	Growing Indian Middle Class (m) Source: Economic Times

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Indian GDP Growth Tops Other Economies (GDP annual % change)

Source: World Bank, Phocuswright

The Indian Travel and Tourism Industry

We believe the Indian travel and tourism industry is large and growing rapidly. According to Phocuswright, gross bookings for Indian hotel and air travel (which include online leisure and unmanaged business travel), are estimated to grow from $14.7 billion in 2014 to $28.0 billion in 2020, representing a CAGR of 11.44% over that time period. Travel expenditures are forecasted to grow significantly faster than the economy.

Airline spending (2013 USD per capita)	Hotel spending (2013 USD per capita)

Source: Phocuswright, World Bank	Source: Phocuswright, World Bank

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According to Phocuswright, online Indian hotel and air travel gross bookings (which include online leisure and unmanaged business travel) were $4.5 billion in 2014 and are expected to grow to $11.4 billion by 2020 or 41% of the overall travel market.

Business travel is a significant segment of the Indian travel industry. According to the Global Business Travel Association, India was ranked as the tenth largest corporate travel market globally by spending in 2015 and grew by 11.0% over the year in 2015.

Indian Hotel and Air Travel Gross Bookings

Source: Phocuswright; online refers to online leisure / unmanaged business travel; assumes 67 INR per USD for all periods

The Indian Air Travel Industry

The Indian air travel industry is a large and growing market. We believe the Indian government has been an active supporter of growth in air travel in India, making policies designed to encourage infrastructure development, investing in airlines and encouraging air travel. These factors have contributed to the rapid growth and development of the Indian airline industry, with a number of independent and low-cost carriers having entered the market contributing to the growth in the total capacity available. This trend is expected to continue, with a number of airlines expected to add to their existing capacity. We believe these trends will continue to support a favorable environment for online travel agencies, or OTAs, in India, as OTAs represent an important distribution and marketing channel as these airlines continue to grow.

Indian Air Travel Gross Bookings (USD millions)

Source: Phocuswright; assumes 67 INR per USD

According to Phocuswright, the Indian air travel market had gross bookings of $9.7 billion in 2015, and is expected to increase at a 12% CAGR to $17.1 billion by 2020. The online leisure and unmanaged business segment, which refers to business travel in firms that do not have travel policies dictating channel, type of travel, supplier or fare/rate uses and excludes corporate online booking systems, was $4.3 billion in 2015 or 44% of total air travel and is expected to increase penetration to 49%, or $8.4 billion, by 2020.

Indian Air Travel Passengers on Domestic Airlines (millions, data for calendar years)

Source: Directorate General of Civil Aviation in India

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According to the Directorate General of Civil Aviation in India, in 2015, Indian domestic airlines transported 81.1 million domestic passengers, an increase of 20% from 2014. This growth was the highest worldwide according to Phocuswright. From January through July 2016, there were 56.1 million domestic passengers and 11.5 million on international airlines, an increase of 23% and 7%, respectively, over the same period in 2015.

This growth has been assisted by the entry of several new carriers to the Indian market during the period from 2013 through 2015, including AirAsia, Air Costa, Air Pegasus and Vistara, as well as the rapid expansion of the country’s fleet by incumbent airlines. These airlines have broadened access to cities that were previously underserved and have helped keep ticket prices low.

Government policies and continued liberalization have also helped foster this growth and are expected to contribute significantly in the future. In June 2016, India’s Ministry of Civil Aviation issued a new National Civil Aviation Policy, which has introduced a number of specific policy proposals (including the planned development of 350 under-utilized airstrips as “no-frills airports”) with the goal of enabling 300 million domestic air tickets by 2022. We believe that these new government policies will facilitate the continued growth of the air travel market in India, particularly in smaller regional markets, which are currently underserved.

We believe airline capacity in India will need to grow to meet increasing demand. According to aircraft manufacturing and order data from Airbus and Boeing as well as various press articles, many Indian carriers are expanding their fleets, including IndiGo, which is increasing the size of its fleet from 116 planes to 538 planes, and SpiceJet, which, according to the Wall Street Journal, is reported to be contemplating an order of up to 250 new planes in addition to their current fleet of 40 and 42 planes currently on order. Boeing forecasts a demand for 1,850 new airplanes over the next 20 years or nearly 8 new aircraft per month. According to Airbus, India is expected to have a 10.9% CAGR in domestic passenger traffic from 2015 to 2025.

Current Airline Fleet Orders (as of September 2016)	Airline supply YoY growth rates

Source: Company reports and press articles	Source: Phocuswright

OTAs represent a major demand generator and distribution channel for airlines. OTA gross air bookings hit $2.7 billion in 2015, representing 64% of the Indian online air market. According to Phocuswright, OTA gross air bookings will reach $5.2 billion by 2020, up 92% over 2015. In 2015, OTAs represented 84% of mobile gross bookings compared to 16% for suppliers. Mobile transactions represent a 22% share of gross bookings in 2015 and are expected to grow to 39% by 2020.

The Indian Hotel and Lodging Industry

The hotel market in India continues to expand. With a significantly lower penetration of online bookings in a fragmented market, growth in both income and “leisure & recreation” spending, higher Internet and smartphone penetration and the emergence of “Private Rentals” make the Indian lodging and hotel industry a significant market opportunity for OTAs like Yatra.

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Indian Hotel Travel Market Gross Bookings (USD million)

Source: Phocuswright; assumes 67 INR per USD

According to Phocuswright, the Indian hotel travel market had gross bookings of $6.6 billion in 2015, and is expected to increase at an 11% CAGR to $10.9 billion by 2020. The online leisure and unmanaged business segment of that market represented $1.1 billion in 2015, or 17%, and is expected to increase penetration to 27%, or $3.0 billion, by 2020.With a low penetration rate for online bookings of hotels providing significant room for growth, the Indian online hotel travel Market is projected to grow at twice the rate of growth of the offline market.

According to Phocuswright, online penetration of hotels bookings is currently at 20% with ~75% of those transacted on OTA websites. We do not believe deep discounting and subsidies create long-term customers. When e-commerce companies in India have scaled back their discounting, we believe there has been a significant slowdown in their growth rates. Given the long-term value creation opportunity in hotels, we will continue to invest in building out supply and in technology that will enable budget hotels to manage their inventory and pricing on our marketplace platform, providing these hotels with superior distribution.

Estimated Hotel Market Opportunity in India for OTAs

Source: Phocuswright; assumes 67 INR per USD for all periods. OTA revenue pool based on management assumption of 18% projected OTA commissions as % of Gross Bookings

Key Drivers of Growth in the Indian Online Travel Industry

We believe that the online travel industry in India is underserved and will continue to grow faster than the overall Indian travel industry, primarily due to increasing Internet and smartphone penetration.

Increasing Internet Penetration

India has approximately 462 million Internet users, which suggests a penetration of approximately 37% and a growth of over 91x since 2000 according to Internet World Stats as of June 30, 2016. By comparison, the United States had 287 million Internet users and an Internet penetration of 89% at that time. According to Internet World Stats, India now has the world’s second largest population of Internet users after China. Therefore, we believe that the Indian online travel industry is well-positioned for long-term growth and we expect that increased Internet usage as well as the growing breadth of travel products offered online will further drive this growth.

The table below provides the number of Internet users and penetration percentage in the United States, China and India as of the end of November 2015.

Internet Users and Penetration as of June 30, 2016

	China	India	United States
Internet users	721 million	462 million	287 million
Internet penetration	52%	37%	89%

Source: Internet World Stats

Increasing Smartphone Penetration

According to Phocuswright, mobile transactions represent a significant opportunity for customer connection and booking. Smartphone penetration in India is currently low compared to other countries. As of April 2015, only 17% of India’s population reported owning a smartphone, compared to a global median of 43%, according to the Pew Research Center. By comparison, in China and the United States, the percentage of the population reporting smartphone ownership was 58% and 72%, respectively. Smartphone adoption is expected to increase significantly in India.

According to Phocuswright, mobile travel gross bookings increased 103% from $764 million in 2014 to $1,550 million in 2015, and as more individuals in India become comfortable with mobile transactions and take advantage of mobile-only rates, mobile travel gross bookings are expected to reach $6.2 billion and to make up 36% of the online market by 2020.

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The vast majority of mobile travel bookings currently come from air travel, which accounted for 64% of 2015’s gross mobile travel bookings. We expect that other non-air segments, particularly hotels, are gaining traction online, but we believe users will gradually become more comfortable using smartphones to book hotels and other travel related offerings. We believe mobile commerce in India is in the early stages and represents a significant growth opportunity.

Business Overview

We are the second largest online travel agent company, or OTA, in India (as per Management estimates based upon publicly available company filings) and are committed to our mission of “creating happy travelers.” Through our website, www.yatra.com, our mobile applications and our other associated platforms, leisure and business travelers can explore, research, compare prices and book a wide range of services catering to their travel needs. Since our inception in 2006, over $130 million has been invested in Yatra and approximately 4.4 million customers have used one or more of our comprehensive travel-related services through June 30, 2016, which include domestic and international air ticketing, hotel bookings, homestays, holiday packages, bus ticketing, rail ticketing, activities and ancillary services.

Our customers can review and book flights on all major Indian and international airlines, and can book accommodations at more than 61,000 hotels in more than 1,100 cities and towns in India as well as more than half a million hotels around the world. To ensure that our service is truly a “one-stop shop” for travelers, we also provide our customers with access to over 1,000 holiday packages and more than 40,000 activities.

Based on our large and loyal existing customer base, our comprehensive service offerings, our experienced management team and our multi-channel strategy, we believe we are well-positioned to capitalize on the burgeoning Indian travel market. Our brand is among the most well-recognized in not only the Indian online travel industry, but all of Indian Internet commerce, and we believe that this creates a significant competitive advantage. We intend to continue to expand and enhance our offerings through innovative travel solutions that will grow our business, improve our customer experience and meet the changing needs of leisure and business travelers. For example, we recently opened up our holidays booking platform to third-party vendors enabling them to sell holiday products alongside those packaged by us on a marketplace platform, which provides our customers a wide selection of products and services.

In the fiscal year ended March 31, 2016, our website received 153 million visits, which is a 33% increase compared to the fiscal year ended March 31, 2015. We define a “visit” as a group of interactions on our platform that occur within a 30 minute time frame. A single visit can contain multiple screen or page views, events and transactions. Traffic and visits have been used interchangeably. In fiscal 2016, 81% of our customers’ visits were from unpaid traffic, which includes direct, organic and referrals traffic, compared to 68% in fiscal 2015. We believe this trend reflects the strength of our brand and the strong direct relationship we have with travel consumers.

We launched our eCash program in 2014 to reward our customers for repeat purchases. Customers accumulate eCash points on travel booked through Yatra, and these points may be redeemed by customers for future bookings. We believe the eCash program has had a positive impact on our business. Adoption rates for our eCash program have increased and our cross-sell and customer retention rates have improved significantly. Our 90-day repeat rate increased from 40% in January 2015 to 50% in April 2016, and our cross-sell rate increased from 9% to 14% over the same period.

Our website is the main interface for our customers, but as smartphone penetration in India has increased, the importance of our mobile platform has also increased. To address strong customer demand for mobile solutions, we have developed multiple mobile applications for a variety of consumer segments and services, including:

•	Yatra: Our primary mobile interface to our core platform, which has been downloaded more than 7 million times.

•	Yatra Mini: A multilingual, mass-market Android application providing customers with ready access to rail and bus bookings as well as budget hotels.

•	Yatra Web Check-In: An application designed to ease the flight check-in process for travelers.

•	Yatra Corporate: A self-booking application for our business customers.

•	Travelguru HomeStay: An application that connects homeowners and travelers to facilitate homestay booking.

•	Yatra Hoteliers DESTranet: An application for hotel owners and operators to update and manage their inventories, rates and check-in process.

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We have experienced rapid growth in traffic on our mobile platforms. In fiscal 2016, mobile accounted for 50% of total consumer visits on the yatra.com platform and grew 131% compared to fiscal 2015. In the 3 months ended March 31, 2016, mobile accounted for 59% of total consumer visits on the yatra.com platform. In 2016 mobile app traffic grew 3.2x with mobile app air bookings growing 3.0x and mobile app hotel bookings growing 2.8x.

To further accelerate our mobile strategy, we have entered into a strategic relationship with Reliance Retail Limited (Reliance), an affiliate of Reliance Industries Limited which is one of India’s largest conglomerates, pursuant to which Reliance Jio has agreed to pre-install the Yatra mobile app on up to 35 million Reliance Jio LYF smartphones over the course of next 36 months as it launches one of India’s largest 4G mobile network. We expect this to commence from the third quarter of fiscal 2017 onwards. Reliance Industries Limited, through one of its affiliates, is a strategic investor in Yatra.

Our revenue was INR 6,528 million in fiscal 2015 and INR 8,338 million in fiscal 2016, representing a CAGR of 28% over that period. Our Revenue Less Service Cost was INR 3,372 million in fiscal 2015 and INR 4,137 million in fiscal 2016, representing an increase of 23%. In addition, our Gross Bookings, increased from INR 48,271million in fiscal 2015 to INR 59,497 million in fiscal 2016, representing an increase of 23%. Revenue Less Service Cost is a non-IFRS measure. For more information about this non-IFRS measure and a reconciliation to the most comparable IFRS measure, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yatra—Key Operating Metrics.” We have invested significant capital in our technology platform and in sales and marketing efforts to build our brand and acquire customers. During fiscal years 2015 and 2016, our net losses were INR (948) million and INR (1,243) million, respectively.

Our Services

We offer comprehensive travel-related services, which include domestic and international air ticketing, hotel bookings, homestays, holiday packages, bus ticketing, rail ticketing, activities and ancillary services. With over one million travelers using our platform during the fiscal year 2016, we have witnessed, year-over-growth of 28% in net transaction count, 26% in net transacting customers, 31% in gross air passenger count, 31% in gross holiday packages passengers traveled, 21% in standalone gross hotel room nights booked and 23% in gross bookings. We have also witnessed, a year-on-year growth of 3.2x, 3.0x and 2.8x in mobile app traffic, mobile app air bookings and mobile app hotel bookings respectively.

Air Ticketing

We provide our customers with access to nine domestic airlines, including Indigo, SpiceJet, Jet Airways, Air India and GoAir, as well as over 275 airlines for international travel, including Air India, Jet Airways, Emirates, Etihad and Lufthansa.

Our air bookings segment provides comprehensive information and options to consumers. Based on the search criteria and filters available, consumers are able to quickly and conveniently evaluate options, make selections and execute transactions. Customers can search and sort by date, airline, class of travel, fare price, origin, destination, and number of stops, and our search results can be enhanced by our customers’ recent searches, history and preferences.

We earn commissions and incentives from airlines for tickets booked by customers through our various sales channels. We either deduct commissions at the time of payment of the fare to our airline suppliers or we collect our commissions from our airline suppliers. Incentive payments, which are largely based on volume of business, are collected from our airline suppliers on a periodic basis. We charge our customers a service fee for booking airline tickets and receive fees from our global distribution system, or GDS, service providers based on the volume of sales completed by us through GDS. Revenue from air tickets sold as part of packages is eliminated from our air ticketing revenues and added to our hotels and packages revenue.

We have experienced a CAGR of 27% in our air passenger count from fiscal 2014 to fiscal 2016 and a steady air net revenue margin of 5.8% in fiscal 2015 and fiscal 2016.

Yatra Air Ticketing Gross Bookings (INR million)	Yatra Air Passenger Count (‘000, gross basis)

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Hotels and Packages

Hotels

With over 61,000 hotels contracted in over 1,100 cities across India, we are India’s largest platform for domestic hotels. In fiscal 2016, more than one million room-nights were booked through our platforms. Due largely to our rapid growth in this segment, our Gross Bookings has grown by more than 60% over the last three years. Contracting with hotels is done by a dedicated team that is responsible for onboarding listed properties as well as negotiating the rates and promotions. Hotels can also self-manage their rates, inventories, promotions and margins using our extranet (mobile and web versions). Hoteliers also have an option to access the extranet via a Channel Manager API.

Revenue from our hotels and packages business includes commissions and markups we earn for the sale of hotel rooms (without packages), which is recorded on a “net” basis. Revenue from packages, including hotel and air tickets sold as part of packages, is accounted for on a “gross” basis. From fiscal 2015 to fiscal 2016, our Hotels & Holiday Packages Gross Bookings has grown by 30.5% with consistent growth in hotel room-nights and holiday packages passengers.

In late 2015, we added homestays through our Yatra and Travelguru brands, which includes a wide variety of accommodation options from homes, cottages, apartments, guest houses, villas, heritage properties, holiday homes, jungle stays, estate houses to farmhouses and more. As of August 2016, we have already listed approximately 3,400 properties across the various brands and platforms. In addition, in June 2016, we launched our Travelguru HomeStay App, which allows homeowners to list their property as a homestay and travelers to search, browse and book the properties, all at the “click of a button”.

Holiday Packages

Our holiday packages offerings consist of both fixed departure and customized holiday packages. Given our focus on the Indian middle-class consumer, many of whom are not seasoned travelers, our customers typically prefer booking holiday packages where most elements of their travel, including flights, hotels, sightseeing, transport, visa and insurance, are all taken care of. We have expanded our portfolio to include more than 1,000 holiday packages to destinations within India, Asia, Middle East and Europe and have established ground handling operations and partnerships in Dubai, Singapore, Thailand and Malaysia. Recently, we have also opened up our platform to third-party holiday packages sellers who can now sell alongside our own products through our platform, thereby offering our customers a wider choice of products. We have nearly doubled our holiday packages passengers in the last three years.

Yatra Hotels & Holiday Packages Gross Bookings (INR million)

Yatra Hotel Room Nights (‘000, gross basis)	Yatra Holiday Packages Passengers Traveled (‘000)

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Yatra’s 61k+ units by market segment

Other Services

Rail Ticketing

According to Phocuswright, the rail travel market in India has been estimated at $6.7 billion in gross bookings 2015 and expected to grow at a CAGR of 7.0% from 2015 to 2020. Phocuswright also estimates that 49% of rail gross bookings were done online. To leverage the convenience of online bookings, we entered the rail travel market in September 2007 with our inventory accessed from Indian Railway Catering and Tourism Corporation, or IRCTC. IRCTC is a subsidiary of Indian Railways that handles the catering, tourism and online ticketing operations of Indian Railways. Since we launched this service, over 2.2 million passengers have traveled with tickets booked on our rail platforms.

Bus Ticketing

To leverage the “convenience of online bookings”, we entered the bus travel market in September 2014. Over 349,000 passengers have traveled with tickets booked on our bus platform since we launched this service. To ensure consistency of supply, we source our tickets from a combination of suppliers.

Activities

Launched in July 2016, we currently list over 40,000 activities inside and outside India. We offer a broad range of activities to our customers at multiple price points, including tours, historical and contemporary sightseeing, luxury experiences, romantic trips, events, shows, food tours, cooking classes and others, each ranging from a few hours to a full day.

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Our Strengths

Trusted Online Travel Brand

“Yatra”, which is the Hindi word for “Journey”, is one of India’s most well-recognized brands. Our brand has received numerous awards and recognitions, including multiple awards from the Government of India’s Ministry of Tourism. These Ministry of Tourism awards include the National Tourism Award for “Outstanding Performance as a Domestic Tour Operator” in Category I (Rest of India) for the assessment year 2014-15, three awards at the India Tourism Awards for ‘Outstanding performance as a Domestic Tour Operator (Rest of India)’,‘Outstanding performance as a Domestic Tour Operator in Jammu and Kashmir’ and ‘Outstanding performance as an Inbound Tour Operator-Cat C in 2013 & the 'Best Domestic Tour Operator' award to Yatra.com in 2010. Other industry awards include, in 2015, Economic Times Brand Equity’s Most Trusted Online Travel Brand and Travel & Hospitality named us the Most Outstanding Online Company: business to consumer, or B2C, and in 2014, Yatra.com won the CNBC Awaaz Travel Award. In 2013, we were recognized by Matrixlab as the Most Popular Brand in Travel & Leisure Category and in 2012, Yatra.com won the award for ‘Best Travel Website’ in IAMAI’s Annual India Digital Awards.

Our marketing and brand building activities are a considered mix of online, offline, social media and other initiatives. A significant and continuous focus of our online marketing includes driving acquisition through search engine marketing, or SEM, with targeted and cost effective conversions using a range of online platforms such as Google, Facebook, Affiliates and other advertising networks including mobile advertising partners.

Another focus of our online marketing is search engine optimization, or SEO, with a regular focus on increasing organic traffic and ranking of relevant keywords associated with travel.

Social media marketing incudes continuous engagement on all social media platforms. Our social media presence includes 1.6 million followers on Facebook and 24,000 followers on Twitter. We also continuously generate new content through posts, gifs and video listicles. Our social media content has been featured multiple times on “Lighthouse Insights” as the most innovative content on social media.

We also market our offerings on offline mediums such as print, television, radio and out-of-home at regular intervals to promote our brand and increase brand visibility. We use these media in conjunction with online marketing initiatives to maximize results and target specific markets.

We consistently leverage our relationships with different banks, digital wallets, e-commerce portals, and corporates to facilitate a significant increase in the acquisition of new customers and brand salience. Promotional activities are also run with leading e-commerce partners for brand visibility.

We also create alliances and promotions with international tourism boards for targeted destinations including in Dubai, Hong Kong, Singapore and Australia.

An effective engagement strategy forms an important pillar for maximizing the “share of wallet.” We believe customer relationship management, or CRM, initiatives with segmented targeting campaigns to drive retention and reengage and reinvigorate inactive customers are critical activities. Our cross-sell engine makes personalized hotel recommendations to customers. We have a robust communication plan in place to engage customers through our eCash program. As a result, we have seen our customer retention and repeat customer rates rise significantly.

The best evidence for the strength of our brand is the large and growing traffic to our website and the increase in our repeat transactions. We consider a transaction to be a “repeat transaction” if it is a transaction by a returning customer. Total consumer visits on our site have increased from 115 million in fiscal 2015 to 153 million in fiscal 2016, an increase of 33%. Significantly, the contribution of our unpaid traffic visits has increased from 68% to 81% during the same period. We expect to continue to invest in building our brand through a combination of traditional media like television, print and radio, social media, viral marketing and SEM to achieve a variety of objectives such as customer engagement, repeat purchases, cross-selling and brand awareness.

Our Multi-Channel Platform for Business and Leisure Travelers

We have designed a “Go-To-Market” strategy that has been a mix of B2C (business to consumer), B2E (business to enterprise) and B2B2C (business to business to consumer). By combining these offerings on a common technology platform provides us with multiple points of contact for marketing additional services to existing customers.

•	Our consumer, or B2C, offerings include an extensive range of travel-related services, including domestic and international air ticketing, hotel bookings, homestays, holiday packages, bus ticketing, rail ticketing, and activities.

•	Our corporate, or B2E, offerings include an extensive range of travel-related services, including domestic and international air ticketing, hotel bookings, homestays, holiday packages, ground and land transportation solutions provided to our customers through a self-booking tool as well as site support with staff for query handling and execution along with supporting services such as “Meet & Greet”, passport management. Our portfolio of business customers includes leading organizations from India and around the world that employ over 1.4 million people.

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•	Our trade, or B2B2C, offerings address the needs of a large and fragmented market of travel agents providing access to over 14,000 registered agents across India as of March 31, 2016. We processed more than 1.2 million transactions in fiscal year 2016. This channel is particularly important for us to reach customers in smaller markets (Tier 2 and Tier 3 cities) where Internet penetration has traditionally been lower and where cash payments are still the predominant form of travel purchasing.

We believe our broad and diverse offerings provide us with considerable cross-selling opportunities across business channels, each of which has experienced strong growth in Gross Bookings. Using our common technology platform, business customers are able to explore and book their leisure travels, and our eCash program launched in 2014 rewards our business customers for doing so. We believe that these aspects of our platform and the high number of repeat visitors and repeat transactions provides us with a large growth opportunity. We also believe that our common technology platform will allow us to scale our operations into other geographies in the future.

Large and Loyal Customer Base

We are focused on meeting customer needs and improving the user experience for our 4.4 million cumulative travel customers as of June 30, 2016. In fiscal 2016, repeat transactions accounted for 74% of all of the transactions on Yatra.com. For our consumer-direct business, our customers made an average of 2.4 purchases per year. From 2007 to 2015, average transaction value increased INR 12,500 to INR 26,700, a CAGR of 10.1%. Our customer traction is also evidenced by high retention rates. Retention rate is defined as the percent of total transacting customers who return and complete another transaction within a specified time period. The loyal customer base is evidenced by our 90-day repeat rate, which increased from 40% in January 2015 to 50% in April 2016, and our cross-sell rate, which increased from 9% to 14% over the same period.

Total customers transacting (‘000, FY14-16, growth in %)	Transactions per customer (FY14-16, growth in %)

Note: Data for flagship brand Yatra.com only and excludes data from B2E and B2B2C businesses

Comprehensive Selection of Service and Product Offerings

Our comprehensive travel-related offerings are customized to the unique needs of Indian and non-Indian customers traveling throughout India, and we also offer services for domestic customers traveling internationally. These services include domestic and international air ticketing, hotel booking, homestays, holiday packages, bus ticketing, rail ticketing, activities, attractions and ancillary services. As of March 31, 2016, we provided our customers with access to all major domestic and international airlines operating to and from India. Our hotel network includes over 61,000 hotels across 1,100 cities in India and is India’s largest online network.

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We believe this comprehensive selection of travel-related services makes us a “one-stop-shop” for our customers’ business and leisure travel needs, thereby driving greater usage and allowing us to up-sell and cross-sell multiple products to achieve a higher lifetime transaction value from our customers.

Our Platform

Our “Go-To-Market” strategy has been a mix of B2C, B2E and B2B2C. Our customer “touch-points” include our website, mobile platforms, retail stores, call centres, a network of over 14,000 agents across India addressing the needs of a large fragmented market of travel agents and a portfolio of B2E clients across India employing over 1.4 million people. We operate 12 retail stores in leased premises across 12 cities in India, with an average size of approximately 475 square feet.

Yatra.com

Our website, www.yatra.com, is a single platform to explore, shortlist and book air tickets, hotels, homestays, holiday packages, bus and rail tickets and activities in customers’ home cities and travel destinations. Our website and mobile applications offer a convenient process for:

•	Exploring & Searching: Our website and mobile app enables customers to explore and search flights, hotels, holiday packages, buses, trains and activities. We use a Natural Language Processing (“NLP”) / Machine Learning (“ML”) based text/voice search engine on the website and on Facebook Bot in order to optimize search results. We also have an NLP/ML based customer support knowledge engine to allow users’ queries to be addressed without dialing the call center, thereby reducing the servicing cost and increasing customer satisfaction levels. To further engage consumers we have a number of features such as “Lowest Fare Finder”, “Super Saver”, “Things To Do”, and notifications.

•	Quickly Comparing Options: A feature has been provided to indicate the lowest prices available on the various dates to make a choice easy for the passenger. Various features have been provided to facilitate convenience, including identifying dates with public holidays and widely celebrated events, providing additional information such as tripadvisor.com reviews, filtering for refundable or non-refundable fares, for number of stops on air bookings, and for hotel and room amenities.

•	Safely Booking: Once a customer has decided to book travel, we offer our customers a range of payment options. In addition, for international transactions, we use a “Dynamic Currency Converter”, which supports 27 currencies and is used to convert prices from INR to other currency so that international credit cards can be charged.

Mobile Applications

As smartphone penetration increases in India, we expect our mobile applications to become more and more critical. We have multiple applications for a variety of consumer segments and services including:

•	Yatra: Our primary mobile interface to our core platform, which has been downloaded more than 7 million times.

•	Yatra Mini: A multi-lingual, mass-market Android application providing consumers with ready access to rail and bus bookings as well as budget hotels.

•	Yatra Web Check-In: An application designed to ease the flight check-in process for travelers.

•	Yatra Corporate: A self-booking application for our business customers.

•	Travelguru HomeStay: An application that connects homeowners and travelers to facilitate homestay booking.

•	Yatra Hoteliers DESTranet: An application for hotel owners and operators to update and manage their inventories, rates and check-in process.

Since their launch, we have experienced rapid growth in the traffic on our mobile platforms and in fiscal 2016, mobile platform accounted for 50% of our total consumer visits and grew at 131% over fiscal 2015, with our mobile platform accounting for 59% of our total customer visits in the fourth quarter of 2016.

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Mobile Traffic Now Greater Share of Overall Traffic (% of Yatra traffic)	Mobile Bookings are Increasing Steadily in Air and Hotel (% of Yatra bookings)

Note: Data for flagship brand Yatra.com only and excludes data from B2E and B2B2C businesses

To further accelerate our mobile strategy, we have entered into a strategic relationship with Reliance Retail Limited (Reliance), an affiliate of Reliance Industries Limited which is one of India’s largest conglomerates, pursuant to which Reliance Jio has agreed to pre-install the Yatra mobile app on up to 35 million Reliance Jio LYF smartphones over the course of the next 36 months as it launches one of India’s largest 4G mobile network. We expect this to commence from the third quarter of fiscal 2017 onwards. Reliance Industries Limited, through one of its affiliates, is a strategic investor in Yatra.

Leading Technology Platform

Our technology platform has been designed to deliver a high level of reliability, security, scalability, integration and innovation. We have developed a common technology platform approach that enables a consistent user experience across multiple channels and different products. This approach has enabled us to reduce development costs and accelerate “speed-to-market” as new features and services can be launched simultaneously across channels. Our technology also contributes to the conversion of our business travelers to leisure travelers using our self-booking tool by creating a single and familiar platform and permitting the use of eCash across business and leisure travel.

Seasoned Management Team with Track Record of Success

Our senior management team is comprised of industry executives with deep roots in the travel industry in India and abroad. With over 70 years of accumulated experience in the travel industry, mostly focused on the OTA segment, our management team previously worked with companies such as Ebookers.com, Tripadvisor.com, Yahoo, Travel Boutique Online and Carlson Wagonlit. We believe that our management’s expertise, industry relationships, and experience in identifying, evaluating and completing acquisitions provides us with opportunities to grow organically and through strategic acquisitions that complement or expand our existing operations.

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Our Strategy

Our mission is to create happy travelers. Our goal is to be the leading online travel provider in the fast-growing Indian travel industry and over time expand our footprint into other emerging markets by leveraging our technology platform. To serve our mission and achieve our goals, we are following a multi-channel distribution strategy that is focused on utilizing our strong position in the air travel segment to attract new customers and cross-sell other products to this customer base such as hotels and holiday packages to grow revenues and take advantage of the strong underlying growth rates across the travel sector.

We will continue to invest in our brand, particularly in smaller regional Tier 2 and Tier 3 markets which, we believe, currently have lower online penetration levels for travel. According to the Indian Government’s most recent census, more than 200 million people (representing 16% of India’s population) live in the 488 cities and towns comprising Tiers 2 and 3. We expect increased travel within and between Tier 2 and Tier 3 cities to drive growth in air and hotels. According to the Airports Authority of India, the growth rate in the number of air travel passengers year-over-year is higher through secondary airports located in smaller Tier 1 and larger Tier 2 cities and smaller regional airports in Tier 2 cities, at 24% and 20%, respectively, than it is through major metro airports located in the largest Tier 1 cities, at 16%.

Indian Metropolitan Area Population Tiers

Category	Number of Cities in India	Average Population Per City (million)	US Cities of Similar Size
Tier 1	7	10.0	New York
Tier 2	88	1.2	San Francisco / Boston
Tier 3	400	0.25	Cleveland / Pittsburgh

Source: Indian government census, 2011; tiers based on Indian Government House Rent Allowance (HRA) categories

Indian Airport Classification by Annual Passenger Traffic

Category	Number of Airports in India	Annual Airport Traffic	US Airports of Similar Size
Major Metro Airports	6	> 10m	New York JFK
Secondary Airports	4	5m – 10m	Dallas
Smaller Regional Airports	40	200k – 5m	Cleveland

Source: Airports Authority of India

The Number of Air Passengers through Secondary and Regional Airports has Grown Significantly (m)

Source: Airports Authority of India

We also intend to continue to invest in our common technology platform to ensure that we can introduce new product offerings efficiently and quickly. We are focused on “profitable growth” which means that we do not intend to rely on aggressive discounts to grow our business but instead on finding innovative ways, such as our marketplace platform, to lower customer acquisition costs and scale rapidly. We intend to target a mix of revenue growth and profitability to ensure that we remain a leading OTA in the Indian sector and grow at a pace that reflects the strong underlying growth of the Indian travel market.

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Expand our Services to Continue to be a “One-Stop Shop” with a Unified Technology Platform for Travelers

With our large inventory of traditional travel products such as flights, hotels, holiday packages, buses and rail in our portfolio, we are constantly working to deepen and strengthen our core businesses, and widening our portfolio to cater to all of the travel needs of our customers. Our goal is to be a “one-stop shop” for travel and we will continue to develop new value-added services and programs to grow our businesses.

We have developed a common user interface platform that ensures a single-user view across B2C, B2E and B2B2C channels and a single customer interface on both our website and mobile applications so that users have a consistent user experience.

In order to ensure smooth integration of our inventory, we have also designed a Marketplace Platform that enables us to sell our own inventory and the inventory of third party vendors to provide travelers a wider selection of products and services on a single platform.

Introduce New Programs to Maximize Traveler’s “Share Of Wallet” Opportunity Presented by Our Multi-Channel Distribution Platforms

Our “Go-To-Market” strategy has been a mix of B2C, B2E and B2B2C. Our customer “touch-points” include our website, mobile platforms, retail stores, call centres, a network of over 14,000 agents across India addressing the needs of a large, fragmented market of travel agents and a portfolio of B2E clients across India employing over 1.4 million people.

We have developed a number of initiatives to continue to drive and reward customer loyalty across platforms. For example, our eCash program was launched in 2014 to reward customers for repeat purchases. Customers accumulate such eCash points on travel booked through Yatra, and these points work as a currency that can be redeemed by customers during future bookings. Our eCash program is supported by a strong technology architecture and operates seamlessly with minimal human intervention. Since the eCash program was launched, we have seen a significant impact of this program on our business. Adoption rates have been increasing at a steady rate and our cross-sell and customer retention rates have increased significantly. In addition, our recently launched Marketplace Platform enables us to sell our own inventory and the inventory of third-party vendors on the same platform, thereby giving our customers a wider selection of products and services. We expect that our Marketplace Platform will complement and strengthen the impact of our eCash program and accelerate our growth. With these two initiatives, customers will be able to earn and redeem eCash across multiple products on the Yatra Platform.

Create a Robust Mobile Ecosystem

To further accelerate our mobile strategy, we have entered into a strategic relationship with Reliance Retail Limited (Reliance), an affiliate of Reliance Industries Limited which is one of India’s largest conglomerates, pursuant to which Reliance Jio has agreed to pre-install the Yatra mobile app on up to 35 million Reliance Jio LYF smartphones over the course of the next 36 months as it launches one of India’s largest 4G mobile network. We expect this to commence from the third quarter of fiscal 2017 onwards. Reliance Industries Limited, through one of its affiliates, is a strategic investor in Yatra. To capitalize on this distribution network, we have created a portfolio of mobile applications that will serve different users depending on the consumer segment of a particular device. For example, our Yatra Mini app, which is focused on the budget travelers for rail, bus and budget hotel bookings, will be preloaded on less expensive mobile devices while our Yatra app will be preloaded on mid to high end devices. In addition, the use of any of our applications will allow the users to earn eCash that they can use to buy other products on our platform.

Fuel Growth Through Innovative Acquisition Strategies

The acquisition of companies, intellectual property and talented individuals has been central to our growth strategy. In 2010, we acquired TSI and its subsidiaries in order to expand our B2B business, particularly our international air ticketing for small and medium scale enterprises. In 2012, we acquired Travelguru B2B and B2C entities from Travelocity, which remains well-established hotel aggregators in India. Through this acquisition, we expanded our hotel business by establishing more direct hotel relationships in India and improved our inventory of affordable travel options. We have also leveraged our leading position in the Indian travel ecosystem to make several “acqui-hires”, including the teams from mGaadi and dudegenie, in order to grow our business. We expect to continue to pursue acquisitions that we believe will provide services, technologies or people that complement or expand our current offerings.

Multi-Brand Strategy

Our portfolio includes the Yatra, Travelguru and TSI Yatra brands. While Yatra has been the dominant brand in the B2C segment, Travelguru as a second brand significantly increases the opportunity to bring consumers into our franchise. The Travelguru brand has historically enjoyed strong brand awareness and increases the opportunity for conversion through online searches, such as SEM, SEO and Tripadvisor.com, by presenting more options to travelers. This approach also leverages the existing technology platform and makes customer acquisition more cost-effective. Our recently launched Travelguru Homestays initiative presents an opportunity to build a unique proposition around “Affordable Lodging.” The “TSI Yatra” brand in the B2B2C segment has traditionally enjoyed strong brand awareness which presents us with the opportunity to leverage travel agency relationships as we build our business in the Tier 2 and Tier 3 cities where Internet penetration has traditionally been lower and where cash payments are still the predominant form of travel purchasing.

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Supplier Relationships

We believe that we have built and continue to maintain strong relationships across our portfolio of suppliers for airlines, hotels and holiday packages. We have teams managing our existing airline relationships, hotel relationships, and holiday packages. These teams also work to expand our offerings and network. A selective mix of negotiated rates, payment terms and co-participation promotions has resulted in a compelling consumer portfolio offering with an opportunity to leverage our large customer base and cross-sell effectively.

Airlines

The air ticketing business is primarily targeted to domestic air passengers and international travel from India. We have access to real-time inventory either via GDS service providers such as Amadeus and Galileo, and through a “direct-connect” to the airlines. We have relationships with all major airlines operating in India, domestic and international. The fares paid by our customers include a transaction fee and this, along with the “per-segment” earnings from the GDS providers, the commissions and volume-linked incentives from the airlines, forms the revenue accrued to us. Our relationships include all major full-service carriers and low-cost carriers. These include domestic carriers such as Air Asia, Air Costa, Air India, Air India Express, Go Air, IndiGo, Jet Airways, SpiceJet, Vistara, and international airlines such as Air France-KLM, British Airways, Emirates, Etihad Airways, Jet Airways, Lufthansa, Malaysia Airlines, Singapore Airlines, Thai Airways and Qatar Airways.

Hotels

We have India’s largest hotel network of 61,000 hotels and in fiscal 2016, more than 1 million room-nights were booked through our platforms. We have a team responsible for supply side contracting, onboarding listed properties, and demand generation. We also have an extranet portal that hoteliers use to access and manage their inventory, rates and promotions. Hoteliers also have an option to access the extranet via a Channel Manager API.

Customer Service

We are dedicated to ensuring a superior user experience on our platform and a critical component of that is customer service. We provide customer support in all stages of our customers’ trips – before, during and after. Our “chat” system is an important means of communication between buyers and sellers, buyers and Yatra Customer Service and sellers and Yatra Seller Support. We monitor feedback from our customers using an in-house CRM system that helps to provide simple, tailor-made tools to provide rapid and effective support. We have over 450 employees in customer service, including supervisors, sales representatives, quality assurance and process control teams. There is a four week induction and training program, which is managed by our in-house training team.

Our customer contact centers are located in Gurgaon, India. Central to the customer experience, our customer contact centers are closely aligned to the business and are equipped to meet all customer needs. These centers are open seven days per week with emergency numbers that are available for any customers who might need assistance during non-business hours. This enables us to provide a seamless customer experience across all channels. To improve flexibility and cost efficiency, we utilize third-party customer service providers. Our staff is stationed in third party customer contact centers to ensure that the customer experience is maintained to our unified corporate standards.

Technology

Our common technology platform has been designed to deliver a high level of reliability, security, scalability, integration and innovation. We utilize a single data center with an active backup in another data center and also utilize Amazon Cloud services with an ability to restore all site operations within 48 hours in case of a complete shut-down. This infrastructure is certified to support a 4.5x traffic spike across the flights, hotels, holidays, bus and rail platforms.

The technology stack includes Java, MySQL, MongoDB, Redis, Memcache, jQuery with a 3-tier service-oriented architecture for horizontal scale, performance and flexibility. We leverage and contribute to open source technologies, leading to faster innovation, development and cost-efficiencies.

We use an integration layer for high-scale, fault tolerance and configurability with connectivity to multiple GDS and hosting systems for low cost carriers. This provides auto switching capabilities and redundancy between suppliers so that we may provide the same airline inventory even if a supplier is experiencing connectivity or performance issues.

We have also developed a common user interface platform that ensures a single user view common across B2C, B2E and B2B2C channels and a single customer/client interface on both the web and mobile interfaces so that users have a consistent experience irrespective of the channel via which they come to Yatra.

In order to ensure smooth integration of our inventory, we have designed a Marketplace Platform that enables us to sell our own inventory and the inventory of third party vendors to provide travelers thereby giving our customers a wider selection of products and services on a single platform. This platform presents a set of reusable services that allow third party suppliers or travel services to manage and sell those services on Yatra.com directly to consumers. This platform includes vendor management, seller-buyer-user communication service, provision of content, inventory and pricing management and product life cycle management services.

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Security

We accept all major credit, debit cards and other payment instruments including mobile wallets. PaySwift is a homegrown payment engine to ensure payments are safe and secure. We are PCI-DSS 3.2 compliant with VeriSign secure certification. We follow a two-factor authentication mechanism with the security features of the applicable card. Our critical data security practices include credit card data protection in a separate VLAN accessible only through authenticated APIs and are in an encrypted storage with the key broken into two different systems. We also use a risk engine, which is a third-party service to validate and fraud check international credit cards.

Our 24x7 monitoring and alerting security infrastructure is provided by an outsourced company from multiple locations. Continuous scanning, penetration testing and threat elimination, including ransomware protection, is undertaken by third party security experts assisted by in-house security consultants. A DDoS protection service has been constituted, which works at the perimeter level with a protection up to 1 GBPS. Intrusion Detection Systems / Intrusion Protection Systems for Layer 3 and 7 protection and Web Application Firewalls have also been placed for network and application security apart from a network firewall.

Competition

The Indian travel industry is highly competitive. Our success depends upon our ability to compete effectively against numerous established and emerging competitors, including other OTAs, traditional offline travel companies, travel research companies, search engines and meta-search companies, both in India and abroad, such as Cleartrip Pvt. Ltd., Expedia Southeast Asia Pte. Ltd., Travelocity India Pvt. Ltd., MakeMyTrip (India) Pvt. Ltd., Ibibo Group Pvt. Ltd., Booking.com B.V., and Agoda Company Pte. Ltd. Our competitors may have significantly greater financial, marketing, personnel and other resources than we have. Factors affecting our competitive success include price, availability of travel products, ability to package travel products across multiple suppliers, brand recognition, customer service and customer care, fees charged to customers, ease of use, accessibility, reliability and innovation. If we are not able to compete effectively against our competitors, our business and results of operations may be adversely affected.

In October 2016, MakeMyTrip and Ibibo Group agreed to pursue a transaction that will combine the two businesses under MakeMyTrip. The transaction is expected to close by the end of December 2016 and is subject to approval by MakeMyTrip shareholders and regulatory approvals. To the extent this merger enhances MakeMyTrip's ability to compete with us, in particular in India, which is our, MakeMyTrip’s and Ibibo Group’s largest market, our market share, business and results of operations could be adversely affected.

Large, established Internet search engines with a global presence and meta-search companies who can aggregate travel search results compete against us for customers. Certain of our competitors have launched brand marketing campaigns to increase their visibility with customers. Some of our competitors have significantly greater financial, marketing, personnel and other resources than we do and certain of our competitors have a longer history of established businesses and reputations in the Indian travel market (particularly in the hotels and packages business) as compared with us. Some meta-search sites, including TripAdvisor and Kayak, offer users the ability to make reservations directly on their websites, which may reduce the amount of traffic and transactions available to us through referrals from these sites. If additional meta-search sites begin to offer the ability to make reservations directly, that will further affect our ability to generate traffic to our sites. From time to time, we may be required to reduce service fees and net revenue margins in order to compete effectively and maintain or gain market share.

We may also face increased competition from new entrants in our industry. The travel industry is extremely dynamic and new channels of distribution in the travel industry may negatively affect our market share. Additional sources of competition include large companies that offer online travel services as one part of their business model, such as Amazon.com, Inc. and Alibaba Group Holding Ltd., as well as “daily deal” websites, such as Groupon, Inc.’s Getaways, or peer-to-peer inventory sources, such as Airbnb Inc., HomeAway.com, Inc. and Oravel Stays Pvt. Ltd., which provide home and apartment rentals as an alternative to hotel rooms. The growth of peer-to-peer inventory sources could affect the demand for our services in facilitating reservations at hotels. We cannot assure you that we will be able to successfully compete against existing or new competitors in our existing lines of business as well as new lines of business into which we may venture. If we are not able to compete effectively, our business and results of operations may be adversely affected.

In addition, many airlines, hotels, car rental companies and tour operators have call centers and have established their own travel distribution websites and mobile applications. Suppliers may offer advantages for customers to book directly, such as member-only fares, bonus miles or loyalty points, which could make their offerings more attractive to customers. Some low-cost airlines distribute their online supply exclusively through their own websites and other airlines have stopped providing inventory to certain online channels and attempt to drive customers to book directly on their websites by eliminating or limiting sales of certain airline tickets through third-party distributors. Additionally, airline suppliers are increasingly promoting hotel supply on their websites in connection with airline tickets. If we are unable to compete effectively with travel supplier-related channels or other competitors, our business and results of operations may be adversely affected.

We also face increasing competition from search engines like Google, Bing and Yahoo!. Search engines have grown in popularity and may offer comprehensive travel planning or shopping capabilities, which may drive more traffic directly to the websites of suppliers or competitors. Google has increased its focus on appealing to travel customers through its launches of Google Places, Google Flights and Google Hotel Price Ads. Google’s efforts around these products, as well as possible future developments, may change or undermine our ability to obtain prominent placement in paid or unpaid search results at a reasonable cost or at all.

There can be no assurance that we will be able to compete successfully against any current and future competitors or on emerging platforms, or provide differentiated products and services to its customer base. Increasing competition from current and emerging competitors, the introduction of new technologies and the continued expansion of existing technologies, such as meta-search and other search engine technologies, may force us to make changes to its business models, which could affect our financial condition and results of operations. Increased competition has resulted in and may continue to result in reduced margins, as well as loss of customers, transactions and brand recognition.

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Financial forecast

Note that these estimates are based on management assumptions and projections and are not predictions or guarantees of actual performance; actual results and performance may materially differ from these estimates

Revenue Less Service Cost grew by 22% in FY16 with Adjusted EBITDA losses of only INR 952 million ($14 million assuming 66.33 INR per USD). Net Revenue Margin has been stable at 7.1% in FY15 and 7.0% in FY16.

From this performance in FY16, we expect growth rates to increase due to:

•	Improved economic trends and air connectivity – particularly for Tier 2 and Tier 3 cities

•	Investment of Terrapin 3’s capital

•	Benefit from the incremental market reach of the Reliance Jio transaction

FYE March 31	2015	2016	2017E	2018E	2019E	2020E
Gross Bookings (INR billion)	48.3	59.5	77.2	104.1	135.1	170.4
Revenue and other income (INR million)	6,581	8,379	11,001	16,593	22,456	29,206
Service cost (INR million)	(3,155)	(4,201)	(5,490)	(8,670)	(12,000)	(15,781)
Revenue Less Service Cost (INR million)	3,426	4,178	5,511	7,923	10,456	13,425
Personnel expenses (% of Revenue Less Service Cost)	33%	36%	33% – 36%	27% – 30%	25% –28%	23% – 26%
Marketing and sales promotion expenses (% of Revenue Less Service Cost)	43%	40%	42% – 45%	43% – 46%	42% – 45%	41% – 44%
Other operating expenses (% of Revenue Less Service Cost)	46%	47%	38% – 40%	32% – 34%	29% – 31%	26% – 28%
Adjusted EBITDA (% of Revenue Less Service Cost)	(22%)	(23%)	(21%) – (13%)	(11%) – (3%)	(3%) – 5%	2% – 10%

Note: Personnel expenses excludes share based payment expense

Intellectual Property

Our intellectual property rights include trademarks and domain names associated with the name “Yatra,” and “Travelguru” primarily, as well as copyrights and rights arising from confidentiality agreements relating to our website content and technology. We regard our intellectual property as a factor contributing to our success. We rely on trademark law, trade secret protection, non-competition and confidentiality agreements with our employees and some of our partners and vendors, to protect our intellectual property rights. We require our employees to enter into agreements to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us. Our employees are required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property.

Yatra India and its subsidiaries have registered the primary domain names namely www.yatra.com, www.yatra.in, , www.tsi-yatra.com, www.travelguru.com and www.buzzintown.com and have full legal rights over these domain names for the period for which such domain names are registered. We conduct our business primarily under the “Yatra” brand name and logo and have registered the trademarks, under a couple of classes mainly in India. We have inter alia applied for trademark registration of the logos; and word marks for Yatra.com in India and such applications are currently pending with the Registry of Trademarks. We have filed responses to objections raised by the Trademark Registry to certain of these applications. We have also filed oppositions with the Registry of Trade Marks against certain trademarks in pursuance of the protection of our trademarks.

Employees

As of June 30, 2016, we had 2,212 employees. The following tables show a breakdown of our employees as of the end of our past three fiscal years by category of activity and geographic location.

	Number of Employees as of June 30,
Division/Function	2014	2015	2016
Executive Management	7	7	7
Product development	99	128	124
Sales and marketing	640	801	575
Technology development and technology support	212	243	300
Others (including operations, business development, administration, finance and accounting, legal and human resources)	955	1,280	1,201
Total	1,915	2,462	2,212

	Number of Employees as of June 30,
Location	2014	2015	2016
India	1,902	2,445	2,194
United States	1	1	1
Singapore	12	16	17
Total	1,915	2,462	2,212

None of our employees are represented by a labor union. We believe that our relations with our employees are good. As of June 30, 2016, we employed 184 temporary and contractual employees.

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Insurance

We maintain and annually renew insurance for losses, but not business interruption, arising from fire, burglary as well as terrorist activities for our corporate office at Gurgaon, India, as well as for our various company-owned travel stores and offices in 14 cities in India. In addition, Yatra India has insurance policies of approximately INR 270 million to insure its directors and officers from various liabilities arising out of the general performance of their duties. We have purchased public liability insurance, fidelity insurance and work injury compensation insurance for Yatra India.

In addition to the above, we have taken standard medical policies for all the companies in the group and group term insurance policies and group personal accident policies in Yatra India and some of its subsidiaries and affiliates besides a cash insurance policy in one of our subsidiaries.

Regulations

We are subject to various laws and regulations in India arising from our operations in India, including travel agent requirements and the operation of our website, call centers and company-owned travel stores.

Yatra India has obtained registration from Ministry of Tourism to act as Domestic Tour Operator and Inbound Tour Operator which are valid until January 28, 2019 and January 26, 2019, respectively. Yatra India is also accredited with International Air Transport Registration which is valid for 2016.

Under the Indian Information Technology Act, 2000, as amended, we are subject to certain liabilities pertaining to the implementation and maintenance of reasonable security practices and procedures with respect to sensitive personal data or information that we possess, deal with or handle in our computer systems, networks, databases and software. India has also implemented privacy laws, including the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011, which impose limitations and restrictions on the collection, use and disclosure of personal information.

We have obtained approvals to operate our domestic and international call centers in India as “Other Service Providers” (OSP) from the Department of Telecommunications, Ministry of Communications and Information Technology, Government of India. Approval in respect of Domestic OSP and International OSP is valid for 20 years from October 18, 2013 and September 26, 2012, respectively.

We obtain and maintain registrations under the Shops and Establishments Act and Rules of each state where our offices are located.

Our operations in India currently do not benefit from tax holidays under any applicable laws or regulations.

The consolidated foreign direct investment policy, or the FDI Policy, issued by the Department of Industrial Policy & Promotion, Ministry of Commerce & Industry, Government of India and the Foreign Exchange Management Act, 1999, as amended, and the regulations framed thereunder, or the FEMA, have certain requirements with respect to downstream investments by Indian companies that are owned or controlled by foreign entities and with respect to the transfer of ownership or control of Indian companies in sectors with caps on foreign investment from resident Indian persons or entities to foreigners. These requirements currently include restrictions on pricing, valuation of shares and sources of funding for such investments, which may, in certain cases, require prior notice to or approval of the Government of India. India’s Foreign Exchange Management Act, 1999, as amended, and the rules and regulations promulgated thereunder, restrict us from lending to or borrowing from our Indian subsidiaries. Further the Government of India has recently made and may continue to make revisions to the FDI policy on e-commerce in India (including in relation to business model and permitted services). Such changes may require us to make changes to our business in order to comply with Indian law.

The Companies Act contains significant changes to Indian company law, including in relation to the issuance of capital by companies, related party transactions, corporate governance, audit matters, shareholder class actions and restrictions on the number of layers of subsidiaries and corporate social responsibility spending. While the majority of the provisions of the Companies Act are currently effective, certain provisions of the Companies Act, 1956 remain in effect.

Related Party Transactions

Agreement with Reliance Retail Ltd.

On September 26, 2016, Yatra India entered into a preload agreement with Reliance Retail Ltd., or Reliance Retail, an affiliate of one of its shareholders. Pursuant to the preload agreement, Reliance Retail has agreed to pre-install the Yatra mobile applications on up to 35 million Reliance Jio LYF smartphones over the course of the next 36 months. As consideration, Yatra India has agreed to issue a number of its ordinary shares to Reliance Retail under the agreement. Any invoiced amounts will bear interest at a rate of 15% per year from the date of invoice until the date of allotment of ordinary shares as payment. The agreement remains in effect until the earlier of completion of 35 million preloads or September 5, 2019. Either party may terminate the agreement in the event of an uncured breach of a material term of the agreement. Yatra has the right to cease preloads following the earlier of completion of 10 million preloads and September 5, 2017.

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Loan Agreement with Reliance Capital Ltd.

On January 22, 2015, March 13, 2015, April 2, 2015, and December 22, 2015, Yatra India entered into inter corporate deposit (ICD) facility agreements with Reliance Capital Ltd., or Reliance Capital, one of the shareholders. Pursuant to the terms of these ICD facility agreements, Yatra India borrowed an aggregate of INR 570,000,000. Advances under these ICD facility agreements bear interest at a rate of 13% p.a. and must be repaid within 30 days of the date of disbursement. The ICD facility agreements contained certain negative covenants restricting Yatra’s ability to change its status to a private borrower, undertake any merger, consolidation or reorganization, or liquidate or dissolve. During fiscal 2015 and fiscal 2016, Yatra borrowed INR 170,000,000 and INR 400,000,000, respectively, under these agreements, all of which amounts have been repaid. Yatra paid an aggregate of INR 423,826 and INR 2,617,808 in interest on these advances in fiscal 2015 and fiscal 2016, respectively.

Services Agreement with Appnomic Systems Pvt. Ltd.

Pursuant to a technology management services with Appnomic Systems Pvt. Ltd., or Appnomic, a company under common management with Yatra India, Yatra India utilizes application infrastructure monitoring services from Appnomic for an aggregate of INR 5,947,516 and INR 5,561,820 in fiscal 2016 and fiscal 2015, respectively.

Litigation

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business and the results of litigation and claims cannot be predicted with certainty.

Except for the tax proceedings described below, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) that we believe could reasonably be expected to have a material adverse effect on our results of operations or financial position.

Tax Matters Relating to Yatra Online Private Limited

Assessment Year 2008-09

In December 2010, we received a demand notice from Indian income tax authorities for Assessment Year 2008-09, disallowing a deduction of INR 18.9 million. In January 2011 we filed an appeal with Commissioner of Income Tax (Appeals). The appeal was decided in our favor in March 2012 and we received partial relief except for some disallowance amounting to INR 1.6 million. The Revenue has filed appeal against the order of the Commissioner of Income Tax (Appeals) with Income tax Tribunal. Further, in March 2014, we received a demand notice for payment of tax on disallowed expenses of INR 1.6 million. The tax amount was paid in April 2014. In March 2016, the Tribunal has remanded the matter to the file of the assessing officer who will decide these issues afresh and gave us an opportunity to present the case before him. The matter has not yet been scheduled by the assessing officer.

Assessment Year 2012-13

In April 2016, we received a demand notice order from Indian income tax authorities for Assessment Year 2012-13, disallowing a deduction of INR 8.2 million for expenditure relatable to exempt income and security deposit written off. We have further filed the appeal before The Commissioner of Income Tax (Appeals) in July 2016. Subsequently, we have been issued notice of demand for INR 0.5 million towards penalty against which we are in the process of filing appeal before Commissioner of Income Tax (Appeals).

Assessment Year 2013-14

In November 2014, we were issued a notice by Indian income tax authorities for scrutiny assessment, which refers to the examination of a return of income by giving an opportunity to the tax payer to substantiate the income declared and the expenses, deductions, losses, exemptions, etc., claimed in the return with the help of evidence, for Assessment Year 2013-14. We have submitted the required information to concerned authorities and matter is still pending.

Assessment Year 2014-15

In March 2016, we were issued a notice by Indian income tax authorities for scrutiny assessment for Assessment Year 2014-15. We have submitted the required information to concerned authorities and matter is still pending with Income Tax Authorities.

Service Tax Show Cause and Demand Notice — Fiscal Years 2007-15

In June 2012, pursuant to an audit conducted by the service tax authorities, we received a notice from the service tax authorities for fiscal year 2007-11, in respect of certain matters, which relate to the travel industry and involve a complex interpretation of Indian law. We have received similar notices for fiscal years 2011-12, 2012-13, 2013-14 and 2014-15, in December 2012, May 2014, April 2015 and April 2016, respectively. In November 2012, we filed the reply with Commissioner of Service Tax for fiscal years 2007-11, and, similarly filed objection in April 2013, for fiscal year 2012, in February 2015 for fiscal year 2013, in May 2015 for fiscal year 2014 and in May 2016 for fiscal year 2015. We attended a personal hearing before the Commissioner of Central Excise in November 2015 for fiscal year 2007-13 and September 2015 for fiscal year 2014. The aggregate value of demand for above show cause notice is approximately INR 1,000 million (excluding interest and penalties if finally determined to be payable). The matter is currently pending and we believe the likelihood of the claims being up held by the relevant authorities to be remote. If in case, an unfavorable order is issued by the adjudicating authority, then we will need to deposit 7.5 percent of the amount involved as pre-deposit under the service tax laws in order to pursue the case further before the Tribunal.

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Service Tax Show Cause and Demand Notice — Fiscal Years 2010-15

In October 2015, pursuant to an industry-wide inquiry on compliance with service tax rules and regulations by various travel agencies in India initiated by the Mumbai Zonal Unit of Directorate General of Excise Intelligence & Customs, an excise and customs tax regulatory authority in India, we received a notice from the tax authorities for fiscal year 2010 to 2015, demanding payment of service tax in respect of certain matters, some of which relate to the travel industry in India and involve a complex interpretation of Indian law. In March 2016, we filed the reply with Commissioner of Service Tax for fiscal years 2010-15.The aggregate value of demand for above show cause notice is approximately INR 240.7 million (excluding interest and penalties if finally determined to be payable). The matter is currently pending and we believe the likelihood of the claims being up held by the relevant authorities to be remote. If in case, an unfavorable order is issued by the adjudicating authority, then we will need to deposit 7.5 percent of the amount involved as pre-deposit under the service tax laws in order to pursue the case further before the Tribunal.

Investigation by Directorate General of Central Excise Intelligence (DGCEI)

An investigation has been initiated by Directorate General of Central Excise Intelligence, or DGCEI, for the period from October 2010 to September 2015 for service tax on certain matters relating to service tax for the hotel reservations. The matters are industry-wide issues and involve a complex interpretation of law. We have made pre-deposit of INR 25 million under protest. The reply to the notice was filed in January 2016. The investigation is ongoing but we have not received any Show Cause Notice in this respect. We believe that we have strong grounds to defend our position on these matters.

Tax Matters Relating to Yatra TG Stays Private Limited (formerly known as D. V. Travels Guru Pvt. Ltd)

Assessment Year 2014-15

In April 2016, we were issued a notice by Indian income tax authorities for scrutiny assessment for Assessment Year 2014-15. We have submitted the required information to concerned authorities and matter is still pending.

Assessment Year 2015-16

In April 2016, we were issued a notice by Indian income tax authorities for scrutiny assessment for Assessment Year 2015-16. We have submitted the required information to concerned authorities and matter is still pending.

Service Tax Show Cause and Demand Notice — November 2005 to October 2006

In April 2011, we received a notice from the service tax authorities on the basis of investigation carried out by the DGCEI for the period November 2005 to October 2006, in respect of admissibility of input credit. In November 2012, we filed the reply with Commissioner of Service Tax. The value of demand for above show cause notice is approximately INR 3.7 million (excluding interest and penalties if finally determined to be payable). A personal hearing in the matter was held on July 27, 2016 and we reiterated the submissions in the ground of appeal and also made additional written submission. In August 2016, we received orders wherein the demand was confirmed by the Commissioner (Appeals). We have filed appeal against the order with CESTAT in November 2016.

Service Tax Show Cause and Demand Notice — Fiscal Years 2007-11

In August 2011, pursuant to an audit conducted by the service tax authorities, we received a notice from the service tax authorities for fiscal years 2007-11, in respect of certain matters, which relate to the travel industry and involve a complex interpretation of Indian law. In April 2012, we filed the reply with Commissioner of Service Tax for fiscal years 2007-11 and additional submission was made in July 2014. Further to such proceedings, the demand of service tax of Rs 237.6 million has been raised by the Commissioner of Service Tax along with a penalty of INR 237.6 million and the interest at appropriate rate. We are in the process of filing an appeal against the said order.

Tax Matters Relating to Yatra Hotel Solutions Private Limited (formerly known as Desiya Online Travel Distribution Pvt. Ltd.)

Assessment Year 2014-15

In July 2016, we were issued a notice by Indian income tax authorities for scrutiny assessment for Assessment Year 2014-15. We have submitted the required information to concerned authorities and matter is still pending.

Assessment Year 2015-16

In July 2016, we were issued a notice by Indian income tax authorities for scrutiny assessment for Assessment Year 2015-16. We have submitted the required information to concerned authorities and matter is still pending.

Service Tax Show Cause and Demand Notice — October 2012 to October 2013

We have filed a refund claim application with service tax authorities in January 2014, seeking refund of an amount of INR 8.5 million. In March 2014, we received notice from service tax department for rejection of refund claim for service tax. In July 2014, we had filed a reply with Assistant Commissioner of Service Tax. In February 2015, Office of the Assistant Commissioner of Service Tax has asked for submission of self certified copies of audited balance sheet and returns. In March 2015, Office of the Assistant Commissioner of Service Tax has sought certain clarification in this regard. We made our submission in February 2016. The matter is currently pending with department.

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Tax Matters Relating to TSI Yatra Private Limited

Assessment Year 2013-14

In February 2016, we received a demand notice order from Indian income tax authorities for assessment year 2013-14, disallowing a deduction of INR 8.15 million for expenditure relatable to exempt income. This has been accepted by us and assessment has accordingly been closed. Income Tax authorities, subsequently have imposed a penalty of INR 1.89 million against which we are in the process of filing an appeal.

Assessment Year 2014-15

In July 2016, we were issued a notice by Indian income tax authorities for scrutiny assessment for Assessment Year 2014-15. We have submitted the required information to concerned authorities and matter is still pending with Income Tax Authorities.

Service Tax Show Cause and Demand Notice — Fiscal Years 2007-12

In October 2013, pursuant to an audit conducted by the service tax authorities, we received a notice from the service tax authorities for fiscal year 2007-12, in respect of certain matters, which relate to the travel industry and involve a complex interpretation of Indian law. In March 2014, we filed the reply with Commissioner of Service Tax. Further to such proceedings, the demand of service tax of Rs 19.94 million has been raised by the Commissioner of Service Tax along with a penalty of INR 19.94 million and the interest at appropriate rate. We are in the process of filing an appeal against the said order.

Service Tax Show Cause and Demand Notice — Fiscal Years 2010-14

In October 2015 we received a notice from the service tax authorities for fiscal years 2010-14, in respect of certain matters, which relate to the travel industry and involve a complex interpretation of Indian law. In March 2016, we filed the reply with Commissioner of Service Tax, We attended a personal hearing before the Commissioner of Central Excise. The aggregate value of demand for above show cause notice is approximately INR 231.6 million (excluding interest and penalties if finally determined to be payable). The matter is currently pending and we believe the likelihood of the claims being up held by the relevant authorities to be remote. If in case an unfavorable order is issued by the adjudicating authority, then we will need to deposit 7.5 percent of the amount involved as pre-deposit under the service tax laws in order to pursue the case further before the Tribunal.

Tax Matters Relating to Yatra Corporate Hotel Solutions Private Limited (formerly known as Intech Hotel Solutions Private Limited)

Assessment Year 2014-15

In July 2016, we were issued a notice by Indian Income Tax authorities for scrutiny assessment for Assessment Year 2014-15. We have submitted the required information to concerned authorities and matter is still pending with Income Tax Authorities.

History and Development of our Company

Yatra Online, Inc. (Company No. 159709) is an exempted company incorporated under the laws of Cayman Islands with limited liability and was incorporated on December 15, 2005. Our registered office is located at c/o Maples Corporate Services Limited, PO Box-309, Ugland house, Grand Cayman, KY1-1104 Cayman Islands. Our principal executive office is located at 1101-03, 11th Floor, Tower B, Unitech Cyber Park, Sector 39, Gurgaon, Haryana – 122002, India and the telephone number for this office is (91-124) 339-5500. Our principal website address is www.yatra.com. Our other websites include www.travelguru.com and www.buzzintown.com

Founded by Dhruv Shringi, Manish Amin, and Sabina Chopra, we commenced operations with the launch of our Indian website in August 2006 and are now India’s second largest online travel agent company. Since our inception, over $130 million has been invested in Yatra.

Historical Revenue Less Service Cost Information

Prior to April 1, 2014, Yatra did not prepare consolidated financial statements in accordance with IFRS. Yatra’s India-incorporated and Singapore-incorporated operating subsidiaries prepared financial statements in accordance with Indian Generally Accepted Accounting Principles, or Indian GAAP, and Singapore Financial Reporting Standards, or SFRS, respectively.

The following table provides information relating to Revenue Less Service Cost for the fiscal year ended March 31, 2014 in order to provide additional historical information relating to Yatra. This financial information was prepared in accordance with the accounting principles indicated below and were not audited. Historical results do not necessarily indicate results expected for any future period.

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	Yatra India Group (1) (Unaudited)	ACD (2) (Unaudited)	Yatra US LLC (3) (Unaudited)
	INR in thousands
Rendering of services
Air ticketing	1,876,435		48,550
Hotels & Packages	2,738,057	404,766	-
Other services	8,283	-	-
Total	4,622,775	404,766	48,550
Other operating income
Marketing revenue (5)	154,747	-	-
Other Income	5,263	2,612	-
Total	160,011	2,612	-

Service cost	(2,172,003)	(360,957)	-

Revenue less service cost (4)	2,610,783	46,421	48,550

The FY14 gross bookings for air ticketing, hotels & packages & others was INR 34,894 million, INR 5,670 million and INR 272 million, respectively. FY2014 Revenue Less Service Cost amounts have been derived from unaudited financials of various subsidiaries prepared in accordance with local GAAPs (i.e., Indian GAAP as well as Singapore Financial Reporting Standard) and aggregated together.

_____________________

(1)	Yatra India Group includes Yatra Online Private Limited and all its operating subisidiaries and this information was prepared in accordance with Indian GAAP.
(2)	ACD refers to Asia Consolidated DMC Pte Limited and this information was prepared in accordance with SFRS.
(3)	Information for Yatra US LLC was prepared in accordance with Indian GAAP as there are no local statutory requirements to prepare financial statements.
(4)	Revenue includes inter-company transactions of INR 45,376 (corresponding service cost of INR 51,593) between Yatra India Group and ACD; and INR 34,209 between Yatra India Group and Yatra US LLC respectively.
(5)	Primarily comprising advertising revenue and fees for facilitating website access to a travel insurance company.
(6)	Service cost representing cost of service including cost of hotel, airlines and other services for packages.

Certain Agreements to be Entered into Prior to the Business Combination Agreement

Contingent Dividend

On September 27, 2016, Yatra’s board of directors declared a contingent dividend payable, at Yatra’s sole discretion, in Yatra Ordinary Shares, cash or a combination of both, to holders of record on September 27, 2016, of Yatra’s outstanding preference shares and ordinary shares on an as-converted basis. Such contingent dividend is payable only upon the achievement by Yatra of certain Net Revenue and EBITDA metrics in 2017 (calendar year 2017) and 2018 (the period January 1, 2018 through June 30, 2018). For purposes of the contingent dividend:

•	Net Revenue means, on a consolidated basis: (a) total revenue plus (b) other income less (b) service cost, provided that Net Revenue shall not include any amounts attributable to any third party entities or business lines acquired by Yatra after July 13, 2016; and

•	EBITDA means, on a consolidated basis, (a) loss before income taxes plus (b) depreciation and amortisation, in each case without taking into account gains or losses from any stock based compensation, non-cash changes in value of derivative instruments as well as any fair value adjustments on assets and liabilities, provided that EBITDA shall not include any amounts attributable to any entities, business lines, or assets acquired by Yatra after July 13, 2016.

If the contingent dividend is revoked by Yatra’s board of directors or Yatra shall be prohibited from paying such a dividend under Cayman Islands law, Yatra has entered into a support agreement with each of its current shareholders pursuant to which Yatra has agreed to pay the amounts otherwise payable pursuant to the contingent dividend; provided, however, if such amounts cannot be paid pursuant to the contingent dividend because it would violate Cayman Islands law, such amounts can only be made in Yatra Ordinary Shares.

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Holders of Yatra warrants and holders of rights to swap ordinary shares of Yatra Online Private Limited for Yatra Ordinary Shares will participate in the contingent dividend pursuant to the terms of such warrants and swap rights which provide for an adjustment to the consideration issuable upon exercise of such warrants or swap rights, as applicable, to take into account any dividend declared on Yatra’s Ordinary Shares. Yatra will also establish a performance bonus plan to provide similar economic rights to Yatra’s optionholders.

The contingent dividend and performance bonus will be allocated to Yatra’s equityholders as follows:

Equityholder	Type	2017 Amount(1)	2018 Amount(2)(3)	Total Amount
Shareholders	Contingent Dividend	$22,104,156.73	$8,841,662.71	$30,945,819.44
Option holders	Bonus	$2,249,112.85	$899,645.14	$3,148,757.99
Warrant holders	Adjustment	$147,560.63	$59,024.25	$206,584.88
Swap holders	Adjustment	$499,169.78	$199,667.92	$698,837.70
		$24,999,999.99	$10,000,000.02	$35,000,000.01

(1)	Payable if 2017 Net Revenue in is greater than or equal to INR 7,511,550,000 and 2017 EBITDA is no less than negative INR 316,000,000.
(2)	Payable if 2018 Net Revenue in is greater than or equal to INR 4,637,730,000 and 2017 EBITDA is no less than INR 149,600,000.
(3)	If for any reason Yatra was not obligated to pay the 2017 Amount, and the combined 2017 Net Revenue and 2018 Net Revenue is greater than or equal to INR 12,149,280,000, and the combined 2017 EBITDA and 2018 EBITDA is no less than negative INR 166,400,000, then, in addition to the payment to the 2018 Amount, Yatra shall also pay the 2017 Amount.

Letter Agreement

Yatra entered into a letter agreement with each of its shareholders pursuant to which: (a) Yatra’s preference holders agreed to convert their preference shares into Yatra Ordinary Shares effective immediately prior to the commencement of trading of Yatra’s Ordinary Shares on NASDAQ; and (b) each Yatra shareholder agreed that upon such conversion the issued share capital of Yatra, as shown on Yatra’s register of members, would be restated as specified on Exhibit A thereto. Immediately following such conversion Yatra’s shareholders agreed there would be an aggregate of 119,021,225 Yatra Ordinary Shares issued and outstanding prior to giving effect to a 5.4240926-for-1 reverse split of Yatra’s Ordinary Shares and 21,943,066 Yatra Ordinary Shares after giving effect to such 5.4240926-for-1 reverse split. Terrapin and Yatra expect that the last to be satisfied of the conditions to closing the Transaction will be the approval for listing of Yatra's Ordinary Shares on NASDAQ. When Yatra's Ordinary Shares are approved for listing on NASDAQ the conversion of Yatra's preference shares and the associated reverse stock-split will be completed, which will be followed immediately thereafter by the Mergers.

As a result of such conversion and reverse stock split, the issued and outstanding share capital of Yatra will be as follows:

Type of Security	Pre-Reverse Split	Post-Reverse Split(1)(2)(3)
Ordinary Shares	119,021,225	21,943,066

(1)	Does not include: (a) options to purchase 873,724 post-reverse split Yatra Ordinary Shares issued and outstanding; (b) warrants to purchase an aggregate of 46,459 post-reverse split Yatra Ordinary Shares held by Macquarie Corporate Holdings or warrants to purchase an aggregate of 43,366 post-reverse split Yatra Ordinary Shares held by Silicon Valley Bank; (c) 277 post-reverse split Yatra Ordinary Shares allocated but not yet issued to Matrix India Entertainment Consultants Private Limited; or (d) 1,567 post-reverse split Yatra Ordinary Shares allocated but not yet issued to Salman Khan.
(2)	Includes 569,781 Yatra Ordinary Shares issuable upon swap of ordinary shares of Yatra Online Private Limited held by Capital18 Fincap Private Limited.
(3)	Includes 172,635 Yatra Ordinary Shares issuable upon swap of ordinary shares of Yatra Online Private Limited held by Pandara Trust Scheme I.

Repurchase Agreement

Yatra has entered into a repurchase agreement with its current preference shareholders pursuant to which, on April 3, 2017, Yatra will repurchase specified Yatra Ordinary Shares held by such preference shareholders as of such date so long as Yatra’s Ordinary Shares shall have begun trading on NASDAQ by December 19, 2016. The number of Yatra Ordinary Shares to be purchased from such preference shareholders on April 3, 2017 will be based upon the cash available to Yatra, which is defined as the difference between the aggregate cash and cash equivalents of Yatra and its subsidiaries as of the close of business on the first day Yatra begins trading on NASDAQ minus the aggregate cash and cash equivalents of Yatra and its subsidiaries as of the close of business on the last business day preceding the first day Yatra begins trading on NASDAQ. The first $100 million of such available cash will be allocated to repayment of debt and transaction expenses, with the remainder retained by Yatra. With respect to such available cash in excess of $100 million, eighty percent (80%) of such additional available cash will be used to repurchase Yatra Ordinary Shares from Yatra’s current preference shareholders at $10.00 per share. Twenty percent (20%) of such additional available cash will be retained by Yatra and any such available cash in excess of $200 million will be retained by Yatra. Accordingly, Yatra will be required to repurchase a maximum of 8,000,001 Yatra Ordinary Shares pursuant to the repurchase agreement.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF YATRA

Unless otherwise stated, refererences to “we,” “us,” or “our,” in this section refer to Yatra. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this document. Actual results could differ materially from those contained in any forward-looking statements.

Overview

We are the second largest online travel agent company, or OTA, in India (as per management estimates based upon publicly available company filings) and are committed to our mission of “creating happy travelers.” Through our website, www.yatra.com, our mobile apps and our other associated platforms, leisure and business travelers can explore, research, compare prices and book a wide range of services catering to their travel needs. As of June 30, 2016, more than 4.4 million customers have used our comprehensive travel-related services, which include domestic and international air ticketing, hotel bookings, homestays, holiday packages, bus ticketing, rail ticketing, activities and ancillary services, in our consumer-direct and corporate travel services businesses.

As of March 31, 2016, our customers can review and book flights on all major Indian and international airlines, and accommodations at more than 61,000 hotels in more than 1,100 cities and towns in India as well as more than half a million hotels around the world. In late 2015, we added homestays through our Yatra and Travelguru brands. To ensure that our service is truly a “one-stop-shop” for travelers, we also provide our customers with access to over 1,000 holiday packages and over 40,000 activities.

According to Phocuswright, online gross bookings which include (online leisure umnanaged business travel) were $8.9 billion in 2015 and are expected to grow to $ 17.3 billion by 2020 or 41% of overall travel market. Rail and air travel account for a significant portion of this market in India, with the two together accounting for 86% of the country’s online leisure and unmanaged business travel in 2015. Further, according to Phocuswright, online travel penetration is expected to increase to 38% in 2017 from 35% in 2015.

Continued growth is expected in both online air and online hotel bookings, according to Phocuswright. Online air gross bookings, which were approximately $4.5 billion in 2015, are expected to grow by 13% in 2016 and 16% in 2017, when they are estimated to reach $5.9 billion. In the online hotel segment, online hotel bookings grew by 33% to $1.2 billion in 2015, and are projected to grow a robust 58% between 2015 and 2017, when they are expected to reach $1.9 billion and make up 23% of all hotel bookings.

We generate revenue through two main lines of business: (1) Air Ticketing and (2) Hotels and Packages. Sales in our Air Ticketing business are primarily made through our websites, mobile applications, mobile web, B2B2C travel agents and corporate client implants. Sales in our Hotels and Packages business are made through our websites, mobile applications, mobile web, B2B2C travel agents, call centers, and at our own retail stores. We also generate revenue through the online sale of rail and bus tickets, advertising revenue from third party advertisements on our websites, by facilitating access to travel insurance and other ancillary travel services.

Income from the sale of Airline Tickets, including commission, incentives and fees, is recognized on a net basis. Incentives from airlines are recognized when the performance thresholds under the incentive schemes are, or are probable to being achieved at the end of periods.

In our Hotels and Packages business, income from hotel reservations, including commissions and incentives, is recognized on a net basis. Income from tours and packages, including income on airline tickets sold to customers as a part of tours and packages, is accounted for on a gross basis as we are determined to be the primary obligor in the arrangement as the risks and responsibilities are taken by us, including the responsibility for delivery of services. The cost of delivering such services includes the cost of hotel, airlines and package services and is disclosed as service cost.

Income from the sale of rail and bus tickets, including commissions, is recognized on a net basis.

Income from other sources primarily consists of advertising revenue, income from sale of rail and bus tickets and fees for facilitating website access to travel insurance companies. This income is recognized as the services are performed.

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Key Operating Metrics

Our operating results are affected by certain key operating metrics that represent overall transaction activity and financial performance generated by our travel services and products. Three of the most important operating metrics, which are critical in determining the ongoing growth of our business, are Gross Bookings, Revenue Less Service Cost and Net Revenue Margins.

Gross Bookings

Gross Bookings represent the total amount paid by our customers for the travel services and products booked through us, including taxes, fees and other charges, and are net of cancellations and refunds.

	Fiscal Year Ended March 31
(INR in thousands)	2016	2015

Gross Bookings
Air Ticketing	49,268,781	40,438,326
Hotels and Packages	9,614,004	7,368,475
Other	614,406	464,745
Total	59,497,191	48,271,546

	Three months Ended June 30,
	Unaudited
(INR in thousands)	2016	2015
Gross Bookings
Air ticketing	13,801,614	12,206,851
Hotels and packages	2,896,461	2,561,368
	16,698,075	14,768,219

Revenue Less Service Cost

As certain parts of our revenue are recognized on a “net” basis and other parts of our revenue are recognized on a “gross” basis, we evaluate our financial performance based on Revenue Less Service Cost, which is a non-IFRS measure. We believe that Revenue Less Service Cost provides investors with useful supplemental information about the financial performance of our business and more accurately reflects the value addition of the travel services that we provide to our customers. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB. Our Revenue Less Service Cost may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

The following table reconciles our revenue, which is an IFRS measure, to Revenue Less Service Cost, which is a non-IFRS measure:

	Air Ticketing
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	2,876,909	2,331,028	847,462	651,215
Service cost	-	-	-	-
Revenue less service cost	2,876,909	2,331,028	847,462	651,215
% of revenue	100.0%	100.0%	100.0%	100.0%

	Hotels and Packages
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	5,217,799	4,007,138	1,715,824	1,682,801
Service cost	(4,201,167)	(3,155,432)	(1,424,769)	(1,419,716)
Revenue less service cost	1,016,632	851,706	291,055	263,085
% of revenue	19.5%	21.3%	17.0%	15.6%

	Others (Including Other Income)
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	284,438	242,821	63,056	48,518
Service cost	-	-	-	-
Revenue less service cost	284,438	242,821	63,056	48,518
% of revenue	100.0%	100.0%	100.0%	100.0%

	Total
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	8,379,146	6,580,987	2,626,342	2,382,534
Service cost	(4,201,167)	(3,155,432)	(1,424,769)	(1,419,716)
Revenue less service cost	4,177,979	3,425,555	1,201,573	962,818
% of revenue	49.9%	52.1%	45.8%	40.4%

Net Revenue Margins

Net Revenue Margins is defined as Revenue Less Service Cost as a percentage of Gross Bookings and represent the commissions, fees, incentive payments and other amounts earned in our business. We follow Net Revenue Margin trends closely across our various lines of business to gain insight into the performance of our various businesses.

The following table sets forth the Gross Bookings, Revenue Less Service Cost and Net Revenue Margins for our Air Ticketing business and our Hotels and Packages business for our last two fiscal years.

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	Fiscal Year Ended March 31
(INR in thousands, except percentages)	2016	2015
Gross Bookings
Air Ticketing	49,268,781	40,438,326
Hotels and Packages	9,614,004	7,368,475
Other	914,406	464,745
Total	59,497,191	48,271,546

Revenue Less Service Cost
Air Ticketing	2,876,909	2,331,028
Hotels and Packages	1,016,632	851,706
Other	284,438	242,821
Total	4,177,979	3,425,555

Net Revenue Margin %
Air Ticketing	5.8%	5.8%
Hotels and Packages	10.6%	11.6%
Other	46.3%	52.2%
Total	7.0%	7.1%

	Three months Ended June 30,
	Unaudited
Amount in INR thousands except %	2016	2015
Gross Bookings
Air Ticketing	13,801,614	12,206,851
Hotels and Packages	2,896,461	2,561,368
	16,698,075	14,768,219
Revenue Less Service Cost
Air Ticketing	847,462	651,215
Hotels and Packages	291,055	263,085
	1,138,517	914,300
Net Revenue Margin %
Air Ticketing	6.1%	5.3%
Hotels and Packages	10.0%	10.3%
Combined Net Revenue Margin for Air Ticketing and Hotels and Packages	6.8%	6.2%

Factors Affecting Our Results of Operations

Changes Impacting the Indian Air Travel Industry. Changes in the Indian air travel industry have affected, and will continue to affect, the revenue per transaction for travel agents, including our company. In particular, volatility in global economic conditions and jet fuel prices in recent years, as well as liquidity constraints, have caused our airline partners to pursue cost reductions in their operations, including reducing distribution costs. Measures taken by airlines to reduce such costs have included reductions in travel agent commissions. Many of the international airlines that fly to India have also either significantly reduced or eliminated commissions to travel agents. Full-service airlines, generally utilize global distribution systems, or GDSs, which are a primary reservation tool for travel agents, for their ticket inventory, however, low-cost airlines generally do not. As a result, travel agents selling air tickets for low-cost airlines generally do not earn fees from GDSs.

During fiscal year 2013, Kingfisher Airlines, one of the major airlines in India and one of our airline suppliers, shut down its operations, which resulted in a decline in the total capacity in the airline industry in India. In addition, adverse changes to the overall business and financial climate for the airline industry in India due to various factors including, but not limited to, rising fuel costs, high taxes, significant depreciation of the Indian rupee as compared to the US dollar making travel for Indian consumers outside India more expensive, and increased liquidity constraints, resulted in airlines in India reducing the base commissions paid to travel agencies. Any consolidation in the airline industry involving our suppliers may adversely affect our existing relationships and arrangements with such suppliers.

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During fiscal year 2016, we made marginally higher investments in our customer acquisition programs, such as cash incentives and loyalty program incentive promotions in response to extremely aggressive competition in the domestic travel market in India. We decided not to match the promotions by our competitors as we believe that is not a sustainable level of investment to acquire customers. As a result of this, our net loss in fiscal year 2016 increased to INR 1,271 million.

Changes in Our Business Mix. The Hotels and Packages business tends to yield higher margins than the Air Ticketing business, reflecting the greater value added in respect of the travel services that we provide in the Hotels and Packages segment as well as the diversity and more complex nature of hotels and packages services as compared with air tickets. There is significantly larger fragmentation in the supplier base in the Hotels and Packages segment relative to Air Ticketing segment. Further, due to capacity additions in the hotels business and lower level of average room occupancy rates, we are able to achieve relatively higher margins than the Air Ticketing margins. However, given the intense competition for customer acquisition in this category by our competitors, the business will require a significant level of investment to seek to maintain and increase our share of the business. To the extent we do not match competition in consumer promotions, we risk experiencing lower growth rates than those of our competitors.

In fiscal year 2016, our Air Ticketing Net Revenue Margin was 5.8%, which was the same, in fiscal year 2015. Air Ticketing Gross Bookings growth in 2016 was largely driven by the expansion of the travel market in India due to increased domestic travel, new entrants in the air travel suppliers and the expansion of the Indian economy.

Our Net Revenue Margins in the Hotels and Packages business decreased from 11.6% in fiscal year 2015 to 10.6% in fiscal year 2016. This decrease in Net Revenue Margin was due to competitive pricing and price mix in this segment which pushed down the margins.

Seasonality in the Travel Industry. We experience seasonal fluctuations in the demand for travel services and products offered by us. We tend to experience higher revenues from our Hotels and Packages business in the second and fourth calendar quarters of each year, which coincide with the summer holiday travel season and the year-end holiday travel season for our customers in India.

Marketing and Sales Promotion Expenses. Competition in the Indian online travel industry is extremely intense and the industry is expected to remain highly competitive for the foreseeable future. Increased competition may cause us to increase our marketing and sales promotion expenses in the future in order to compete effectively with new entrants and existing players in the market. We also incur marketing and sales promotion expenses associated with customer inducement and acquisition programs, including cash incentives and loyalty program incentive promotions.

Trends and Changes in the Indian Economy. Our financial results have been, and are expected to continue to be, affected by trends and changes in the Indian economy and travel industry, particularly the Indian online travel industry. These trends and changes include:

•	growth in the Indian economy and the middle class population in India, as well as increased tourism expenditure in India;

•	increase in discretionary expenditures among Indian households;

•	increased Internet penetration (particularly broadband penetration) in India;

•	increased use of the Internet for commerce in India;

•	increased use of smartphones and mobile devices in India;

•	intensive competition from new and existing market players, particularly in the Indian online travel industry;

•	consolidation among the existing market players in the Indian travel industry;

•	capacity and liquidity constraints in the airline industry in India; and

•	capacity additions and average occupancy rates among the hotel suppliers.

Risk Related to Operations in India. A substantial portion of our business and most of our employees are located in India, and we intend to continue to develop and expand our business in India. Consequently, our financial performance and the market price of our ordinary shares will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest and other political, social and economic developments in or affecting India.

Impact of changing laws, rules and regulations in India. The regulatory and policy environment in which we operate is evolving and subject to change. Such changes, including the instances briefly mentioned below, may adversely affect our business, financial condition and results of operations, to the extent that we are unable to suitably respond to and comply with such changes in applicable law and policy.

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The Companies Act contains significant changes to Indian company law, including in relation to the issue of capital by companies, related party transactions, corporate governance, audit matters, shareholder class actions and restrictions on the number of layers of subsidiaries. While the majority of the provisions of the Companies Act are currently effective, certain provisions of the Companies Act, 1956 remain in effect. The timeline for implementation of the remaining provisions of the Companies Act is unclear. We may incur increased costs and other burdens relating to compliance with these new requirements, which may also require significant management time and other resources, and any failure to comply may adversely affect our business and results of operations.

The Government of India has proposed a comprehensive national goods and services tax regime that will combine taxes and levies by the central and state governments into a unified rate structure in 2017. Given the limited availability of information in the public domain concerning the GST, we are unable to provide any assurance as to the tax regime following implementation of the GST. Based on information available in the public domain, The Constitution Amendment Bill for Goods and Services Tax (“GST”) has been approved by The President of India following its passage in the Parliament and ratification by more than 50 percent of state legislatures. The Government of India is committed to replace all the indirect taxes levied on goods and services by the Centre and States and implement GST by April 2017. On the whole, GST is likely to eliminate multiplicity of taxes and lack of credits. However, it may also lead to increase in tax rates.

The application of various Indian and international sales, use, occupancy, value-added and other tax laws, rules and regulations to our services and products is subject to interpretation by the applicable taxing authorities.

Operating Segments

In accordance with IFRS 8 — Operating Segments, the operating segments used to present segment information are identified on the basis of internal reports used by our management to allocate resources to the segments and assess their performance. An operating segment is a component of our company that engages in business activities from which it earns revenues and incurs expenses, including revenues and expenses that relate to transactions with any of our other components.

Our reportable segments are: (1) Air Ticketing and (2) Hotels and Packages. Our operating segments are determined based on how our chief operating decision maker manages our business, regularly assesses information and evaluates performance for operating decision-making purposes, including allocation of resources. The chief operating decision maker for the Company is our Chief Executive Officer.

For further description of our segments, see Note 5 to our consolidated financial statements included elsewhere in this document.

Our Revenue, Service Cost and Other Revenue and Expenses

Revenue

 We started our business in 2006 with sales of air tickets and hotel and packages business with a focus on retail customers through websites and call center sales. Over time, we have also expanded our channels of sales to small travel agents (B2B2C) and corporate customers (B2E) as well as new non-air services and products such as the sale of rail and bus tickets, car transfers and facilitating access to travel insurance. We also generate advertising revenue from third party advertisements on our websites as well as sales of travel vouchers and coupons.

Air Ticketing. We earn commissions from airlines for tickets booked by customers through our various channels of sales. We either deduct commissions at the time of payment of the fare to our airline suppliers or collect our commissions on a regular basis from our airline suppliers, whereas incentive payments, which are largely based on volume of business, are collected from our airline suppliers on a periodic basis. We charge our customers a service fee for booking airline tickets. We receive fees from our GDS service providers based on the volume of sales completed by us through the GDS. Revenue from air tickets sold as part of packages is eliminated from our Air Ticketing revenues and added to our Hotels and Packages revenue.

Hotels and Packages. Revenue from our Hotels and Packages business includes commissions and markups we earn for the sale of hotel rooms (without packages), which is recorded on a “net” basis. Revenue from packages, including hotel and air tickets sold as part of packages, is accounted for on a “gross” basis.

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Other Revenue. Our other revenue primarily comprises revenue from third-party advertising on our websites, and commissions or fees from IRCTC for the sale of rail tickets, bus service aggregators for the sale of bus tickets, car and taxi operators for transfer services, as well as travel insurance providers for our facilitation of the access to travel insurance.

Service Cost

Service cost primarily consists of costs paid to hotel and package suppliers and air suppliers for the acquisition of relevant services and products for sale to customers, and includes the procurement cost of hotel rooms, meals and other local services such as sightseeing costs for packages, entrance fees to museums and attractions and local transport costs.

The following table sets forth Revenue Less Service Cost as service costs within our Hotels and Packages business and our other revenue during our last two fiscal years.

	Air ticketing		Hotels and packages		Others (including other income)		Total
Amount in INR thousands except %	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Revenue	2,876,909	2,331,028	5,217,799	4,007,138	284,438	242,821	8,379,146	6,580,987
Service cost	-	-	(4,201,167)	(3,155,432)	-	-	(4,201,167)	(3,155,432)
Revenue less service cost	2,876,909	2,331,028	1,016,632	851,706	284,438	242,821	4,177,979	3,425,555
% of total revenue less service cost	100.0%	100.0%	19.5%	21.3%	100.0%	100.0%	49.9%	52.1%

Personnel Expenses

Personnel expenses primarily consist of wages and salaries, employee welfare expenses, contributions to defined contribution and defined benefit plans and employee share-based compensation.

Marketing and Sales Promotion Expenses

Marketing and sales promotion expenses primarily comprise of online, television, radio and print media advertisement costs as well as event driven promotion cost for the Company’s products and services. Such costs are the amount paid to or accrued towards advertising agencies or direct service providers for advertising on websites, television, print formats, search engine marketing and any other media. Advertising and business promotion costs are recognized when incurred. Additionally, the Company also incurs customer inducement and acquisition costs for acquiring customers and promoting transactions across various booking platforms such as upfront cash incentives, which when incurred are recorded as marketing and sales promotion costs.

Other Operating Expenses

Other operating expenses primarily consist of, among other things commission and distribution expenses, charges by payment gateway providers, rental costs and other utilities, legal and professional fees, travelling and conveyance, communication costs, and provision for bad and doubtful debts and other sundry expenses.

Depreciation and Amortization

Depreciation consists primarily of depreciation expense recorded on property and equipment, such as computers and peripherals, furniture & fixtures, leasehold improvements, office equipment and vehicles. Amortization expense consists primarily of amortization recorded on intangible assets such as computer software and websites and other acquired intangible assets such as agent/supplier relationships, trademarks, intellectual property rights and non-compete agreement.

Finance Income and expense

Finance income comprises interest income on term deposits and net gain on change in fair value of derivatives. Interest income is recognized as it accrues in profit or loss, using the effective interest method (EIR).

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Finance expenses comprise interest expense on borrowings, unwinding of the discount on provisions and impairment losses recognized on financial assets. Interest expense is recognized in profit or loss using EIR.

Foreign Currencies

The Groups’s reporting currency is Indian rupee, (INR). The Parent Companies functional currency is United State dollar (USD). The company’s operations are conducted through the subsidiaries and equity accounted investee where the local currency is the functional currency and the financial statements of such entities are translated from their respective functional currencies into INR. On consolidation the assets and liabilities of foreign operations are translated into presentation currency at the rate of exchange prevailing at the reporting date and their statement of profit or loss and other comprehensive loss are translated at average exchange rates prevailing during the year. The exchange differences arising on translation for consolidation are recognized in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is recognised in profit or loss.

Critical Accounting Policies

Certain of our accounting policies require the application of judgment by our management in selecting appropriate assumptions for calculating financial estimates, which inherently contain some degree of uncertainty. Our management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported carrying values of assets and liabilities and the reported amounts of revenues and expenses that may not be readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following are the critical accounting policies and related judgments and estimates used in the preparation of our consolidated financial statements. For more information on each of these policies, see “Note 2-Significant Accounting Policies” in the notes to our consolidated financial statements.

Basis of Preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The accounting policies have been consistently applied by the Group.

These financial statements are the Group’s first IFRS financial statements and are covered by IFRS 1, “First-time Adoption of International Financial Reporting Standards.” First time adoption date is April 1, 2014, as defined in IFRS 1(refer Note 43 for information on how the Group adopted IFRS).

Revenue Recognition

Revenue is recognized to the extent that it is probable that economic benefits will flow to the Group and revenue can be reliably measured. Revenue is measured at the fair value of consideration received or receivable, taking into account contractually defined terms of payment. The Group assesses its revenue arrangement against specific criteria in order to determine if it is acting as principal or agent. The Group has concluded that it is acting as agent in case of sale of airline tickets, hotel bookings, sale of rail and bus tickets and as principal in case of sale of holiday packages.

The Group provides travel products and services to leisure travelers, corporate travelers and B2B2C (Business to Business to Consumer) agents in India and abroad. The revenue from rendering these services is recognized in the statement of profit or loss once the services are rendered. This is generally the case 1) on the issuance of the ticket in the case of sale of airline tickets 2) on date of hotel booking and 3) on the date of departure for outbound tours and packages and on completion of tour for inbound tours.

Air Ticketing

Income from the sale of airline tickets, is recognized as an agent on a net commission earned basis. Incomes from service fee are reconginsed on earned basis.

Incentives from airlines are recognized when the performance thresholds under the incentive schemes are, achieved or are probable to be, achieved at the end of periods.

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Hotels and Packages

Income from hotel reservation is recognized as an agent on a net commission earned basis.

Income from packagesare accounted for on a gross basis as the Group is determined to be the primary obligor in the arrangement, that is the risks and responsibilities are taken bythe Group including the responsibility for delivery of services. Cost of delivering such services includescost of hotel, airlines and package services and is disclosed as service cost.

Income from hotels and packages is disclosed together as Income from Hotel and packages.

Other Services

Income from other sources, primarily comprising advertising revenue, income from sale of rail and bus tickets, and fees for facilitating website access to travel insurance companiesare being recognized as the services are being performed. Income from the sale of rail and bus tickets is recognized as an agent on a net commission earned basis.

Revenue is recognized net of cancellations received during the period, refunds, and service taxes. Revenue is allocated between the loyalty programme and the other components of the sale. The amount allocated to the loyalty programme is deferred, and is recognized as revenue when the Group fulfills its obligations to supply the products/services under the terms of the programme or when it is no longer probable that the points under the programme will be redeemed.

The Group receives upfront fee from Global Distribution System (“GDS”) provider for facilitating the booking of airline tickets on its Website or other distribution channels to travel agents for using their system which is recognized as revenue for actual airline tickets sold over the total number of airline tickets to be sold over the term of the agreement and the balance amount is recognized as deferred revenue.

Service Cost

Service cost primarily consists of costs paid to hotel and package suppliers and air suppliers for the acquisition of relevant services and products for sale to customers, and includes the procurement cost of hotel rooms, meals and other local services such as sightseeing costs for packages, entrance fees to museums and attractions and local transport costs. Service costs are recognized when incurred, which coincides with the recognition of the corresponding revenue.

Marketing and Sales Promotion Expenses

Marketing and sales promotion expenses primarily comprise of online, television, radio and print media advertisement costs, as well as event-driven promotion cost for the Group’s products and services. Such costs are the amount paid to or accrued towards advertising agencies or direct service providers for advertising on websites, television, print formats, search engine marketing and any other media. Advertising and business promotion costs are recognized when incurred.

Additionally, the Group also incurs customer inducement and acquisition costs for acquiring customers and promoting transactions across various booking platforms such as upfront cash incentives, which when incurred are recorded as marketing and sales promotion costs.

Significant accounting estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. Actual results could differ from these estimates.

a)	Impairment reviews

An impairment exists when the carrying value of an asset or cash generating unit (‘CGU’) exceeds its recoverable amount. Recoverable amount is the higher of its fair value less costs to sell and its value in use. The value in use calculation is based on a discounted cash flow model. In calculating the value in use, certain assumptions are required to be made in respect of highly uncertain matters, including management’s expectations of growth in EBITDA (Earnings before interest, taxes depreciation and amortization), long term growth rates; and the selection of discount rates to reflect the risks involved. Also, judgement is involved in determining the CGU and grouping of CGUs for goodwill allocation and impairment testing.

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The Group prepares and internally approves formal five year plans, as applicable, for its businesses and uses these as the basis for its impairment reviews. The consistent use of such robust five year information for management reporting purpose, the Group uses five year plans for the purpose of impairment testing. Since the value in use exceeds the carrying amount of CGU, the fair value less costs to sell is not determined.

The key assumptions used to determine the recoverable amount for the CGUs, including sensitivity analysis, are disclosed and further explained in Note 20.

The Group tests goodwill for impairment annually on March 31 and whenever there are indicators of impairment.

b)	Allowance for uncollectible trade receivables and advances

Trade receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balances and historical experience. Additionally, a large number of minor receivables is grouped into homogeneous groups and assessed for impairment collectively. Individual trade receivables are written off when management deems them not to be collectible.

c)	Loyalty Programs

The Group estimates revenue allocation between the loyalty programme and the other components of the sale with assumptions about the expected redemption rates. The amount allocated to the loyalty programme is deferred, and is recognized as revenue when the Group fulfils its obligations to supply the services under the terms of the programme or when it is no longer probable that the points under the programme will be redeemed.

d)	Taxes

Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, future tax planning strategies and recent business performances and developments. The Group has not recognized deferred tax asset on unused tax losses and temporary differences in most of the subsidiaries of the Group.

e)	Defined benefit plans

The costs of post retirement benefit obligation under the Gratuity plan are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increase, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

Significant judgements in applying the Group’s accounting policies

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Determination of Functional Currency

Each entity in the Group determines its own functional currency (the currency of the primary economic environment in which the entity operates) and items included in the financial statements of each entity are measured using that functional currency. IAS 21, “The Effects of Changes in Foreign Exchange Rates” prescribes the factors to be considered for the purpose of determination of functional currency. However, in respect of parent company and certain intermediary foreign operations of the Group, the determination of functional currency might not be very obvious due to mixed indicators like the source of financing, the functional currency of the share holders, the currency in which the borrowings have been raised and the extent of autonomy enjoyed by the foreign operation. In such cases management uses its judgement to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions.

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Results	of Operations

Three months Ended June 30, 2016 Compared to Three months Ended June 30, 2015

The following table sets forth a summary of our interim condensed consolidated statement of comprehensive income (loss), both actual amounts and as a percentage of revenue, for the periods indicated.

	Three months Ended June 30, 2016		Three months Ended June 30, 2015
	Unaudited		Unaudited
Amount in INR thousands except %	Amount	%	Amount	%
Total revenue (Including other income)	2,626,342	100	2,382,533	100
Service cost	(1,424,769)	(54.2)%	(1,419,716)	(59.6)%
Personnel expenses	(370,641)	(14.1)%	(355,511)	(14.9)%
Marketing and sales promotion expenses	(330,607)	(12.6)%	(302,859)	(12.7)%
Other operating expenses	(490,914)	(18.7)%	(423,249)	(17.8)%
Depreciation and amortization	(65,300)	(2.5)%	(56,474)	(2.4)%
Results from operations	(55,889)	(2.1)%	(175,276)	(7.4)%
Finance income	25,526	0.9%	21,276	0.9%
Finance costs	(34,163)	(1.3)%	(27,718)	(1.1)%
Share of loss of joint venture	(2,569)	(0.1)%	(2,895)	(0.1)%
Loss before income taxes	(67,095)	(2.6)%	(184,613)	(7.7)%
Income tax (expense) / credits	(13,870)	(0.5)%	(1,688)	(0.1)%
Loss for the period	(80,965)	(3.1)%	(186,301)	(7.8)%

Three months Ended June 30, 2016 Compared to Three months Ended June 30, 2015

Revenue (including other income). We generated revenue of INR 2,626.3 million in the three months ended June 30, 2016, an increase of 10.2% over our revenue of INR 2,382.5 million for the three months ended June 30, 2015.

Air Ticketing. Revenue from our Air Ticketing business increased by 30.1% to INR 847.5 million in the three months ended June 30, 2016 from INR 651.2 million in the three months ended June 30, 2015. This growth was driven by increase in gross bookings of 13.1% to INR 13.8 billion in the three months ended June 30, 2016 from INR 12.2 billion in the three months ended June 30, 2015. Our Net Revenue Margin for the three months ended June 30, 2016 was at 6.1%, which was 5.3% during last year three months ended June 30, 2015.

The expansion of travel market in India along with the increase in domestic travel sector are the major growth drivers of our Air ticketing transactions and gross bookings in the three months ended 30 Jun 2016.

Hotels and Packages. Revenue from our Hotels and Packages business increased marginally by 2% to INR 1,715.8 million in the three months ended June 30, 2016 from INR 1,682.8 million in the three months ended June 30, 2015. Our Revenue Less Service Costs increased by 10.6% to INR 291.1 million in the three months ended June 30, 2016 from INR 263.1 million in the three months ended June 30, 2015. This growth was due to an increase in Gross Bookings by 13.1% partially offset by a decrease in Net Revenue Margin from 10.3% in the three months ended June 30, 2015 to 10.0% in the three months ended June 30, 2016. The decrease in Net Revenue Margin in the three months ended June 30, 2016 was due to competitive pricing and change in business mix in this segment.

Other Revenue. Our other revenue grew by 26.2%, to INR 56.9 million in the three months ended June 30, 2016 from INR 45.1 million in the previous fiscal year’s corresponding quarter. The growth in this segment is mainly due to increase in Advertisement revenue and revenue from Rail and Car Hire services.

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Other Income. Our other income increased to INR 6.1 million in the three months ended June 30, 2016 from INR 3.4 million in the three months ended June 30, 2015.

Service Cost. Our Service Cost increased marginally to INR 1,424.8 million in the three months ended June 30, 2016 from INR 1,419.7 million in the three months ended June 30, 2015.

Revenue Less Service Cost. Our Revenue Less Service Cost increased by 24.8%, to INR 1,201.6 million in the three months ended June 30, 2016 from INR 962.8 million in the three months ended June 30, 2015. This growth resulted from an increase of 30.1% in our Air Ticketing revenue and an increase of 10.6% in our Hotels and Packages Revenue Less Service Costs.

Personnel Expenses. Our personnel expenses increased by 4.3%, to INR 370.6 million in the three months ended June 30, 2016 from INR 355.5 million in the three months ended June 30, 2015. This increase was on account of annual salary increases and increase in employee cost primarily in the technology and hotels and holidays segment.

Marketing and Sales Promotion Expenses. Marketing and sales promotion expenses increased by 9.2%, to INR 330.6 million in the three months ended June 30, 2016 from INR 302.9 million in the three months ended June 30, 2015. The increase in the expense category was significantly lower than the growth in Revenue Less Service Cost of 24.8% for corresponding periods. The ratio of Marketing and Sales promotion expense to revenue less service cost decreased to 27.5% in the three months ended June 30, 2016 from 31.5% in the three months ended June 30, 2015 giving us better contribution.

Other Operating Expenses. Other operating expenses increased by 16%, to INR 490.9 million in the three months ended June 30, 2016 from INR 423.2 million in the three months ended June 30, 2015, primarily as a result of an increase in commission expense and payment gateway charges due to the growth in our Gross Bookings. The ratio of other operating expense to revenue less service cost decreased to 40.9% in the three months ended June 30, 2016 from 44.0% in the three months ended June 30, 2015.

Depreciation and Amortization. Our depreciation and amortization expenses increased by 15.6%, to INR 65.3 million in the three months ended June 30, 2016 from INR 56.5 million in the three months ended June 30, 2015, primarily as a result of increase in depreciation and amortization of our tangible and intangible assets.

Results from Operating Activities. As a result of the foregoing factors, our results from operating activities was a loss of INR 55.9 million in the three months ended June 30, 2016, significantly lower than the loss of INR 175.3 million in the three months ended June 30, 2015.

Share of Loss of Joint venture: This loss pertains to a joint venture investment where we have a 50% stake. The joint venture operates in the adventure travel activities. Our loss from this joint venture decreased by 11.3% in the three months ended June 30, 2016 to INR 2.57 million from INR 2.90 million in the three months ended June 30, 2015.

Finance Income. Our finance income increased by 20% to INR 25.5 million in the three months ended June 30, 2016 from INR 21.3 million in the three months ended June 30, 2015, primarily as a result of higher interest income.

Finance Costs. Our finance costs increased to INR 34.2 million in the three months ended June 30, 2016 as compared to INR 27.7 million in the three months ended June 30, 2015.This was primarily on account of increase in interest on term loan.

Income Tax Expense. The income tax expense during the three months ended June 30, 2016 was INR 13.9 million compared to INR 1.7 million during the three months ended June 30, 2015. This was primarily on account of higher taxable income in some of the Company’s subsidiaries.

Loss for the Period. As a result of the foregoing factors, our loss in the three months ended June 30, 2016 was INR 81.0 million as compared to a loss of INR 186.3 million in the three months ended June 30, 2015.

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Diluted Loss Per Share. Diluted loss per share was INR 1.70 in the three months ended June 30, 2016 as compared to diluted loss per share of INR 4.09 in the three months ended June 30, 2015.

Fiscal Year 2016 Compared to Fiscal Year 2015

The following table sets forth a summary of our consolidated statement of comprehensive income (loss), both actual amounts and as a percentage of revenue, for the periods indicated.

	March 31, 2016		March 31, 2015
Amount in INR thousands except %	Amount	%	Amount	%
Total revenue (Including other income)	8,379,146	100	6,580,987	100
Service cost	(4,201,167)	(50.1)	(3,155,432)	(47.9)
Personnel expenses	(1,513,147)	(18.1)	(1,154,171)	(17.5)
Marketing and sales promotion expenses	(1,687,431)	(20.1)	(1,468,431)	(22.3)
Other operating expenses	(1,948,615)	(23.3)	(1,579,477)	(24.0)
Depreciation and amortisation	(233,703)	(2.8)	(208,939)	(3.2)
Results from operations	(1,204,917)	(14.4)	(985,463)	(15.0)
Finance income	95,072	1.1	93,559	1.4
Finance costs	(115,140)	(1.4)	(87,578)	(1.3)
Share of loss of joint venture	(11,802)	(0.1)	(11,005)	(0.2)
Loss before income taxes	(1,236,787)	(14.8)	(990,487)	(15.1)
Income tax (expense) / credits	(6,515)	(0.1)	42,720	0.6
Loss for the year	(1,243,302)	(14.8)	(947,767)	(14.4)

Revenue (including other income). We generated revenue of INR 8,379.1 million in fiscal year 2016, an increase of 27.3% over our revenue of INR 6,581 million for the fiscal year 2015.

Air Ticketing. Revenue from our Air Ticketing business increased by 23.4% to INR 2,876.9 million in fiscal year 2016 from INR 2,331 million in fiscal year 2015. This growth was driven by increase in gross bookings of 21.8% to INR 49.3 billion in fiscal year 2016 from INR 40.4 billion in fiscal year 2015. Our Net Revenue Margin for fiscal year 2016 was at 5.8%, which is same as that of last year. The expansion of travel market in India along with the increase in domestic travel sector are the major growth drivers of our Air Ticketing transactions and Gross Bookings in fiscal year 2016.

Hotels and Packages. Revenue from our Hotels and Packages business increased by 30.2% to INR 5,217.8 million in fiscal year 2016 from INR 4,007.1 million in fiscal year 2015. Our Revenue Less Service Costs increased by 19.4% to INR 1,016.6 million in fiscal year 2016 from INR 851.7 million in fiscal year 2015. This growth was due to an increase in Gross Bookings by 3.5% partially offset by a decrease in Net Revenue Margin from 11.6% in fiscal year 2015 to 10.6% in fiscal year 2016. The decrease in Net Revenue Margin in fiscal year 2016 was due to competitive pricing and price mix in this segment which pushed down the margins.

Other Revenue. Our other revenue grew by 28.6%, to INR 243.8 million in fiscal year 2016 from INR 189.5 million in the previous fiscal year. The growth in this segment is mainly due to increases in Advertisement revenue and revenue from Rail and Car Hire services.

Other Income. Our other income decreased to INR 40.7 million in fiscal year 2016 from INR 53.3 million in fiscal year 2015, primarily on account of lower write backs.

Service Cost. Our Service Cost increased to INR 4,201.2 million in fiscal year 2016 from INR 3,155.4 million in fiscal year 2015, primarily as a result of an increase in the transaction volume in our Hotels and Packages business in fiscal year 2016.

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Revenue Less Service Cost. Our Revenue Less Service Cost increased by 22%, to INR 4,178 million in fiscal year 2016 from INR 3,425.6 million in fiscal year 2015. This growth resulted from an increase of 23.4% in our Air Ticketing revenue and an increase of 19.4% in our Hotels and Packages Revenue Less Service Costs. As we do not have any service cost in the Air Ticketing segment, the entire service cost is towards Hotels and Packages segment. Revenue Less Service Cost is a non-IFRS measure. See the section above titled “—Key Operating Metrics” for more information.

Personnel Expenses. Our personnel expenses increased by 31.1%, to INR 1,513.2 million in fiscal year 2016 from INR 1,154.2 million in fiscal year 2015. While the head count reduced in fiscal year 2016 on account of automation in the call centres, an increasing shift to “only online” sales for international flights and hotels and automation of certain aspects of the hotel sourcing and loading functions, this was offset by an increase in the employee cost primarily in the product, technology segments and additional resources to ramp up the hotel supply content. Our employee stock-based compensation expense decreased by INR 12.4 million.

Marketing and Sales Promotion Expenses. Marketing and sales promotion expenses increased by 14.9%, to INR 1,687.4 million in fiscal year 2016 from INR 1,468.4 million in fiscal year 2015, mainly on account of the increase in our online consumer promotions and loyalty incentive program. However, the increase in this expense category was significantly lower than that of other large competitors who had adopted extremely aggressive consumer discounts and promotions in the standalone hotels business.

Other Operating Expenses. Other operating expenses increased by 23.4%, to INR 1,948.6 million in fiscal year 2016 from INR 1,579.5 million in fiscal year 2015, primarily as a result of an increase in payment gateway charges of INR 131.9 million due to the growth in our Gross Bookings, legal and professional expenses of INR 105.6 million and commission expense of INR 82.8 million on account of growth in our Gross Bookings.

Depreciation and Amortization. Our depreciation and amortization expenses increased by 11.9%, to INR 233.7 million in fiscal year 2016 from INR 208.9 million in fiscal year 2015, primarily as a result of increase in depreciation and amortization of our tangible and intangible assets.

Results from Operating Activities. As a result of the foregoing factors, our results from operating activities was a loss of INR 1,204.9 million in fiscal year 2016 compared to a loss of INR 985.5 million in fiscal year 2015.

Share of Loss of Joint venture: This loss pertains to a joint venture investment where we have a 50% stake. The joint venture operates in the adventure travel activities. Our loss from this joint venture increased by 7.2% in fiscal year 2016 to INR 11.8 million from INR 11 million in fiscal year 2015.

Finance Income. Our finance income increased marginally by 1.6%, to INR 95.1 million in fiscal year 2016 from INR 93.6 million in fiscal year 2015, primarily as a result of higher interest income and foreign exchange gains.

Finance Costs. Our finance costs increased to INR 115.1 million in fiscal year 2016 as compared to INR 87.6 million in fiscal year 2015.This was primarily on account of new term loans taken during the year.

Loss for the Year. As a result of the foregoing factors, our loss in fiscal year 2016 was INR 1,243.3 million as compared to a loss of INR 947.8 million in fiscal year 2015.

Diluted Loss Per Share. Diluted loss per share was INR 26.43 in fiscal year 2016 as compared to diluted loss per share of INR 21.30 in fiscal year 2015.

Liquidity and Capital Resources

Our sources of liquidity have principally been proceeds from the sale of our convertible preferred shares and ordinary shares, bank overdrafts and working capital facilities and cash flows from operations. Our cash requirements have mainly been for funding operational losses, working capital as well as capital expenditures.

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As of June 30, 2016, our primary sources of liquidity were INR 312 million of cash and cash equivalents and INR 1,032.1 million in term deposits pledged with various banks against bank guarantees, bank overdraft and credit card facilities.

As of March 31, 2016, our primary sources of liquidity were INR 389.7 million of cash and cash equivalents and INR 1,017.2 million in term deposits pledged with various banks against bank guarantees, bank overdraft and credit card facilities.

Our trade and other receivables primarily comprise: (1) commissions, incentive or other payments owing to us from airlines, (2) receivables from our B2B travel agents, corporate and retail customers to whom we typically extend credit periods, as well as (3) interest accrued but not due on our term deposits. Our trade and other receivables decreased by INR 24.4 million from INR 1,537.7 million as of March 31, 2015 to INR 1,513.3 million as of March 31, 2016, primarily on account of certain doubtful debts being assessed as uncollectible and written off.

Our other current assets primarily consist of current portion of prepayments made to and deposits placed with our suppliers. Our other current assets increased from INR 349.7 million as of March 31, 2015 to INR 438.8 million as of March 31, 2016, primarily due to increases in advances made to our airline and hotel suppliers in line with the growth of our business.

During the year ended March 31, 2016, the company has taken a term loan of $5 million or approximately INR 326.6 million, on July 28, 2015 from Macquarie Corporate Holdings. The loan carries interest in two parts, cash interest rate at 5% p.a. and PIK interest rate at 3.5% p.a., PIK interest rate is payable in kind through accretion to the aggregate outstanding principal amount of the loan; provided that, if the maturity date is extended beyond the first anniversary of the borrowing date, the PIK interest rate for each interest period starting after the first anniversary of the borrowing date shall increase to 5.0% per annum. The amount outstanding against this loan as of March 31, 2016 is INR 339.7 million. The loan is secured by the pledge of entire shareholding in our main operating entity, Yatra India, which is held by intermediate subsidiaries. The loan was taken by the company for twelve months; provided that, if no default has been occurred and continuing, the maturity date shall automatically be extended to the date falling twenty-four months after the borrowing date. We may not make any voluntary prepayments in respect of the loan prior to the first anniversary of the borrowing date. On the maturity date, the borrower shall repay the outstanding principal amount of the loan in full.

Yatra India had also taken a term loan from Innoven Capital India (formerly SVB India Finance) of an amount of INR 250 million in two tranches of INR150 million in November 2013 and INR 100 million in March 2014 carrying an interest of 14.40% p.a. The loan is repayable in 31 and 30 monthly instalments. The amount outstanding against this loan as of March 31, 2016 is INR 86.9 million. The loan is secured by hypothecation of all existing and future, current, non-current and fixed assets including any intellectual property and intellectual property rights of the Company.

As of March 31, 2016, Yatra India had the following facility available in India from HDFC Bank: an overdraft facility for up to INR 500 million, with interest payable at an average rate of 8.7% (weighted average fixed deposit rate plus 1.00%) per annum, secured by fixed deposits of Yatra India. As of March 31, 2016, no amount was outstanding under this facility.

Yatra India has taken vehicles on finance lease. The leased assets are pledged as security for the related finance lease. As of March 31, 2016, the outstanding balance of finance lease liability is INR 42.9 million.

From time to time, we are also required by certain international and Indian airlines, hotels and packages suppliers, as well as certain aggregators from whom we obtain hotel inventory and other travel suppliers, to obtain bank guarantees or letters of credit to secure our obligations to them. As of March 31, 2016, Yatra India had sanctioned bank guarantee limits of (i) INR 800 million from HDFC Bank against fixed deposits, and (ii) INR 10 million from HSBC Bank against fixed deposits. In addition, Yatra USA has placed certificates of deposit totalling US $0.3 million or INR 19.9 million to provide guarantees to various international airlines.

Apart from the foregoing borrowings, we have no outstanding bank loans or financial guarantees or similar commitments to guarantee our payment obligations or those of third parties.

We believe that our current cash and cash equivalents and cash flow from operations will be sufficient to meet our anticipated regular working capital requirements and our needs for capital expenditures, for the next 12 months. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

The following table sets forth the summary of our cash flows for the periods indicated:

	Fiscal year ended 31 Mar		Three months Ended June 30
	2016	2015	2016	2015
	INR ('000s)	INR ('000s)	INR ('000s)	INR ('000s)
Net cash used in operating activities	(459,903)	(382,982)	50,027	(523,313)
Net cash (used in) from investing activities	(475,549)	320,181	(85,959)	(338,809)
Net cash from financing activities	1,144,021	45,326	(37,788)	616,176
Net increase/ (decrease) in cash and cash equivalents	208,569	(17,475)	(73,720)	(245,946)
Effect of exchange rate changes on cash and cash equivalents	(39,929)	21,658	(19,786)	168,761
Cash and cash equivalents at the beginning of the year	221,024	216,841	389,664	221,025
Closing cash and cash equivalents at the end of the year	389,664	221,024	296,158	143,840

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Net Cash Used In Operating Activities

Our net cash from operating activities was INR 50.1 million in three months ended June 30, 2016, as compared to net cash used in operating activities of INR 523.3 million in three months ended June 30, 2015, a decrease in cash usage of INR 573.3 million in three months ended June 30, 2016. Our net loss adjusted for interest, tax, amortization and depreciation and other non-cash items was INR 16.6 million in three months ended June 30, 2016. Further, in three months ended June 30, 2016, there was a decrease in our working capital of INR 66.6 million as compared to an increase in working capital of INR 417.7 million in three months ended June 30, 2015.

Our net cash used in operating activities was INR 459.9 million in fiscal year 2016, as compared to net cash used in operating activities of INR 382.9 million in fiscal year 2015, a decrease in cash usage of INR 76.9 million in fiscal year 2016. Our net loss adjusted for interest, tax, amortization and depreciation and other non-cash items was 992.5 million in fiscal year 2016. Further, in fiscal year 2016, there was a decrease in our working capital of INR 532.6 million as compared to a decrease in working capital of INR 338.4 million in fiscal year 2015. The working capital decrease in fiscal year 2016 was primarily due to a INR 754.2 million increase in trade and other payables of which INR 703.9 million was on account of an advance received, after adjusting the utilisation of previous advance received from another GDS vendor, from our GDS provider for a new contract signed with them. The increase in trade payables was partially offset by increase in trade and other receivable of INR 219 million due to increase in volume of business.

Net Cash Generated (Used In) From Investing Activities.

In three months ended June 30, 2016, cash used in investing activities was INR 86.9 million, as compared to cash generated from investing activities of INR  338.8 million in three months ended June 30, 2015 . During three months ended June 30, 2016, we invested an incremental INR 12.3 million in term deposits with banks, INR 14.9 million in property plant and equipment and INR 85.8 million in software and technology-related development projects. We also received interest on our term deposits of INR 27.1 million in three months ended June 30, 2016 as compared to INR  0.8 million in three months ended June 30, 2015.

During three months ended June 30, 2015, we redeemed term deposits with banks amounting to INR 3,430.3 million for funding operating loss and working capital purposes and invested INR 8.1 million in property plant and equipment and INR 49.2 million in software and technology-related development projects.

In fiscal year 2016, cash used in investing activities was INR 475.5 million, as compared to cash generated from investing activities of INR 320.2 million in fiscal 2015. During fiscal 2016, we invested an incremental INR 246 million in term deposits with banks, INR 67.9 million in property plant and equipment and INR 239.1 million in software and technology-related development projects. We also received interest on our term deposits of INR 85.3 million in fiscal 2016 as compared to INR 84.4 million in fiscal 2015.

During fiscal 2015, we redeemed term deposits with banks amounting to INR 464.4 million for funding operating loss and working capital purposes and invested INR 48.2 million in property plant and equipment and INR172.9 million in software and technology-related development projects.

Net Cash Generated From Financing Activities.

In three months ended June 30, 2016, cash  used in financing activities was INR  37.8 million, primarily as a result of  repayment of borrowings of INR  27.9 million. Further, we made payments of INR 9.9 million as interest on term loans, bank overdrafts, vehicle loans and our other finance charges.

In three months ended June 30, 2015, cash generated from financing activities was INR 616.2 million, primarily as a proceeds from the issuance of convertible preference shares of INR 519.1 million, acquisition by non-controlling interest of INR 130.2 million and repayment of borrowings of INR 22.5 million. Further, we made payments of INR 10.6 million as interest on term loans, bank overdrafts, vehicle loans and our other finance charges.

In fiscal year 2016, cash generated from financing activities was INR 1144.0 million, primarily as a result of proceeds from the issuance of convertible preferred shares of INR 846.3 million, acquisition by non-controlling interest of INR 130.2 million and new borrowings, net of amounts repaid during the year, of INR 217.4 million. Further, we made payments of INR 49.9 million as interest on term loans, bank overdrafts, vehicle loans and our other finance charges.

In fiscal year 2015, cash generated from financing activities was INR 45.3 million, primarily as a result of acquisition by non-controlling interest of INR 149.1 million and new borrowings, net of amounts repaid during the year, of INR 61.9 million. Further, we made payments of INR 41.8 million as interest on term loans, bank overdrafts, vehicle loans and our other finance charges.

Capital Expenditures

We have historically financed our capital expenditure requirements with cash flows from operations, as well as through the sale of our convertible preferred shares.

We made capital expenditures of INR 466 million and INR 336.3 million in fiscal years 2016 and 2015, respectively. As of March 31, 2016, we had committed capital expenditures of INR 1.9 million. In addition, we expect to spend an additional approximately INR 350 million to INR 450 million on capital expenditures during fiscal year 2017. Our capital expenditures have principally consisted of purchases of servers, workstations, computers, computer software, leasehold improvements and other items related to our technology platform and infrastructure, upgrading of our websites and mobile platforms.

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Off-Balance Sheet Arrangements

As of March 31, 2016, Yatra India had obtained INR 785.8 million in bank guarantees from HDFC Bank in favor of IATA, against any payment default by us to all airlines participating in IATA’s bill settlement plan, and Yatra USA had obtained certificates of deposit totalling US$0.3 million (or INR 19.9 million) for the purposes of providing guarantees to various international airlines. Additionally, Yatra India had obtained certificates of deposit totaling INR 24.2 million for purposes of providing guarantees to various hotels and packages suppliers. Apart from the foregoing, we do not have any outstanding off-balance sheet derivative financial instruments, guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Yatra’s contractual obligations as of March 31, 2016 are summarized below:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations (amounts in INR thousands)
Capital expenditure *	1,921	1,921	-	-	-
Operating expenditures **	109,200	-	109,200	-	-
Term loan	440,185	93,166	347,019	-	-
Vehicle loan	50,279	16,719	33,560	-	-
Operating lease	274,628	111,131	125,606	26,117	11,774

* Contractual commitments for capital expenditure are relating to acquisition of furniture and fixture and equipment.

** Contractual commitments for operating expenditure are relating to advertisement services.

Quantitative and Qualitative Disclosures about Market Risk

The Company's activities are exposed to variety of financial risk: market risk, credit risk and liquidity risk. The Company’s senior management oversees the management of these risks. The Company’s senior management ensures that the Company’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Company’s policies and risk objectives. The Company reviews and agrees on policies for managing each of these risks which are summarized below:

Credit Risk. Credit risk is the risk that a counter party will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily trade receivables), including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments. Our bank balances and term deposits are placed with banks with high investment grade credit ratings, and our term deposits may be withdrawn at any time prior to maturity except that this would result in a lower interest rate.

Trade receivables: Trade and other receivables are typically unsecured and arise mainly from commissions, incentive payments and other payments owing to us from our suppliers, receivables from our suppliers which represent amounts owing to us from deposits we place with them or refunds for cancellations, and receivables from our B2B2C travel agents, corporate and retail customers to whom we typically extend credit periods. Customer credit risk is managed by each business unit subject to the Company’s established policy, procedures and control relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment.

Market Risk: Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk exposure to the Company is in respect of foreign currency risk. Foreign currency risk is the risk that the fair value of assets or liabilities held in foreign currency or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to the Company’s operating activities. On a consolidated basis, the Company is not significantly exposed to foreign currency risk.

Liquidity Risk. Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, the consolidated entity aims to maintain flexibility in funding by keeping committed credit lines available.

Based on the past performance and current expectations, Company believes that the cash and cash equivalent and cash generated from operations will satisfy the working capital needs, capital expenditure, commitments and other liquidity requirements associated with its existing operations through at least the next 12 months. In addition, there are no transactions, arrangements and other relationships with any other person that are reasonably likely to materially affect or the availability of the requirement of capital resources.

Recent Developments

On November 9, 2016, Yatra entered into a subscription agreement (the "Subscription Agreement") pursuant to which it will sell, in connection with the Closing, an aggregate of 1,800,000 newly issued Ordinary Shares, for a purchase price of $10.00 per share for an aggregate purchase price of $18 million. The purpose of the sale of these Ordinary Shares is to raise additional capital for use by Yatra following the Closing. No fees or other compensation was paid or will be payable to any investor or third party in connection with the Subscription Agreement, other than certain fees payable to Macquarie Capital upon the successful closing of the Placement as described herein. Yatra may enter into similar subscription agreements with one or more additional investors prior to the Closing to raise additional capital. Yatra and Terrapin 3 have agreed that the gross proceeds received from the sale of Ordinary Shares pursuant to the Subscription Agreement and any other subscription agreements entered into prior to Closing, will be treated as cash held by Terrapin 3 for purposes of the closing condition in the Business Combination Agreement that Terrapin 3 have not less than $100.0 million of cash that is available for distribution upon the consummation of the Transaction.

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New Accounting Standards and Interpretations Not Yet Adopted

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting.

The effective date of IFRS 9 is annual periods beginning on or after January 1, 2018, with early adoption permitted. Retrospective application is required, but comparative information is not compulsory. The Company is required to adopt the standard by the financial year commencing April 1, 2018. The Company is currently evaluating the requirements of IFRS 9, and has not yet determined the impact on the consolidated financial statements.

IFRS 15 Revenue from Contracts with Customers

In May 2014, IASB issued standard IFRS 15 Revenue from Contract with Customers. The Standard establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognizing revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS.

The effective date of IFRS 15 is annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company is required to adopt the standard by the financial year commencing April 1, 2018. The Company is currently evaluating the requirements of IFRS 15, and has not yet determined the impact on the consolidated financial statements.

IFRS 16 Leases

In January 2016, IASB issued standard IFRS 16 Leases. IFRS 16 supersedes IAS 17 Leases; IFRIC 4 - Determining whether an Arrangement contains a Lease; SIC-15 Operating Leases—Incentives; and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The previous accounting model for leases required lessees and lessors to classify their leases as either finance leases or operating leases and account for those two types of leases differently. IFRS 16 introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value.

The effective date of IFRS 16 is annual periods beginning on or after January 1, 2019. Earlier adoption of the Standard is permitted if IFRS 15 Revenue from Contracts with Customers is adopted at or before the date of initial application of IFRS 16. The Company is required to adopt the standard by the financial year commencing April 1, 2019. The Company is currently evaluating the requirements of IFRS 16, and has not yet determined the impact on the consolidated financial statements.

Certain Non-IFRS Measures

As certain parts of our revenue are recognized on a “net” basis and other parts of our revenue are recognized on a “gross” basis, we evaluate our financial performance based on Revenue Less Service Cost, which is a non-IFRS measure. We believe that Revenue Less Service Cost provides investors with useful supplemental information about the financial performance of our business and more accurately reflects the value addition of the travel services that we provide to our customers. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB. Our Revenue Less Service Cost may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

The following table reconciles our revenue, which is an IFRS measure, to Revenue Less Service Cost, which is a non-IFRS measure:

	Air Ticketing
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	2,876,909	2,331,028	847,462	651,215
Service cost	-	-	-	-
Revenue less service cost	2,876,909	2,331,028	847,462	651,215
% of revenue	100.0%	100.0%	100.0%	100.0%

	Hotels and Packages
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	5,217,799	4,007,138	1,715,824	1,682,801
Service cost	(4,201,167)	(3,155,432)	(1,424,769)	(1,419,716)
Revenue less service cost	1,016,632	851,706	291,055	263,085
% of revenue	19.5%	21.3%	17.0%	15.6%

	Others (Including Other Income)
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	284,438	242,821	63,056	48,518
Service cost	-	-	-	-
Revenue less service cost	284,438	242,821	63,056	48,518
% of revenue	100.0%	100.0%	100.0%	100.0%

	Total
Amount in INR thousands except %	March 31, 2016	March 31, 2015	June 30, 2016	June 30, 2015
Revenue	8,379,146	6,580,987	2,626,342	2,382,534
Service cost	(4,201,167)	(3,155,432)	(1,424,769)	(1,419,716)
Revenue less service cost	4,177,979	3,425,555	1,201,573	962,818
% of revenue	49.9%	52.1%	45.8%	40.4%

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In addition to referring to Revenue Less Service Cost, we also refer to adjusted EBITDA (loss) which is a non-IFRS measure and most directly comparable to results from operations for the year. We use financial statements that exclude share-based payment expense, and depreciation and amortization for our internal management reporting, budgeting and decision making purposes, including comparing our operating results to that of our competitors. Because of varying available valuation methodologies and subjective assumptions that companies can use when adopting IFRS 2 “Share based payment”, management believes that providing non-GAAP financial measures that exclude such expenses allows investors to make additional comparisons between our operating results and those of other companies. Accordingly, we believe that adjusted EBITDA (loss) is useful in measuring the results of our company and provide investors and analysts a more accurate representation of our operating results. However, the presentation of these non-IFRS measures are not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB. These non-IFRS measures may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation. The IFRS measures most directly comparable to adjusted EBITDA (loss) is results from operations and loss for the year, respectively.

A limitation of using adjusted EBITDA (loss) calculated in accordance with IFRS is that this non-GAAP financial measure excludes a recurring cost, namely share-based payment expense. Management compensates for this limitation by providing specific information on the IFRS amounts excluded from adjusted operating loss and adjusted net loss.

The following table reconciles our results from operating activities (an IFRS measure) to adjusted EBITDA (loss) (a non-IFRS measure) for the periods indicated:

Reconciliation of Adjusted EBITDA (Loss)	Financial year ended March 31,		Three months Ended June 30,
	2016	2015	2016	2015
			(unaudited)
	(in INR thousands)
Results from operations as per IFRS	(1,204,917)	(985,463)	(55,889)	(175,276)
Depreciation and amortization	233,703	208,939	(65,300)	(56,474)
EBITDA	(971,214)	(776,524)	9,411	(118,802)
Share based payment expense	19,370	31,741	3,597	5,032
Adjusted EBITDA (Loss)	(951,844)	(744,783)	13,008	(113,770)

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INFORMATION ABOUT TERRAPIN 3

Overview

Terrapin 3 is a blank check company incorporated in December 2013 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Terrapin 3’s chairman, Mr. Nathan Leight, has served as chairman of two previous blank check companies that completed successful business combinations. Mr. Leight served as chairman of Aldabra Acquisition Corporation, or Aldabra 1, which completed a merger with affiliates of and into Great Lakes Dredge & Dock Corporation, or GLDD (NASDAQ: GLDD) in 2006. Mr. Leight later served as chairman, and Terrapin 3’s chief executive officer, Mr. Sanjay Arora, and chief financial officer, Mr. Guy Barudin, served as key members of the management team of Aldabra 2 Acquisition Corp. or Aldabra 2, which completed a merger in 2008 with certain paper and packaging businesses. The resulting company was subsequently listed on the New York Stock Exchange as Boise Inc., or Boise. Mr. Leight has served as chairman of GLDD since 2011 and served as a member of the board of directors of Boise for five years following the merger with Aldabra 2. Both GLDD and Boise assets were owned by private equity investors prior to these transactions.

The Macquarie Sponsor has agreed to enter into the Forward Purchase Contract Amendment to the Forward Purchase Contract. Pursuant to the terms of the Forward Purchase Contract Amendment, the Macquarie Sponsor will agree to purchase, immediately prior to the consummation of the Transaction, 2,000,000 shares of Terrapin Class A Common Stock and 2,000,000 warrants to purchase shares of Terrapin Class A Common Stock for an aggregate purchase price of $20.0 million. This purchase represents one-half of the number of the shares of Terrapin Class A Common Stock and the number of warrants to purchase shares of Terrapin Class A Common Stock that it agreed to purchase pursuant to the Forward Purchase Contract. The Macquarie Sponsor will also forego the right to acquire any shares of Terrapin Class F Common Stock under the Forward Purchase Contract. The funds from the sale of units will be used to repurchase a portion of the Yatra Ordinary Shares held by former Yatra preference shareholders in accordance with and in proportions specified in the repurchase agreement; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their public shares and provides Terrapin 3 with a minimum funding level for the Transaction.

The Macquarie Sponsor is a wholly owned subsidiary of Macquarie Holdings (U.S.A.) Inc., which, in turn, is a wholly owned subsidiary of Macquarie. Macquarie is a global provider of banking, financial, advisory, investment, and funds management services. Macquarie’s main business focus is generating returns to investors and stockholders by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate, and retail clients, and counterparties around the world. Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries, employs approximately 14,400 people and has assets under management of over $365 billion (as of March 31, 2016).

Macquarie’s advisory, capital raising and principal investing capabilities are conducted through its Macquarie Capital business. The firm provides varied services to corporate, financial sponsor, and government clients involved in mergers and acquisitions, debt and equity fund raising, corporate restructuring, project finance, and public private partnerships. In the U.S., operating through Macquarie Capital (USA) Inc., a wholly owned subsidiary of Macquarie, Macquarie Capital has deep specialist sector expertise and a comprehensive advisory and capital markets platform.

On July 22, 2014, Terrapin 3 consummated its IPO of 21,275,000 units, each unit consisting of one share of Terrapin Class A Common Stock and one warrant to purchase one-half of one share of Terrapin Class A Common Stock at an exercise price of $5.75 per half share ($11.50 per whole share), pursuant to a registration statement on Form S-1 (File No. 333-196980). The units were sold in Terrapin 3’s IPO at an offering price of $10.00 per unit, generating gross proceeds of $212,750,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of Terrapin 3’s IPO, Terrapin 3 completed the private placement of 12,000,000 warrants, issued to the Macquarie Sponsor, Apple Orange LLC, Noyac Path LLC and Periscope, LLC, generating gross proceeds of $6,000,000. A total of $212,750,000 from the net proceeds from Terrapin 3’s IPO and the private placement were placed in the trust account.

The units began trading on July 17, 2014 on the NASDAQ Stock Market under the symbol TRTLU. Commencing on August 18, 2014, the securities comprising the units began separate trading. The units, Terrapin Class A Common Stock, and warrants are trading on the NASDAQ Stock Market under the symbols “TRTLU,” “TRTL” and “TRTLW,” respectively.

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Recent Development

On July 19, 2016, at a special meeting of Terrapin 3’s stockholders, the stockholders approved the following items: (i) an amendment (the “Charter Amendment”) to Terrapin 3’s amended and restated certificate of incorporation to extend the date by which Terrapin 3 has to consummate a business combination (the “Extension”) for an additional 150 days, from July 22, 2016 to December 19, 2016 (the “Extended Date”), provided that Terrapin 3 has executed a definitive agreement for a business combination on or before July 22, 2016; and (ii) an amendment (the “Trust Amendment”) to Terrapin 3’s investment management trust agreement, dated July 16, 2014, by and between Terrapin 3 and Continental Stock Transfer & Trust Company to extend the date on which to commence liquidating the trust account established in connection with the Terrapin 3’s IPO in the event Terrapin 3 has not consummated a business combination by the Extended Date.

In connection with the special meeting held on July 19, 2016, stockholders holding shares of Terrapin Class A Common Stock were permitted to exercise their right to redeem their shares for a pro rata portion of the trust account at a redemption price of $10.00 per share. Terrapin 3 extended the date pursuant to which such shareholders could withdraw their redemption elections until 4:00 PM, Eastern Time, on July 21, 2016. As of such time and date, stockholders holding 11,336,888 shares of Terrapin Class A Common Stock elected to have their shares redeemed. As a result of such redemptions, as of November 1, 2016, a total of approximately $99.4 million remains in Terrapin 3’s trust account and a total of 9,938,112 shares of Terrapin Class A Common Stock remain outstanding.

Initial Business Combination

NASDAQ rules require that Terrapin 3’s initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of Terrapin 3’s signing a definitive agreement in connection with its initial business combination. Terrapin 3’s board of directors obtained an opinion from Ladenburg Thalmann, an independent accounting firm or independent investment banking firm that is a member of FINRA, providing that the fair market value of Yatra satisfies the 80% of net assets test based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses.

Redemption Rights for Public Stockholders upon Completion of the Transaction

Terrapin 3 is providing its public stockholders with the opportunity to redeem all or a portion of their shares of Terrapin Class A Common Stock upon the completion of the Transaction at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest income (net of taxes payable and net of any amounts released to Terrapin 3 to fund working capital requirements), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is anticipated to be approximately $10.00 per public share. The initial stockholders have entered into letter agreements with Terrapin 3, pursuant to which they have agreed to waive their redemption rights with respect to their shares of Terrapin Class F Common Stock.

Submission of the Transaction to a Stockholder Vote

Since Terrapin 3 is seeking stockholder approval of the Transaction, Terrapin 3 is distributing proxy materials and, in connection therewith, providing its public stockholders with the redemption rights described above upon completion of the Transaction. Public stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Transaction, including any amounts representing interest earned on the trust account, less franchise and income taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Transaction. Terrapin 3’s public stockholders are not required to vote against the Transaction in order to exercise their redemption rights. If the Transaction is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Terrapin 3 will complete the Transaction only if a majority of the outstanding shares of Terrapin Common Stock vote in favor of the Business Combination Proposal. The initial stockholders have agreed to vote their shares of Terrapin Class F Common Stock and any public shares purchased during or after the IPO in favor of the Transaction. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their shares of Terrapin Class F Common Stock and public shares in connection with the consummation of the Transaction.

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Permitted Purchases of Terrapin 3 Securities

The Sponsors, directors, officers, advisors or their affiliates may purchase Terrapin Common Stock or warrants in privately negotiated transactions or in the open market prior to the completion of the Transaction. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Terrapin 3 shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Terrapin 3 has adopted an insider trading policy which will require insiders to: refrain from purchasing shares during certain blackout periods and when they are in possession of any material nonpublic information and to clear all trades with Terrapin 3’s legal counsel prior to execution. Terrapin 3 cannot currently determine whether its insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, Terrapin 3 insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

In the event that the Sponsors, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Terrapin 3 does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to vote such shares in favor of the Transaction and thereby increase the likelihood of obtaining stockholder approval of the Transaction or to satisfy the closing condition in the Business Combination Agreement that requires Terrapin 3 to have, in the aggregate, not less than $100 million of cash that is available for distribution upon consummation of the Transaction, where it appears that such requirement would otherwise not be met. This may result in the completion of the Transaction that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Terrapin 3’s common stock may be reduced and the number of beneficial holders of Terrapin 3’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Terrapin 3’s securities on a national securities exchange.

The Sponsors, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom the Sponsors, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting Terrapin 3 directly or by Terrapin 3’s receipt of redemption requests submitted by stockholders following the mailing of proxy materials in connection with the Transaction. To the extent that the Sponsors, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the business combination. The Sponsors, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M and the other United States federal securities laws.

Any open market purchases by the Sponsors, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsors, officers, directors and/or their affiliates will not make purchases of Class A common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Limitation on Redemption Rights upon Completion of the Transaction

Notwithstanding the foregoing, Terrapin 3’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the shares sold in Terrapin 3’s IPO. This restriction may discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force Terrapin 3 or its management to purchase their shares at a significant premium to then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 10% of the shares sold in Terrapin 3’s IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by Terrapin 3 or Terrapin 3’s management at a premium to then-current market price or on other undesirable terms. By limiting Terrapin 3 stockholders’ ability to redeem no more than 10% of the shares sold in Terrapin 3’s IPO, the ability of a small group of stockholders to unreasonably attempt to block the completion of the Transaction is limited. However, stockholders’ ability to vote all of their shares (including all shares held by those stockholders that hold more than 10% of the shares sold in the IPO) for or against the Transaction is not restricted.

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Tendering Stock Certificates in Connection with Redemption Rights

Terrapin 3 requires public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, prior to 5:00 p.m. Eastern time on December 8, 2016 (two business days before the special meeting), both: (i) submit a request in writing that Terrapin 3 redeem the public shares for cash to Continental Stock Transfer & Trust Company, Terrapin 3’s transfer agent, at the following address: Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, Attn: Mark Zimkind, E-mail: mzimkind@continentalstock.com; and (ii) deliver to the transfer agent the public shares either physically or electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Terrapin 3’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Terrapin 3 does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $35.00 and it is up to the broker whether or not to pass this cost on to the redeeming holder. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.

Any demand to redeem such shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Terrapin 3’s consent, until the vote is taken with respect to the Transaction. If a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of public shares electing to redeem their shares will be distributed promptly after the completion of the Transaction.

If the Transaction is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, Terrapin 3 will promptly return any certificates delivered by public stockholders who elected to redeem their shares.

If the Transaction is not completed, Terrapin 3 may continue to try to complete a business combination through December 19, 2016.

Redemption of Public Shares and Liquidation if No Initial Business Combination

If Terrapin 3 is unable to complete its business combination on or before December 19, 2016, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest income (net of taxes payable and any amounts released to Terrapin 3 to fund its working capital requirements, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Terrapin 3’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to Terrapin 3’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no distribution from the trust account with respect to Terrapin’s warrants which will expire worthless in the event Terrapin 3 winds up.

Legal Proceedings

To the knowledge of Terrapin 3’s management, there is no litigation currently pending or contemplated against Terrapin 3, any of its officers or directors in their capacity as such or against any of its property.

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Properties

Terrapin 3 currently leases executive offices at 1700 Broadway, 18th Floor, New York, NY 10019. The cost for such space is included in the $10,000 per month fee that Terrapin 3 pays an affiliate of the Terrapin Sponsors for office space, utilities and secretarial support. Terrapin 3 considers the current office space adequate for its current operations.

Available Information

Terrapin 3 is required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC on a regular basis, and is required to disclose certain material events (e.g., changes in corporate control, acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a Current Report on Form 8-K. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s website is located at www.sec.gov.

Audit Fees

On June 30, 2014, KPMG, LLP, or KPMG acquired certain assets of Rothstein Kass, P.A., or Rothstein, and certain of its affiliates. On July 22, 2014, with the approval of Terrapin 3’s audit committee, Terrapin 3 engaged KPMG as its new independent registered public accounting firm. On August 14, 2014, with the approval of the audit committee, Terrapin 3 dismissed KPMG as its independent registered public accounting firm and engaged WithumSmith+Brown, PC, or Withum, as its new independent registered public accounting firm. During the period of KPMG’s engagement from July 22, 2014 through August 14, 2014, there were no (i) disagreements between Terrapin 3 and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with KPMG’s opinion to the subject matter of the disagreement, or (ii) reportable events as the term is described in Item 304(a)(1)(v) of Regulation S-K. The following is a summary of fees paid or to be paid to Rothstein, KPMG and Withum for services rendered.

Audit fees consist of fees billed for professional services rendered for the audit of Terrapin 3’s year-end financial statements and services that are normally provided by Rothstein, KPMG and Withum in connection with regulatory filings. The aggregate fees billed by Rothstein, KPMG and Withum for professional services rendered for the audit of Terrapin 3’s annual financial statements, review of the financial information included in Terrapin 3’s Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2014 totaled $30,000, $15,000 and $28,500, respectively, and $28,500 for the year ended December 31, 2015. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings. During 2015, Terrapin 3 also paid Withum a total of $10,000 for the 2014 year end audit services.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of Terrapin 3’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2015 and 2014, Terrapin 3 did not pay Rothstein, KPMG or Withum for consultations concerning financial accounting and reporting standards.

Tax Fees

Terrapin 3 paid $5,000 to Withum for tax planning and tax advice during the year ended December 31, 2015. Terrapin 3 did not pay Rothstein, KPMG or Withum for tax planning and tax advice for the year ended December 31, 2014.

All Other Fees

Terrapin 3 did not pay Rothstein, KPMG or Withum for other services for the year ended December 31, 2015 and 2014.

Pre-Approval Policy

Terrapin 3’s audit committee was formed upon the consummation of its IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of the audit committee were approved by Terrapin 3’s board of directors. Since the formation of the audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for Terrapin 3 by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

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Management’s Discussion and Analysis of Financial Condition and Results of Operations of Terrapin 3

The following discussion and analysis of Terrapin 3’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Terrapin 3’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

Terrapin 3 is a blank check company incorporated during December, 2013 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Terrapin 3 intends to effectuate the Transaction using cash from the proceeds of its IPO and a sale of warrants in a private placement that occurred simultaneously with the completion of the IPO, its capital stock, debt or a combination of cash, stock and debt.

On September 28, 2016, Terrapin 3, Yatra, Terrapin Parent, Terrapin Merger Sub, the Macquarie Sponsor (solely for purposes of certain sections therein) and Shareholder Representative Services LLC, solely in its capacity as the Shareholders’ Representative, entered into the Amended and Restated Business Combination Agreement, providing for the combination of Terrapin 3 and Yatra pursuant to which the Terrapin 3 will become a partially-owned subsidiary of Yatra.

Results of Operations

Results of Operations for the Three Months and Nine Months Ended September 30, 2016

For the three months and nine months ended September 30, 2016 our net loss was $2,529,564 and $3,022,617, respectively, compared to $154,151 and $389,620, respectively, for the three months and nine months ended September 30, 2015. Our net loss in the current period resulted mainly from ongoing general and administrative costs, from the accrual of expenses associated with the Transaction, and from the accrual of franchise taxes, the total of which exceeded our accrued interest income which was our sole income.

Results of Operations for the Years Ended December 31, 2015 and December 31, 2014

For the years ended December 31, 2015 and 2014, Terrapin 3 had a net loss of $544,637 and $370,406, respectively. During the year ended December 31, 2014, Terrapin 3 incurred costs of approximately $12,214,000 with regard to its IPO which have been charged to stockholders’ equity.

Liquidity and Capital Resources

As of September 30, 2016, Terrapin 3 had cash of $139,616 outside the Trust Account. Terrapin 3 believes that it has sufficient funds available to complete our efforts to effect a Business Combination. On July 19, 2016, the Company held a special meeting of stockholders. At that meeting, the stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to complete a business combination from July 22, 2016 to December 19, 2016.

On July 22, 2014, Terrapin 3 consummated the IPO of 21,275,000 units at a price of $10.00 per unit. Simultaneously with the consummation of the IPO, Terrapin 3 consummated the private sale of an aggregate of 12,000,000 warrants, each exercisable to purchase one-half of one share of our Class A common stock at $5.75 per half share ($11.50 per whole share), to the sponsors at a price of $0.50 per warrant, generating gross proceeds of $6,000,000. Terrapin 3 received net proceeds from the Company’s IPO and the sale of the Private Placement Warrants of approximately $212,750,000, net of the non-deferred portion of the underwriting commissions of $4,250,000 and offering costs and other expenses of approximately $4,762,670.

In connection with the special meeting of Terrapin 3’s stockholders held on July 19, 2016 to approve a proposal to extend the date by which Terrapin 3 must complete a business combination to December 19, 2016, stockholders holding shares of Terrapin Class A Common Stock were permitted to exercise their right to redeem their shares for a pro rata portion of the trust account at a redemption price of $10.00 per share. Stockholders holding 11,336,888 shares of the Company’s Class A Common Stock elected to have their shares redeemed for an aggregate redemption price of $113,368,880. Proceeds from the trust account were used to pay for the redeemed shares.

As of September 30, 2016, $99,398,744 was held in the Trust Account (including $6,000,000 from the sale of the Sponsor Warrants) and Terrapin 3 had cash outside of the Trust Account of $139,616 and $2,854,838 in accounts payable and accrued expenses, including accrued franchise tax payable, notes payable and due to affiliates. Through September 30, 2016, the Company had withdrawn approximately $229,000 from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of the IPO upon closing the Transaction.

The amounts in the Trust Account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The current low interest rate environment may make it more difficult for such investments to generate sufficient funds, together with the amounts available outside the Trust Account, to locate, conduct due diligence, structure, negotiate and close a Business Combination. If Terrapin 3 is required to seek additional capital in order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor or an affiliate of our Terrapin Sponsor and our Macquarie Sponsor have committed up to $500,000 each, for an aggregate of $1,000,000, in working capital loans. If Terrapin 3 consummates an initial Business Combination, Terrapin 3 would repay such loaned amounts. In the event that the initial Business Combination does not close, Terrapin 3 may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment, other than the interest income earned thereon. Up to $1,000,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the placement warrants. The terms of any additional loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Any such loans would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of a Business Combination. If Terrapin 3 is unable to complete a Business Combination because Terrapin 3 does not have sufficient funds available to us, it will be forced to cease operations and liquidate the Trust Account.

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Off-balance Sheet Financing Arrangements

Terrapin 3 has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Terrapin 3 does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Terrapin 3 has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

Terrapin 3 does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an entity affiliated with the Terrapin Sponsors a monthly fee of $10,000 for office space, secretarial and administrative services provided to Terrapin 3. Upon completion of a business combination or Terrapin 3’s liquidation, Terrapin 3 will cease paying these monthly fees.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Terrapin 3 has identified the following as its critical accounting policies:

Trust Account

A total of $212,750,000, including approximately $206,750,000 of the net proceeds from Terrapin 3’s IPO, and $6,000,000 from the sale of the private placement warrants, was placed in the trust account with Continental Stock Transfer & Trust Company serving as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.

In connection with the special meeting of Terrapin 3’s stockholders on July 19, 2016, stockholders holding shares of Terrapin Class A Common Stock were permitted to exercise their right to redeem their shares for a pro rata portion of the trust account at a redemption price of $10.00 per share. Stockholders holding 11,336,888 shares of Terrapin Class A Common Stock elected to have their shares redeemed for an aggregate redemption price of $113,368,880. Proceeds from the trust account were used to pay for the redeemed shares. As a result, as of September 30, 2016, $99,398,744 was held in the Trust Account.

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Loss per Share of Common Stock

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of shares of common stock outstanding, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Terrapin 3’s consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

All activity through September 30, 2016 relates to Terrapin 3’s formation, the preparation for its IPO and searching for a target for a business combination. Terrapin 3 did not have any financial instruments that were exposed to market risks at September 30, 2016.

Management of Terrapin 3

Directors and Executive Officers

Terrapin 3’s directors and executive officers are as follows:

Name	Age	Position
Nathan Leight	57	Chairman of the Board of Directors
Sanjay Arora	49	Chief Executive Officer and Director
Guy Barudin	55	Chief Operating Officer, Chief Financial Officer
Jonathan Kagan	60	Director
Rob Redmond	60	Director
George Brokaw	48	Director
Victor Mendelson	48	Director

Nathan Leight. Mr. Leight, Terrapin 3’s chairman since inception, is the senior managing member of Terrapin Partners, LLC, and has held that position since 1998. He is also chairman and chief investment officer of Terrapin Asset Management, LLC. Previously, from 1995 to 1998, Mr. Leight was the chief investment officer of Gabriel Capital LP, managing more than $1 billion. Gabriel Capital specialized in bankruptcies, under-valued securities, emerging markets, private equity and merger arbitrage. Prior to joining Gabriel Capital, from 1991 to 1995 Mr. Leight established and oversaw the proprietary trading department at Dillon Read & Co. Inc., which specialized in bankruptcy/distressed situations and risk arbitrage. Mr. Leight started his career as an Associate in the corporate finance department of Oppenheimer & Co. in 1981. From 2011 until October 2015, Mr. Leight was chairman of Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD). Prior to joining the board, Mr. Leight was chairman of a blank check company, Aldabra 1, that raised $55.2 million of gross proceeds in its February 2005 initial public offering and later merged with affiliates of Great Lakes Dredge & Dock Corporation, the largest provider of dredging services in North America, in a transaction valued at more than $400 million. Later, Mr. Leight served as chairman of Aldabra 2, another blank check company which raised $414 million of gross proceeds in its June 2007 initial public offering and later acquired the paper and packaging assets of Boise Cascade, LLC to form Boise, Inc. (NYSE:BZ) in a transaction valued at more than $1.6 billion, Mr. Leight served as a director of Boise Inc. for five years, from 2007 to July 2012. From 2009 to 2011 Mr. Leight served on the board of TradeStation Group, Inc., now a wholly-owned subsidiary of Monex Group, Inc. (Tokyo Stock Exchange: 8698). Mr. Leight graduated cum laude from Harvard College. Mr. Leight is well qualified to serve as director due to his more than 30 years of experience in capital markets, asset and portfolio management, venture capital, and private equity investing.

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Sanjay Arora. Mr. Arora, Terrapin 3’s Chief Executive Officer since inception, is also a managing director at Terrapin Partners, LLC. Mr. Arora joined Terrapin in 2007 to focus on Aldabra 2. From 2012 to present, Mr. Arora has been the Portfolio Manager of TICO Management Company, LP, a direct lending fund. Prior to Terrapin, Mr. Arora was a Managing Director at Deutsche Bank AG in Hong Kong, where he ran the equity-linked origination team for Asia-Pacific from 2003 to 2005. Prior to this, from 1989 to 2003, Mr. Arora held a variety of positions in leveraged finance, derivatives, and equity capital markets at Bankers Trust and Deutsche Bank. Mr. Arora received an MBA in finance from the University of Chicago and a BSc in economics from The London School of Economics. Mr. Arora is well qualified to serve as director due to his experience in capital markets, and portfolio management.

Guy Barudin. Mr. Barudin, Terrapin 3’s Chief Operating Officer and Chief Financial Officer since inception, is also a managing director with Terrapin Partners, LLC. Mr. Barudin joined Terrapin in 2007 to focus on its business development and private equity efforts. In addition to supporting Terrapin’s private equity activities, he manages a portfolio of alternative assets including real estate, energy, private equity, venture capital, hedge funds and fund of funds. Mr. Barudin joined Terrapin from Medco Health Solutions, where from 2000 to 2007 he held various business development and finance positions and concentrated on strategic transactions related to healthcare information technology and pharmacy benefit strategy. Prior to Medco, from 1996 to 1999 Mr. Barudin was Vice President for Alliances and New Ventures at MasterCard International. Prior to Mastercard, he held positions in corporate finance at Merrill Lynch, PaineWebber Group Inc., and Dillon Read & Co., Inc. Mr. Barudin received an MS from Massachusetts Institute of Technology Sloan School of Management and a BSE in Civil Engineering from Princeton University cum laude.

Jonathan Kagan. Mr. Kagan, Terrapin 3’s director since July 2014, has been a Managing Principal of Corporate Partners LLC since January 2006, where he oversees the investment of privately negotiated investments in public and private companies. Mr. Kagan began his career in the investment banking division of Lazard Frères Co. LLC where he held a variety of positions from 1980 until 2009 including Managing Director of Lazard Alternative Investments LLC. Previously, Mr. Kagan was also a Managing Director of Corporate Partners I LP, and of Centre Partners Management LLC, where he managed the Centre Capital Funds. Mr. Kagan received an MA (1 Hon) from Oxford University and his AB, summa cum laude and Phi Beta Kappa from Harvard College. Mr. Kagan is a member of the board of directors of Ironshore, Inc., a company that filed a registration statement with the SEC in June 2014 in connection with its proposed initial public offering. Mr. Kagan is well qualified to serve as director due to his extensive experience with corporate finance, capital markets and institutional investments, and due to his extensive experience as a member of the board of directors of numerous companies.

Rob Redmond. Mr. Redmond, Terrapin 3’s director since July 2014, is Non-executive Chairman of Macquarie Capital (USA) Inc., having joined the firm in March 2009. Mr. Redmond has a distinguished reputation as an experienced senior advisor across multiple sectors. Mr. Redmond joined Macquarie Capital from Barclays Capital, where he held the title of Vice Chairman from 2008-2009. Prior to Barclays Capital, Mr. Redmond was at Lehman Brothers Holdings, Inc. (“Lehman”) where he was Vice Chairman from 2005-2008 and Managing Director from 1994 to 2005. During his 14 years at Lehman, Mr. Redmond developed and ran several global businesses for the firm including founding Lehman's Financial Sponsors business and played a central role in building the firm's Industrials and Leveraged Finance businesses to leading positions in the U.S. and in other markets around the world. He also served on Lehman’s Global Management Committee and on the Executive Committee for the Global Investment Banking Division. At Lehman, Mr. Redmond advised on a number of significant transactions, including the IPO of The Blackstone Group, the buyouts of First Data Corp, Texas Utilities and Warner Music Group and the buyout, IPO and secondary offering of Hertz Corporation. Before joining Lehman Brothers in 1994, Mr. Redmond was a Managing Director at Kidder Peabody where he was Head of Leveraged Finance and High Yield Capital Markets, as well as a member of that firm’s Underwriting and Commitment Committees. Mr. Redmond joined Kidder, Peabody as a Vice President in their Capital Markets Division in 1987. He began his career in 1980 as an officer of the Chase Manhattan Bank managing the bank’s relationships with diversified companies. Mr. Redmond holds a BA in Economics from Lafayette College and received his MBA degree from Cornell University’s Johnson Graduate School of Management. He currently serves as a member of The Cornell University Council and as a member of The Johnson Graduate School of Management Advisory Board. It is believed that Mr. Redmond is well qualified to serve as a director based on experience originating and structuring significant capital markets transactions and his relationships in a wide variety of industries.

George Brokaw. Mr. Brokaw, Terrapin 3’s director since July 2014, is a Managing Partner at Trafelet Brokaw & Co. Until 2013, Mr. Brokaw was a Managing Director at Highbridge Capital Management. Prior to joining Highbridge in 2012, he held senior positions at Perry Capital, LLC and Lazard Freres & Co. LLC. Mr. Brokaw is a member of the board of directors of DISH Network Corporation and Alico, Inc. Mr. Brokaw has previously served as a director to several companies including North American Construction Group, North American Energy Partners Inc., Capital Business Credit LLC, Exclusive Resorts, LLC, Ovation, Timberstar and ValuePlace Holdings LLC. In addition, he is a member of the board of the Carter Burden Center for the Aging. Mr. Brokaw received a B.A. from Yale University, a J.D./M.B.A. from the University of Virginia and is a member of the New York Bar. It is believed that Mr. Brokaw is qualified to serve as a director due, among other things, to his experience in finance and strategy acquired as an advisor to and member of boards of directors.

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Victor Mendelson. Mr. Mendelson, Terrapin 3’s director since July 2014, has been associated with HEICO Corporation since 1990, serving as a Director since 1996, Co-President since October 2009 and as Executive Vice President from 2001 through September 2009. Mr. Mendelson has also served as President and Chief Executive Officer of the HEICO Electronic Technologies Group since its formation in September 1996. He was General Counsel of the company from 1993 to 2008 and Vice President from 1996 to 2001. In addition, Mr. Mendelson was the Chief Operating Officer of HEICO’s former MediTek Health Corporation subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. He is a Vice Chair of the Board of Visitors of Columbia College in New York City, a Trustee of St. Thomas University in Miami Gardens, Florida, a Director of Boys & Girls Clubs of Miami-Dade and is a Director and Immediate Past President of the Board of Directors of the Florida Grand Opera. Mr. Mendelson earned an AB from Columbia College of Columbia University and JD from University of Miami School of Law. It is believed that Mr. Mendelson is well qualified to serve on the board because of his many years of experience as corporate, strategic, and operational manager and as a public company board member.

Number and Terms of Office of Officers and Directors

Terrapin 3’s board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Brokaw, Mendelson and Redmond, expired at Terrapin 3’s first annual meeting of stockholders in December 2015 at which time they were elected to serve another two year term on the board. The term of office of the second class of directors, consisting of Messrs. Arora, Kagan and Leight, will expire at or before Terrapin’s second annual meeting of stockholders.

Terrapin 3’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Terrapin 3’s board of directors is authorized to appoint persons to the offices set forth in its bylaws as it deems appropriate. Terrapin 3’s bylaws provide that officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Designated Director

The Macquarie Sponsor has the right to designate a director to Terrapin 3’s board of directors. The Macquarie Sponsor’s initial designee on the board of directors is Rob Redmond. Mr. Redmond recused himself from the discussion and vote regarding the business combination in light of certain minority equity investments representing approximately 1% of the current outstanding shares and debt of approximately $5 million held by Macquarie Corporate Holdings, an affiliate of the Macquarie Sponsor in Yatra.

Committees of the Board of Directors

Audit Committee

Messrs. Kagan, Brokaw and Mendelson serve as members of Terrapin 3’s audit committee. Mr. Kagan serves as chairman of the audit committee. Under the NASDAQ listing standards and applicable SEC rules, Terrapin 3 is required to have three members of the audit committee, all of whom must be independent. Messrs. Kagan, Brokaw and Mendelson are independent.

Each member of the audit committee is financially literate and Terrapin 3’s board of directors has determined that Mr. Kagan qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Terrapin 3 has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Terrapin 3;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Terrapin 3, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with Terrapin 3 in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

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•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent auditors describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Terrapin 3 entering into such transaction; and

•	reviewing with management, the independent auditors, and Terrapin 3’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Terrapin 3’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of Terrapin 3’s compensation committee are Messrs. Kagan, Brokaw and Mendelson. Mr. Kagan serves as Chairman of the compensation committee. Terrapin 3 has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Terrapin 3’s Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•	reviewing and approving the compensation of all of Terrapin 3’s other executive officers;

•	reviewing Terrapin 3’s executive compensation policies and plans;

•	implementing and administering Terrapin 3’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with Terrapin 3’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Terrapin 3’s executive officers and employees;

•	producing a report on executive compensation to be included in Terrapin 3’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the $10,000 per month administrative fee payable to an affiliate of the Terrapin Sponsors, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Terrapin 3’s officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of Transaction, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Terrapin 3’s amended and restated certificate of incorporation also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

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Director Nominations

Terrapin 3 does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Kagan, Brokaw and Mendelson. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, Messrs. Kagan, Brokaw and Mendelson are independent. As there is no standing nominating committee, Terrapin 3 does not have a nominating committee charter in place.

Terrapin 3’s board of directors will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Terrapin 3’s stockholders that wish to nominate a director for election to Terrapin 3’s board should follow the procedures set forth in its bylaws.

Terrapin 3 has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of Terrapin 3’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Terrapin 3’s stockholders.

Compensation Committee Interlocks and Insider Participation

None of Terrapin 3’s executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Terrapin 3’s board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Terrapin 3’s officers, directors and persons who beneficially own more than ten percent of Terrapin 3’s common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish Terrapin 3 with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, Terrapin 3 believes that during the year ended December 31, 2015 and 2014 there were no delinquent filers.

Code of Ethics

Terrapin 3 has adopted a code of ethics that applies to its officers and directors. Terrapin 3 has filed copies of its code of ethics, audit committee charter and compensation committee charter as exhibits to its registration statement in connection with its initial public offering. These documents are available for review by accessing Terrapin 3’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to Terrapin 3 in writing at 1700 Broadway, 18th Floor, New York, New York 10019 or by telephone at (212) 710-4100.

Director Independence

NASDAQ listing standards require that a majority of Terrapin 3’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Terrapin 3’s board of directors has determined that Messrs. Kagan, Brokaw, Mendelson and Redmond are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

Employees

Terrapin 3 currently has two executive officers. Members of the management team are not obligated to devote any specific number of hours to Terrapin 3’s matters, but they devote as much of their time as they deem necessary to its affairs until the initial business combination is complete. The amount of time that Mr. Leight or any other members of management will devote in any time period varies based on whether a target business has been selected for the initial business combination and the current stage of any business combination process.

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Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Terrapin Class A Common Stock and Terrapin Class F Common Stock as of November 1, 2016 based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Terrapin 3’s common stock, by:

•	each person known by Terrapin 3 to be the beneficial owner of more than 5% of any class of Terrapin 3’s outstanding shares of common stock;

•	each of Terrapin 3’s executive officers and directors that beneficially owns shares of common stock; and

•	all of Terrapin 3’s executive officers and directors as a group.

In the table below, percentage ownership is based on 9,938,112 shares of Terrapin Class A Common Stock and 5,318,750 shares of Terrapin Class F Common Stock outstanding as of November 1, 2016. Voting power represents the combined voting power of Terrapin Class A Common Stock and Terrapin Class F Common Stock owned beneficially by such person. All of the shares of Terrapin Class F Common Stock are convertible into shares of Terrapin Class A Common Stock on a one-for-one basis.

Unless otherwise indicated, it is believed that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Terrapin Class F Common Stock (2		Class A Common Stock (2)
Name of Beneficial Owners (1)	Shares Beneficially Owned	Approximate Percentage of Class	Shares Beneficially Owned	Approximate Percentage of Class	Percentage of Voting Control (2)
Nathan Leight (3)	3,821,877	71.9%	7,000	*	25.1%
MIHI LLC (4) (5)	1,211,563	22.8%	-	-	7.9%
Sanjay Arora (6)	117,186	2.2%	-	-	*
Guy Barudin (6)	78,124	1.5%	-	-	*
Terrapin Partners Employee Partnership 3, LLC (3)	1,379,329	25.9%	-	-	9.0%
Rob Redmond (5)	-	-	-	-	*
George Brokaw	30,000	*	-	-	*
Jonathan Kagan	30,000	*	-	-	*
Victor Mendelson	30,000	*	-	-	*
All directors and officers as a group (7 persons)	5,318,750	100%	7,000	*	34.9%
BlueMountain Capital Management, LLC (7)	-	-	1,500,000	15.1%	9.8%
TD Asset Management Inc. (8)	-	-	2,015,900	20.3%	13.2%
AQR Capital Management, LLC (9)	-	-	1,700,000	17.1%	11.1%
Fir Tree Inc. (10)	-	-	1,831,500	18.4%	12.0%
Deutsche Bank AG (11)	-	-	1,373,971	13.8%	9.0%

*	Less than 1 percent.

(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Terrapin Partners, 1700 Broadway, 18th Floor, New York, New York 10019.

(2)	Excludes shares underlying the Forward Purchase Contract Amendment, as such shares may not be voted or disposed of by MIHI LLC within 60 days of the date of this proxy statement/prospectus.

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(3)	Represents: (i) 2,386,487 shares of Terrapin Class F Common Stock held by Apple Orange LLC, acquired pursuant to a certain Securities Subscription Agreement, dated as of December 31, 2013 by and between Terrapin 3 and Apple Orange LLC; (ii) 1,379,329 shares of Terrapin Class F Common Stock held by Terrapin Partners Employee Partnership 3, LLC, acquired pursuant to a certain Securities Subscription Agreement, dated as of December 31, 2013 by and between Terrapin 3 and Terrapin Partners Employee Partnership 3, LLC; (iii) 56,061 shares of Terrapin Class F Common Stock held by Terrapin Partners Green Employee Partnership LLC; and (iv) 7,000 shares of Terrapin Class A Common Stock held in the Leight Family 1998 Irrevocable Trust. Nathan Leight, is the sole managing member of Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership LLC. Mr. Leight's children are the beneficiaries of the Leight Family 1998 Irrevocable Trust and his spouse is trustee of the trust. Mr. Leight may be deemed the beneficial owner of the securities held by Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership LLC and has sole voting and dispositive control over such securities. Mr. Leight disclaims beneficial ownership over any securities owned by Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC, Terrapin Partners Green Employee Partnership LLC and the Leight Family 1998 Irrevocable Trust in which he does not have any pecuniary interest.

(4)	MIHI LLC is an affiliate of Macquarie and Macquarie Capital. The business address of MIHI LLC and Mr. Redmond is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5396.

(5)	Mr. Redmond disclaims beneficial ownership of shares held by MIHI LLC as he does not have control over voting or disposition of such shares.

(6)	Shares for Messrs. Arora and Barudin represent shares held by Noyac Path LLC and Periscope, LLC, respectively. The sole member of Noyac Path LLC is a trust of which Mr. Arora is settlor and a beneficiary. Mr. Arora disclaims beneficial ownership over any securities owned by Noyac Path LLC in which he does not have any pecuniary interest. Mr. Barudin is the sole member of Periscope, LLC and may be deemed the beneficial owner of shares held thereby. Excludes beneficial interest in shares allocated to Messrs. Arora and Barudin of 410,304 and 334,321 shares, respectively by Terrapin Partners Employee Partnership 3, LLC. Membership interests held by these individuals in such limited liability company are subject to vesting, which is conditioned on certain requirements, including, but not limited to, continued employment with Terrapin Partners, LLC. Messrs. Arora and Barudin have no right to vote or dispose of the shares underlying their respective partnership interests until the shares are distributed by such limited liability company.

(7)	According to a Schedule 13G/A filed with the SEC on February 2, 2016 on behalf of BlueMountain Capital Management, LLC, a Delaware limited liability company (“BMCM”). BMCM acts as investment manager to, and exercises investment discretion with respect to the securities directly owned by, the following entities: (i) Blue Mountain Credit Alternatives Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 1,064,351 shares of Class A common stock directly owned by it; (ii) BlueMountain Equity Alternatives Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 110,976 shares of Class A common stock directly owned by it; (iii) BlueMountain Montenvers Master Fund SCA SICAV-SIF, an investment company with variable capital organized as a specialized investment fund in the form of a corporate partnership limited by shares under the laws of Luxembourg, with respect to the 132,209 shares of Terrapin Class A Common Stock directly owned by it; (iv) BlueMountain Foinaven Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 123,308 shares of Terrapin Class A Common Stock directly owned by it; (v) BlueMountain Logan Opportunities Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 69,156 shares of Terrapin Class A Common Stock directly owned by it; and (vi) certain other funds that previously owned shares of Terrapin Class A Common Stock. The business address of this stockholder is 280 Park Avenue, 12th Floor, New York, New York 10017.

(8)	According to a Schedule 13G/A filed with the SEC on September 8, 2016 on behalf of TD Asset Management Inc., a Canadian corporation (“TDAM”) and TDAM USA Inc. (“TDAM USA”). TDAM and TDAM USA are wholly-owned subsidiaries of TD Bank Financial Group. The business address of this stockholder is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.

(9)	According to a Schedule 13G/A filed with the SEC on February 12, 2016 on behalf of AQR Capital Management, LLC, a Delaware limited liability company. AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company. The business address of this stockholder is Two Greenwich Plaza, Greenwich, CT 06830.

(10)	According to a Schedule 13G/A filed with the SEC on February 17, 2016 on behalf of Fir Tree Inc., a New York corporation (“Fir Tree”). Fir Tree is the investment manager of certain private-pooled investment vehicles, and has been granted investment discretion over portfolio investments. The business address of this stockholder is 505 Fifth Avenue, 23rd Floor, New York, New York 10017.

(11)	According to a Schedule 13G filed with the SEC on February 16, 2016 on behalf of Deutsche Bank AG, a company organized in the Federal Republic of Germany (“DB”). The securities are beneficially owned by the Corporate Banking & Securities group of DB and its subsidiaries and affiliates. The business address of this stockholder is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

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The table above does not include the shares of Terrapin Class A Common Stock underlying: (i) the private placement warrants, which will become exercisable 30 days following Terrapin 3’s consummation of an initial business combination; or (ii) the private placement units to be issued in connection with the consummation of the Transaction.

Certain Terrapin 3 Relationships and Related Person Transactions

On December 31, 2013, Terrapin 3, the Terrapin Sponsors and an affiliate thereof entered into securities subscription agreements, pursuant to which the Terrapin Sponsors and an affiliate thereof purchased an aggregate of 5,250,000 founder units consisting of one share of Terrapin common stock and one warrant to purchase one-half share of Terrapin common stock, for an aggregate purchase price of $25,000. On May 19, 2014, Terrapin 3, the Terrapin Sponsors and an affiliate thereof agreed to terminate and cancel such warrants. On May 19, 2014, Terrapin 3 effectuated a recapitalization (intended to qualify as a “reorganization” under Section 368(a)(1)(E) of the Code which included a 1.0131-for-1 stock split resulting in an aggregate of 5,318,750 shares of Terrapin Class F Common Stock outstanding and held by the Terrapin Sponsors and an affiliate thereof. Pursuant to the securities subscription agreements, the Terrapin Sponsors and an affiliate thereof may not transfer, assign or sell any of their shares of Terrapin Class F Common Stock or private placement warrants for a period of time after the Transaction. Furthermore, the Terrapin Sponsors and an affiliate thereof will have registration rights to require Terrapin 3 to register the sale of any of Terrapin 3’s securities held by them pursuant to a registration rights agreement signed prior to or on the effective date of Terrapin 3’s IPO. On May 19, 2014, the Terrapin Sponsors sold 1,211,563 shares of Terrapin Class F Common Stock to the Macquarie Sponsor, which shares are subject to the same rights and restrictions as the shares of Terrapin Class F Common Stock held by the Terrapin Sponsors. In July 2014, Apple Orange LLC, one of the Terrapin Sponsors, transferred an aggregate of 90,000 shares of Terrapin Class F Common Stock to Messrs. Kagan, Brokaw and Mendelson, each an independent director nominee, and 56,061 shares of Terrapin Class F Common Stock to Terrapin Partners Green Employee Partnership, LLC, an affiliate of Apple Orange LLC.

The Sponsors have each purchased an aggregate of 12,000,000 warrants at a price of $0.50 per warrant, or $6,000,000 in the aggregate, in a private placement that closed simultaneously with the closing of Terrapin 3’s IPO. Each private placement warrant is exercisable to purchase one-half of one share of Terrapin Class A Common Stock at $5.75 per half share. The private placement warrants (including the Terrapin Class A Common Stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of Transaction.

The Macquarie Sponsor has agreed to enter into the Forward Purchase Contract Amendment with Terrapin 3 to purchase, in a private placement for gross proceeds of approximately $20,000,000 to occur concurrently with the consummation of the Transaction, 2,000,000 of Terrapin 3’s units on substantially the same terms as the sale of units in Terrapin 3’s IPO at $10.00 per unit. The funds from the sale of units will be used to repurchase a portion of the Yatra Ordinary Shares held by former Yatra preference shareholders in accordance with and in the proportions specified in the repurchase agreement; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their public shares and provides Terrapin 3 with a minimum funding level for the Transaction. In addition, pursuant to the Forward Purchase Contract Amendment, the Macquarie Sponsor will forego the right to acquire any shares of Terrapin Class F Common Stock under the Forward Purchase Contract. The Forward Purchase Contract is subject to the following closing conditions:

•	the representations and warranties made by Terrapin 3 in the Forward Purchase Contract are true and correct in all material respects;

•	all covenants, agreements and conditions contained in the Forward Purchase Contract have been performed by Terrapin 3;

•	Terrapin 3 has obtained all blue sky law permits and qualifications required by any state for the offer and sale of the private placement units; and

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•	The Macquarie Sponsor has provided its consent to the business combination, which it can withhold for any reason.

The Macquarie Sponsor has the right to designate a director to Terrapin 3’s board of directors. The Macquarie Sponsor’s designee on Terrapin 3’s board of directors is Mr. Rob Redmond.

Terrapin 3 has also entered into an agreement among sponsors with the Terrapin Sponsors and Macquarie Sponsor pursuant to which Terrapin 3 has agreed as follows:

•	the Sponsors will use their best efforts to prevent Terrapin 3 from entering into a contract involving amounts in excess of $15,000 (other than an underwriting agreement and the Transaction) without the approval of one of the Terrapin Sponsors designees and the Macquarie Sponsor designee to Terrapin 3’s board of directors;

•	the Sponsors will take any action necessary to ensure that, Terrapin 3’s board of directors will consist of six persons in total, three Terrapin Sponsor designees (one of whom is deemed by applicable rules and regulations to be an independent director), one Macquarie Sponsor designee and two persons mutually selected by the Sponsors who are deemed by applicable rules and regulations to be independent directors; and

•	Terrapin 3 will not to consummate an initial business combination without the Macquarie Sponsor’s consent; provided, however, that if Terrapin 3 fails to consummate a business combination within the required time period, and Terrapin 3’s board of directors (other than the Macquarie Sponsor designee) unanimously votes in favor of a proposed business combination and the Macquarie Sponsor decides to withhold its vote on such business combination, the Macquarie Sponsor will be, subject to customary conditions, obligated to pay an $800,000 fee to the Terrapin Sponsors. In such event, the private placement warrants purchased by the Macquarie Sponsor and Terrapin Sponsors (each in the amount of $3.0 million) will expire worthless.

In connection with the execution of the Business Combination Agreement, Terrapin 3 and Yatra entered into a letter agreement with Macquarie Capital, amending that certain letter agreement, dated as of July 16, 2014 by and between Terrapin 3 and Macquarie Capital, pursuant to which Terrapin 3 and Yatra agreed that prior to the third anniversary of the date of the original letter agreement, Yatra will engage Macquarie Capital, or an affiliate of Macquarie Capital designated by it, to act, on any and all transactions with a value greater than $30 million, as:

•	a bookrunning managing underwriter, a bookrunning managing placement agent, or a bookrunning managing initial purchaser, as the case may be, in connection with any offering or placement of securities by Yatra or any of its subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or better than 40% of the total compensation received by all underwriters, placement agents, and initial purchasers, as the case may be, in connection with such transaction and not less than the compensation received by any individual underwriter, placement agent or initial purchaser, as the case may be; and

•	a financial advisor in connection with any restructuring (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise) by Yatra or any of its subsidiaries, acquisition or disposition of a business, asset or voting securities by Yatra or any of its subsidiaries or debt or equity financing or any refinancing of any portion of any financing by Yatra or any of its subsidiaries, in each case with Macquarie Capital receiving total compensation in respect of any such transaction that is equal to or greater than 40% of the total compensation received by all financial advisors in connection with such transaction (50% in the case of the initial business combination), and not less than the compensation received by any individual financial advisor.

Macquarie Capital may decline any such engagement in its sole and absolute discretion. Any engagement pursuant to the letter agreement, as amended, will be on Macquarie Capital’s customary terms (including, as applicable, representations, warranties, covenants, conditions, indemnities and fees based upon the prevailing market for similar services for global, full-service investment banks). Macquarie Capital will not be retained to render a fairness opinion on such a Transaction.

Yatra intends to enter into an agreement to engage Macquarie Capital to act as its financial advisor in connection with the execution of the closing of the Transaction as well as any offering, placement or issuance of equity or equity linked securities by Yatra (“Placement”). Macquarie Capital will be entitled to a fee in the range of $1.5 million to $2.5 million upon a successful closing of the Business Combination and/or Placement. In addition, Yatra will reimburse certain of Macquarie Capital’s expenses and indemnify it and certain related parties against certain liabilities arising out of its engagement. Deutsche Bank has also been engaged as a financial advisor to Yatra for the Placement together with Macquarie Capital.

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If any of Terrapin 3’s officers or directors (other than the independent directors) becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to Terrapin 3. Terrapin 3’s executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to Terrapin 3. Notwithstanding the foregoing, Terrapin 3’s amended and restated certificate of incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, will not apply to the Macquarie Sponsor’s board designee.

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Terrapin 3 and the initial stockholders will enter into the Forfeiture Agreement, pursuant to which such holders will forfeit to Terrapin 3 one-half of the shares of Terrapin Class F Common Stock held by such holders, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F Common Stock pursuant to the Forward Purchase Contract Amendment, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Terrapin Class F Common Stock which they otherwise would have been entitled to receive).

Terrapin 3 has entered into an Administrative Services Agreement with Terrapin Partners, LLC, an affiliate of the Terrapin Sponsors, pursuant to which Terrapin 3 will pay a total of $10,000 per month for office space, utilities and secretarial support. Upon completion of an initial business combination or Terrapin 3’s liquidation, Terrapin 3 will cease paying these monthly fees.

The Sponsors, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Terrapin 3’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Terrapin 3’s independent directors will review on a quarterly basis all payments made to the Sponsors, officers, directors or Terrapin 3’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Terrapin 3’s behalf.

Prior to Terrapin 3’s IPO, Apple Orange LLC, one the Sponsors, provided an aggregate of $200,000 to Terrapin 3 under an unsecured promissory note and in advances, to be used for a portion of the expenses of Terrapin 3’s IPO. These loans and advances were non-interest bearing, unsecured and were repaid upon the closing of Terrapin’s IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsors, their respective affiliates or designees, have committed an aggregate of $1,000,000, to be provided to Terrapin 3 in the event that funds held outside of the trust are insufficient to fund expenses relating to investigating and selecting a target business and other working capital requirements subsequent to Terrapin 3’s IPO and prior to Terrapin 3’s initial business combination and may, but are not obligated to, loan additional funds to fund Terrapin 3’s expenses relating to investigating and completing the Transaction. On July 19, 2016 and November 18, 2016, certain of the Sponsors advanced to Terrapin 3 an aggregate of $250,000 and $130,000, respectively, evidenced by promissory notes. If Terrapin 3 completes the Transaction, it would repay such loaned amounts out of the proceeds of the trust account released to Terrapin 3. Otherwise, such loans would be repaid only out of funds held outside the trust account. In the event that the Transaction does not close, Terrapin 3 may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used to repay such loaned amounts. Up to $1,000,000 of such loans may be convertible into warrants of the post business combination entity at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants purchased by the Sponsors.

Terrapin 3 has entered into a registration rights agreement with respect to the shares of Terrapin Class F Common Stock, the private placement warrants, the private placement units and their respective constituent securities. Each of the Terrapin Sponsors and Macquarie Sponsor will be entitled to make up to three demands, excluding short form registration demands, that Terrapin 3 register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by Terrapin 3 and rights to require Terrapin 3 to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Terrapin 3 will not permit any registration statement filed under the Securities Act to become effective until termination of any applicable lock-up period, which occurs in the case of the shares of Terrapin Class F Common Stock, upon the earlier of (A) one year after the completion of an initial business combination or earlier if, subsequent to the business combination, the last sale price of the Terrapin Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (B) the date following the completion of the initial business combination on which Terrapin 3 completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of Terrapin Class A Common Stock for cash, securities or other property, and in the case of the private placement warrants and the shares of Terrapin Class A Common Stock underlying such warrants, 30 days after the completion of Terrapin 3’s initial business combination. In the case of the private placement units and their constituent securities, Terrapin 3 may file a registration statement immediately following the business combination. Terrapin 3 will bear the costs and expenses of filing any such registration statements.

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In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Yatra and the Investors, including the Sponsors, will enter into the Investor Rights Agreement, which will replace and supersede the registration rights agreement described above. Pursuant to the terms of the Investor Rights Agreement, Yatra will be obligated to file, after it becomes eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by the Investors of Ordinary Shares issuable in connection with the Transaction. The Investor Rights Agreement will also provide the Investors with demand, “piggy-back” and Form F-3 registration rights, subject to certain minimum requirements and customary conditions. Each Investor will be entitled to make one demand for registration of Ordinary Shares, except for Yatra Investors (as defined therein), which are entitled to make three demands. The lock-up period will be determined prior to the Closing.

The Investor Rights Agreement will also provide the Sponsors the right to nominate an individual for election to Yatra’s board of directors upon the resignation, removal, death or disability of any of the directors initially designated by the Sponsors pursuant to the terms of the Business Combination Agreement, as well as the right to re-nominate: (i) any of such initial directors who are Class I or Class II directors two successive times; and (ii) any of such initial directors who are Class III directors one time (or to designate a replacement for any such person). In addition, subject to applicable law and stock exchange rules, as long as any designee of the Sponsors is serving on Yatra’s board of directors, Yatra will cause at least one director nominated by the Sponsors to be appointed to each committee of Yatra’s board of directors. The Investor Rights Agreement also provides the Macquarie Sponsor with board observation rights for so long as it owns at least 5% of the outstanding Ordinary Shares.

Terrapin 3’s audit committee must review and approve any related person transaction Terrapin 3 proposes to enter into. The audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of Terrapin 3 and its stockholders. A summary of such policies and procedures is as follows:

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At each of its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits to Terrapin 3 and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•	whether the terms of the transaction are fair to Terrapin 3 and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Terrapin 3 to enter into the transaction;

•	whether the transaction would impair the independence of an outside director;

•	whether the transaction would present an improper conflict of interests for any director or executive officer; and

•	any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from voting on the approval of the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

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MANAGEMENT AFTER THE TRANSACTION

Executive Officers and Directors

The following table sets forth information for Yatra’s executive officers and directors expected to be appointed following consummation of the Transaction, and their ages as of the date hereof. Unless otherwise stated, the address for Yatra’s directors and officers is 1101-03, Tower B, 11th Floor, Unitech Cyber Park, Sector – 39, Gurgaon – 122 001, India.

Name	Age	Position
Dhruv Shringi	43	Chief Executive Officer and Director
Promod Haque	68	Non-Executive Director
Amit Bapna(1)	41	Non-Executive Director
Sudhir Kumar Sethi(2)(3)	58	Non-Executive Director
Alok Vaish	47	Chief Financial Officer
Manish Amin	51	Chief Information Officer
Sharat Dhall	48	Chief Operating Officer, B2C
Himanshu Verma	41	Chief Technology Officer
Akash Poddar	49	Chief Operating Officer, B2B
Satvinder Sodhi	40	Chief Operating Officer, Corporate Travel, and Head of Industry Relations
Nathan Leight(3)	57	Non-Executive Director
Sanjay Arora(2)	49	Non-Executive Director
Murlidhara Lakshmikantha Kadaba(1)(2)(3)	55	Non-Executive Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of nominating and corporate governance committee.

Executive Officers

Dhruv Shringi. Mr. Shringi is a co-founder of Yatra and has served as Yatra’s Chief Executive Officer since June 2008 and as a member of Yatra’s board of directors since December 2005. Prior to joining Yatra, Mr. Shringi was Director of Group Operations and Technology of the Ebookers Group in London from October 2003 to June 2005. From February 2002 to September 2003 Mr. Shringi served in the Strategy and Business Development team at Ford Motor Company in the UK, and from May 1994 to October 2000, he worked in the Audit & Business Consulting team of Arthur Anderson in their offices in India and London. He holds a B.Com (Hons.) degree from Delhi university, an MBA from INSEAD and is also a qualified chartered accountant. Yatra believes Mr. Shringi is qualified to serve on its board of directors because of his extensive knowledge of the travel industry and his experience as the chief executive officer of Yatra.

Alok Vaish. Mr. Vaish has served as Yatra’s Chief Financial Officer since December 2007. Prior to joining Yatra, Mr. Vaish was the chief financial officer of HSIL Limited from April 2005 to November 2007. Prior to that, he worked as Vice President in Ambit Corporate Finance Pte. from September 2004 to March 2005. From July 1997 to September 2004 he worked in the investment banking group of Deutsche Bank, New York. Mr. Vaish holds an MBA degree from the Darden School of Business, University of Virginia and also holds B.Com (Hons.) from Delhi University. He is also a rank holder chartered accountant.

Manish Amin. Mr. Amin is a co-founder of Yatra and has served as Yatra’s Chief Technology Officer/Chief Information Officer since 2006. Prior to joining Yatra, Mr. Amin worked at Ebookers from June 1990 to November 2005 where his last role was Head of Technology Infrastructure. He holds a BTEC Higher National Diploma from South Thames College, London.

Sharat Dhall. Mr. Dhall has served as President (B2C) of Yatra since May 2011. Prior to joining Yatra, Mr. Dhall was the Managing Director of TripAdvisor India from May 2008 to April 2011, and the Managing Director of Expedia India from May 2007 to April 2008. Prior to that, he worked in sales and marketing at Hindustan Unilever from 1996 to 2005 and as Director, ecommerce, at Indiatimes from October 2005 to April 2007. Mr. Dhall holds a Master of Management Studies degree from B.I.T.S. Pilani and an MBA from X.L.R.I. Jamshedpur.

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Himanshu Verma. Mr. Verma has served as Yatra’s Chief Technology Officer since April 2015. Prior to joining Yatra, Mr. Verma worked at Flipkart as Director of Engineering from April 2012 to March 2015 and at Yahoo! Inc. as Director of Engineering from November 2006 to April 2012. He holds a B.Tech. degree in computer science from Institute of Engineering & Technology, Lucknow, India.

Akash Poddar. Mr. Poddar has served as Yatra’s Chief Operating Officer - B2B business since September 2010. Prior to joining Yatra, Mr. Poddar served as COO at Travel Boutique Online from December 2007 to August 2010. Prior to that, he worked at Indorama Synthetic limited as General Manager, Sales from January 1999 to August 2005. He holds an MBA from the American Graduate School of International Management, Thunderbird, Glendale, Arizona, USA.

Satvinder Sodhi. Mr. Sodhi has served as Yatra’s Chief Operating Officer since November 1, 2010. Prior to joining Yatra, Mr. Sodhi served as Sr. Vice President – SBU North and South and Head Sales at Kuoni India from September 2002 to August 2010, as Account Manager for GE India at Carlson Wagonlit Travel from December 1992 to August 2002 and as Team leader Operations at PL Worldways from April 1996 to November 1996. He holds a B.Com from Delhi university. He also has a Diploma in Hotel and Tourism Management from Skyline College Sharjah (UAE).

Non-Executive Directors

Promod Haque. Mr. Haque has served as a non-executive member of Yatra’s Board of Directors since 2006. He has been a senior managing partner of Norwest Venture Partners, a venture capital firm, since January 2013 and had previously served as a managing partner since 1990. He currently serves on the board of directors of Apigee Corporation and as a director of several privately held companies, including Appnomic Systems Pvt. Ltd., Brite Semiconductor Corp, CareCloud Corporation, Cognitive Scale, Inc., Dtex Systems, Inc., Health Catalyst, LLC, Palerra, Inc., PCH International, Simpplr Inc. and Sulekha.com, and previously served on the board of directors of Cyan, Inc and FireEye, Inc. He holds a B.S.E.E. degree from the University of Delhi and Ph.D.E.E. and MBA degrees from Northwestern University. Mr. Haque is well qualified to serve as a director due to his extensive experience in venture capital and his roles serving on the board of directors of other companies.

Amit Bapna. Mr. Bapna has served as a non-executive member of Yatra’s Board of Directors since 2013. He currently serves as the chief financial officer at Reliance Capital, where he has worked since 2004. Prior to that he served as chief financial officer of Reliance Capital Asset Management Ltd and Reliance Consumer Finance and prior to that he worked in the corporate treasury of Reliance Industries Ltd. Mr. Bapna holds a BCOM degree from Nagpur University and is a Chartered Accountant by qualification. Mr. Bapna is well qualified to serve as a director due to his over 11 years of experience in varied business environments.

Sudhir Kumar Sethi. Mr. Sethi has served as a non-executive member of Yatra’s Board of Directors since 2014. He is founder and chairman of IDG Ventures India Advisors, in which role he has advised on investments in numerous companies the across digital consumer, enterprise software and healthcare sectors since 1998. In addition to leading IDG Ventures India Advisors, Mr. Sethi serves on the Asia Advisory Board of EMPEA (Emerging Markets Private Equity Association) and as Advisor on the Technology Innovation and Productivity Council of the GMR Group. He also served on the Executive Committee of Indian Venture Capital Association (IVCA), Investment Committee of UTI Ventures, on the Board of Ascent Capital, Advisory Board of Westbridge Capital and on the Board of Advisors at N.S. Raghavan Centre for Entrepreneurship, IIM Bangalore. He currently serves on the board of directors of several companies, including Perfint Healthcare, Newgen Software and FirstCry and previously served on the board of directors of Myntra, which was acquired by Flipkart, and Manthan Systems. Mr. Sethi a B.Tech degree in engineering from IETE, Delhi and an MBA from Faculty of Management Studies University, Delhi. Mr. Sethi is well qualified to serve as a director due to his extensive investment experience and his roles serving on the board of directors of other company

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Murlidhara Lakshmikantha Kadaba. Murlidhara Kadaba (Murli) is the CMD of Moonbeam Capital, a Proprietary VC Firm focused on luxury, UHNI, Real Estate and e-com Ventures. Murli has over 25 years of banking experience, with proven expertise in general management, marketing and product development across consumer banking, wealth management, consumer lending and payment products. Before becoming an entrepreneur, he served as the Group President and CEO of Financial Services in Reliance. Prior to this, Mr. Kadaba worked for American Express for eight years where he was the country manager for India and area countries. He was responsible for launching Amex’s Consumer banking franchise and several credit cards in India. Earlier, Mr. Kadaba was VP and Head of Investment Products at Citibank-India. Mr. Kadaba has served on the boards of Amcham and Financial Planning Standards Board. He is a member of the Advisory Board of Indian Institute of Learning Management (IILM), is an active member of YPO and a charter member of TIE. Amongt others, Mr. Kadaba is currently serving as a Board Member of Big Tree (bookmyshow.com), yatra.com and HomeShop18. Murli is an alumnus of XLRI, Jamshedpur and is a Graduate in Mechanical Engineering from SJCE, Mysore. Mr. Kadaba is well qualified to serve as a director given the breadth and depth of his experience as well as his capital markets expertise.

Nathan Leight. Mr. Leight, Terrapin 3’s chairman since inception, is the senior managing member of Terrapin Partners, LLC, and has held that position since 1998. He is also chairman and chief investment officer of Terrapin Asset Management, LLC. Previously, from 1995 to 1998, Mr. Leight was the chief investment officer of Gabriel Capital LP, managing more than $1 billion. Gabriel Capital specialized in bankruptcies, under-valued securities, emerging markets, private equity and merger arbitrage. Prior to joining Gabriel Capital, from 1991 to 1995 Mr. Leight established and oversaw the proprietary trading department at Dillon Read & Co. Inc., which specialized in bankruptcy/distressed situations and risk arbitrage. Mr. Leight started his career as an Associate in the corporate finance department of Oppenheimer & Co. in 1981. From 2011 until October 2015, Mr. Leight was chairman of Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD). Prior to joining the board, Mr. Leight was chairman of a blank check company, Aldabra 1, that raised $55.2 million of gross proceeds in its February 2005 initial public offering and later merged with affiliates of Great Lakes Dredge & Dock Corporation, the largest provider of dredging services in North America, in a transaction valued at more than $400 million. Later, Mr. Leight served as chairman of Aldabra 2, another blank check company which raised $414 million of gross proceeds in its June 2007 initial public offering and later acquired the paper and packaging assets of Boise Cascade, LLC to form Boise, Inc. (NYSE:BZ) in a transaction valued at more than $1.6 billion, Mr. Leight served as a director of Boise Inc. for five years, from 2007 to July 2012. From 2009 to 2011 Mr. Leight served on the board of TradeStation Group, Inc., now a wholly-owned subsidiary of Monex Group, Inc. (Tokyo Stock Exchange: 8698). Mr. Leight graduated cum laude from Harvard College. Mr. Leight is well qualified to serve as director due to his more than 30 years of experience in capital markets, asset and portfolio management, venture capital, and private equity investing.

Sanjay Arora. Mr. Arora, Terrapin 3’s Chief Executive Officer since inception, is also a managing director at Terrapin Partners, LLC. Mr. Arora joined Terrapin in 2007 to focus on Aldabra 2. From 2012 to present, Mr. Arora has been the Portfolio Manager of TICO Management Company, LP, a direct lending fund. Prior to Terrapin, Mr. Arora was a Managing Director at Deutsche Bank AG in Hong Kong, where he ran the equity-linked origination team for Asia-Pacific from 2003 to 2005. Prior to this, from 1989 to 2003, Mr. Arora held a variety of positions in leveraged finance, derivatives, and equity capital markets at Bankers Trust and Deutsche Bank. Mr. Arora received an MBA in finance from the University of Chicago and a BSc in economics from The London School of Economics. Mr. Arora is well qualified to serve as director due to his experience in capital markets, and portfolio management.

Employment Agreements

Yatra has entered into employment agreements with certain of its key employees.

Mr. Shringi entered into an employment agreement with Yatra on January 1, 2006. The agreement contains customary provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. Yatra and Mr. Shringi are each obligated to provide the other party with three months’ written notice to terminate the employment relationship. Alternatively, in lieu of providing three months’ notice, Yatra may elect to pay Mr. Shringi a lump sum equal to his base salary for the notice period. Such notice period and termination benefits do not apply in the event that Mr. Shringi is terminated by Yatra for any one of the reasons enumerated in the agreement.

Messrs. Vaish, Amin, Dhall, Verma, Poddar and Sodhi have also entered into employment agreements with Yatra, which agreements contain customary provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. Yatra and each of these executives are obligated to provide the other party with three months’ written notice to terminate the employment relationship. Alternatively, in lieu of providing three months’ notice, Yatra may elect to pay the executive a lump sum equal to his base salary for the notice period. Such notice period and termination benefits do not apply in the event that such executive is terminated by Yatra for any one of the reasons enumerated in the agreement.

Board of Directors

The Business Combination Agreement provides that, upon the consummation of the Mergers, Yatra’s Board of Directors will be comprised of no more than eight directors, at least a majority of whom will qualify as independent directors under the rules promulgated by NASDAQ. Yatra’s Board of Directors will be divided into three classes. Certain of Yatra’s shareholders, MIHI LLC, Apple Orange LLC, Noyac Path LLC, Periscope, LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership, LLC, or, collectively, the TRTL Sponsors, will have the right to designate three individuals to be nominated for election to serve as directors, one in each of the three classes. Yatra will have the right to designate five individuals to be nominated for election to serve as directors, which individuals will also be in each of the three classes.

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Immediately following the closing of the Transaction, Yatra’s Board of Directors will consist of seven directors, to serve terms which expire in three separate years in a manner similar to a “staggered” board under Delaware law. The TRTL Sponsors will have the right to designate a third individual to serve as a director following the closing of the Transaction. Directors are elected to serve three-year terms, except that the current terms of Murlidhara Kadaba and Amit Bapna will expire at the annual shareholders’ meeting in 2017, the current terms of Promod Haque and Sanjay Arora will expire at the annual shareholders’ meeting in 2018, and the current terms of Sudhir Sethi, Dhruv Shringi and Nathan Leight will expire at the annual shareholders’ meeting in 2019. A director may be re-elected to serve for an unlimited number of terms. As a result of the staggered terms, not all of Yatra’s directors will be elected in any given year.

The directors are appointed by the general meeting of shareholders. A director may be removed, with or without cause, by a resolution passed by a majority of the votes cast by those present in person or by proxy at a meeting and who are entitled to vote. Yatra’s Board of Directors may also, in certain circumstances, appoint additional directors.

The primary responsibility of the executive director, Dhruv Shringi, is to manage Yatra. The primary responsibility of the non-executive directors is to supervise the policies of the executive director and senior management and the affairs of Yatra and its affiliated enterprises. In addition, the non-executive directors assist the executive director and senior management by providing advice.

Immediately following the closing of the Transaction, the following directors will be independent under applicable NASDAQ listing standards:

Committees of the Board of Directors

Upon the closing of the Transaction, Yatra will have an audit committee, a compensation committee and a nominating and corporate governance committee. Yatra has adopted a charter for each of these committees. Yatra’s Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The current members of Yatra’s audit committee are Amit Bapna and Murlidhara Kadaba. All members of Yatra’s audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Yatra’s Board of Directors has determined that Amit Bapna is an audit committee financial expert as defined under the applicable rules of the SEC. Messrs. Bapna and Kadaba are independent under the applicable rules and regulations of the SEC and NASDAQ.Yatra intends to comply with the applicable independence requirements with respect to its audit committee within the applicable time frame. The TRTL Sponsors will have the right to designate a third individual to serve as a director following the closing of the Transaction. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.Yatra’s audit committee's responsibilities include:

•	overseeing Yatra’s corporate accounting and financial reporting process;

•	evaluating the independent auditors’ qualifications, independence and performance;

•	determining the engagement of the independent auditors;

•	reviewing and approving the scope of the annual audit and the audit fee;

•	discussing with management and the independent auditors the results of the annual audit and the review of Yatra’s quarterly financial statements;

•	approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditors on Yatra’s engagement team as required by law;

•	reviewing Yatra’s critical accounting policies and estimates;

•	overseeing Yatra’s internal audit function; and

•	annually reviewing the audit committee charter and the audit committee’s performance.

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Compensation Committee

The current members of Yatra’s compensation committee are Sudhir Sethi, Murlidhara Kadaba and Sanjay Arora. Yatra complies with the rules of the NASDAQ applicable to foreign private issuers, which do not require the compensation committee to be comprised entirely of independent directors for as long as the issuer remains a foreign private issuer. Yatra’s compensation committee reviews and recommends policies relating to compensation and benefits of its officers and employees. The compensation committee's responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of Yatra’s chief executive officer and other executive officers;

•	evaluating the performance of these officers in light of those goals and objectives;

•	setting the compensation of these officers based on such evaluations;

•	administering the issuance of share options and other awards under Yatra’s share plans; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Nominating and Corporate Governance Committee

The current members of Yatra’s nominating and corporate governance committee are Sudhir Sethi, Murlidhara Kadaba and  Nathan Leight. Each of the members of Yatra’s nominating and corporate governance committee is independent under the applicable rules and regulations of the SEC and NASDAQ. The nominating and corporate governance committee's responsibilities include:

•	making recommendations to Yatra’s Board of Directors regarding candidates for directorships and the size and composition of Yatra’s Board of Directors;

•	overseeing Yatra’s corporate governance guidelines; and

•	reporting and making recommendations to Yatra’s Board of Directors concerning governance matters.

Foreign Private Issuer Exemptions

After the consummation of the Transaction, Yatra will be a “foreign private issuer” under the securities laws of the United States and the rules of the NASDAQ. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled registrants. Yatra intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NASDAQ’s listing standards. Under the NASDAQ rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of the NASDAQ permit a “foreign private issuer” to follow its home country practice in lieu of the listing requirements of NASDAQ. Yatra has one or more non-independent directors serving as committee members on its corporate governance and nominating committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding Yatra. Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements. These exemptions do not modify the independence requirements for Yatra’s audit committee, and Yatra intends to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 and rules with respect to its audit committee within the applicable time frame.

Corporate Governance

Yatra intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Yatra’s code of business conduct and ethics will be available on its website. Yatra intends to disclose any amendments to the code, or any waivers of its requirements, on its website.

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Compensation

Non-Executive Director Compensation

Yatra will pay the reasonable costs and expenses incurred in connection with attending meetings of its Board of Directors and its committees. Yatra does not intend to pay any cash compensation to its non-executive directors. In 2015, Yatra paid no cash compensation to its non-executive directors. Yatra does not have service contracts with any of its non-executive directors that provide for benefits upon termination.

Executive Director and Other Senior Management Compensation

The aggregate compensation, including benefits in kind, paid to Yatra’s executive director and senior management (a total of seven persons) for the year ended 2015, including benefits in kind, was INR 95,815,072. Yatra has not set aside or accrued any amounts to provide pension, retirement or similar benefits for its executive directors or other senior management. Yatra has employment agreements with its senior management and executive directors that provide for benefits upon termination. Yatra has also granted share options to its executive directors. For option grants to senior management, see “—Share options” below.

Share Options

The two equity incentive plans described in this section are the 2006 Plan and the 2016 Plan. Prior to this offering, Yatra granted awards to eligible participants under the 2006 Plan. Following the closing of this transaction, Yatra expects to grant awards to eligible participants only under the 2016 Plan.

2006 Plan

Yatra’s Board of Directors adopted the Yatra Online, Inc. 2006 Share Plan, or the 2006 Plan, to attract and retain appropriate personnel in Yatra’s employment, to incentive its employees and consultants and to promose the success of its business.

The 2006 Plan is administered by the compensation committee of Yatra’s Board of Directors. Among other things, Yatra’s compensation committee determines the terms and conditions of each option grant, including, but not limited to, the number of options, exercise price, vesting period, exercise period, the fair market value of ordinary shares, forfeiture provisions, adjustments to be made to the number of options and exercise price in the event of a change in capital structure or other corporate action, and satisfaction of any performance conditions.

Under the terms of the 2006 Plan, Yatra may grant up to 7,142,424 shares under the 2006 Plan. Shares underlying awards that expire or become unexercisable for any reason under the provisions of the 2006 plan are available for future grants under the 2006 Plan.

Yatra may grant awards to any of its employees, consultants or directors. The plan administrator determines the individuals eligible to participate in the 2006 Plan in accordance with criteria laid down by Yatra’s Board of Directors from time to time.

Under the 2006 Plan, Yatra may grant options to purchase its ordinary shares and share purchase rights.

Upon the occurrence of a change of control of Yatra, the 2006 Plan provides that each outstanding option or share purchase right will be assumed, or an equivalent option or right will be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent option or right, in which case such sption or share purchase right will terminate upon the consummation of the change of control transaction.

Yatra’s Board of Directors may at any time amend, alter, suspend or discontinue the 2006 Plan, but no amendment, alteration, suspension or discontinuation, other than certain adjustments upon changes in Yatra’s capitalization or in connection with a change of control of Yatra, may be made that would materially and adversely affect the rights of any optionee or holder of share purchase rights under any outstanding grant, without the recipient’s consent

2016 Plan

Yatra intends to approve a new equity incentive plan in connection with the closing of the Transaction.

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Employee Benefit Plans

Yatra maintains employee benefit plans in the form of certain statutory and incentive plans covering substantially all of its employees. For fiscal year 2015 and 2016, the aggregate amount set aside or accrued by Yatra to provide for pension or retirement benefits for all of its employees (including its directors and executive officers), which amount consists of the Provident Fund and gratuity disclosed below, was INR 60.9 million and INR 81.2 million respectively

Provident Fund

In accordance with Indian law, all of Yatra’s employees in India are entitled to receive benefits under the Employees’ Provident Fund Scheme, 1952, as amended, a retirement benefit scheme under which an equal amount of 12% of basic salary of an employee is contributed both by employer and employee in a fund with government/trust with company. Yatra makes a monthly deposit to a government fund and has contributed an aggregate of INR 52.6 million in fiscal year 2015, and an aggregate of INR 70.7 million in fiscal year 2016.

Gratuity

In accordance with Indian law, Yatra pays gratuity to its eligible employees in India. Under Yatra’s gratuity plan, an employee is entitled to receive a gratuity payment on the termination of his or her employment if the employee has rendered continuous service to Yatra for not less than five years, or if the termination of employment is due to death or disability. The amount of gratuity payable to an eligible employee is equal to 15 days’ salary for every year of employment (or any portion of a year exceeding six months), and currently as per the Payment of Gratuity Act of 1972, the maximum amount of gratuity payable is INR 1 million. Yatra has provided an aggregate of INR 8.3 million in fiscal year 2015 and an aggregate of INR 10.5 million in fiscal year 2016 for its gratuity expense.

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DESCRIPTION OF YATRA SHARE CAPITAL

Yatra is an exempted company incorporated in the Cayman Islands with limited liability. Immediately after the consummation of the Transaction Yatra’s affairs will be governed by its Sixth Amended and Restated Memorandum and Articles of Association (its “Articles”), the Cayman Islands Companies Law (2016 Revision) (the “Companies Law”), and other applicable laws of the Cayman Islands and any rules or regulations made thereunder.

Yatra’s Articles shall state that the objects of the company are unrestricted and that Yatra shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands. Yatra shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

As of immediately after the consummation of the Transaction Yatra’s authorized share capital shall be 523,159,375, consisting of 500,000,000 Ordinary Shares of a par value of $0.0001 each, 10,000,000 Class A Non-Voting Shares of a par value $0.0001 each, 3,159,375 Class F Shares of a par value of $0.0001 each and 10,000,000 preference shares of a par value of $0.0001 each.

The following are summaries of certain provisions of Yatra’s Articles and the Companies Law insofar as they relate to the material terms of Yatra’s Ordinary Shares. The following descriptions related to Yatra summarize the provisions of Yatra’s Articles as they will be in effect immediately after the consummation of the Business Combination. The term “shareholders” as used in these summaries in relation to Yatra refers to persons whose names are entered into the register of members of Yatra as the current holder of one or more shares of Yatra. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of Yatra’s Articles and the Companies Law. Prospective investors are urged to read the complete form of Yatra’s Articles which have been filed as an exhibit to this proxy statement/prospectus.

Ordinary Shares

General

All of Yatra’s Ordinary Shares issued prior to the completion of the offering are fully paid, and all of Yatra’s Ordinary Shares to be issued in the Transaction will be issued as fully paid. Share certificates representing Yatra’s Ordinary Shares (to the extent any are issued) are not definitive evidence as to share ownership under the laws of the Cayman Islands; instead, it is the register of members which is prima facie evidence of the legal title to shares under Cayman Islands law. Yatra shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Register of Members

Yatra must keep a register of members in accordance with the Companies Law, and there shall be entered therein:

•	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this transaction, the register of members will be immediately updated to record and give effect to the issue of shares by Yatra. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

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Transfer of Shares

Subject to the restrictions of Yatra’s Articles, the holders of Ordinary Shares may transfer all or any of their Ordinary Shares by an instrument of transfer, provided that such transfer complies with applicable rules of the SEC, federal and state securities laws of the United States and all other applicable laws and regulations. The instrument of transfer shall be in writing in the usual or common form or in a form prescribed by the applicable stock exchange or in any other form approved by Yatra’s board of directors. The transferor shall be deemed to remain the holder of such Ordinary Shares until the name of the transferee is entered in the register of members.

Redemption of Shares

Yatra may issue shares on terms that such shares are subject to redemption, at its option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by a special resolution of its shareholders. Yatra may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its board of directors or are otherwise authorized by its Articles. Under the Companies Law, the redemption or repurchase of any share may be paid out of a company’s profits or a share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or, if so authorized by its articles of association, out of capital if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares outstanding, or (iii) if the company has commenced liquidation. In addition, Yatra may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares

All or any of the rights attached to any class of shares of Yatra (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Yatra is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Yatra’s board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Call on Shares and Forfeiture of Shares

Yatra’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Changes in Capital

Yatra may from time to time by ordinary resolution:

•	increase the share capital by such sum as the resolution prescribes;

•	consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•	convert all or any of its paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

•	sub-divide its existing shares into shares of a smaller amount than that fixed by its Articles or into shares without par value; and

•	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Law and its Articles, Yatra’s shareholders may by special resolution reduce its share capital and any capital redemption reserve.

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Voting Rights

At any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid Ordinary Share which such shareholder is registered as the holder. No person shall be entitled to vote at any general meeting unless such person is registered as a shareholder at the applicable record date for that meeting and all calls or other monies then due by such person in respect of such shares have been paid.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate a majority of the votes attaching to the issued and outstanding shares of Yatra entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. No business shall be transacted at any general meeting unless a quorum is present.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of its directors, it is not a concept that is generally accepted as a common practice in the Cayman Islands, and Yatra has made no provisions in its Articles to allow cumulative voting for such elections.

Inspection of Books and Records

Holders of Yatra’s Ordinary Shares have no general right under the Companies Law to inspect or obtain copies of its list of shareholders or its corporate records.

Dividends

The holders of Yatra’s Ordinary Shares are entitled to such dividends as may be declared by its board of directors subject to the Companies Law and to its Articles. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, and provided further that a dividend may not be paid if this would result in Yatra being unable to pay its debts as they fall due in the ordinary course of business.

Liquidation Rights

On a winding up of Yatra, if the assets available for distribution among its shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by its shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Yatra for unpaid calls or otherwise.

Class A Shares

General

All of Yatra’s Class A Shares have identical rights to Yatra’s Ordinary Shares, except the holders Yatra’s Class A Shares shall not (in respect of such Class A Shares) have the right to receive notice of, attend at or vote as a member at any general meeting of shareholders, but may vote at a separate Class A Shares meeting convened in accordance with Yatra’s Articles. The holders of Yatra’s Class A Shares shall hold such Class A Shares subject to transfer restrictions imposed on the holder thereof pursuant to an agreement between such holder and Yatra. Pursuant to such Agreement when any Class A Shares are transferred the recipient will receive Ordinary Shares and the Class A Shares so transferred will be cancelled.

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Class F Shares

General

The holders of Yatra’s Class F Shares shall (in respect of such Class F Shares) have the right to receive notice of, attend at and vote as a member at any general meeting of shareholders, but shall have no other rights in respect of such Class F Shares. If the holders of Terrapin Class F Common Stock exercise their right to exchange their shares of Terrapin Class F Common Stock, on a one-for-one basis, for Yatra Ordinary Shares, for each share exchanged, one Yatra Class F Share will be converted by Yatra into 0.00001 of an Ordinary Share for each Class F Share converted.

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COMPARISON OF YOUR RIGHTS AS A HOLDER OF TERRAPIN 3 COMMON STOCK AND YOUR RIGHTS AS A POTENTIAL HOLDER OF YATRA ORDINARY SHARES

Yatra is an exempted company incorporated under the Cayman Islands Companies Law (2016 Revision) (the "Cayman Islands Companies Law"). As Yatra is a Cayman Islands company, the rights of holders of Yatra’s Ordinary Shares will be governed directly by the Cayman Islands Companies Law and Yatra's amended and restated memorandum and articles of association. Terrapin 3 is a Delaware corporation and is governed by the DGCL. The rights of Terrapin 3 stockholders are governed by Delaware law, including the DGCL, and by Terrapin 3’s amended and restated certificate of incorporation, as amended, and bylaws. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders, including the DGCL. See “Description of Yatra Share Capital” for more information about Yatra’s Ordinary Shares.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Terrapin 3 and Yatra according to applicable law and/or the organizational documents of Terrapin 3 and Yatra. The following discussion is qualified in its entirety by reference to the Cayman Islands Companies Law and Delaware law, including the DGCL, as well as the full text of the proposed sixth amended and restated memorandum and articles of association of Yatra to be in effect as of the closing of the Transaction, the form of which is attached as Exhibit D to the Business Combination Agreement included as Annex A to this proxy statement/prospectus, and Terrapin 3’s amended and restated certificate of incorporation, as amended, and bylaws of, copies of which are on file with the SEC. For information on how you can obtain copies of these documents, see “Where You Can Find More Information.”

	Delaware	Cayman Islands

Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.	Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

	Mergers in which less than 20% of the acquirer's stock is issued generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation's board of directors or stockholders.	Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a "scheme of arrangement" sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders' meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Law and Yatra’s memorandum and articles of association, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders who vote at a special meeting of shareholders).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation's books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

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Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, Yatra will have 500,000,000 Ordinary Shares authorized and 37,040,553 Ordinary Shares outstanding. All of the Ordinary Shares issued in connection with the Transaction will be freely transferable by persons other than by Yatra’s “affiliates” or Terrapin 3’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Yatra’s Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to the Transaction, there has been no public market for Yatra’s Ordinary Shares. Yatra intends to apply for listing of the Ordinary Shares on the NASDAQ, but Yatra cannot assure you that a regular trading market will develop in the Ordinary Shares.

Lock-up Agreements

Terrapin 3’s initial stockholders have agreed not to transfer, assign or sell any of their shares of Terrapin Class F Common Stock or private placement shares until one year after the Closing of the Transaction, subject to limited exceptions, and provided that such lock-up agreements would terminate if the last sale price of the Terrapin Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after such Closing. It is anticipated that new lock-up agreements will be entered into with the initial stockholders and certain other parties to the Investor Rights Agreement prior to the Closing of the Transaction.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Yatra is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Yatra sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Yatra’s affiliates. Generally, subject to certain limitations, holders of Yatra’s restricted shares who are not affiliates of Yatra or who are affiliates of Yatra by virtue of their status as an officer or director of Yatra may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Yatra restricted shares by an officer or director who is an affiliate of Yatra solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Yatra restricted shares who will be an affiliate of Yatra other than by virtue of his or her status as an officer or director of Yatra.

Yatra is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of Yatra’s equity shares that will be outstanding upon the completion of the Transaction, other than those equity shares sold in connection with the Transaction, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Yatra and has beneficially owned Yatra’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Yatra. Persons who are affiliates of Yatra and have beneficially owned Yatra’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

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•	1% of the then outstanding equity shares of the same class which, immediately after the Transaction, will equal 370,405 equity shares; or

•	the average weekly trading volume of Yatra’s equity shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Yatra under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Yatra.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Yatra’s employees, consultants or advisors who purchases equity shares from Yatra in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Transaction is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Yatra and certain persons and entities which will hold Ordinary Shares upon the consummation of the Transaction (including the Sponsors) will enter into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, Yatra will be obligated to file, after it becomes eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by the Investors of Ordinary Shares issuable in connection with the Transaction. The Investor Rights Agreement will also provide the Investors with demand, “piggy-back” and Form F-3 registration rights, subject to certain minimum requirements and customary conditions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the actual beneficial ownership and pro forma information regarding the beneficial ownership of Yatra’s shares and Terrapin 3’s common stock. Beneficial ownership has been determined as of November 1, 2016. Except as otherwise indicated, each person or entity named in the table is expected to have sole voting and investment power with respect to all shares attributable to such person. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable pursuant to options and/or warrants held by that person that are currently exercisable or that are exercisable within 60 days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in each table assumes:

•	21,943,066 shares of Yatra issued and outstanding on a pre-transaction basis, which includes 742,416 shares issuable upon swap of ordinary shares of Yatra Online Private Limited;

•	37,040,553 shares of Yatra issued and outstanding on a post-transaction basis, which includes (i) the above shares issued and outstanding on a pre-transaction basis and (ii) 15,097,487 shares from the conversion of Terrapin Common Stock, which is inclusive of (A) the forfeiture of 2,159,375 shares of Terrapin Class F Common Stock immediately prior to the consummation of the Transaction and (B) the issuance and sale of 2,000,000 shares of Terrapin Class A Common Stock pursuant to the Forward Purchase Contract Amendment at consummation of the Transaction;

•	15,256,862 shares of Terrapin Common Stock issued and outstanding on a pre-transaction basis;

•	no redemption of public shares by Terrapin 3 stockholders; and

•	the exchange of 100% of the Terrapin Class F Common Stock for Ordinary Shares after the completion of the Transaction.

Yatra Beneficial Ownership

The following table sets forth the beneficial ownership of:

•	each person who, to Yatra’s knowledge, is the beneficial owner of more than 5% of the outstanding Yatra’s share capital;

•	each of its present directors;

•	each of its executive officers serving during the 2016 fiscal year; and

•	all of the current directors and executive officers as a group. The table presents pro forma ownership information as of immediately after the completion of the Transaction and upon the exchange of 100% of the Terrapin Class F Common Stock for Ordinary Shares.

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Name of Beneficial Owners (1)	Pre-Transaction		Post-Transaction(2)
	Number	Percentage	Number	Percentage
5% Stockholders:
Entities Affiliated with Norwest Venture Partners (3)	6,865,700	31.29%	6,865,700	18.54%
Macquarie Corporate Holdings Pty Limited & MIHI LLC (4)	370,814	1.69%	7,476,596	18.20%
Entities Affiliated with Valiant Capital Master Fund LP (5)	4,372,577	19.93%	4,372,577	11.80%
Entities Affiliated with Terrapin Partners Employee Partnership 3, LLC (6)	-	-	4,669,169	11.73%
Reliance Capital Limited (7)	3,023,869	13.78%	3,023,869	8.16%
E-18 Limited & Capital18 Fincap Private Limited (8)	2,496,235	11.38%	2,496,235	6.74%
Intel Capital Corporation (9)	2,177,328	9.92%	2,177,328	5.88%
Executive Officers and Directors:
Dhruv Shringi (10)	627,539	2.81%	627,539	1.68%
Promod Haque (11)	6,865,700	31.29%	6,865,700	18.54%
Amit Bapna (12)	3,023,869	13.78%	3,023,869	8.16%
Sudhir Kumar Sethi (13)	-	-	-	-
Nathan Leight (14)	-	-	4,669,169	11.73%
Murlidhara Lakshmikantha Kadaba	-	-	-	-
Sanjay Arora (15)	-	-	203,655	*
Alok Vaish (16)	112,345	*	112,345	*
Manish Amin (17)	283,436	1.29%	283,436	*
All directors and officers as a group (13 persons)	10,988,405	48.84%	15,861,229	39.16%

*	Less than 1 percent.

(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Yatra Online, Inc., 1101-03, 11th Floor, Tower-B, Unitech Cyber Park, Sector - 39, Gurgaon - 122002, Haryana, India.

(2)	Assumes exchange of 100% of Terrapin Class F Common Stock for Ordinary Shares after completion of the Transaction and the purchase by MIHI LLC of 2,000,000 Terrapin 3 units pursuant to the Forward Purchase Contract Amendment.

(3)	Consists of (i) 3,432,850 shares held of record by Norwest Venture Partners IX, LP (Partners IX) and (ii) 3,432,850 shares held of record by Norwest Venture Partners X, LP (Partners X and together with Partners IX, the Norwest Venture Partners Entities). NVP Associates, LLC (NVP) is the managing member of the general partners of the Norwest Venture Partners Entities, and shares voting and dispositive power over the shares held by the Norwest Venture Partners Entities. Promod Haque, Jeffrey Crowe and Matthew Howard, as co-chief executive officers of NVP and members of the general partners, may be deemed to share voting and dispositive power with respect to the shares held of record by the Norwest Venture Partners Entities. The address for each of these entities is c/o Promod Haque, 525 University Ave, Ste 800, Palo Alto, California 94301-1922.

(4)	Consists of (i) 324,355 ordinary shares and warrants to purchase 46,459 ordinary shares held by Macquarie Corporate Holdings Pty Limited and (ii) 1,105,782 ordinary shares and warrants to purchase 3,000,000 ordinary shares held by MIHI LLC. MIHI LLC is an affiliate of Macquarie and Macquarie Capital. The business address of MIHI LLC is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5396.

(5)	Consists of 2,296,430 ordinary shares held of record by Valiant Capital Master Fund, L.P. and 2,076,147 ordinary shares held of record by Valiant Capital Partners, L.P. (together with Valiant Capital Master Fund, L.P., the “Valiant Funds”). Valiant Capital GP, LLC is the general partner of Valiant Capital Master Fund LP. Valiant Capital Management, L.P. is the investment adviser of Valiant Capital Master Fund, L.P., the manager of Valiant Capital GP, LLC, and the general partner of Valiant Capital Partners LP. Valiant Capital Management, LLC is the general partner of Valiant Capital Management, L.P. Christopher R. Hansen is the controlling owner of Valiant Capital Management, LLC. In such capacities, such entities and individual may be deemed to beneficially own the ordinary shares held by each Valiant Fund. Each such entity (other than the Valiant Funds) and such individual disclaims beneficial ownership of such ordinary shares. All of the entities and the individual identified in this footnote disclaim group attribution. The address for each of these entities and individual is c/o Valiant Capital Management, L.P., 1 Market Street, Steuart Tower, Suite 2625, San Francisco, CA 94105.

(6)	Consists of (i) 1,193,243 ordinary shares and warrants to purchase 2,758,231 ordinary shares held by Apple Orange LLC; (ii) 689,665 ordinary shares held by Terrapin Partners Employee Partnership 3, LLC; and (iii) 28,030 ordinary shares held by Terrapin Partners Green Employee Partnership LLC.

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(7)	Consists of 3,023,869 ordinary shares held by Reliance Capital Limited.

(8)	Consists of 1,926,454 ordinary shares held by E-18 Limited and 569,781 ordinary shares issuable upon swap of ordinary shares of Yatra Online Private Limited held by Capital18 Fincap Private Limited (together, the “E-18 Entities”). Network18 Media & Investments Limited, a company registered in India is the holding company of the E-18 Entities. The addresses for E-18 Limited and Capital18 Fincap Private Limited are Alphamega Akropolis Building, Office 401, 3rd Floor, 2024 Nicosia, Cyprus and First Floor, Empire Complex, 414, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, Maharashtra, India, respectively.

(9)	Consists of 2,177,328 ordinary shares held by Intel Capital Corporation.

(10)	Consists of 271,013 ordinary shares and options to purchase 356,526 ordinary shares that are exercisable within 60 days of November 1, 2016.

(11)	Consists of the shares listed in footnote (3) above, which are held by entities affiliated with Norwest Venture Partners. Mr. Haque is a member of the general partners of the Norwest Venture Partners Entities. Mr. Haque is also an officer of NVP Associates, LLC, the managing member of the general partner of the Norwest Venture Partners Entities and a limited partner of such funds, and as such may be deemed to share voting and dispositive power with respect to all shares held by such entities.

(12)	Consists of 3,023,869 ordinary shares held by Reliance Capital Limited. Amit Bapna disclaims beneficial ownership of the ordinary shares held by Reliance Capital Limited. The business address of Reliance Capital Limited is Reliance Centre, North Wing, 6th Floor, Off Western Express Highway, Santacruz – East, Mumbai, India– 400055.

(13)	Sudhir Kumar Sethi is the founder and chairman of IDG Ventures India Advisors and may be deemed to beneficially own the shares held by the IDG Ventures India Fund II LLC. Mr. Sethi disclaims beneficial ownership of the shares owned by IDG Ventures India Fund II LLC as the voting and investment power for such shares is held by the board of directors of IDG Ventures India Fund II LLC. The address of Mr. Sethi is 7B, 7th floor, Sobha Pearl, #1 Commissariat Road, Bangalore, Karnataka 560025, India.

(14)	Consists of (i) 1,193,243 ordinary shares and warrants to purchase 2,758,231 ordinary shares held by Apple Orange LLC; (ii) 689,665 ordinary shares held by Terrapin Partners Employee Partnership 3, LLC; and (iii) 28,030 ordinary shares held by Terrapin Partners Green Employee Partnership LLC. Mr. Leight is the sole managing member of Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership LLC. Mr. Leight may be deemed the beneficial owner of the securities held by Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership LLC and has sole voting and dispositive control over such securities. Mr. Leight disclaims beneficial ownership over any securities owned by Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership LLC in which he does not have any pecuniary interest.

(15)	Consists of 58,593 ordinary shares and warrants to purchase 145,062 ordinary shares held by Noyac Path LLC. The sole member of Noyac Path LLC is a trust of which Mr. Arora is settlor and a beneficiary. Mr. Arora disclaims beneficial ownership over any securities owned by Noyac Path LLC in which he does not have any pecuniary interest. Membership interests held by Mr. Arora in such limited liability company are subject to vesting, which is conditioned on certain requirements, including, but not limited to, continued employment with Terrapin Partners, LLC. Mr. Arora has no right to vote or dispose of the shares underlying his partnership interests until the shares are distributed by such limited liability company.

(16)	Consists of options to purchase 112,345 ordinary shares that are exercisable within 60 days of November 1, 2016.

(17)	Consists of 271,013 ordinary shares and options to purchase 12,423 ordinary shares that are exercisable within 60 days of November 1, 2016.

Terrapin 3 Beneficial Ownership

The following table sets forth the beneficial ownership of:

•	each person who beneficially owns more than 5% of the outstanding shares of Terrapin Class A Common Stock and Terrapin Class F Common Stock immediately before the consummation of the Transaction and each person who is expected to beneficially own more than 5% of the Ordinary Shares immediately after the consummation of the Transaction;

•	the individuals who are Terrapin 3’s directors and executive officers; and

•	Terrapin 3’s current directors and executive officers as a group.

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Name of Beneficial Owners (1)	Number of Shares of Terrapin Class F Common Stock Beneficially Owned	Percentage of Terrapin Class F Common Stock Beneficially Owned	Number of Shares of Terrapin Class A Common Stock Beneficially Owned	Percentage of Terrapin Class A Common Stock Beneficially Owned	Number of Ordinary Shares Beneficially Owned After the Transaction(2)		Percentage of Ordinary Shares Beneficially Owned After the Transaction(2)
Nathan Leight (3)	3,821,877	71.9%	7,000	*	1,917,938		5.2%
MIHI LLC (4) (5)	1,211,563	22.8%	-	-	3,105,782	(6)	8.4%
Sanjay Arora (7)	117,186	2.2%	-	-	58,593		*
Guy Barudin (7)	78,124	1.5%	-	-	39,062		*
Terrapin Partners Employee Partnership 3, LLC (3)	1,379,329	25.9%	-	-	689,665		1.9%
Rob Redmond (5)	-	-	-	-	-		-
George Brokaw	30,000	*	-	-	15,000		*
Jonathan Kagan	30,000	*	-	-	15,000		*
Victor Mendelson	30,000	*	-	-	15,000		*
All directors and officers as a group (7 persons)	5,318,750	100%	7,000	*	5,166,375		13.9%
BlueMountain Capital Management, LLC (8)	-	-	1,500,000	15.1%	1,500,000		4.0%
TD Asset Management Inc. (9)	-	-	2,015,900	20.3%	2,015,900		5.4%
AQR Capital Management, LLC (10)	-	-	1,700,000	17.1%	1,700,000		4.6%
Fir Tree Inc. (11)	-	-	1,831,500	18.4%	1,831,500		4.9%
Deutsche Bank AG (12)	-	-	1,373,971	13.8%	1,373,971		3.7%

*	Less than 1 percent.

(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Terrapin Partners, 1700 Broadway, 18th Floor, New York, New York 10019.

(2)	Assumes exchange of 100% of Terrapin Class F Common Stock for Ordinary Shares after completion of the Transaction and the purchase by MIHI LLC of 2,000,000 Terrapin 3 units pursuant to the Forward Purchase Contract Amendment and no redemptions of public shares from Terrapin 3’s trust account. Does not include shares issuable upon exercise of the private placement warrants, which are not exercisable until 30 days after the consummation of the Transaction.

(3)

Represents: (i) 2,386,487 shares of Terrapin Class F Common Stock held by Apple Orange LLC, acquired pursuant to a certain Securities Subscription Agreement, dated as of December 31, 2013 by and between Terrapin 3 and Apple Orange LLC; (ii) 1,379,329 shares of Terrapin Class F Common Stock held by Terrapin Partners Employee Partnership 3, LLC, acquired pursuant to a certain Securities Subscription Agreement, dated as of December 31, 2013 by and between Terrapin 3 and Terrapin Partners Employee Partnership 3, LLC; (iii) 56,061 shares of Terrapin Class F Common Stock held by Terrapin Partners Green Employee Partnership LLC; and (iv) 7,000 shares of Terrapin Class A Common Stock held in the Leight Family 1998 Irrevocable Trust. Nathan Leight, is the sole managing member of Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership LLC. Mr. Leight's children are the beneficiaries of the Leight Family 1998 Irrevocable Trust and his spouse is trustee of the trust. Mr. Leight may be deemed the beneficial owner of the securities held by Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership LLC and has sole voting and dispositive control over such securities. Mr. Leight disclaims beneficial ownership over any securities owned by Apple Orange LLC, Terrapin Partners Employee Partnership 3, LLC, Terrapin Partners Green Employee Partnership LLC and the Leight Family 1998 Irrevocable Trust in which he does not have any pecuniary interest.

(4)	MIHI LLC is an affiliate of Macquarie and Macquarie Capital. The business address of MIHI LLC and Mr. Redmond is c/o Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019-5396.

(5)	Mr. Redmond disclaims beneficial ownership of shares held by MIHI LLC as he does not have control over voting or disposition of such shares.

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(6)	Includes the exchange of 100% of MIHI LLC’s Terrapin Class F Common Stock for Ordinary Shares after completion of the Transaction and the purchase by MIHI LLC of 2,000,000 Terrapin 3 units pursuant to the Forward Purchase Contract Amendment.

(7)	Shares for Messrs. Arora and Barudin represent shares held by Noyac Path LLC and Periscope, LLC, respectively. The sole member of Noyac Path LLC is a trust of which Mr. Arora is settlor and a beneficiary. Mr. Arora disclaims beneficial ownership over any securities owned by Noyac Path LLC in which he does not have any pecuniary interest. Mr. Barudin is the sole member of Periscope, LLC and may be deemed the beneficial owner of shares held thereby. Excludes beneficial interest in shares allocated to Messrs. Arora and Barudin of 410,304 and 334,321 shares, respectively by Terrapin Partners Employee Partnership 3, LLC. Membership interests held by these individuals in such limited liability company are subject to vesting, which is conditioned on certain requirements, including, but not limited to, continued employment with Terrapin Partners, LLC. Messrs. Arora and Barudin have no right to vote or dispose of the shares underlying their respective partnership interests until the shares are distributed by such limited liability company.

(8)	According to a Schedule 13G/A filed with the SEC on February 2, 2016 on behalf of BlueMountain Capital Management, LLC, a Delaware limited liability company (“BMCM”). BMCM acts as investment manager to, and exercises investment discretion with respect to the securities directly owned by, the following entities: (i) Blue Mountain Credit Alternatives Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 1,064,351 shares of Class A common stock directly owned by it; (ii) BlueMountain Equity Alternatives Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 110,976 shares of Class A common stock directly owned by it; (iii) BlueMountain Montenvers Master Fund SCA SICAV-SIF, an investment company with variable capital organized as a specialized investment fund in the form of a corporate partnership limited by shares under the laws of Luxembourg, with respect to the 132,209 shares of Terrapin Class A Common Stock directly owned by it; (iv) BlueMountain Foinaven Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 123,308 shares of Terrapin Class A Common Stock directly owned by it; (v) BlueMountain Logan Opportunities Master Fund L.P., a Cayman Islands exempted limited partnership, with respect to the 69,156 shares of Terrapin Class A Common Stock directly owned by it; and (vi) certain other funds that previously owned shares of Terrapin Class A Common Stock. The business address of this stockholder is 280 Park Avenue, 12th Floor, New York, New York 10017.

(9)	According to a Schedule 13G/A filed with the SEC on February 12, 2016 on behalf of TD Asset Management Inc., a Canadian corporation (“TDAM”) and TDAM USA Inc. (“TDAM USA”). TDAM and TDAM USA are wholly-owned subsidiaries of TD Bank Financial Group. The business address of this stockholder is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.

(10)	According to a Schedule 13G/A filed with the SEC on February 12, 2016 on behalf of AQR Capital Management, LLC, a Delaware limited liability company. AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company. The business address of this stockholder is Two Greenwich Plaza, Greenwich, CT 06830.

(11)	According to a Schedule 13G/A filed with the SEC on February 17, 2016 on behalf of Fir Tree Inc., a New York corporation (“Fir Tree”). Fir Tree is the investment manager of certain private-pooled investment vehicles, and has been granted investment discretion over portfolio investments. The business address of this stockholder is 505 Fifth Avenue, 23rd Floor, New York, New York 10017.

(12)	According to a Schedule 13G filed with the SEC on February 16, 2016 on behalf of Deutsche Bank AG, a company organized in the Federal Republic of Germany (“DB”). The securities are beneficially owned by the Corporate Banking & Securities group of DB and its subsidiaries and affiliates. The business address of this stockholder is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

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PRICE RANGE OF SECURITIES AND DIVIDENDS

Terrapin 3

Price Range of Terrapin 3 Securities

The following table sets forth, on a per share basis for the periods indicated, the high and low sales price of Terrapin 3’s units, the Terrapin Class A Common Stock and Terrapin 3’s warrants as reported on the NASDAQ for the periods presented. Terrapin 3’s units commenced public trading on July 17, 2014, and the Terrapin Class A Common Stock and Terrapin 3’s warrants commenced public trading on August 18, 2014.

	Price Range of Units		Price Range of Class A Common stock*		Price Range of Warrants
	Low	High	Low	High	Low	High
2016
Quarter ended March 31	$9.95	$10.39	$9.84	$9.95	$0.15	$0.37
Quarter ended June 30	$9.50	$10.35	$9.90	$10.00	$0.11	$0.45
Quarter ended September 30	$10.05	$12.21	$9.85	$10.10	$0.14	$0.39
October 1 through November 15	$10.06	$10.90	$9.86	$10.21	$0.10	$0.65
2015
Quarter ended March 31	$9.78	$10.09	$9.40	$10.00	$0.21	$0.37
Quarter ended June 30	$10.08	$10.36	$9.85	$10.15	$0.30	$0.65
Quarter ended September 30	$10.13	$10.45	$9.81	$10.21	$0.25	$0.55
Quarter ended December 31	$9.95	$10.30	$9.80	$10.09	$0.01	$0.59
2014
July 17 through September 30	$9.32	$10.19	$-	$-	$0.30	$0.55
Quarter ended December 31	$9.95	$10.19	$9.55	$9.90	$0.21	$0.85

*No shares of Terrapin Class A Common Stock traded during the period ended September 30, 2014.

On July 12, 2016, the date before the public announcement of the Transaction, Terrapins 3’s units, the Terrapin Class A Common Stock and Terrapin 3’s warrants closed at $10.13, $9.96 and $0.20, respectively.

Dividends

Terrapin 3 has not paid any cash dividends on the Terrapin Common Stock to date and does not intend to pay cash dividends prior to the completion of the Transaction.

Yatra

Price Range of Yatra Securities

Historical market price information regarding Yatra is not provided because there is no public market for Yatra’s Ordinary Shares.

Dividend Policy of Yatra

Following completion of the transaction, Yatra’s board of directors will consider whether or not to institute a dividend policy. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions.

184

ADDITIONAL INFORMATION

Submission of Future Shareholder Proposals

Terrapin 3 does not expect to hold a 2016 annual meeting of stockholders because it will not be a separate public company if the Transaction is completed. Alternatively, if Terrapin 3 does not consummate a business combination by December 19, 2016, Terrapin 3 is required to begin the dissolution process provided for in its amended and restated certificate of incorporation, as amended. Terrapin 3 will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Legal Experts

The validity of the Yatra Ordinary Shares to be issued in connection with the Transaction will be passed upon by Maples and Calder, Cayman Islands counsel to Yatra.

Experts

The consolidated financial statements of Yatra Online, Inc. at March 31, 2016 and 2015 and April 1, 2014 and for each of the two years in the period ended March 31, 2016, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young Associates LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of and for the year ended December 31, 2015 and 2014 of Terrapin 3 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered certified public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Representatives of WithumSmith+Brown, PC are not expected to be present at the special meeting of the stockholders.

Enforceability of Civil Liabilities Under U.S. Securities Laws

Yatra is an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of the directors and executive officers of Yatra, and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

Yatra has been advised by its Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Yatra judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Yatra predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganisation plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarised above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts' discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. Yatra understands that the Cayman Islands Court's decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

185

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, Yatra will file its Annual Report on Form 20-F with the SEC no later than 120 days following its fiscal year end. Terrapin 3 files reports, proxy statements/prospectus and other information with the SEC as required by the Exchange Act. You can read Terrapin 3’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Terrapin 3 files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Information and statements contained in this proxy statement/prospectus, or any annex to this proxy statement/prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Transaction, you should contact: Morrow & Co., LLC at (800) 662-5200.

All information contained in this proxy statement/prospectus relating to Terrapin 3 has been supplied by Terrapin 3, and all such information relating to Yatra has been supplied by Yatra. Information provided by either of Terrapin 3 or Yatra does not constitute any representation, estimate or projection of the other party.

Neither Terrapin 3 nor Yatra has authorized anyone to give any information or make any representation about the Transaction or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

186

Yatra Online, Inc.

Interim condensed consolidated statement of profit or loss and other comprehensive loss for the three months ended June 30, 2016

(Amount in thousands, except per share data and number of shares)

	Three months Ended June 30,
	Unaudited
	2016	2016	2015
	INR	USD	INR
		(refer to Note 2.3)
Revenue
Rendering of services	2,572,770	38,143	2,340,852
Other revenue	47,448	703	38,241
Total revenue	2,620,218	38,846	2,379,093

Other income	6,124	91	3,440

Service cost	1,424,769	21,123	1,419,716
Personnel expenses	370,641	5,495	355,511
Marketing and sales promotion expenses	330,607	4,901	302,859
Other operating expenses	490,914	7,278	423,249
Depreciation and amortisation	65,300	968	56,474
Results from operations	(55,889)	(828)	(175,276)

Share of loss of joint venture	(2,569)	(38)	(2,895)
Finance income	25,526	378	21,276
Finance costs	(34,163)	(506)	(27,718)
Loss before income taxes	(67,095)	(994)	(184,613)
Income tax expense	(13,870)	(206)	(1,688)
Loss for the period	(80,965)	(1,200)	(186,301)

Other comprehensive loss
Items to be reclassified to profit or loss in subsequent periods (net of taxes)
Foreign currency translation differences	(19,964)	(296)	3,308
Items not to be reclassified to profit or loss in subsequent periods (net of taxes)
Remeasurement of defined benefit (asset) liability	(5,930)	(88)	(2,434)

Other comprehensive loss for the period, net of tax	(25,894)	(384)	874
Total comprehensive loss for the period, net of tax	(106,859)	(1,584)	(185,427)

Loss attributable to:
Owners of the Company	(79,049)	(1,172)	(184,717)
Non-controlling interest	(1,916)	(28)	(1,584)
Loss for the period	(80,965)	(1,200)	(186,301)

Total comprehensive loss attributable to:
Owners of the Company	(104,812)	(1,554)	(183,811)
Non-controlling interest	(2,047)	(30)	(1,616)
Total comprehensive loss for the period	(106,859)	(1,584)	(185,427)

Loss per share
Basic	(1.70)	(0.03)	(4.09)
Diluted	(1.70)	(0.03)	(4.09)

The accompanying notes are an integral part of the interim condensed consolidated financial statements

Yatra Online, Inc.

Interim condensed consolidated statement of financial position as at June 30, 2016

(Amount in thousands, except per share data and number of shares)

	Unaudited		Audited
	June 30, 2016	June 30, 2016	March 31, 2016
	INR	USD	INR
		(refer to Note 2.3)
Assets
Non-current assets
Property, plant and equipment	126,095	1,869	126,563
Intangible assets and goodwill	1,454,569	21,565	1,411,104
Other financial assets	101,022	1,498	110,558
Other non financial assets	42,219	626	43,783
Deferred tax asset	35,833	531	40,443
Total non-current assets	1,759,738	26,089	1,732,451

Current assets
Inventories	16,838	250	11,933
Trade and other receivables	1,678,470	24,884	1,513,307
Prepayments and other assets	444,595	6,591	409,224
Income tax receivable	288,025	4,269	266,879
Other financial assets	1,037,578	15,383	1,030,569
Cash and cash equivalents	312,003	4,626	389,664
Total current assets	3,777,509	56,003	3,621,576

Total assets	5,537,247	82,092	5,354,027

Equity and liabilities
Equity
Share capital	27	0	27
Share premium	121,203	1,797	121,203
Preference Share
Share capital	196	3	196
Share premium	6,179,568	91,615	6,179,568
Other capital reserve	178,417	2,645	174,820
Accumulated deficit	(6,108,538)	(90,562)	(6,023,690)
Foreign currency translation reserve	(42,616)	(632)	(22,652)
Total equity attributable to equity holders of the company	328,257	4,866	429,472
Total Non-controlling Interest	9,539	141	11,586
Total equity	337,796	5,007	441,058

Non current liabilities
Borrowings	375,296	5,564	368,859
Trade and other payables	217,178	3,220	214,606
Employee benefits	48,791	723	42,605
Deferred revenue	621,748	9,218	711,329
Other financial liabilities	36,959	548	36,997
Other non financial liabilities	48,599	721	49,504
Total non-current liabilities	1,348,571	19,994	1,423,900

Current liabilities
Borrowings	91,912	1,363	100,574
Trade and other payables	2,387,948	35,402	2,051,539
Employee benefits	38,990	578	33,416
Deferred revenue	649,872	9,635	647,518
Other financial liabilities	129,203	1,915	123,248
Other current liabilities	552,955	8,198	532,774
Total current liabilities	3,850,880	57,091	3,489,069
Total liabilities	5,199,451	77,085	4,912,969

Total equity and liabilities	5,537,247	82,092	5,354,027

The accompanying notes are an integral part of the interim condensed consolidated financial statement

Yatra Online, Inc.

Interim condensed consolidated statement of changes in equity for the three months ended June 30, 2016

(Amount in thousands, except per share data and number of shares)

	Attributable to shareholders of the company
	Equity share capital	Equity share premium	Preference share capital	Preference share premium	Accumulated Deficit	Other capital reserve	Foreign Currency Translation Reserve	Total	Non Controlling Interest	Total Equity
Balance as at April 1, 2016	27	121,203	196	6,179,568	(6,023,690)	174,820	(22,652)	429,472	11,586	441,058

Loss for the period	-	-	-	-	(79,049)	-	-	(79,049)	(1,916)	(80,965)
Other comprehensive loss
Foreign currency translation differences	-	-	-	-	-	-	(19,964)	(19,964)	-	(19,964)
Remeasurement of defined benefit (asset) liability	-	-	-	-	(5,799)	-	-	(5,799)	(131)	(5,930)
Total other comprehensive loss	-	-	-	-	(5,799)	-	(19,964)	(25,763)	(131)	(25,894)

Total comprehensive loss	-	-	-	-	(84,848)	-	(19,964)	(104,812)	(2,047)	(106,859)

Share based payments	-	-	-	-	-	3,597	-	3,597	-	3,597

Balance as at June 30, 2016	27	121,203	196	6,179,568	(6,108,538)	178,417	(42,616)	328,257	9,539	337,796

	Attributable to shareholders of the company
	Equity share capital	Equity share premium	Preference share capital	Preference share premium	Accumulated Deficit	Other capital reserve	Foreign Currency Translation Reserve	Total	Non Controlling Interest	Total Equity

Balance as at April 1, 2015	27	121,203	179	5,351,710	(4,896,326)	155,450	(4,037)	728,206	6,752	734,958
Loss for the period	-	-	-	-	(184,717)	-	-	(184,717)	(1,584)	(186,301)
Other comprehensive loss
Foreign currency translation differences	-	-	-	-	-	-	3,308	3,308	-	3,308
Remeasurement of defined benefit (asset) liability	-	-	-	-	(2,402)	-	-	(2,402)	(32)	(2,434)
Total other comprehensive income/(loss)	-	-	-	-	(2,402)	-	3,308	906	(32)	874

Total comprehensive income/(loss)	-	-	-	-	(187,119)	-	3,308	(183,811)	(1,616)	(185,427)

Share based payments	-		-	-	-	5,032	-	5,032	-	5,032
Issuance of shares	-	-	10	519,035	-	-	-	519,045	-	519,045
Transaction with non controlling interest	-	-	-	-	109,201	-	-	109,201	20,975	130,176

Balance as at June 30, 2015	27	121,203	189	5,870,745	(4,974,244)	160,482	(729)	1,177,673	26,111	1,203,784

The accompanying notes are an integral part of the interim condensed consolidated financial statements

Yatra Online, Inc.

Interim condensed consolidated statement of cash flows for the three months ended June 30, 2016

(Amount in thousands, except per share data and number of shares)

	Three months Ended June 30,
	Unaudited
	2016	2016	2015
	INR	USD	INR
		(refer to Note 2.3)
Cash flows from operating activities:
Loss before tax	(67,095)	(995)	(184,613)
Adjustment to reconcile loss before tax to net cash flows:
Depreciation and amortisation	65,300	968	56,474
Finance income	(25,091)	(372)	(20,572)
Finance costs	22,423	332	16,319
Unrealized foreign exchange loss / (gain)	(401)	(6)	2,711
Profit on disposal of property, plant and equipment	-	-	(1)
Change in fair value of warrants	(154)	(2)	(25)
Excess provision written back	(5,086)	(75)	(1,462)
Trade and other receivables written-off	17,672	262	29,198
Share of loss of a joint venture	2,569	38	2,895
Share-based payment expense	3,597	53	5,032
Working capital changes:
(Increase)/decrease in trade and other receivables	(148,316)	(2,199)	12,326
(Increase)/decrease in inventories	(4,582)	(68)	763
Increase/(decrease) in trade and other payables	219,531	3,255	(430,827)

Direct taxes paid (net of refunds)	(30,340)	(450)	(11,531)
Net cash from/(used in) operating activities	50,027	741	(523,313)

Cash flows from investing activities:
Investment in joint venture	-	-	(1,000)
Purchase of property, plant and equipment	(14,947)	(222)	(12,937)
Proceeds from sale of property, plant and equipment	-	-	4,916
Increase in intangible assets	(85,776)	(1,272)	(49,182)
Investment in term deposits	(12,309)	(182)	(3,711,662)
Proceeds from term deposits	-	-	3,430,262
Interest received	27,073	401	794
Net cash used in investing activities	(85,959)	(1,275)	(338,809)

Cash flows from financing activities:
Proceeds from issue of preference shares	-	-	519,108
Acquisition by non controlling interest	-	-	130,176
Proceeds from borrowings	-	-	400,000
Repayment of borrowings	(24,421)	(362)	(424,089)
Repayment of vehicle loan	(3,526)	(52)	1,593
Interest paid on term loan	(6,871)	(102)	(8,602)
Interest paid on vehicle loan	(853)	(13)	(552)
Interest paid on bank overdraft	(2,117)	(31)	(1,458)
Net cash (used in)/ from financing activities	(37,788)	(560)	616,176

Net decrease in cash and cash equivalents	(73,720)	(1,094)	(245,946)
Effect of exchange differences on cash & cash equivalents	(19,786)	(293)	168,761
Cash and cash equivalents at the beginning of the year	389,664	5,777	221,025
Closing Cash and cash equivalents at the end of the year	296,158	4,390	143,840

Components of cash and cash equivalents:
Cash on hand	2,892	43	7,311
Balances with banks
On current account	201,844	2,992	254,891
Credit card collection in hand	107,267	1,590	113,976
Cash and bank balances as per consolidated statement of financial position	312,003	4,625	376,178
Less: Bank overdrafts	(15,845)	(235)	(232,338)
Total cash and cash equivalents	296,158	4,390	143,840

The accompanying notes are an integral part of the interim condensed consolidated financial statements

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

1.	Corporate information

Yatra Online, Inc (the “Parent Company”) together with its subsidiaries (collectively, “the Company” or the “Group”) and equity accounted investee is primarily engaged in the business of selling travel products and solutions in India, the United States and Singapore. The Group offers its customers the entire range of travel services including ticketing, tours and packages and reservations for hotels. The Parent Company is domiciled and incorporated in Cayman Islands; the registered office is located at Maples Corporate Services Limited, PO Box-309, Ugland House, Grand Cayman, KYI-1104 Cayman Islands.

2.	Significant accounting policies

2.1	Basis of preparation

The interim condensed consolidated financial statements for the three months ended June 30, 2016 have been prepared in accordance with IAS 34 Interim Financial Reporting.

The interim condensed consolidated financial statements of “the Company” and its subsidiaries for the three months ended June 30, 2016 were authorized for issuance by the Group’s Board of Directors on October 31, 2016.

The interim condensed consolidated financial statements do not include all the information and disclosure required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statement as at March 31, 2016, except for the adoption of new standards and interpretations effective as of April 1, 2016.

Amendments to IAS 1: Amendments Resulting from the Disclosure Initiative

In December 2014, IASB issued amendments to IAS 1 “Presentation of Financial Statements” with respect to disclosure requirements. The amendments aim at clarifying IAS 1 to address perceived impediments to preparers exercising their judgement in presenting their financial reports.

The Group has evaluated the amendments and believes that the adoption of the amendments does not have any significant impact on the interim condensed consolidated financial statements.

IAS 34 Interim Financial Reporting

The amendment clarifies that the required interim disclosures must either be in the interim financial statements or incorporated by cross-reference between the interim financial statements and wherever they are included within the interim financial report (e.g., in the management commentary or risk report). The other information within the interim financial report must be available to users on the same terms as the interim financial statements and at the same time. The Group believes that the amendment does not have any impact on the Company’s interim condensed financial statements.

2.2	Basis of consolidation

The interim condensed consolidated financial statements comprise the financial statements of the Parent Company and its subsidiaries.

A subsidiary is an entity controlled by the Group. Control exists when the parent has power over the entity, is exposed, or has rights to variable returns from its involvement with the entity and has the ability to affect those returns by using its power over the entity. Power is demonstrated through existing rights that give the ability to direct relevant activities, those which significantly affect the entity’s returns.

Subsidiaries are fully consolidated from the date on which the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies and accounting period in line with those used by the Group. All intra-group transactions, balances, income and expenses and cash flows are eliminated on consolidation.

Non-controlling interests is the equity in a subsidiary not attributable, directly or indirectly, to a parent. Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity therein. Non-controlling interests consist of the amount of those interests at the date of the business combination and the non-controlling interests’ share of changes in equity since that date.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Profit or loss and each component of Other Comprehensive Income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

A change in the ownership interest of a subsidiary, without a change of control, is accounted for as an equity transaction.

2.3	Foreign currencies

The Group’s reporting currency is the Indian national rupee (INR). The Parent Company’s functional currency is the United States dollar (USD). The Company’s operations are conducted through the subsidiaries and equity accounted investee where the local currency is the functional currency and the financial statements of such entities are translated from their respective functional currencies into INR.

Group companies

On consolidation, the assets and liabilities of foreign operations are translated into presentation currency at the rate of exchange prevailing at the reporting date and their statement of profit or loss and other comprehensive loss are translated at average exchange rates prevailing during the three months ended June 30, 2016. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is recognised in profit or loss.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognised in profit or loss.

Convenience Translation

The interim condensed consolidated financial statements are stated in thousands of INR. However, solely for the convenience of the readers, the interim condensed consolidated statement of financial position as at June 30, 2016, the interim condensed consolidated statement of profit or loss and other comprehensive loss, and consolidated statement of cash flows for the three month ended June 30, 2016 were converted into U.S. dollars at the exchange rate of 67.45 INR per USD. This arithmetic conversion should not be construed as representation that the amounts expressed in INR may be converted into USD at that or any other exchange rate as well as that such numbers are in compliance as per the requirements of IFRS.

2.4	Summary of significant accounting policies

Joint ventures

The Group’s investment in its joint venture is accounted for using the equity method.

Under the equity method, the investment in the joint venture is initially recognised at cost. The carrying amount of the investment is adjusted to recognise changes in the Group’s share of net assets of the joint venture since the acquisition date. The statement of profit or loss and other comprehensive loss reflects the Group’s share of the results of operations of the joint venture. In addition, when there has been a change recognised directly in the equity of the joint venture, the Group recognises its share of any changes, when applicable, in the statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the joint venture are eliminated to the extent of the interest in the joint venture.

The financial statements of the joint venture are prepared for the same reporting period as the Group.

At each reporting date, the Group determines whether there is objective evidence that the investment in the joint venture is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the joint venture and its carrying value, then recognises the loss as ‘Share of loss of a joint venture’ in the statement of profit or loss.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value. Acquisition-related costs are expensed as incurred in profit or loss.

When the Group acquires a business, it assesses the assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for Non Controlling Interest over the fair value of the identifiable net assets acquired and liabilities assumed. If the fair value of the identifiable net assets acquired is in excess of the aggregate consideration transferred, the Group reassesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in statement of profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s Cash Generating Units (CGUs) that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Revenue recognition

Revenue is recognized to the extent that it is probable that economic benefits will flow to the Group and revenue can be reliably measured. Revenue is measured at the fair value of consideration received or receivable, taking into account contractually defined terms of payment. The Group assesses its revenue arrangement against specific criteria in order to determine if it is acting as principal or agent. The Group has concluded that it is acting as agent in case of sale of airline tickets, hotel bookings, sale of rail and bus tickets and as principal in case of sale of holiday packages.

The Group provides travel products and services to leisure, corporate travelers and B2B2C (Business to Business to Consumer) agents in India and abroad. The revenue from rendering these services is recognized in the statement of profit or loss once the services are rendered. This is generally the case 1) on the issuance of the ticket in the case of sale of airline tickets 2) on date of hotel booking and 3) on the date of departure for outbound tours and packages and on completion of tour for inbound tours.

Air ticketing

Income from the sale of airline tickets is recognized as an agent on a net commission earned basis. Incomes from service fee are recognized on earned basis.

Incentives from airlines are recognized when the performance thresholds under the incentive schemes are achieved or are probable to be achieved at the end of periods.

Hotels and Packages

Income from hotel reservation is recognized as an agent on a net commission earned basis.

Income from packages are accounted for on a gross basis as the Group is determined to be the primary obligor in the arrangement, that is the risks and responsibilities are taken by the Group including the responsibility for delivery of services. Cost of delivering such services includes cost of hotel, airlines and package services and is disclosed as service cost.

Income from hotels and packages is disclosed together as Income from Hotel and packages.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Other Services

Income from other sources, primarily comprising advertising revenue, income from sale of rail and bus tickets and fees for facilitating website access to travel insurance companies are being recognized as the services are being performed. Income from the sale of rail and bus tickets is recognized as an agent on a net commission earned basis.

Revenue is recognized net of cancellations received during the period, refunds, and service taxes.

Revenue is allocated between the loyalty programme and the other components of the sale. The amount allocated to the loyalty programme is deferred, and is recognized as revenue when the Group fulfills its obligations to supply the products/services under the terms of the programme or when it is no longer probable that the points under the programme will be redeemed.

The Group receives upfront fee from Global Distribution System (“GDS”) provider for facilitating the booking of airline tickets on its Website or other distribution channels to travel agents for using their system which is recognized as revenue for actual airline tickets sold over the total number of airline tickets to be sold over the term of the agreement and the balance amount is recognized as deferred revenue.

Marketing and sales promotion expenses

Marketing and sales promotion expenses primarily comprise of online, television, radio and print media advertisement costs as well as event driven promotion cost for the Group’s products and services. Such costs are the amount paid to or accrued towards advertising agencies or direct service providers for advertising on websites, television, print formats, search engine marketing and any other media. Advertising and business promotion costs are recognized when incurred.

Additionally, the Group also incurs customer inducement and acquisition costs for acquiring customers and promoting transactions across various booking platforms such as upfront cash incentives, which when incurred are recorded as marketing and sales promotion costs.

Finance Income and Expenses

Finance income comprises interest income on term deposits and net gain on change in fair value of derivatives. Interest income is recognized as it accrues in profit or loss, using the effective interest method (EIR).

Finance expenses comprise interest expense on borrowings, unwinding of the discount on provisions, and impairment losses recognized on financial assets. Interest expense is recognized in profit or loss using EIR.

Taxes

Current tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Group operates and generate taxable income.

Current income tax relating to items recognised directly in equity is recognised in equity and not in the income statement. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax liabilities are recognised for all taxable temporary differences.

Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and any unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxation authority.

Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. All repair and maintenance costs are recognised in profit or loss as incurred.

An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognised.

Depreciation is calculated on straight line basis using the rates arrived at based on the estimated useful lives of the assets as follows:

Computer and Peripherals	3 years
Furniture and fixtures	5 years
Office equipment	5 years
Vehicles	Term of lease or useful life (5-7 years as applicable) whichever is shorter

Leasehold improvements are amortised over the lower of primary lease period or economic useful life.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation (calculated on a straight-line basis over their useful lives) and accumulated impairment losses, if any.

Technology related development costs incurred by the Group are measured at cost less accumulated amortisation and accumulated impairment losses. Cost includes expenses incurred during the application development stage. The costs related to planning and post implementation phases of development are expensed as incurred.

Internally generated intangibles, excluding capitalised development costs, are not capitalised. Instead, the related expenditure is recognised in the statement of profit or loss and other comprehensive income in the period in which the expenditure is incurred.

Goodwill is initially recognised at cost and is subsequently measured at cost less any accumulated impairment losses.

On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss recognised in the statement of comprehensive income on disposal.

Intangible assets are amortised over the useful economic life on straight line basis and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets is recognized in the statement of profit or loss.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Intangible assets are amortised as below:

Agent / Supplier Relationship	2.5 - 10 years
Non compete agreement	6.5 years
Trademarks	10 - 20 years
Intellectual property rights	3 years
Computer software and Websites	3 to 10 years or license period, whichever is shorter

Leases

Group as a lessee

A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership by the Group is classified as a finance lease.

Finance leases are capitalised at the commencement of the lease at the inception date fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in finance costs in the statement of profit or loss.

A leased asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

An operating lease is a lease other than a finance lease. Operating lease payments are recognised as an operating expense in the statement of profit or loss on a straight-line basis over the lease term.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i) Financial assets

Initial recognition and measurement

Financial assets are classified at initial recognition, as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments or available-for-sale (AFS), as appropriate.

All financial assets are recognised initially at fair value plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are attributable to the acquisition of the financial asset.

Subsequent measurement

Financial assets measured at amortised cost

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortised cost using the effective interest rate (EIR) method, less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance income in the statement of profit or loss. The losses arising from impairment are recognised in the statement of profit or loss.

This category applies to trade and other receivables, term deposits, security deposits and employee loans.

Impairment of financial assets

The Group assesses, at each reporting date, whether there is objective evidence that a financial asset or a group of financial assets is impaired. An impairment exists if one or more events has occurred since the initial recognition of the asset (an incurred ‘loss event’), that has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Financial assets carried at amortised cost

For financial assets carried at amortised cost, the Group first assesses whether impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

The amount of any impairment loss identified is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original EIR.

The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognised in the statement of profit or loss. Interest income (recorded as finance income in the statement of profit or loss) continues to be accrued on the reduced carrying amount using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to finance costs in the statement of profit or loss.

ii) Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings or payables, as appropriate. All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, interest-bearing borrowings including bank overdrafts and share warrants.

Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include share warrants for which fair value is routed through profit or loss.

Loans and borrowing

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. The EIR amortisation is included as finance costs in the statement of profit or loss. This category applies to interest-bearing borrowings, trade and other payables.

Cash and cash equivalents

Cash and short-term deposits in the statement of financial position comprise cash at banks, payment gateways and on hand and short-term deposits with a maturity of three months or less, which are subject to an insignificant risk of changes in value.

For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits, as defined above, net of outstanding bank overdrafts as they are considered an integral part of the Group’s cash management.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Inventories

Inventories are valued at the lower of cost and net realisable value. Cost is determine on FIFO (First in First out) basis and net realisable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale. Inventories include tickets for amusement parks.

Impairment of non-financial assets

Assets that have an indefinite useful life, for example goodwill, are not subject to amortisation and are tested atleast annually or when there are indicators that an asset may be impaired, for impairment. Assets that are subject to depreciation and amortisation are reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or when annual impairment testing for an asset is required. Such circumstances include, though are not limited to, significant or sustained decline in revenues or earnings and material adverse changes in the economic environment.

Impairment test for goodwill is performed at the level of each CGU or groups of CGUs expected to benefit from acquisition-related synergies and represent the lowest level within the entity at which the goodwill is monitored for internal management purposes. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets.

An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount of an asset is the greater of its fair value less costs to sell and value in use. To calculate value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market rates and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. Fair value less costs to sell is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, less the costs of disposal. Impairment losses, if any, are recognised in profit or loss as a component of depreciation and amortisation expense.

An impairment loss in respect of goodwill is not reversed. Other impairment losses are only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined if no impairment loss had previously been recognised.

Compound instruments

Compound financial instruments issued by the group comprise of non redeemable convertible preference share that can be converted to equity shares at the option of the holder.

The Group classifies financial instrument as equity if the instrument includes no contractual obligation to deliver cash or other financial asset to the holder and will be settled in the Parent companies own equity instruments.

Provisions and contingencies

Provisions are recognised when the Group has a present obligation (legal or constructive), as a result of a past event, that is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the statement of profit or loss.

Contingent liabilities are recognised at their fair value only, if they were assumed as part of a business combination. Contingent assets are not recognised. However, when the realisation of income is virtually certain, then the related asset is no longer a contingent asset, and is recognised as an asset. Information on contingent liabilities is disclosed in the notes to the interim condensed consolidated financial statements, unless the possibility of an outflow of resources embodying economic benefits is remote.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Employment benefit plan

The Group's post-employment benefits include defined benefits plan and defined contribution plans. The Group also provides other benefits in the form of deferred compensation and compensated absences.

Under the defined benefit retirement plan, the Group provides obligation in the form of Gratuity under the Indian Payment of Gratuity Act 1972. Under the plan, a lumpsum payment is made to eligible employees at retirement or termination of employment based on respective employee’s salary and years of service with the group.

For defined benefit retirement plans, the difference between the fair value of the plan assets and the present value of the plan liabilities is recognised as an asset or liability in the statement of financial position. Scheme liabilities are calculated using the projected unit credit method and applying the principal acturial assumptions as at the date of statement of financial position. Plan assets are assets that are qualifying insurance policies.

All expenses excluding remeasurements of the net defined benefit liability (asset), in respect of defined benefit plans are recognised in the profit or loss as incurred. Remeasument, comprising acturial gains and losses and the return on the plan assets (excluding amounts included in net interest on the net defined benefit liability (asset)), are recognised immediately in the statement of financial position with a corresponding debit or credit to retained earnings through OCI (Other comprehensive income) in the period in which they occured. The remeasument are not re-classified to profit or loss in subsequent years. The amount charged to the income statement in respect of these plans is included within personnel expenses.

The Group's contribution's to defined contribution plans are recognised in profit & loss as and when the services are rendered by employees. The Group has no further obligations under these plans beyond its periodic contributions.

The employees of the Group are entitled to compensated absences. The employees can carry forward up to the specified portion of the unutilized accumulated compensated absences and utilize it in future periods or receive cash at retirement or termination of employment. The Group records an obligation for compensated absences in the period in which the employee renders the services that increases this entitlement. The Group measures the expected cost of compensated absences as the additional amount that the Group expects to pay as a result of the unused entitlement that has accumulated at the end of the reporting period. The Group recognizes accumulated compensated absences based on actuarial valuation. Non-accumulating compensated absences are recognized in the period in which the absences occur. The Group recognizes actuarial gains and losses arising from liability for compensated absence are immediately recorded in the statement of profit or loss.

Share-based payments

Employees (including senior executives) of the Group receive part of their remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions).

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using black-scholes valuation model.

That cost is recognised in employee benefits expense, together with a corresponding increase in equity (other capital reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

Service conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognised for awards that do not ultimately vest because service conditions have not been met.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Earnings (loss) per share

The Group’s Earnings (Loss) per Share (‘EPS’) is determined based on the net profit attributable to the shareholders’ of the parent company. Basic EPS is computed using the weighted average number of shares outstanding during the year.

Diluted EPS is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year including convertible preference shares, share options and warrants (using the treasury stock method for options), except where the result would be anti-dilutive.

3.	Standards and interpretations issued but not effective

The new standards, interpretations and amendments to Standards that are issued to the extent relevant to the Group, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these Standards, if applicable, when they become effective.

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting.

The effective date of IFRS 9 is annual periods beginning on or after January 1, 2018, with early adoption permitted. Retrospective application is required, but comparative information is not compulsory. The Group is required to adopt the standard by the financial year commencing April 1, 2018. The Group is currently evaluating the requirements of IFRS 9, and has not yet determined the impact on the interim condensed consolidated financial statements.

IFRS 15 Revenue from Contracts with Customers

In May 2014, IASB issued standard, IFRS 15 Revenue from Contracts with Customers. The Standard establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15, revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognising revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS.

The effective date of IFRS 15 is annual periods beginning on or after January 1, 2018, with early adoption permitted. The Group is required to adopt the standard by the financial year commencing April 1, 2018. The Group is currently evaluating the requirements of IFRS 15, and has not yet determined the impact on the interim condensed consolidated financial statements.

IFRS 16 Leases

In January 2016, IASB issued standard, IFRS 16 Leases. IFRS 16 supersedes IAS 17 Leases; IFRIC 4 Determining whether an Arrangement contains a Lease; SIC-15 Operating Leases—Incentives; and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The previous accounting model for leases required lessees and lessors to classify their leases as either finance leases or operating leases and account for those two types of leases differently. IFRS 16 introduces a single lessee accounting model and requires a lessee to recognise assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value.

The effective date of IFRS 16 is annual periods beginning on or after January 1, 2019. Earlier adoption of the Standard is permitted if IFRS 15 Revenue from Contracts with Customers is adopted at or before the date of initial application of IFRS 16. The Group is required to adopt the standard by the financial year commencing April 1, 2019. The Group is currently evaluating the requirements of IFRS 16, and has not yet determined the impact on the interim condensed consolidated financial statements.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

4.	Significant accounting judgments, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the assets or liabilities in future periods.

4.1	Significant judgements in applying the Group’s accounting policies

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the interim condensed consolidated financial statements:

Determination of functional currency

Each entity in the Group determines its own functional currency (the currency of the primary economic environment in which the entity operates) and items included in the financial statements of each entity are measured using that functional currency. IAS 21, -“The Effects of Changes in Foreign Exchange Rates”- prescribes the factors to be considered for the purpose of determination of functional currency. However, in respect of parent company and certain intermediary foreign operations of the Group, the determination of functional currency might not be very obvious due to mixed indicators like the source of financing, the functional currency of the shareholders, the currency in which the borrowings have been raised and the extent of autonomy enjoyed by the foreign operation. In such cases management uses its judgement to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions.

4.2	Significant accounting estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. Actual results could differ from these estimates.

a)	Impairment reviews

An impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount. Recoverable amount is the higher of its fair value less costs to sell and its value in use. The value in use calculation is based on a discounted cash flow model. In calculating the value in use, certain assumptions are required to be made in respect of highly uncertain matters, including management’s expectations of growth in EBITDA (Earnings before interest, taxes depreciation and amortisation), long term growth rates; and the selection of discount rates to reflect risks involved. Also, judgement is involved in determining the CGU and grouping of CGUs for goodwill allocation and impairment testing.

The Group prepares and internally approves formal five year plans, as applicable, for its businesses and uses these as the basis for its impairment reviews. The consistent use of such robust five year information for management reporting purpose, the Group uses five year plans for the purpose of impairment testing. Since the value in use exceeds the carrying amount of CGU, the fair value less costs to sell is not determined.

The Group tests goodwill for impairment annually on March 31 and whenever there are indicators of impairment.

b)	Allowance for uncollectible trade receivables and advances

Trade receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balances and historical experience. Additionally, a large number of minor receivables is grouped into homogeneous groups and assessed for impairment collectively. Individual trade receivables are written off when management deems them not to be collectible.

c)	Loyalty Programs

The Group estimates revenue allocation between the loyalty programme and the other components of the sale with assumptions about the expected redemption rates. The amount allocated to the loyalty programme is deferred, and is recognized as revenue when the Group fulfils its obligations to supply the services under the terms of the programme or when it is no longer probable that the points under the programme will be redeemed.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

d)	Taxes

Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, future tax planning strategies and recent business performances and developments. The Group has not recognized deferred tax asset on unused tax losses and temporary differences in most of the subsidiaries of the Group.

e)	Defined benefit plans

The costs of post retirement benefit obligation under the Gratuity plan are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increase, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

5.	Segment information

For management purposes, the Group is organised into Lines of Business (LOBs) based on its products and services and has following reportable segments. The LOBs offer different products and services, and are managed separately because the nature of products and methods used to distribute the services are different. For each of these LOBs, Chief Executive Officer (CEO) reviews internal management reports. Accordingly, the Chief Executive Officer (CEO) is construed to be the Chief Operating Decision Maker (CODM). Segment revenue less service cost from each LOB's are reported and reviewed by the CODM on a monthly basis.

1.	Air ticketing: Through internet and mobile based platform and call-centers, the Group provides the facility to book and service international and domestic air tickets to ultimate customer through B2C (Business to Consumer) and B2B2C (Business to Business to Consumer) channel. Both these channels share similar characteristics as they are engaged in facilitation of air tickets. Management believes that it is appropriate to aggregate these two channels as one reporting segment due to the similarities in the nature of business.

2.	Hotels and packages: Through an internet and mobile based platform, call-centers and branch offices, the company provides holiday packages and hotel reservations. For internal reporting purposes, the revenue related to airline tickets issued as a component of a group developed tour and package is assigned to the hotels and packages segment and is recorded on a gross basis. The hotel reservations form integral part of the holiday packages and accordingly management believes that it is appropriate to aggregate these services as one reporting segment due to the similarities in the nature of services.

3.	Other operations primarily include the advertisement income from hosting advertisements on its internet web-sites, income from sale of rail and bus tickets and income from facilitating website access to a travel insurance companies. The operations do not meet any of the quantitative thresholds to be a reportable segment for any of the periods presented in these consolidated financial statements.

Information About Reportable Segments:

	Air ticketing		Hotels and packages		Others		Total
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Revenue	847,462	651,215	1,715,824	1,682,801	56,932	45,078	2,620,218	2,379,093
Service cost	-	-	(1,424,769)	(1,419,716)	-	-	(1,424,769)	(1,419,716)
Segment results	847,462	651,215	291,055	263,085	56,932	45,078	1,195,449	959,377

Other Income							6,124	3,440
Unallocated expenses							(1,192,162)	(1,081,619)
Operating gain/(loss)							9,411	(118,802)

Finance costs							(34,163)	(27,718)
Depreciation and amortisation							(65,300)	(56,474)
Finance income							25,526	21,276
Share of loss of joint venture							(2,569)	(2,895)
Loss before tax							(67,095)	(184,613)
Income tax expense							(13,870)	(1,688)
Net loss							(80,965)	(186,301)

Revenue includes other revenue

The CODM does not monitor the assets and liabilities of the LOB's separately, consequently the segment disclosure relating to assets and liabilities are not required.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Geographical Information:

Given that company's products and services are available on a technology platform to customers globally, consequently the necessary information to track accurate geographical location of customers is not available.

Non-current assets are disclosed based on respective physical location of the assets

	Non Current Assets*
	June 30, 2016	March 31, 2016
USA	3,900	6,135
India	1,552,886	1,507,892
Others	23,878	23,640
Total	1,580,664	1,537,667

*Non-current assets presented above represent property, plant and equipment and intangible assets and goodwill.

Major Customers:

Considering the nature of business, customers normally include individuals. Further, none of the corporate and other customers account for more than 10% or more of the Group’s revenues.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

6.	Fair value measurement

Set out below is a comparison by class of the carrying amounts and fair value of the Group’s financial instruments that are carried in the financial statements.

	Carrying value		Fair value
	June 30,	March 31,	June 30,	March 31,
	2016	2016	2016	2016
Financial assets
Assets carried at amortised cost
Trade and other receivables	1,678,470	1,513,307	1,678,470	1,513,307
Cash and cash equivalents	312,003	389,664	312,003	389,664
Term deposits	1,032,041	1,024,890	1,032,041	1,024,890
Other financial assets	109,767	119,866	109,767	119,866
Total	3,132,281	3,047,727	3,132,281	3,047,727

Financial liabilities
Liabilities carried at fair value through profit or loss
Share warrants	6,959	6,997	6,959	6,997
Total	6,959	6,997	6,959	6,997

Liabilities carried at amortised cost
Trade and other payables	2,605,126	2,266,145	2,605,126	2,266,145
Borrowings	467,208	469,433	467,208	469,433
Other liabilities	299,074	235,321	299,074	235,321
Total	3,371,408	2,970,899	3,371,408	2,970,899

Fair values

The management assessed that the fair values of trade receivables, cash and cash equivalent, term deposits, trade payables, borrowings and other liabilities approximates their carrying amounts largely due to the short-term maturities of these instruments.

Fair value hierarchy

The table below analysis financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

• Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

• Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

• Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

	As at June 30, 2016
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Term deposits	-	1,032,041	-	1,032,041
Other financial assets	-	109,767	-	109,767
Total assets	-	1,141,808	-	1,141,808

Liabilities carried at fair value through profit or loss
Warrants	-	-	6,959	6,959
Liabilities carried at amortised cost
Borrowings	-	467,208	-	467,208
Total Liabilities	-	467,208	6,959	474,167

	As at March 31, 2016
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Term deposits	-	1,024,890	-	1,024,890
Other financial assets	-	119,866	-	119,866
Total assets	-	1,144,756	-	1,144,756

Liabilities carried at fair value through profit or loss
Warrants	-	-	6,997	6,997
Liabilities carried at amortised cost
Borrowings	-	469,433	-	469,433
Total Liabilities	-	469,433	6,997	476,430

There were no transfers between Level 1, Level 2 and Level 3 during the three months ended June 30, 2016.

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

Valuation Techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 3 fair values at June 30, 2016 & March 31, 2016 as well as the significant unobservable inputs used.

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
A. Financial Instruments measured at fair value:
Warrants	Black- Scholes model: The valuation model considers the share price on measurement date, expected term of the instrument, risk free rate (based on government bonds), expected volatility and expected dividend rate.	Expected term : 1.5 years Risk free rate : 0.67%	The estimated fair value would increase (decrease) if : • the expected term were higher (lower) • the risk free rate were higher (lower)

B. Financial Instruments for which fair value is disclosed:

Borrowings	Discounted cash flows	Prevailing interest rate in market, future payouts	-
Term deposits	Discounted cash flows	Prevailing interest rate to discount future cash flows	-
Other financial assets	Discounted cash flows	Prevailing interest rate to discount future cash flows	-

Reconciliation of fair value measurements categorised within level 3 of the fair value hierarchy

	April 1, 2015	Charge to profit or loss	Effects of movements in foreign exchange rates	March 31, 2016	Charge to profit or loss	Effects of movements in foreign exchange rates	June 30, 2016
Silicon Valley Bank - Convertible Preference shares - Series D	2,029	(64)	122	2,087	(16)	34	2,105
Silicon Valley Bank - Convertible Preference shares - Series E	1,536	(38)	93	1,591	(11)	27	1,607
Macquarie Corporate Holdings Pty Limited - Ordinary shares	-	3,269	50	3,319	(127)	55	3,247
Total	3,565	3,167	265	6,997	(154)	116	6,959

Yatra Online, Inc.

Notes to interim condensed consolidated financial statements for the three months ended June 30, 2016

(Amount in INR thousands, except per share data and number of shares)

7.	Commitment and contingencies

a) Capital & Other commitments:

Contractual commitments for capital expenditure pending execution were INR 15,013 as at June 30, 2016 (INR 1,921 as at March 31, 2016). Contractual commitments for capital expenditure are relating to acquisition of furniture and fixture and equipment.

Contractual commitments for revenue expenditure pending execution were INR 100,140 as at June 30, 2016 (INR 109,179 as at March 31, 2016). Contractual commitments for revenue expenditure are relating to advertisement services.

b) Contingent Liabilities

i) Claims not recognised as liability were INR 34,976 as at June 30, 2016 (INR 34,976 as at March 31, 2016).

These represents claim made by the customers due to service related issues, which are contested by the Group and are pending in various district consumer redressal forums in India. The management of the Group does not expect these claims to succeed and accordingly no provision has been recognised in the financial statements

ii) INR 2,249 as at June 30, 2016 (INR 2,249 as at March 31, 2016), represents show cause cum demand notices raised by Service tax authorities over one of the subsidiary in India. Based on the Group's evaluation, it believes that it is not probable that the demand will materialise and therefore no provision has been recognised.

8.	Subsequent events (Unaudited)

On July 13, 2016, the Company entered into a definitive agreement with NASDAQ-listed Terrapin 3 Acquisition Corporation (TRTL), which agreement was amended on September 28, 2016, to combine in a transaction that values the Company at an enterprise value of INR 14,459,940 (USD 218,000). TRTL is a special purpose acquisition company formed for the purpose of effecting a merger, acquisition, or similar business combination and had raised INR 14,111,708 (USD 212,750) in its IPO in July 2014. The parent Company will be the surviving company in the transaction and intends to be listed on the NASDAQ Stock Market under the symbol "YTRA" following completion of the transaction.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Yatra Online, Inc.

We have audited the accompanying consolidated statement of financial position of Yatra Online, Inc. as of March 31, 2016 and 2015 and April 1, 2014, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows for each of the two years in the period ended March 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yatra Online, Inc. at March 31, 2016 and 2015 and April 1, 2014, and the consolidated results of its operations and its cash flows for each of the two years in the period ended March 31, 2016, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young Associates LLP

Gurgaon, India
September 26, 2016

Yatra Online, Inc.
Consolidated statement of profit or loss and other comprehensive loss for the year ended March 31, 2016
(Amount in thousands, except per share data and number of shares)

	Notes	March 31, 2016	March 31, 2016	March 31, 2015
		INR	USD	INR
		(refer to Note 2.3)
Revenue
Rendering of services	8	8,123,943	122,478	6,352,691
Other revenue	9	214,524	3,234	175,003
Total revenue		8,338,467	125,712	6,527,694
Other income	10	40,679	613	53,293

Service cost		4,201,167	63,337	3,155,432
Personnel expenses	11	1,513,147	22,812	1,154,171
Marketing and sales promotion expenses		1,687,431	25,440	1,468,431
Other operating expenses	12	1,948,615	29,378	1,579,477
Depreciation and amortisation	13	233,703	3,523	208,939
Results from operations		(1,204,917)	(18,165)	(985,463)

Share of loss of joint venture	14	(11,802)	(178)	(11,005)
Finance income	15	95,072	1,433	93,559
Finance costs	16	(115,140)	(1,736)	(87,578)
Loss before income taxes		(1,236,787)	(18,646)	(990,487)

Income tax (expense) / credits	17	(6,515)	(98)	42,720

Loss for the year		(1,243,302)	(18,744)	(947,767)

Other comprehensive loss

Items to be reclassified to profit or loss in subsequent periods (net of taxes)
Foreign currency translation differences	31	(18,615)	(281)	(4,037)

Items not to be reclassified to profit or loss in subsequent periods (net of taxes)
Remeasurement of defined benefit (asset) liability	31	(9,403)	(142)	(3,269)

Other comprehensive loss for the year, net of tax		(28,018)	(423)	(7,306)
Total comprehensive loss for the year, net of tax		(1,271,320)	(19,167)	(955,073)

Loss attributable to :
Owners of the Company		(1,218,824)	(18,375)	(936,504)
Non-controlling interest		(24,478)	(369)	(11,263)
Loss for the year		(1,243,302)	(18,744)	(947,767)

Total comprehensive loss attributable to :
Owners of the Company		(1,246,632)	(18,795)	(943,755)
Non-controlling interest		(24,688)	(372)	(11,318)
Total comprehensive loss for the year		(1,271,320)	(19,167)	(955,073)

Loss per share	18
Basic		(26.43)	(0.40)	(21.30)
Diluted		(26.43)	(0.40)	(21.30)

The accompanying notes are an integral part of the consolidated financial statements

Yatra Online, Inc.
Consolidated statement of financial position for the year ended March 31, 2016
(Amount in thousands, except per share data and number of shares)

	Notes	March 31, 2016	March 31, 2016	March 31, 2015	April 1, 2014
		INR	USD	INR	INR
	(refer to Note 2.3)
Assets
Non-current assets
Property, plant and equipment	19	126,563	1,908	93,565	93,733
Intangible assets and goodwill	20	1,411,104	21,274	1,353,542	1,333,834
Investment in joint venture	14	-	-	3,403	6,908
Other financial assets	21	110,558	1,667	116,826	102,813
Other non financial assets	22	43,783	660	11,469	15,205
Deferred tax asset	23	40,443	610	44,452	214
Total non current assets		1,732,451	26,119	1,623,257	1,552,707

Current assets
Inventories		11,933	180	8,531	3,622
Trade and other receivables	24	1,513,307	22,815	1,537,691	1,360,135
Prepayments and other assets	25	409,224	6,169	334,204	402,084
Income tax receivable		266,879	4,023	192,777	151,211
Other financial assets	26	1,030,569	15,537	749,739	1,225,985
Cash and cash equivalents	27	389,664	5,875	234,474	362,158
Total current assets		3,621,576	54,599	3,057,416	3,505,195

Total assets		5,354,027	80,718	4,680,673	5,057,902

Equity and liabilities
Equity
Share capital	28	27	1	27	27
Share premium	28	121,203	1,827	121,203	121,203
Preference Share
Share capital	29	196	3	179	179
Share premium	29	6,179,568	93,164	5,351,710	5,351,710
Other capital reserve	30	174,820	2,636	155,450	123,709
Accumulated deficit		(6,023,690)	(90,814)	(4,896,326)	(4,087,658)
Foreign currency translation reserve	31	(22,652)	(342)	(4,037)	-
Total equity attributable to equity holders of the company		429,472	6,475	728,206	1,509,170
Total Non-controlling interest		11,586	175	6,752	-
Total equity		441,058	6,650	734,958	1,509,170

Non current liabilities
Borrowings	32	368,859	5,561	114,365	204,374
Trade and other payables	33	214,606	3,235	-	90,846
Employee benefits	34	42,605	642	27,293	18,866
Deferred revenue	35	711,329	10,724	265,222	594,334
Other financial liabilities	36	36,997	558	3,565	33,490
Other non financial liabilities	37	49,504	746	5,440	-
Total Non current liabilities		1,423,900	21,466	415,885	941,910

Current liabilities
Borrowings	32	100,574	1,516	121,620	217,308
Trade and other payables	33	2,051,539	30,930	2,350,338	1,758,093
Employee benefits	34	33,416	504	23,044	18,344
Deferred revenue	35	647,518	9,762	318,082	232,337
Other financial liabilities	36	123,248	1,858	187,251	47,402
Other current liabilities	38	532,774	8,032	529,495	333,338
Total current liabilities		3,489,069	52,602	3,529,830	2,606,822
Total liabilities		4,912,969	74,068	3,945,715	3,548,733

Total equity and liabilities		5,354,027	80,718	4,680,673	5,057,902

The accompanying notes are an integral part of the consolidated financial statements

Yatra Online, Inc.
Consolidated statement of changes in equity for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

	Attributable to share holders of the company
	Equity share capital (Note 28)	Equity share premium (Note 28)	Preference share capital (Note 29)	Preference share premium (Note 29)	Accumulated Deficit	Other capital reserve (Note 30)	Foreign Currency Translation Reserve	Total	Non Controlling Interest	Total Equity
Balance as at April 1, 2014	27	121,203	179	5,351,710	(4,087,658)	123,709	-	1,509,170	-	1,509,170

Loss for the year	-	-	-	-	(936,504)	-	-	(936,504)	(11,263)	(947,767)

Other comprehensive loss
Foreign currency translation differences	-	-	-	-	-	-	(4,037)	(4,037)	-	(4,037)
Remeasurement of defined benefit (asset) liability	-	-	-	-	(3,214)	-	-	(3,214)	(55)	(3,269)
Total other comprehensive loss	-	-	-	-	(3,214)	-	(4,037)	(7,251)	(55)	(7,306)

Total comprehensive loss	-	-	-	-	(939,718)	-	(4,037)	(943,755)	(11,318)	(955,073)

Share based payments	-	-	-	-	-	31,741	-	31,741	-	31,741
Transaction with non controlling interest	-	-	-	-	131,050	-	-	131,050	18,070	149,120

Balance as at March 31, 2015	27	121,203	179	5,351,710	(4,896,326)	155,450	(4,037)	728,206	6,752	734,958

Loss for the year	-	-	-	-	(1,218,824)	-	-	(1,218,824)	(24,478)	(1,243,302)

Other comprehensive loss
Foreign currency translation differences	-	-	-	-	-	-	(18,615)	(18,615)	-	(18,615)
Remeasurement of defined benefit (asset) liability	-	-	-	-	(9,193)	-	-	(9,193)	(210)	(9,403)
Total other comprehensive loss	-	-	-	-	(9,193)	-	(18,615)	(27,808)	(210)	(28,018)

Total comprehensive loss	-	-	-	-	(1,228,017)	-	(18,615)	(1,246,632)	(24,688)	(1,271,320)

Share based payments	-	-	-	-	-	19,370	-	19,370	-	19,370
Issuance of shares	-	-	17	827,858	-	-	-	827,875	-	827,875
Transaction with non controlling interest	-	-	-	-	100,653	-	-	100,653	29,522	130,175

Balance as at March 31, 2016	27	121,203	196	6,179,568	(6,023,690)	174,820	(22,652)	429,472	11,586	441,058

Transaction with non controlling interest represents shares of a subsidiary issued to stakeholders outside the group. The percentage holding of the Group to 97.85% as of March 31, 2016 (98.70% -March 31, 2015, 100%- April 1, 2014) (refer to Note 6)

The accompanying notes are an integral part of the consolidated financial statements

Yatra Online, Inc.
Consolidated statement of cash flows for the year ended 31 March, 2016
(Amount in thousands, except per share data and number of shares)

	Note	March 31, 2016	March 31, 2016	March 31, 2015
		INR	USD	INR
		(refer to Note 2.3)
Cash flows from operating activities
Loss before tax		(1,236,787)	(18,646)	(990,487)
Adjustment to reconcile loss before tax to net cash flows:
Depreciation and amortisation	13	233,703	3,523	208,939
Finance income	15	(89,131)	(1,344)	(83,633)
Finance costs	16	58,765	886	41,848
Unrealized foreign exchange loss / (gain)		4,524	68	(13,829)
Loss / (profit) on disposal of property, plant and equipment	10, 12	212	3	(739)
Change in fair value of warrants	15, 16	3,167	48	(85)
Excess provision written back	10	(35,666)	(538)	(46,560)
Advances written-off	12	7,179	108	604
Trade and other receivables written-off	12	106,933	1,612	162,909
Share of loss of a joint venture	14	11,802	178	11,005
Share-based payment expense	11	19,370	292	31,741
(Increase) in trade and other receivables		(219,013)	(3,302)	(274,457)
(Increase) in inventories		(2,546)	(38)	(5,378)
Increase in trade and other payables		754,192	11,370	618,223
Direct taxes paid (net of refunds)		(76,607)	(1,155)	(43,083)
Net cash used in operating activities		(459,903)	(6,935)	(382,982)

Cash flows from investing activities:
Investment in joint venture	14	(7,800)	(118)	(7,500)
Purchase of property, plant and equipment	19	(68,672)	(1,035)	(52,631)
Proceeds from sale of property, plant and equipment		780	12	4,438
(Increase) in intangible assets	20	(239,098)	(3,605)	(172,970)
Investment in term deposits		(3,711,662)	(55,958)	(1,144,255)
Proceeds from term deposits		3,465,629	52,248	1,608,668
Interest received	15	85,274	1,286	84,431
Net cash (used in)/ from investing activities		(475,549)	(7,170)	320,181

Cash flows from financing activities
Proceeds from issue of preference shares	29	846,283	12,759	-
Acquisition by non controlling interest		130,175	1,963	149,120
Proceeds from borrowings		726,616	10,955	170,000
Repayment of borrowings		(497,684)	(7,503)	(231,551)
Repayment of vehicle loan		(11,487)	(173)	(396)
Interest paid on term loan		(32,211)	(486)	(33,776)
Interest paid on vehicle loan		(2,485)	(37)	(1,472)
Interest paid on bank overdraft		(15,186)	(229)	(6,599)
Net cash from financing activities		1,144,021	17,249	45,326

Net increase / (decrease) in cash and cash equivalents		208,569	3,144	(17,475)
Effect of exchange differences on cash & cash equivalents		(39,929)	(601)	21,658
Cash and cash equivalents at the beginning of the year		221,024	3,332	216,841
Closing Cash and cash equivalents at the end of the year		389,664	5,875	221,024

Components of cash and cash equivalents:
Cash on hand		2,659	40	2,802
Balances with banks
On current account		263,016	3,966	133,397
Credit card collection in hand		123,989	1,869	98,275
Cash and bank balances	27	389,664	5,875	234,474
Less: Bank overdrafts		-	-	(13,450)
Total cash and cash equivalent		389,664	5,875	221,024

The accompanying notes are an integral part of the consolidated financial statements

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

1.	Corporate information

Yatra Online, Inc (the “Parent Company”) together with its subsidiaries (collectively, “the Company” or the “Group”) and equity accounted investee is primarily engaged in the business of selling travel products and solutions in India, the United States and Singapore. The Group offers its customers the entire range of travel services including ticketing, tours and packages and reservations for hotels. The Parent Company is domiciled and incorporated in Cayman Islands; the registered office is located at Maples Corporate Services Limited, PO Box-309, Ugland House, Grand Cayman, KYI-1104 Cayman Islands. Information on the group structure is provided in Note 6

2.	Significant accounting policies

2.1 Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The accounting policies have been consistently applied by the Group.

These financial statements are the Group's first IFRS financial statements and are covered by IFRS 1, “First-time Adoption of International Financial Reporting Standards”. First time adoption date is April 1, 2014, as defined in IFRS 1(refer to Note 43 for information on how the Group adopted IFRS).

The consolidated financial statements of “the Company” and its subsidiaries for the year ended March 31, 2016 and 2015 were authorised for issuance by the Group's Board of Directors on September 26, 2016.

The consolidated financial statements are prepared on historical cost basis, except for financial instruments classified as fair value through profit or loss.

2.2 Basis of consolidation

The consolidated financial statements comprise the financial statements of the Parent Company and its subsidiaries as disclosed in Note 6.

A subsidiary is an entity controlled by the Group. Control exists when the parent has power over the entity, is exposed, or has rights to variable returns from its involvement with the entity and has the ability to affect those returns by using its power over the entity. Power is demonstrated through existing rights that give the ability to direct relevant activities, those which significantly affect the entity’s returns.

Subsidiaries are fully consolidated from the date on which the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies and accounting period in line with those used by the Group. All intra-group transactions, balances, income and expenses and cash flows are eliminated on consolidation.

Non-controlling interests is the equity in a subsidiary not attributable, directly or indirectly, to a parent. Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity therein. Non-controlling interests consist of the amount of those interests at the date of the business combination and the non-controlling interests’ share of changes in equity since that date.

Profit or loss and each component of Other Comprehensive Income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

A change in the ownership interest of a subsidiary, without a change of control, is accounted for as an equity transaction.

2.3 Foreign currencies

The Group’s reporting currency is the Indian national rupee (INR). The Parent Companies functional currency is the United States dollar (USD). The Company’s operations are conducted through the subsidiaries and equity accounted investee where the local currency is the functional currency and the financial statements of such entities are translated from their respective functional currencies into INR.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Group companies

On consolidation, the assets and liabilities of foreign operations are translated into presentation currency at the rate of exchange prevailing at the reporting date and their statement of profit or loss and other comprehensive loss are translated at average exchange rates prevailing during the year. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is recognised in profit or loss.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognised in profit or loss.

Convenience Translation

The consolidated financial statements are stated in thousands of INR. However, solely for the convenience of the readers, the consolidated statement of financial position as at March 31, 2016, the consolidated statement of profit or loss and other comprehensive loss, and consolidated statement of cash flows for the year ended March 31, 2016 were converted into U.S. dollars at the exchange rate of 66.33 INR per USD. This arithmetic conversion should not be construed as representation that the amounts expressed in INR may be converted into USD at that or any other exchange rate as well as that such numbers are in compliance as per the requirements of IFRS.

2.4 Summary of significant accounting policies

Joint ventures

The Group’s investment in its joint venture is accounted for using the equity method.

Under the equity method, the investment in the joint venture is initially recognised at cost. The carrying amount of the investment is adjusted to recognise changes in the Group’s share of net assets of the joint venture since the acquisition date. The statement of profit or loss and other comprehensive loss reflects the Group’s share of the results of operations of the joint venture. In addition, when there has been a change recognised directly in the equity of the joint venture, the Group recognises its share of any changes, when applicable, in the statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the joint venture are eliminated to the extent of the interest in the joint venture.

The financial statements of the joint venture are prepared for the same reporting period as the Group.

At each reporting date, the Group determines whether there is objective evidence that the investment in the joint venture is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the joint venture and its carrying value, then recognises the loss as ‘Share of loss of a joint venture’ in the statement of profit or loss.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value. Acquisition-related costs are expensed as incurred in profit or loss.

When the Group acquires a business, it assesses the assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for Non Controlling Interest over the fair value of the identifiable net assets acquired and liabilities assumed. If the fair value of the identifiable net assets acquired is in excess of the aggregate consideration transferred, the Group reassesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in statement of profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s Cash Generating Units ( CGUs) (refer to Note 20) that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Revenue recognition

Revenue is recognized to the extent that it is probable that economic benefits will flow to the Group and revenue can be reliably measured. Revenue is measured at the fair value of consideration received or receivable, taking into account contractually defined terms of payment. The Group assesses its revenue arrangement against specific criteria in order to determine if it is acting as principal or agent. The Group has concluded that it is acting as agent in case of sale of airline tickets, hotel bookings, sale of rail and bus tickets and as principal in case of sale of holiday packages.

The Group provides travel products and services to leisure, corporate travelers and B2B2C (Business to Business to Consumer) agents in India and abroad. The revenue from rendering these services is recognized in the statement of profit or loss once the services are rendered. This is generally the case 1) on the issuance of the ticket in the case of sale of airline tickets 2) on date of hotel booking and 3) on the date of departure for outbound tours and packages and on completion of tour for inbound tours.

Air ticketing

Income from the sale of airline tickets is recognized as an agent on a net commission earned basis. Incomes from service fee are recognized on earned basis.

Incentives from airlines are recognized when the performance thresholds under the incentive schemes are achieved or are probable to be achieved at the end of periods.

Hotels and Packages

Income from hotel reservation is recognized as an agent on a net commission earned basis.

Income from packages are accounted for on a gross basis as the Group is determined to be the primary obligor in the arrangement, that is the risks and responsibilities are taken by the Group including the responsibility for delivery of services. Cost of delivering such services includes cost of hotel, airlines and package services and is disclosed as service cost.

Income from hotels and packages is disclosed together as Income from Hotel and packages.

Other Services

Income from other sources, primarily comprising advertising revenue, income from sale of rail and bus tickets and fees for facilitating website access to travel insurance companies are being recognized as the services are being performed. Income from the sale of rail and bus tickets is recognized as an agent on a net commission earned basis.

Revenue is recognized net of cancellations received during the period, refunds, and service taxes.

Revenue is allocated between the loyalty programme and the other components of the sale. The amount allocated to the loyalty programme is deferred, and is recognized as revenue when the Group fulfills its obligations to supply the products/services under the terms of the programme or when it is no longer probable that the points under the programme will be redeemed.

The Group receives upfront fee from Global Distribution System (“GDS”) provider for facilitating the booking of airline tickets on its Website or other distribution channels to travel agents for using their system which is recognized as revenue for actual airline tickets sold over the total number of airline tickets to be sold over the term of the agreement and the balance amount is recognized as deferred revenue.

Marketing and sales promotion expenses

Marketing and sales promotion expenses primarily comprise of online, television, radio and print media advertisement costs as well as event driven promotion cost for the Group’s products and services. Such costs are the amount paid to or accrued towards advertising agencies or direct service providers for advertising on websites, television, print formats, search engine marketing and any other media. Advertising and business promotion costs are recognized when incurred.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Additionally, the Group also incurs customer inducement and acquisition costs for acquiring customers and promoting transactions across various booking platforms such as upfront cash incentives, which when incurred are recorded as marketing and sales promotion costs.

Finance Income and Expenses

Finance income comprises interest income on term deposits and net gain on change in fair value of derivatives. Interest income is recognized as it accrues in profit or loss, using the effective interest method (EIR).

Finance expenses comprise interest expense on borrowings, unwinding of the discount on provisions, and impairment losses recognized on financial assets. Interest expense is recognized in profit or loss using EIR.

Taxes

Current tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Group operates and generate taxable income.

Current income tax relating to items recognised directly in equity is recognised in equity and not in the income statement. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax liabilities are recognised for all taxable temporary differences.

Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and any unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxation authority.

Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. All repair and maintenance costs are recognised in profit or loss as incurred.

An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognised.

Depreciation is calculated on straight line basis using the rates arrived at based on the estimated useful lives of the assets as follows:

Computer and peripherals	3 years
Furniture and fixtures	5 years
Office equipment	5 years
Vehicles	Term of lease or useful life (5-7 years as applicable) whichever is shorter

Leasehold improvements are amortized over the lower of primary lease period or economic useful life.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation (calculated on a straight-line basis over their useful lives) and accumulated impairment losses, if any.

Technology related development costs incurred by the Group are measured at cost less accumulated amortisation and accumulated impairment losses. Cost includes expenses incurred during the application development stage. The costs related to planning and post implementation phases of development are expensed as incurred.

Internally generated intangibles, excluding capitalised development costs, are not capitalised. Instead, the related expenditure is recognised in the statement of profit or loss and other comprehensive income in the period in which the expenditure is incurred.

Goodwill is initially recognised at cost and is subsequently measured at cost less any accumulated impairment losses. On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss recognised in the statement of comprehensive income on disposal.

Intangible assets are amortised over the useful economic life on straight line basis and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets is recognized in the statement of profit or loss.

Intangible assets are amortised as below

Agent / Supplier Relationship	2.5 - 10 years
Non compete agreement	6.5 years
Trademarks	10 - 20 years
Intellectual property rights	3 years
Computer software and Websites	3 to 10 years or license period, whichever is shorter

Leases

Group as a lessee

A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership by the Group is classified as a finance lease.

Finance leases are capitalised at the commencement of the lease at the inception date fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in finance costs in the statement of profit or loss.

A leased asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

An operating lease is a lease other than a finance lease. Operating lease payments are recognised as an operating expense in the statement of profit or loss on a straight-line basis over the lease term.

Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

(i) Financial assets

Initial recognition and measurement

Financial assets are classified at initial recognition, as financial assets at fair value through profit or loss, loans and receivables, held-to- maturity investments or available-for-sale (AFS), as appropriate.

All financial assets are recognised initially at fair value plus, in the case of financial assets not recorded at fair value through profit or loss, transaction costs that are attributable to the acquisition of the financial asset.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Subsequent measurement

Financial assets measured at amortised cost

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortised cost using the effective interest rate (EIR) method, less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance income in the statement of profit or loss. The losses arising from impairment are recognised in the statement of profit or loss

This category applies to trade and other receivables, term deposits, security deposits and employee loans. For more information on receivables, refer to Note 24.

Impairment of financial assets

The Group assesses, at each reporting date, whether there is objective evidence that a financial asset or a group of financial assets is impaired. An impairment exists if one or more events has occurred since the initial recognition of the asset (an incurred ‘loss event’), that has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortised cost

For financial assets carried at amortised cost, the Group first assesses whether impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

The amount of any impairment loss identified is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original EIR.

The carrying amount of the asset is reduced through the use of an allowance account and the loss is recognised in the statement of profit or loss. Interest income (recorded as finance income in the statement of profit or loss) continues to be accrued on the reduced carrying amount using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to finance costs in the statement of profit or loss

ii) Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings or payables, as appropriate. All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, interest-bearing borrowings including bank overdrafts and share warrants .

Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include share warrants for which fair value is routed through profit or loss. For more information on share warrants refer to Note 32.

Loans and borrowing

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. The EIR amortisation is included as finance costs in the statement of profit or loss. This category applies to interest-bearing borrowings, trade and other payables.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Cash and cash equivalents

Cash and short-term deposits in the statement of financial position comprise cash at banks, payment gateways and on hand and short-term deposits with a maturity of three months or less, which are subject to an insignificant risk of changes in value.

For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits, as defined above, net of outstanding bank overdrafts as they are considered an integral part of the Group’s cash management.

Inventories

Inventories are valued at the lower of cost and net realisable value. Cost is determine on FIFO (First in First out) basis and net realisable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale. Inventories include tickets for amusement parks.

Impairment of non-financial assets

Assets that have an indefinite useful life, for example goodwill, are not subject to amortisation and are tested atleast annually or when there are indicators that an asset may be impaired, for impairment. Assets that are subject to depreciation and amortisation are reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or when annual impairment testing for an asset is required. Such circumstances include, though are not limited to, significant or sustained decline in revenues or earnings and material adverse changes in the economic environment.

Impairment test for goodwill is performed at the level of each CGU or groups of CGUs expected to benefit from acquisition-related synergies and represent the lowest level within the entity at which the goodwill is monitored for internal management purposes. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets.

An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. The recoverable amount of an asset is the greater of its fair value less costs to sell and value in use. To calculate value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market rates and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. Fair value less costs to sell is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, less the costs of disposal. Impairment losses, if any, are recognised in profit or loss as a component of depreciation and amortisation expense.

An impairment loss in respect of goodwill is not reversed. Other impairment losses are only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined if no impairment loss had previously been recognised.

Compound instruments

Compound financial instruments issued by the group comprise of non redeemable convertible preference share that can be converted to equity shares at the option of the holder.

The Group classifies financial instrument as equity if the instrument includes no contractual obligation to deliver cash or other financial asset to the holder and will be settled in the Parent companies own equity instruments.

Provisions and contingencies

Provisions are recognised when the Group has a present obligation (legal or constructive), as a result of a past event, that is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the statement of profit or loss.

Contingent liabilities are recognised at their fair value only, if they were assumed as part of a business combination. Contingent assets are not recognised. However, when the realisation of income is virtually certain, then the related asset is no longer a contingent asset, and is recognised as an asset. Information on contingent liabilities is disclosed in the notes to the consolidated financial statements, unless the possibility of an outflow of resources embodying economic benefits is remote.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Employment benefit plan

The Group's post-employment benefits include defined benefits plan and defined contribution plans. The Group also provides other benefits in the form of deferred compensation and compensated absences.

Under the defined benefit retirement plan, the Group provides obligation in the form of Gratuity under the Indian Payment of Gratuity Act 1956. Under the plan, a lumpsum payment is made to eligible employees at retirement or termination of employment based on respective employee’s salary and years of service with the group.

For defined benefit retirement plans, the difference between the fair value of the plan assets and the present value of the plan liabilities is recognised as an asset or liability in the statement of financial position. Scheme liabilities are calculated using the projected unit credit method and applying the principal acturial assumptions as at the date of statement of financial position. Plan assets are assets that are qualifying insurance policies.

All expenses excluding remeasurements of the net defined benefit liability (asset), in respect of defined benefit plans are recognised in the profit or loss as incurred. Remeasument, comprising acturial gains and losses and the return on the plan assets (excluding amounts included in net interest on the net defined benefit liability (asset)), are recognised immediately in the statement of financial position with a corresponding debit or credit to retained earnings through OCI (Other comprehensive income) in the period in which they occured. The remeasument are not re-classified to profit or loss in subsequent years. The amount charged to the income statement in respect of these plans is included within personnel expenses.

The Group's contribution's to defined contribution plans are recognised in profit & loss as and when the services are rendered by employees. The Group has no further obligations under these plans beyond its periodic contributions.

The employees of the Group are entitled to compensated absences. The employees can carry forward up to the specified portion of the unutilized accumulated compensated absences and utilize it in future periods or receive cash at retirement or termination of employment. The Group records an obligation for compensated absences in the period in which the employee renders the services that increases this entitlement. The Group measures the expected cost of compensated absences as the additional amount that the Group expects to pay as a result of the unused entitlement that has accumulated at the end of the reporting period. The Group recognizes accumulated compensated absences based on actuarial valuation. Non-accumulating compensated absences are recognized in the period in which the absences occur. The Group recognizes actuarial gains and losses arising from liability for compensated absence are immediately recorded in the statement of profit or loss.

Share-based payments

Employees (including senior executives) of the Group receive part of their remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments (equity-settled transactions) The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using black-scholes valuation model, further details of which are given in Note 30.

That cost is recognised in employee benefits expense , together with a corresponding increase in equity (other capital reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

Service conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognised for awards that do not ultimately vest because service conditions have not been met.

Earnings (Loss) per share

The Group’s Earnings (Loss) per Share (‘EPS’) is determined based on the net profit attributable to the shareholders’ of the parent company. Basic EPS is computed using the weighted average number of shares outstanding during the year.

Diluted EPS is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year including convertible preference shares, share options and warrants (using the treasury stock method for options), except where the result would be anti-dilutive

3.	Standards and interpretations issued but not effective

The new standards, interpretations and amendments to Standards that are issued to the extent relevant to the Group, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these Standards, if applicable, when they become effective.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting.

The effective date of IFRS 9 is annual periods beginning on or after January 1, 2018, with early adoption permitted. Retrospective application is required, but comparative information is not compulsory. The Group is required to adopt the standard by the financial year commencing April 1, 2018. The Group is currently evaluating the requirements of IFRS 9, and has not yet determined the impact on the consolidated financial statements.

IFRS 15 Revenue from Contracts with Customers

In May 2014, IASB issued standard, IFRS 15 Revenue from Contract with Customers. The Standard establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15, revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognising revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS.

The effective date of IFRS 15 is annual periods beginning on or after January 1, 2018, with early adoption permitted. The Group is required to adopt the standard by the financial year commencing April 1, 2018. The Group is currently evaluating the requirements of IFRS 15, and has not yet determined the impact on the consolidated financial statements.

IFRS 16 Leases

In January 2016, IASB issued standard, IFRS 16 Leases. IFRS 16 supersedes IAS 17 Leases; IFRIC 4 Determining whether an Arrangement contains a Lease; SIC-15 Operating Leases—Incentives; and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The previous accounting model for leases required lessees and lessors to classify their leases as either finance leases or operating leases and account for those two types of leases differently. IFRS 16 introduces a single lessee accounting model and requires a lessee to recognise assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value.

The effective date of IFRS 16 is annual periods beginning on or after January 1, 2019. Earlier adoption of the Standard is permitted if IFRS 15 Revenue from Contracts with Customers is adopted at or before the date of initial application of IFRS 16. The Group is required to adopt the standard by the financial year commencing April 1, 2019. The Group is currently evaluating the requirements of IFRS 16, and has not yet determined the impact on the consolidated financial statements.

Amendments to IAS 1: Amendments Resulting from the Disclosure Initiative

In December 2014, IASB issued Amendments to IAS 1 Presentation of Financial Statements with respect to disclosure requirements. The amendments aim at clarifying IAS 1 to address perceived impediments to preparers exercising their judgement in presenting their financial reports.

This amendment is applicable to annual periods beginning on or after 1 January 2016, with early adoption permitted. The Group is required to adopt the amendments by the financial year commencing April 1, 2016. The Group does not expect that the adoption of the amendments will have any significant impact on the consolidated financial statements. The Group is currently evaluating the requirements and has not yet determined the impact on the consolidated financial statements.

4. Significant accounting judgments, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the assets or liabilities in future periods.

4.1 Significant judgements in applying the Group’s accounting policies

In the process of applying the Group’s accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

Determination of functional currency

Each entity in the Group determines its own functional currency (the currency of the primary economic environment in which the entity operates) and items included in the financial statements of each entity are measured using that functional currency. IAS 21, “The Effects of Changes in Foreign Exchange Rates” prescribes the factors to be considered for the purpose of determination of functional currency. However, in respect of parent company and certain intermediary foreign operations of the Group, the determination of functional currency might not be very obvious due to mixed indicators like the source of financing, the functional currency if the share holders, the currency in which the borrowings have been raised and the extent of autonomy enjoyed by the foreign operation. In such cases management uses its judgement to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions.

4.2 Significant accounting estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. Actual results could differ from these estimates.

a) Impairment reviews

An impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount. Recoverable amount is the higher of its fair value less costs to sell and its value in use. The value in use calculation is based on a discounted cash flow model. In calculating the value in use, certain assumptions are required to be made in respect of highly uncertain matters, including management’s expectations of growth in EBITDA (Earnings before interest, taxes depreciation and amortisation), long term growth rates; and the selection of discount rates to reflect the risks involved. Also, judgement is involved in determining the CGU and grouping of CGUs for goodwill allocation and impairment testing.

The Group prepares and internally approves formal five year plans, as applicable, for its businesses and uses these as the basis for its impairment reviews. The consistent use of such robust five year information for management reporting purpose, the Group uses five year plans for the purpose of impairment testing. Since the value in use exceeds the carrying amount of CGU, the fair value less costs to sell is not determined.

The key assumptions used to determine the recoverable amount for the CGUs, including sensitivity analysis, are disclosed and further explained in Note 20.

The Group tests goodwill for impairment annually on March 31 and whenever there are indicators of impairment.

b) Allowance for uncollectible trade receivables and advances

Trade receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balances and historical experience. Additionally, a large number of minor receivables is grouped into homogeneous groups and assessed for impairment collectively. Individual trade receivables are written off when management deems them not to be collectible.

c) Loyalty Programs

The Group estimates revenue allocation between the loyalty programme and the other components of the sale with assumptions about the expected redemption rates. The amount allocated to the loyalty programme is deferred, and is recognized as revenue when the Group fulfils its obligations to supply the services under the terms of the programme or when it is no longer probable that the points under the programme will be redeemed.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

d) Taxes

Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, future tax planning strategies and recent business performances and developments. The Group has not recognized deferred tax asset on unused tax losses and temporary differences in most of the subsidiaries of the Group.

Also refer to Note 23 – Deferred taxes.

Defined benefit plans

The costs of post retirement benefit obligation under the Gratuity plan are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increase, mortality rates and future pension increases. Due to the complexities involved in the valuation and its long term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

Refer to Note 34 for assumptions and sensitivity.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

5. Segment information

For management purposes, the Group is organised into Lines of Business (LOBs) based on its products and services and has following reportable segments. The LOBs offer different products and services, and are managed separately because the nature of products and methods used to distribute the services are different. For each of these LOBs, Chief Executive Officer (CEO) reviews internal management reports. Accordingly, the Chief Executive Officer (CEO) is construed to be the Chief Operating Decision Maker (CODM). Segment revenue less service cost from each LOB's are reported and reviewed by the CODM on a monthly basis.

1. Air ticketing: Through internet and mobile based platform and call-centers , the Group provides the facility to book and service international and domestic air tickets to ultimate customer through B2C (Business to Consumer) and B2B2C (Business to Business to Consumer) channel. Both these channels share similar characteristics as they are engaged in facilitation of air tickets. Management believes that it is appropriate to aggregate these two channels as one reporting segment due to the similarities in the nature of business.

2. Hotels and packages: Through an internet and mobile based platform, call-centers and branch offices, the company provides holiday packages and hotel reservations. For internal reporting purposes, the revenue related to airline tickets issued as a component of a group developed tour and package is assigned to the hotels and packages segment and is recorded on a gross basis. The hotel reservations form integral part of the holiday packages and accordingly management believes that it is appropriate to aggregate these services as one reporting segment due to the similarities in the nature of services.

3. Other operations primarily include the advertisement income from hosting advertisements on its internet web-sites, income from sale of rail and bus tickets and income from facilitating website access to a travel insurance companies. The operations do not meet any of the quantitative thresholds to be a reportable segment for any of the periods presented in these consolidated financial statements.

Information About Reportable Segments:

	Air ticketing		Hotels and packages		Others		Total
Particulars	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015

Revenue	2,876,909	2,331,028	5,217,799	4,007,138	243,759	189,528	8,338,467	6,527,694
Service cost	-	-	(4,201,167)	(3,155,432)	-	-	(4,201,167)	(3,155,432)
Segment results	2,876,909	2,331,028	1,016,632	851,706	243,759	189,528	4,137,300	3,372,262

Other income							40,679	53,293
Unallocated expenses							(5,149,193)	(4,202,079)
Operating loss (before depreciation and amortisation)							(971,214)	(776,524)

Finance costs							(115,140)	(87,578)
Depreciation and amortisation							(233,703)	(208,939)
Finance income							95,072	93,559
Share of loss of joint venture							(11,802)	(11,005)

Loss before tax							(1,236,787)	(990,487)

Income tax expense / credits							(6,515)	42,720
Net loss							(1,243,302)	(947,767)
Revenue includes other revenue

The CODM does not monitor the assets and liabilities of the LOB's separately, consequently the segment disclosure relating to assets and liabilities are not required.

Geographical Information:

Given that company's products and services are available on a technology platform to customers globally, consequently the necessary information to track accurate geographical location of customers is not available.

Non-current assets are disclosed based on respective physical location of the assets

	Non Current Assets
	March 31, 2016	March 31, 2015	April 1, 2014
USA	6,135	14,460	22,111
India	1,507,892	1,406,647	1,387,836
Others	23,640	26,000	17,620
Total	1,537,667	1,447,107	1,427,567

Non-current assets presented above represent property, plant and equipment and intangible assets and goodwill.

Major Customers:

Considering the nature of business, customers normally include individuals. Further, none of the corporate and other customers account for more than 10% or more of the Group’s revenues.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

6. Group information

The consolidated financial statements of the Group includes:

Information about group subsidiaries

			% Equity interest
Name	Principal activities	Country of Incorporation	March 31, 2016		March 31, 2015		April 1, 2014
THCL Travel Holding Cyprus Limited	Investment Company	Cyprus	100		100		100
Yatra USA, LLC	Travel & Travel related services	USA	100		100		100
Asia Consolidated DMC Pte. Ltd.	Travel & Travel related services	Singapore	100		100		100
ACD Tours and Travel SDN. BHD. (Malaysia)*	Travel & Travel related services	Malaysia	100		100		100
Middle East Travel Management Company Private Limited	Travel & Travel related services	India	100		100		100
Yatra Online India Private Limited	Travel & Travel related services	India	97.85	***	98.70	**	100
Yatra Corporate Hotel Solutions P. Ltd. (formerly known as Intech Hotel Solutions P. Ltd.)	Travel & Travel related services	India	97.85	***	98.70	**	100
TSI Yatra Private Limited (formerly known as TSI-Travel Services International P. Ltd.)	Travel & Travel related services	India	97.85	***	98.70	**	100
Yatra TG Stays Private Limited (formerly known as D.V. Travels Guru Private Limited)	Travel & Travel related services	India	97.85	***	98.70	**	100
Yatra Hotel Solutions Private Limited (formerly known as Desiya Online Travel Distribution P. Ltd.)	Travel & Travel related services	India	97.85	***	98.70	**	100

* ACD Tours and Travel SDN. BHD. (Malaysia) incorporated as a subsidiary of Asia Consolidated DMC Pte. Ltd., is in process of liquidation. The company is a dormant company with no operations

** Remaining shares of 1.3% are held by minority as at March 31, 2015

*** Remaining shares of 2.15% are held by minority as at March 31, 2016

Joint Venture

The group has a 50% interest in Adventure and Nature Network Pvt. Ltd. (March 31, 2015: 50%). For more detail, refer to Note 14.

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

7. Fair value measurement

Set out below is a comparison by class of the carrying amounts and fair value of the Group’s financial instruments that are carried in the financial statements.

	Carrying value			Fair value
	March 31,		April 1,	March 31,		April 1,
	2016	2015	2014	2016	2015	2014
Financial assets

Assets carried at amortised cost
Trade and other receivables	1,513,307	1,537,691	1,360,135	1,513,307	1,537,691	1,360,135
Cash and cash equivalents	389,664	234,474	362,158	389,664	234,474	362,158
Term deposits	1,024,890	777,405	1,240,682	1,024,890	777,405	1,240,682
Other financial assets	119,866	92,908	92,009	119,866	92,908	92,009
Total	3,047,727	2,642,478	3,054,984	3,047,727	2,642,478	3,054,984

Financial liabilities

Liabilities carried at fair value through profit and loss
Share warrants	6,997	3,565	3,490	6,997	3,565	3,490
Total	6,997	3,565	3,490	6,997	3,565	3,490

Liabilities carried at amortised cost
Trade and other payables	2,266,145	2,350,338	1,848,939	2,266,145	2,350,338	1,848,939
Borrowings	469,433	235,985	421,682	469,433	235,985	421,682
Other liabilities	235,321	267,811	148,997	235,321	267,811	148,997
Total	2,970,899	2,854,134	2,419,618	2,970,899	2,854,134	2,419,618

Fair values

The management assessed that the fair values of trade receivables, cash and cash equivalent, term deposits, trade payables, borrowings and other liabilities approximates their carrying amounts largely due to the short-term maturities of these instruments.

Fair value hierarchy

The table below analysis financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

• Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

• Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly

(i.e. derived from prices).

• Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Yatra Online, Inc.
Notes to the consolidated financial statements for the year ended March 31, 2016
(Amount in INR thousands, except per share data and number of shares)

	March 31, 2016
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Term deposits		1,024,890		1,024,890
Other financial assets		119,866		119,866
Total assets	-	1,144,756	-	1,144,756

Liabilities carried at fair value through profit and loss
Warrants	-	-	6,997	6,997
Liabilities carried at amortised cost
Borrowings	-	469,433	-	469,433
Total Liabilities	-	469,433	6,997	476,430

	March 31, 2015
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Term deposits		777,405		777,405
Other financial assets		92,908		92,908
Total assets	-	870,313	-	870,313

Liabilities carried at fair value through profit and loss
Warrants	-	-	3,565	3,565
Liabilities carried at amortised cost
Borrowings	-	235,985	-	235,985
Total Liabilities	-	235,985	3,565	239,550

	April 1, 2014
	Level 1	Level 2	Level 3	Total
Assets for which fair value is disclosed
Term deposits		1,240,682		1,240,682
Other financial assets		92,009		92,009
Total assets	-	1,332,691	-	1,332,691

Liabilities carried at fair value through profit and loss
Warrants	-	-	3,490	3,490
Liabilities carried at amortised cost
Borrowings	-	421,682	-	421,682
Total Liabilities	-	421,682	3,490	425,172

There were no transfers between Level 1, Level 2 and Level 3 during the year ended March 31, 2016, March 31, 2015 and April 1, 2014.

Valuation Techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 3 fair values at March 31, 2016 and 2015 and April 1, 2014, as well as the significant unobservable inputs used.

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
A. Financial Instruments measured at fair value:
Warrants	Black- Scholes model: The valuation model considers the share price on measurement date, expected term of the instrument, risk free rate (based on government bonds), expected volatility and expected dividend rate.	Expected term : 1.5 years Risk free rate : 0.67%	The estimated fair value would increase (decrease) if : • the expected term were higher (lower) • the risk free rate were higher (lower)

B. Financial Instruments for which fair value is disclosed:

Borrowings	Discounted cash flows	Prevailing interest rate in market, future payouts	-
Term deposits	Discounted cash flows	Prevailing interest rate to discount future cash flows	-
Other financial assets	Discounted cash flows	Prevailing interest rate to discount future cash flows	-

Reconciliation of fair value measurements categorised within level 3 of the fair value hierarchy, refer to Note 30 for details

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,
		2016	2015
8.	Rendering of services

	Air ticketing	2,876,909	2,331,028
	Hotels and Packages	5,217,799	4,007,138
	Other services	29,235	14,525
	Total	8,123,943	6,352,691

		March 31,
		2016	2015
9.	Other revenue
	Marketing revenue	214,524	175,003
	Total	214,524	175,003

Primarily comprising advertising revenue and fees for facilitating website access to a travel insurance company

		March 31,
		2016	2015
10.	Other income
	Liabilities written back	36,096	46,560
	Miscellaneous income	4,583	6,733
	Total	40,679	53,293

Liabilities written back represent trade payables, that through the expiry of time, the Group has no further obligation to vendors.

		March 31,
		2016	2015
11.	Personnel expenses
	Salaries, wages and other short term employee benefits	1,374,628	1,027,663
	Contributions to defined contribution plans	71,348	53,727
	Expenses related to defined benefit plans (refer to Note 34)	10,494	8,306
	Share based payment expense (refer to Note 30)	19,370	31,741
	Employee welfare expenses	37,307	32,734
	Total	1,513,147	1,154,171

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,
		2016	2015
12.	Other operating expenses
	Commission	550,873	468,070
	Rent	142,350	127,330
	Repairs and maintenance	203,160	185,043
	Traveling and conveyance	126,337	106,033
	Payment gateway and other charges	483,039	351,120
	Duties & taxes	9,462	6,149
	Communication	63,496	56,921
	Legal and professional fees	168,984	63,402
	Outsourcing fees	23,614	-
	Advances written-off	7,179	604
	Trade and other receivables written-off	106,933	162,909
	Miscellaneous expenses	63,188	51,896
	Total	1,948,615	1,579,477

		March 31,
		2016	2015
13.	Depreciation and amortisation
	Depreciation	51,374	54,889
	Amortisation	182,329	154,050
	Total	233,703	208,939

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

14. Investment in joint venture

The Group entered into a MoU (Memorandum of Understanding) with Snow Leopard Pvt. Ltd (SLA) on September 28, 2012 to set up a Joint venture company (ANN - Adventure and Nature Network Private Limited) to do business in adventure travel, having its principal place of business in India.

The Group contributed March 31, 2016: INR 7,800 ( March 31, 2015: INR 7,500) to the ANN for a 50% share. Both Group and SLA have equal right in management of the ANN requiring unanunimus decision in board meetings and share holders meetings.

Investment in Joint Venture is accounted for using the equity method in accordance with IAS 28 Investments in Associates and Joint Ventures in the consolidated financial statements. Summarised financial informatin of the joint venture, based on its IFRS financial statements, and reconciliation with the carring amount of the investment in the consolidated financial statements are set out below:

Summarised statement of financial position of Adventure and Nature Network Private Limited.:

	March 31,		April 1,
	2016	2015	2014

Current assets, including cash and cash equivalents INR 966 (March 31, 2015: INR 2,005 and April 1, 2014: INR 487)	1,805	2,374	599
Non-current assets	3,559	9,461	15,394
Current liabilities	(6,443)	(4,770)	(2,178)
Non-current liabilities	(119)	(259)	-
Equity	(1,198)	6,806	13,815

Group's carrying amount of the investment	(599)	3,403	6,908

Transferred to other liabilities	599	-	-

Net carrying amount of investment	-	3,403	6,908

	March 31,
	2016	2015
Summarised statement of profit or loss of Adventure and Nature Network Pvt. Ltd.:
Revenue	1,870	1,003
Administrative expenses, including depreciation INR 6,162 (March 31, 2015: INR 6,126)	(25,464)	(22,994)
Finance cost	(11)	(19)
Loss before tax	(23,605)	(22,010)

Income tax expense	-	-
Loss for the year	(23,605)	(22,010)

Group's share of loss for the year	(11,802)	(11,005)

The joint venture had no other contingent liabilities or capital commitments as at March 31, 2016, March 31, 2015 and April 1, 2014. ANN cannot distribute its profits without the consent from the two venture partners.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,
		2016	2015
15.	Finance income
	Interest income on :
	- Bank deposits	89,131	83,633
	- Others	727	4,012
	Change in fair value of warrants	-	85
	Unwinding of discount on other financial assets	5,214	5,829
	Total	95,072	93,559

		March 31,
		2016	2015
16.	Finance costs
	Bank charges
	- Bank overdraft	14,750	6,418
	- Other	15,653	12,384
	Foreign exchange loss (net)	14,729	19,699
	Interest on borrowings	44,015	35,430
	Change in fair value of warrants	3,167	-
	Unwinding of discount on other financial liability	22,826	13,647
	Total	115,140	87,578

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

17. Income taxes

Loss for the year before income taxes are as follows:

	March 31,
	2016	2015
Domestic	(100,699)	(49,747)
Foreign operations	(1,136,088)	(940,740)
Total	(1,236,787)	(990,487)

The major components of income tax expense for the years ended 31 March 2016 and 2015 are:

	March 31,
	2016	2015

Current income tax expense	2,151	502

Origination and reversal of temporary differences	8,769	(34,139)
Recognition of previously unrecognised tax losses	-	(9,083)
Current year losses for which deferred tax is recognised	(4,405)	-
Deferred tax (benefit) expense	4,364	(43,222)

Total income tax expenses as reported in statement of profit or loss	6,515	(42,720)

Reconciliation of tax expense and accounting profit multiplied by tax rate of each jusrisdiction in which the Group operates

	March 31,
	2016	2015
Loss for the year	(1,243,302)	(947,767)
Income tax expense	6,515	(42,720)
Loss before income taxes	(1,236,787)	(990,487)

Expected tax expense	(353,298)	(289,908)
Non deductible expenses	4,301	18,513
Recognition of previously unrecognised tax losses	-	(9,083)
Recognition of previously unrecognised temporary differences	-	(28,939)
Utilization of previously unrecognised tax losses	(5,337)	(12,422)
Current year losses for which no deferred tax asset was recognized	355,417	236,607
Change in unrecognised temporary differences	5,108	43,320
Others	324	(808)
	6,515	(42,720)

The domicile of the parent company is Cayman Islands, a tax heaven. The Group’s two major tax jurisdictions are India and Singapore with tax rates of 30.9% (March 31, 2015: 30.9%) and 17% (March 31, 2015: 17%) respectively, that have been applied to profit or loss of the respective jurisdiction for determination of expected tax expense.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

18. Loss per share

Basic loss per share amounts are calculated by dividing net profit or loss for the year attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year.

Diluted loss per share amounts are calculated by dividing the net profit or loss attributable to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares. The impact of the dilutive potential ordinary shares is anti-dilutive for the year presented.

The following reflects the income and share data used in the basic and diluted loss per share computations:

	March 31,
	2016	2015
Loss attributable to ordinary shareholders	(1,218,824)	(936,504)

Weighted average number of ordinary shares outstanding used in computing basic/diluted EPS
	46,108,273	43,965,977

Basic loss per share	(26.43)	(21.30)
Diluted loss per share	(26.43)	(21.30)

Includes ordinary equity shares and preference shares that will be issued upon the conversion of a mandatorily convertible preference shares (Series A to F) are included in the calculation of weighted average basic earnings per share.

Loss attributable to shareholders is allocated equally for each class of share (Ordinary and Preference Share Series A to F).

At March 31, 2016, 1,860,058 ordinary shares (March 31, 2015: 1,505,795), issuable against employee share options, 1,020,144 ordinary shares (March 31, 2015 : 575,585) issuable against conversion right with subsidiary’s ordinary shares and 1,550 ordinary shares (March 31, 2015: 1,265), issuable against equity instruments were excluded from the diluted weighted average number of ordinary shares calculation as their effect would have been anti-dilutive.

For calculation of diluted EPS, since the exercise price of Share Warrants are greater than fair market value, they are assumed  out of money and considered not to be exercisable as on balance sheet date. These potential ordinary shares are not considered for calculation of dilutive impact of earning per share.

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of completion of these financial statements.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

19. Property, plant and equipment

	Leasehold Improvements	Computer & Peripherals	Furniture & Fixtures	Vehicles	Office Equipments	Total

Gross block
April 1, 2014	35,938	209,939	11,335	55,248	32,679	345,139
Additions	33	25,197	1,418	27,468	5,763	59,879
Disposals	(163)	(716)	(17)	(11,358)	(428)	(12,682)
Effects of movements in foreign exchange rates	(51)	(96)	(12)	(1,849)	(16)	(2,024)
March 31, 2015	35,757	234,324	12,724	69,509	37,998	390,312
Additions	12,456	48,663	1,549	16,432	4,152	83,252
Disposals	(5,262)	(15,446)	(506)	(799)	(2,812)	(24,825)
Effects of movements in foreign exchange rates	117	132	41	2,976	35	3,301
March 31, 2016	43,068	267,673	13,808	88,118	39,373	452,040

Depreciation
April 1, 2014	26,130	172,947	7,623	21,785	22,921	251,406
Charge for the year	9,130	28,322	1,460	12,424	3,553	54,889
Disposals	(112)	(622)	(17)	(7,893)	(288)	(8,932)
Effects of movements in foreign exchange rates	(58)	(49)	(6)	(501)	(2)	(616)
March 31, 2015	35,090	200,598	9,060	25,815	26,184	296,747
Charge for the year	3,097	27,099	1,870	14,731	4,577	51,374
Disposals	(5,177)	(15,445)	(429)	(415)	(2,379)	(23,845)
Effects of movements in foreign exchange rates	95	69	12	1,019	6	1,201
March 31, 2016	33,105	212,321	10,513	41,150	28,388	325,477
Net block
March 31, 2016	9,963	55,352	3,295	46,968	10,985	126,563
March 31, 2015	667	33,726	3,664	43,694	11,814	93,565
April 1, 2014	9,808	36,992	3,712	33,463	9,758	93,733

The carrying value of Vehicles held under finance leases have a Gross book value INR 79,379 (March 31, 2015: INR 62,646 and April 1, 2014: INR 53,474), Depreciation charge for the year INR 12,330(March 31, 2015: INR 7,964 and April 1, 2014: 11,881) Accumulated depreciation INR 32,411 (March 31, 2015: INR 19,389 and April 1, 2014: 20,266) Net book value INR 46,968 (March 31, 2015: INR 43,257 and April 1, 2014: 33,437). Leased assets are pledged as security for the related finance lease.

The Group has taken overdraft facility against which Property,plant and equipment of a subsidiary of the Group amounting to INR 76,560( INR 48,362 - March 31,2015 and 58,335 April 1, 2014 are hypothecated (refer to Note 32).

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

20. Intanglible assets and goodwill

	Computer software & Websites	Intellectual property rights	Agent / Supplier relationship	Non compete agremeent	Trademarks	Goodwill	Intangible under development	Total

Gross block
April 1, 2014	442,583	45,454	222,169	3,200	271,329	653,666	12,239	1,650,640
Additions	129,572	-	-	-	-	-	146,814	276,386
Disposals/adjustment	-	-	-	-	-	-	(103,413)	(103,413)
Effects of movements in foreign exchange rates	(79)	1,988	-	-	-	-	-	1,909
March 31, 2015	572,076	47,442	222,169	3,200	271,329	653,666	55,640	1,825,522
Additions	147,357	2,000	-	-	-	-	233,341	382,698
Disposals/adjustment	(16,635)	-	-	-	-	-	(143,586)	(160,221)
Effects of movements in foreign exchange rates	138	2,731	-	-	-	-	-	2,869
March 31, 2016	702,936	52,173	222,169	3,200	271,329	653,666	145,395	2,050,868

Amorisation
April 1, 2014	195,504	23,172	70,650	1,723	25,757	-	-	316,806
Charge for the year	106,895	8,649	24,077	492	13,937	-	-	154,050
Effects of movements in foreign exchange rates	(38)	1,162	-	-	-	-	-	1,124
March 31, 2015	302,361	32,983	94,727	2,215	39,694	-	-	471,980
Charge for the year	138,138	9,175	20,587	492	13,937	-	-	182,329
Disposals	(16,620)	-	-	-	-	-	-	(16,620)
Effects of movements in foreign exchange rates	83	1,992	-	-	-	-	-	2,075
March 31, 2016	423,962	44,150	115,314	2,707	53,631	-	-	639,764
Net block	-		-
March 31, 2016	278,974	8,023	106,855	493	217,698	653,666	145,395	1,411,104
March 31, 2015	269,715	14,459	127,442	985	231,635	653,666	55,640	1,353,542
April 1, 2014	247,079	22,282	151,519	1,477	245,572	653,666	12,239	1,333,834

The Group has taken overdraft facility against which Intangible assets of a subsidiary of the Group amounting to INR 1,410,622 (INR 1,352,734 - March 31,2015 and INR 1,332,508 - April 1, 2014) are hypothecated (refer to Note 32).

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

Impairment reviews

Goodwill acquired through business combinations have indefinite lives are allocated to the CGUs. For the purpose of impairment testing, goodwill is allocated to a CGU representing the lowest level within the Group at which goodwill is monitored for internal management purposes and which is not higher than the Group’s operating segment. Carrying amount of Goodwill has been allocated to the respective acquired subsidiaries level as follows:

	March 31		April 1
	2016	2015	2014
TSI Yatra Private Limited	103,670	103,670	103,670
Yatra TG Stays Private Limited & Yatra Hotel Solutions Private Limited	549,996	549,996	549,996
Total	653,666	653,666	653,666

The recoverable amount of the both the CGUs was based on its value in use and was determined by discounting the future cash flows to be generated from the continuing use of the CGUs. These calculations use cash flow projections over a period of five years, based on next year financial budgets approved by management, with extrapolation for the remaining period, and an average of the range of assumptions as mentioned below.

The key assumptions used in value in use calculations for both the CGU's referred above:

	March 31		April 1
	2016	2015	2014
Discount rate	20%	20%	20%
Terminal Value growth rate	5%	5%	5%
Average EBITDA margin (5 years)	5.8% - 12.7%	5.8% - 12.7%	5.8% - 12.7%
Growth rate - Total transaction value	15% - 45%	15% - 45%	15% - 45%

The above discount rate is based on the Weighted Average Cost of Capital (WACC) of a comparable market participant, which is adjusted for specific risks. These estimates are likely to differ from future actual results of operations and cash flows.

Sensitivity change in assumptions

Based on the above, no impairment was identified as of March 31, 2016, March 31, 2015 and April 1, 2014 as the recoverable value of the CGUs exceeded the carrying value. An analysis of the calculation’s sensitivity to a change in the key parameters (Revenue growth, discount rate and long-term growth rate) based on reasonably probable assumptions, did not identify any probable scenarios where the CGUs recoverable amount would fall below their carrying amount.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,		April 1,
		2016	2015	2014
21.	Other financial assets, non current
	Term deposits	31,821	47,426	34,021
	Security deposits	78,046	68,852	67,168
	Interest accrued on term deposits	691	548	1,624
	Total	110,558	116,826	102,813

Term deposits as on March 31, 2016, include INR 30,889 (March 31, 2015: INR 29,149 and April 1, 2014: INR 33,780) pledged with banks against bank guarantees , bank overdraft and credit card facility (refer to Note 32). Tenure for Term deposits ranges from 1 to 2 years.

Security deposit represents fair value of amount paid to landlord for the lease premises.Tenure for Security deposits ranges from 3 to 5 years

		March 31,		April 1,
		2016	2015	2014
22.	Other non financial assets, non-current
	Fair value adjustment - financial assets	18,783	11,469	15,205
	Service tax paid under protest	25,000	-	-
		43,783	11,469	15,205

Fair value adjustment - financial assets represents unamortised portion of the difference between the fair value of the financial assets (security deposit) on initial recognition and the amount paid.

Service tax paid under protest - During the year, an investigation was initiated by Directorate General of Central Excise Intelligence (DGCEI) for certain service tax matters in India. The amount has been paid under protest, the company strongly believes that it is not probable the demand will materialise.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

23.	Deferred Tax

Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items

	March 31,		April 1,
	2016	2015	2014
Deductible temporary differences	133,906	96,888	72,726
Tax loss carry forward	1,214,780	1,444,906	1,006,598
Total	1,348,686	1,541,794	1,079,324

In the Group , there are few subsidiaries for which no deferred tax assets have been recognised on deductible temporary differences and tax loses carry forward, as it is not probable that taxable profit will be available in near future against which these deductible differences can be utilized. Business losses carried forward of these subsidiaries of the Group are available as an offset against future taxable income expiring at various dates through 2024.

Recognised deferred tax assets
Deferred tax assets are attributable to the following -	March 31,		April 1,
	2016	2015	2014
Property, plant and equipment & intangible assets	5,275	5,065	-
Trade and other receivables	16,259	27,132	-
Lease rent equalisation	295	254	-
Employee benefits	3,755	1,866	-
Tax loss carry forwards	13,488	9,083	-
Others	-	36	214
Deferred tax assets	39,072	43,436	214
OCI gratuity	1,371	1,016
Total Deferred tax assets	40,443	44,452	214

Movement in temporary differences during the year

	March 31, 2016	Recognised in profit or loss	Recognised in other comprehensive income	March 31, 2015	Recognised in profit or loss	Recognised in other comprehensive income	April 1, 2014
Property, plant and equipment & intangible assets	5,276	211	-	5,065	5,065	-	-
Trade and other receivables	16,259	(10,873)	-	27,132	27,132	-	-
Lease rent equalisation	294	40	-	254	254	-	-
Employee benefits	3,755	1,889	-	1,866	1,866	-	-
Tax loss carry forwards	13,488	4,405	-	9,083	9,083	-	-
Others	-	(36)	-	36	(178)	-	214
OCI gratuity	1,371	-	355	1,016	-	1,016	-
Deferred tax assets/(liabilities)	40,443	(4,364)	355	44,452	43,222	1,016	214

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,		April 1,
		2016	2015	2014
24.	Trade and other receivables
	Trade receivables (net of allowance)	1,446,314	1,457,822	1,292,819
	Receivables from joint venture (refer to Note 42)	98	571	-
	Receivable from other related parties (refer to Note 42)	-	117	-
	Refund and other receivable	66,895	79,181	67,316
	Total	1,513,307	1,537,691	1,360,135

The trade receivables primarily consist of amounts receivable from airline's, hotel's, corporate's and retail customers pertaining to the transaction value.

The management does not consider, there to be significant concentration of credit risk relating to trade and other receivables.

The movement in the allowance for doubtful debts and amounts impaired in respect of trade and other receivables during the year was as follows:

	March 31,
	2016	2015
Balance at the beginning of the year	232,367	144,099
Provisions accrued during the year	106,933	162,909
Amount written off during the year	(225,757)	(74,390)
Effect of movement in Exchange rate	406	(251)
Balance at the end of the year	113,949	232,367

		March 31,		April 1,
		2016	2015	2014
25.	Prepayments and other assets
	Advances to vendor (net of allowance)	360,328	280,207	352,262
	Indirect tax receivables	24,285	21,154	22,974
	Prepaid expenses	20,759	28,876	22,471
	Due from employees	3,631	3,748	3,893
	Others	221	219	484
	Total	409,224	334,204	402,084

Advances to vendor primarily consist of amounts paid to Airline and Hotels for future bookings

Due from employees includes amount receivable from one of the director amounting to INR 1,744 (March 31, 2015 - INR 2,083 and April 1, 2014 - INR 1,662)

Indirect tax receivables include service tax

The movement in the allowance for doubtful advances:

	March 31,
	2016	2015
Balance at the beginning of the year	60,524	59,920
Provisions accrued during the year	7,179	604
Amount written off during the year	(67,703)	-
Balance at the end of the year	-	60,524

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,		April 1,
		2016	2015	2014
26.	Other financial assets, current
	Term deposit	993,069	729,979	1,206,661
	Security deposits	29,542	15,513	15,358
	Interest accrued on term deposits	7,958	4,247	3,966
	Total	1,030,569	749,739	1,225,985

Term deposit as of March 31, 2016, include INR 986,295 (March 31, 2015: INR 722,625 and April 1, 2014: INR 1,182,802) pledged with banks against bank guarantees, bank overdraft and credit card facility.Tenure for Term deposits ranges from 90 days to 2 years.

Security deposit includes the fair value of amount paid to landlord for the lease premises.Tenure for Security deposits ranges from 3 to 5 years.

		March 31,		April 1,
		2016	2015	2014
27.	Cash and cash equivalents
	Cash on hand	2,659	2,802	1,801
	Credit card collection in hand	123,989	98,275	66,964
	Balances with banks	263,016	133,397	289,393
	Term deposits	-	-	4,000
	Total	389,664	234,474	362,158

Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the group, and earn interest at the respective short-term deposit rates

Credit card collection in hand represents the amount of collection from credit cards swiped by the customers which is outstanding as at the year end and credited to Group's bank accounts subsequent to the year end.

At March 31, 2016, the group had available INR 500,450 (March 31, 2015: INR 527,000 and April 1, 2014: INR 527,000) of undrawn borrowing facilities

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

28. Equity share capital and share premium

	March 31,		April 1,
Authorised shares	2016	2015	2014
	Numbers of Shares	Numbers of Shares	Numbers of Shares
Ordinary shares of INR 0.006 ($ 0.0001) each	60,000,000	55,000,000	55,000,000
Convertible preference shares of INR 0.006 ($ 0.0001) each - Series A	12,525,000	12,525,000	12,525,000
Convertible preference shares of INR 0.006 ($ 0.0001) each - Series B	8,000,000	8,000,000	8,000,000
Convertible preference shares of INR 0.006 ($ 0.0001) each - Series C	6,095,000	6,095,000	6,095,000
Convertible preference shares of INR 0.006 ($ 0.0001) each - Series D	9,000,000	9,000,000	9,000,000
Convertible preference shares of INR 0.006 ($ 0.0001) each - Series E	5,000,000	5,000,000	5,000,000
Convertible preference shares of INR 0.006 ($ 0.0001) each - Series F	6,100,000	-	-
	106,720,000	95,620,000	95,620,000

During the year, the authorised share capital was increased by INR 40,461 ($ 610) by the issue of 6,100,000 Convertible preference shares-Series F of INR 0.006 ($ 0.0001) each.

A reconciliation of the shares outstanding at the begining and end of the period is presented below:

Ordinary shares

	Numbers of Shares	Share Capital	Share Premium
Balance as at April 1, 2014	6,180,105	27	121,203
Shares issued during the year	-	-	-
Balance as at March 31, 2015	6,180,105	27	121,203

Balance as at April 1, 2015	6,180,105	27	121,203
Shares issued during the year	-	-	-
Balance as at March 31, 2016	6,180,105	27	121,203

Terms/ rights attached to Ordinary Shares

The Company has only one class of ordinary shares outstanding which entitles the holders to one vote for each share of ordinary share held. Holders of the ordinary shares are entitled to receive dividends when declared by the Board of Directors only after dividends are paid to the holders of all classes of preferred stock.

In the event of liquidation of the company, the holders of ordinary shares will be entitled to receive remaining assets of the company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

Shares reserved for issue

The Company reserved 10,000 shares ( March 31,2015- 10,000, April 1 , 2014- 10,000) for the issuance at exercise price of INR 66.33 ($ 1) for services received. These shares are considered as equity instrument and are recorded at fair value at the date of transaction under IAS 32. Refer to Note 30.1 for detail.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

29. Preference  share capital and share premium

	Series A			Series B
	Numbers of Shares	Share Capital	Share Premium	Numbers of Shares	Share Capital	Share Premium
Balance as at April 1, 2014	12,000,120	53	176,542	7,805,600	35	442,615
Shares issued during the year	-	-	-	-	-	-
Balance as at March 31, 2015	12,000,120	53	176,542	7,805,600	35	442,615

Balance as at April 1, 2015	12,000,120	53	176,542	7,805,600	35	442,615
Shares issued during the year	-	-	-	-	-	-
Balance as at March 31, 2016	12,000,120	53	176,542	7,805,600	35	442,615

	Series C			Series D
	Numbers of Shares	Share Capital	Share Premium	Numbers of Shares	Share Capital	Share Premium
Balance as at April 1, 2014	6,093,357	26	912,981	8,275,383	39	2,819,381
Shares issued during the year	-	-	-	-	-	-
Balance as at March 31, 2015	6,093,357	26	912,981	8,275,383	39	2,819,381

Balance as at April 1, 2015	6,093,357	26	912,981	8,275,383	39	2,819,381
Shares issued during the year	-	-	-	-	-	-
Balance as at March 31, 2016	6,093,357	26	912,981	8,275,383	39	2,819,381

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

	Series E			Series F
	Numbers of Shares	Share Capital	Share Premium	Numbers of Shares	Share Capital	Share Premium
Balance as at April 1, 2014	4,279,423	26	1,000,191	-	-	-
Shares issued during the year	-	-	-	-	-	-
Balance as at March 31, 2015	4,279,423	26	1,000,191	-	-	-

Balance as at April 1, 2015	4,279,423	26	1,000,191	-	-	-
Shares issued during the year	-	-	-	2,611,796	17	827,858
Balance as at March 31, 2016	4,279,423	26	1,000,191	2,611,796	17	827,858

The Company has evaluated the terms of preference shares and concluded equity as the appropriate classification in accordance with accounting policy (refer to Note 2.4).

Terms/ rights attached to Preference Shares

Series A Preference Shares

All the series A preference shares are non redeemable and mandatorily convertible into fixed number of ordinary shares. The shareholders are entitled to receive non cumulative dividend at the rate of INR 1.77 ($0.02667) per share per annum (as adjusted for stock splits, stock dividend, recapitalization and alike) on each outstanding Series A Preference Share, payable annually when, as and if declared by the Directors. Series A preference shares would rank above the ordinary shares in the order of precedence in distribution of assets and dividends. The voting rights of every series A preference shareholder on every resolution placed before the company each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted.

The holders of Series A Preference Shares, shall have the right, at any time to convert all or some of preference shares held by them into such number of ordinary shares as is determined by dividing INR 22.11 ($0.33333 per share) (hereinafter referred to as the "Conversion Price") as adjusted for certain stock splits, dilutive issuances and combinations. The Series A Preference Shares are not redeemable.

Series B Preference Shares

All the series B preference shares are non redeemable and mandatorily convertible into fixed number of ordinary shares. The shareholders are entitled to receive non cumulative dividend at the rate of INR 6.80 ($0.10249) per share per annum (as adjusted for stock splits, stock dividend, recapitalization and alike) on each outstanding Series B Preference Share, payable annually when, as and if declared by the Directors. Series B preference shares would rank above the Series A Preference Shares and the ordinary shares in the order of precedence in distribution of assets and dividends. The voting rights of every series B preference shareholder on every resolution placed before the company each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted.

The holders of Series B Preference Shares, shall have the right, at any time to convert all or some of preference shares held by them into such number of ordinary shares as is determined by dividing INR 99.96 ($1.50699) per share (hereinafter referred to as the "Conversion Price") as adjusted for certain stock splits, dilutive issuances and combinations. The Series B Preference Shares are not redeemable.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

Series C Preference Shares

All the series C preference shares are non redeemable and mandatorily convertible into fixed number of ordinary shares. The shareholders are entitled to receive non cumulative dividend at the rate of INR 19.00 ($0.28640) per share per annum (as adjusted for stock splits, stock dividend, recapitalization and alike) on each outstanding Series C Preference Share, payable annually when, as and if declared by the Directors. Series C preference shares would rank above the Series B Preference Shares and the ordinary shares in the order of precedence in distribution of assets and dividends. The voting rights of every series C preference shareholder on every resolution placed before the company each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted.

The holders of Series C Preference Shares, shall have the right, at any time to convert all or some of preference shares held by them into such number of ordinary shares as is determined by dividing INR 237.46 ($3.58000) per share (hereinafter referred to as the "Conversion Price") as adjusted for certain stock splits, dilutive issuances and combinations. The Series C Preference Shares are not redeemable.

Series D Preference Shares

All the series D preference shares are non redeemable and mandatorily convertible into fixed number of ordinary shares. The shareholders are entitled to receive non cumulative dividend at the rate of INR 38.15 ($0.57520) per share per annum (as adjusted for stock splits, stock dividend, recapitalization and alike) on each outstanding Series D Preference Share, payable annually when, as and if declared by the Directors. Series D preference shares would rank above the Series C Preference Shares and the ordinary shares in the order of precedence in distribution of assets and dividends. The voting rights of every series D preference shareholder on every resolution placed before the company each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted.

The holders of Series D Preference Shares, shall have the right, at any time to convert all or some of preference shares held by them into such number of ordinary shares as is determined by dividing INR 449.64 ($6.7789) per share (hereinafter referred to as the "Conversion Price") as adjusted for certain stock splits, dilutive issuances and combinations. The Series D Preference Shares are not redeemable.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

Series E Preference Shares

All the series E preference shares are non redeemable and mandatorily convertible into fixed number of ordinary shares. The shareholders are entitled to receive non cumulative dividend at the rate of INR 20.61 ($0.31070) per share per annum (as adjusted for stock splits, stock dividend, recapitalization and alike) on each outstanding Series E Preference Share, payable annually when, as and if declared by the Directors. Series E preference shares would rank above the Series D Preference Shares and the ordinary shares in the order of precedence in distribution of assets and dividends. The voting rights of every series E preference shareholder on every resolution placed before the company each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted.

The holders of Series E Preference Shares, shall have the right, at any time to convert all or some of preference shares held by them into such number of ordinary shares as is determined by dividing INR 257.61 ($3.88370) per share (hereinafter referred to as the "Conversion Price") as adjusted for certain stock splits, dilutive issuances and combinations. The Series E Preference Shares are not redeemable.

Series F Preference Shares

All the series F preference shares are non redeemable and mandatorily convertible into fixed number of ordinary shares. The shareholders are entitled to receive non cumulative dividend at the rate of INR 26.32($0.3968) per share per annum (as adjusted for stock splits, stock dividend, recapitalization and alike) on each outstanding Series F Preference Share, payable annually when, as and if declared by the Directors. Series F preference shares would rank above the Series E Preference Shares and the ordinary shares in the order of precedence in distribution of assets and dividends. The voting rights of every series F preference shareholder on every resolution placed before the company each holder of Preference Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preference Shares could be converted.

The holders of Series F Preference Shares, shall have the right, at any time to convert all or some of preference shares held by them into such number of ordinary shares as is determined by dividing INR 329.02 ($4.9603) per share (hereinafter referred to as the "Conversion Price") as adjusted for certain stock splits, dilutive issuances and combinations. The Series E Preference Shares are not redeemable.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

Liquidation Preference

In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Ordinary Shares by reason of their ownership thereof an amount equal to INR 22.12 ($0.33333) per share for each Series A Preference Share, INR 84.98 ($1.28113) per share for each Series B Preference Share, INR 237.46 ($3.58) per share for each Series C Preference Share, INR 476.91 ($7.19) per share for each Series D Preference Share, INR 257.61 ($3.8837) per share for each Series E Preference Share and INR 329.02 ($4.9603) per share for each Series F Preference Share, as held by them. Such amount shall be adjusted for recapitalization if any plus declared but unpaid dividends. Further the preference shareholders do not have right to redemption and are entitled to participate in the surplus assets available with the company, pari passu with other shareholders of the company in proportion to their respective shareholding on an as-converted basis existing immediately prior to the occurrence of a liquidation event.

The holders of the Series F Preference Shares shall be entitled to receive the greater of either of:

(a) INR 329.02 ($4.9603) per share for each Series F Preference Share, as held by them and participate in the surplus assets available with the company , pari passu with other shareholders (mentioned above paragraph) or

(b) The holders of the Series F Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Ordinary Shares and Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares and Series E Preference Shares by reason of their ownership thereof, an amount per share equal to INR 493.52 ($7.4404) per share (as adjusted for any Recapitalization) for each Series F Preference Share then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series F Preference Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably on a pari passu basis among the holders of the Series F Preference Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

Shares reserved for issue under options

For details of shares reserved for issue under the Employee Stock Option Plan (ESOP) of the company, please refer to Note 30.2.

Shares reserved for issue under warrant arrangement/agreement

For details of shares reserved for issue under the warrant agreement with Silicon Valley Bank, a non banking finance company and Macquarie Corporate Holdings Pty Limited , please refer to Note 32.

In the event of Qualified IPO or Liquidation Transation in the Company, Pandara Trust and Capital18, shareholders of Yatra Online India Private Limited, are entitled to swap their shares into fixed number of 638,567 ( March 31,2015-638,567, April 1 , 2014- Nil) Series E preference shares and 413,281 ( March 31,2015-Nil, April 1 , 2014- Nil) Series F preference shares. The Preference Shares are not redeemable.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

30. Other capital reserve

Other capital reserves

	Share-based payments	Equity Instruments	Total
April 1, 2014	123,368	341	123,709
Share-based payments expense during the year	31,741	-	31,741
March 31, 2015	155,109	341	155,450
Share-based payments expense during the year	19,370	-	19,370
March 31, 2016	174,479	341	174,820

30.1 Equity instruments

The Parent Company reserved 10,000 shares for the issuance at exercise price of INR 66.33 ($ 1). These shares are considered as equity instrument and are recorded at fair value at the date of transaction under IAS 32

30.2 Share based payments

The Company has reserved an aggregate of 7,142,424 Ordinary Shares as at March 31, 2016 (7,142,424 Ordinary Shares as at March 31, 2015) for issuance to officers, directors and employees of the Company pursuant to its 2006 Share Plan and 2006 India Share Plan, both of which have been duly adopted by the Board of Directors (and the board of directors of Yatra India, in relation to the 2006 India Share Plan) and approved by the Company shareholders (and the shareholders of Yatra India, in relation to the 2006 India Share Plan) (collectively, the “Plan”). Out of such reserved shares, options to purchase 4,802,804 ordinary shares have been granted and are outstanding as at March 31, 2016 (March 31, 2015: 4,825,779 ordinary shares).

The share-based payment awards have the following vesting period under the same plan:

1) 60 months, the first tranche vests after 2 years, while the remaining awards vest in equal instalments on quarterly basis over the remainder of the vesting period.

2) 12 equal instalments over 12 months.

3) 50% vest over 16 equal quarterly installments starting Dec 1, 2013; 25% vest if "2015 Milestones" met and then in 8 quarters starting July 1, 2015; 25% vest if "2016 Milestones" met and then in 4 quarters starting July 1, 2016.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, share options during the year:

	March 31,
	2016		2015
	No. of shares	Weighted average EP per share	No. of shares	Weighted average EP per share
Number of options outstanding at the beginning of the year	4,825,779	43.52	2,777,574	38.83
Granted during the year	-	-	2,075,250	50.02
Forfeited during the year	22,975	62.00	27,045	60.22
Number of options outstanding at the end of the year	4,802,804	46.09	4,825,779	43.52

Vested	3,565,928	43.63	3,054,245	39.40

The weighted average remaining contractual life for the share options outstanding as at March 31, 2016 was 5.53 years (March 31, 2015: 6.54 years).

The weighted average fair value of options granted during the year was Nil (March 31, 2015: INR 38.14 ($0.61).

The range of exercise prices for options outstanding at the end of the year was INR 4.44 to INR 66.33 (March 31, 2015: INR 4.19 to INR 62.53).

During the year ended March 31, 2016, share based payment expense for these options recognised under personnel expenses (refer to Note 11) amounted to INR 19,370 (March 31, 2015: INR 31,741).

The following tables list the inputs to the model used for the years then ended	March 31,
	2016	2015
Weighted average Fair value of ordinary share at the measeaurement date (USD)	-	1.04
Risk–free interest rate (%)	-	1.93%
Expected volatility (%)	-	54.72%
Expected life of share options	-	5.88
Dividend Yield	-	0%
Model used	-	Black-Scholes Valuation

The expected life of share options has been taken as mid point between first and last available exercise date.

The expected volatility reflects the assumption based on historical volatility on the share prices of similar entities over a period.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

31. Accumulated other comprehensive loss

The following table summarise the changes in the accumulated balances for each component of accumulated other comprehensive inome attributable to Yatra Online, Inc.

	March 31,
	2016	2015
Acturial loss on defined benefit plan:
Actuarial loss on obligation	(9,635)	(4,224)
Actuarial loss on plan assets	(123)	(61)
Income tax expense (refer to Note 23)	355	1,016
Total	(9,403)	(3,269)

Foreign currency translation:

Balance at the beginning of period	(4,037)	-
Foreign currency translation	(18,615)	(4,037)
Balance at the end of period	(22,652)	(4,037)

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

32. Borrowings

		March 31,		April 1,
Current	Term	2016	2015	2014

Borrowings-Finance lease liabilities	Less than 1 year	13,692	10,105	6,937
Borrowings-Secured loan from banks / NBFC's	Less than 1 year	86,882	98,065	65,054
Bank overdraft	On demand	-	13,450	145,317
Total		100,574	121,620	217,308

Non-Current
Borrowings-Finance lease liabilities	More than 1 year	29,161	27,483	19,428
Borrowings-Secured loan from banks / NBFC's	More than 1 year	339,698	86,882	184,946
Total		368,859	114,365	204,374

				Carrying Amount
Particulars	Currency	Interest Rate	Year of Maturity	March 31, 2016	March 31, 2015	April 1, 2014
Secured bank loans	INR	14.40%	2016-2017	86,882	184,947	250,000
Finance lease liability	INR	10.66%	2016-2021	24,487	16,378	13,097
Bank Overdraft facility	INR	Floating rate	On demand	-	13,450	145,317
Finance lease liability	SGD	2.99% to 3.18%	2016-2021	18,366	21,210	13,268
Secured bank loans	USD	Cash Interest Rate - 5% PIK Interest Rate - 3.5%	2017-2018	339,698	-	-
Total				469,433	235,985	421,682

Bank overdrafts

The overdraft facility of INR 500,000 is taken from the HDFC bank by the Group. The facility is secured by the fixed deposits and first pari passu charge by way of hypothecation of some of the fixed assets and current assets, both existing and future, including intellectual property and intellectual property rights along with the InnoVen Capital.

The overdraft facility of INR 500 is taken from the Canara bank by the Group. The facility is secured by the fixed deposits.

Term loan - InnoVen capital

Term loan amounting to INR 250,000 was taken by the Group, during the year ended March 31, 2014 and that carries an interest @ 14.40% p.a. The Group received the amount in two tranches of INR 150,000 in November 2013 and INR 100,000 in March 2014. The loan is repayable in 31 and 30 monthly instalments of INR 4,838 and INR 3,333 respectively each along with interest. The loan is secured by hypothecation of fixed and current assets, both existing and future, including all intellectual property rights.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

Term loan - Macquarie Corporate Holdings Pty Limited

During the year ended March 31, 2016, the Group has taken a term loan of INR 326,616. The loan carries interest in two parts, cash interest rate at 5% p.a and PIK (Pay in kind) interest rate at 3.5% p.a., PIK interest rate is payable in kind through accretion to the aggregate outstanding principal amount of the loan; provided that, if the maturity date is extended beyond the first anniversary of the borrowing date, the PIK interest rate for each interest period starting after the first anniversary of the borrowing date shall be increase to 5.0% per annum.

Share of the subsidiaries of the group THCL Travel Holding Cyprus Limited and Asia Consolidated DMC Pte. Ltd. are pledged against the loan.

Period of the loan is for twelve (12) months from the borrowing date and the maturity date shall automatically be extended to the date falling twenty four (24) months after the borrowing date provided that, if no default has been occurred and is continuing.

Group may not make any voluntary prepayments in respect of the loan prior to the first anniversary of the borrowing date.

The proceeds of the loan are solely to fund the working capital requirements of the group, to pay for operational and capital expenditure items, equity investments in its subsidiaries and for general corporate and administrative purposes of the borrower and its subsidiaries (including the payment of any closing costs and fees owned by the borrower to the lender in connection with the transactions contemplated by this agreement and the loans documents).

Warrants

In conjunction with various financing transactions, the Company issued warrants to purchase the Company’s ordinary shares and preference shares. These warrants are deemed to be derivative instruments and as such, are recorded at fair value through profit and loss account. The Company estimates the fair values of the warrants at each reporting period using a Black-Scholes option-pricing model.

The Company will continue to adjust the fair value of the warrant liability at the end of each reporting period for changes in fair value from the prior period until the earlier of the exercise or expiration of the applicable warrants or until such time that the warrants are no longer determined to be derivative instruments.

Warrants give the holder the right to purchase ordinary shares/preference shares from the issuer at a specific price within a certain time frame. The details of the warrants issued is as follows:-

	Number of shares	Date of issue	Exercise price	Expiration date
Silicon Valley Bank - Convertible Preference shares - Series D	31,293	November 27, 2013	INR 476.91 ($7.19)	November 26, 2020
Silicon Valley Bank - Convertible Preference shares - Series E	25,749	November 27, 2013	INR 257.60 ($3.88)	November 26, 2020
Macquarie Corporate Holdings Pty Limited - Ordinary shares	252,000	July 24, 2015	INR 329.02 ($4.96)	July 24, 2023
Total

Movement during the year
	April 1, 2014	Charge to profit or loss	Effects of movements in foreign exchange rates	March 31, 2015	Charge to profit or loss	Effects of movements in foreign exchange rates	March 31, 2016
Silicon Valley Bank - Convertible Preference shares - Series D	1,590	358	81	2,029	(64)	122	2,087
Silicon Valley Bank - Convertible Preference shares - Series E	1,901	(443)	78	1,536	(38)	93	1,591
Macquarie Corporate Holdings Pty Limited - Ordinary shares	-	-		-	3,269	50	3,319
Total	3,491	(85)	159	3,565	3,167	265	6,997

Inter Company Deposits

During the financial year company has taken a short term ICD from related party, which was repaid prior to March 31, 2016. (refer to Note 42 for details of total amount taken, paid back and interest paid)

Finance lease liabilities

Finance lease liabilities includes the vehicles taken on finance lease by the company. Refer to Note 19

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,		April 1,
		2016	2015	2014
33.	Trade and other payables
	Trade creditors	1,664,366	1,803,035	1,384,487
	Accrued expenses	253,051	170,293	146,329
	Payable to other related parties (refer to Note 42)	-	117	-
	Refund and other payables	348,728	376,893	318,123
	Total	2,266,145	2,350,338	1,848,939

	Current trade and other payables	2,051,539	2,350,338	1,758,093
	Non current trade and other payables	214,606	-	90,846
	Total	2,266,145	2,350,338	1,848,939

Non current trade and other payables include amount payable for advertisement expenses to BCCL ( refer to Note 36)

34. Employment benefit plan

	March 31,		April 1,
	2016	2015	2014
Defined benefit plan	45,237	28,724	19,442
Liability for compensated absences	30,784	21,613	17,768
	76,021	50,337	37,210

The Group’s gratuity scheme for its employees in India, is a defined benefit plan. Gratuity is paid as a lump sum amount to employees at retirement or termination of employment at an amount based on the respective employee’s eligible salary and the years of employment with the Group. The benefit plan is partialy funded. The following table sets out the disclosure in respect of the defined benefit plan

Movement in obligation	March 31,
	2016	2015
Present value of obligation at beginning of year	36,259	27,432
Interest cost	2,599	2,184
Current service cost	8,483	6,771
Benefits paid	(3,573)	(4,352)
Actuarial loss on obligation	9,635	4,224
Present value of obligation at closing of year	53,403	36,259

Movement in plan assets	March 31,
	2016	2015
Fair value of plan assets at beginning of the year	7,534	7,413
Employer contributions	1,460	3,886
Benefits paid	(1,293)	(4,352)
Earning on assets	588	649
Actuarial loss on plan assets	(123)	(61)
Fair value of plan assets at end of the year	8,166	7,535

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

	March 31,
Unfunded liability	2016	2015
Current	2,632	1,431
Non current	42,605	27,293
Unfunded liability recognized in statement of financial position	45,237	28,724

Components of cost recognised in profit or loss	March 31,
	2016	2015
Current service cost	8,483	6,771
Net interest cost	2,599	2,184
Expected return on plan assets	(588)	(649)
For the year ended	10,494	8,306

	March 31,
Amount recognised in other comprehensive income	2016	2015
Actuarial loss on obligation	19,828	10,070

Refer to Note 31 for the movement during the year

The principal acturial assumptions used for estimating the group's defined benefit obligations are set out below:

	March 31,
	2016	2015
Discount rate	7.20%-7.35%	7.80%
Future salary increase	8%-9%	8%-9%
Average expected future working life (Years)	2.84-3.60	2.91-3.48
Expected rate of return on plan asset	7.80%	8.75%
Retirement age (Years)	58	58
Mortality table	IALM* (2006-08) Ultimate
Withdrawal rate (%)
Ages
Upto 30 years	40%	40%
From 31 to 44 years	30%	30%
Above 44 years	5%	5%

*Indian Assured Lives Mortality (2006-08) Ultimate represents published mortality table used for mortality assumption

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

A quantitative sensitivity analysis for significant assumptions is shown below:

	March 31,
	2016	2015
a) Impact of the change in discount rate
a) Impact due to increase of 0.50%	(1,107)	(757)
b) Impact due to decrease of 0.50%	1,160	793

b) Impact of the change in salary increase
a) Impact due to increase of 0.50%	1,063	631
b) Impact due to decrease of 0.50%	(915)	(625)

The sensitivity analysis above have been determined based on a method that extrapolates the impact on the defined benefit obligation as a result of reasonable changes in key assumptions occurring at the end of the reporting period. These analysis are based on a change in a significant assumption, keeping all other assumptions constant and may not be representative of an actual change in the defined benefit obligation as it is unlikely that changes in assumptions would occur in isolation of one another.

The following payments are expected contributions to the defined benefit plan in future years:

	March 31,		April 1,
	2016	2015	2014
2017	10,752	5,866	4,942
2018	9,643	7,210	4,382
2019	8,442	6,194	5,452
2020	7,437	5,419	4,346
2021	6,158	4,626	3,586
After 2021	16,950	12,006	10,278
Total expected payments	59,382	41,321	32,986

		March 31,		April 1,
		2016	2015	2014
35.	Deferred Revenue
	Global Distribution System provider	1,279,464	575,565	825,749
	Loyalty programme	79,383	7,739	922
	Total	1,358,847	583,304	826,671
	Non-current	711,329	265,222	594,334
	Current	647,518	318,082	232,337
	Total	1,358,847	583,304	826,671

Deferred revenue represents the amount received upfront by the group as a part of commercial arrangement with the Global Distribution System (“GDS”) providers for facilitating the booking of airline tickets on its website or other distribution channels. The same is recognized as revenue for actual airline tickets sold over the total number of airline tickets to be sold as per the term of the agreement and the balance amount is recognized as deferred revenue.

	March 31,
	2016	2015
At 1 April	583,304	826,671
Deferred during the year	1,093,045	6,816
Recorded in statement of profit or loss	(317,502)	(250,183)
At 31 March	1,358,847	583,304

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

		March 31,		April 1,
		2016	2015	2014
36.	Other Financial Liabilities
	Non Current
	Share warrants (refer to Note 32)	6,997	3,565	3,490
	Advance against share warrants	30,000	-	30,000
		36,997	3,565	33,490
	Current
	Due to employees	123,248	157,251	47,402
	Advance against share warrants	-	30,000	-
	Total	123,248	187,251	47,402

The Parent Company together with it’s subsidiaries ( Yatra online private Limited / THCL Travel Holding Cyprus Limited ) issued warrants to Bennett Coleman & Co. Ltd.(BCCL) with right to purchase the ordinary shares of parent company or it’s subsidiary, upon the occurrence of the events : (a) an IPO of the Parent or it’s subsidiaries (Yatra online private Limited / Yatra Online (Cyprus) Limited ) or (b) Prior to a proposed event resulting in a Change of Control of the Company or Ultimate Parent, at any time, within a period, of 4 (Four) years from June 21, 2011, which is further extended to till September 30 , 2017.

The value of the warrant is INR 300,000. INR 30,000 was paid up-front by BCCL and balance would be payable at the time of exercise of warrants. Subscription price per share would be calculated basis terms agreed in agreement.

Further BCCL has put option with in a period of 30 days of exercise of the warrant into shares, i.e. to require the parent to purchase all the shares held by BCCL at a price per share calculated as per agreement. In the event that BCCL does not exercise its option with the period stipulated therein, the parent shall have the right, exercisable to require BCCL to sell all the shares held by BCCL to the parent at a price per share calculated as per agreement. (refer to Note 33)

		March 31,		April 1,
		2016	2015	2014
37.	Other non financial liability, non-current
	Fair valuation adjustment - financial liability	45,625	-	-
	Lease rent equalisation	3,879	5,440	-
		49,504	5,440	-

Fair valuation adjustment - financial liability represents unamortised portion of the difference between the fair value of the financial liability on account of non current trade payable for advertisment expense on initial recognition and the amount received.

		March 31,		April 1,
		2016	2015	2014
38.	Other Current liabilities
	Lease rent equalisation	4,806	4,204	9,562
	Advance from customers	415,895	414,731	222,181
	Statutory liabilities	47,393	48,323	39,479
	Other liabilities	64,680	62,237	62,116
	Total	532,774	529,495	333,338

Advances from customers primarily consist of amounts for future bookings of Airline tickets, Hotel bookings and Packages

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

39. Commitment and contingencies

a) Capital & Other commitments:

Contractual commitments for capital expenditure pending execution were INR 1,921 as at March 31, 2016 (INR 1,908 as at March 31, 2015, INR 8,062 as at April 1, 2014). Contractual commitments for capital expenditure are relating to acquisition of furniture and fixture and equipments.

Contractual commitments for revenue expenditure pending execution were INR 109,179 as at March 31, 2016 (INR 183,115 as at March 31, 2015, INR 244,910 as at April 1, 2014). Contractual commitments for revenue expenditure are relating to advertisement services.

b) Contingent Liabilities

i) Claims not recognised as liability were INR 34,976 as at March 31, 2016 (INR 23,571 as at March 31, 2015, INR 17,238 as at April 1, 2014).

These represents claim made by the customers due to service related issues, which are contested by the Group and are pending in various district consumer redressal forums in India. The management of the Group does not expect these claims to succeed and accordingly no provision has been recognised in the financial statements

ii) INR 2,249 as at March 31, 2016 (INR 2,249 as at March 31,2015, INR 2,249 as at April 1, 2014), represents show cause cum demand notices raised by Service tax authorities over one of the subsidiary in India. Based on the Group's evaluation, it believes that it is not probable that the demand will materialise and therefore no provision has been recognised.

c) Operating lease commitment – Group as lessee

As lessee, the Group's obligation arising from non cancellable lease are mainly related to lease arrangements for real estate. These leases have various extension options and escalation clause. As per the agreements maximum obligation on long term non-cancellable leases are as follows:

The future minimum lease payment obligation as lessee as under

	March 31,		April 1,
	2016	2015	2014
Within one year	111,131	98,260	51,338
After one year but not more than five years	151,723	156,022	10,400
More than five years	11,774	3,371	-
Total	274,628	257,653	61,738

During the year ended March 31, 2016, INR 142,350 was recognised as rent expense under other operating expenses in profit or loss in respect of operating leases (March 31, 2015: INR 127,330).

d) Finance lease commitment – Group as lessee

The Group has finance leases for vehicles. The Group’s obligations under finance leases are secured by the lessor’s title to the leased assets. Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are, as follows:

	March 31,		April 1,
	2016	2015	2014
Within one year	16,719	12,674	8,629
After one year but not more than five years	33,560	30,914	22,038
More than five years	-	945	60
Total	50,279	44,533	30,727
Less: amount representing finance charges	7,426	6,945	4,362
Present value of minimum lease payments	42,853	37,588	26,365

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

40. Financial risk management, objective and policies

The Group's activities are exposed to variety of financial risk : credit risk, liquidity risk and foreign currency risk. The Group’s senior management oversees the management of these risks. The Group’s senior management ensures that the Group’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group’s policies and risk objectives. The Group reviews and agrees on policies for managing each of these risks which are summarized below:

a) Credit risk

Credit risk is the risk that a counter party will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables), including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Trade receivables

Customer credit risk is managed by each business unit subject to the Group’s established policy, procedures and control relating to customer credit risk management. Credit quality of a customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment.

The carrying amount of the financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	March 31,		April 1,
	2016	2015	2014
Trade and other receivables	1,513,307	1,537,691	1,360,135
Other financial assets	1,144,757	870,313	1,332,691

Total	2,658,064	2,408,004	2,692,826

The age of Trade and other receivables at the reporting date was:

	March 31,		April 1,
	2016	2015	2014
0 - 30 days	1,013,999	1,005,686	743,756
31 - 90 days	222,711	192,155	121,166
91 - 180 days	175,177	76,585	313,499
More than 180 days	101,420	263,265	181,714
Total	1,513,307	1,537,691	1,360,135

Allowances for doubtful debts mainly represents amounts due from airlines, hotels and customers. Based on historical experience, the group believes that no impairment allowances is necessary, except for as disclosed in note 24, in respect of trade receivables.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

b) Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, the consolidated entity aims to maintain flexibility in funding by keeping committed credit lines available.

The Group manages liquidity by maintaining adequate reserves, banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and financial liabilities.

The following tables set forth company’s financial liabilities based on expected and undiscounted amounts as at March 31, 2016.

As at March 31, 2016

	Carrying Amount	Contractual Cash Flows *	Within 1 year	1 -5 Years	More than 5 years
Term loan	426,580	440,185	93,166	347,019	-
Vehicle loan	42,853	50,279	16,719	33,560	-
Trade and other payables	2,266,145	2,266,145	2,051,539	214,606	-
Other Current liabilities	235,321	235,321	235,321	-	-
Total	2,970,899	2,991,930	2,396,745	595,185	-

As at March 31, 2015

	Carrying Amount	Contractual Cash Flows *	Within 1 year	1 -5 Years	More than 5 years
Term loan	184,947	211,468	118,302	93,166	-
Vehicle loan	37,588	44,533	12,674	30,914	945
Bank overdraft	13,450	13,450	13,450	-	-
Trade and other payables	2,350,338	2,350,338	2,350,338	-	-
Other Current liabilities	267,811	267,811	267,811	-	-
Total	2,854,134	2,887,600	2,762,575	124,080	945

As at April 1, 2014

	Carrying Amount	Contractual Cash Flows *	Within 1 year	1 -5 Years	More than 5 years
Term loan	250,000	308,278	96,810	211,468	-
Vehicle loan	26,365	30,727	8,629	22,038	60
Bank overdraft	145,317	145,317	145,317	-	-
Trade and other payables	1,848,939	1,848,939	1,848,939	-	-
Other Current liabilities	148,997	148,997	148,997	-	-
Total	2,419,618	2,482,258	2,248,692	233,506	60

*Represents Undiscounted cash flows of interest and principal

Based on the past performance and current expectations, Group believes that the cash and cash equivalent and cash generated from operations will satisfy the working capital needs, capital expenditure, commitments and other liquidity requirements associated with its existing operations through at least the next 12 months. In addition, there are no transactions, arrangements and other relationships with any other person that are reasonably likely to materially affect or the availability of the requirement of capital resources, except for the transaction disclosed in Note 44.

c) Foreign currency risk

Foreign Currency Risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of the changes in foreign exchange rates. The Group operates through subsidiaries in India, Singapore and United States. The functional currency of these subsidiaries is the local currency in the respective countries and accordingly there are no related significant foreign currency exposures. The Company currently does not have any hedging agreements or similar arrangements with any counter-party to cover its exposure to any fluctuations in foreign exchange rates. The Group's exposure to the risk of changes in foreign exchange rates relates primarily to the Group's operating transactions which are denominated in currency other than subsidiary's functional currency (foreign currency denominated receivables and payables).

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

Foreign currency sensitivity

The following tables demonstrate the sensitivity to a reasonably possible change in exchange rates. Any change in the exchange rate of currencies to currency other than INR is not expected to have significant impact on the Group's profit or loss. Accordingly, a 5% appreciation of the other currencies as indicated below, against the INR would have decreased loss by the amount shown below, this analysis is based on foreign currency exchange rate variances that the Group considered to be reasonably possible at the end of reporting period. The analysis assumes that all other variables remain constant.

	For the year ended March 31
	2016	2015
5% strengthening of other currencies against INR	226	642
5% weakening of other currencies against INR	(226)	(642)

41. Capital management

For the purpose of the Group’s capital management, capital includes issued capital, convertible preference shares, share premium and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximise the shareholder’s value.

In order to achieve this overall objective, the Group’s capital management, amongst other things, aims to ensure that it meets financial covenants attached to its interest-bearing loans and borrowings that form part of its capital structure requirements. Breaches in the financial covenants would permit the bank to immediately call interest-bearing loans and borrowings.

The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions and the requirements of the financial covenants. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. No changes were made in the objectives, policies or processes during the years ended March 31, 2016 and March 31, 2015.

The Group monitors capital using a debt equity ratio, which is debt divided by total equity.

	March 31,		April 1,
	2016	2015	2014

Interest bearing loans and borrowings (Note 32)	469,433	235,985	421,682
Less cash and short term deposits (Note 27)	(389,664)	(234,474)	(362,158)
Net debt	79,769	1,511	59,524

Share warrants (Note 32)	6,997	3,565	3,490
Equity	429,472	728,206	1,509,170
Total Equity	436,469	731,771	1,512,660

Gearing ratio (Net debt / total equity + net debt)	15.45%	0.21%	3.79%

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in INR thousands, except per share data and number of shares)

42. Related party disclosures

For the purpose of the consolidated financial statements, parties are considered to be related to the group, if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Related parties and nature of related party relationships:

Nature of relationship	Name of related party

Key Management personnel	Dhruv Shringi
Significant Influence	Reliance Capital Ltd.
Companies under common management	Appnomic Systems Pvt. Ltd.
Joint venture company	Adventure and Nature Network Pvt. Ltd.

During the year, the Group entered into the following transactions, in the ordinary course of business on an arm’s length basis, with related parties:

Significant Influence

	March 31,
Reliance Capital Ltd.	2016	2015

Loan Taken	400,000	170,000
Loan Repaid	400,000	170,000
Interest Paid	2,618	424
Interest paid @ 13% p.a.

Companies under common management

	March 31,		April 1,
Appnomic Systems Pvt. Ltd.	2016	2015	2014

Purchase Transactions	5,948	5,562	3,975
Trade Receivable	-	117	-
Trade payables	493	-	1,002

Joint venture company

	March 31,
Adventure and Nature Network Pvt. Ltd.	2016	2015

Commission	-	56
Revenue	3	-
Recovery of expenses	133	28
Trade Receivable	98	571

The sales to and purchases from related parties are made on terms equivalent to those that prevail's in arm's length transactions. Outstanding balances at the year-end are unsecured and interest free. There have been no guarantees provided or received for any related party receivables or payables.

Compensation of key management personnel of the Group	March 31,
	2016	2015

Short-term employee benefits	17,239	15,816
Contributions to defined contribution plans	22	17
Profit linked bonus	3,796	3,882
Share based payment	137	241
Total compensation paid to key management personnel	21,194	19,956

Provision for gratuity and compensated absences has not been considered, since the provisions are based on actuarial valuations for the Group’s entities as a whole.

The amount disclosed in the table are the amounts recognised as an expense during the reporting period related to key management personnel

Directors' Loan and Advances

Year ended	Interest income	Advances given	Repayment/ settlement of advances	Receivable
March 31, 2016	80	241	580	1,744
March 31, 2015	193	1,493	1,073	2,083

The Company has granted a unsecured loan to one director at interest of 9.75% p.a. This has been repaid in full subsequent to year end.

Yatra Online, Inc.

Notes to the consolidated financial statements for the year ended March 31, 2016

(Amount in thousands, except per share data and number of shares)

43. First-time adoption of IFRS

Basis of preparation

a)These financial statements, for the year ended March 31, 2016, are the first the Group has prepared in accordance with IFRS. Historically, the subsidiaries of the company have been preparing financial statements in accordance with requirements of the respective local laws. Based on the local requirements under the jurisdiction of the parent company's domicile, the parent company was not required to prepare financials under any GAAP. Thus there is no previous GAAP in which group has previously prepared financial statements.No reconciliation in the previous GAAP has been disclosed.

Accordingly, the Group has prepared financial statements that comply with IFRS applicable as at March 31, 2016, together with the comparative period data for the year ended March 31, 2015, as described in the summary of significant accounting policies. In preparing the financial statements, the Group’s opening statement of financial position was prepared as at April 1, 2014, the Group’s date of transition to IFRS.

b)IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Group has chosen following exemption for the purpose of preparing these financial statements.

i.) Cumulative currency translation differences for all foreign operations are deemed to be zero as at April 1, 2014.

c) As required under IFRS, the Group has applied IFRS 3, Business Combinations, to all business combinations retrospectively and hence not taken the exemption available under IFRS 1.

d) Group has applied IFRS 2, Share-based Payments, to all equity instruments that were granted retrospectively and hence not taken the exemption available under IFRS 1. Group has consistently used the method of recognizing stock-based compensation expense on a graded vesting schedule.

e)All estimates used by the Group to present amounts in financial statements are in accordance with IFRS and reflect conditions at April 1,2014, the date of transition to IFRS and March 31, 2015

44. Subsequent events (Unaudited)

On July 13, 2016, the Company entered into a definitive agreement with NASDAQ-listed Terrapin 3 Acquisition Corporation (TRTL), which agreement was amended on September 28, 2016, to combine in a transaction that values the Company at an enterprise value of INR 14,459,940 (US$ 218,000). TRTL is a special purpose acquisition company formed for the purpose of effecting a merger, acquisition, or similar business combination and had raised INR 14,111,708 (US$212,750 )in its IPO in July 2014. The parent Company will be the surviving company in the transaction and intends to be listed on the NASDAQ Stock Market under the symbol "YTRA" following completion of the transaction.

TERRAPIN 3 ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash	$139,616	$496,021
Prepaid expenses	22,270	51,773
Total current assets	161,886	547,794

Trust Account	99,398,744	212,751,267

Total assets	$99,560,630	$213,299,061

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued operating expenses and accounts payable	$2,289,250	$21,500
Franchise tax payable	315,000	180,000
Notes payable, related party	250,000	-
Due to affiliates	588	273
Total current liabilities	2,854,838	201,773

Deferred underwriting compensation	3,725,625	7,451,250

Total liabilities	6,580,463	7,653,023

Class A common stock subject to possible redemption; 8,798,016 and 20,064,603 shares (at redemption value of $10.00 per share) at September 30, 2016 and December 31, 2015, respectively	87,980,162	200,646,033

Stockholders’ equity
Preferred stock, $.0001 par value, 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.0001 par value, 10,000,000 shares authorized; none issued and outstanding	-	-
Class F Common stock, $.0001 par value, 10,000,000 shares authorized; 5,318,750 shares issued and outstanding	532	532
Class A Common stock, $.0001 par value, 90,000,000 shares authorized;1,140,096 and 1,210,397 shares issued and outstanding excluding 8,798,016 and 20,064,603 shares subject to possible redemption) at September 30, 2016 and December 31, 2015, respectively	114	121
Additional paid-in capital	8,937,019	5,914,395
Accumulated deficit	(3,937,660)	(915,043)
Total stockholders’ equity	5,000,005	5,000,005
Total liabilities and stockholders’ equity	$99,560,630	$213,299,061

See accompanying notes to condensed financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015

Revenue	$-	$-	$-	$-
Formation, general and administrative costs	2,573,717	109,166	3,133,262	341,391
State Franchise taxes	45,000	45,000	135,000	135,000
Loss from operations	(2,618,717)	(154,166)	(3,268,262)	(476,391)
Interest income	89,153	15	245,645	86,771
Net loss attributable to common shares	$(2,529,564)	$(154,151)	$(3,022,617)	$(389,620)

Weighted average number of common shares outstanding - basic and diluted (excluding shares subject to possible redemption)	6,577,139	6,498,398	6,548,411	6,486,571
Net loss per common share - basic and diluted (excluding shares subject to possible redemption)	$(0.38)	$(0.02)	$(0.46)	$(0.06)

See accompanying notes to condensed financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period from December 31, 2015 to September 30, 2016

(unaudited)

	Common Stock Class A		Common Stock Class F		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Par Value ($0.0001)	Shares	Par Value ($0.0001)
Balances at December 31, 2015	1,210,397	$121	5,318,750	$532	$5,914,395	$(915,043)	$5,000,005

Underwriter deferred discount reduction (Note 4)	-	-	-	-	3,725,625	-	3,725,625

Changes in shares subject to possible redemption	(70,301)	(7)	-	-	(703,001)	-	(703,008)

Net loss attributable to common shares for the period ended September 30, 2016	-	-	-	-	-	(3,022,617)	(3,022,617)

Balances at September 30, 2016	1,140,096	$114	5,318,750	$532	$8,937,019	$(3,937,660)	$5,000,005

See accompanying notes to condensed financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Cash flows from operating activities:
Net loss attributable to common shares	$(3,022,617)	$(389,620)
Changes in operating assets and liabilities:
Prepaid expenses	29,503	(22,758)
Accrued operating expenses and accounts payable	2,267,750	19,707
Franchise tax payable	135,000	(45,000)
Net cash used in operating activities	(590,364)	(437,671)

Cash flows from investing activities:
Withdrawals from Trust Account	113,598,147
Proceeds received from sale of investments		212,844,286
Purchase of investments in Trust Account	-	(212,750,000)
Interest earned on Trust Account	(245,624)	(86,712)
Net cash provided by investing activities	113,352,523	7,574

Cash flows from financing activities:
Change in due to affiliates	316	4,498
Payment for shares redeemed	(113,368,880)	-
Proceeds from note payable, related party	250,000	-
Net cash (used in) provided by financing activities	(113,118,564)	4,498

Net decrease in cash	(356,405)	(425,599)
Cash at beginning of the period	469,021	1,004,609
Cash at end of the period	$139,616	$579,010

See accompanying notes to condensed financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

1.	INTERIM FINANCIAL INFORMATION

The accompanying unaudited interim condensed financial statements of Terrapin 3 Acquisition Corporation (the “Company”) should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 25, 2015. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, since they are interim statements, the accompanying financial statements do not include all the information and notes required by GAAP for complete financial statement presentation. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal, recurring adjustments) that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

2.	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

The Company is a blank check company incorporated in Delaware on December 27, 2013. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets that the Company has not yet identified (“Business Combination”). The Company has neither engaged in any operations nor generated any operating revenue to date. The Company’s management has broad discretion with respect to the Business Combination. However, there is no assurance that the Company will be able to successfully complete a Business Combination. All activity through September 30, 2016 related to the Company’s formation, its Initial Public Offering, which is described below, and identifying and evaluating a target company for a Business Combination and activities in connection with the pending acquisition of Yatra Online, Inc. a Cayman Islands exempted company limited by shares ("Yatra"), described in Note 10. The Company has selected December 31 as its fiscal year end.

The initial stockholders of the Company, Apple Orange LLC, Noyac Path LLC, Periscope LLC, (together the “Terrapin Sponsor”), along with Terrapin Partners Employee Partnership 3 LLC, and MIHI LLC (the “Macquarie Sponsor”; together with the Terrapin Sponsor, the “Sponsors”) and Terrapin Partners Green Employee Partnership, LLC have agreed, in the event the Company is required to seek stockholder approval of its Business Combination, to vote their Founders Shares, as defined below, and any public shares held, in favor of approving the Business Combination.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering” as described in Note 4) was declared effective by the SEC on July 17, 2014. The Sponsors purchased, simultaneously with the closing of the Public Offering, $6,000,000 of warrants in a private placement (Note 5).

Upon the closing of the Public Offering and the private placement, $212,750,000 was placed in a trust account with the Continental Stock Transfer & Trust Company (the “Trust Account”) acting as trustee.

Trust Account

The Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes or for working capital, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in the Public Offering if the Company is unable to complete the Business Combination by December 19, 2016.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating the Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time the Company signs a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect the Business Combination.

The Company, after signing a definitive agreement for the Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable and funds released for working capital, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable and funds released for working capital. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem or repurchase its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption or repurchase of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with the Business Combination, public stockholders will have the opportunity to have public shares redeemed or repurchased for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination or commencement of the tender offer, respectively, including interest but less taxes payable and funds released for working capital. As a result, such shares have been classified as common stock subject to possible redemption, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 480, “Distinguishing Liabilities from Equity.”

Liquidation and Going Concern

As a result of the Extension (as defined in Note 10 – Recent Developments), the Company has until December 19, 2016 to complete its Business Combination. If the Company does not complete a Business Combination by December 19, 2016, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and funds released for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsors and other initial stockholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Sponsors or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete the Business Combination within the required time period. If a Business Combination is not consummated on or before December 19, 2016, this mandatory liquidation and subsequent dissolution raises substantial doubt about the Company's ability to continue as a going concern.

In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with GAAP and pursuant to the rules and regulations of the SEC.

Net loss per common share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of shares of common stock outstanding, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At September 30, 2016 and December 31, 2015, the Company had outstanding warrants to purchase 16,637,500 shares of common stock. The weighted average of these shares was excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. Therefore, dilutive loss per share of common stock was equal to basic loss per share of common stock.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Redeemable Common Stock

As discussed in Note 4, all of the 21,275,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) sold as part of the units in the Public Offering contained a redemption feature which allows for the redemption of shares of Class A common stock under the Company’s liquidation, tender offer, or stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by changes in retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with FASB ASC 480-10-S99.

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2016 and December 31, 2015, the Company has a net deferred tax asset, before valuation allowance, of approximately $1,334,000 and $366,000, respectively, related to net operating loss carry forwards, organization costs, and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of September 30, 2016. No amounts were accrued for the payment of interest and penalties at September 30, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

4.	PUBLIC OFFERING

On July 22, 2014, the Company sold 21,275,000 units at a price of $10.00 per unit (the “Public Units’) in the Public Offering, including the sale of units upon full exercise of the underwriters’ overallotment option. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value per share, and one redeemable Class A common stock purchase warrant (the “Public Warrants”).

 Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act following the completion of the Business Combination. Each Public Warrant entitles the holder to purchase one-half of one share of Class A common stock at an exercise price of $5.75 per half share. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 21,275,000 Public Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Pubic Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

The Company paid an upfront underwriting discount of $4,250,000 (approximately 2.0%) of the per unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $7,451,250 (approximately 3.5%) of the gross offering proceeds payable upon the Company’s completion of the Business Combination. Effective July 13, 2016, the underwriters agreed that in the event that the Deferred Discount becomes payable from the Trust Account upon the Company’s consummation of the transactions contemplated by the Business Combination Agreement, such aggregate Deferred Discount shall be reduced by 50%, from $0.35 per Unit ($7,451,250 in the aggregate) to $0.175 per Unit ($3,725,625 in the aggregate). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

5.	RELATED PARTY TRANSACTIONS

Founder Shares

On December 31, 2013, the Company issued an aggregate of 5,250,000 units, each unit consisting of one share of common stock and one warrant to purchase one half of one share of common stock, to the Terrapin Sponsor and Terrapin Partners Employee Partnership 3 LLC (the “Founder Units”) for an aggregate purchase price of $25,000. On May 15, 2014, the Company cancelled the warrants issued as part of these Founder Units resulting in the net issuance of 5,250,000 shares (“Founder Shares”). On May 19, 2014, the Company implemented an approximate 1.0131 -for- 1 stock split, re-characterized its Founder Shares as Class F common shares, and authorized the issuance of Class A common stock and undesignated shares. Further, on May 19, 2014, Apple Orange LLC sold 1,211,563 Founder Shares to the Macquarie Sponsor and transferred 56,061 Founder Shares to Terrapin Partners Green Employee Partnership, LLC, an affiliate of Apple Orange LLC. The Founder Shares are identical to the Class A common stock included in the Public Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions and contingent adjustments, as described in more detail below (Note 9 Class F Common Stock).

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the Business Combination (the “lock up”). Notwithstanding the foregoing, if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash or property, the Founder Shares will be released from the lock-up.

Rights – The Founder Shares are identical to the public shares except that (i) Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have agreed to waive redemption rights in connection with the Business Combination with respect to the Founders Shares. However, the initial stockholders will be entitled to redemption rights with respect to any shares they hold by way of public market purchase if the Company fails to consummate the Business Combination within 24 months from the closing of the Public Offering.

Voting  – If the Company seeks stockholder approval of the Business Combination, the initial stockholders have agreed to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination.

Redemption – Although the initial stockholders have waived their redemption rights with respect to the Founder Shares if the Company fails to complete the Business Combination within the prescribed time frame, they will be entitled to redemption rights with respect to any public shares they may own.

Contingent Forward Purchase

The Macquarie sponsor has committed to purchase, and the Company has committed to sell, 4,000,000 units on the same terms as the sale of units in the Public Offering (except for certain transfer restrictions) at $10.00 per unit, in a private placement for gross proceeds of approximately $40,000,000 to occur concurrently with the consummation of the Business Combination. The funds will be used as part of consideration to the sellers in the Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders selecting to redeem their shares and provides the Company with a minimum funding level for the Business Combination. In exchange for this commitment, the Company has agreed to issue to the Macquarie Sponsor 1,000,000 Class F Founder Shares at the closing of the Business Combination and such private placement.

Private Placement Warrants

The Sponsors have purchased from the Company an aggregate of 12,000,000 warrants at a price of $0.50 per warrant (a purchase price of $6,000,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of Class A common stock at $5.75 per half share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will be non-redeemable so long as they are held by the Sponsors or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants included in the units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete the Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of the Founder Shares and Private Placement Warrants hold registration rights to require the Company to register the sale of any of the securities held by them pursuant to a registration rights agreement. The holders of Units (and underlying securities) and Founder Shares purchased in the Contingent Forward Purchase hold similar registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. The Company will bear the costs and expenses of filing any such registration statements.

Expense Advance Agreement

On July 16, 2014, the Sponsors entered into an agreement (the “Expense Advance Agreement”) to advance to the Company, as may be requested by the Company, up to $500,000 each, for an aggregate of $1,000,000, in working capital loans in the form of promissory notes to be provided to fund expenses relating to investigating and selecting a target business and other working capital requirements prior to the Business Combination. Such note(s) shall bear no interest and shall be convertible into Public Warrants at a price of $0.50 at the option of the note holder.

On July 19, 2016, the Company issued promissory notes to the Sponsors in the aggregate amount of $250,000 pursuant to the Expense Advance Agreement. The notes bear no interest and are convertible into warrants identical to the Public Warrants at a price of $0.50 per warrant at the option of the note holder. As of September 30, 2016, the promissory notes had not been converted and remained outstanding.

Administrative Service Agreement

Commencing on July 17, 2014, the Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to Terrapin Partners LLC, an affiliate of the Terrapin Sponsor. Upon the completion of the Business Combination or the liquidation of the Company, the Company will cease paying these monthly fees. As of September 30, 2016 and December 31, 2015, the Company had a balance of approximately $588 and $273, respectively, payable to related parties.

6.	COMMITMENTS

The Company paid an upfront underwriting discount of $4,250,000 (approximately 2.0%) of the per unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $7,451,250 (approximately 3.5%) of the gross offering proceeds payable upon the Company’s completion of the Business Combination.

Effective July 13, 2016, the underwriters agreed that in the event that the Deferred Discount becomes payable from the Trust Account upon the Company’s consummation of the transactions contemplated by the Business Combination Agreement, such aggregate Deferred Discount shall be reduced by 50%, from $0.35 per Unit ($7,451,250 in the aggregate) to $0.175 per Unit ($3,725,625 in the aggregate). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

7.	TRUST ACCOUNT

As of December 31, 2015, a total of $212,750,000, consisted of $206,750,000 of the net proceeds from the Public Offering and $6,000,000 from the sale of the Private Placement Warrants, was placed in the Trust Account.

As of September 30, 2016, a total of $99,381,200, included $93,381,200 of the net proceeds from the Public Offering and $6,000,000 from the sale of the Private Placement Warrants, was held in the Trust Account.

As of September 30, 2016, the Company’s Trust Account consists of $99,398,744 invested in an Institutional Money Market Fund. As of December 31, 2015, investment securities in the Company’s Trust Account consisted of 212,750,000 invested in an Institutional Money Market Fund and another $1,267 held as cash and cash equivalents.

8.	FAIR VALUE MEASUREMENT

The Company complies with ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2016 and December 31, 2015, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	September 30, 2016 (unaudited)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Institutional Money Market Fund held in Trust Account	$99,398,744	$99,398,744	$-	$-

	December 31, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Institutional Money Market Fund held in Trust Account	$212,750,000	$212,750,000	$-	$-

9.	STOCKHOLDERS’ EQUITY

On May 19, 2014, the Company implemented an approximate 1.0131-for-1 stock split, re-characterized its Founder Shares as shares of Class F common stock, and authorized the issuance of Class A common stock and undesignated common stock. All share issuances prior to the stock split have been retroactively adjusted to reflect the stock split.

Common Stock

Class A Common Stock  — The Company is authorized to issue 90,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each Class A common share. At September 30, 2016 and December 31, 2015, there were 21,275,000 and 9,938,112 shares of Class A common stock issued and outstanding, respectively. At September 30, 2016 and December 31, 2015, 8,798,016 and 20,064,603 shares were subject to possible redemption, respectively.

Class F Common Stock  — The Company is authorized to issue 10,000,000 shares of Class F common stock with a par value of $0.0001 per share (the “Class F common stock”). Holders of the Company’s Class F common stock are entitled to one vote for each Class F common share. Shares of Class F common stock are convertible into shares of Class A common stock at a ratio of one-for-one. In the case that additional shares of Class A common stock, or equity-linked securities, are deemed issued in excess of the amounts offered in the Public Offering and related to the closing of the Business Combination, shares of Class F common stock are subject to future modification to provide for an adjustment to the ratio by which they shall convert into shares of Class A common stock. Such adjustment will result in additional shares of Class A common stock issuable upon the conversion of Class F common stock. The number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, 20% of the total number of all shares of Class A common stock sold in the Public Offering plus all common shares or equity-linked securities deemed to be issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or issuable, to any seller in the Business Combination or pursuant to warrants issued to the Sponsors plus Class F common stock and the Class A common stock (but not the warrants) issued pursuant to the forward purchase contract with the Macquarie sponsor. At September 30, 2016 and December 31, 2015, there were 5,318,750 shares of Class F common stock issued and outstanding.

Common Stock  — The Company is authorized to issue 10,000,000 shares of undesignated common stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2016 and December 31, 2015, there were no shares of undesignated common stock issued and outstanding.

Preferred Stock

Preferred Stock — The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2016 and December 31, 2015, there were no shares of preferred stock issued and outstanding.

10.	RECENT DEVELOPMENTS

The Proposed Transaction

On September 28, 2016, the Company, Yatra Online, Inc. a Cayman Islands exempted company limited by shares (“Yatra”), T3 Parent Corp., T3 Merger Sub Corp., MIHI LLC and Shareholder Representative Services LLC, solely in its capacity as a representative of Yatra's shareholders, entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”), providing for the combination of the Company and Yatra (the “Transaction”) pursuant to which the Company will become a partially-owned subsidiary of Yatra. Founded in 2006, Yatra is based in Gurgaon, India and is a leading online travel agent and consolidator of travel products. The consummation of the Transaction is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite approval of the stockholders of the Company and the execution of the various transaction agreements.

Pursuant to the Mergers, each share of Class A common stock issued and outstanding immediately prior to the effective time of the Mergers (other than redeemed shares), will be automatically converted into one ordinary share, par value $0.0001 per share, of Yatra (each an “Ordinary Share”). In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that the Company and the holders of Class F common stock will enter into a Forfeiture Agreement, pursuant to which such holders will forfeit one-half of the shares of Terrapin Class F common stock held by them, effective as of immediately prior to the consummation of the Transaction (except that, because the Macquarie Sponsor will forego its right to acquire 1,000,000 shares of Terrapin Class F common stock pursuant to the amendment to the Forward Purchase Contract, dated July 16, 2014, between the Company and the Macquarie Sponsor, it will forfeit 105,781 of its 1,211,563 shares of Terrapin Class F Common Stock, resulting in an aggregate forfeiture of one-half of the shares of Class F common stock which they otherwise would have been entitled to receive). Following such forfeiture, 3,159,375 shares of Class F common stock will remain outstanding. Each share of Class F common stock issued and outstanding immediately prior to the effective time of the Mergers will remain outstanding as a share of Class F common stock, and, pursuant to the Mergers, each holder of Terrapin Class F common stock will also receive one Class F Share, par value $0.0001, of Yatra (each, a “Class F Share”) for each share of Class F common stock held by such holder. The Class F Shares will be voting shares only and have no economic rights. Following the consummation of the Transaction, the holders of Class F common stock will be entitled to exchange their shares of Class F common stock for Ordinary Shares (on a share for share basis) and, upon such exchange, an equal number of Class F Shares held by the exchanging shareholder will be converted by Yatra into 0.0001 of an Ordinary Share for each Class F Share converted.

Each of Yatra’s Ordinary Share certificates issued and outstanding immediately prior to the effective time of the Second Merger will be automatically deemed to be substituted by one Ordinary Share certificate registered pursuant to an effective registration statement on Form F-4 of Yatra fled with the SEC. Each Ordinary Share issued and outstanding immediately prior to the effective time of the Mergers will ultimately receive a fraction of a Yatra Ordinary Share, which such fraction is calculated on the basis of a pre-closing enterprise value of Yatra equal to $218 million as increased by the aggregate exercise price of all outstanding Yatra options and warrants and as increased by the amount of Yatra’s cash and decreased by the amount of Yatra’s indebtedness, in each case, as set forth on Yatra’s balance sheet dated June 30, 2016.

Promissory Notes

On July 19, 2016, the Company issued promissory notes to the Sponsors in the aggregate amount of $250,000 pursuant to the Expense Advance Agreement, dated July 16, 2014, by and between the Sponsors and the Company. The notes bear no interest and are convertible into warrants identical to the Public Warrants at a price of $0.50 per warrant at the option of the note holder (Note 5).

The Extension

On July 19, 2016, at a special meeting of the Company’s stockholders, the stockholders approved the following items: (i) an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination (the “Extension”) for an additional 150 days, from July 22, 2016 to December 19, 2016 (the “Extended Date”), provided that the Company has executed a definitive agreement for a business combination on or before July 22, 2016; and (ii) an amendment to the Company’s investment management trust agreement, dated July 16, 2014, by and between the Company and Continental Stock Transfer & Trust Company to extend the date on which to commence liquidating the trust account established in connection with the Public Offering in the event the Company has not consummated a business combination by the Extended Date.

In connection with the special meeting held on July 19, 2016, stockholders holding shares of Class A common stock were permitted to exercise their right to redeem their shares for a pro rata portion of the trust account at a redemption price of $10.00 per share. Stockholders holding 11,336,888 shares of Class A common stock elected to have their shares redeemed. As a result of such redemptions, as of September 23, 2016, a total of approximately $99.38 million remains in the Company’s trust account and a total of 9,938,112 shares of Class A common stock remain outstanding.

Nasdaq Notice

On August 23, 2016, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the NASDAQ Capital Market. The Notice is a notification of deficiency and has no current effect on the listing or trading of the Company’s securities on the NASDAQ Capital Market.

The Notice stated that the Company has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. On September 16, the Company submitted a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

Investor Rights Agreement

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Yatra and certain persons and entities which will hold Ordinary Shares upon the consummation of the Transaction, including the Sponsors (collectively, the “Investors”), will enter into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, Yatra will be obligated to file, after it becomes eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by the Investors of Ordinary Shares issuable in connection with the Transaction. The Investor Rights Agreement will also provide the Investors with demand, “piggy-back” and Form F-3 registration rights, subject to certain minimum requirements and customary conditions. The Investor Rights Agreement will also provide the Sponsors the right to nominate an individual for election to Yatra's board of directors upon the resignation, removal, death or disability of any of the directors initially designated by the Sponsors pursuant to the terms of the Business Combination Agreement, as well as certain other rights with regard to nominating directors and observing board proceedings.

Amendment to Forward Purchase Contract

In connection with, and as a condition to the consummation of, the Transaction, the Business Combination Agreement provides that Terrapin 3 and the Macquarie Sponsor will enter into the Forward Purchase Contract Amendment to the Forward Purchase Contract. Pursuant to the terms of the Forward Purchase Contract Amendment, the Macquarie Sponsor will agree to purchase, immediately prior to the consummation of the transaction, 2,000,000 shares of Terrapin Class A common stock and 2,000,000 warrants to purchase shares of Terrapin Class A common stock for an aggregate purchase price of $20.0 million. This purchase represents one-half of the number of the shares of Terrapin Class A common stock and the number of warrants to purchase shares of Terrapin Class A common stock that it agreed to purchase pursuant to the Forward Purchase Contract. The Macquarie Sponsor will also forego its right to acquire 1,000,000 shares of Terrapin Class F common stock under the Forward Purchase Contract.

11.	SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements are filed for potential recognition or disclosure. The Company did not identify any subsequent events that require adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Terrapin 3 Acquisition Corporation

We have audited the accompanying balance sheets of Terrapin 3 Acquisition Corporation (the “Company”), as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Terrapin 3 Acquisition Corporation as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years ended December 31, 2015 and 2014, in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, if the Company does not complete a business combination by July 22, 2016, then the Company will cease all operations except for the purpose of winding down and liquidating, thus there is a substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey

March 1, 2016

TERRAPIN 3 ACQUISITION CORPORATION

BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$496,021	$1,004,609
Prepaid expenses	51,773	66,151
Total current assets	547,794	1,070,760

Investments and cash held in Trust Account	212,751,267	212,757,574

Total assets	$213,299,061	$213,828,334

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued operating expense and accounts payable	$21,500	$5,543
Franchise tax payable	180,000	180,000
Due to affiliates	273	867
Total current liabilities	201,773	186,410

Deferred underwriting compensation	7,451,250	7,451,250

Total liabilities	7,653,023	7,637,660

Commitments and contingencies

Class A common stock subject to possible redemption; 20,064,603 and 20,119,067 (at redemption value of $10 per share) at December 31, 2015 and 2014, respectively	$200,646,033	$201,190,670

Stockholders’ equity
Preferred stock, $.0001 par value, 10,000,000 shares authorized; none issued and outstanding	-	-

Common stock, $.0001 par value, 10,000,000 shares authorized; none issued and outstanding	-	-

Class F Common stock, $.0001 par value, 10,000,000 shares authorized; 5,318,750 shares issued and outstanding	532	532

Class A Common stock, $.0001 par value, 90,000,000 shares authorized;1,210,397 and 1,155,933 issued and outstanding (excluding 20,064,603 and 20,119,067 shares subject to redemption) at December 31, 2015 and 2014, respectively	121	116

Additional paid-in capital	5,914,395	5,369,762
Accumulated deficit	(915,043)	(370,406)
Total stockholders’ equity	5,000,005	5,000,004

Total liabilities and stockholders’ equity	$213,299,061	$213,828,334

See accompanying notes to financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2015	Year Ended December 31, 2014

Revenue	$-	$-

Formation, general and administrative costs	452,688	198,026
State franchise tax	180,000	180,000
Loss from operations	(632,688)	(378,026)

Interest income	88,051	7,620

Net loss attributable to common shares	$(544,637)	$(370,406)

Weighted average number of common shares outstanding - basic and diluted (excluding shares subject to possible redemption)	6,493,437	5,817,793

Net loss per common share- basic and diluted (excluding shares subject to possible redemption)	$(0.08)	$(0.06)

See accompanying notes to financial statements

TERRAPIN 3 ACQUISITION CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2015 and 2014

	Common Stock Class A		Common Stock Class F		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances at January 1, 2014	-	$-	5,318,750	$532	$24,468	$-	$25,000

Proceeds from Public Offering on July 22, 2014 of 21,275,000 shares of common stock	21,275,000	2,128			212,747,872	-	212,750,000

Proceeds subject to possible redemption (at redemption value)	(20,119,067)	(2,012)			(201,188,658)		(201,190,670)

Underwriter’s fee and offering expenses					(12,213,920)	-	(12,213,920)

Proceeds from private placement of 12,000,000 warrants on July 22, 2014					6,000,000	-	6,000,000

Net loss attributable to common shares for the year ended December 31, 2014	-	-	-	-	-	(370,406)	(307,406)

Balances at December 31, 2014	1,155,933	$116	5,318,750	$532	$5,369,762	$(370,406)	$5,000,004

Change in shares subject to possible redemption	54,464	5	-	-	544,633	-	544,638

Net loss attributable to common shares for the year ended December 31, 2015	-	-	-	-	-	(544,637)	(544,637)

Balances at December 31, 2015	1,210,397	$121	5,318,750	$532	$5,914,395	$(915,043)	$5,000,005

See accompanying notes to financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2015	Year ended December 31, 2014
Cash flows from operating activities:
Net loss attributable to common shares	$(544,637)	$(370,406)
Changes in operating assets and liabilities:
Prepaid expenses	14,378	(66,151)
Accrued operating expenses and accounts payable	15,957	5,543
Franchise tax payable	-	180,000
Net cash used in operating activities	(514,302)	(251,014)

Cash flows from investing activities:
Principal deposited in Trust Account	-	(212,750,000)
Proceeds received from sale of investments	425,594,286	-
Purchase of investments in Trust Account	(425,500,000)	-
Interest on Trust Account	(87,978)	(7,574)
Net cash provided (used in) investing activities	6,308	(212,757,574)

Cash flows from financing activities:
Net Proceeds from Public Offering, after payment of upfront underwriting fee	-	208,500,000
Proceeds from private placement	-	6,000,000
Changes in due to affiliates	(594)	867
Payment of offering costs	-	(512,670)
Proceeds from note payable, stockholder	-	200,000
Principal payments on note payable, stockholder	-	(200,000)
Net cash provided (used in) financing activities	(594)	213,988,197

Net increase (decrease) in cash	(508,588)	979,609
Cash at beginning of the period	1,004,609	25,000
Cash at end of the period	$496,021	$1,004,609

Supplemental disclosure of noncash financing activities:
Deferred underwriter’s commission	$-	$7,451,250

See accompanying notes to financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Terrapin 3 Acquisition Corporation (the "Company," “us,” or “we”) is a blank check company incorporated in Delaware on December 27, 2013. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets that the Company has not yet identified (“Business Combination”). The Company has neither engaged in any operations nor generated any operating revenue to date. The Company’s management has broad discretion with respect to the Business Combination. However, there is no assurance that the Company will be able to successfully complete a Business Combination. The Company has selected December 31 as its fiscal year end.

The initial stockholders of the Company, Apple Orange LLC, Noyac Path LLC, Periscope LLC, (together the “Terrapin sponsor”), Terrapin Partners Employee Partnership 3 LLC, MIHI LLC (the “Macquarie sponsor”; together with the Terrapin sponsor, the “Sponsors”), and Terrapin Partners Green Employee Partnership, LLC, have agreed, in the event the Company is required to seek stockholder approval of its Business Combination, to vote their founders shares and any public shares held, in favor of approving the Business Combination.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering” as described in Note 3) was declared effective by the United States Securities and Exchange Commission (“SEC”) on July 16, 2014. The Sponsors purchased, simultaneously with the closing of the Public Offering, $6,000,000 of warrants in a private placement (Note 4).

Upon the closing of the Public Offering and the private placement, $212,750,000 was placed in a trust account with the Continental Stock Transfer & Trust Company (the “Trust Account”) acting as trustee.

Trust Account

The Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes or for working capital, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in the Public Offering if the Company is unable to complete the Business Combination within 24 months from the closing of the Public Offering.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating the Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” means one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time the Company signs a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect the Business Combination.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

The Company, after signing a definitive agreement for the Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable and funds released for working capital, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable and funds released for working capital. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem or repurchase its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption or repurchase of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with the Business Combination, public stockholders will have the opportunity to have public shares redeemed or repurchased for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination or commencement of the tender offer, respectively, including interest but less taxes payable and funds released for working capital. As a result, such shares have been classified as common stock subject to possible redemption, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 480, “Distinguishing Liabilities from Equity.”

Liquidation and Going Concern

If the Company does not complete a Business Combination within 24 months from the closing date of the Public Offering, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and funds released for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsors and other initial stockholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Sponsors or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete the Business Combination within the required time period. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company's ability to continue as a going concern.

In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America ("GAAP") and pursuant to the rules and regulations of the SEC.

Net loss per common share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of shares of common stock outstanding, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2015 and 2014, the Company had outstanding warrants to purchase 16,637,500 shares of common stock, respectively. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, dilutive loss per share of common stock is equal to basic loss per share of common stock.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Redeemable Common Stock

As discussed in Note 3, all of the 21,275,000 shares of Class A common stock sold as part of the units in the Public Offering contain a redemption feature which allows for the redemption of shares of Class A common stock under the Company’s liquidation, tender offer, or stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings. Accordingly, at December 31, 2015 and 2014, 20,064,603 and 20,119,067, respectively of the 21,275,000 public shares were classified outside of permanent equity at its redemption value.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Income taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of December 31, 2015 and 2014. No amounts were accrued for the payment of interest and penalties at December 31, 2015 and 2014. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently adopted or issued accounting standards

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and shareholder equity. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity's financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company adopted this standard in these financial statements.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” (“ASU 2014-15”). ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern for a one year period subsequent to the date of the financial statements. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The Company adopted this standard in these financial statements.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

3.	PUBLIC OFFERING

On July 22, 2014, the Company sold 21,275,000 units at a price of $10.00 per unit (the “Public Units’) in the Public Offering, including the sale of units upon full exercise of the underwriters’ overallotment option. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value per share, and one redeemable Class A common stock purchase warrant (the “Public Warrants”).

 Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act following the completion of the Business Combination. Each Public Warrant entitles the holder to purchase one-half of one share of Class A common stock at an exercise price of $5.75 per half share. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 21,275,000 Public Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

The Company paid an upfront underwriting discount of $4,250,000 (approximately 2.0%) of the per unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $7,451,250 (approximately 3.5%) of the gross offering proceeds payable upon the Company’s completion of the Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

4.	RELATED PARTY TRANSACTIONS

Founder Shares

On December 31, 2013, the Company issued an aggregate of 5,250,000 units, each unit consisting of 1 share of common stock and 1 warrant to purchase one half of one share of common stock, to the Terrapin sponsor and Terrapin Partners Employee Partnership 3 LLC (the “Founder Units”) for an aggregate purchase price of $25,000. On May 15, 2014, the Company cancelled the warrants issued as part of these Founder Units resulting in the net issuance of 5,250,000 shares (“Founder Shares”). On May 19, 2014, the Company implemented an approximate 1.0131 for 1 stock split, re-characterized its Founder Shares as Class F common shares, and authorized the issuance of Class A common stock and undesignated shares. Further, on May 19, 2014, Apple Orange LLC sold 1,211,563 Founder Shares to the Macquarie Sponsor and transferred 56,061 Founder Shares to Terrapin Partners Green Employee Partnership, LLC, an affiliate of Apple Orange LLC. The Founder Shares are identical to the Class A common stock included in the Public Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions and contingent adjustments, as described in more detail below (Note 9).

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until one year after the Business Combination (the “lock up”). Notwithstanding the foregoing, if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or if the Company consummates a transaction after the initial Business Combination which results in the stockholders having the right to exchange their shares for cash or property, the Founder Shares will be released from the lock up.

Rights  – The Founder Shares are identical to the public shares except that (i) Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have agreed to waive redemption rights in connection with the Business Combination with respect to the Founders Shares. However, the initial stockholders will be entitled to redemption rights with respect to any shares they hold by way of public market purchase if the Company fails to consummate the Business Combination within 24 months from the closing of the Public Offering.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Voting  – If the Company seeks stockholder approval of the Business Combination, the initial stockholders have agreed to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination.

Redemption  – Although the initial stockholders have waived their redemption rights with respect to the Founder Shares if the Company fails to complete the Business Combination within the prescribed time frame, they will be entitled to redemption rights with respect to any public shares they may own.

Contingent Forward Purchase

The Macquarie sponsor has committed to purchase, and the Company has committed to sell, 4,000,000 units on the same terms as the sale of units in the Public Offering (except for certain transfer restrictions) at $10.00 per unit, in a private placement for gross proceeds of approximately $40,000,000 to occur concurrently with the consummation of the Business Combination. The funds will be used as part of consideration to the sellers in the Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders selecting to redeem their shares and provides the Company with a minimum funding level for the Business Combination. In exchange for this commitment, the Company has agreed to issue to the Macquarie sponsor 1,000,000 Class F Founder Shares at the closing of the Business Combination and such private placement.

Private Placement Warrants

The Sponsors have purchased from the Company an aggregate of 12,000,000 warrants at a price of $0.50 per warrant (a purchase price of $6,000,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of Class A common stock at $5.75 per half share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will be non-redeemable so long as they are held by the Sponsors or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants included in the units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete the Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of the Founder Shares and Private Placement Warrants hold registration rights to require the Company to register the sale of any of the securities held by them pursuant to a registration rights agreement. The holders of Units (and underlying securities) and Founder Shares purchased in the Contingent Forward Purchase hold similar registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. The Company will bear the costs and expenses of filing any such registration statements.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Related Party Note

Apple Orange LLC, a Terrapin sponsor, had loaned the Company $200,000 by the issuance of an unsecured promissory note (the “Note”) for $200,000 to cover expenses related to the Public Offering. This Note was non-interest bearing and payable on the earlier of September 30, 2014 or out of the proceeds from the Public Offering. The Note was repaid in full on July 22, 2014.

Expense Advance Agreement

On July 16, 2014, the Sponsors entered into an agreement to advance to the Company, as may be requested by the Company, up to $500,000 each, for an aggregate of $1,000,000, in working capital loans in the form of promissory notes to be provided to fund expenses relating to investigating and selecting a target business and other working capital requirements prior to the Business Combination. Such note(s) shall bear no interest and shall be convertible into Public Warrants at a price of $0.50 at the option of the note holder. At December 31, 2015 and 2014, no balance was due under this agreement.

Administrative Service Agreement

Commencing on July 17, 2014, the Company has agreed to pay $10,000 a month for office space, administrative services and secretarial support to Terrapin Partners LLC, an affiliate of the Terrapin sponsor. Upon the completion of the Business Combination or the liquidation of the Company, the Company will cease paying these monthly fees. As of December 31, 2015 and 2014, the Company had a balance of $273 and $867, respectively, payable to related parties under this administrative services agreement.

5.	COMMITMENTS

The Company is committed to pay the Deferred Discount totaling $7,451,250 (approximately 3.5%) of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of the Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

6.	TRUST ACCOUNT

Subsequent to the public offering, a total of $212,750,000, which includes $206,750,000 of the net proceeds from the Public Offering and $6,000,000 from the sale of the Private Placement Warrants, was placed in the Trust Account.

As of December 31, 2015, investment securities in the Company’s Trust Account consists of $212,750,000 invested in an Institutional Money Market Fund and another $1,267 is held as cash and cash equivalents. As of December 31, 2014, investment securities in the Company’s Trust Account consisted of $212,753,499 in United States Treasury Bills and another $4,075 held as cash and cash equivalents. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments – Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2014 balance sheet and adjusted for the amortization or accretion of premiums or discounts. The carrying value, excluding accrued interest income, gross unrealized holding loss and fair value of held to maturity securities at December 31, 2014 are as follows:

	Carrying Value	Gross Unrealized Holding Gain (Loss)	Fair Value
Held-to-maturity:
U.S. Treasury Securities due June 2015 At December 31, 2014	$212,753,499	$1,494	$212,754,993

As of December 31, 2015, United States Treasury Bills held in the Trust Account have fully matured.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

7.	FAIR VALUE MEASUREMENT

The Company complies with ASC 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2015 and December 31, 2014, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Assets:
Institutional Money Market Fund held in Trust Account	$212,750,000	$212,750,000	$-	$-

Description	December 31, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)

Assets:
U.S. Treasury Securities held in Trust Account	$212,754,993	$212,754,993	$-	$-

8.	INCOME TAXES

Components of the Company’s deferred tax assets at December 31, 2015 are as follows:

Net operating loss carryforwards	$144,000
Amortizable start-up costs	222,017
366,017
Valuation allowance	(366,017)
$-

The Company established a valuation allowance of approximately $366,017 as of December 31, 2015, which fully offsets the deferred tax asset of approximately $366,017. The deferred tax asset results from applying an effective combined federal and state tax rate of 40% to start-up costs of approximately $555,043 and net operating losses of approximately $360,000. The Company’s net operating losses will expire beginning in 2034. Effective tax rates differ from statutory rates due to timing differences in the deductibility of expenses and the establishment of the valuation allowance.

TERRAPIN 3 ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Components of the Company’s deferred tax assets at December 31, 2014 are as follows:

Net operating loss carryforwards	$72,000
Amortizable start-up costs	76,162
148,162
Valuation allowance	(148,162)
$-

The Company established a valuation allowance of approximately $148,162 as of December 31, 2014, which fully offsets the deferred tax asset of approximately $148,162. The deferred tax asset results from applying an effective combined federal and state tax rate of 40% to start-up costs of approximately $190,000 and net operating losses of approximately $180,000.

9.	STOCKHOLDERS’ EQUITY

On May 19, 2014, the Company implemented an approximate 1.0131-for-1 stock split, re-characterized its Founder Shares as shares of Class F common stock, and authorized the issuance of Class A common stock and undesignated common stock. All share issuances prior to the stock split have been retroactively adjusted to reflect the stock split.

Common Stock

Class A Common Stock  — The Company is authorized to issue 90,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each Class A common share. At December 31, 2015 and 2014, there were 21,275,000 shares of Class A common stock issued and outstanding, which includes 20,064,603 and 20,119,067 shares subject to possible redemption, respectively.

Class F Common Stock  — The Company is authorized to issue 10,000,000 shares of Class F common stock with a par value of $0.0001 per share. Holders of the Company’s Class F common stock are entitled to one vote for each Class F common share. Shares of Class F common stock are convertible into shares of Class A common stock at a ratio of one-for-one. In the case that additional shares of Class A common stock, or equity-linked securities, are deemed issued in excess of the amounts offered in the Public Offering and related to the closing of the Business Combination, shares of Class F common stock are subject to future modification to provide for an adjustment to the ratio by which they shall convert into shares of Class A common stock. Such adjustment will result in additional shares of Class A common stock issuable upon the conversion of Class F common stock. The number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, 20% of the total number of all shares of Class A common stock sold in the Public Offering plus all common shares or equity-linked securities deemed to be issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or issuable, to any seller in the Business Combination or pursuant to warrants issued to the Sponsors plus Class F common stock and the Class A common stock (but not the warrants) issued pursuant to the forward purchase contract with the Macquarie sponsor. At December 31, 2015 and 2014, there were 5,318,750 shares of Class F common stock issued and outstanding.

Common Stock  — The Company is authorized to issue 10,000,000 shares of undesignated common stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2015 and 2014, there were no shares of undesignated common stock issued and outstanding.

Preferred Stock

Preferred Stock —  The Company is authorized to issue 10,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2015 and 2014, there were no shares of preferred stock issued and outstanding.

Annex A

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

dated as of

September 28, 2016

by and among

YATRA ONLINE, INC.,

T3 PARENT CORP.,

T3 MERGER SUB CORP.,

TERRAPIN 3 ACQUISITION CORPORATION,

MIHI LLC,

solely for purposes of Article X, together with the underlying provisions of this Agreement to the extent that they are impacted by Article X

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Shareholders’ Representative

EXHIBITS

Exhibit A – Form of Forfeiture Letter

Exhibit B – Form of Investor Rights Agreement

Exhibit C – Form of TRTL Amended and Restated Certificate of Incorporation

Exhibit D – Form of Surviving Company Certificate of Incorporation and Memorandum of Association

Exhibit E – Use of Cash

Exhibit F – [Reserved]

Exhibit G – Form of Amended Forward Purchase Contract

Exhibit H – Employment Agreement Terms

Exhibit I – Form of Exchange and Support Agreement

AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”), dated as of September 28, 2016, is entered into by and among YATRA ONLINE, INC., a Cayman Islands exempted company limited by shares (the “Company”), T3 PARENT CORP., a Delaware corporation (“TRTL Parent”), T3 MERGER SUB CORP., a Delaware corporation and a direct wholly owned Subsidiary of TRTL Parent (“TRTL Merger Sub”), TERRAPIN 3 ACQUISITION CORPORATION, a Delaware corporation (“TRTL”), MIHI LLC, solely for purposes of Article X, together with the underlying provisions of this Agreement to the extent that they are impacted by Article X, and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, TRTL is a blank check company incorporated to effect a Business Combination;

WHEREAS, TRTL Parent is a Delaware corporation newly formed by TRTL for the sole purposes of carrying out the transactions contemplated by this Agreement;

WHEREAS, the parties hereto previously entered into that certain Business Combination Agreement, dated as of July 13, 2016 (the “Original BCA”);

WHEREAS, at the Extension Stockholders’ Meeting, TRTL Stockholders approved the Extension;

WHEREAS, in connection with the Extension Stockholders’ Meeting, TRTL Stockholders holding shares of TRTL Class A Common Stock were offered the right to cause TRTL to redeem their shares of TRTL Class A Common Stock and, pursuant to such right, TRTL Stockholders holding 11,336,888 shares of TRTL Class A Common Stock validly exercised such redemption right for an aggregate redemption price of $113,368,880;

WHEREAS, the exercise by TRTL Stockholders holding shares of TRTL Class A Common Stock of their redemption rights in connection with the Extension Stockholders’ Meeting caused (a) the number of outstanding shares of TRTL Class A Common Stock to be reduced by approximately 53.3% and (b) the funds held in TRTL’s Trust Account to be reduced by approximately 53.3%;

WHEREAS, (a) prior to the exercise by the TRTL Stockholders holding shares of TRTL Class A Common Stock in connection with the Extension Meeting, the projected pro forma ownership of the Company was approximately 66% by TRTL Stockholders and approximately 34% by the current Yatra shareholders (assuming no exercise by TRTL Stockholders of redemption rights) and (b) following the exercise by the TRTL Stockholders holding shares of TRTL Class A Common Stock in connection with the Extension Meeting, the projected pro forma ownership of the Company is approximately 43% by TRTL Stockholders and approximately 57% by the current Yatra shareholders (assuming no exercise by TRTL Stockholders of redemption rights);

WHEREAS, subsequent to the execution of the Original BCA, the parties have engaged in extensive discussions and market analyses to evaluate and optimize methods to integrate their respective businesses and determined that certain changes to the Original BCA were necessary to best meet these business needs;

WHEREAS, Section 9.11 of the Original BCA contemplated that the parties may need to restructure the transactions contemplated by the Original BCA as necessary or appropriate, as may be mutually agreed by TRTL and the Company;

WHEREAS, in light of the foregoing, the parties have recognized the need to amend and restate in its entirety the Original BCA to more fully reflect the developments which have occurred subsequent to the execution of the Original BCA, arising on account of the higher redemptions by TRTL Stockholders and resulting in the current Yatra shareholders deciding to continue more strongly with their holding of equity in, and association with, the Company;

WHEREAS, the parties desire that, upon the terms and subject to the conditions hereof, TRTL Merger Sub will merge with and into TRTL (the “First Merger”), with TRTL surviving the First Merger as a partially owned Subsidiary of TRTL Parent (the “First Surviving Company”);

WHEREAS, the holders of TRTL’s Class F Common Stock shall, pursuant to a letter agreement to be entered into at Closing in substantially the form of Exhibit A (the “Forfeiture Letter”), forfeit to TRTL certain shares of TRTL Class F Common Stock, effective as of immediately prior to the First Effective Time;

WHEREAS, the parties desire that, upon the terms and subject to the conditions hereof, immediately following the consummation of the First Merger, TRTL Parent will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger (the “Second Surviving Company”) and TRTL becoming a partially owned Subsidiary of the Company;

WHEREAS, in connection with the Mergers and as required by TRTL’s Certificate of Incorporation, certain TRTL Stockholders will be provided an opportunity to redeem their shares of TRTL Class A Common Stock for cash rather than receive consideration in the Mergers;

WHEREAS, TRTL Stockholders that do not redeem their shares of TRTL Class A Common Stock for cash will be entitled to receive Company Ordinary Shares as consideration for the Mergers;

WHEREAS, the board of directors of TRTL, TRTL Parent and Merger Sub have approved and declared advisable the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Companies Law (2013 Revision, as amended (the “Companies Law”)), as applicable;

WHEREAS, the board of directors of the Company has approved the transactions contemplated by this Agreement, including the Second Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law;

WHEREAS, TRTL and the Company intend to use the funds available in the Trust Account as provided in this Agreement and for other corporate purposes; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, the Mergers shall be treated in accordance with the Intended Tax Treatment ..

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Company, the Shareholders, the Shareholders’ Representative, TRTL Parent, TRTL Merger Sub, TRTL and MIHI LLC (solely for purposes of Article X, together with the underlying provisions of this Agreement to the extent that they are impacted by Article X), hereby amend and restate in its entirety the Original BCA (including all Exhibits and Schedules thereto) and hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1     Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions with any Person other than the Company or TRTL, as applicable, involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such Person.

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of such corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Aggregate Exercise Price” means the aggregate cash exercise price (including any amounts paid between the date of this agreement and Closing or which remains payable at the time of the Mergers) upon exercise of all Company Options and Company Warrants issued and outstanding immediately prior to the Closing.

“Available Cash” means the aggregate amount of cash held either in or outside the Trust Account and available or required to be released by TRTL to the Company as of immediately prior to the Second Effective Time.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and indebtedness issued or guaranteed by the United States government.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of TRTL, dated as of July 16, 2014, as amended pursuant to the Extension.

“Certificates” means (i) a certificate previously representing any Conversion Shares or Company Ordinary Shares or (ii) Conversion Shares or Company Ordinary Shares that are in non-certificated book-entry form.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means the aggregate amount of all Cash and Cash Equivalents, including, without limitation, all bank account balances, marketable securities, short-term investments, municipal investments and certificates of deposit, held by the Company and its Subsidiaries as of June 30, 2016, as set forth in the balance sheet of the Company dated June 30, 2016 which shall be included in the Proxy Statement/Prospectus; provided, however, Company Cash shall not include the Aggregate Exercise Price or any Restricted Cash.

“Company Class F Shares” means the Class F Shares of the Company.

“Company Indebtedness” means the aggregate amount of all Indebtedness of the Company and its Subsidiaries as of June 30, 2016, as set forth in the balance sheet of the Company dated June 30, 2016 which shall be included in the Proxy Statement/Prospectus.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (i) the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of TRTL, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets, provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) circumstances, events, effects or changes generally affecting the industries or segments thereof in which the Company operates (except for such events, circumstances, changes or effects that have a disproportionate effect on the Company or any of its Subsidiaries), (j) any matter or condition described in the Schedules and Exhibits to this Agreement, or (k) any announcement made or action taken by TRTL or its Affiliates; provided further, that any event, circumstance, change or effect referred to in clauses (f) or (g) shall be deemed to constitute or taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event, circumstance, change or effect has a disproportionate effect on the Company or any of its Subsidiaries; or (ii) the ability of the Company, TRTL Parent or TRTL Merger Sub to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Company Option Plan” means the Yatra Online, Inc. 2006 Indian Share Plan.

“Company Options” means any option or other equity award to purchase or otherwise acquire shares of Company Ordinary Shares (whether or not vested) under the Company Option Plan.

“Company Ordinary Shares” means the Ordinary Shares in the share capital of the Company.

“Company Value” means an amount equal to: (a) the Enterprise Value; plus: (b) the Company Cash; plus (c) the Aggregate Exercise Price; minus (d) the Company Indebtedness.

“Company Warrants” means each unexercised warrant to purchase Company Ordinary Shares, whether or not then vested or fully exercisable, outstanding as of immediately prior to the Closing.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or its Subsidiaries that is not already generally available to the public.

“Confidentiality Agreement” means, collectively, that certain Confidentiality Agreement, dated as of May 12, 2016, by and between TRTL and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, whether written or oral.

“Conversion Share” means a share of TRTL Class A Common Stock issued and outstanding immediately prior to the First Effective Time that is not (i) cancelled pursuant to Section 4.1(b) or (ii) a Redemption Share.

“Employee” means each individual who, as of the applicable date of determination, is an employee of the Company or any of its Subsidiaries.

“Enterprise Value” means $218,000,000.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Exchange Agreement” means that certain Exchange and Support Agreement, among the Company, TRTL and the holders of TRTL’s Class F Common Stock in substantially the form attached hereto as Exhibit I;

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Advancement Agreement” means that certain Expense Advancement Agreement, dated July 14, 2014, by and among TRTL, MIHI LLC, Apple Orange LLC, Noyac Path, LLC and Periscope, LLC.

“Expenses”, as used in this Agreement, shall include all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of any filings with or notifications to the SEC or any stock exchange, the preparation, printing and mailing of any notices to stockholders, and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Extension” means the proposals to (i) amend the Certificate of Incorporation (the “Extension Charter Amendment”) to extend the date by which TRTL has to consummate a Business Combination to December 19, 2016 (the “Extended Date”), provided that TRTL has executed a definitive agreement for a Business Combination on or before July 22, 2016, and (ii) amend the Trust Agreement (the “Extension Trust Amendment”) to extend the date on which to commence liquidating the Trust Account in the event TRTL has not consummated a Business Combination by the Extended Date, which proposals were approved by the TRTL Stockholders at the Extension Stockholders’ Meeting.

“Extension Stockholders’ Meeting” means the meeting of TRTL’s stockholders to consider and vote upon the Extension, held on July 19, 2016.

“Forward Purchase” means the purchase of shares of TRTL Class A Common Stock, TRTL Class F Common Stock and warrants to purchase TRTL Class A Common Stock pursuant to the Forward Purchase Contract.

“Forward Purchase Contract” means that certain Forward Purchase Contract dated July 16, 2014, between MIHI LLC and TRTL, as such agreement may be assigned.

“GAAP” means the India generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any arbitral tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, compliance agreement, settlement agreement, decision, determination or award, in each case, entered by or with any Governmental Authority or arbitrator.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Indebtedness” of a Person means, as of any particular time, the unpaid principal amount of, and accrued interest on, (i) all indebtedness for borrowed money of such Person and its Subsidiaries (ii) any indebtedness of such Person and its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which such Person or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any indebtedness guaranteed in any manner by such Person and its Subsidiaries, and (v) all obligations of such Person and its Subsidiaries under leases that have been recorded by such Person and its Subsidiaries as capital leases.

“Intellectual Property” means all intellectual property rights, including all (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names, and (v) trade secrets or other proprietary rights in know-how, including ideas, formulas, compositions, and inventions (whether or not patentable or reduced to practice), protocols, processes, methods and techniques.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into by the Company, TRTL and certain other parties at Closing, substantially the form of Exhibit B.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or any of its Subsidiaries as tenant, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Nasdaq” means the Nasdaq Capital Market.

“Organizational Documents” means (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, memorandum and articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owned Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Per Share First Merger Consideration” means, for each Conversion Share, one (1) TRTL Parent Common Share.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property and (v) Liens described on Schedule 1.1(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Pro Forma Company Options” means the aggregate number of all Company Options and Company Warrants that are outstanding and not exercised immediately prior to the Closing.

“Pro Forma Company Shares” means the aggregate number of Company Ordinary Shares which shall be outstanding immediately prior to the Closing.

“Redeeming Stockholder” means a TRTL Stockholder who demands that TRTL redeem its TRTL Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the TRTL Organizational Documents.

“Redemption Share” means a share of TRTL Common Stock that is redeemed pursuant to the redemption provisions of the Certificate of Incorporation in connection with the consummation of the Merger.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Restricted Cash” means Cash that is reserved for a specific purpose and therefore not available for immediate or general business use.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or similar government charges in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“TRTL Board” means the board of directors of TRTL.

“TRTL Class A Common Stock” means TRTL’s Class A Common Stock, par value $0.0001 per share.

“TRTL Class F Common Stock” means TRTL’s Class F Common Stock, par value $0.0001 per share.

“TRTL Common Stock” means the TRTL Class A Common Stock and the TRTL Class F Common Stock.

“TRTL Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (i) the business, results of operations or condition (financial or otherwise) of TRTL or (ii) the ability of TRTL to consummate the transactions contemplated hereby in accordance with the terms hereof.

“TRTL Parent Class F Shares” means the shares of Class F Common Stock, par value $0.0001 per share, of TRTL Parent.

“TRTL Parent Common Shares” means the shares of Class A Common Stock, par value $0.0001 per share, of TRTL Parent.

“TRTL Sponsors” means, collectively, MIHI LLC, a Delaware limited liability company and a subsidiary of Macquarie Group Limited, Apple Orange LLC, a Delaware limited liability company, Noyac Path LLC, a Delaware limited liability company, Periscope, LLC, a New Jersey limited liability company, Terrapin Partners Employee Partnership 3, LLC, a Delaware limited liability company, and Terrapin Partners Green Employee Partnership, LLC, a Delaware limited liability company.

“TRTL Stockholder” means a holder of TRTL Common Stock.

“TRTL Warrant” means a warrant entitling the holder to purchase one-half of one share of TRTL Class A Common Stock at an exercise price of $5.75 per half share.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“U.S. GAAP” means the United States generally accepted accounting principles, consistently applied.

“Warrant Agreement” means the Warrant Agreement, dated as of July 16, 2014, between TRTL and the Trustee.

Section 1.2     Further Definitions.  As used this Agreement, the following terms shall have the meanings set forth in the Sections indicated for each:

Term	Section
Agreement	Preamble
Amended Forward Purchase Contract	9.8
Audited Financial Statements	5.8(a)
Book Entry Shares	4.3(c)
Certificate of Merger	2.2
Certificate	4.1(a)
Claims	9.7
Closing	2.3
Closing Date	2.3
Companies Law	Recitals
Company	Preamble
Company Board	3.1
Company Financial Statements	5.8(a)

Term	Section
Company Independent Directors	3.1
Company Initial Directors	3.1
Company Intellectual Property	5.22(a)
Company Shareholder Approvals	5.4
Converted Warrant	4.6
D&O Costs	9.6(b)
D&O Expenses	9.6(b)
D&O Indemnifiable Claim	9.6(b)
D&O Indemnitees	9.6(b)
DGCL	Recitals
Exchange Fund	4.3(b)
FCPA	5.26
Financial Statements	5.8(a)
First Effective Time	2.1(a)
Intended Tax Treatment	9.5
Interim Financial Statements	5.8(a)
Interim Period	7.1(a)
Material Contracts	5.12(a)
Material Permits	5.23
Mergers	Recitals
OFAC	5.26(b)
Original BCA	Recitals
Plans	5.13(a)
Proxy Statement/Prospectus	9.1
Registered Intellectual Property	5.22(a)
Registrar	2.1(b)
Registered Company Ordinary Share	4.2(c)
Registration Statement	9.1
Representative Losses	12.15
RTA	4.3(a)
Second Effective Time	2.1(b)
Shareholders	12.15
Shareholders’ Representative	12.15
Surviving Company	Recitals
Surviving Provisions	11.2
TRTL	Preamble
TRTL Merger Sub	Recitals
TRTL Parent	Recitals
TRTL Parent Board	3.1
TRTL Parent Independent Directors	3.1
TRTL Parent Initial Directors	3.1
TRTL Reports	6.8(a)
TRTL Stockholder Approval	6.2(b)
TRTL Stockholders’ Meeting	8.2
Trust Account	6.6(a)
Trust Agreement	6.6(a)

Section 1.3     Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, except that as applied to TRTL in which case such accounting terms shall have the meanings given to them under U.S. GAAP.

Section 1.4     Knowledge. As used herein, the phrase “to the knowledge” of a Person shall mean the actual knowledge, after due and reasonable inquiry, of, in the case of the Company, Dhruv Shringi, Manish Amin, Alok Vaish and Himanshu Verma, and, in the case of TRTL, Nathan Leight, Sanjay Arora, Guy Barudin and Stephen Schifrin.

Article II

THE MERGER; CLOSING

Section 2.1     Mergers; Effective Times.

(a)          First Merger; First Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, TRTL Merger Sub shall merge with and into TRTL. Immediately following the First Merger, the separate corporate existence of TRTL Merger Sub shall cease and TRTL shall continue as the surviving corporation in the First Merger as a partially owned Subsidiary of TRTL Parent. Subject to the provisions of this Agreement, the parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger (the “Certificate of Merger”), duly executed and completed in accordance with the relevant provisions of the DGCL, with the First Merger to be effective immediately upon such filing (the “First Effective Time”).

(b)          Second Merger; Second Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, immediately following the First Merger, TRTL Parent shall merge with and into the Company. Immediately following the Second Merger, the separate corporate existence of TRTL Parent shall cease and the Company shall continue as the surviving corporation in the Second Merger. Subject to the provisions of this Agreement, the parties shall cause the Second Merger to be consummated as soon as practicable after the consummation of the First Merger, with the Second Merger to be effective upon the filing of requisite merger documents with the Registrar of Companies in the Cayman Islands (the “Registrar”) and the issuance of a certificate of merger by the Registrar (the “Second Effective Time”).

Section 2.2           Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Companies Law, as applicable. Without limiting the generality of the foregoing, and subject thereto: (a) at the First Effective Time, all the property, rights, privileges, powers and franchises of TRTL Merger Sub shall vest in the First Surviving Company, and all Liabilities of TRTL Merger Sub shall become the Liabilities of the First Surviving Company; and (b) at the Second Effective Time, all the property, rights of every description, business, undertaking, goodwill, benefits, immunities and privileges of TRTL Parent and the Company shall vest in the Second Surviving Company, and all Liabilities of TRTL Parent and the Company shall become the Liabilities of the Second Surviving Company.

Section 2.3           Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, commencing at 10:00 a.m. on the date which is no later than two Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as the Company and TRTL may mutually agree (the date on which the Closing occurs, the “Closing Date”). For purposes of the definition of Available Cash, the Closing Date shall be deemed to have occurred on the first day the Company Ordinary Shares commence trading on NASDAQ (without taking into account the payments contemplated by Section 2.6).

Section 2.4           Organizational Documents.

(a)          Certificate of Incorporation and Bylaws of the First Surviving Company. At the First Effective Time, (i) the Certificate of Incorporation shall be amended and restated to read in its entirety as set forth on Exhibit C hereto and, as so amended and restated, shall be the certificate of incorporation of the First Surviving Company until thereafter amended in accordance with the terms thereof and applicable Law, and (ii) the bylaws of the First Surviving Company shall be amended to read in their entirety as the bylaws of TRTL Merger Sub (except that references to the name of TRTL Merger Sub shall be replaced by references to the name of the First Surviving Company as set forth in the certificate of incorporation of the First Surviving Company) and, as so amended and restated, shall be the bylaws of the First Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the First Surviving Company, and applicable Law.

(b)          Memorandum and Articles of Association of the Second Surviving Company. At the Second Effective Time, and subject to obtaining requisite shareholder approval in accordance with the Organizational Documents of the Company and the Companies Law, the Memorandum and Articles of Association of the Company shall be amended and restated to read in its entirety as set forth on Exhibit D hereto and, as so amended and restated, shall be the Amended and Restated Memorandum and Articles of Association of the Second Surviving Company until thereafter amended in accordance with the terms thereof and applicable Law.

Section 2.5           Directors and Officers of TRTL. The parties shall take all requisite action such that the directors of TRTL Merger Sub immediately prior to the First Effective Time shall be the initial directors of the First Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The parties shall take all requisite action such that the officers of TRTL Merger Sub immediately prior to the First Effective Time shall be the officers of the First Surviving Company immediately following the First Effective Time. Immediately following the Second Effective Time, the Company, as sole owner of all shares of TRTL Class A Common Stock, shall cause the removal of the directors and officers of the First Surviving Company and shall appoint directors and officers designated by the Company Board.

Section 2.6           Use of Cash. Immediately following the Closing, TRTL shall use its cash only as set forth on Exhibit E (it being agreed that the amounts set forth in Exhibit E are estimates only and such amounts may change prior to the First Effective Time, but in no event shall such amounts exceed $10,000,000 in the aggregate)

Article III

Certain Governance Matters

Section 3.1           Company Board. The parties shall take all requisite action such that, immediately following the Second Effective Time, the board of directors of the Company (the “Company Board”) shall be comprised of no more than eight (8) directors (the “Company Initial Directors”), at least a majority of whom shall qualify as an “Independent Director” as such term is defined in Rule 4200(a)(15) (or any successor rule) of the rules promulgated by Nasdaq that apply to issuers with equity securities listed on Nasdaq, as applicable (the “Company Independent Directors”). The TRTL Sponsors shall have the right to designate three (3) individuals to be nominated for election to serve as Company Initial Directors, which individuals shall be designated by the TRTL Sponsors reasonably in advance of the filing of the definitive Proxy Statement/Prospectus, one (1) of whom shall serve as a Class I Director for an initial term of one (1) year following the Closing, one (1) of whom shall serve as a Class II Director for an initial term of two (2) years following the Closing and one (1) of whom shall as a Class III Director for an initial term of three (3) years following the Closing, and, subject only to such actions not being in violation of the fiduciary duties of members of the TRTL Board to TRTL, TRTL shall nominate such individuals in the Proxy Statement/Prospectus; provided, that if TRTL avoids its obligations under this Section 3.1 because it deems such nomination to be in violation of fiduciary duties of members of the TRTL Board, the TRTL Sponsors shall be entitled to designate alternative nominees to serve as Company Initial Directors. The Company shall have the right to designate five (5) individuals to be nominated for election to serve as Company Initial Directors, which individuals shall be designated by the Company reasonably in advance of the filing of the definitive Proxy Statement/Prospectus, one (1) of whom shall serve as a Class I Directors for an initial term of one (1) year following the Closing, two (2) of whom shall serve as a Class II Director for an initial term of two (2) years following the Closing and two (2) of whom shall serve as Class III Directors for an initial term of three (3) years following the Closing.

Section 3.2           Company Board Chairman. The parties shall take all requisite action such that, immediately following the Second Effective Time, the chairman of the Company Board shall be designated by the Company.

Section 3.3           Company Board Committees. Following the Second Effective Time, the Company Board shall include an audit committee, a compensation committee and a nominating committee, each of which shall be comprised of Company Independent Directors.

Section 3.4           Company Management. The parties shall take all requisite action such that, immediately following the Second Effective Time, the management of the Company shall be the management of the Company as of immediately prior to the Second Effective Time, including that the persons listed on Schedule 3.4 shall have the roles described therein.

Article IV

EFFECTS OF THE MERGERS ON THE CAPITAL STOCK OF TRTL, TRTL PARENT, MERGER SUB and the Company ORDINARY share CERTIFICATEs; EXCHANGE OF CERTIFICATES

Section 4.1           Effect of First Merger on TRTL Common Stock. Upon the terms and subject to the conditions of this Agreement, at the First Effective Time, by virtue of the Merger and without any action on the part of TRTL Parent, TRTL Merger Sub, TRTL or the holders of any shares of TRTL Common Stock:

(a)          Conversion of Conversion Shares. Each Conversion Share will be automatically converted into and will thereafter represent the right to receive the Per Share First Merger Consideration. From and after the First Effective Time, each Conversion Share will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of (i) a Certificate previously representing any Conversion Shares or (ii) Conversion Shares that are in non-certificated book-entry form will thereafter cease to have any rights with respect to such Conversion Shares except the right to receive the Per Share First Merger Consideration therefor.

(b)          Cancellation of Certain Shares of TRTL Common Stock. Each share of TRTL Common Stock held by TRTL as treasury stock (including Redemption Shares), each share of TRTL Common Stock held by any direct or indirect Subsidiary of TRTL, and each share of TRTL Common Stock owned by TRTL Parent or any of its Subsidiaries, in each case as of immediately prior to the First Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto.

(c)          No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of TRTL Common Stock in connection with the First Merger.

(d)          Certain Adjustments. If after the date hereof and prior to the First Effective Time, TRTL pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of TRTL Common Stock, then the Per Share First Merger Consideration will be appropriately adjusted to provide to the holders of the TRTL Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Per Share First Merger Consideration, subject to further adjustment in accordance with this provision.

(e)          TRTL Class F Common Stock. Following the First Effective Time, (i) all outstanding shares of TRTL Class F Common Stock will remain outstanding as shares of TRTL Class F Common Stock and (ii) each holder of TRTL Class F Common Stock shall also receive one (1) TRTL Parent Class F Share for each share of TRTL Class F Common Stock held by such holder.

Section 4.2           Effect of Second Merger on TRTL Parent Common Shares; TRTL Parent Class F Shares; Company Ordinary Share Certificates. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of TRTL Parent, the Company or the holders of any TRTL Parent Common Shares or Company Ordinary Shares:

(a)          Conversion of TRTL Parent Common Shares. Each TRTL Parent Common Share issued and outstanding as of immediately prior to the Second Effective Time will be automatically converted into and will thereafter represent the right to receive one (1) Company Ordinary Share. From and after the Second Effective Time, each TRTL Parent Common Share will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of (i) a certificate previously representing any TRTL Parent Common Shares or (ii) TRTL Parent Common Shares that are Book-Entry Shares will thereafter cease to have any rights with respect to such TRTL Parent Common Shares except the right to receive one (1) Company Ordinary Share in exchange therefor.

(b)          Conversion of TRTL Parent Class F Shares. Each TRTL Parent Class F Share issued and outstanding as of immediately prior to the Second Effective Time will be automatically converted into and will thereafter represent the right to receive one (1) Company Class F Share. From and after the Second Effective Time, each TRTL Parent Class F Share will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of (i) a certificate previously representing any TRTL Parent Class F Shares or (ii) TRTL Parent Class F Shares that are Book-Entry Shares will thereafter cease to have any rights with respect to such TRTL Parent Class F Shares except the right to receive one (1) Company Class F Share in exchange therefor.

(c)          Substitution of Company Ordinary Share Certificatess in connection with Registration. It is clarified that existing shareholders of the Company shall not be issued any consideration in the Second Merger and will continue to hold Company Ordinary Shares having exactly the same rights and privileges as were held by them immediately preceding the Second Merger, with consideration being issued only to the stockholders of TRTL Parent in accordance with the provision of Sections 4.2 (a) and 4.2 (b). In order to facilitate the listing of the Company Ordinary Shares, and in a manner that is compliant with relevant SEC regulations and Cayman Islands Law, as a matter of procedure, each Company Ordinary Share certificate issued and outstanding as of immediately prior to the Second Effective Time will automatically be deemed to be substituted for one (1) Company Ordinary Share certificate which has been registered pursuant to the Proxy Statement/Prospectus (each a “Registered Company Ordinary Share”). From and after the Second Effective Time, each holder of a certificate representing any Company Ordinary Share issued and outstanding as of immediately prior to the Second Effective Time will thereafter automatically be deemed to have the right to receive one (1) Registered Company Ordinary Share certificate in substitution therefor. Legal title to shares of the Company is evidenced by registration of such shares in the register of members of the Company.

(d)          Dissenters’ Rights. The Companies Law provides for a right of dissenting shareholders of the Company to the Second Merger to be paid a payment of fair value of his shares upon their dissenting to the Second Merger if they follow the procedure set out in the Companies Law.

Section 4.3           Surrender and Discharge of Consideration.

(a)          Prior to the First Effective Time, the Company will appoint a registrar and transfer agent (the “RTA”) reasonably satisfactory to TRTL for the purpose of (i) exchanging Certificates for the consideration payable to the TRTL Stockholders upon due surrender of Certificates pursuant to the provisions of this Article IV and (ii) issuing fresh Certficates in relation to the Registered Company Ordinary Share certficates issuable to holders of Company Ordinary Shares pursuant to the provisions of Sections 4.2(c) and 4.2(d), and will enter into an agreement with such RTA on terms reasonably satisfactory to TRTL. As soon as reasonably practicable after the First Effective Time, the Company will send, or will cause the RTA to send, to each holder of record of Conversion Shares a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the RTA) and to each holder of Company Ordinary Shares a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only once the register of members of the Company has been updated), both in such form as the Company may reasonably direct, including instructions for use in effecting (x) the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the RTA in exchange for the consideration payable upon due surrender of the Certificates representing Conversion Shares or (y) the surrender of certificates representing Company Ordinary Shares for the issue of the Registered Company Ordinary Share certificates once the register of members of the Company has been updated pursuant to the provisions of this Article IV.

(b)          At or prior to the First Effective Time, the Company will cause to be deposited with the RTA, in trust for the benefit of the holders of Conversion Shares and Company Ordinary Shares, certificates representing the Company Ordinary Shares issuable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) in relation to the Conversion Shares only, and the Registered Company Ordinary Share certificates issuable upon registration in the register of members, in relation to the Company Ordinary Shares, pursuant to the provisions of this Article IV. All book-entry shares representing Company Ordinary Shares deposited by the Company with the RTA for distribution pursuant to this Article IV are referred to in this Agreement as the “Exchange Fund.” The RTA will, pursuant to irrevocable instructions to be delivered to the RTA by the Company, deliver the appropriate Company Ordinary Shares out of the Exchange Fund by making appropriate entries in the Company’s register of members. The Exchange Fund will not be used for any other purpose.

(c)          Each holder of Conversion Shares upon surrender to the RTA of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, will be entitled to receive in exchange therefor the consideration payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV, that such holder has the right to receive; provided, that any TRTL Parent Common Shares issuable pursuant to Section 4.1 shall be uncertificated shares represented by book-entry (“Book-Entry Shares”), and provided also that ownership of Company Ordinary Shares is evidenced only by registration in the register of members of the Company. Each holder of Company Ordinary Shares upon delivery to the RTA of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and, in each case, such other documents as may reasonably be required by the RTA, be entitled to receive in substitution thereof the Registered Company Ordinary Share certificates issuable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article IV, that such holder has the right to receive, while acknowledging that ownership of Company Ordinary Shares is evidenced only by registration in the register of members of the Company. No interest will be paid or accrued on any consideration payable upon due surrender of the Certificates pursuant to the provisions of this Article IV.

(d)          From and after the First Effective Time, there will be no further registration of transfers of TRTL Class A Common Stock. From and after the First Effective Time, the holders of Certificates representing shares of TRTL Class A Common Stock outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares of TRTL Class A Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the First Effective Time, Certificates representing Conversion Shares are presented to the RTA or TRTL Parent, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article IV.

(e)          Any portion of the Exchange Fund that remains unclaimed by the holders of Conversion Shares or Company Ordinary Shares one year after the First Effective Time will be returned by the RTA to the Company, upon demand, and any such holder who has not exchanged his or her Conversion Shares for Company Ordinary Shares or substituted its Company Ordinary Share certificates for Registered Company Ordinary Share certificates, as applicable, issuable upon due surrender of the Certificates pursuant to the provisions of this Article IV prior to that time will thereafter look only to the Company for delivery of the Company Ordinary Shares or Registered Company Ordinary Shares, as applicable, upon due surrender of the Certificates pursuant to the provisions of this Article IV in respect of such holder’s Conversion Shares or Company Ordinary Shares, as applicable. Notwithstanding the foregoing, the Company will not be liable to any holder of Conversion Shares or Company Ordinary Shares for any Company Ordinary Shares or Registered Company Ordinary Shares upon due surrender of the Certificates pursuant to the provisions of this Article IV delivered to a public official pursuant to applicable abandoned property Laws. Notwithstanding any other provision of this Section 4.3, title to Company Ordinary Shares is determined by registration in the Company’s register of members regardless of any certificates held or substituted by any Person.

(f)          Dividends payable by the Company with respect to Company Ordinary Shares will only be paid to holders of Company Ordinary Shares as registered on the register of members of the Company at the time that such dividends are declared.

(g)          The Company and the RTA shall be entitled to deduct and withhold from any Company Ordinary Shares issuable pursuant to this Agreement to any Person such amounts as the Company or the RTA is required to deduct and withhold with respect to the such consideration under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld (and paid to the applicable Governmental Authority) by the Company or the RTA, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h)          In the event any Certificates relating to Conversion Shares shall have been lost, stolen or destroyed, the RTA shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such consideration as may be required pursuant to Article IV and any dividends or distributions payable pursuant to Article IV; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to the Company, or, if reasonably required by the Company, a bond in such reasonable sum as the Company may direct, as indemnity against any claim that may be made against the Company or the RTA in respect of such Certificates alleged to have been lost, stolen or destroyed.

Section 4.4           TRTL Parent Common Shares. At the First Effective Time, each TRTL Parent Common Share issued and outstanding as of immediately prior to the First Effective Time shall automatically be cancelled and cease to exist.

Section 4.5           TRTL Merger Sub Common Stock. At the First Effective Time, the shares of capital stock of TRTL Merger Sub held by TRTL Parent immediately prior to the First Effective Time shall be cancelled and extinguished and converted into such number of validly issued, fully paid and non-assessable shares of Class A Common Stock, par value $0.0001 per share, of the First Surviving Company as shall be equal to the number of shares of Class A Common Stock outstanding as of immediately prior to the First Effective Time.

Section 4.6           TRTL Warrants. As a result of the Mergers, each TRTL Warrant that is outstanding immediately prior to the First Effective Time shall cease to represent a right to acquire shares of TRTL Class A Common Stock and shall represent, immediately following the Second Effective Time, a right to acquire Company Ordinary Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the First Effective Time under the terms of the Warrant Agreement; provided, that each Converted Warrant: (a) shall represent the right to acquire the number of Company Ordinary Shares equal to the number of shares of TRTL Class A Common Stock subject to each such TRTL Warrant immediately prior to the First Effective Time; (b) shall have an exercise price of $5.75 with two warrants required to purchase one Company Ordinary Share; and (c) shall expire on the five (5) year anniversary of the Closing Date. The parties shall cause the Warrant Agreement to be amended as of immediately prior the First Effective Time to the extent necessary to give effect to this Section 4.6, including adding the Company as a party thereto.

Section 4.7           Enterprise Value; Closing Estimates. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to TRTL a good faith estimate of:  (a) Company Cash, (b) Company Indebtedness, (c) Aggregate Exercise Price, (d) Pro Forma Company Options and (e) Pro Forma Company Ordinary Shares.  The parties acknowledge that the value of the equity ownership of the Company immediately prior to the Closing shall be based upon the Company Value, which equity value shall be used by the parties when determining the absolute equity ownership of the Company owned by the pre-Closing Company shareholders, in the aggregate, immediately after the Closing.  Following delivery of the good faith estimates set forth above, the parties shall agree upon the final Company Value and the absolute equity ownership of the Company that would be owned by the pre-Closing Company shareholders, in the aggregate, immediately after the Closing, including by acknowledging that the number of Pro Forma Company Shares and Pro Forma Company Options will be such that the product of (x) the sum of Pro Forma Company Shares and Pro Forma Company Options and (y) a deemed value of $10 per Company Share equals (z) the Company Value.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably inferable on the face of such disclosure), the Company represents and warrants to TRTL, TRTL Parent and Merger Sub as follows:

Section 5.1           Corporate Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company previously made available by the Company to TRTL are true, correct and complete and are in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not be a Company Material Adverse Effect.

Section 5.2           Subsidiaries.

(a)          Schedule 5.2 sets forth a true, complete and accurate list of the Subsidiaries of the Company and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each other Subsidiary of the Company. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not be a Company Material Adverse Effect.

(b)          Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.3           Reserved.

Section 5.4           Due Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and (subject to the approvals described in Section 5.6) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s, performance hereunder, other than the approval and adoption of this Agreement, the Second Merger and all other matters contemplated by this Agreement as may be required under the Organization Documents of the Company and the Companies Law, by the shareholders of the Company (the “Company Shareholder Approvals”). This Agreement has been duly and validly executed and delivered by the Company and assuming due authorization and execution by TRTL, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Holders of Company Ordinary Shares sufficient to obtain the Company Shareholder Approvals have acknowledged their concurrence with the economic terms set forth in Section 4.2 of this Agreement.

Section 5.5           No Conflict. Except as set forth on Schedule 5.5, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.6 or on Schedule 5.6, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Organizational Documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not be a Company Material Adverse Effect.

Section 5.6           Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) any filings with or approvals or clearances from any Governmental Authorities that the parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (b) the filing with the SEC of (i) the Registration Statement and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) such filings with and approvals of Nasdaq to permit the Company Ordinary Shares to be issued in the Second Merger to be listed on Nasdaq, (d) the filing of the Certificate of Merger in Delaware in accordance with the DGCL, (e) filings required under applicable Cayman Islands Law; (f) the approvals and consents to be obtained by TRTL, TRTL Parent and TRTL Merger Sub pursuant to Section 6.5; and (g) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be a Company Material Adverse Effect.

Section 5.7           Capitalization.

(a)           As of the Second Effective Time, (i) the authorized share capital of the Company shall consist of 500,000,000 Company Ordinary Shares, 10,000,000 Class A Non-Voting Shares, 3,159,375 Company Class F Shares and 10,000,000 preference shares, and (ii) all of the issued and outstanding Company Ordinary Shares (x) shall be duly authorized, validly issued, fully paid and nonassessable, (y) shall have been issued in compliance with applicable Law and (z) shall not have been issued in breach or violation of any preemptive rights or Contract. Immediately prior to the Second Effective Time, the outstanding share capital of the Company shall be as specified in Schedule 5.7(a). Except as set forth in the first sentence of this Section 5.7(a), or on Schedule 5.7(a), immediately prior to the issuance of the Company Ordinary Shares and Company Class F Shares pursuant to Section 4.2, there shall be no other equity interests of the Company authorized, reserved, issued or outstanding.

(b)          Except as set forth on Schedule 5.7(b), immediately prior to the issuance of the Company Ordinary Shares and Company Class F Shares pursuant to Section 4.2, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or the equity interests of any of the Company’s Subsidiaries, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any of its Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of its Subsidiaries.

(c)          The shares or other equity interests of the Company and each of its Subsidiaries outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(d)          Prior to the date hereof, the Company Board declared and the shareholders of the Company approved a contingent dividend payable to the current shareholders of the Company upon the terms and subject to the conditions specified in Schedule 5.7(d).

Section 5.8           Financial Statements.

(a)          True and complete copies of (a) the audited consolidated balance sheets of the Company’s Subsidiaries as of and for the years ended March 31, 2013, 2014 and 2015 and the audited consolidated statements of income, cash flow and shareholders’ equity of the Company’s Subsidiaries for the years ended March 31, 2013, 2014 and 2015 (the “Audited Financial Statements”); (b) the unaudited consolidated balance sheets of the Company as of and for the years ended March 31, 2015 and 2016 and the unaudited consolidated statements of income, cash flow and shareholders’ equity of the Company for the years ended March 31, 2015 and 2016 (the “Company Financial Statements”); and (c) an unaudited consolidated profit and loss statement of the Company’s Subsidiaries as of and for the two months ended May 31, 2016 (the “Interim Financial Statements” and, together with Audited Financial Statements and the Company Financial Statements, the “Financial Statements”) have been made available to TRTL. The Financial Statements, subject to the notes thereto, present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, as applicable, as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments the impact of which is not material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b)          Each of the Company’s Subsidiaries has established and maintains a system of internal controls over financial reporting. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s Subsidiaries’ financial reporting and the preparation of the Company’s Subsidiaries’ financial statements for external purposes in accordance with GAAP.

Section 5.9           Undisclosed Liabilities. Since March 31, 2016, there has been no Liability of the Company or its Subsidiaries that would be required to be reflected on a balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for Liabilities (a) disclosed, reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements, in the ordinary course of the operation of the business of the Company and its Subsidiaries and which are not material, or (c) disclosed in the Schedules.

Section 5.10         Litigation. There are no pending or threatened in writing, Actions against, the Company or its Subsidiaries that, if adversely decided or resolved, would be a Company Material Adverse Effect.

Section 5.11         Compliance with Laws and Governmental Orders. The Company and its Subsidiaries (a) conduct their business in accordance with all Laws and Governmental Orders applicable to the Company and its Subsidiaries and are not in violation of any such Law or Governmental Order and (b) have not received any written communications from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Governmental Order, except, in each case (a) and (b), as would not be a Company Material Adverse Effect.

Section 5.12         Material Contracts.

(a)          Schedule 5.12(a) sets forth a true, complete and accurate list of each of the following Contracts of the Company or any of its Subsidiaries or by which the Company, any of its Subsidiaries, or any of their respective properties or assets are bound or affected (such Contracts being “Material Contracts”):

(i)          all Contracts for the purchase by the Company or any of its Subsidiaries of equipment, materials, products, supplies, or services that involved payments in excess of $500,000 in the aggregate during the year ended December 31, 2015 or have involved or are expected to involve payments in excess of $500,000 in the aggregate during the year ending December 31, 2016;

(ii)         all Contracts with a customer of the Company or any of its Subsidiaries that generated revenues of more than $500,000 during the year ended December 31, 2015 or have generated or are expected to generate revenues of more than $500,000 during the year ending December 31, 2016;

(iii)        all Contracts with independent contractors or consultants (or similar arrangements), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its subsidiaries, involving a payment by the Company or any of its Subsidiaries of more than $500,000 that are not cancelable without penalty or further payment and without more than 90 days’ notice;

(iv)        all Contracts of the Company or any of its Subsidiaries relating to Indebtedness in excess of $250,000;

(v)         all Contracts that would prohibit the Company from making dividends or distributions to its equity holders following the Closing;

(vi)        any Contracts between the Company or any of its Subsidiaries and any of the directors or executive officers of the Company that cannot be cancelled by the Company (or the its applicable Subsidiary) within 60 days’ notice without material Liability, penalty or premium;

(vii)       all Contracts that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time (including any non-competition covenants, exclusivity restrictions, restrictions on use of Intellectual Property (other than in connection with licenses granted to the Company or any of its Subsidiaries in the ordinary course of business), rights of first refusal or most-favored pricing clauses) or that grant exclusivity rights to a supplier, sales representative, distributor or similar person;

(viii)      all Contracts that contain any provision pursuant to which the Company or any of its Subsidiaries is obligated to indemnify or make any indemnification payments to any Person (other than Contracts entered in the ordinary course of business of the Company or any of its Subsidiaries);

(ix)         all Contracts relating (x) the conversion of any preference shares or other convertible instruments in the Company into Company Ordinary Shares, (y) the repurchase or redemption by the Company of any of the Company Ordinary Shares and (z) support for any contingent dividends; and

(x)          all Contracts the absence of which would have a Company Material Adverse Effect.

(b)          (i) Each Material Contract is valid and binding on the Company or its applicable Subsidiary and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, and (ii) the Company and its Subsidiaries and, to the knowledge of the Company, the counterparts thereto are not in material breach of, or default under, any Material Contract.

Section 5.13         Employee Benefit Matters.

(a)          Schedule 5.13(a) lists, as of the date hereof, (i) all material compensation, benefit, fringe benefit and other plans, programs, arrangements and agreements (A) to which the Company or any of its Subsidiaries is a party; or (B) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former Employee, officer or director (collectively, the “Plans”).

(b)          (i) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) the Company or the applicable Subsidiary has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the knowledge of the Company, there is no material default or violation by any party to, any Plan; and (iii) as of the date hereof, no Action is pending or threatened in writing with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, as of the date hereof, no fact or event exists that could reasonably be expected to give rise to any such Action.

Section 5.14         Labor Matters.

(a)          Except as set forth in Schedule 5.14(a), (i) there are no controversies pending or threatened in writing between the Company or any of its Subsidiaries and any of their respective employees, which controversies would be a Company Material Adverse Effect; (ii) the Company and its Subsidiaries are in compliance, in all material respects, with the terms of the labor agreements, collective bargaining agreements, work rules or practices, and any other labor related agreements or arrangements to which the Company and its Subsidiaries are currently bound; and (iii) there is no material strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(b)          Each of the Company and its Subsidiaries is in compliance, in all material respects, with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, employee classifications, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations and unemployment insurance.

Section 5.15         Taxes. Except for matters that would not be a Company Material Adverse Effect:

(a)          (i) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or will be timely paid (other than those Taxes being contested in good faith and for which adequate reserves have been established in the Financial Statements); (iii) no deficiency for any Tax has been asserted, proposed or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn or that are being contested in good faith through appropriate proceedings; (iv) no audit or other proceeding by any Governmental Authority is pending or threatened in writing; (v) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver is currently pending; (vi) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and (vii) there are no Tax liens on any assets of the Company or any of its Subsidiaries (other than Permitted Liens).

(b)          Each of the Company and its Subsidiaries (i) has not knowingly taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Second Merger from qualifying for the Intended Tax Treatment and (ii) does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Second Merger from qualifying for the Intended Tax Treatment.

The representations and warranties contained in this Section 5.15 and Section 9.5 are the only representations and warranties being made by the Company in respect of Tax Laws and any and all Tax matters; and (ii) no other representation or warranty of the Company contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

Section 5.16         Brokers’ Fees. Except for fees described on Schedule 5.16 (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates for which the Company or its Subsidiaries has any obligation.

Section 5.17         Insurance. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.

Section 5.18         Real Property; Assets.

(a)          Schedule 5.18(a) lists the street address of each parcel of Owned Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title in fee simple to each parcel of Owned Real Property free and clear of all Liens (other than Permitted Liens).

(b)          Schedule 5.18(b) contains a true, correct and complete list of all Leased Real Property, identifying the street address, lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property as of the date hereof. No defaults by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any of the leases governing the Leased Real Property, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c)          Except as set forth in Schedule 5.18(c), each of the Company and its Subsidiaries owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the tangible assets used by the Company or such Subsidiary in the operation of its business and which are material to the Company and its Subsidiaries, free and clear of any Liens (other than Permitted Liens), except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.19         Environmental Matters.

(a)          Except as would not be a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all Environmental Laws; (ii) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; (iii) no Action is pending or threatened in writing with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law, (iv) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Material, (v) to the knowledge of the Company, none of the Company or any of its Subsidiaries is actually or potentially liable for any off-site contamination by Hazardous Materials; (vi) to the knowledge of the Company, none of the Company or any of its Subsidiaries is actually or potentially liable under any Environmental Law (including, without limitation pending or threatened in writing liens); (vii) each of the Company and each of its Subsidiaries has, and is and has been in compliance with, all permits, licenses and other authorizations required under any Environmental Law, (viii) neither the execution of this Agreement nor the consummation of the Second Merger will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit and (ix) the Company has delivered to TRTL true and complete copies of all environmental phase I reports and other investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased, or operated by the Company (or its predecessors) that are in the possession, custody or control of the Company.

(b)          (i) The representations and warranties contained in this Section 5.19 are the only representations and warranties being made by the Company in respect of Environmental Laws and in respect of any environmental, health or safety matter, including natural resources, related in any way to the business, properties or assets of the Company, or to this Agreement or its subject matter; and (ii) no other representation or warranty of the Company contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

Section 5.20         Absence of Changes. Since the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, (a) conducted their business and operated their properties in the ordinary course of business consistent with past practices and (b) there has not occurred any Company Material Adverse Effect.

Section 5.21         Affiliate Agreements. Except as set forth on Schedule 5.21 and other than any Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) and standard director and officer indemnification agreements approved by the Company’s board of directors, none of the Affiliates, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries.

Section 5.22         Intellectual Property.

(a)          Schedule 5.22(a) sets forth a true and complete list of (i) all registered Intellectual Property and all pending patent applications for the registration of Intellectual Property that are owned by the Company or its Subsidiaries (the “Registered Intellectual Property”) as of the date hereof; and (ii) all material licenses for Intellectual Property rights used in the business of the Company or its Subsidiaries, specifying for each the license pursuant to which the Company has the right to use the Intellectual Property, excluding licenses for generally commercially available software or services entered into in the ordinary course of business (collectively, and together with any other Intellectual Property owned by the Company or its Subsidiaries, the “Company Intellectual Property”).

(b)          To the Company’s knowledge, the Company or one of its Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens, all right, title, and interest in and to, or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property necessary for, or used or held for use, in the operation of the business of the Company and its Subsidiaries.

(c)          There are no Actions against the Company or any of its Subsidiaries that are pending, or are threatened in writing, that challenge the validity or enforceability of any Registered Intellectual Property. To the Company’s knowledge, all Registered Intellectual Property is valid, enforceable and subsisting.

(d)          To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third party’s Intellectual Property right, except for such infringements, misappropriations, dilutions, or other violations that would not be a Company Material Adverse Effect.

(e)          The Company and each of its Subsidiaries have taken commercially reasonable or necessary actions and follow commercially reasonable practices common in the industry to maintain, protect and enforce the Company Intellectual Property owned by the Company or its Subsidiaries, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information.

(f)          There are no Actions against the Company or any of its Subsidiaries that are pending or are threatened in writing alleging any infringement, misappropriation, dilution or violation of the Intellectual Property rights of any other Persons. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property in any manner that would be a Company Material Adverse Effect.

Section 5.23         Permits. Each of the Company and its Subsidiaries has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (a) such ownership, lease, operation or conduct or (b) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries.

Section 5.24         Proxy Statement/Prospectus and Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to TRTL’s stockholders, at the time of the TRTL Stockholders’ Meeting, or at the First Effective Time or the Second Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 5.25         Approval. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been recommended by, and are duly and validly adopted and approved by a vote of, the board of directors of the Company and/or a committee of the board of directors of the Company. The board of directors of the Company has declared this Agreement advisable and has directed that this Agreement be submitted to the stockholders of the Company for adoption and approval and, except for the adoption and approval of this Agreement by the shareholders of the Company and the actions set forth in Section 5.6 of this Agreement, no other corporate proceedings on the part of the Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Second Merger and the other transactions contemplated hereby.

Section 5.26         Certain Business Practices.

(a)          None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Law applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”) or, in violation of the FCPA (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, whether directly or indirectly, or (c) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(b)          Each of the Company and its Subsidiaries is, and has been, in full compliance in all material respects with the applicable provisions of U.S. export Laws and regulations, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Export Administration Regulations (15. C.F.R. §§ 730-774), the economic sanctions regulations and guidelines administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”) and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the United States government, and the export Laws of the other countries where it conducts business. Neither the Company nor any of its Subsidiaries or their Affiliates has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws.

Section 5.27         No U.S. Operations. None of the Company or any of its Subsidiaries currently owns, and has never owned, any assets or properties, carried on any business, conducted any operations or incurred any Liabilities in the United States or its territories. None of the Company or any of its Subsidiaries has now, or have ever in the past had, any Employees in the United States or its territories.

Section 5.28         Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations and warranties of TRTL set forth in this Agreement, the Company has relied solely on its own independent investigation, analysis and evaluation of TRTL and its business. The Company confirms to TRTL that the Company is sophisticated and knowledgeable about TRTL and its business and is capable of evaluating the matters set forth above.

Article VI

REPRESENTATIONS AND WARRANTIES
OF TRTL, TRTL PArent and TRTL MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably inferable on the face of such disclosure) or in the TRTL Reports filed prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of any TRTL Report or any other disclosure in any TRTL Report to the extent that such disclosure is predictive or forward-looking in nature), TRTL, TRTL Parent and TRTL Merger Sub, jointly and severally, represents and warrants to the Company as follows:

Section 6.1           Corporate Organization. Each of TRTL, TRTL Parent and TRTL Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of TRTL, TRTL Parent and TRTL Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be a TRTL Material Adverse Effect.

Section 6.2           Due Authorization.

(a)          Each of TRTL, TRTL Parent and the Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 6.5 and receipt of the TRTL Stockholder Approval) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the respective boards of TRTL, TRTL Parent and TRTL Merger Sub and except for the TRTL Stockholder Approval and the adoption of this Agreement by TRTL Parent as the sole stockholder of TRTL Merger Sub, no other corporate proceeding on the part of TRTL, TRTL Parent or TRTL Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by TRTL, TRTL Parent and TRTL Merger Sub and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of TRTL, TRTL Parent and TRTL Merger Sub, enforceable against TRTL in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)          The affirmative vote of holders of a majority of the outstanding shares of TRTL Common Stock entitled to vote at the TRTL Stockholders’ Meeting, assuming a quorum is present, to approve the adoption of the Mergers and this Agreement is the only vote of any of TRTL’s capital stock necessary in connection with the entry into this Agreement by TRTL and the consummation of the transactions contemplated hereby, including the Closing (the “TRTL Stockholder Approval”).

(c)          At a meeting duly called and held, the TRTL Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of TRTL’s stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) as of the date hereof, (iii) approved the transactions contemplated by this Agreement as a Business Combination and (iv) resolved to recommend that the TRTL Stockholders vote their shares of TRTL Common Stock in favor of the adoption of this Agreement.

Section 6.3           No Conflict. The execution, delivery and performance of this Agreement by TRTL, TRTL Parent and TRTL Merger Sub and, upon receipt of the TRTL Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the TRTL Organizational Documents or the Organization Documents of TRTL Parent or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to TRTL, TRTL Parent or TRTL Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which TRTL is a party or by which it or any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of TRTL, TRTL Parent or TRTL Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not be a TRTL Material Adverse Effect.

Section 6.4           Litigation. There are no pending or threatened in writing, material Actions or investigations against TRTL, TRTL Parent or TRTL Merger Sub or otherwise affecting TRTL, TRTL Parent or TRTL Merger Sub or their respective assets

Section 6.5           Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of TRTL, TRTL Parent or TRTL Merger Sub with respect to TRTL’s, TRTL Parent’s or TRTL Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) any filings with or approvals or clearances from any Governmental Authorities that the parties determine (acting reasonably) are required to consummate the transactions contemplated hereby (b) the filing with the SEC of (i) the Proxy Statement/Prospectus and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger in Delaware in accordance with the DGCL, (d) filings required under applicable Cayman Islands Law; (e) the approvals and consents to be obtained by the Company pursuant to Section 5.6 and (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not be a TRTL Material Adverse Effect.

Section 6.6           Trust Account.

(a)          There is at least $99,400,000 (less, as of the Closing, payments to Redeeming Stockholders) invested in a trust account (the “Trust Account”) maintained by the Trustee, pursuant to the Investment Management Trust Account Agreement, dated as of July 16, 2014, between TRTL and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the TRTL Reports to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of TRTL holding shares of TRTL Common Stock sold in TRTL’s initial public offering who shall have elected to redeem their shares of TRTL Common Stock pursuant to the Certificate of Incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the TRTL Organizational Documents and TRTL’s final prospectus dated July 16, 2014. Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. TRTL has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of TRTL, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since July 22, 2014, TRTL has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Second Effective Time, the obligations of TRTL to dissolve or liquidate pursuant to the TRTL Organizational Documents shall terminate, and as of the Second Effective Time, TRTL shall have no obligation whatsoever pursuant to the TRTL Organizational Documents to dissolve and liquidate the assets of TRTL by reason of the consummation of the transactions contemplated hereby, and following the Second Effective Time, no TRTL Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such TRTL Stockholder is a Redeeming Stockholder.

(b)          As of the date hereof, assuming (i) the accuracy of the representations and warranties of the Company contained herein, (ii) the compliance by the Company with its obligations hereunder and (iii) the satisfaction or waiver of the conditions to the obligations of the parties contained herein, none of TRTL, TRTL Parent or TRTL Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Company on the Closing Date.

Section 6.7           Brokers’ Fees. Except for fees described on Schedule 6.7 (which fees shall be the sole responsibility of TRTL) or Exhibit E, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by TRTL, TRTL Parent, TRTL Merger Sub or any of their respective Affiliates

Section 6.8           TRTL Reports; Financial Statements and Sarbanes-Oxley Act.

(a)          TRTL has timely filed in all material respects all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 16, 2014 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “TRTL Reports”). None of the TRTL Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the TRTL Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of TRTL as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b)          TRTL has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to TRTL is made known to TRTL’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To TRTL’s knowledge, such disclosure controls and procedures are effective in timely alerting TRTL’s principal executive officer and principal financial officer to material information required to be included in TRTL’s periodic reports required under the Exchange Act.

(c)          TRTL has established and maintained a system of internal controls over financial reporting. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of TRTL’s financial reporting and the preparation of TRTL’s financial statements for external purposes in accordance with U.S. GAAP.

(d)          There are no outstanding loans or other extensions of credit made by TRTL to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of TRTL. TRTL has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 6.9           Business Activities.

(a)          Since its incorporation, TRTL has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and there has not been a TRTL Material Adverse Effect. Except as set forth in the TRTL Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon TRTL or to which TRTL is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of TRTL, any acquisition of property by TRTL or the conduct of business by TRTL as currently conducted or as contemplated to be conducted as of the Closing other than such effects which would not be a TRTL Material Adverse Effect.

(b)          TRTL does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)          The stock of TRTL is not a U.S. real property interest within the meaning of Section 897(c) of the Code, and at or within the 30 days of the Closing, TRTL shall deliver a certificate to such effect to the Company, which certificate shall be provided pursuant to Treasury Regulation Section 1.1445-2(c)(3) and shall conform to Treasury Regulation Section 1.897-2(h).

Section 6.10         Proxy Statement/Prospectus and Registration Statement.    None of the information relating to TRTL, TRTL Parent or TRTL Merger Sub supplied by TRTL, TRTL Parent or TRTL Merger Sub, or by any other Person acting on behalf of TRTL, TRTL Parent or TRTL Merger Sub, in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to TRTL’s stockholders, at the time of the TRTL Stockholders’ Meeting, at the First Effective Time or at the Second Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

Section 6.11         Tax Matters. Except for matters that would not be a TRTL Material Adverse Effect:

(a)          All Tax Returns required by Law to be filed by TRTL, TRTL Parent or any of their respective Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete.

(b)          All amounts of Taxes due and owing by TRTL, TRTL Parent or any of their respective Subsidiaries (whether or not shown on any Tax Return) have been paid or will be timely paid.

(c)          There are no written Tax deficiencies outstanding, asserted, proposed or assessed against TRTL, TRTL Parent or any of their respective Subsidiaries, nor has TRTL, TRTL Parent or any of its Subsidiaries executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any Tax, in each case, which have not since expired.

(d)          No audit or other examination or proceeding by any Tax authority is presently in progress or pending, nor to the knowledge or TRTL, has TRTL, TRTL Parent or any of their respective Subsidiaries been notified of any request for such an audit or other examination.

(e)          There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the TRTL, TRTL Parent or any of their respective Subsidiaries for any taxable period and no request for any such waiver is currently pending.

(f)          Each of the TRTL, TRTL Parent and their respective Subsidiaries has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(g)          There are no Tax liens on any assets of the TRTL, TRTL Parent or any of their respective Subsidiaries (other than Permitted Liens).

(h)          To the knowledge or TRTL, neither TRTL, TRTL Parent nor their respective Subsidiaries has any current or accumulated earnings and profits for U.S. federal income tax purposes.

(i)          If either of the Mergers were subject to the provisions of Section 7874(a) of the Code, neither TRTL, TRTL Parent nor their respective Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to result in a material amount of “inversion gain” within the meaning of Section 7874(d)(2) of the Code.

(j)          Neither TRTL, TRTL Parent nor their respective Subsidiaries (i) has knowingly taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent either of the Mergers from qualifying for the Intended Tax Treatment or (ii) has any knowledge of any fact or circumstance that could reasonably be expected to prevent either of the Mergers from qualifying for the Intended Tax Treatment.

The representations and warranties contained in this Section 6.11 and Section 9.5 are the only representations and warranties being made by TRTL, TRTL Parent and TRTL Merger Sub in respect of Tax Laws and any and all Tax matters; and (ii) no other representation or warranty of TRTL, TRTL Parent or TRTL Merger Sub contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made in respect thereof.

Section 6.12         Capitalization.

(a)          The authorized capital stock of TRTL consists of (i) 10,000,000 shares of undesignated common stock, par value $.0001 per share, (ii) 10,000,000 shares of preferred stock, par value $.0001 per share, (iii) 10,000,000 shares of TRTL Class F Common Stock, of which 5,318,750 shares of TRTL Class F Common Stock are issued and outstanding as of the date of this Agreement, and (iv) 90,000,000 shares of TRTL Class A Common Stock, of which 9,938,112 shares of TRTL Class A Common Stock and 33,275,000 TRTL Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of TRTL Common Stock and TRTL Warrants (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance with applicable Law, (C) were not issued in breach or violation of any preemptive rights or Contract, and (D) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the TRTL Reports with respect to the TRTL Warrants and certain TRTL Common Stock held by the TRTL Sponsors.

(b)          Except for the 33,275,000 TRTL Warrants and 2,000,000 warrants to be issued in connection with the Forward Purchase, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of TRTL Common Stock or the equity interests of TRTL, or any other Contracts to which TRTL is a party or by which TRTL is bound obligating TRTL to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TRTL, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TRTL. Except as disclosed in the TRTL Reports or the TRTL Organizational Documents, there are no outstanding contractual obligations of TRTL to repurchase, redeem or otherwise acquire any securities or equity interests of TRTL. There are no outstanding bonds, debentures, notes or other indebtedness of TRTL having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which TRTL’s stockholders may vote. Except as disclosed in the TRTL Reports, TRTL is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to TRTL Common Stock or any other equity interests of TRTL.

(c)          Immediately prior to the Second Effective Time, (i) the authorized capital stock of TRTL Parent shall consist of 90,000,000 TRTL Parent Common Shares and 10,000,000 TRTL Parent Class F Shares, (ii) the number of TRTL Parent Common Shares issued and outstanding shall be equal to the number of shares of TRTL Class A Common Stock outstanding immediately prior to the First Effective Time (taking into account the transactions contemplated by the Forfeiture Letter and the Amended Forward Purchase Agreement) less any Redemption Shares, the number of the number of TRTL Parent Class F Shares issued and outstanding shall be equal to the number of shares of TRTL Class F Common Stock outstanding immediately prior to the First Effective Time (taking into account the transactions contemplated by the Forfeiture Letter and the Amended Forward Purchase Agreement) and (iv) all of the issued and outstanding TRTL Parent Common Shares and TRTL Parent Class F Shares (x) shall be duly authorized, validly issued, fully paid and nonassessable, (y) shall have been issued in compliance with applicable Law and (z) shall not have been issued in breach or violation of any preemptive rights or Contract. Except as set forth in the first sentence of this Section 6.12(c), immediately prior to the Second Effective Time, there shall be no other shares of common stock, preferred stock or other equity interests of TRTL Parent authorized, reserved, issued or outstanding and there shall be (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TRTL Parent Common Shares, or any other Contracts to which TRTL Parent is a party or by which TRTL Parent is bound obligating TRTL Parent to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, TRTL Parent, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TRTL Parent.

Section 6.13         Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, each of TRTL, TRTL Parent and TRTL Merger Sub own good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by TRTL, TRTL Parent or TRTL Merger Sub, as applicable, in the operation of its respective business and which are material to TRTL, TRTL Parent or TRTL Merger Sub, free and clear of any Liens.

Section 6.14         Employee Matters. Other than the current officers of TRTL set forth on Schedule 6.14, none of TRTL, TRTL Parent or TRTL Merger Sub has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by TRTL’s officers and directors in connection with activities on TRTL’s behalf in an aggregate amount not in excess of the amount of cash held by TRTL outside of the Trust Account, none of TRTL, TRTL Parent or TRTL Merger Sub has any unsatisfied Liability with respect to any employee. None of TRTL, TRTL Parent or TRTL Merger Sub maintains, sponsors or has any Liability with respect to, any compensation, benefit, fringe benefit and other plans, programs, arrangements and agreements to which TRTL, TRTL Parent or Merger Su is a party or that are maintained, contributed to or sponsored by TRTL, TRTL Parent or TRTL Merger Sub for the benefit of any current or former employee, officer or director.

Section 6.15         Compliance with Laws and Governmental Orders. Each of TRTL, TRTL Parent and TRTL Merger Sub (a) conducts its business in accordance with all Laws and Governmental Orders applicable to TRTL, TRTL Parent and TRTL Merger Sub, as applicable, and is not in violation of any such Law or Governmental Order and (b) has not received any written communications from a Governmental Authority that alleges that TRTL, TRTL Parent or TRTL Merger Sub is not in compliance with any such Law or Governmental Order, except, in each case (a) and (b), as would not be a TRTL Material Adverse Effect.

Section 6.16         Expenses, Indebtedness and Other Liabilities. Except as set forth in Schedule 6.16, other than the promissory notes issued pursuant to the Expense Advancement Agreement and the fees described on Exhibit E, TRTL does not have any Indebtedness or other Liabilities.

Section 6.17         Listing. The issued and outstanding shares of TRTL Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Action pending or threatened in writing against TRTL by Nasdaq or the SEC with respect to any intention by such entity to deregister the TRTL Common Stock or prohibit or terminate the listing of TRTL Common Stock on Nasdaq. TRTL has taken no action that is designed to terminate the registration of TRTL Common Stock under the Exchange Act.

Section 6.18         Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of TRTL, (c) with respect to any Person’s ownership of equity interests of TRTL or (d) that certain Letter Agreement, dated July 16, 2014, among TRTL and the TRTL Sponsors regarding an investment banking right of first refusal, there are no Contracts between TRTL, TRTL Parent or TRTL Merger Sub, on the one hand, and, on the other hand, any (i) any present or former manager, employee, officer or director of TRTL, TRTL Parent or TRTL Merger Sub, (ii) the TRTL Sponsors or any of their Affiliates, or (iii) any record or beneficial owner of the outstanding equity interests of TRTL, TRTL Parent or TRTL Merger Sub as of the date hereof.

Section 6.19         TRTL Parent and TRTL Merger Sub.

(a)          TRTL Parent was formed solely for the purpose of entering into the transactions contemplated by this Agreement, and since the date of its formation has not carried on any business, conducted any operations or incurred any Liabilities other than the formation of TRTL Merger Sub, the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)          TRTL Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and since the date of its formation has not carried on any business, conducted any operations or incurred any Liabilities other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 6.20         Independent Investigation. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations and warranties of TRTL Parent and the Company set forth in this Agreement, TRTL has relied solely on its own independent investigation, analysis and evaluation of the Company (including TRTL’s own estimate and appraisal of the value, financial condition, operations and prospects of the Company). TRTL confirms to TRTL Parent and the Company that TRTL is sophisticated and knowledgeable about the Company and its business is capable of evaluating the matters set forth above.

Article VII

COVENANTS OF THE COMPANY

Section 7.1           Conduct of Business.

(a)          Except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Schedule 7.1(a), (iii) consented to by TRTL in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by any Law, the Company agrees that, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, (x) use its reasonable best efforts to conduct its respective business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings), and (z) use its respective reasonable best efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business, services of its current officers and key employees, and relations with customers, suppliers, licensors, licensees, distributors, Governmental Authorities and others having commercial/business dealings with the Company and its Subsidiaries.

(b)          In addition, and without limiting the generality of Section 7.1(a), the Company agrees that, during the Interim Period, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Schedule 7.1(b), (iii) consented to by TRTL in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by any Law, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

(i)          amend or otherwise change, or fail to comply with, the Organizational Documents of the Company or any of its Subsidiaries;

(ii)         make any change in its authorized capital stock or other issued equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action;

(iii)        split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

(iv)        declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof) with respect to any of the equity interests of the Company;

(v)         modify or amend in a manner materially adverse to the Company or its Subsidiaries, or terminate, or waive, release or assign any material rights or material claims under, any Material Contract, enter into any other Contract that, if existing on the date of this Agreement, would be a Material Contract, in each case, except in the ordinary course of business;

(vi)        issue, incur, assume or guarantee any Indebtedness, issue or sell any debt securities, or guarantee any debt securities of any Person other than (A) for extensions, renewals or refinancings (with new Indebtedness in amounts not greater than the existing Indebtedness being replaced plus the amount of fees and expenses incurred in connection with such extensions, renewals or refinancings) of existing Indebtedness or (B) inter-company Indebtedness;

(vii)       adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of the Company or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

(viii)      enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business;

(ix)         make any loans, advances or capital contributions to, or investments in, any Person (other than wholly owned Subsidiaries of the Company), except advances to employees and directors for travel and business expenses in the ordinary course of business consistent with past practices;

(x)          cancel, release, compromise or settle any material Action, or waive or release any material rights of the Company or any of its Subsidiaries, including any Action that relates to the Merger, except in the ordinary course of business consistent with past practice;

(xi)         make any material change in any method of accounting or accounting practice policy other than as required by applicable Law or by a change in GAAP or similar principles in foreign jurisdictions;

(xii)        take any action that would be inconsistent with the consummation of the transactions contemplated by this Agreement; or

(xiii)       authorize, agree or otherwise commit to take any of the foregoing actions.

(c)          If the Company or any of its Subsidiaries were to be classified as a passive foreign investment company under Section 1297 for its taxable year that includes the Closing Date or a future taxable year, the Company will provide U.S. shareholders with the information necessary for them to make a timely qualified electing fund election under Section 1293 with respect to the Company and/or its Subsidiaries.

Section 7.2           Share Capital. Prior the Closing, the Company shall cause its outstanding share capital, including Company Ordinary Shares, Company Options and Company Warrants issued and outstanding prior to the Closing, to be as set forth in Schedule 5.7(a).

Section 7.3           No Solicitation. Following the date of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. From and after the date hereof until the Second Effective Time, the Company shall not directly or indirectly, and shall ensure that all of its Representatives do not, directly or indirectly: (a) solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) request or receive any non-public information from any Person or provide any non-public information to any Person in connection with an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) approve, endorse or recommend any Acquisition Proposal; or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or any Acquisition Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any of its Representatives that, if taken by the Company would constitute a breach of this Section 7.3, shall be deemed to constitute a breach of this Section 7.3 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

Article VIII

COVENANTS OF TRTL, PARENT AND MERGER SUB

Section 8.1           Conduct of Business.

(a)          Except as (i) otherwise expressly permitted or required under or by this Agreement (ii) set forth in Schedule 8.1(a), (iii) consented to by the Company in writing or (iv) required by any Law, TRTL agrees that, during the Interim Period, each of TRTL Parent and TRTL Merger Sub shall (x) use its reasonable best efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all Federal income and other material Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all material Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings), and (z) use its reasonable best efforts to preserve, in all material respects, consistent with past practices, its business organizations intact.

(b)          In addition, and without limiting the generality of Section 8.1(a), TRTL agrees that, during the Interim Period, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Schedule 8.1(b), (iii) consented to by the Company in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by any Law, TRTL shall not, directly or indirectly, do, or agree to do, any of the following:

(i)          amend or otherwise change, or fail to comply with, the Organizational Documents of TRTL;

(ii)         issue or sell any shares of TRTL Common Stock at a price less than $10.00 per share or purchase or redeem any shares of TRTL common stock (except Redemption Shares) at a price greater than $10.00 per share;

(iii)        split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of TRTL, or enter into a letter of intent or agreement in principle with respect thereto;

(v)         take any action that would be inconsistent with the consummation of the transactions contemplated by this Agreement;

(vi)        authorize, incur or permit any Expenses or other Liabilities not set forth on Exhibit E or the promissory notes issued pursuant to the Expense Advancement Agreement; or

(vii)       authorize, agree or otherwise commit to take any of the foregoing actions.

(c)          In addition, each of TRTL Parent and TRTL Merger Sub agrees that, during the Interim Period, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) consented to by the Company in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iii) required by any Law, neither TRTL Parent nor TRTL Merger Sub shall (and TRTL Parent shall not permit or cause TRTL Parent or TRTL Merger Sub to) directly or indirectly, do, or agree to do, any of the following:

(i)          amend or otherwise change, or fail to comply with, the Organizational Documents of TRTL Parent or TRTL Merger Sub;

(ii)         make any change in its authorized or issued equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its equity interests or securities convertible into, or exercisable or exchangeable for, any of its equity interests or authorize any such action;

(iii)        split, combine or reclassify any of its equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

(iv)        declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof);

(v)         engage in any activities or business, or incur any Liabilities, other than in connection with this Agreement or the transactions contemplated hereby;

(vi)        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of the TRTL Parent or TRTL Merger Sub, or enter into a letter of intent or agreement in principle with respect thereto; or

(vii)       authorize, agree or otherwise commit to take any of the foregoing actions.

Section 8.2           TRTL Stockholders’ Meeting. TRTL shall call and hold a meeting of TRTL’s stockholders (the “TRTL Stockholders’ Meeting”) as promptly as practicable for the purpose of seeking the TRTL Stockholder Approval, and TRTL shall use reasonable best efforts to hold the TRTL Stockholders’ Meeting as soon as practicable after the date of this Agreement and TRTL shall consult in good faith with the Company with respect to the date on which such meeting is to be held. TRTL shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Mergers and this Agreement and shall take all other action reasonably necessary or advisable to secure the TRTL Stockholder Approval.

Section 8.3           Trust Account. TRTL shall make appropriate arrangements to have the Trustee distribute the proceeds of the Trust Fund at the Closing to TRTL so that such funds shall be available to TRTL and to be used in accordance with this Agreement. Immediately upon the Closing, TRTL shall cause the Trustee to distribute the proceeds of the Trust Fund to TRTL or TRTL Parent in accordance with Section 2.6 and Exhibit E.

Section 8.4           No Solicitation. Following the date of this Agreement, TRTL shall, and shall cause its Subsidiaries and their Representatives to, immediately cease any discussions or negotiations with any Person or group that may be ongoing with respect to any Acquisition Proposal. From and after the date hereof until the Second Effective Time, neither TRTL, TRTL Parent nor TRTL Merger Sub shall TRTL shall not, and shall not permit or cause TRTL Parent or TRTL Merger Sub to, directly or indirectly, and shall ensure that all of their respective Representatives do not, directly or indirectly: (a) solicit, initiate, encourage, facilitate or permit the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (b) request or receive any non-public information from any Person or provide any non-public information to any Person in connection with an Acquisition Proposal or Acquisition Inquiry; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (d) approve, endorse or recommend any Acquisition Proposal; or (e) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or any Acquisition Proposal. Without limiting the generality of the foregoing, each of TRTL, TRTL Parent, and TRTL Merger Sub acknowledges and agrees that any action taken by any of their respective Representatives that, if taken by TRTL, TRTL Parent, or TRTL Merger Sub would constitute a breach of this Section 8.4, shall be deemed to constitute a breach of this Section 8.4 by TRTL, TRTL Parent, and TRTL Merger Sub (whether or not such Representative is purporting to act on behalf of TRTL, TRTL Parent or TRTL Merger Sub).

Section 8.5           TRTL Merger Sub and TRTL Parent Stockholder Approval. Promptly following the execution of this Agreement, TRTL Parent shall adopt this Agreement and the transactions contemplated by this Agreement, including the First Merger, as the sole stockholder of TRTL Merger Sub, for all required purposes under applicable Law. Promptly following the execution of this Agreement, TRTL shall adopt this Agreement and the transactions contemplated by this Agreement, including the Second Merger, as the sole stockholder of TRTL Parent for all required purposes under applicable Law

Article IX

JOINT COVENANTS

Section 9.1           Preparation of SEC Documents. As promptly as practicable after the execution of this Agreement, (a) TRTL Parent, the Company and TRTL shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the TRTL Stockholders relating to the TRTL Stockholders’ Meeting and (b) TRTL Parent, the Company shall prepare and shall file with the SEC a registration statement on Form F-4 or such other applicable form as the Company and TRTL may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Company Ordinary Shares to be issued in the Second Merger. Each party shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Registration Statement, TRTL Parent and the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Shares in the First Merger and the Company Ordinary Shares in the Second Merger. Each of the Company, TRTL Parent and TRTL shall furnish all information as may be reasonably requested by the other parties in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable after the Registration Statement shall have become effective, TRTL shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as of the record date for the TRTL Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by either TRTL or the Company without providing the other with a reasonable opportunity to review and comment thereon. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by either TRTL or the Company without providing the TRTL Sponsors with a reasonable opportunity to review and comment thereon. If at any time prior to the Second Effective Time any information relating to TRTL, the Company or TRTL Parent or any of their respective Affiliates, directors or officers, should be discovered by TRTL, the Company or TRTL Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the TRTL Stockholders. TRTL Parent, TRTL and the Company will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Mergers. TRTL Parent, the Company and TRTL shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable, as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, each of TRTL, TRTL Parent and the Company shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement and each of TRTL Parent, the Company and TRTL shall furnish TRTL or the Company, as applicable, with all information concerning it and its Affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable. TRTL Parent, the Company and TRTL shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Company Ordinary Shares issuable in connection with the Second Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

Section 9.2           Consents; Approvals.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from Governmental Authorities prior to the First Effective Time, (ii) avoid an Action or proceeding by any Governmental Authority, (iii) obtain all necessary consents, approvals or waivers from third parties, (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) refrain from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby.

(b)          Without limiting the generality of Section 9.2(a), each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to the applicable antitrust, competition, or trade regulation Law.

(c)          Subject to applicable Law, each of the Company and TRTL agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Governmental Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Governmental Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 9.3           Confidentiality; Publicity.

(a)          TRTL acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)          None of the Company, TRTL or any of their controlled respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby prior to the announcement of the business combination, or any matter related to the foregoing, without first obtaining the prior consent of TRTL or the Company, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Federal Securities Law or the rules of any national securities exchange), in which case the Company or TRTL, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 9.3(c), each party hereto and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the transactions contemplated hereby containing information or events already publicly known other than as a result of a breach of this Section 9.3(c); and provided, further, that subject to Section 9.2 and this Section 9.3(c), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 9.4           Further Assurances. Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 9.5           Tax Treatment. The Company, TRTL Merger Sub and TRTL intend that the Mergers shall not result in the Company or any of its Subsidiaries being subject to the provisions of Section 7874(b) of the Code (collectively, the “Intended Tax Treatment”). Each party shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, none of the parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which such action or omission could cause either of the Mergers to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment. Each party further agrees to promptly notify the other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The Company shall not make any election under Section 338 of the Code with respect to its acquisition of TRTL.

Section 9.6           Director and Officer Indemnification.

(a)          For a period of six (6) years after the Closing, the Company shall not, and shall not permit the First Surviving Company to, amend, repeal or otherwise modify any provision in the Organizational Documents of the First Surviving Company relating to the exculpation or indemnification of any managers, directors and/or officers from the form of such provisions in TRTL’s Organizational Documents, as applicable, as of immediately prior to the Closing (unless required by Law), it being the intent of the parties hereto that the managers, directors and officers of the First Surviving Company shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by Law.

(b)          In addition to the other rights provided for in this Section 9.6, and not in limitation thereof, from and after the Closing, the Company and the First Surviving Company shall to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and release from any liability to the Company or the First Surviving Company or any of their Subsidiaries), current and former managers, directors and officers of TRTL (collectively, the “D&O Indemnitees”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a manager, director or officer of the First Surviving Company and arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification under applicable Law. Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 9.6, “D&O Expenses” means attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude Losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)          Each of the Company and the First Surviving Company shall use its reasonable best efforts to maintain in effect for six years from the Second Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by TRTL (provided that the First Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the First Effective Time; provided, however, that in no event shall the First Surviving Company be required to expend pursuant to this Section 9.6(c) more than an amount per year equal to 200% of current annual premiums paid by TRTL for such insurance. Prior to Closing, the Company shall acquire insurance policies of the type described in this Section 9.6(c), to be effective immediately following the Closing.

(d)          In the event the Company or the First Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of the Company or the First Surviving Company, as the case may be, shall assume the obligations set forth in this Section 9.6.

(e)          The D&O Indemnitees are express and intended third-party beneficiaries of the provisions of this Section 9.6 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

Section 9.7           Claims Against the Trust Account.

(a)          Each of TRTL Parent, TRTL Merger Sub and the Company understands that, except for a portion of the interest earned on the amounts held in the Trust Account, TRTL may disburse monies from the Trust Account only: (i) to its public stockholders who exercise their redemption rights pursuant to the Certificate of Incorporation or in the event of the dissolution and liquidation of TRTL, (ii) to TRTL (less TRTL’s deferred underwriting compensation only) after TRTL consummates a Business Combination, (iii) in any amounts necessary to pay any taxes and for working capital purposes or (iv) as consideration to the sellers of a target business with which TRTL completes a Business Combination.

(b)          The Company agrees that the Company does not now have, and shall not at any time prior to the Second Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, on the one hand, and TRTL, TRTL Parent and TRTL Merger Sub on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 9.7(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future, and will not seek recourse against the Trust Account. In the event that the Company commences any Action based upon, in connection with, relating to or arising out of any matter relating to TRTL, which proceeding seeks, in whole or in part, relief against the Trust Account or the public stockholders of TRTL, in the form of money damages in violation of this Section 9.7(b), TRTL shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event TRTL prevails in such action or proceeding.

Section 9.8           Amended Forward Purchase Contract. Prior to Closing, the parties will cause the Forward Purchase Contract to be amended (the “Amended Forward Purchase Contract”) to be substantially in the form of Exhibit G, following which MIHI LLC will invest $20,000,000 into TRTL in exchange for 2,000,000 shares of TRTL Class A Common Stock and 2,000,000 warrants to purchase TRTL Class A Common Stock.

Section 9.9           Company Employee Matters. The Company will retain its employees on terms equivalent to those immediately prior to the Second Effective Time, except as set forth on Exhibit H.

Section 9.10         Repayment of TRTL Indebtedness and other Liabilities. Prior to or concurrent with the Closing, TRTL shall repay and extinguish all Expenses, Indebtedness and other Liabilities, if any, in each case in accordance with Exhibit E without any further Liability to the Company, TRTL or TRTL Parent, and shall deliver, at least five (5) Business Days prior to the Closing Date, executed waivers, payoff letters or final invoices, as applicable, from each vendor, lender, creditor, noteholder or other counterparty to which such Expenses, Indebtedness or other Liabilities set forth on Exhibit E or required to be set forth on Schedule 6.16, Schedule 6.7 and the promissory notes issued pursuant to the Expense Advancement Agreement.

Section 9.11         Nasdaq Listing. The TRTL and the Company shall use their respective reasonable best efforts to cause the Company Ordinary Shares issuable in the Second Merger under Article IV to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 9.12         Restructuring of Transaction. Notwithstanding anything to the contrary contained in this Agreement, the parties recognize that the structure of the transactions contemplated hereby in the form of the First Merger followed by the Second Merger is subject to continuing review and analysis by the parties. Therefore, it may be necessary or appropriate to restructure transactions contemplated hereby as a result of tax, accounting, governance or other considerations, as may be mutually agreed by TRTL and the Company, subject to Section 12.10. The parties also recognize that an alternative transaction structure may necessitate changes in certain terms of this Agreement, but no such changes shall result in a change in the value of the consideration to be received by the stockholders of TRTL or the shareholders of the Company or shall be effected other than in compliance with Section 12.10.

Section 9.13         Yatra USA LLC. On January 1, 2017, the Company shall cause all of the membership interests of Yatra USA LLC to be assigned, transferred and conveyed to TRTL pursuant to an assignment agreement to be mutually agreed to by the Company and TRTL prior to Closing (and such agreement shall also provide for a transition services arrangement pursuant to which TRTL shall provide organizational, operational and strategic advisory services to Yatra USA LLC from the Closing until such assignment is completed).

Section 9.14         Company Performance Bonus Plan. Prior to the Closing, the parties shall cause the Company to establish a performance based bonus plan having an aggregate value of $3,148,757.99. The bonuses established under such plan shall be payable to holders of Company Options as of the Closing and shall vest and become payable in accordance with such plan.

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1         Conditions to the Obligations of TRTL Parent, TRTL Merger Sub, the Company and TRTL. The obligations of TRTL Parent, TRTL Merger Sub, the Company and TRTL to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties and MIHI LLC:

(a)          Any consent, approval and other authorization of any Governmental Authority required and determined by the parties (acting reasonably) to be obtained by the Company, TRTL or any of their respective Subsidiaries to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been made or obtained.

(b)          There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Mergers.

(c)          The TRTL Stockholder Approval shall have been obtained.

(d)          The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by TRTL to the TRTL Stockholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(e)          The Company Ordinary Shares issuable in the Second Merger under Article IV shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(f)          After giving effect to (i) the exercise of redemption rights by any Redeeming Stockholders, (ii) the sale and issuance by TRTL of TRTL Common Stock or other securities of TRTL, if any, between the date of this Agreement and the Closing, and (iii) the Amended Forward Purchase Contract, TRTL shall have at least an aggregate of $100,000,000 of cash held either in or outside of the Trust Account that is available for payment of expenses and transfer to the Company in order to consummate the transactions contemplated by this Agreement.

(g)          The Company Shareholder Approvals shall have been obtained.

(h)          The Company shall have (i) received an opinion from BMR Legal (or a similar internationally-recognized advisor acceptable to both TRTL, MIHI LLC and the Company) reasonably satisfactory in its conclusions and its substance to TRTL, MIHI LLC and the Company regarding the appropriate withholding under Indian law with respect to the business combination and other transactions as has been previously discussed and agreed among BMR, TRTL, MIHI LLC and the Company and (ii) made arrangements reasonably satisfactory to TRTL, MIHI LLC and the Company to comply with this opinion and the provisions of Section 4.3(g).

(i)          The Warrant Agreement shall have been amended in accordance with the provisions of Section 4.6.

Section 10.2         Conditions to the Obligations of TRTL, TRTL Parent and TRTL Merger Sub. The obligation of TRTL, TRTL Parent and TRTL Merger Sub to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by both TRTL and MIHI LLC:

(a)          Each of the representations and warranties of the Company contained in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though made Closing Date (except to the extent such representations and warranties expressly relate to another date, in which case, they shall be true and correct on and as of such other date), except, in either case, where the failure of such representations and warranties to be so true and correct would not be a Company Material Adverse Effect.

(b)          Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)          The Company shall have delivered to TRTL a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a) and Section 10.2(b) have been fulfilled.

(d)          The Company shall have delivered to TRTL a true copy of the resolutions of the board of directors of the Company authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of the Company.

(e)          The Company shall have delivered to TRTL a counterpart signature of the Investor Rights Agreement duly executed by each party thereto other than the TRTL Sponsors or MIHI LLC.

(f)          The Company shall have delivered to TRTL a counterpart signature of the Forfeiture Letter duly executed by the Company.

(g)          No Company Material Adverse Effect shall have occurred and no event or circumstance that would reasonably be expected to result in or cause a Company Material Adverse Effect shall have occurred, in each case, prior to the Closing Date.

(h)          The Company shall have delivered to TRTL a counterpart signature of the Exchange Agreement executed by the Company.

Section 10.3         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Second Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)          The First Merger shall have been consummated.

(b)          Each of the representations and warranties of TRTL contained in Article VI shall be true and correct (without giving effect to any limitation as to “materiality” or “TRTL Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not be a TRTL Material Adverse Effect.

(c)          Each of the covenants of TRTL, TRTL Parent and TRTL Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)          TRTL shall have delivered to the Company a certificate signed by an officer of TRTL, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(b) and Section 10.3(c) have been fulfilled.

(e)          TRTL shall have delivered to the Company a true copy of the resolutions of the TRTL Board and the respective boards of TRTL Parent and TRTL Merger Sub authorizing the execution of this Agreement and the consummation of the transactions contemplated herein, certified by the Secretary or similar officer of TRTL, TRTL Parent and TRTL Merger Sub, as applicable.

(f)          TRTL shall have delivered to the Company a counterpart signature of the Investor Rights Agreement duly executed by the TRTL Sponsors and MIHI LLC.

(g)          TRTL shall have delivered to the Company an executed Amended Forward Purchase Contract duly executed by all parties thereto.

(h)          TRTL shall have delivered to the Company executed payoff letters for all Indebtedness of TRTL in form and substance reasonably acceptable to TRTL Parent.

(i)          TRTL shall have delivered to the Company an executed Forfeiture Letter duly executed by all parties thereto.

(j)          No TRTL Material Adverse Effect shall have occurred and no event or circumstance that would reasonably be expected to result in or cause a TRTL Material Adverse Effect shall have occurred.

(k)          TRTL shall have delivered to the Company duly executed waivers, payoff letters or final invoices, as applicable, in each case in a form reasonably satisfactory to the Company, from each vendor, lender, creditor, noteholder or other counterparty in respect of all Expenses, Indebtedness or other Liabilities set forth on Exhibit E or required to be set forth on Schedule 6.16, Schedule 6.7 and the promissory notes issued pursuant to the Expense Advancement Agreement.

(l)          TRTL shall have delivered to the Company an executed Exchange Agreement duly executed by all parties thereto other than the Company.

Section 10.4         Conditions to the Obligations of TRTL Parent to Complete the Second Merger. The obligations of TRTL Parent to consummate the Second Merger are subject to the satisfaction of each of the following conditions::

(a)          The First Merger shall have been consummated.

(b)          There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Second Merger.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1         Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)          by written consent of the Company and TRTL;

(b)          by either the Company or TRTL:

(i)          if the First Merger shall not have been consummated by December 19, 2016;

(ii)         if this Agreement shall have failed to receive the TRTL Stockholder Approval at the TRTL Stockholders’ Meeting (as the TRTL Stockholders’ Meeting may be adjourned or postponed); or

(iii)        if the Company Shareholder Approval shall not have been obtained at a general or special meeting of the Company for the purposes of obtaining the Company Shareholder Approval.

(c)          by the Company (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 10.2 not to be satisfied), if TRTL, TRTL Parent or TRTL Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.3(b) or Section 10.3(c) and (ii) is incapable of being cured by TRTL, TRTL Parent or TRTL Merger Sub or is not cured within 30 days of written notice thereof to TRTL; or

(d)          by TRTL (provided that none of TRTL, TRTL Parent and TRTL Merger Sub is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions set forth in Section 10.3 not to be satisfied), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.2(a) or Section 10.2(b) and (ii) is incapable of being cured by the Company or is not cured within 30 days of written notice thereof to Company.

Section 11.2         Effect of Termination. Except as otherwise set forth in this Section 11.2, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than Liability of any party hereto for any intentional breach of this Agreement by such party occurring prior to such termination. The provisions of this Section 11.2 and Sections 12.2, 12.4, 12.5, 12.6, 12.9, and 12.12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XII

MISCELLANEOUS

Section 12.1         Waiver. Except as provided in Article X, any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.2         Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when received by facsimile (provided that a copy is subsequently delivered by one of the other methods permitted in (i) through (iii) of this Section 12.2), addressed as follows:

(a)          If to the Company or any Shareholder (prior to the Closing), to:

Yatra Online, Inc.
1101-03, Tower B
11th Floor, Unitech Cyber Park
Sector – 39, Gurgaon – 122 001
Attn: Dhruv Shringi
Email: dhruv.shringi@yatra.com]

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:	Jocelyn Arel
Facsimile:	(617) 321-4344
email:	JArel@goodwinprocter.com

(b)          If to TRTL, TRTL Parent or TRTL Merger Sub prior to the Closing, to:

Terrapin 3 Acquisition Corporation
c/o Terrapin Partners, LLC
1700 Broadway, 18th Floor
New York, NY 10019

Attention:	Nathan Leight
Facsimile:	786-513-0165
email:	Nathan@terrapinpartners.com

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166

Attention:	Alan Annex
Facsimile:	(212) 801-6400
email:	annexa@gtlaw.com

(c)          If to the Shareholders’ Representative or the Shareholders (after the Closing), to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202

Attention:	Managing Director
Facsimile:	(303) 623-0294
email:	deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:	Jocelyn Arel
Facsimile:	(617) 321-4344
email:	JArel@goodwinprocter.com

(d)          If to MIHI LLC, to:

125 West 55 Street
New York, NY 10019

Attention:	Melissa Toomey
Facsimile:	212-231-1717
email:	Melissa.Toomey@macquarie.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301

Attention:	Thomas J, Ivey
Facsimile:	(650) 798-6549
email:	thomas.ivey@skadden.com

or to each party at such other address or addresses as such party may from time to time designate in writing.

Section 12.3         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.3 shall be null and void, ab initio.

Section 12.4         Rights of Third Parties. Except for Section 9.6, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

Section 12.5         Expenses. Except as specified in Section 2.6 and Exhibit E, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 12.6         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.7         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (and by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8         Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein.

Section 12.9         Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby (including the Original BCA and all Exhibits and Schedules thereto). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

Section 12.10         Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10, except for an amendment to the consideration payable pursuant to Article IV of this Agreement.

Section 12.11         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.12         Jurisdiction; WAIVER OF TRIAL BY JURY. In any Action among the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue any New York federal court sitting in the Borough of Manhattan of the City of New York; (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than a New York federal court sitting in the Borough of Manhattan of the City of New York, or, if (and only if) such court finds it lacks jurisdiction, any New York state court sitting in the Borough of Manhattan of the City of New York, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 12.2 shall be effective service of process for any such action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13         Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right to seek specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor TRTL would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14         Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Second Effective Time and shall expire upon the occurrence of the Second Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Second Effective Time and then only to such extent.

Section 12.15         Shareholders’ Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of the shareholders of the Company immediately prior to the Second Effective Time (the “Shareholders”) for certain limited purposes, as specified herein (the “Shareholders’ Representative”). The Shareholders hereby designate Shareholder Representative Services LLC as the initial Shareholders’ Representative. The Shareholders’ Representative may resign at any time, and the Shareholders’ Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Company Ordinary Shares outstanding as of immediately prior to the Second Effective Time, voting together as a single class on an as converted basis to Company Ordinary Shares (the “Majority Holders”). In the event that a Shareholders’ Representative has resigned or been removed, a new Shareholders’ Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Shareholders’ Representative. The Shareholders’ Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Shareholders’ Representative shall have no obligation to act on behalf of the Shareholders except as expressly provided herein. Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power, authority and discretion to, after the Second Effective Time (i) negotiate and enter into amendments to this Agreement for and on behalf of the Shareholders, (ii) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby on behalf of the Shareholders, (iii) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby, in each case on behalf of the Shareholders and (iv) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing. The Shareholders’ Representative shall have no liability to TRTL, TRTL Parent, the Company or any Shareholder with respect to actions taken or omitted to be taken, except to the extent arising out of the Shareholders’ Representative’s fraud, bad faith, gross negligence or willful misconduct. The Shareholders’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons. The Shareholders’ Representative shall be entitled to reimbursement solely from the Shareholders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Shareholders’ Representative. The Shareholders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Shareholders, any such Representative Losses may be recovered by the Shareholders’ Representative from the funds in the Expense Fund; provided, that while this section allows the Shareholders’ Representative to be paid from the Expense Fund, this does not relieve the Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Shareholders or otherwise. The Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

YATRA ONLINE, INC.

By:	/s/ Dhruv Shringi
Name: Dhruv Shringi
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

T3 PARENT CORP.

By:	/s/ Nathan Leight
Name: Nathan Leight
Title: Chairman

T3 MERGER SUB CORP.

By:	/s/ Nathan Leight
Name: Nathan Leight
Title: Chairman

TERRAPIN 3 ACQUISITION CORPORATION

By:	/s/ Sanjay Arora
Name: Sanjay Arora
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

MIHI LLC, solely for purposes of Article X, together with the underlying provisions of this Agreement to the extent that they are impacted by Article X

By:	/s/ Jin Chun
Name: Jin Chun
Title: Authorized Signatory

By:	/s/ Melissa Toomey
Name: Melissa Toomey
Title: Authorized Signatory

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF FORFEITURE LETTER

FORM OF FORFEITURE AGREEMENT

Terrapin 3 Acquisition Corporation	_____, 2016

 1700 Broadway

 18th Floor

 New York, NY 10022

Yatra Online, Inc.

[_____________]

[_____________]

Re:	Forfeiture Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Amended and Restated Business Combination Agreement, dated as of September __, 2016 (the “Business Combination Agreement”), between Terrapin 3 Acquisition Corporation, a Delaware corporation (the “Company”), and Yatra Online, Inc., a Cayman Islands company limited by shares (“Yatra”), relating to the proposed business combination between the Company and Yatra.

This execution and delivery of this Letter Agreement is a condition to the obligations of the Company and Yatra to consummate the transactions contemplated by the Business Combination Agreement (the “Transactions”). In order to induce the Company and Yatra to proceed with the consummation of the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Apple Orange LLC, Noyac Path LLC, Periscope, LLC, Terrapin Partners Employee Partnership 3 LLC and Terrapin Partners Green Employee Partnership, LLC (together the “Terrapin Sponsors”), and MIHI LLC (together with the Terrapin Sponsors, the “Sponsors”) and each of the undersigned individuals, each of whom is a director or member of the Company’s management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.          Each Sponsor and each Insider agrees that immediately prior to the consummation of the Transactions, it or he shall surrender and forfeit to the Company such number of shares of Class F Common Stock of the Company as is set forth opposite such person’s name on Exhibit A hereto. Each Sponsor and Insider hereby authorizes the Company to take such actions as shall be necessary to evidence such surrender and forfeiture as of immediately prior to the consummation of the Transactions.

2.          This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

3.          No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, except as provided above. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsors and Insiders and their respective successors and permitted assigns to whom a Sponsor transfers shares of the Company in compliance with this Letter Agreement. Any transfer made in contravention of this Letter Agreement shall be null and void.

4.          This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

5.          This Letter Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

MIHI LLC

By:
Name:
Title:

By:
Name:
Title:

APPLE ORANGE LLC

By:
Name:
Title:

NOYAC PATH LLC

By:
Name:
Title:

PERISCOPE, LLC

By:
Name:
Title:

TERRAPIN PARTNERS EMPLOYEE PARTNERSHIP 3 LLC

By:
Name:
Title:

TERRAPIN PARTNERS GREEN EMPLOYEE PARTNERSHIP, LLC

By:
Name:
Title:

Jonathan Kagan

George Brokaw

Victor Mendelson

2

Acknowledged and Agreed:

TERRAPIN 3 ACQUISITION CORPORATION

By:
Name:
Title

YATRA ONLINE, INC.

By:
Name:
Title

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EXHIBIT A

Name	Number of Shares of Class F Common Stock to be Surrendered
MIHI LLC	105,781
APPLE ORANGE LLC	1,193,244
NOYAC PATH LLC	58,593
PERISCOPE, LLC	39,062
TERRAPIN PARTNERS EMPLOYEE PARTNERSHIP 3 LLC	689,664
TERRAPIN PARTNERS GREEN EMPLOYEE PARTNERSHIP, LLC	28,031
Jonathan Kagan	15,000
George Brokaw	15,000
Victor Mendelson	15,000

EXHIBIT B

FORM OF INVESTOR RIGHTS AGREEMENT

FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of [______________], 2016, by and among Yatra Online, Inc., a Cayman Islands exempted company limited by shares (the “Company”), and the undersigned parties listed as Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).1

WHEREAS, Terrapin 3 Acquisition Corporation, a Delaware corporation (“TRTL”), and certain of the Investors (the “Original Investors”) are parties to that certain Registration Rights Agreement, dated July 16, 2014 (the “Prior Agreement”);

WHEREAS, the Original Investors currently hold (i) shares of Class F Common Stock, par value $0.0001 per share, of TRTL (the “TRTL Class F Common Stock”) issued by TRTL prior to the consummation of TRTL’s initial public offering and in connection with the Forward Purchase Contract, dated as of July 16, 2014, as amended on ________, 2016, by and between TRTL and MIHI LLC (the “Amended Forward Purchase Contract”) (collectively, the “Founders’ Shares”) and (ii) warrants to purchase shares of Class A Common Stock, par value $0.0001 per share, of TRTL (the “TRTL Class A Common Stock”) issued by TRTL simultaneously with the consummation of TRTL’s initial public offering (the “Sponsors’ Warrants”);

WHEREAS, pursuant to the terms of the Amended Forward Purchase Contract, MIHI LLC has agreed to purchase additional units of the Company (the “MIHI Units”), each such unit comprised of one share of TRTL Class A Common Stock and one warrant (the “MIHI Warrants”);

WHEREAS, certain Investors hold Ordinary Shares of the Company (the “Current Shareholder Shares”);

WHEREAS, the Original Investors’ Founders’ Shares are convertible into Ordinary Shares of the Company pursuant to the Exchange and Support Agreement, dated ________, 2016 (the “Exchange Agreement”), by and among, the Company, [_________], and the Original Investors (the “Exchange Shares”), and the Original Investors are acquiring warrants exercisable for Ordinary Shares of the Company in exchange for their outstanding Sponsors’ Warrants (the “New Sponsors’ Warrants”), on or about the date hereof, pursuant to that certain Amended and Restated Business Combination Agreement, dated as of September __, 2016, by and among the Company, TRTL, T3 Parent Corp., a Delaware corporation (“TRTL Parent”), and T3 Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the TRTL Parent, and certain other parties thereto (the “Business Combination Agreement”); and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement to provide for the terms and conditions included herein and to include [certain of] the holders of the Current Shareholder Shares.

1 NTD: The parties to this Agreement are to be determined.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Addendum Agreement” is defined in Section 8.2.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination Agreement” is defined in the preamble to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cessation Date” means the first date following the date hereof on which the Ownership Percentage of MIHI LLC is less than 5%.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company” is defined in the preamble to this Agreement.

“Contingent Dividend” means the contingent dividend declared by the Board of Directors of the Company on September __, 2016 pursuant to the Contingent Dividend Resolution.

“Contingent Dividend Resolution” means the resolution attached to the Dividend Support Agreement as Exhibit A thereto approving the declaration of the Contingent Dividend, its terms and conditions and the methods of payment thereof.

“Contingent Shares” means the Ordinary Shares of the Company issued to certain Investors pursuant to the Contingent Dividend or the Dividend Support Agreement.

“Current Shareholder Shares” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.2.1.

“Demand Takedown” is defined in Section 2.1.5(a).

“Demanding Holder” is defined in Section 2.2.1.

“Dividend Support Agreement” means the Dividend Support Agreement, dated as of September __, 2016, by and among the Company and the shareholders of the Company named therein.

2

“Effectiveness Period” is defined in Section 3.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Exchange Agreement” is defined in the preamble to this Agreement.

“Exchange Shares” is defined in the preamble to this Agreement.

“Form F-3” is defined in Section 2.3.4.

“Forward Purchase Contract” is defined in the preamble to this Agreement.

“Founders’ Shares” is defined in the preamble to this Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up” means [___].2

“Macquarie Demanding Holders” is defined in Section 2.2.1.

“Maximum Number of Shares” is defined in Section 2.2.4.

“MIHI Units” is defined in the preamble to this Agreement.

“MIHI Warrants” is defined in the preamble to this Agreement.

“New Registration Statement” is defined in Section 2.1.4.

“New Sponsors’ Warrants” is defined in the preamble to this Agreement.

“Nominee” is defined in Section 6.1.1.

“Notices” is defined in Section 6.3.

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Original Investors” is defined in the preamble to this Agreement.

2 Lock-up arrangements to be determined prior to closing of the Business Combination.

3

“Ownership Percentage” means, with respect to any Person (as such term is defined in the Business Combination Agreement) and as of any date, the percentage equal to (i) the aggregate number of Ordinary Shares beneficially owned by such Person (calculated assuming full exercise or conversion of all securities beneficially owned by such Person which are exercisable for or convertible into Ordinary Shares), divided by (ii) the total number of issued and outstanding Ordinary Shares.

“Piggy-Back Registration” is defined in Section 2.3.1.

“Prior Agreement” is defined in the preamble to this Agreement.

“Pro Rata” is defined in Section 2.2.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Current Shareholder Shares and, following their issuance, the Contingent Shares, (ii) any Exchange Shares, (iii) the New Sponsors’ Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Sponsors’ Warrants), (iv) the Ordinary Shares received by MIHI LLC in respect of the MIHI Units, (v) the warrants exercisable for Ordinary Shares of the Company received by MIHI in respect of the MIHI Warrants (including any Ordinary Shares issued or issuable upon the exercise of the MIHI Warrants), and (vi) all Ordinary Shares issued to any holder with respect to the securities referred to in clauses (i) - (vi) above by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4, Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Shelf Registration Statement” is defined in Section 2.1.1.

“Requesting Holder” is defined in Section 2.1.5(a).

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“SEC Guidance” is defined in Section 2.1.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Selling Holders” is defined in Section 2.1.5(a)(ii).

“Sponsors’ Warrants” is defined in the preamble to this Agreement.

“Terrapin Demanding Holders” is defined in Section 2.2.1.

“Terrapin Founders” means Apple Orange LLC, Noyac Path LLC, Periscope LLC and Terrapin Partners Employee Partnership 3 LLC.

“Terrapin Founders Demanding Holders” is defined in Section 2.2.1.

“Terrapin Initial Directors” means the Company Initial Directors (as such term is defined in the Business Combination Agreement) who are designated by the TRTL Sponsors [pursuant to the provisions of Section [3.1] of the Business Combination Agreement].

“TRTL” is defined in the preamble to this Agreement.

“TRTL Class A Common Stock” is defined in the preamble to this Agreement.

“TRTL Class F Common Stock” is defined in the preamble to this Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Takedown” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement, as amended or supplemented.

“Yatra Demanding Holders” is defined in Section 2.2.1.

“Yatra Initial Directors” means the Company Initial Directors (as such term is defined in the Business Combination Agreement) who are designated by the Company [pursuant to the provisions of Section [3.1] of the Business Combination Agreement].

“Yatra Investors” means [___].

“Yatra Nominee” is defined in Section 6.1.2.

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2.          REGISTRATION RIGHTS.

2.1      Resale Shelf Registration Rights.

2.1.1      Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than [thirty (30) days] following the date that the Company becomes eligible to use Form F-3 or its successor form, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities held by or then issuable to Investors (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form F-3 or another appropriate form permitting Registration of such Registrable Securities for resale by such Investors. The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period.

2.1.2      Notification and Distribution of Materials. The Company shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.1.3      Amendments and Supplements. Subject to the provisions of Section 2.1.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith (i) as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period and (ii) to include the registration for resale from time to time by Investors any Contingent Shares as soon as reasonably practicable following issuance thereof.

2.1.4      Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form F-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

6

2.1.5      Notice of Certain Events. The Company shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement required to be prepared and filed hereunder (or Prospectus relating thereto). The Company shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or any Prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement and the effectiveness of any post-effective amendment.

(a)          If the Company shall receive a request from (x) the holders of at least 2,000,000 shares of Registrable Securities, provided that the estimated market value of the Registrable Securities is at least $20,000,000 (the requesting holder(s) shall be referred to herein as the “Requesting Holder”) that the Company effect the Underwritten Takedown of all or any portion of the Requesting Holder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested Underwritten Takedown (each such request shall be referred to herein as a “Demand Takedown”) at least ten (10) Business Days prior to the anticipated filing date of the prospectus or supplement relating to such Demand Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:

(i)          subject to the restrictions set forth in Section 2.2.4, all Registrable Securities for which the Requesting Holder has requested such offering under Section 2.1.5(a), and

(ii)         subject to the restrictions set forth in Section 2.2.4, all other Registrable Securities that any holders of Registrable Securities (all such holders, together with the Requesting Holder, the “Selling Holders”) have requested the Company to offer by request received by the Company within seven Business Days after such holders receive the Company’s notice of the Demand Takedown, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be offered.

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(b)          Promptly after the expiration of the seven-Business Day-period referred to in Section 2.1.5(a)(ii), the Company will notify all Selling Holders of the identities of the other Selling Holders and the number of shares of Registrable Securities requested to be included therein.

(c)          The Company shall only be required to effectuate one Underwritten Takedown within any six-month period.

(d)          If the managing underwriter in an Underwritten Takedown advises the Company and the Requesting Holder that, in its view, the number of shares of Registrable Securities requested to be included in such underwritten offering exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold, the shares included in such Underwritten Takedown will be reduced by the Registrable Securities held by the Selling Holders (applied on a pro rata basis based on the total number of Registrable Securities held by such Investors, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors).

2.1.6      Selection of Underwriters. Selling Holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to the Company. In connection with an Underwritten Takedown, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.

2.1.7      Registrations effected pursuant to this Section 2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

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2.2           Demand Registration.

2.2.1      Request for Registration. At any time and from time to time after the expiration of a lock-up to which such shares are subject, if any, (i) (a) MIHI LLC (the “Macquarie Demanding Holders”) in the case of a Macquarie Demand (as defined below), (b) the Terrapin Founders (the “Terrapin Founders Demanding Holders” and collectively with the Macquarie Demanding Holders, the “Terrapin Demanding Holders”) in the case of a Terrapin Founders Demand (as defined below) or (c) a majority-in-interest of the Terrapin Demanding Holders in the case of a Terrapin Demand (as defined below) or (ii) a [majority-in-interest] of [Insert Yatra Investors who need Demand Rights] (______________ and collectively with___________________, the “Yatra Demanding Holders”), as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Exchange Shares or Current Shareholder Shares or other Registrable Securities, as applicable, on Form F-1 or any similar long-form Registration or, if then available, on Form F-3. Each registration requested pursuant to this Section 2.2.1 is referred to herein as a “Demand Registration”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of (i) one (1) Demand Registration under this Section 2.2.1 in respect of all Registrable Securities held by the Macquarie Demanding Holders (the “Macquarie Demand”), (ii) one (1) Demand Registration under this Section 2.2.1 in respect of all Registrable Securities held by the Terrapin Founders Demanding Holders (the “Terrapin Founders Demand”), (iii) one (1) Demand Registration under this Section 2.2.1 in respect of all Registrable Securities held by Terrapin Demanding Holders (the “Terrapin Demand”) and (iv) three (3) Demand Registrations under this Section 2.2.1 in respect of all Registrable Securities held by Yatra Demanding Holders.

2.2.2      Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.2.3      Underwritten Offering. If the [Terrapin Demanding Holders or Yatra Demanding Holders] so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of the Company.

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2.2.4      Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Ordinary Shares or other securities which the Company desires to sell and the Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof, Pro Rata, that can be sold without exceeding the Maximum Number of Shares.

2.2.5      Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then either the Demanding Holders shall reimburse the Company for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in Section 2.1) or the withdrawn registration shall count as a Demand Registration provided for in Section 2.1.

2.3           Piggy-Back Registration.

2.3.1      Piggy-Back Rights. If at any time after [___]3, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

3 NTD: To be determined after need for lock-ups and lock-up duration, if any, is determined.

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2.3.2           Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of Ordinary Shares which the Company desires to sell, taken together with Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this Section 2.3, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a)          If the registration is undertaken for the Company’s account: (A) first, the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)          If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

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2.3.3           Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3.4           Registrations on Form F-3. The holders of Registrable Securities may at any time and from time to time, but not more often than two (2) times per calendar year, request in writing that the Company register the resale of any or all of such Registrable Securities on Form F-3 or any similar short-form registration which may be available at such time (“Form F-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Within five (5) Business Days of the Company’s receipt of such written request, the Company will give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter but not more than thirty (30) days after the Company’s initial receipt of such written request for Registration on Form F-3, effect the registration of all or such portion of such holder’s or Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3.4: (i) if Form F-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $[5,000,000]. Registrations effected pursuant to this Section 2.3.4 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

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3.          REGISTRATION PROCEDURES.

3.1           Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1           Filing Registration Statement. The Company shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso for more than a total of sixty (60) days in any 365-day period in respect of a Demand Registration hereunder.

3.1.2           Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3           Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”).

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3.1.4           Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5           Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6           Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement, and the representations, warranties and covenants of the holders of Registrable Securities included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company.

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3.1.7           Comfort Letter. The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating holders.

3.1.8           Opinions. On the date the Registrable Securities are delivered for sale pursuant to any Registration, the Company shall obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders.

3.1.9           Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10         Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.11         Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.12         Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

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3.2           Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3           Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2.1, any Demand Registration pursuant to Section 2.1, any Demand Takedown pursuant to Section 2.1.5(a)(i), any Piggy-Back Registration pursuant to Section 2.3, and any registration on Form F-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4           Information. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.

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4.          INDEMNIFICATION AND CONTRIBUTION.

4.1       Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.

4.2       Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

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4.3       Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4           Contribution.

4.4.1       If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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4.4.2       The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4.2 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3       The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.          UNDERWRITING AND DISTRIBUTION.

5.1       Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.          BOARD OF DIRECTORS MATTERS.

6.1       Appointment of TRTL Sponsors and Yatra Designees.

6.1.1       Upon the resignation, removal, death or disability of any of the Terrapin Initial Directors, the TRTL Sponsors shall have the right to nominate one individual for election to the Company Board (as such term is defined in the Business Combination Agreement) to replace such departing director. In addition, upon the expiration of the initial term as a director of the Company of any of the Terrapin Initial Directors, the TRTL Sponsors shall have the right to re-nominate any of the Terrapin Initial Directors who are Class I or Class II Directors two (2) successive times and shall have the right to re-nominate any of the Terrapin Initial Directors who are Class III Directors one (1) time or to designate a replacement for any such person or persons (any individual designated by the TRTL Sponsors pursuant to this sentence or the immediately preceding sentence, a “Nominee”). Upon any such nomination or re-nomination pursuant to this Section 6.1.1, the Company shall take all actions within its control to cause the appointment or election of the Nominee to the Company Board, including by nominating such Nominee for election as a director as part of the slate that is included in the applicable proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the highest level of support for the election of such Nominee as it provides to any other individual standing for election as a director of the Company as part of the Company’s slate of directors.

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6.1.2       Upon the resignation, removal, death or disability of any of the Yatra Initial Directors, the Yatra Investors shall have the right to nominate one individual for election to the Company Board (as such term is defined in the Business Combination Agreement) to replace such departing director. In addition, upon the expiration of the initial term as a director of the Company of any of the Yatra Initial Directors, the Yatra Investors shall have the right to re-nominate any of the Yatra Initial Directors who are Class I or Class II Directors two (2) successive times and shall have the right to re-nominate any of the Yatra Initial Directors who are Class III Directors one (1) time or to designate a replacement for any such person or persons (any individual designated by the Company pursuant to this sentence or the immediately preceding sentence, a “Yatra Nominee”). Upon any such nomination or re-nomination pursuant to this Section 6.1.2, the TRTL Sponsors shall take all actions within their control to cause the appointment or election of the Yatra Nominee to the Company Board, including by nominating such Yatra Nominee for election as a director as part of the slate that is included in the applicable proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the highest level of support for the election of such Yatra Nominee as they provide to any other individual standing for election as a director of the Company as part of the Company’s slate of directors.

6.1.3       In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Investor shall vote or cause to be voted all shares of the Company’s voting securities owned by such Investor, or over which such Investor has voting control, and otherwise use such Investor’s reasonable best efforts, so as to elect any Nominee and any Yatra Nominee.

6.2        Company Board Committees.

6.2.1       Subject to applicable law and applicable stock exchange rules, from the date of this Agreement until such time as there is no Initial Director or Nominee serving on the Company Board, the Company shall take all necessary action to cause at least one director nominated by the TRTL Sponsors to be appointed to each committee of the Company Board.

6.2.2       Subject to applicable law and applicable stock exchange rules, from the date of this Agreement until such time as there is no Initial Director or Yatra Nominee serving on the Company Board, the Company shall take all necessary action to cause at least one director nominated by the Yatra Investors to be appointed to each committee of the Company Board.

6.3        Observation Rights. MIHI LLC shall, until the Cessation Date, have the right to designate one representative to attend all meetings of the Company Board in a nonvoting observer capacity and, in this respect, the Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

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7.          COVENANTS.

7.1         PFIC Information. If the Company or any of its Subsidiaries were to be classified as a passive foreign investment company under Section 1297 for its taxable year that includes the Closing Date or a future taxable year, the Company will upon request use commercially reasonable efforts to provide U.S. shareholders with the information necessary for them to make a timely qualified electing fund election under Section 1293 with respect to the Company and/or its Subsidiaries.

8.          MISCELLANEOUS.

8.1         Other Registration Rights and Arrangements. The Company represents and warrants that no person, other than a holder of the Registrable Securities and other than pursuant to the Warrant Agreement, dated as of July 2014, as amended on ________, 2016, by and between TRTL and Continental Stock Transfer & Trust Company, as warrant agent, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of shares for its own account or for the account of any other person. The Company and the Original Investors hereby terminate the Prior Agreement and any similar agreement in effect as of the date hereof. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

8.2         Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Section 4 and this Section 8.2. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities (i) equal to at least one percent (1%) of the Registrable Securities held by the holders of Registrable Securities on the date hereof; provided, however, that such transferee has executed and delivered to the Company a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “Addendum Agreement”), and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred, [and (ii) in accordance with the terms and conditions of that certain letter agreement, dated July 16, 2014, by and among TRTL and the other parties thereto]4. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

4 Please provide a copy of the letter agreement.

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8.3         Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day (ii) one Business Day after being deposited with a reputable courier service with an order for next-day delivery, to the parties as follows:

If to the Company:

Yatra Online, Inc.
[1101-03, Tower B

11th Floor, Unitech Cyber Park

Sector – 39, Gurgaon – 122 001

Attn: Dhruv Shringi

Facsimile: [__]

Email: dhruv.shringi@yatra.com]

with a copy to:

[Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Jocelyn Arel

Facsimile: (617) 321-4344

Email: JArel@goodwinprocter.com]

If to the TRTL Sponsors:

Terrapin Partners, LLC

1700 Broadway

18th Floor

New York, NY 10019

Attn: Stephen S. Schifrin

Facsimile: (786) 513-0165

Email: sschifrin@terrapinpartners.com

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with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Attn: Alan I. Annex

Facsimile: (212) 801-6400

Email: annexa@gtlaw.com

If to an Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in the Company’s books and records.

8.4        Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

8.5        Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8.6         Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Investor Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

YATRA ONLINE, INC.

By:
Name:
Title:

INVESTORS:

Signature Page to Investor Rights Agreement

EXHIBIT A

Addendum Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on __________________, 20___, by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement dated as of [_____], 2016 (the “Agreement”), by and among the Company and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:

1.          Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Ordinary Shares of the Company (the “Shares”) [or other equity securities of the Company that are convertible, exercisable or exchangeable for Ordinary Shares of the Company (the “Convertible Securities”)] as a transferee of such Shares [or Convertible Securities] from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2.          Agreement. New Holder hereby (a) agrees that the Shares [or Convertible Securities] shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3.          Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

Print Name:	YATRA ONLINE, INC.

By:	By:

EXHIBIT C

FORM OF TRTL AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF MERGER

of

T3 MERGER SUB CORP., a Delaware corporation

with and into

TERRAPIN 3 ACQUISITION CORPORATION, a Delaware corporation

Pursuant to Section 251 of the Delaware General Corporation Law (the “Delaware Act”), the undersigned corporation organized and existing under and by virtue of the Delaware Act, DOES HEREBY CERTIFY AS FOLLOWS:

1.           The name and state of the constituent business corporations participating in the merger are:

T3 MERGER SUB CORP., a Delaware corporation; and

TERRAPIN 3 ACQUISITION CORPORATION, a Delaware corporation.

2.           An Agreement and Plan of Merger, as set forth in that certain Amended and Restated Business Combination Agreement, dated September __, 2016, has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Subsection (c) of Section 251 of the Delaware Act.

3.           The name of the surviving corporation in the merger herein certified is TERRAPIN 3 ACQUISITION CORPORATION (the “Surviving Corporation”).

4.           The Amended and Restated Certificate of Incorporation of the Surviving Corporation, filed on July 16, 2014, and amended on July 21, 2016, shall, as of the date of filing this Certificate of Merger, be amended and restated in its entirety as set forth in Exhibit A hereto to, among other things, change the name of the Surviving Corporation to “____________”, and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the laws of the State of Delaware.

5.           The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the Surviving Corporation, the address of which is as follows: ______________________ ____________________.

6.           A copy of the aforesaid Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7.           The Certificate of Merger shall be effective upon filing.

IN WITNESS WHEREOF, Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as of this ______ day of ______, 2016.

TERRAPIN 3 ACQUISITION CORPORATION

By:
Name:
Title:

EXHIBIT A

Amended and Restated Certificate of Incorporation
of
Surviving Corporation

See attached

CERTIFICATE OF INCORPORATION

OF

[_________] CORPORATION

ARTICLE I

NAME

The name of the corporation is [____________] Corporation (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Vcorp Services, LLC, 1811 Silverside Road, Wilmington, DE 19810, City of New Castle County, and the name of the Corporation’s registered agent at such address is Vcorp Services LLC.

ARTICLE IV

CAPITALIZATION

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 100,000,000 shares of common stock (the “Common Stock”), including (i) 90,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 10,000,000 shares of Class F Common Stock (the “Class F Common Stock”).

4.2 Common Stock.

(a) The holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The Class F Common Stock shall be non-voting except as expressly provided in this Certificate of Incorporation.

(b) Class F Common Stock.

(i) Shares of Class F Common Stock are exchangeable for Ordinary Shares of Yatra Online, Inc., a Cayman Islands exempted company limited by shares (“Parent”), upon the terms and subject to the conditions specified in the Exchange and Support Agreement, dated ______, 2016 (the “Exchange Agreement”), by and among Parent, the Corporation and the holders of shares of Class F Common Stock party thereto.

(ii) To the extent an outstanding share of Class F Common Stock shall be exchanged for an Ordinary Share of Parent in accordance with the Exchange Agreement, such share of Class F Common Stock shall be cancelled and no longer considered outstanding.

(iii) Holders of shares of Class F Common Stock shall be entitled to all of the rights, preferences and privileges specified in the Exchange Agreement.

(c) Except as otherwise required by law, this Certificate of Incorporation or the Exchange Agreement, at any annual or special meeting of the stockholders of the Corporation, the holders of the Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(d) The holders of shares of the Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions. The holders shares of the Class F Common Stock shall be entitled to receive such dividends or other distributions (payable in cash, property or capital stock of the Corporation) as provided in the Exchange Agreement.

(e) In addition to any vote as may be required of the holders of shares of Class A Common Stock, during the period prior to [________], 2021 [Note: sixth anniversary], the vote, approval or consent of the holders of two-thirds (2/3) of the outstanding shares of Class F Common Stock, voting as a separate class, shall be required in order for the Corporation to voluntarily liquidate, dissolve or windup of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.

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5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office or by the holders of a majority of the outstanding shares of Class A Common Stock and any director so chosen shall hold office until the next annual meeting of stockholders, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

5.4 Removal. Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the shares of Class A Common Stock.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws, unless otherwise specified in the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, the affirmative vote of the holders of at least a majority of the shares of Class A Common Stock shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws, unless otherwise specified in the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

7.1 Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, or by the holders of a majority of the outstanding shares of Class A Common Stock.

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7.3 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a written consent of the stockholders holding a sufficient number of shares as would be required to take such action.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any officers or directors of the Corporation, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X

AMENDMENT OF

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; provided, that any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation which affects the rights, preferences and privileges of the holders of shares of Class F Common Stock shall require the vote, approval or consent of the holders of two-thirds (2/3) of the outstanding shares of Class F Common Stock, voting as a separate class; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

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EXHIBIT D

FORM OF SURVIVING COMPANY CERTIFICATE OF INCORPORATION
AND MEMORANDUM OF ASSOCIATION

THE COMPANIES LAW (2016 Revision)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

YATRA ONLINE, INC.

(adopted by special resolution dated [●] 2016)

THE COMPANIES LAW (2016 Revision)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

YATRA ONLINE, INC.

(adopted by special resolution dated [●] 2016)

1	The name of the Company is Yatra Online, Inc.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$[•] divided into [•] Ordinary Shares of a par value of US$0.0001 each, [•] Class A Non-Voting Shares of a par value of US$0.0001 each, 10,000,000 Class F Shares of a par value of US$0.0001 each and [•] preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

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THE COMPANIES LAW (2016 Revision)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SIXTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

YATRA ONLINE, INC.

(adopted by special resolution dated [●] 2016)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Articles"	means these articles of association of the Company.

"Audit Committee"	means the audit committee of the Company formed pursuant to Article 44.2 hereof, or any successor audit committee.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"business day"	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

"clearing house"	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

"Class A Shares"	means Class A non-voting shares of a par value of US$0.0001 each in the share capital of the Company;

"Class F Shares"	means Class F shares of a par value of US$0.0001 each in the share capital of the Company;

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"Company"	means Yatra Online, Inc.

"Designated Stock Exchange"	means any national securities exchange including NASDAQ Capital Market, or NASDAQ.

"Directors"	means the directors for the time being of the Company.

"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

"Electronic Record"	has the same meaning as in the Electronic Transactions Law.

"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

"Exchange Agreement"	means the exchange and support agreement dated [•] 2016 between the Company, Terrapin and the holders of shares of Class F Common Stock of Terrapin on the date thereof;

"Member"	has the same meaning as in the Statute.

"Memorandum"	means the memorandum of association of the Company, as amended from time to time.

"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Shares"	means ordinary shares of a par value of US$0.0001 each in the share capital of the Company.

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

"Registered Office"	means the registered office for the time being of the Company.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"SEC"	means the United States Securities and Exchange Commission.

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"Share"	means an Ordinary Share, a Class A Share, a Class F Share, or a preference share in the Company and includes a fraction of a share in the Company.

"Special Resolution"	has the same meaning as in the Statute.

"Statute"	means the Companies Law (2016 Revision) of the Cayman Islands.

"Terrapin"	means [•] (formerly known as Terrapin 3 Acquisition Corporation), a Delaware corporation.

"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

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(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company shall not issue Shares to bearer.

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4	Rights of Class A Shares

4.1	The Class A Shares shall have the following rights:

(a)	as to voting: the holder of a Class A Share shall not (in respect of such Class A Share) have the right to receive notice of, attend at or vote as a Member at any general meeting of the Company, but may vote at a separate Class meeting convened in accordance with these Articles; and

(b)	as to capital: a Class A Share shall confer upon the holder thereof the right in a winding up to participate in the surplus assets of the Company as provided in these Articles; and

(c)	as to income: the Class A Shares shall confer on the holders thereof the right to receive dividends as provided in these Articles.

5	Rights of Class F Shares

5.1	Notwithstanding any other provisions of these Articles, the Class F Shares shall have the following rights:

(a)	as to voting: the holders of a Class F Share shall (in respect of such Class F Share) have the right to receive notice of, attend and vote as a Member at any general meeting of the Company; and

(b)	as to capital: a Class F Share shall confer upon the holder thereof the right in a winding up to participate in the surplus assets of the Company as provided in these Articles and

(c)	as to income: no dividends shall be payable on the Class F Shares.

5.2	The Class F Shares shall have the following conversion rights: at any time that shares of Class F Common Stock of Terrapin shall be exchanged for Ordinary Shares pursuant to the terms of the Exchange Agreement, the Company shall have the right, at its sole discretion (following completion of any such exchange), to convert into Ordinary Shares an equal number of Class F Shares held by the Member exchanging its shares of Class F Common Stock of Terrapin for Ordinary Shares, with each Class F Share being converted into 0.00001 of an Ordinary Share. References in this Article to "convert" or "conversion" shall mean the compulsory redemption without notice of Class F Shares of the relevant Member and, on behalf of such Member, automatic application of such redemption proceeds in paying for such new Ordinary Shares into which the Class F Shares have been converted at a price per Class F Share necessary to give effect to a conversion calculated on the basis that the Class F Shares to be issued as part of the conversion or exchange will be issued at par. The Ordinary Shares to be issued on an exchange shall be registered in the name of such Member or in such name as the Member may direct.

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6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

7.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

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7.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9	Transfer of Shares

9.1	Subject to the terms of these Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

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9.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares

10.1	Subject to the provisions of the Statute, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

10.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

11	Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares

12.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

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12.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

13	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15	Lien on Shares

15.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

15.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

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15.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

15.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares

16.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

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16.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

16.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares

17.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

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18	Transmission of Shares

18.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

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(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

20	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors may call general meetings. For the avoidance of doubt, Members shall have no right to requisition a general meeting of the Company.

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22	Notice of General Meetings

22.1	At least ten days' notice shall be given of any general meeting and such notice shall not be given more than sixty days prior to any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

22.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23	Advance Notice for Business

23.1	No business may be transacted at an annual general meeting, other than business that is either (i) specified in the notice of the annual general meeting (or any supplement thereto) given by or at the direction of the Directors, (ii) otherwise properly brought before the annual general meeting by or at the direction of the Directors or (iii) otherwise properly brought before the annual general meeting by any Member (x) who is a Member of record on the date of the giving of the notice provided for in this Article and on the record date for the determination of Members entitled to vote at such annual general meeting and (y) who complies with the notice procedures set forth in this Article. Notwithstanding anything in this Article to the contrary, only persons nominated for election as a Director to fill any term of a Directorship that expires on the date of the annual general meeting pursuant to these Articles will be considered for election at such meeting.

(a)	In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and such business must otherwise be a proper matter for shareholder action. Subject to Article 23.1 (c)(iii), a Member's notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual general meeting; provided, however, that in the event that the annual general meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the Member to be timely must be so received not earlier than the opening of business on the 120th day before the annual general meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual general meeting is first made by the Company. The public announcement of an adjournment of an annual general meeting shall not commence a new time period for the giving of a shareholder's notice as described in this Article.

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(b)	To be in proper written form, a Member's notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such Member proposes to bring before the annual general meeting (i) a brief description of the business desired to be brought before the annual general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Articles, the language of the proposed amendment) and the reasons for conducting such business at the annual general meeting, (ii) the name and record address of such shareholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of capital share of the Company that are owned beneficially and of record by such shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such Member and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such Member, (v) any material interest of such Member and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such Member intends to appear in person or by proxy at the annual general meeting to bring such business before the annual general meeting.

(c)	The foregoing notice requirements of this Article shall be deemed satisfied by a Member as to any proposal (other than nominations) if the Member has notified the Company of such Member's intention to present such proposal at an annual general meeting in compliance with Rule 14a-8 (or any successor thereof) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such Member has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Company to solicit proxies for such annual general meeting. No business shall be conducted at the annual general meeting except business brought before the annual general meeting in accordance with the procedures set forth in this Article, provided, however, that once business has been properly brought before the annual general meeting in accordance with such procedures, nothing in this Article shall be deemed to preclude discussion by any Member of any such business. If the Directors or the chairman of the annual general meeting determines that any Member proposal was not made in accordance with the provisions of this Article or that the information provided in a Member's notice does not satisfy the information requirements of this Article, such proposal shall not be presented for action at the annual general meeting. Notwithstanding the foregoing provisions of this Article, if the Member (or a qualified representative of the Member) does not appear at the annual general meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Company.

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(d)	In addition to the provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Article 24.1 shall be deemed to affect any rights of Members to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

23.2	Only such business shall be conducted at an extraordinary general meeting as shall have been brought before the extraordinary general meeting pursuant to the notice of extraordinary general meeting. Nominations of persons for election to the Directors may be made at an extraordinary general meeting at which Directors are to be elected pursuant to the notice of extraordinary general meeting only pursuant to these Articles.

23.3	For purposes of these Articles, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

24	Proceedings at General Meetings

24.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

24.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

24.4	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

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24.5	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.6	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.7	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.8	A resolution put to the vote of the meeting shall be decided on a poll.

24.9	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.10	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.11	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

25	Votes of Members

25.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

25.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

25.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

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25.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

25.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26	Proxies

26.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

26.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

26.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

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26.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27	Corporate Members

27.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27.2	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

28	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

There shall be a board of Directors consisting of not less than one person provided however that the board of Directors may increase or reduce the limits in the number of Directors.

30	Powers of Directors

30.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

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30.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31	Appointment and Removal of Directors

31.1	The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the 2017 annual general meeting of Members, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2018 annual general meeting of Members, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2019 annual general meeting of Members, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

31.2	Any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors, and not by the Members. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 31.1 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

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32	Vacation of Office of Director

32.1	The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	by Special Resolution for cause at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

32.2	For the purposes of this Article, "cause" shall mean:

(a)	fraud, embezzlement or theft;

(b)	wilful misconduct damaging to the Company, its reputation, products, services, or customers;

(c)	intentional violation of any law or regulation;

(d)	any unauthorised disclosure of any trade secret or confidential information of the Company or any subsidiary of the Company;

(e)	continued failure to perform duties owed to the Company; and/or

(f)	being charged with a felony or a misdemeanour involving moral turpitude.

33	Proceedings of Directors

33.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

33.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

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33.3	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5	A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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34	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35	Directors' Interests

35.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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36	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors' Powers

37.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, chief executive officer, president, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

40.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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41	Dividends, Distributions and Reserve

41.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

41.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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41.8	No Dividend or other distribution shall bear interest against the Company.

41.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Books of Account

43.1	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

43.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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43.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

44.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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45	Notices

45.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

45.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

45.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up

46.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

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(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance

47.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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47.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

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EXHIBIT E

USE OF CASH

EXHIBIT F

[Reserved]

EXHIBIT G

FORM OF AMENDED FORWARD PURCHASE CONTRACT

FORM OF AMENDMENT TO FORWARD PURCHASE CONTRACT

AMENDMENT No. 1 (this “Amendment”), dated as of [_____], 2016, to the Forward Purchase Contract (the “Agreement”), dated as of July 16, 2014, between MIHI LLC, a Delaware limited liability company (“MIHI”), and Terrapin 3 Acquisition Corporation, a Delaware corporation (“Terrapin”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WITNESSETH:

WHEREAS, the parties have entered into the Agreement;

WHEREAS, pursuant to that certain Amended and Restated Business Combination Agreement, dated as of September __, 2016, between Yatra Online, Inc. and Terrapin (the “Business Combination Agreement”), it is a condition to the obligation of the parties under the Business Combination Agreement that the parties hereto enter into this Amendment; and

WHEREAS, pursuant to and in accordance with Section 9.8 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.          Amendments.

(a)          The first two sentences of the introductory paragraph of the Agreement are hereby deleted in their entirety and replaced with the following sentence:

“We are pleased to accept the offer MIHI, LLC (the “Subscriber” or “you”) has made to purchase an aggregate of 2,000,000 units (the “Units”) of Terrapin 3 Acquisition Corporation, a Delaware corporation (the “Company”), each Unit comprising one share of Class A Common Stock of the Company, par value $0.0001 per share (“Class A Common Stock” or “Class A Share”) and one warrant to purchase one-half of one Share (“Warrant”) for an aggregate purchase price of $20,000,000.00. The Units, Class A Shares and Warrants, collectively, are hereinafter referred to as the “Securities”.”

(b)          The number “$40,004,700.35”, which appears in Section 1 and Section 3.1 of the Agreement, is hereby deleted each time it appears and replaced with the number “$20,000,000.00” each time it appears.

(c)          The last sentence of Section 2.2.3 of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

“The Company will reserve sufficient Shares to permit full exercise of the Warrants.”

(d)          The second sentence of Section 3.1of the Agreement is hereby amended by deleting the phrase “and the shares of Class F Common Stock”.

(e)          Section 5.2 of the Agreement is hereby deleted in its entirety.

(f)          Section 5.3 of the Agreement is hereby amended by deleting the following in its entirety:

“All certificates representing the Class F Common Stock shall have endorsed thereon legends substantially as follows:

‘THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCKUP SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE SUBSCRIBER AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED DURING THE TERM OF THE LOCKUP EXCEPT PURSUANT TO ITS TERMS.’”

Section 2.          Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and Purchaser with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 3.          Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Section 4.          Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by as of the date first written above by their respective officers thereunto duly authorized.

MIHI LLC

By:
Name:
Title:

TERRAPIN 3 ACQUISITION CORPORATION

By:
Name:
Title:

EXHIBIT H

EMPLOYMENT AGREEMENT TERMS

Effective as of the Second Effective Time the Board of Directors shall have approved the following:

- The Company’s management team will be granted 2 million to 3 million restricted Company Ordinary Shares (such amount to be determined on a straight-line basis based on whether the amount of Available Cash is between $100 million dollars and $200 million dollars);

- the foregoing restricted Company Ordinary Shares will be subject to a two (2) year repurchase right in favor of the Company such that the Company will be able to acquire any unvested shares for a nominal amount;

- The foregoing restricted Company Ordinary Shares will be allocated pro-rata based on the current shareholdings of the Company’s management team;

- the establishment of in additional Restricted Stock Unit Pool equivalent to 1.5% to 2.0% of the Company’s total outstanding voting power (assuming the exercise or conversion of all outstanding options, warrants or other rights to acquire Company Ordinary Shares on an annual basis under an evergreen plan. Grants from this pool will be made at the discretion of the Company’s new compensation committee, which will be set up under the Company Board.

EXHIBIT I

EXCHANGE AND SUPPORT AGREEMENT

EXCHANGE AND SUPPORT AGREEMENT

by and among

YATRA ONLINE, INC.

and

THE HOLDERS OF SHARES OF CLASS F COMMON STOCK OF

TERRAPIN 3 ACQUISITION CORPORATION

Dated [______], 2016

TABLE OF CONTENTS

i

Section 7.12	Entire Agreement	14
Section 7.13	Severability	14
Section 7.14	Counterparts	14

ii

EXCHANGE AND SUPPORT AGREEMENT

Exchange and Support Agreement, dated ________, 2016 (this “Agreement”), by and among, Yatra Online, Inc., a Cayman Islands exempted company limited by shares (“Parent”), [_________] Corporation (f/k/a Terrapin Acquisition 3 Corporation), a Delaware corporation (the “Company”), and the holders of Class F Common Stock of the Company signatories hereto and their Permitted Transferees (as defined herein) (each an “Exchanging Shareholder” and, collectively, the “Exchanging Shareholders”).

RECITALS

This Agreement is entered into in connection with the consummation of the transactions contemplated by the Amended and Restated Business Combination Agreement by and among Parent and the Company, dated as of September __, 2016 (such transactions being the “Business Combination”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1   Defined Terms.  All capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in Memorandum and Articles. For the purposes of this Agreement the following capitalized terms have the following meanings:

“Agreement” has the meaning specified in the introduction.

“Business Day” means any day during a calendar year which is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required by Law or permitted to be closed.

“Business Combination” has the meaning specified in the Recitals.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001, of the Company and any equity securities issued or issuable in exchange for, or with respect to, such shares of Class A Common Stock (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Class F Common Stock” means the Class F Common Stock, par value $0.0001, of the Company and any equity securities issued or issuable in exchange for, or with respect to, such shares of Class A Common Stock (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Company” has the meaning specified in the introduction.

“Designated Recipient(s)” means the Exchanging Shareholder or any other person the Exchanging Shareholder designates as a recipient in the Exchange Notice, as applicable.

“Exchange Amount” has the meaning specified in Section 2.2(a).

“Exchange Date” means a date specified in any Exchange Notice as the “Exchange Date,” which must not be less than five (5) nor greater than forty five (45) calendar days after the date upon which the Exchange Notice is received by the Company.

“Exchange Notice” has the meaning specified in Section 2.2(a).

“Exchange Ratio” has the meaning specified in Section 3.1.

“Exchange Right” has the meaning specified in Section 2.1.

“Exchanging Shareholder” has the meaning specified in the introduction.

“Fundamental Transaction” has the meaning specified in Section 4.5(c).

“Governmental Authority” has the meaning specified in Section 4.6.

“Joinder Agreement” means a joinder agreement, pursuant to which a Permitted Transferee will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement as an Exchanging Shareholder.

“Memorandum and Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of Parent, dated _______, 2016, as amended from time to time in accordance with its terms.

“Obligation” means the obligation to deliver the Reciprocal Ordinary Shares upon exercise of the exchange rights pursuant to Article II hereof.

“Ordinary Shares” means the Ordinary Shares of Parent, par value $0.0001 per share, and any equity securities issued or issuable in exchange for, or with respect to, such Ordinary Shares (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Parent” has the meaning specified in the introduction.

“Permitted Transferee” has the meaning specified in Section 7.7.

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“Powers” has the meaning specified in Section 2.2(a).

“Proposed Consummation Date” has the meaning specified in Section 4.5(d).

“Reciprocal Ordinary Shares” means Ordinary Shares equal to the product of [A] the Exchange Amount as set forth in the Exchange Notice and Share Notice, multiplied by [B] the Exchange Ratio, as adjusted herein.

“Registration Statement” means a registration statement filed by the Parent with the Securities and Exchange Commission in compliance with the Securities Act, all as the same shall be in effect at the time, and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Notice” has the meaning specified in Section 2.2(b).

“Transfer” of securities shall be construed broadly and shall include any direct or indirect issuance (other than an issuance of securities by the Company), sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include the sale or transfer of Reciprocal Ordinary Shares to an Exchanging Shareholder in connection with the exchange of its shares of Class F Common Stock.

“Transfer Agent” means [_________], or such other financial institution as may from time to time be designated by Parent to act as its transfer agent for Ordinary Shares.

Section 1.2       Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)          the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)          words importing any gender shall include other genders;

(c)          words importing the singular only shall include the plural and vice versa;

(d)          the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)          the words “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited;

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(f)          references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement unless otherwise indicated;

(g)          references to any Person include the successors and permitted assigns of such Person;

(h)          the use of the words “or,” “either” and “any” shall not be exclusive;

(i)          references to “$” or “dollars” means the lawful currency of the United States of America;

(j)          references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(k)          the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Article II
EXCHANGE RIGHT

Section 2.1       Exchange Right. Commencing on [_____], 2017 [Insert date that is 11 months from signing], each Exchanging Shareholder shall have the right (an “Exchange Right”) at any time and from time to time, upon the terms and subject to the conditions hereof, to surrender any or all of the shares of Class F Common Stock held by such Exchanging Shareholder to the Company in exchange for Reciprocal Ordinary Shares, as provided in and subject to the adjustments set forth in this Agreement.

Section 2.2       Exchange Right Procedures. Any Exchanging Shareholder that elects to exercise the exchange right set forth in Section 2.1 shall tender to the Company the applicable number of shares of Class F Common Stock to the Company in exchange for Reciprocal Ordinary Shares in accordance with the following procedures:

(a)          The Exchanging Shareholder shall deliver to the Company: (i) a notice, with a simultaneous copy to Parent, substantially in the form attached hereto as Exhibit A (an “Exchange Notice”) specifying among other things (A) the number of shares of Class F Common Stock that such Exchanging Shareholder wishes to exchange, which shall not be less than 10,000 shares of Class F Common Stock (the “Exchange Amount”), (B) the proposed Exchange Date, and (C) the Designated Recipient(s); and (ii) powers of transfer for the shares of Class F Common Stock guaranteed in a reasonable form to be designated by the Transfer Agent (“Powers”);

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(b)          As promptly as practicable and no later than one (1) Business Day following the receipt of an Exchange Notice from an Exchanging Shareholder, the Company shall deliver to Parent a notice substantially in the form attached hereto as Exhibit B (a “Share Notice”) specifying the Exchange Amount and the number of Reciprocal Ordinary Shares to be issued to the Exchanging Shareholder in connection with such exchange, together with a copy of the relevant Exchange Notice and Powers;

(c)          As promptly as practicable and no later than five (5) Business Day after the delivery by the Company of a Share Notice to Parent, Parent shall instruct the Transfer Agent to:

(i)          issue to the Exchanging Shareholder or the Designated Recipient(s) as applicable, on the Exchange Date, the number of Reciprocal Ordinary Shares specified in the Share Notice, by registering such Reciprocal Ordinary Shares in the Parent’s register of members in the name of the Exchanging Shareholder or the Designated Recipient(s) as applicable; and

(ii)         upon receipt by Parent of the relevant required documents, register such issuance of Reciprocal Ordinary Shares as an issuance by Parent in exchange for (A) a number of shares of Class A Common Stock issued to Parent pursuant to Section 2.2 (d) below, and (B) in exchange for the redemption of the number of shares of Class F Common Stock tendered for exchange by the Exchanging Shareholder.

(d)          Upon issuance by Parent of the Reciprocal Ordinary Shares and registration in the Parent’s register of members in the name of the Exchanging Shareholder or the Designated Recipient(s), as applicable, the Company shall issue to Parent a number of shares of Class A Common Stock equal to the product of [A] the Exchange Amount as set forth in the Exchange Notice and Share Notice, multiplied by [B] the Exchange Ratio, and shall cancel a number of shares of Class F Common Stock held by the Exchanging Shareholder equal to the Exchange Amount.

(e)          The Company shall be entitled to deduct and withhold from the Reciprocal Ordinary Shares due to any Exchanging Shareholder pursuant to this Agreement any number of shares the Company is required to deduct and withhold with respect to the making of such exchange under the Code or any other provision of federal, state, local or foreign tax law. To the extent that shares are withheld from the Reciprocal Ordinary Shares due to such Exchanging Shareholder by the Company, such withheld shares shall be treated for all purposes of this Agreement as having been delivered to the Exchanging Shareholder to whom such shares would otherwise have been delivered to.

Section 2.3       Effect on Class F Common Stock Surrendered. Upon issuance and registration by Parent of the Reciprocal Ordinary Shares pursuant to Section 2.2(c) above, on the relevant Exchange Date in connection with an exchange contemplated by an Exchange Notice which has not been revoked, the Exchanging Shareholder shall cease to be a holder of the portion of such shares of Class F Common Stock being surrendered for exchange and shall have no further rights whatsoever with respect to such securities. Following receipt by the Designated Recipient(s) of the Reciprocal Ordinary Shares, and provided there has been no revocation of the applicable Exchange Notice by the Exchanging Shareholder in advance of such receipt, the surrendered shares of Class F Common Stock shall be deemed cancelled by the Company.

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Section 2.4       [RESERVED].

Section 2.5       Take-Overs, Mergers and Registrations. Parent and the Company shall expeditiously and in good faith provide holders of shares of Class F Common Stock with sufficient notice so that such holders may participate by exercising their rights under Section 2.2(a) in any take-over bid, merger, consolidation, share exchange offer, third party or issuer tender offer, arrangement or similar transaction or Registration Statement involving the Ordinary Shares and, to facilitate participation in any such transaction or Registration Statement, to adopt reasonable modifications (following good faith consultation with the Exchanging Shareholders) to the exchange procedures set forth in this Agreement so that any exercise required in respect thereof shall be effective only upon, and shall be conditional upon, the closing of such transaction or effectiveness of such Registration Statement.

Article III
EXCHANGE RATIO

Section 3.1       Exchange Ratio; Adjustment of Exchange Ratio. Except as otherwise adjusted as provided for in Section 4.5, the ratio which each share of Class F Common Stock is exchangeable for a Ordinary Share shall be one (1) to one (1) (the “Exchange Ratio”).

Article IV
SUPPORT

Section 4.1       Taxes. Any and all share issuances or contributions hereunder shall be made free and clear of any and all present or future liens, encumbrances, transfer taxes and all liabilities with respect thereto. Each party shall pay any and all transfer taxes that he, she or it is required to pay under applicable law.

Section 4.2       No Effect on Agreement. Except as provided in this Agreement or otherwise agreed to by the parties hereto in writing, the obligations of Parent under this Agreement shall not be altered, limited, impaired or otherwise affected by:

(a)          any modification or amendment, in whole or in part, of the terms of the shares of Class F Common Stock or any other instrument or agreement evidencing or relating to any of the foregoing, except to the extent adopted in accordance with the Certificate of Incorporation;

(b)          any change, whether direct or indirect, in Parent’s relationship to the Company, including any such change by reason of any merger or consideration or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of Parent or any other entity;

(c)          the failure by an Exchanging Shareholder to bring an action against the Company, Parent or any other party liable on the Obligation as a condition precedent to the exercise of its rights under this Agreement;

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(d)          any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Parent or the Company or any defense which Parent or the Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding; and

(e)          any other act or omission that may or might otherwise operate as a discharge of Parent as a matter of law or equity, other than the performance of the Obligation and this Agreement.

Section 4.3       Continuing Agreement. This Agreement shall be construed as a continuing, absolute and unconditional, subject to the compliance by the parties with the requirements and procedures set forth herein, agreement to issue Reciprocal Ordinary Shares (or other property as provided herein) and a guarantee of performance of the Obligation and shall not be conditioned or contingent upon the pursuit by Exchanging Shareholders at any time of any right or remedy against Parent or the Company. This Agreement shall remain in full force and effect until it is terminated in accordance with Section 7.1.

Section 4.4       Reservation of Shares. The Company shall take note that, at all times while shares of Class F Common Stock are outstanding or are issuable (whether such obligation is absolute or contingent) pursuant to this Agreement and/or the Memorandum and Articles, reserve and keep available, from its authorized and unissued share capital, sufficient Ordinary Shares solely for issuance and delivery as and when required under this Agreement and/or such other agreements.

Section 4.5       Dilutive Actions; Dividends; Issuances; Shareholder Rights; Fundamental Transactions.

(a)          If there is: (1) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of the shares of Class F Common Stock, Parent shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the Ordinary Shares; or (2) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of the Ordinary Shares, Parent and the Company shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the shares of Class F Common Stock.

(b)          In the event that Parent shall cause a dividend or other distribution to be made on the Ordinary Shares (whether in the form of cash, securities, properties or other assets), Parent shall take all necessary actions (including making contributions of cash, securities, property or other assets) so as to allow the Company to declare and pay, and the Company shall declare and pay (and Parent shall cause the Company to declare and pay) a dividend or distribution on each share of Class F Common Stock which shall be identical to the dividend or distribution paid on each Ordinary Share, at the same time as such dividend or distribution shall be paid on the Ordinary Shares.

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(c)          In the event of any merger, acquisition, reorganization, consolidation, or liquidation of Parent involving a payment or distribution of cash, securities or other assets to the holders of Ordinary Shares or any reclassification or other similar transaction as a result of which the Ordinary Shares are converted into, among other things, another security and the shares of Class F Common Stock shall remain outstanding (a “Fundamental Transaction”), then the exchange provisions of this Agreement shall thereafter permit the exchange of shares of Class F Common Stock for the amount of such cash, securities or other assets which an Exchanging Shareholder would have received had he, she or it made an exchange for Ordinary Shares immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time and taking into account any adjustment as a result of any division or subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such merger, acquisition, consolidation, reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Ordinary Shares are converted or changed into another security, securities or other property, this Agreement shall continue to be applicable, mutatis mutandis, with respect to such security, securities or other property.

(d)          Parent shall provide all Exchanging Shareholders with notice of any transaction referred to in clause (a) and (c) of this Section 4.5 promptly after the Company provides notice of any such proposed transaction, or otherwise proposes such transaction, to its shareholders but in no event later than (i) ten (10) Business Days prior to record date of such transaction, if applicable, or (ii) twenty (20) Business Days prior to the applicable effective date or expiration date of such transaction, or (iii) in any such case, such earlier time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act. Such notice shall specify all material terms of such transaction, the record date (if applicable), the proposed date of consummation of such transaction (the “Proposed Consummation Date”) and the effect of such transaction on the Exchange Ratio.

(e)          All holders of shares of Class F Common Stock shall receive all notices, proxies, reports and other documents delivered to holders of Ordinary Shares as if such holders of shares of Class F Common Stock were holders of Ordinary Shares. All holders of shares of Class F Common Stock shall be entitled to attend all meetings, whether annual or extraordinary, of the shareholders of Parent as if such holders of Class F Common Stock were holders of Ordinary Shares and receive such prior notice of such meetings at substantially the same time as holders of Ordinary Shares.

Section 4.6       Government Authority Approval. Parent and the Exchanging Shareholders shall cooperate with one another in (a) determining whether any action in respect of (including any filing with), or consent, approval, registration or qualification (other than registration under the Securities Act) or waiver by, any governmental authority under any United States federal or state law (a “Governmental Authority”) is required in connection with the issuance of Reciprocal Ordinary Shares upon an exchange pursuant to Article II hereof, (b) using their respective commercially reasonable efforts to take any such actions (including making any filing or furnishing any information required in connection therewith) in order to obtain any such consent, approval, registration, qualification or waiver required in connection with an exchange to be effected in accordance with Article II hereof on a timely basis and (c) keeping the other party promptly informed in all material respects with respect to any communication given or received in connection with any such action, consent, approval or waiver, including using reasonable efforts to provide to each other in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party; provided, that any and all fees, costs and expenses required to be incurred by either Parent or the Exchanging Shareholders in connection with obtaining any such consent, approval, registration or qualification or waiver by, any Governmental Authority shall be paid by the Exchanging Shareholders.

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Article V
REPRESENTATIONS AND WARRANTIES

Section 5.1       Representations and Warranties of Parent. Parent represents and warrants as of the date hereof and as of the date of each exchange effected in accordance with Article II hereof that (i) it is an exempted company limited by shares and is existing in good standing under the laws of the Cayman Islands, (ii) it has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the Reciprocal Ordinary Shares in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby (including, without limitation, the issuance of the Reciprocal Ordinary Shares) have been duly authorized by all necessary action on the part of Parent, including but not limited to all actions necessary to ensure that the issuance of Reciprocal Ordinary Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Parent’s Board of Directors’ power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations” of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby, (iv) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (including the issuance of the Reciprocal Ordinary Shares) will not result in a violation of the Memorandum and Articles; (v) upon each issuance to a Designated Recipient as contemplated by this Agreement, and registration in the Parent’s register of members, the Reciprocal Ordinary Shares so issued will be duly authorized and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than those existing by operation of applicable securities laws and will be free from all liens and charges imposed by Parent in respect of the issue thereof; and (vi) to the extent Ordinary Shares are listed on a national securities exchange, all Ordinary Shares shall, at all times that shares of Class F Common Stock are exchangeable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Ordinary Shares is then listed.

Section 5.2       Representations and Warranties of the Exchanging Shareholders. Each Exchanging Shareholder, severally and not jointly, represents and warrants that as of the date hereof and as of the date of each Exchange (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Exchanging Shareholder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Exchanging Shareholder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such Exchanging Shareholder and the consummation by such Exchanging Shareholder of the transactions contemplated hereby will not, if it is not a natural person, result in a violation of the certificate of incorporation and bylaws or other organizational constituent documents of such Exchanging Shareholder or, and (vi) that any Designated Recipient shall have all necessary legal authority under applicable laws to hold the Reciprocal Ordinary Shares.

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Article VI
SECURITIES LAW MATTERS

Section 6.1       Securities Law Transfer Restrictions. Each Exchanging Shareholder agrees that it shall not offer, sell or otherwise Transfer any Ordinary Shares issued pursuant to this Agreement other than (a) to the Parent or the Company, (b) in compliance with the Securities Act or applicable laws of any State or other jurisdiction governing the offer and sale of securities or (c) in a transaction that does not require registration under the Securities Act or the laws of any applicable State or other jurisdiction governing the offer and sale of securities, but only if the Exchanging Shareholder has furnished to Parent, with a copy to the Company, a customary opinion of counsel, reasonably satisfactory to Parent and the Company, prior to such sale or Transfer to the extent reasonably requested by the Company. Each Exchanging Shareholder consents to the Parent and Company making a notation on its records and giving instructions to any registrar and transfer agent not to record any Transfer of securities of Parent and the Company held by such Exchanging Shareholder without first being notified by the Company that it is reasonably satisfied that such Transfer is exempt from, or not subject to, the registration requirements of the Securities Act. The Company shall promptly notify the Transfer Agent upon reasonably determining that a proposed Transfer is exempt from, or not subject to, the registration requirements of the Securities Act.

Section 6.2       Register of Members and Notation

(a)          Ordinary Shares. Each of the Parent, the Company and the Exchanging Shareholders acknowledge and agree that all Reciprocal Ordinary Shares issued pursuant to this Agreement shall be issued and registered in the Parents register of members. In connection with the issuance of Reciprocal Ordinary Shares, the Parent, the Company and the Exchanging Shareholders acknowledge the following notation (or a similar notation) may be placed in the Parent’s register of members:

“THE RECIPROCAL ORDINARY SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO APPLICABLE LAW. ANY OFFER, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THIS SECURITY IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE SECURITIES ACT IS SUBJECT TO THE COMPANY’S RIGHT TO REQUIRE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY.”

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If such notation has been placed in the Parent’s register of members, the Parent shall, at the request of an Exchanging Shareholder, remove or caused to be removed from such register the notation described in this Section 6.1(a), if it is reasonably satisfied (based upon opinion of counsel addressed to Parent reasonably satisfactory to Parent and the Company, or in the case of an Exchanging Shareholder proposing to transfer such securities, pursuant to Rule 144(b)(1) of the Securities Act, a customary certificate addressed to Parent confirming compliance with such exemptions, reasonably satisfactory to Parent and the Company) that such notation is no longer required under applicable requirements of the Securities Act.

(b)          Book Entry Transfer. The Parent shall register all issuances and transfers of Reciprocal Ordinary Shares made in accordance with the terms of this Agreement, in its register of members.

Section 6.3       Supplemental Listing. If any shares of the Ordinary Shares are listed on any national stock exchange, Parent shall take all such actions as may be necessary to ensure that the shares of Reciprocal Ordinary Shares issuable hereunder shall be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Ordinary Shares is then listed. Parent shall take all such actions as may be necessary to ensure that all such Reciprocal Ordinary Shares may be so issued without violation of any requirements of any domestic stock exchange upon which Ordinary Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Parent upon each such issuance).

Article VII
MISCELLANEOUS

Section 7.1       Termination. This Agreement shall terminate upon the earlier of (i) the date that no shares of Class F Common Stock remain outstanding (whether such obligation is absolute or contingent), (ii) the mutual written consent of Parent, the Company and each of the Exchanging Shareholders or (iii) the date that is five (5) years after the date of this Agreement; provided, however, that Article V, Article VI and this Article VII shall survive such termination.

Section 7.2       Parent’s Waivers. Subject to the compliance by the parties with the requirements and procedures set forth herein, (i) Parent waives any and all notice of the creation, renewal, extension or accrual of the Obligation and notice of or proof of reliance by the Exchanging Shareholders upon this Agreement or acceptance of this Agreement, and (ii) the Obligation shall conclusively be deemed to have been created, contracted, incurred, renewed, extended, amended or waived in reliance upon this Agreement, and all dealings between Parent and the Exchanging Shareholders shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. Subject to the compliance by the parties with the requirements and procedures set forth herein, Parent waives presentment, demand, notice, and protest of all instruments included in or evidencing the Obligation and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of any such instrument or this Agreement.

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Section 7.3       Election of Remedies. Each and every right, power and remedy herein given to the Exchanging Shareholders, or otherwise existing, shall be cumulative and not exclusive, and be in addition to all other rights, powers and remedies now or hereafter granted or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised, from time to time and as often and in such order as may be deemed expedient by any of the Exchanging Shareholders.

Section 7.4       Effect of Delay or Omission to Pursue Remedy. No single or partial waiver by a party of any right, power or remedy, or delay or omission by any party in the exercise of any right, power or remedy which they may have shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Any waiver given by any party of any right, power or remedy in any one instance shall only be effective in that specific instance, and only by the party expressly giving such waiver, and only for the purpose for which given, and will not be construed as a waiver of any right, power or remedy on any future occasion. No waiver of any term, covenant or provision of this Agreement, or consent given hereunder, shall be effective unless given in writing by the party to be bound thereby.

Section 7.5       Amendment. This Agreement may not be modified, amended, terminated or revoked, in whole or in part, except by an agreement in writing signed each of by the Company, Parent and each of the Exchanging Shareholders.

Section 7.6       Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given to any party hereto if personally delivered or if sent by telecopy or other electronic means, receipt confirmed, or by registered or certified mail, return receipt requested, or by recognized courier service, postage or other charges prepaid addressed as follows:

(a)          If to the Company:

[_________] Corporation
[_________]
[_________]
Attention: [________]
Facsimile: [________]

e-mail: [_________]

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(b)          If to Parent:

Yatra Online, Inc.
[______________]
[______________]
Attention: [________]
Facsimile: [________]

e-mail: [_________]

with a copy to (but which shall not constitute notice to the Company):

Goodwin Proctor LLP
100 Northern Avenue

Boston, Massachusetts 02210
Attention: [_________]
Facsimile: [_________]

e-mail: [__________]

(c)          If to any Exchanging Shareholder, at the address specified on Exhibit C hereto or an applicable Joinder Agreement;

or to such other address as may be specified from time to time by the parties in a notice to the other parties given as herein provided. Such notice or communication will be deemed to have been given as of the date so personally delivered, telecopied, mailed or sent by courier.

Section 7.7       Successors and Assigns: Joinder Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Parent nor the Company shall have the right to assign its rights or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of all of the other parties hereto, and any such assignment without such consent shall be void and have no effect on the rights of the Exchanging Shareholders hereunder. Any Exchanging Shareholder shall be entitled to assign any or all of his, her or its rights hereunder in conjunction with the assignment or transfer of his, her or its Class F Common Stock or the right to receive Ordinary Shares to a third party (a “Permitted Transferee”). All Permitted Transferees shall be required as a condition to any such assignment or transfer, to become a party to this Agreement as an Exchanging Shareholder by executing a Joinder Agreement and Parent and the Company shall counter sign and deliver to such Permitted Transferee an executed Joinder Agreement promptly following receipt of a validly executed Joinder Agreement from such Permitted Transferee. Notwithstanding anything to the contrary contained in this Section 7.7, if a holder of shares of Class F Common Stock shall have entered into a lock-up or similar agreement or an arrangement with the Company with respect to any such holder’s shares of capital stock of the Company, then such agreement or arrangement shall also apply to the holder with respect to it shares of Class F Common Stock mutatis mutandis.

Section 7.8       Specific Performance: Remedies. Each party acknowledges and agrees that the other parties would be damaged irreparably and would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which he, she or it may be entitled at law or in equity, each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of any of the provisions of this Agreement and to enforce specifically this Agreement and its provisions, without bond or other security being required. Except as expressly provided herein, the rights and remedies created by this Agreement are cumulative and in addition to any other rights and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which such party may be entitled.

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Section 7.9       Governing Law. This Agreement shall be construed according to and governed by the laws of the State of New York without regard to principles of conflict of laws.

Section 7.10       Submission To Jurisdiction. In any action or proceeding among the parties arising out of or relating to this Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any New York federal court sitting in the Borough of Manhattan of the City of New York; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than a New York federal court sitting in the Borough of Manhattan of the City of New York, or, if (and only if) such court finds it lacks jurisdiction, any New York state court sitting in the Borough of Manhattan of the City of New York, and appellate courts thereof.

Section 7.11       Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 7.12       Entire Agreement. This Agreement, the Contribution Agreement and the documents or instruments referred to herein and therein, including any exhibits and schedules attached hereto and thereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

Section 7.13       Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.14       Counterparts. This Agreement may be executed (including by facsimile or other electronic transmission) in one or more separate counterparts, each such counterpart being deemed an original instrument, and all such counterparts will together constitute the same agreement.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, all as of the date first above written.

[____________] CORPORATION

By:
Name:
Title:

YATRA ONLINE, INC.

By:
Name:
	Title:	Authorized Signatory

EXCHANGING SHAREHOLDERS:

[__________]

By:
Name:
Title:

[Signature Page to Exchange and Support Agreement]

EXHIBIT A

Form of Exchange Notice

To:	[_____________] Corporation
[_____________]
[_____________]

Date:	[ ]

Ladies and Gentlemen:

Pursuant to the Exchange and Support Agreement, dated ___________, 2016, the undersigned hereby requests [______] Corporation to exchange the number of shares of Class F Common Stock set forth below for Reciprocal Ordinary Shares and (ii) deliver such Reciprocal Ordinary Shares to the Designated Recipient set forth below.

DESCRIPTION OF SHARES TENDERED

Certificate Number(s)	Class F Common Stock Total Number of Shares Represented by Certificates	Number of Shares Exchanged	Certificate Number(s)	Number of Shares Redeemed(1)

(1)	Unless otherwise indicated, it will be assumed that all shares represented by the certificates described above are being exchanged or redeemed, as applicable.

DELIVERY OF RECIPROCAL ORDINARY SHARES

Name, address and Taxpayer ID Number of Designated Recipient	Number of Shares of Reciprocal Ordinary Shares to be Delivered
__________________________	________________
__________________________	________________
__________________________	________________
__________________________	________________
__________________________	________________

(1)	Unless otherwise indicated, it will be assumed in each case that Reciprocal Ordinary Shares shall be delivered in certificate form to the Designated Recipient.

A-1

Proposed Exchanged Date (minimum 5 and maximum 45 calendar days in advance):

For each Designated Recipient of Reciprocal Ordinary Shares taking delivery by book-entry transfer made to an account maintained by the depositary with the book-entry transfer facility, complete the following (only participants in the book-entry transfer facility may receive Reciprocal Ordinary Shares by book-entry transfer):

Name of Designated Recipient (must exactly match name supplied above	Name of Institution Receiving Reciprocal Ordinary Shares	Account Number	Transaction Code Number

Name and signature of Exchanging
Shareholder:	(print name)

(signature)

A-2

EXHIBIT B
Form of Share Notice

To:	Yatra Online, Inc.
[___________]
[___________]

Date:	[ ]

Gentlemen:

Pursuant to the Exchange and Support Agreement, dated [_________], 2016, on behalf of the Exchanging Shareholder, the Company hereby directs Parent to issue [_________] of Reciprocal Ordinary Shares to the Company in exchange for the number of shares Class F Common Stock set forth in the executed Exchange Notice attached hereto.

Very Truly Yours,

[_________] CORPORATION

By:
Name:
Title:

B-1

EXHIBIT C
Exchanging Shareholder Notices

Name	Address

C-1

Annex B

July 14, 2016

The Board of Directors

Terrapin 3 Acquisition Corporation

1700 Broadway

New York, NY 10019

Ladies and Gentlemen:

We understand that Terrapin 3 Acquisition Corporation (“Terrapin” or the “Company”) proposes to enter into a Business Combination Agreement (the “Merger Agreement”) by and among the Company, Yatra Online, Inc. (the “Target”), T3 Parent Corp., a direct wholly-owned subsidiary of the Company (“Parent”), T3 Merger Sub, a direct wholly-owned subsidiary of the Parent and an indirect wholly-owned subsidiary of the Company (“Merger Sub”), the persons identified therein as shareholders of the Target (the “Shareholders”) and a shareholder representative of the Shareholders. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a partially-owned subsidiary of the Parent (the “First Merger”) and, immediately following the closing of the First Merger, Parent will merge with and into Target (the “Second Merger” and, together with the First Merger, the “Merger”). In consideration therefor, and pursuant to the Merger, we understand that it is contemplated that the Target’s shareholders will receive, on a cash-free, debt-free basis, through the payment of cash and the issuance of ordinary shares of the Target with an aggregate value of $218.0 million (the “Consideration”), in addition to the contingent right to receive cash and/or additional ordinary shares of the Target (the “Earn-out Consideration”). The Consideration is subject to adjustment as set forth in the Merger Agreement and the terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Merger and (ii) whether the fair market value of the Target (measured by the enterprise values implied by the various financial analyses we conducted in connection with our opinion) equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account).

In connection with the preparation of the opinion set forth herein, we have examined, among other things: (a) a draft dated July 13, 2016, of the Merger Agreement; (b) the audited consolidated financial statements of Yatra Online Private Limited, its subsidiaries and joint controlled entities comprising of the consolidated Balance Sheet as of March 31, 2016, the consolidated Statement of Profit and Loss and consolidated Cash Flow Statement or the year then ended and a summary of significant policies and other explanatory information; (c) a presentation prepared by the senior management of the Target and provided to us by the senior management of the Company which provided an overview of the Target and its business as well as discussed the Target’s industry and competitive environment; (d) Certain internal business, operating and financial information and forecasts of the Target prepared by senior management of the Target, which was provided to us by senior management of the Company and approved for our use (the “Forecasts”); (e) financial information (including the financial position and operating results) of the Target compared with financial and trading information of certain publicly traded companies we deemed relevant; and (f) certain other publicly available information regarding the Target and its industry.

Ladenburg Thalmann & Co. Inc.

570 Lexington Avenue, 11th Floor

New York, NY 10022

Phone 212.409.2000 • Fax 212.308.2203

MEMBER NYSE, NYSE MKT, FINRA, SIPC

B-1

Terrapin 3 Acquisition Corporation

July 14, 2016

 We have also held discussions with members of the senior management of the Company to discuss the foregoing, the past and current business operations and the financial condition and future prospects of the Target. We have considered such other matters that we have deemed relevant to our inquiry and have taken into account such financial and investment banking procedures and considerations as we have deemed relevant or appropriate.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including, without limitation, the Forecasts, and we have further relied upon the assurances of Company management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have not made or obtained an independent valuation or appraisal of the assets, liabilities (contingent or otherwise) or solvency of the Company or the Target. We have been advised by the senior management of the Company that the Forecasts and the other prospective financial information prepared for our use by the senior management of the Company and the Target and examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and the Target. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company and Target are as set forth in the Target’s financial statements made available to us. We have particularly assumed, with your consent, that Target does not have any assets or liabilities (contingent or otherwise) that would be material to the opinion expressed herein that are not reflected in the financial statements made available to us. We express no opinion with respect to the Forecasts or other prospective financial information or the estimates and judgments on which they are based.

We have not made a physical inspection of the properties, assets and facilities of Target and have not made or obtained any evaluation or appraisals of Target’s assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities). In addition, we have not attempted to confirm whether Target has good title to its assets.

We did not consider, and express no opinion as to the amount or nature of, any compensation to any of the Target’s or the Company’s officers, directors or employees (or any class of such persons), whether such payments are made to persons holding such positions before or after the Merger, relative to the Consideration or otherwise. We did not consider and express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or constituencies of the Company. We were not requested to, nor did we, participate in the negotiation or structuring of the Merger. We were not requested to, nor did we, seek alternative candidates for a transaction with the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, including the liquidation of the trust, or the effect of any other transaction or business strategy in which the Company might engage. Our opinion herein is based upon economic, market, financial and other conditions as they exist on and can be evaluated as of, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We express no view with respect to the tax treatment that will be required to be applied to the Merger, nor does our opinion address any legal, other tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We have relied as to all legal, tax and accounting matters on advice of the Company’s management and its third-party legal, tax and accounting advisors. We have further assumed, with your consent, that any adjustment of the Consideration pursuant to the Merger Agreement will not be material to the opinion expressed herein. In rendering our opinion, we have assumed that the final terms of the Merger Agreement and any ancillary agreements will not vary materially from those set forth in the latest drafts reviewed by us, that the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement, without any waiver, modification or amendment of any material terms or conditions thereof, and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company, its stockholders or the Target or on the expected benefits of the Merger. We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. We have not been asked to, nor do we offer any opinion as to the contractual terms of the Merger Agreement or the prospect that the conditions set forth therein will be met, including whether the criteria for the Earn-out Consideration to become payable will be met or the fairness, from a financial point of view to the Company, of the payment of any Earn-out Consideration if, and to the extent, it becomes payable. We also express no view or opinion as to the terms or other aspects or implications of any other agreements or other arrangements entered into in connection with, or contemplated by, the Merger Agreement, including, without limitation, any stockholders’ agreement to be entered into by the Company in connection with the transaction.

Ladenburg Thalmann & Co. Inc.

570 Lexington Avenue, 11th Floor

New York, NY 10022

Phone 212.409.2000 • Fax 212.308.2203

MEMBER NYSE, NYSE MKT, FINRA, SIPC

B-2

Terrapin 3 Acquisition Corporation

July 14, 2016

We assumed that the transaction contemplated by the Agreement will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We have also assumed that the representations and warranties of the parties thereto contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Agreement. We have further assumed that for U.S. federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

For purposes of our analyses, we have considered the Consideration assuming the issuance of a number of the Company shares based upon the value per share of the Company common stock of $10.00, which the Company advised us, and which we have assumed with your consent, is the fair market value of such shares. We have been advised by the Company, and we have assumed with your consent, that the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the amount held in trust) does not and shall not exceed $212.75 million.

Ladenburg Thalmann & Co. Inc. continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or affiliates of Target for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities for our account and the accounts of our customers We were engaged by the Company to provide an opinion to the Board of Directors and we will receive a portion of this fee as a result of the delivery of this opinion. Additionally, we have been retained to act as an Advisor to the Company to assist the Company in completing the Merger. The fee payable to us for acting as an Advisor will be received only upon closing of the Merger and, should the Merger not take place, Ladenburg Thalmann & Co. Inc. will not be entitled to the fee. We also in the past have provided and in the future may provide, certain investment banking services to the Company, certain of the Company’s affiliates, and certain of Target’s affiliates, for which we have received and may receive compensation. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Ladenburg Thalmann & Co. Inc.

570 Lexington Avenue, 11th Floor

New York, NY 10022

Phone 212.409.2000 • Fax 212.308.2203

MEMBER NYSE, NYSE MKT, FINRA, SIPC

B-3

Terrapin 3 Acquisition Corporation

July 14, 2016

We express no opinion herein as to the price at which the common shares of the Company will trade at any future time or otherwise as to the effect of the Merger on the trading price of the common shares of the Company. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common shares of the Company by stockholders within a short period of time after the closing of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of the Target or in the markets they serve, (v) any actions taken or restrictions imposed by federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company (in its capacity as such) in connection with its consideration of the Merger. Our opinion is limited to (i) the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Merger and (ii) whether the fair market value of the Target (measured by the enterprise values implied by the various financial analyses we conducted in connection with our opinion) equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account), and we do not address the merits of the underlying decision by the Company to engage in the Merger. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote in connection with the proposed Merger or whether a stockholder should exercise its redemption rights to receive its pro rata portion of the trust. It is understood that this letter may not be disclosed, reproduced, disseminated or quoted or otherwise referred to without our prior written consent, except that this letter may be included in its entirety in a proxy statement mailed by the Company to its stockholders with respect to the Merger; provided that any summary of this opinion is in form and substance acceptable to us and our counsel. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof (i) the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company and (ii) the fair market value of the Target (measured by the enterprise values implied by the various financial analyses we conducted in connection with our opinion) equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account).

Very truly yours,

/s/ Ladenburg Thalmann & Co. Inc.

Ladenburg Thalmann & Co. Inc.

Ladenburg Thalmann & Co. Inc.

570 Lexington Avenue, 11th Floor

New York, NY 10022

Phone 212.409.2000 • Fax 212.308.2203

MEMBER NYSE, NYSE MKT, FINRA, SIPC

B-4

Preliminary Copy

SPECIAL MEETING OF STOCKHOLDERS OF

TERRAPIN 3 ACQUISITION CORPORATION

December 12, 2016

Please sign, date and mail your proxy card in the envelope provided promptly.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Nathan Leight or Stephen Schifrin, individually, as proxy to represent the undersigned at the Special Meeting of Stockholders to be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 on December 12, 2016 at 10:00 a.m., Eastern time, and at any adjournments thereof, and to vote the shares of common stock of Terrapin 3 Acquisition Corporation the undersigned would be entitled to vote if personally present, as indicated below.

1.	Proposal 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Amended and Restated Business Combination Agreement, dated as of September 28, 2016, by and among Yatra Online, Inc., T3 Parent Corp., T3 Merger Sub Corp., Terrapin 3 Acquisition Corporation, MIHI LLC (solely for the purposes set forth therein) and Shareholder Representative Services LLC, and the First Merger described therein.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal 2: The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The shares of common stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the proposals above. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Signature of Stockholder	Date

Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Companies Law of the Cayman Islands does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Registrant's amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, or the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-1

(6) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(ii) To arrange or provide for a facility in the United States for purposes of responding to such requests.

(9) To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 21, 2016.

YATRA ONLINE, INC.
(Registrant)

By:	/s/ Dhruv Shringi
Name: Dhruv Shringi
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on November 21, 2016:

Name	Title

/s/ Dhruv Shringi	Chief Executive Officer and Director (Principal Executive
Dhruv Shringi	Officer)

*	Chief Financial Officer (Principal Financial and Accounting
Alok Vaish	Officer)

*	Director
Promod Haque

*	Director
Amit Bapna

*	Director
Sudhir Kumar Sethi

*	Authorized Representative in
Managing Director	the United States
Puglisi & Associates

* Pursuant to Power of Attorney

By:	/s/ Dhruv Shringi
Name: Dhruv Shringi
Title: Attroney-in-Fact

Exhibit Index

Exhibit No.	Description

3.1	Memorandum and Articles of Association of the Registrant as in effect prior to this offering.

3.2	Form of Memorandum and Articles of Association of the Registrant to be effective upon the closing of this offering.

5.1	Form of Opinion of Maples and Calder.

10.1	Form of Subscription Agreement between the Registrant and the Investors party thereto.

10.2	Amended and Restated Investment Banking Letter Agreement, dated July 13, 2016, by and among the Registrant, Terrapin 3 Acquisition Corporation and Macquarie Capital (USA) Inc.

10.3	2006 Share Plan of the Registrant, and forms of agreements thereunder.

10.4**#	Subscriber Agreement between Yatra Online Private Limited and InterGlobe Technologies Inc., dated December 19, 2015.

10.5	Warrant Subscription Agreement between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., dated June 20, 2011.

10.6	Amendment, dated October 7, 2015, between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., to the Warrant Subscription Agreement between the Registrant, Yatra Online Private Limited, THCL Travel Holding Cyprus Limited and Bennett Coleman & Co. Ltd., dated June 20, 2011.

10.7	Term Loan Agreement between Yatra Online Private Limited and InnoVen Capital India Pvt. Ltd., dated November 27, 2013.

10.8	Memorandum Relating to Charge Over Fixed Deposits/Cash Deposits by Yatra Online Private Limited in favour HDFC Bank Ltd., dated June 21, 2016.

10.9	Passenger Sales Agency Agreement between Yatra Online Private Limited and International Air Transport Association, dated July 26, 2006.

10.10**	Amended and Restated Business Combination Agreement among the Registrant, T3 Parent Corp., T3 Merger Sub Corp., Terrapin 3 Acquisition Corporation, MIHI LLC and Shareholder Representative Services LLC, dated September 28, 2016 (included as Annex A to the proxy statement/prospectus forming part of this Registration Statement).†

10.11	Agreement between Yatra Online Private Limited and Netmagic Solutions Private Limited, dated December 18, 2006.

10.12	System Supply and Implementation Agreement between Yatra Online Private Limited and Openjaw Technologies Limited, dated September 26, 2006.

10.13	Agreement between Yatra Online Private Limited and Quadlabs Technologies Pvt. Ltd., dated February 1, 2012.

10.14	Term Loan Agreement between the Registrant and Macquarie Corporate Holdings Pty Limited, dated July 24, 2015.

Exhibit No.	Description

10.15	Amendment, dated July 31, 2015, between the Registrant and Macquarie Corporate Holdings Pty Limited to Term Loan Agreement between Yatra Online Private Limited and Macquarie Corporate Holdings Pty Limited, dated July 24, 2015.

10.16**#	Advertising Agreement, between Yatra Online Private Limited and Bennett, Coleman & Co. Ltd., dated June 20, 2011.

10.17**	Letter Agreement, dated September 27, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares Dhruv Shringi, E-18 Limited, Capital18 Fincap Private Limited, Haresh Chawla, Harshal Shah, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Manish Amin, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, Valiant Capital Master Fund LP, Valiant Capital Partners LP, Vertex Asia Fund Pte. Ltd and Wortal, Inc.

10.18	Repurchase Agreement, dated September 28, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares, E-18 Limited, Capital18 Fincap Private Limited, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, SVB Financial Group, Valiant Capital Master Fund LP, Valiant Capital Partners LP and Vertex Asia Fund Pte. Ltd.

10.19	Support Agreement, dated September 28, 2016, among Yatra Online, Inc., a Cayman Islands exempted company limited by shares Dhruv Shringi, E-18 Limited, Capital18 Fincap Private Limited, Haresh Chawla, Harshal Shah, IDG Ventures India Fund II LLC, Pandara Trust Scheme I, Intel Capital Corporation, Macquarie Corporate Holdings Pty Limited, Manish Amin, Norwest Venture Partners IX, LP, Norwest Venture Partners X, LP, Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Reliance Capital Limited, SVB Financial Group, Valiant Capital Master Fund LP, Valiant Capital Partners LP, Vertex Asia Fund Pte. Ltd and Wortal, Inc.

10.20	Share Subscription Cum Shareholders Agreement, dated April 29, 2015, among Yatra Online Private Limited, IL & FS Trust Company Limited acting as trustee for Pandara Trust Scheme I, Capital18 Fincap Private Limited and Yatra Online, Inc., a Cayman Islands exempted company limited by shares.

10.21	Letter Agreement, dated September 27, 2016, among Yatra Online Private Limited, IL & FS Trust Company Limited acting as trustee for Pandara Trust Scheme I, Capital18 Fincap Private Limited and Yatra Online, Inc., a Cayman Islands exempted company limited by shares.

10.22#	Global Agreement, dated July 1, 2012, between Yatra Online Private Limited and Amadeus IT Group, S.A.

10.23**	Preload Agreement, dated September 26, 2016, between Yatra Online Private Limited and Reliance Retail Ltd.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Ernst & Young Associates LLP, Independent Registered Public Accounting Firm.

23.2	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm.

23.3	Form of Consent of Maples and Calder (included in Exhibit 5.1).

23.4**	Consent of Phocuswright Inc.

24.1**	Powers of Attorney (included on signature page of the Registration Statement on Form F-4).

99.1**	Consent of Nathan Leight to be named as about to become a director of Registrant.

99.2**	Consent of Sanjay Arora to be named as about to become a director of Registrant.

*	To be filed by amendment.

**	Previously filed.

†	Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit to the Business Combination Agreement and the amendments thereto.

#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.